UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Harvest Health & Recreation Inc.

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1155 W. Rio Salado Parkway, Suite 201

Tempe, Arizona 85281

Dear Harvest Health & Recreation Inc. Shareholders:

We are excited to invite you to attend the annual and special meeting (the “Meeting”) of shareholders (“Harvest Shareholders”) of Harvest Health & Recreation Inc. (“Harvest”), to take place on August 11, 2021 at 10:00 a.m. Pacific Time, exclusively through remote communication in a virtual meeting format. You will not be able to attend the Meeting in person.

On May 10, 2021, Harvest entered into an arrangement agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp. (“Trulieve”), pursuant to which, Trulieve has agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding subordinate voting shares of Harvest (“Harvest Subordinate Voting Shares”), multiple voting shares of Harvest (“Harvest Multiple Voting Shares”) and super voting shares of Harvest (the “Harvest Super Voting Shares” and, together with the Harvest Subordinate Voting Shares and Harvest Multiple Voting Shares, the “Harvest Shares”), pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). If the Arrangement is completed, Harvest Shareholders will be entitled to receive 0.1170 of a subordinate voting share of Trulieve (each whole subordinate voting share, a “Trulieve Subordinate Voting Share”), subject to adjustment in accordance with the provisions of the Plan of Arrangement (the “Exchange Ratio”), for each Harvest Share outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”) with the Harvest Super Voting Shares and Harvest Multiple Voting Shares treated on an as converted to Harvest Subordinate Voting Shares basis pursuant to their respective terms when determining the consideration to be received by the holders thereof. The Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings, as described more fully in the accompanying proxy statement and management information circular (the “Circular”). At the Meeting, you will be asked to consider and vote upon the following proposals:

1.

to consider and, if thought advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “E” to the Circular, approving the Arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) whereby, among other things, Trulieve will acquire all of the issued and outstanding Harvest Shares, all as more particularly described in the Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of the Circular;

2.	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the Articles of Harvest;

3.

to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement);

4.

to receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021;

5.	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the board of directors of Harvest (the “Harvest Board”) to fix their remuneration; and

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6.	to transact such further or other business as may properly come before the Meeting or any other adjournments or postponements thereof.

After receiving financial and legal advice and following the receipt and review of a unanimous recommendation of the Harvest Special Committee (as defined in the Circular) and the Harvest Fairness Opinions (as defined in the Circular), the Harvest Board has determined that the Arrangement is in the best interests of Harvest and the Harvest Shareholders. In reaching its conclusions that the Arrangement is fair to Harvest Shareholders and that the Arrangement is in the best interests of Harvest and the Harvest Shareholders, the Harvest Board considered and relied upon a number of factors and reasons, including the recommendations of the Harvest Special Committee, and those described under the headings “Description of the Arrangement – Background to the Arrangement,” “Description of the Arrangement – Harvest’s Reasons for the Arrangement” and “Description of the Arrangement – Opinions of Harvest’s Financial Advisors” in the accompanying Circular.

To become effective, the Arrangement Resolution must be approved by at least two-thirds (66 2/3%) of the votes cast by the holders of the Harvest Shares represented in person or by proxy at the Meeting, voting together as a single class. Under the Arrangement Agreement, it is a condition to closing in favor of Trulieve that holders of no more than 5% of the outstanding Harvest Shares shall have validly exercised dissent rights with respect to the Arrangement that have not been withdrawn as of the Effective Date of the Arrangement. Certain holders of the Harvest Shares that hold an aggregate of more than 55% of the voting power of the Harvest Shares have entered into Harvest Voting Support Agreements or Harvest Voting Support and Lock-Up Agreements, pursuant to which they have agreed to vote in favor of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement.

The Harvest Board unanimously recommends that Harvest Shareholders vote FOR each of the proposals set forth in the Circular.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF HARVEST SHARES YOU OWN. Whether or not you attend the Meeting, you are encouraged to provide voting instructions in accordance with the instructions set forth on the enclosed form of proxy or voting instruction form provided to you by your broker, investment dealer or other Intermediary as soon as possible. We urge you to read the enclosed Circular, including the Arrangement Agreement attached as Appendix “B,” carefully and to promptly vote by following the instructions in the enclosed materials.

If you are a Harvest Shareholder and have any questions, please contact Equiniti (US) Services LLC, Harvest’s proxy solicitation agent, by telephone at (833) 434-0271 toll-free in North America or by email at proxyinfo@equiniti.com.

We thank you for your consideration and continued support.

Sincerely,

Name: Steven M. White
Title: Director and Chief Executive Officer

Tempe, Arizona

July 12, 2021

The Circular is dated July 12, 2021.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ARRANGEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THE ACCOMPANYING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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NOTICE OF ANNUAL AND SPECIAL MEETING OF HARVEST SHAREHOLDERS

TO BE HELD ON

AUGUST 11, 2021

NOTICE IS HEREBY GIVEN that, an annual meeting and, pursuant to an order of the Supreme Court of British Columbia (the “Court”) dated July 9, 2021 (the “Interim Order”), a special meeting (the “Meeting”) of holders (“Harvest Shareholders”) of the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares, and Harvest Super Voting Shares (collectively, the “Harvest Shares”) of Harvest Health & Recreation Inc. (“Harvest”) will be held on August 11, 2021 at 10:00 a.m. Pacific Time via live webcast at https://web.lumiagm.com/208164211. There will be no physical location for Harvest Shareholders to attend. Online check-in will begin at 9:00 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures. This Circular contains defined terms. For a glossary of defined terms used herein, see Appendix “A” to this Circular.

The Meeting is being called for the following purposes:

1.

to consider and, if thought advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “E” to the accompanying proxy statement and management information circular (the “Circular”), approving an arrangement Division 5 of Part 9 of the Business Corporations Act (British Columbia) whereby, among other things, Trulieve Cannabis Corp. (“Trulieve”) will acquire all of the issued and outstanding Harvest Shares, all as more particularly described in the Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of the Circular;

2.	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the Articles of Harvest;

3.

to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement);

4.

to receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021;

5.	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the board of directors of Harvest (the “Harvest Board”) to fix their remuneration; and

6.	to transact such further or other business as may properly come before the Meeting or any other adjournments or postponements thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Circular which accompanies this Notice of Annual and Special Meeting of Harvest Shareholders. A copy of the arrangement agreement dated May 10, 2021, between Harvest and Trulieve is attached as Appendix “B” to the Circular and is available for inspection by Harvest Shareholders on the U.S. Securities and Exchange Commission website at www.sec.gov under Harvest’s profile, on SEDAR at www.sedar.com under Harvest’s SEDAR profile and at Harvest’s records office at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281 during normal business hours until the date of the Meeting.

The record date for determining the Harvest Shareholders entitled to receive notice of and vote at the Meeting is the close of business on July 12, 2021 (the “Record Date”). Only Harvest Shareholders whose names have been entered in the register of Harvest Shareholders as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. As of the Record Date, the number of Harvest Subordinate Voting Shares of Harvest outstanding and entitled to vote at the Meeting is 256,074,595. Harvest Subordinate Voting Shares are entitled to one vote per share. As of the Record Date, the number of Harvest Multiple Voting Shares outstanding and entitled to vote at the Meeting is 1,561,677.79. Harvest Multiple Voting Shares are entitled to 100 votes per share. As of the Record Date, the number of Harvest Super Voting Shares outstanding and entitled to vote at the Meeting is 2,000,000. Harvest Super Voting Shares are entitled to 200 votes per share.

Whether or not you are able to virtually attend the Meeting, you are encouraged to provide voting instructions in accordance with the instructions set forth on the enclosed form of proxy or voting instruction form provided to you by your broker or other Intermediary as soon as possible by (1) visiting the Internet site listed on the form of proxy or voting instruction form, (2) calling the toll-free number listed on the form of proxy or voting instruction form or (3) submitting your enclosed form of proxy or voting instruction form by mail by using the provided self-addressed, stamped envelope. To be counted at the Meeting, a Harvest Shareholder’s voting instructions must be received by 10:00 a.m. Pacific Time on August 9, 2021 or if the Meeting is postponed or adjourned, at least 48 hours (excluding non-Business Days) prior to the date of the postponed or adjourned Meeting. Please note, if you received a voting instruction form and you hold your shares through a broker or other Intermediary, you must provide your instructions to your broker, investment dealer or other Intermediary as specified in the voting instruction form and by the deadline set out therein (which may be an earlier time than set out above). Harvest reserves the right to accept late proxies and to waive the proxy cut-off, with or without notice, but is under no obligation to accept or reject any particular late proxy.

The Harvest Board unanimously recommends that Harvest Shareholders vote “FOR” the Arrangement Resolution in Proposal 1, “FOR” the setting of the number of directors at six in Proposal 2, “FOR” the re-election of the nominees in Proposal 3, or “FOR” the appointment and remuneration of auditors in Proposal 4.

Harvest Shareholders who are planning to provide voting instructions in accordance with the enclosed form of proxy or voting instruction form are encouraged to review the Circular carefully before submitting such form.

Registered Harvest Shareholders have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Harvest Shares in accordance with the provisions of Sections 237 to 247 of the Business Corporations Act (British Columbia) (“BCBCA”), as modified by the Interim Order and the plan of arrangement (“Plan of Arrangement”), the Interim Order and any other order of the Court. A registered Harvest Shareholder’s right to dissent is more particularly described in the Circular under the heading “Dissenting Harvest Shareholders’ Rights.” Copies of the Plan of Arrangement, the Interim Order and the text of Section 237 to 247 of the BCBCA are set forth in Appendix “C,” Appendix “D” and Appendix “I” respectively, to the Circular.

It is strongly suggested that any Harvest Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, may result in the loss of such Harvest Shareholder’s right to dissent.

If you are a Harvest Shareholder and have any questions, please contact Equiniti (US) Services LLC, Harvest’s proxy solicitation agent, by telephone at (833) 434-0271 toll-free in North America or by email at proxyinfo@equiniti.com.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on August 11, 2021

The Notice of the 2021 Annual and Special Meeting of Shareholders, the accompanying Proxy Statement/Management Information Circular, form of Proxy Instrument and the 2020 Annual Report to Shareholders are available on the Internet at the following website: https://investor.harvesthoc.com/financials/default.aspx.

DATED JULY 12, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

Name: Steven M. White
Title: Director and Chief Executive Officer

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NOTICE TO HARVEST SHAREHOLDERS IN THE UNITED STATES

THE ARRANGEMENT AND THE TRULIEVE SUBORDINATE VOTING SHARES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Trulieve Subordinate Voting Shares to be issued under the Arrangement have not and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Securities Laws of any state of the United States. Such securities will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected. See “Description of the Arrangement – Court Approval.” The Trulieve Subordinate Voting Shares to be issued under the Arrangement will not be subject to resale restrictions under the Securities Act, except for restrictions imposed by the Securities Act on the resale of Trulieve Subordinate Voting Shares received pursuant to the Arrangement by persons who are, or within three months before the resale were, “affiliates” of Trulieve. See “U.S. Securities Law Matters.”

Harvest Shareholders who are citizens or residents of the United States should be aware that the Arrangement described herein may have both U.S. and Canadian tax consequences to them which may not be fully described in this Circular. For a general discussion of the Canadian and U.S. federal income tax consequences to investors who are resident in the United States, see “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations.” U.S. holders are urged to consult their own tax advisors with respect to such U.S. and Canadian income tax consequences and the applicability of any federal, state, local, foreign and other tax laws.

The enforcement by investors of civil liabilities under U.S. Securities Laws may be affected adversely by the fact that Harvest is organized under the laws of a jurisdiction outside the United States, that its officers and directors include residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Harvest and any such persons are located outside the United States. As a result, it may be difficult or impossible for Harvest Shareholders in the United States to effect service of process within the United States on Harvest, or such persons, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the Securities Laws of the United States. In addition, Harvest Shareholders in the United States should not assume that the courts of Canada: (a) would enforce judgments of U.S. courts obtained in actions against such persons predicated upon civil liabilities under the Securities Laws of the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the Securities Laws of the United States.

I

II

Appendix “A” – Glossary of Defined Terms

Appendix “B” – Arrangement Agreement

Appendix “C” – Plan of Arrangement

Appendix “D” – Interim Order

Appendix “E” – Arrangement Resolution

Appendix “F” – Notice of Hearing

Appendix “G” – Moelis Fairness Opinion

Appendix “H” – Haywood Fairness Opinion

Appendix “I” – Dissent Provisions Under the BCBCA

Appendix “J” – Information Concerning Harvest

Appendix “K” – Information Concerning Trulieve

Appendix “L” – Trulieve Charter

III

PROXY STATEMENT/MANAGEMENT INFORMATION CIRCULAR

This Proxy Statement and Management Information Circular (the “Circular”) is being furnished in connection with the solicitation of proxies by management of Harvest Health and Recreation Inc. (“Harvest”) for use at the annual and special meeting of Harvest Shareholders (the “Meeting”) to be held at the date, time and place and for the purposes set forth in the attached Notice of Meeting.

NOTICE REGARDING INFORMATION

NO CANADIAN OR U.S. SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/MANAGEMENT INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

Harvest has not authorized any Person to give any information or to make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular. If any such information or representation is given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, to the extent that any information provided on either Harvest’s website or by the proxy solicitation agent is inconsistent with this Circular, the information provided in this Circular should be relied upon.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Harvest Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.

All summaries of, and references to, the Arrangement Agreement, the Plan of Arrangement, the Harvest Voting Support Agreement and the Harvest Voting Support and Lock-Up Agreements in this Circular are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached as Appendix “B” to this Circular and is available on Harvest’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov, in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached as Appendix “C” to this Circular, and in the case of the Harvest Voting Support Agreement and the Harvest Voting Support and Lock-Up Agreements, the complete text of the forms of Harvest Voting Support Agreement and the Harvest Voting Support and Lock-Up Agreement are available on Harvest’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov. Harvest Shareholders are urged to carefully read the full text of the Arrangement Agreement and the Plan of Arrangement.

This Circular contains industry, market and competitive position data from Harvest’s own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Harvest’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Harvest operates and Harvest’s management’s understanding of industry conditions. While Harvest believes that each of these studies and publications is reliable, it has not independently verified market and industry data from third party sources. While Harvest believes its internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

This Circular is dated July 12, 2021, and is first being mailed to Harvest Shareholders on or about July 21, 2021. Information contained in this Circular is given as of July 12, 2021, unless otherwise specifically stated and except for information contained in documents incorporated by reference herein, which is given as at the respective dates stated in such documents.

SUMMARY OF THE MATERIAL TERMS OF THE ARRANGEMENT

This summary term sheet, together with the sections entitled “Questions and Answers About the Arrangement and the Meeting” and “Summary,” summarizes certain information contained in this Circular, but does not contain all of the information that may be important to you. You should carefully read this entire Circular, including the attached Appendices, for a more complete understanding of the matters to be considered at the Meeting.

•

Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest”), is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.” Harvest was established in Arizona and received its first license to operate there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

•

Trulieve Cannabis Corp., a British Columbia corporation (“Trulieve”), is a multi-state cannabis operator with licenses to operate in six states. Headquartered in Quincy, Florida, Trulieve is the market leader for quality medical cannabis products and services in Florida and aims to be the brand of choice for medical and adult-use customers in all of the markets that Trulieve serves.

•

On May 10, 2021, Harvest entered into an Arrangement Agreement with Trulieve, pursuant to which Trulieve has agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding Harvest Shares, pursuant to the Plan of Arrangement.

•

Subject to the terms of the Arrangement Agreement and the Plan of Arrangement, Harvest Shareholders will be entitled to receive 0.1170 of a Trulieve Subordinate Voting Share, subject to adjustment in accordance with the provisions of the Arrangement Agreement (the “Exchange Ratio”), for each Harvest Share outstanding immediately prior to the Effective Time of the Arrangement with the Harvest Super Voting Shares and Harvest Multiple Voting Shares treated on an as converted to Harvest Subordinate Voting Share basis pursuant to their respective terms when determining the consideration to be received by the holders thereof. The Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings, as described more fully in this Circular.

•

Harvest management and the Harvest board of directors (“Harvest Board”) considered various factors in determining whether to approve the Arrangement Agreement and the transactions contemplated thereby, including the recommendation of the Harvest Special Committee, the Harvest Fairness Opinions and those described in the section entitled “Description of the Arrangement – Harvest’s Reasons for the Arrangement.” When you consider the Harvest Board’s recommendation of these proposals, you should keep in mind that Harvest directors and officers have interests in the Arrangement that are different from, or in addition to, the interests of Harvest Shareholders generally. Please see the section entitled “Description of the Arrangement – Interests of Harvest’s Directors and Management in the Arrangement” for additional information. The Harvest Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Arrangement and in recommending to the Harvest Shareholders that they vote “FOR” the proposals presented at the Meeting.

•	At the Meeting, Harvest Shareholders will be asked to consider and vote on the following proposals:

•

to consider and, if thought advisable, to pass the Arrangement Resolution, the full text of which is set forth in Appendix “E” to this Circular, the Arrangement under Division 5 of Part 9 of the BCBCA involving, among other things, the acquisition by Trulieve of all of the outstanding Harvest Shares, all as more particularly described in this Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of this Circular;

•	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the Articles of Harvest;

•

to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement);

•	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the Harvest Board to fix their remuneration; and

•	to transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.

•

Harvest Shareholders will also receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021. No shareholder vote is required in connection with this item.

DEFINED TERMS

This Circular contains defined terms. For a glossary of defined terms used herein, see Appendix “A” to this Circular.

CURRENCY

All references to dollars or to “$” are references to United States dollars unless otherwise indicated.

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the annual and special meeting (the “Meeting”) of Harvest shareholders (“Harvest Shareholders”). The following questions and answers may not include all the information that is important to Harvest Shareholders. We urge Harvest Shareholders to carefully read this entire proxy statement and management information circular (the “Circular”), including the appendices and the other documents referred to herein.

Q: What proposals will be voted on at the Meeting?

A: Harvest Shareholders will be asked to vote on four proposals at the Meeting:

1.

to consider and, if thought advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “E” to this Circular, approving an arrangement under Division 5 or Part 9 of the BCBCA involving, among other things, the acquisition by Trulieve, of all of the issued and outstanding Harvest Shares, all as more particularly described in this Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of this Circular;

2.	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the Articles of Harvest;

3.

to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement); and

4.	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the Harvest Board to fix their remuneration.

Harvest Shareholders will also receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021. No shareholder vote is required in connection with this item.

Q: How does the Harvest Board recommend I vote on these proposals?

A: After receiving financial and legal advice, and following the receipt and review of a unanimous recommendation of the Harvest Special Committee, the Harvest Board has unanimously determined that the Arrangement is in the best interests of Harvest and unanimously recommends that you vote your Harvest Shares “FOR” each of the proposals described in this Circular.

In making its recommendation, the Harvest Special Committee and the Harvest Board considered a number of factors which are described in this Circular under the headings “Description of the Arrangement – Background to the Arrangement,” “Description of the Arrangement – Harvest’s Reasons for the Arrangement” and “Description of the Arrangement – Opinions of Harvest’s Financial Advisors.”

Q: Has a fairness opinion been provided on the Arrangement?

A: Yes, the Harvest Special Committee received the Haywood Fairness Opinion, and the Harvest Board received the Moelis Fairness Opinion. Haywood delivered an opinion to the Harvest Special Committee to the effect that, as of the date thereof and based on and subject to the analysis referred to therein, the consideration to be received by Harvest Shareholders in respect of the Arrangement was fair, from a financial point of view, to the Harvest Shareholders. Moelis delivered an opinion to the Harvest Board that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis Fairness Opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). The Moelis Fairness Opinion can be found in Appendix “G” to this Circular and the Haywood Fairness Opinion can be found in Appendix “H” to this Circular.

See “Description of the Arrangement – Opinions of Harvest’s Financial Advisors.”

Q: Have any existing Harvest Shareholders already agreed to vote in favor of these proposals or lock-up their Harvest Shares?

A: Yes, holders representing more than 55% of the total voting power of Harvest Shares have entered into Harvest Voting Support Agreement or Harvest Voting Support and Lock-Up Agreements to vote in favor of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement, as further detailed in “General Information About the Meeting and Voting – Lock-Up Agreements.”

Q: When and where is the Meeting?

A: The Meeting will to take place on August 11, 2021 at 10:00 a.m. Pacific Time, exclusively through remote communication in a virtual meeting format. Harvest Shareholders may participate by logging in online at https://web.lumiagm.com/208164211, where they will be able to virtually attend the Meeting via live webcast. Online check-in will begin at 9:00 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures. To participate in the Meeting, Harvest Shareholders will need their unique 16-digit control number located on the form or proxy or voting instruction form, as applicable, and a password. The password to attend the live audio webcast of the Meeting is Harvest2021 (which is case sensitive). Online access to the meeting will open approximately 60 minutes prior to the start of the Meeting.

Q: Who can attend and vote at the Meeting?

A: All registered Harvest Shareholders as of the close of business on July 12, 2021, the Record Date for the Meeting, are entitled to receive notice of and to attend and vote at the Meeting or any postponement or adjournment thereof.

Q: How do I attend and participate in the Meeting?

A: Harvest is holding the Meeting in a virtual only format, which will be conducted via live audio webcast only. Harvest Shareholders will not be able to attend the Meeting in person nor ask questions during the Meeting other than those submitted in advance in accordance with the process detailed below. Participating in the virtual Meeting online will allow Harvest Shareholders to vote electronically, all in real time. Harvest Shareholders who attend the virtual Meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. Accordingly, shareholders that join the audio webcast of the Meeting will be able to listen and vote regardless of location.

You may log in to the Meeting online by visiting https://web.lumiagm.com/208164211 on your smart phone, tablet or computer. The latest versions of Chrome, Safari, Edge, Firefox or Internet Explorer 11 are required (some operating systems may experience difficulty accessing the Meeting using Internet Explorer). We recommend that you log in at least 15 minutes before the Meeting starts to ensure your browser is compatible. Online access to the meeting will open approximately 60 minutes prior to the start of the Meeting. To enter the Meeting, you will need your assigned 16-digit control number and a password. The 16-digit control number will be included in the Notice of the Annual and Special Meeting (the “Notice”), on your proxy card, voting instruction form or other applicable proxy notices. If you hold your Shares in “street name” through a bank, brokerage firm or other nominee, your assigned 16-digit control number should be included with the voting instructions received from your bank, brokerage firm, or other nominee. The password to attend the live audio webcast of the Meeting is Harvest2021 (which is case sensitive). Instructions on how to attend and participate in the virtual Meeting will also be available at https://web.lumiagm.com/208164211.

Even if you plan to virtually attend the Meeting we recommend that you also vote by Internet, telephone or sign and date the proxy card or voting instruction card and return it promptly to ensure that your vote will be counted if you later decide not to, or are unable to, attend the Meeting.

If you participate in the virtual Meeting, it is important that you remain connected to the Internet during the meeting in order to participate and vote. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the virtual Meeting online and complete the related login procedures.

Q: What if I need technical assistance?

A: If you encounter any technical difficulties accessing the virtual Meeting during the check-in or meeting time, you can click on the Help button provided on the meeting website, access the frequently asked questions portal online at https://go.lumiglobal.com/faq or email Harvest@odysseytrust.com. The operator of the virtual Meeting website will check the functioning of the Meeting website on the day of the Meeting for any problems. The Meeting website also has a “Help” button in the top right corner of the screen in the event that the website is not functioning properly during the Meeting. Please be sure to check in by 9:00 a.m. Pacific Time on August 11, 2021, the date of the Meeting, so that any technical difficulties may be addressed before the virtual Meeting live audio webcast begins.

Q: Why is Harvest proposing the Arrangement Resolution Proposal?

A: The Harvest Board believes that both Trulieve and Harvest have built deep, vertically integrated operations in their key markets, becoming leading operators in the United States, the world’s largest regulated cannabis market. As of May 10, 2020, Harvest and Trulieve expected that upon completion of the Arrangement, the combined business will have operations in 11 states, comprised of 22 cultivation and processing facilities with a total capacity of approximately 3.1 million square feet, and 126 dispensaries serving both the medical and adult-use recreational cannabis markets. The following are the key highlights and benefits of the combination, certain of which assumptions and estimates were described in the Current Report on Form 8-K filed by Harvest with the SEC on May 10, 2021 and speak solely as of such date:

•

Increases Scale Across the Combined Company’s Primary Markets. The Combined Company will create the largest U.S. cannabis operator on a retail and cultivation footprint basis, as of May 10, 2021, the date of the announcement of the Arrangement.

•

Enhanced Financial Position and Flexibility. The Combined Company will have an attractive financial profile with pro forma revenue of US$753 million for the calendar year ended December 31, 2020, ranking it among the largest U.S. multi-state operators (“MSOs”). As of the date of filing, Trulieve has generated positive Adjusted EBITDA over the prior 14 quarters (since the quarter ended December 31, 2017), which provides a robust platform for future profitability and cash flow generation for the Combined Company. This, collectively with the strength of the Combined Company’s balance sheet and access to capital, is expected to help accelerate national growth and value for the Combined Company’s stakeholders.

•

Creation of the Most Profitable U.S. MSO. On a pro forma basis, the Combined Company would have had 2020 Adjusted EBITDA of US$266 million and combined 2021E consensus Adjusted EBITDA of U$461 million, based on consensus estimates as of May 7, 2021, the trading day prior to announcement of the Arrangement, ranking it the largest among the U.S. MSOs and delivering an unparalleled platform for continued growth.

•

Strong and Expanding U.S. Multi-State Presence. The Combined Company will have an expanded presence in the U.S. northeast and southeast hubs in Florida, Pennsylvania and Maryland, and establishes a southwest hub in core markets including Arizona, where recreational adult use of cannabis was recently legalized.

•

Optimal Nationwide Presence to Pursue Growth. The Combined Company will be well-positioned through established retail and wholesale channels across markets, as well as the ability to reach an estimated total addressable market of US$19.3 billion in 2025E (Arcview market estimate) within the existing markets.

•

Addition of Premium Brands to Product Portfolio. The Combined Company is expected to deliver a larger portfolio of in-house brands and national brand partners with a successful line of products across multiple form factors.

•

Leverages Expert MSO Operating Teams and Best Practices. The Combined Company will benefit from enhanced operational excellence by combining unparalleled knowledge of, and success in winning, state license application processes and market deployment and commercialization.

See “Description of the Arrangement – Harvest’s Reasons for the Arrangement” below for additional reasons for the Arrangement considered by the Harvest Board and the Harvest Special Committee.

Q: How many votes do I have?

A: If you are a holder of Harvest’s Subordinate Voting Shares, you are entitled to one vote per share on all matters to be voted on at the Meeting. If you are a holder of Harvest’s Multiple Voting Shares, you are entitled to 100 votes per share on all matters to be voted on at the Meeting. If you are a holder of Harvest’s Super Voting Shares, you are entitled to 200 votes per share on all matters to be voted on at the Meeting.

Q: What constitutes a quorum?

A: Pursuant to Harvest’s Articles, one person who is, or who represents by proxy, one or more Harvest Shareholders who, in the aggregate, hold not less than 5% of the issued and outstanding Shares of Harvest entitled to be voted at the Meeting, constitutes a quorum.

Pursuant to Harvest’s Articles, if within one-half hour from the time appointed for the Meeting, a quorum is not present, the Meeting shall be adjourned to the same day in the following week at the same time and place. If at such adjourned Meeting a quorum is not present within one-half hour from the time appointed, the Harvest Shareholders present in person or by proxy will constitute a quorum.

Q: What vote is required to approve the proposals presented at the Meeting?

A: Except for the Adjournment Proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

No.	Proposal	Votes Necessary
1.	Arrangement Resolution Proposal

Approval requires the affirmative vote of 66 2/3% of votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Arrangement Resolution Proposal.

2.	Setting the Number of Directors

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Setting the Number of Directors Proposal.

No.	Proposal	Votes Necessary

3.	Director Election Proposal

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Director Election Proposal.

4.	Auditor Proposal

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Auditor Proposal.

See “General Information about the Meeting and Voting – Required Vote.”

Q: How do I vote my Harvest Shares?

A: You should carefully read and consider the information contained in this Circular. Registered Harvest Shareholders may vote on matters presented at the Meeting in any of the following ways:

•

Virtually. Attending the Meeting virtually and casting your vote during the Meeting. You will need your assigned 16-digit control number printed on the proxy card that was sent to you and a password to access and vote your Shares at the Meeting. The password to attend the live audio webcast of the Meeting is Harvest2021 (which is case sensitive);

•	Via the Internet. Visiting the Internet site listed in the enclosed Harvest form of proxy or voting instruction form;

•	By Telephone. Calling the toll-free number listed on the enclosed Harvest form of proxy or voting instruction form; or

•	By Mail. Submitting your enclosed Harvest form of proxy or voting instruction form by mail by using the provided self-addressed, pre-paid envelope.

To be counted at the Meeting, a Harvest Shareholder’s voting instructions must be received by 10:00 a.m. Pacific Time on August 9, 2021, or if the Meeting is postponed or adjourned, at least 48 hours (excluding non-Business Days) prior to the date of the postponed or adjourned Meeting. Harvest reserves the right to accept late proxies and to waive the proxy cut-off, with or without notice, but is under no obligation to accept or reject any particular late proxy. See “General Information about the Meeting and Voting – Registered Harvest Shareholders.”

Registered Harvest Shareholders and Non-Registered Harvest Shareholders who wish to appoint a person other than the management nominees identified on the applicable form of proxy or voting instruction form to represent them at the Meeting will also need to appoint such proxyholder online at www.proxyvote.com or by completing the “Appointee” section on the form of proxy or voting instruction form. If you do not designate the “Appointee Information” when completing your form of proxy or voting instruction form or if you do not provide the exact “Appointee Identification Number” and “Appointee Name” to any other person (other than the named proxyholders) who has been appointed to access and vote at the Meeting on your behalf, that other person will not be able to access the Meeting and vote on your behalf.

If you hold your Harvest Shares through an Intermediary, please follow the instructions on the voting instruction form provided by such Intermediary to ensure that your vote is counted at the Meeting.

If you are a Harvest Shareholder and have any questions, please contact Equiniti (US) Services LLC, Harvest’s proxy solicitation agent, by telephone at (833) 434-0271 toll-free in North America or by email at proxyinfo@equiniti.com.

See “General Information about the Meeting and Voting – Voting Instructions – Beneficial Harvest Shareholders.”

Q: Should I send in my proxy now?

A: Yes. To ensure your vote is counted, you should immediately complete and submit the enclosed form of proxy or voting instruction form. You are encouraged to vote well in advance of the proxy cut-off at 10:00 a.m. (Pacific Time) on August 9, 2021 or if the Meeting is postponed or adjourned, at least 48 hours (excluding non-Business Days) prior to the date of the postponed or adjourned Meeting.

See “General Information about the Meeting and Voting - Voting Instructions.”

Q: Should I send in my Letter of Transmittal and Harvest Share certificates now?

A: Yes. It is recommended that all registered Harvest Shareholders complete, sign and return the Letter of Transmittal with accompanying Harvest Share certificate(s) or Direct Registration System (“DRS”) statement(s) (“DRS Statement”) to the Depositary as soon as possible. Please be sure to use the Letter of Transmittal.

See “Description of the Arrangement – Exchange Procedure.”

Q: If my Harvest Shares are held by an Intermediary, will they vote my Harvest Shares for me?

A: An Intermediary will vote the Harvest Shares held by you only if you provide instructions to such Intermediary on how to vote or which election to make. If you fail to give proper instructions, those Harvest Shares will not be voted on your behalf. Harvest Shareholders should instruct their intermediaries to vote their Harvest Shares on their behalf by following the directions on the voting instruction form provided to them by their intermediaries. Unless your Intermediary gives you its proxy to vote the Harvest Shares at the Meeting, you cannot vote those Harvest Shares owned by you at the Meeting.

See “General Information about the Meeting and Voting—Voting Instructions—Beneficial Harvest Shareholders.”

Q: Can I revoke my vote after I have voted by proxy?

A: Yes. A Harvest Shareholder executing the enclosed form of proxy has the right to revoke it by voting again at the Meeting virtually, on the Internet or by telephone, or by any other means permitted by law. Registered Harvest Shareholders may also revoke their instructions by delivering a signed written notice changing their instructions to Harvest at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281 no later than 10:00 a.m. Pacific Time on August 9, 2021 or to the chair of the Meeting on the day of the Meeting.

If you hold your Shares through an Intermediary, the methods to revoke your proxy may be different and you should carefully follow the instructions provided to you by your Intermediary.

See “General Information about the Meeting and Voting—Revocation of Proxies.”

Q: When will I receive the Trulieve Subordinate Voting Shares in exchange for my Harvest Shares under the Arrangement?

A: You will receive the Trulieve Subordinate Voting Shares due to you under the Arrangement as soon as practicable after the Arrangement becomes effective and your Letter of Transmittal, Harvest Share certificate(s) or DRS Statement(s), and all other required documents are properly completed and received by the Depositary. It is anticipated that the Arrangement will be completed on or before February 28, 2022 assuming the Arrangement Resolution is approved, all Court and all other approvals have been obtained, and all other conditions of closing have been satisfied or waived.

Q: What happens if I send in my Harvest Share certificate(s) or DRS Statement(s) and the Arrangement Resolution is not approved or the Arrangement is not completed?

A: If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your Harvest Share certificate(s) or DRS Statement(s) will be returned promptly to you by the Depositary.

Q: What will I receive for my Harvest Shares under the Arrangement?

A: Under the Arrangement and subject to adjustment in accordance with the provisions of the Plan of Arrangement, each Harvest Shareholder will receive, for each Harvest Subordinate Voting Share held, 0.1170 of a Trulieve Subordinate Voting Share with Harvest Super Voting Shares and Harvest Multiple Voting Shares treated on an as converted to Harvest Subordinate Voting Share basis pursuant to their respective terms when determining the consideration to be received by the holders thereof. You will no longer own any Harvest Shares, but will instead own Trulieve Subordinate Voting Shares. As an example, if you owned 1,000 Harvest Subordinate Voting Shares on a fully converted basis on the closing day of the Arrangement, after closing, provided that the Exchange Ratio has not been downwardly adjusted by the Adjustment Factor, you will own 117 Trulieve Subordinate Voting Shares. If you owned 1,000 Harvest Multiple Voting Shares on the closing day of the Arrangement, you will own 11,700 Trulieve Subordinate Voting Shares, after closing. If you owned 1,000 Harvest Super Voting Shares on the closing day of the Arrangement, you will own 117 Trulieve Subordinate Voting Shares, after closing.

Under the Arrangement and subject to the terms of the Plan of Arrangement, (i) all Harvest equity awards granted under Harvest’s Stock and Incentive Plan that are outstanding immediately prior to the Effective Time will be adjusted so that upon exercise, the holder will be entitled to receive Trulieve Subordinate Voting Shares, with the number of shares underlying such award adjusted based on the Exchange Ratio; (ii) each of the warrants to acquire Harvest Subordinate Voting Shares issued by Harvest on May 10, 2019 and on December 30, 2020 that are outstanding immediately prior to the Effective Time will be exercisable, in accordance with the terms, for Trulieve Subordinate Voting Shares, after adjustments to reflect the Arrangement and to account for the Exchange Ratio; (iii) each of the warrants to acquire Harvest Multiple Voting Shares issued by Harvest on April 23, 2020 that are outstanding immediately prior to the Effective Time will be exercisable, in accordance with the terms, for Trulieve Subordinate Voting Shares, after adjustments to reflect the Arrangement and to account for the Exchange Ratio; and (iv) all remaining warrants to acquire Harvest Subordinate Voting Shares issued by Harvest that are outstanding immediately prior to the Effective Time will be exchanged into warrants of Trulieve to acquire Trulieve Subordinate Voting Shares after adjustments to reflect the Arrangement and to account for the Exchange Ratio.

Q: Why am I receiving 0.1170 of a Trulieve Subordinate Voting Share for each of my Harvest Shares on an as-converted basis?

A: The agreed Exchange Ratio is 0.1170, subject to downward adjustment by the Adjustment Factor upon the occurrence of certain permitted Harvest debt refinancings, as set out in the Arrangement Agreement. This means that upon completion of the Arrangement, each holder of Harvest Shares will receive 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share. Since Trulieve currently has approximately 141 million Trulieve Subordinate Voting Shares outstanding and Harvest has approximately 440 million Harvest Subordinate Voting Shares outstanding, each on a fully diluted basis, on the closing of the Arrangement, it is expected (based on the shares of Trulieve and Harvest issued and issuable as of May 10, 2021 on a fully converted to subordinate voting share basis) that the Exchange Ratio will result in Harvest Shareholders owning approximately 26.7% of the outstanding Trulieve Subordinate Voting Shares, and existing holders of Trulieve Subordinate Voting Shares owning approximately 73.3% of the outstanding Trulieve Subordinate Voting Shares. If there is no change in the numbers of issued and outstanding shares of Harvest and Trulieve prior to closing, Trulieve is expected to issue and make available for issuance an aggregate of approximately 51 million Trulieve Subordinate Voting Shares to Harvest Shareholders in exchange for their Harvest Shares (calculated using the treasury stock method).

Q: How will the Adjustment Factor impact the Exchange Ratio?

A: The share consideration receivable by Harvest Shareholders under the Arrangement is based on the Exchange Ratio of 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share, subject to adjustment by the Adjustment Factor. If Harvest enters into a Permitted Refinancing of the Harvest Junior Debt and/or the Harvest Senior Debt prior to the Closing Date, then the Adjustment Factor will result in a downward adjustment to the number of Trulieve Subordinate Voting Shares comprising the share consideration, with the result that you will no longer be entitled to 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share, but instead will be entitled to a lesser number of Trulieve Subordinate Voting Shares per each Harvest Subordinate Voting Share. In general terms, the extent of the downward adjustment will depend on certain costs or deemed costs associated with the Permitted Refinancing of the Harvest Junior Debt and/or the Harvest Senior Debt, as more specifically set out in the definition of “Refinancing Adjustment Factor” contained in Appendix “A.” If Harvest does not enter into a Permitted Refinancing of the Harvest Junior Debt or the Harvest Senior Debt prior to the Closing Date, then the Exchange Ratio will not be affected, and Harvest Shareholders will continue to be entitled to receive 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share under the Arrangement.

Q: Will I receive fractional Trulieve Subordinate Voting Shares?

A: No. If the total number of Trulieve Subordinate Voting Shares that you will be entitled to receive would result in a fraction of a Trulieve Subordinate Voting Share being issued, the number of Trulieve Subordinate Voting Shares you will receive will be rounded down to the nearest whole Trulieve Subordinate Voting Share. You will not receive any additional compensation as a result of such adjustment.

Q: What approvals are required for the Arrangement to be implemented?

A: The completion of the Arrangement requires the approval from the Harvest Shareholders, receipt of the Final Order from the Court, and receipt of the Required Regulatory Approvals. See “Description of the Arrangement –Regulatory Matters – HSR Act Approval,” and “Description of the Arrangement – Court Approval.”

Q: Are Harvest Shareholders entitled to Dissent Rights?

A: Yes. Registered holders of Harvest Shares are entitled to Dissent Rights, provided that only if they follow the procedures specified in the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court. Persons who are beneficial owners of Harvest Shares registered in the name of an Intermediary who wish to dissent should be aware that only registered Harvest Shareholders are entitled to Dissent Rights.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Circular carefully and consult with your legal advisor. See “Description of the Arrangement – Dissenting Harvest Shareholders’ Rights.”

Q: When will the Arrangement become effective?

A: Subject to obtaining the approvals described above, as well as the satisfaction or waiver of all other conditions precedent set out in the Arrangement Agreement, it is anticipated that the Arrangement will be completed on or before February 28, 2022.

Q: What will happen to Harvest if the Arrangement is completed?

A: If the Arrangement is completed, Trulieve will acquire all outstanding Harvest Shares and Harvest will become a wholly-owned subsidiary of Trulieve.

Q: Are the Harvest Subordinate Voting Shares and Trulieve Subordinate Voting Shares listed on a stock exchange?

A: Trulieve Subordinate Voting Shares are currently listed on the Canadian Stock Exchange under the symbol “TRUL” and trade in Canadian dollars. Trulieve Subordinate Voting Shares are also currently quoted on the OTCQX under the symbol “TCNNF” and trade in U.S. dollars. Harvest Subordinate Voting Shares are also currently listed on the Canadian Stock Exchange under the symbol “HARV” and trade in Canadian dollars. Harvest Subordinate Voting Shares are also currently quoted on the OTCQX under the symbol “HRVSF” and trade in U.S. dollars. Following the closing of the Arrangement, former Harvest Shareholders will be able to trade their Trulieve Subordinate Voting Shares on either exchange, in either currency. See “The Arrangement Agreement and Related Agreements – Covenants.”

Q: What are the Canadian federal income tax consequences of the Arrangement?

A: Harvest Shareholders who exchange Harvest Shares for Trulieve Subordinate Voting Shares under the Arrangement may obtain tax-deferred rollover treatment for Canadian federal income tax purposes. Harvest Shareholders who are non-residents of Canada for purposes of the Tax Act and that do not hold their Harvest Shares as “taxable Canadian property” will generally not be subject to tax under the Tax Act on the exchange of their Harvest Shares for Trulieve Subordinate Voting Shares under the Arrangement.

For a summary of certain of the principal Canadian federal income tax consequences of the Arrangement applicable to Harvest Shareholders, see below under the heading “Certain Canadian Federal Income Tax Considerations.” Such summary is not intended to be legal, business or tax advice. Harvest Shareholders should consult their own tax advisors as to the tax consequences of the Arrangement to them with respect to their particular circumstances.

Q: What happens if I hold my Harvest Shares in a registered retirement savings plan (“RRSP”), tax-free savings account (“TFSA”) or registered education savings plan (“RESP”) account?

A: For Canadian resident Harvest Shareholders that hold their Harvest Shares in a RRSP, TFSA, RESP or other registered account, no immediate Canadian tax will arise as a result of the Arrangement, whether or not any gain is realized on the disposition of Harvest Shares. Further, Trulieve Subordinate Voting Shares will remain qualified investments for a RRSP, TFSA and RESP or other registered accounts.

For a summary of certain of the principal Canadian federal income tax consequences of the Arrangement applicable to Harvest Shareholders, see below under the heading “Certain Canadian Federal Income Tax Considerations.” Such summary is not intended to be legal, business or tax advice. Harvest Shareholders should consult their own tax advisors as to the tax consequences of the Arrangement to them with respect to their particular circumstances.

Q: What are the U.S. federal income tax consequences of the Arrangement?

A: A U.S. Holder should not recognize gain or loss as a result of the exchange of Harvest Shares for Trulieve Shares pursuant to the Arrangement. Such holder’s aggregate tax basis in Trulieve Shares received in the

Arrangement should equal the aggregate tax basis of the holder’s Harvest Shares surrendered in the Arrangement. Such holder’s holding period for Trulieve Shares received in the Arrangement should include the holder’s holding period for the Harvest Shares surrendered in the Arrangement.

A U.S. Holder who acquired different blocks of Harvest Shares with different holding periods and tax bases must generally apply the foregoing rules separately to each identifiable block of Harvest Shares. Any such holder should consult its tax advisor with regard to identifying the bases or holding periods of the particular Trulieve Shares received in the Arrangement.

However, since your tax circumstances may be unique, you should consult your tax advisor to determine the tax consequences of the Arrangement.

See “Certain U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax treatment of the Arrangement.

Q: Are there risks I should consider in deciding whether to vote for the proposed Arrangement?

A: Yes. The proposed Arrangement is subject to a number of risks and uncertainties. There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, and, accordingly, the Arrangement may not be completed. For example: (i) the Required Regulatory Approvals may not be obtained and, therefore, the market price of Harvest Subordinate Voting Shares and Trulieve Subordinate Voting Shares may be affected; (ii) the Arrangement may be terminated in certain circumstances and the termination amount provided under the Arrangement Agreement may discourage other parties from attempting to acquire Harvest or Trulieve; and (iii) if the Arrangement is consummated, the difficulties that management of the Combined Company may encounter in the process of integrating the business and operations of Harvest and Trulieve could have an adverse effect on the revenues, level of expenses and operating results of the Combined Company.

Before deciding whether to vote for or against the Arrangement Resolution, you should carefully consider these and other risks as well as the more detailed discussion of risks found at “Risk Factors – Risks Related to the Arrangement” and other information included in this Circular.

Q: What is householding?

A: If you and other residents at your mailing address own Harvest Shares in street name, your bank, brokerage firm or other nominee may notify you that your household will receive only one annual report and proxy statement for Harvest if you hold Harvest Shares through that bank, brokerage firm, or other nominee. Pursuant to this practice known as “householding,” you shall be to have consented to receiving only one annual report and proxy statement for your household. Householding benefits both you and Harvest because it reduces the volume of duplicate information received at your household and helps Harvest to reduce expenses. Accordingly, Harvest and your broker or bank will send one copy of the Notice (or Harvest’s annual report and proxy statement if you have requested a physical copy) to your address. Each Harvest Shareholder will continue to be entitled to vote a separate proxy and/or voting instruction card. Harvest will promptly deliver an additional copy of either document to you if you call or write Harvest at the following address or phone number: Investor Relations, Harvest Health & Recreation Inc., 1155 W. Rio Salado Parkway, Suite 201, Tempe Arizona 85281 or (480) 494-2261. If you and other residents at your mailing address are receiving multiple copies of the Notice (or Harvest’s annual report and proxy statement), and you prefer to receive only a single copy of each, you may so request by writing Harvest or contacting Harvest at the address and phone number referred to above.

Q: Who can help answer my questions?

A: If you have any questions about this Circular or the matters described in this Circular, please contact your professional advisor or Equiniti (US) Services LLC, Harvest’s proxy solicitation agent, by telephone at (833) 434-0271 toll-free in North America or by email at proxyinfo@equiniti.com.

Harvest Shareholders who would like additional copies, without charge, of this Circular or have additional questions about the procedures for voting Harvest Shares or making an election, should contact their Intermediary or Equiniti (US) Services LLC, Harvest’s proxy solicitor, by email, or at one of the numbers below.

North American Toll-Free Number:	(833) 434-0271
By Email:	proxyinfo@equiniti.com

ACCOUNTING PRINCIPLES

All financial statements and financial data derived therefrom included in this Circular pertaining to Harvest and Trulieve, including the unaudited pro forma condensed combined financial statements, have been prepared and presented in accordance with GAAP. Critical accounting policies, estimates, assumptions and elections may vary between Harvest and Trulieve. Management of Harvest and Trulieve have reviewed the unaudited pro forma condensed combined financial statements included in this Circular. For further details, see the notes to the unaudited pro forma condensed combined financial statements set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Information” below.

Pro forma financial information included in this Circular is for informational purposes only and is unaudited. All unaudited pro forma financial information contained in this Circular has been derived from underlying financial statements prepared and adjusted in accordance with GAAP to illustrate the effect of the Arrangement. The pro forma financial information set forth in this Circular should not be considered to be what the actual financial position or other results of operations would have necessarily been had Harvest and Trulieve operated as a single combined company as, at, or for the periods stated.

EXCHANGE RATE INFORMATION

The following table sets forth, for the periods indicated, the high, low, average and period-end daily average rates of exchange for US$1.00, expressed in Canadian dollars, posted by the Bank of Canada:

Year Ended December 31
	2020	2019	2018
	(C$)	(C$)	(C$)
Highest rate during the period	1.45	1.36	1.36
Lowest rate during the period	1.27	1.30	1.23
Average rate for the period	1.34	1.33	1.30
Rate at the end of the period	1.27	1.30	1.36

On July 8, 2021, the closing rate of exchange posted by the Bank of Canada for conversion of U.S. dollars into Canadian dollars was US$1.00 equals C$1.254.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This Circular contains statements that Harvest believes are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this Circular regarding the prospects of Harvest’s industry or its prospects, plans, financial position or business strategy may constitute forward-looking statements within the meaning of applicable Securities Laws. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plan,” “forecast,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that Harvest makes with the SEC and with Canadian securities regulators or press releases or oral statements made by or with the approval of one of Harvest’s authorized executive officers. Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it cannot provide assurance that its expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These include, but are not limited, to the risks described under the heading “Risk Factor Summary” and in Item 1A—”Risk Factors” in Harvest’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 filed with the SEC on EDGAR and with certain Canadian securities regulators on SEDAR at www.sedar.com, as well as in other periodic reports and filings made by Harvest with the SEC on EDGAR and with such Canadian securities regulators on SEDAR. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Circular which reflect management’s opinions only as of the date hereof. Except as required by law, Harvest undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures Harvest makes in its reports to the SEC. All subsequent written and oral forward-looking statements attributable to Harvest or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this Circular.

Any information or statements that are contained in this Circular, including the documents incorporated by reference herein, that are not statements of historical fact may be deemed to be forward-looking statements including, but not limited to, statements with regards to:

•

expectations regarding whether the Arrangement will be consummated, including whether conditions to the consummation of the Arrangement will be satisfied, or the anticipated timing or closing of the Arrangement;

•

expectations regarding receipt of all Required Regulatory Approvals and the expiration of relevant waiting periods, shareholder approvals, court approvals and satisfaction of other customary closing conditions;

•	estimates of pro-forma financial information of the Combined Company, including in respect of expected revenues, margins, cash flow, profitability, and production of cannabis;

•	estimates of future costs applicable to sales, future capital expenditures, future cost reductions, and projected synergies including pre-tax synergies, cost savings and efficiencies;

•

the Combined Company anticipating having scalable medical and adult-use cannabis platforms expected to strengthen the leadership position in Canada, internationally, and eventually in the United States;

•	the legalization of cannabis in the United States and the Combined Company being well positioned to compete in the United States market;

•	the Combined Company expecting to offer a diversified and branded product offering and distribution footprint, world-class cultivation, processing and manufacturing facilities;

•	anticipated tax treatment of the Arrangement;

•	expectations of future balance sheet strength and future equity, including expectations for the effects of the Arrangement on the Combined Company’s financial position, cash flow and growth prospects;

•	expectations that the Combined Company is expected to unlock significant shareholder value and realize the benefit of the Expected Synergies (as hereinafter defined);

•	any other strategic and financial benefits in connection with the Arrangement, including any anticipated future results and pro-forma financial information relating to the Combined Company;

•	the anticipated value of the Trulieve Subordinate Voting Shares to be received by Harvest Shareholders, which may fluctuate in value due to trading prices of the Trulieve Subordinate Voting Shares;

•	expectations regarding the size and composition of the board of directors of the Combined Company;

•	the number of Trulieve Subordinate Voting Shares issuable to Harvest Shareholders and the expected ownership percentages of Trulieve and Harvest shareholders after the closing of the Arrangement; and

•	expectations that the Arrangement will allow the Combined Company to benefit from significant geographic diversification and economies of scale.

Certain material factors or assumptions are applied in making forward-looking statements. With respect to the Arrangement and this Circular, the expectations and assumptions expressed or implied in the forward-looking statements, include, but are not limited to the ability of the parties to receive, in a timely manner and on satisfactory terms, Harvest Shareholder Approval (as defined below), Required Regulatory Approvals and stock exchange and Court approvals for the Arrangement, the ability of the parties to satisfy, in a timely manner, the conditions to the closing of the Arrangement and other expectations and assumptions concerning the Arrangement.

The forward-looking statements contained in this Circular are subject to inherent risks and uncertainties and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements. The factors which could cause results to differ from current expectations include, but are not limited to:

•	the inherent uncertainty associated with financial or other projections or outlooks;

•	risks assumptions and expectations described in Harvest’s critical accounting policies and estimates;

•	the adoption and impact of certain accounting pronouncements;

•	Harvest’s future financial and operating performance;

•	the commercial and business plans of Harvest and/or the Combined Company;

•	the intention to grow the business, operations and potential activities;

•	the ability of Harvest and Trulieve to complete the Arrangement;

•	the ability to maintain a strong financial position and manage costs;

•	the ability of Harvest and Trulieve to maximize the utilization of their existing assets and investments;

•	that the completion of the Arrangement is subject to the satisfaction or waiver of a number of conditions as set forth in the Arrangement Agreement;

•	some or all the expected benefits of the Arrangement may fail to materialize or may not occur within the time periods anticipated;

•	the prompt and effective integration of the Combined Company;

•	the ability to achieve the anticipated synergies and value-creation contemplated by the Arrangement;

•

the risk associated with Harvest’s ability to obtain the approval of the Arrangement by its shareholders required to consummate the Arrangement and the timing of the closing of the Arrangement, including the risk that the conditions to the Arrangement are not satisfied on a timely basis or at all;

•	the risk that a consent or authorization that may be required for the Arrangement is not obtained or is obtained subject to conditions that are not anticipated;

•	the risk that Harvest and Trulieve may not obtain the necessary Required Regulatory Approvals to complete the Arrangement;

•	the termination of the Arrangement by Trulieve or Harvest and the payment of the termination amounts by Trulieve or Harvest, as applicable, each pursuant to the terms of the Arrangement Agreement;

•	the potential payments to Harvest Shareholders who properly exercise their Dissent Rights;

•	the inaccuracy or omission of historical information (other than publicly-available information) provided by Trulieve;

•	the negative impact on the market price for Trulieve Subordinate Voting Shares following the issuance of Trulieve Subordinate Voting Shares to Harvest Shareholders in connection with the Arrangement;

•	the inability of the Combined Company to incur additional debt or to service additional indebtedness incurred;

•	the inability of the Combined Company to service existing indebtedness;

•	the risk that the costs related to the Arrangement are significantly higher than expected;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the Arrangement Agreement;

•	unanticipated difficulties or expenditures relating to the Arrangement, the response of business partners and retention as a result of the announcement and pendency of the Arrangement;

•	risks relating to the value of Trulieve Subordinate Voting Shares to be issued in connection with the Arrangement;

•	the impact of competitive responses to the announcement of the Arrangement;

•	increased competition, particularly from companies with greater financial, technical, marketing and other resources, and the ability of the Combined Company to be competitive;

•	the diversion of management time on Transaction-related issues;

•	there can be no assurance that the Arrangement will occur or that the anticipated strategic benefits and operational, competitive and cost synergies will be realized;

•

there can be no assurance that the market value of the Trulieve Subordinate Voting Shares that the holders of Harvest Shares may receive on the Effective Date will equal or exceed the market value of the Harvest Shares held by such Harvest Shareholders prior to the Effective Date;

•	changes in tax laws, regulations or future assessments;

•	the risk that the Arrangement does not qualify as a “reorganization” under Section 368(a) of the Code;

•	strict enforcement of United States federal law regarding cannabis;

•	the inability of the Combined Company to comply with evolving cannabis industry laws, regulations and guidelines;

•	the inability of the Combined Company to secure necessary supplies and services from third-party suppliers, manufacturers and contractors;

•	the inability to effect service of process within Canada upon the Combined Company or the majority of its directors, officers or experts;

•	the inability to enforce judgments obtained in Canadian courts against the Combined Company or certain of its directors, officers or experts;

•	failure to realize anticipated results, including revenue growth, anticipated cost savings or operating efficiencies from the Combined Company’s major initiatives, including those from restructuring;

•	assumptions and estimates required for the preparation of the pro forma financial statements may be materially different from the Combined Company’s actual results and experience in the future; and

•	risks or delays arising from or relating to the ongoing COVID-19 pandemic.

The foregoing risks or other risks arising in connection with the failure of the Arrangement, including the diversion of management attention from conducting the business of Harvest may have a Material Adverse Effect on Harvest’s business operations, financial results and share price.

Readers are cautioned that the foregoing list of factors is not exhaustive. Other risks and uncertainties not presently known to Harvest or that Harvest presently believes are not material could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein.

Additional information on these and other factors that could affect the operations or financial results of Harvest or the Combined Company are included in reports filed by Harvest with applicable securities regulatory authorities and may be accessed through EDGAR (www.sec.gov) and SEDAR (www.sedar.com), respectively. These risks and other factors are also discussed in more detail in this Circular under the heading “Risk Factors.” Readers are encouraged to read such section in detail.

The forward-looking statements contained in this Circular, including the documents incorporated by reference herein, are expressly qualified in their entirety by this cautionary statement. Harvest cannot guarantee that the results or events expressed or implied in any forward-looking statement and information will materialize and accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Harvest’s expectations only as of the date of this Circular. Harvest disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights the key aspects of the matters to be considered at the Meeting, but does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents Harvest refers you to for a more complete understanding of the matters being considered at the Meeting. This summary is qualified in its entirely by the more detailed information appearing elsewhere in this Circular, including the Appendices (which are incorporated into and form part of this Circular). Certain capitalized terms used in this summary are defined in the Glossary of Defined Terms found in Appendix “A” of this Circular.

Meeting and Record Date

The Meeting will be held virtually through a live audio webcast on August 11, 2021 at 10:00 a.m. Pacific Time. There will be no physical meeting location. The format of the virtual Meeting will ensure that Harvest Shareholders who attend the meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. Accordingly, shareholders that join the audio webcast of the Meeting will be able to listen and vote regardless of location.

To attend the virtual Annual Meeting, log in at https://web.lumiagm.com/208164211. Harvest Shareholders will need their unique 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials, and a password. In the event that you do not have a control 16-digit number, please contact your broker, bank, or other nominee as soon as possible and no later than two (2) Business Days prior to the Meeting, so that you can be provided with a control number and gain access to the meeting. The password to attend the live audio webcast of the Meeting is Harvest 2021 (which is case sensitive).

Online access to the audio webcast of the Meeting will open approximately 60 minutes prior to the start of the Meeting to allow time for you to log in and test the computer audio system. Harvest encourages Harvest Shareholders to access the Meeting at least 15 minutes prior to the start time.

The Harvest Board has fixed the close of business on July 12, 2021 as the Record Date for the determination of the Harvest Shareholders entitled to receive notice of, and vote at, the Meeting. Only Harvest Shareholders whose names have been entered in the applicable register of Harvest as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Meeting.

See “General Information About the Meeting and Voting – Date, Place and Time” and “General Information About the Meeting and Voting – Record Date.”

Purpose of Meeting

In addition to the consideration of the annual meeting matters, as described in “General Information About the Meeting and Voting – Purpose of the Meeting,” the purpose of the Meeting is for Harvest Shareholders to consider and vote upon the Arrangement Resolution.

To become effective, the Arrangement Resolution must be approved by at least two-thirds (66 2⁄3%) of the votes cast by the holders of the Harvest Shares represented in person or by proxy at the Meeting, voting together as a single class.

See “General Information About the Meeting and Voting – Purpose of the Meeting.”

The Companies

Harvest

Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.”

Harvest was established in Arizona and received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on its success in Arizona, Harvest has consistently grown its revenues and industry footprint every year since founding and currently operates facilities in Arizona, Arkansas, California, Florida, Maryland, Nevada, and Pennsylvania. Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.

Harvest’s principal office is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281 and its telephone number is (480) 494-2261.

See “Information Concerning Harvest.”

Trulieve

Trulieve is a multi-state cannabis operator with licenses to operate in six states. Headquartered in Quincy, Florida, Trulieve is the market leader for quality medical cannabis products and services in Florida and aims to be the brand of choice for medical and adult-use customers in all of the markets that Trulieve serves. All of the states in which Trulieve operates have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases. Recreational marijuana, or adult-use cannabis, is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which Trulieve operates, only California, Connecticut and Massachusetts have adopted legislation permitting commercialization of adult-use cannabis products. Trulieve is committed to providing patients and adult consumers a consistent and welcoming retail experience across its Trulieve branded stores.

In states that require cannabis companies to be vertically integrated, ownership of the entire supply chain mitigates third-party risks and allows Trulieve to completely control product quality and brand experience. Trulieve believes this results in high patient retention and brand loyalty. Trulieve operates its core business functions of cultivation, production and distribution at scale, and is skilled at rapidly increasing capacity without any interruption to existing operations. The Trulieve brand philosophy of “Patients First” permeates the company’s culture beginning with high-quality cultivation and current good manufacturing practices or cGMP, certified product manufacturing, through the consumer experience at Trulieve stores, at Trulieve’s in-house call center and at patient residences through a robust home delivery program.

Trulieve’s principal office is located at 6749 Ben Bostic Road, Quincy, Florida, 32351 and its telephone number is (844) 878-5438.

See “Information Concerning Trulieve.”

Background to the Arrangement

On May 10, 2021, Harvest and Trulieve entered into the Arrangement Agreement, which sets out the terms and conditions for implementing the Arrangement. The Arrangement Agreement is the result of extensive arm’s length negotiations conducted since December 2020 among Representatives of Harvest and Trulieve.

A summary of the material events leading to the execution of the Arrangement Agreement and the material meetings, negotiations and discussions between Harvest and Trulieve and their respective advisors that preceded the execution of the Arrangement Agreement and public announcement of the Arrangement is included in this Circular under “Description of the Arrangement – Background to the Arrangement.”

Harvest’s Reasons for the Arrangement

The Harvest Board believes that, at this stage of development and expansion of the U.S. cannabis market, companies with financial strength, an enhanced national footprint and scale, diverse product range, premium brands and operational expertise are most likely to succeed in the long-term. In evaluating the Arrangement and the Arrangement Agreement, and in making their recommendations, the Harvest Board and the Harvest Special Committee each consulted with its legal and financial advisors, reviewed the Harvest Fairness Opinions and gave careful consideration to all of the terms of the Arrangement Agreement and the Plan of Arrangement. The Harvest Special Committee and the Harvest Board considered a number of factors, including the following key strategic and financial benefits of the Arrangement, certain of which assumptions and estimates were described in the Current Report on Form 8-K filed by Harvest with the SEC on May 10, 2021 and speak solely as of such date:

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Attractive Premium to Harvest Shareholders. The consideration under the Arrangement represents a premium of approximately 34% at spot, or approximately 57% based on the 20-day volume-weighted average prices of Trulieve Subordinate Voting Shares and Harvest Shares, on the CSE as of May 7, 2021, the trading day prior to the announcement of the Arrangement.

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Meaningful Participation by Shareholders in the Future Growth of the Combined Company. Under the Arrangement, Harvest Shareholders will receive, in consideration for their Harvest Shares, Trulieve Subordinate Voting Shares. As a result, Harvest Shareholders, as of May 10, 2021, the date of announcement of the Arrangement, will have the opportunity to own approximately 26.7% of the Combined Company on a pro forma basis. The combination is an opportunity to own shares in a larger licensed cannabis operator with a broader geographic footprint, providing Harvest Shareholders with exposure to strong growth opportunities in the United States cannabis industry through the Combined Company’s broader and enhanced profile.

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Strong and Expanding U.S. Multi-State Presence. The Combined Company will have an expanded presence in the U.S. northeast and southeast hubs in Florida, Pennsylvania and Maryland, and establishes a southwest hub in core markets including Arizona, where recreational adult use of cannabis was recently legalized. The Combined Company will also create the largest U.S. cannabis operator on a retail and cultivation footprint basis, as of May 10, 2021, the date of the announcement of the Arrangement.

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Optimal Nationwide Presence to Pursue Growth. The Combined Company will be well-positioned through established retail and wholesale channels across markets, as well as the ability to reach an estimated total addressable market of US$19.3 billion in 2025E (Arcview market estimate) within their existing markets.

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Addition of Premium Brands to Product Portfolio. The Combined Company is expected to deliver a larger portfolio of in-house brands and national brand partners with a successful line of products across multiple form factors.

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Enhanced Financial Position and Flexibility. The Combined Company will have an attractive financial profile with pro forma revenue of US$753 million for the calendar year ended December 31, 2020, ranking it among the largest U.S. MSOs. As of the date of filing, Trulieve has generated positive Adjusted EBITDA over the prior 14 quarters (since the quarter ended December 31, 2017), which provides a robust platform for future profitability and cash flow generation for the Combined Company. This, collectively with the strength of the Combined Company’s balance sheet and access to capital, is expected to help accelerate national growth and value for the Combined Company’s stakeholders.

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Creation of the Most Profitable U.S. MSO. On a pro forma basis, the Combined Company would have had 2020 Adjusted EBITDA of US$266 million and combined 2021E consensus Adjusted EBITDA of U$461 million, based on consensus estimates as of May 7, 2021, the trading day prior to announcement of the Arrangement, ranking it the largest among the U.S. MSOs and delivering an unparalleled platform for continued growth.

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Strong Capital Structure Position Allowing for Ability to Absorb Harvest Balance Sheet. Trulieve’s balance sheet strength provides for an opportunity to absorb Harvest’s balance sheet on a non-dilutive basis, providing for lower cost of capital alternatives for Harvest. This, collectively with the enhanced financial position of the Combined Company, is expected to help accelerate growth and value for the Combined Company’s stakeholders.

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Enhanced Capital Markets Profile and Broader Access to Liquidity. The Combined Company’s expanded capital markets profile is expected to appeal to a broader shareholder audience, enhance trading liquidity and increase weighting in index tracking portfolios, as well as provide for more beneficial access to capital.

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Leverages Expert MSO Operating Teams and Best Practices. The Combined Company will benefit from enhanced operational excellence by combining unparalleled knowledge of, and success in winning, state license application processes and market deployment and commercialization.

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Harvest Board Recommendation. The Harvest Board’s conclusion, after receiving the advice of its legal and financial advisors, and following the unanimous recommendation of the Harvest Special Committee, that the value offered to Harvest Shareholders under the Arrangement is more favorable to the Harvest Shareholders than the potential value that might have resulted from other strategic alternatives reasonably available to Harvest, including Harvest’s standalone business plan, taking into consideration the potential rewards, risks and uncertainties associated with other alternatives.

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Harvest Special Committee. The process of evaluating the Arrangement was led by the Harvest Special Committee, which is comprised of members of the Harvest Board who are not members of Harvest management. The members of the Harvest Special Committee met regularly with its and Harvest’s legal and financial advisors and members of Harvest management throughout the process of negotiating the Arrangement.

•	No Other Bidders. No other potential acquirors have approached Harvest with an acquisition proposal following the May 10, 2021 announcement of the Arrangement.

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Fairness Opinions Delivered by Harvest’s Financial Advisors. Moelis delivered an opinion to the Harvest Board that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis Fairness Opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). The fairness opinion delivered by Haywood to the Harvest Special Committee, that, as of the date thereof and based on and subject to the analyses referred to therein, the consideration to be received by Harvest Shareholders in respect of the Arrangement was fair, from a financial point of view, to the Harvest Shareholders.

•	Procedural Safeguards for the Benefit of Harvest Shareholders. Procedural safeguards have been obtained for the benefit of Harvest Shareholders in connection with the Arrangement, including:

•

the terms of the Arrangement Agreement allow the Harvest Board to respond, in accordance with its fiduciary duties, to an unsolicited Acquisition Proposal that would be reasonably likely, if consummated in accordance with its terms, to be a Superior Proposal;

•	the fact that the Arrangement Resolution must be approved by the Harvest Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order;

•	the fact that the Arrangement must also be approved by the Court, which will consider the substantive and procedural fairness of the Arrangement to all Harvest Shareholders; and

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that any Harvest Shareholder who opposes the Arrangement may, on strict compliance with certain conditions, exercise Dissent Rights and receive the fair value of such Dissenting Harvest Shareholder’s Harvest Shares.

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Arrangement Agreement. The Arrangement Agreement includes, from each of Harvest and Trulieve, representations, warranties and covenants and the conditions to their respective obligations that are reasonable in the judgment of the Harvest Board and Harvest Special Committee following consultations with its advisors, and are the product of arm’s length negotiations between Harvest and its advisors and Trulieve and its advisors.

See “Description of the Arrangement – Harvest’s Reasons for the Arrangement.”

Recommendations of the Harvest Special Committee

The Harvest Special Committee, after consultation with Harvest management and receipt of advice and assistance of its and Harvest’s financial and legal advisors and after careful consideration of a number of alternatives and factors, including, among others, the Haywood Fairness Opinion and the factors set out under the heading “Description of the Arrangement – Harvest’s Reasons for the Arrangement,” unanimously determined that the Arrangement and entry into the Arrangement Agreement and related agreements are in the best interests of Harvest and the Harvest Shareholders and unanimously determined to recommend to the Harvest Board that it approve and authorize Harvest to enter into the Arrangement Agreement and related agreements.

See “Description of the Arrangement—Recommendation of the Harvest Special Committee.”

Recommendations of the Harvest Board

After careful consideration, consultation with its legal and financial advisors and reviewing the Moelis Fairness Opinion, and following the receipt and review of a unanimous recommendation of the Harvest Special Committee, the Harvest Board unanimously determined that the Arrangement is in the best interests of Harvest and that the Arrangement is fair to Harvest Shareholders.

The Harvest Board unanimously recommends that Harvest Shareholders vote FOR the Arrangement Resolution.

The Harvest Board has also considered the annual meeting items, including fixing the number of board members at six, the election of directors and the appointment of the independent auditor and fixing of their remuneration, and unanimously determined their approval to be in the best interest of Harvest.

The Harvest Board unanimously recommends that Harvest Shareholders vote “FOR” the Arrangement Resolution in Proposal 1, “FOR” the setting of the number of directors at six in Proposal 2, “FOR” the re-election of the nominees in Proposal 3, and “FOR” the appointment and remuneration of auditors in Proposal 4.

See “Description of the Arrangement – Recommendation of the Harvest Board.”

Opinions of Financial Advisors

Moelis Fairness Opinion

Harvest retained Moelis & Company LLC (“Moelis”) to act as its financial advisor in connection with the Arrangement, including rendering an opinion to the Harvest Board as to the fairness, from a financial point of view, to Harvest Shareholders of the Exchange Ratio. On May 9, 2021, Moelis delivered its oral opinion, subsequently confirmed in writing, to the Harvest Board that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis

Fairness Opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). See “Description of the Arrangement – Opinions of Harvest’s Financial Advisor – Moelis & Company LLC.”

The full text of Moelis’ written opinion dated May 9, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix “G” to this Circular and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Harvest Board (solely in its capacity as such) in its evaluation of the Arrangement. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Harvest Shares (on an as-converted basis), and does not address Harvest’s underlying business decision to effect the Arrangement or the relative merits of the Arrangement as compared to any alternative business strategies or transactions that might be available to Harvest. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Harvest or Trulieve should vote or act with respect to the Arrangement or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Haywood Fairness Opinion

Pursuant to an engagement letter dated as of April 30, 2021, Harvest retained Haywood Securities Inc. (“Haywood”) to render an opinion to the Harvest Special Committee as to the fairness, from a financial point of view, to Harvest of the Exchange Ratio provided for under the terms of the Arrangement Agreement. On May 9, 2021, Haywood delivered its oral opinion, subsequently confirmed in writing, to the Harvest Special Committee that, as at the date thereof, based upon the scope of review and subject to the assumptions, limitations, qualifications, procedures and other factors set out therein, the Exchange Ratio is fair, from a financial point of view, to the Harvest Shareholders. See “Description of the Arrangement – Opinions of Harvest’s Financial Advisor – Haywood Securities Inc.”

The full text of Haywood’s written opinion dated May 9, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix “H” to this Circular and is incorporated herein by reference. Haywood’s opinion was provided for the use and benefit of the Harvest Special Committee (solely in its capacity as such) in its evaluation of the Arrangement. Haywood’s opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Harvest Shares (on an as-converted basis), and does not address Harvest’s underlying business decision to effect the Arrangement or the relative merits of the Arrangement as compared to any alternative business strategies or transactions that might be available to Harvest. Haywood’s opinion does not constitute a recommendation as to how any holder of securities of Harvest or Trulieve should vote or act with respect to the Arrangement or any other matter.

Interests of Harvest’s Directors and Management in the Arrangement

In considering the recommendation of the Harvest Board with respect to the Arrangement, Harvest Shareholders should be aware that certain members of Harvest’s management team may receive certain benefits in connection with the Arrangement and may have interests which differ from those of other Harvest Shareholders which may create actual or potential conflicts of interest in connection the Arrangement. The Harvest Board is aware of these interests and considered them along with the other matters described under the heading “Description of the Arrangement – Harvest’s Reasons for the Arrangement.”

See “Description of the Arrangement – Interests of Harvest’s Directors and Management in the Arrangement.”

Court Approval

Interim Order

The Arrangement requires approval by the Court under the BCBCA. On July 9, 2021, Harvest obtained the Interim Order providing for the calling, holding and conducting of the Meeting and other procedural matters. The

Interim Order does not constitute approval of the Arrangement or the contents of this Circular. Copies of the Interim Order and the Notice of Hearing are attached hereto as Appendix “D” – “Interim Order” and Appendix “F” – “Notice of Hearing,” respectively.

Final Order

Subject to the terms of the Arrangement Agreement, and subject to obtaining Harvest Shareholder Approval in the manner required by the Interim Order, Harvest will apply to the Court for the Final Order approving the Arrangement. The application for the Final Order is scheduled for August 18, 2021 at 9:45 a.m. (Vancouver time), or as soon after that date as is practicable or at such other date and time as the Court may direct. At the hearing for the Final Order, any Harvest Shareholder or other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to the rules of the Court, the Interim Order and any further order of the Court. Any person desiring to appear at the hearing of the application for the Final Order is required to file with the Court and deliver to Harvest’s legal counsel at the address set out below, by or before 4:00 p.m. (Vancouver Time) on August 13, 2021, a Response to Petition and a copy of all materials upon which they intend to rely in respect of the application for the Final Order. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously delivered a Response to Petition in compliance with the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

The Response to Petition and supporting materials must be delivered, within the time specified above, to Harvest’s Canadian legal counsel at the following address:

Bennett Jones LLP

Suite 2500, 666 Burrard Street

Vancouver, British Columbia, V6C 2X8

Attention: Alan Gardner

Email: GardnerA@bennettjones.com

Such persons who wish to participate in or be represented at the Court hearing should consult their respective legal advisors as to the necessary requirements.

The Court will be advised, prior to the hearing of the application for the Final Order, that the Court’s approval of the Arrangement (and determination of the fairness thereof), will constitute the basis for reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, with respect to the issuance and distribution of the securities to be issued pursuant to the Arrangement, including with respect to the Trulieve Subordinate Voting Shares to be issued by Trulieve to Harvest Shareholders pursuant to the Arrangement, and with respect to the adjustment of the Harvest Options and Harvest RSUs, which shall at the Effective Time cease to represent the rights to acquire Harvest Shares and instead represent a right to receive Trulieve Subordinate Voting Shares, and with respect to the issuance and distribution of the Replacement Warrants to be issued to holders of Harvest Warrants. See “Description of the Arrangement – U.S. Securities Law Matters” and “Description of the Arrangement – Treatment of Harvest Convertible Securities.”

The Court has broad discretion under the BCBCA when making orders with respect to the Arrangement. The Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to the parties affected, including Harvest Shareholders and holders of Harvest Options, Harvest RSUs and Harvest Warrants, as the Court determines appropriate, both from a substantive and a procedural point of view. The Court may approve the Arrangement as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court’s approval is required for the Arrangement to become effective. Depending on the nature of any required amendments, Harvest and Trulieve may determine not to proceed with the Arrangement.

See “Description of the Arrangement – Court Approval.”

Letter of Transmittal

A Letter of Transmittal has been mailed, together with this Circular, to each person who was a registered Harvest Shareholder on the Record Date. Each registered Harvest Shareholder must forward a properly completed and signed Letter of Transmittal, with accompanying Harvest Share certificate(s) or DRS Statement(s) and all other required documents, as applicable as set out in the Letter of Transmittal, in order to receive the Trulieve Subordinate Voting Shares to which such Harvest Shareholder is entitled under the Arrangement. It is recommended that Harvest Shareholders complete, sign and return the Letter of Transmittal with accompanying Harvest Share certificate(s) or DRS Statement(s) to the Depositary as soon as possible.

Any Letter of Transmittal, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Harvest Shareholder except that all Letters of Transmittal will be automatically revoked if the Depositary is notified in writing by Harvest that the Arrangement Agreement has been terminated or that the Arrangement is not completed. If a Letter of Transmittal is automatically revoked, the Share certificate(s) or DRS Statement(s) for the Harvest Shares received with the Letter of Transmittal will be promptly returned to the Harvest Shareholder submitting the same at the address specified in the Letter of Transmittal.

See “Description of the Arrangement—Letter of Transmittal.”

Regulatory Matters

HSR Act Approval

Under the Hart-Scott Rodino Antitrust Improvements Act (the “HSR Act”), parties to a transaction that meets certain statutory jurisdictional tests and is not otherwise exempted must provide notice of that transaction to the Antitrust Division of the Department of Justice (the “DOJ”) and to the Federal Trade Commission (the “FTC”), and observe a statutory waiting period before that transaction can close. The Arrangement is subject to these notification and waiting period requirements. On May 20, 2021, the Parties submitted to the DOJ and FTC the notifications required under the HSR Act. The statutory waiting period expired on June 21, 2021.

See “Regulatory Matters—HSR Act Approval.”

Issue and Resale of Trulieve Subordinate Voting Shares Received in the Arrangement

Canada

The distribution of the Trulieve Subordinate Voting Shares pursuant to the Arrangement will constitute a distribution of securities that is exempt from the prospectus requirements of Canadian securities legislation and is exempt from or otherwise is not subject to the registration requirements under applicable securities legislation. The Trulieve Subordinate Voting Shares received pursuant to the Arrangement will not be legended and may be resold in each of the provinces of Canada provided that: (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 – Resale of Securities); (ii) no unusual effort is made to prepare the market or to create a demand for Trulieve Subordinate Voting Shares; (iii) no extraordinary commission or consideration is paid to a person in respect of such sale; and (iv) if the selling securityholder is an insider or officer of Trulieve, as applicable and as the case may be, the selling securityholder has no reasonable grounds to believe that Trulieve is in default of applicable Canadian Securities Laws.

See “Description of the Arrangement – Canadian Securities Law Matters.”

United States

The Trulieve Subordinate Voting Shares to be received by Harvest Shareholders in exchange for their Harvest Shares pursuant to the Arrangement will not be registered under the Securities Act or the Securities Laws of any state of the United States and will be issued and exchanged in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act and exemptions from or qualifications under the registration requirements under the Securities Laws of applicable states of the United States. Section 3(a)(10) of the Securities Act exempts the issuance of any securities issued in exchange for one or more bona fide outstanding securities, or partly in such exchange and partly for cash, from the registration requirements of the Securities Act, where the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction that is expressly authorized by law to grant such approval, after a hearing upon the substantive and procedural fairness of the terms and conditions of such issuance and exchange at which all persons to whom it is proposed to issue the securities have the right to appear and have received timely and adequate notice thereof. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. Accordingly, the Final Order will, if granted, constitute a basis for the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof with respect to the Trulieve Subordinate Voting Shares to be received by Harvest Shareholders in exchange for their Harvest Shares.

The Trulieve Subordinate Voting Shares to be received by Harvest Shareholders in exchange for their Harvest Shares pursuant to the Arrangement will be freely transferable under U.S. federal Securities Laws, except by persons who are Affiliates of Trulieve after the Effective Date, or were Affiliates of Trulieve within 90 days prior to the Effective Date. Persons who may be deemed to be Affiliates of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

Any resale of Trulieve Subordinate Voting Shares by such an Affiliate (or, if applicable, former Affiliate) may be subject to additional restrictions under the Securities Act, absent an exemption therefrom such as Rule 144 or Rule 904.

See “Description of the Arrangement – U.S. Securities Law Matters.”

Pro Forma Economic Ownership of the Combined Company

Upon completion of the Arrangement (based upon the number of Harvest Shares and Trulieve Shares outstanding as of May 10, 2021), it is estimated that the Exchange Ratio, if it has not been downwardly adjusted by the Adjustment Factor, will result in Harvest Shareholders and Trulieve Shareholders owning approximately 26.7% and 73.3%, respectively, of the outstanding economic interest in the Combined Company on a fully diluted basis.

See “Description of the Arrangement – Pro Forma Economic Ownership of the Combined Company.”

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, Trulieve intends to have the Harvest Shares delisted from the CSE and no longer quoted on the OTCQX. In addition, Trulieve currently expects to list the Trulieve Subordinate Voting Shares on the CSE at, or as soon as practicable following, the Effective Time, which will trade in Canadian dollars. Consequently, following the closing, Harvest Shareholders are expected to be able to trade their Trulieve Subordinate Voting Shares on either the CSE or the OTCQX.

See “Description of the Arrangement – U.S. Securities Law Matters” and “Description of the Arrangement – Canadian Securities Law Matters.”

Treatment of Outstanding Harvest Convertible Securities

At the Effective Time, (i) all Harvest equity awards granted under Harvest’s Stock and Incentive Plan that are outstanding immediately prior to the Effective Time will be adjusted so that upon exercise, the holder will be entitled to receive Trulieve Subordinate Voting Shares, with the number of shares underlying such award adjusted based on the Exchange Ratio; (ii) each of the warrants to acquire Harvest Subordinate Voting Shares issued by Harvest on May 10, 2019 and on December 30, 2020 that are outstanding immediately prior to the Effective Time will be exercisable, in accordance with the terms, for Trulieve Subordinate Voting Shares, after adjustments to reflect the Arrangement and to account for the Exchange Ratio; (iii) each of the warrants to acquire Harvest Multiple Voting Shares issued by Harvest on April 23, 2020 that are outstanding immediately prior to the Effective Time will be exercisable, in accordance with the terms, for Trulieve Subordinate Voting Shares, after adjustments to reflect the Arrangement and to account for the Exchange Ratio; and (iv) all remaining warrants to acquire Harvest Subordinate Voting Shares issued by Harvest that are outstanding immediately prior to the Effective Time will be exchanged into warrants of Trulieve to acquire Trulieve Subordinate Voting Shares after adjustments to reflect the Arrangement and to account for the Exchange Ratio.

See “Description of the Arrangement – Treatment of Harvest Convertible Securities.”

The Arrangement Agreement

The Arrangement Agreement provides for, among other things, the conditions that need to be satisfied or waived prior to the effectiveness of the Arrangement and implementation of the Plan of Arrangement. The following is a summary of certain terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is attached to this Circular as Appendix “B” and is available on SEDAR at www.sedar.com under Harvest’s SEDAR profile as well as on EDGAR at www.sec.gov under Harvest’s EDGAR profile.

See “The Arrangement Agreement and Related Agreements.”

Covenants, Representations and Warranties

The Arrangement Agreement contains certain customary and negotiated covenants and representations and warranties for an agreement of this type, which are summarized in this Circular.

See “The Arrangement Agreement and Related Agreements – Covenants” and “The Arrangement Agreement and Related Agreements – Representations and Warranties.”

Conditions to the Arrangement

The obligations of Harvest and Trulieve to consummate the Arrangement are subject to the satisfaction or waiver of certain conditions set out in the Arrangement Agreement, including, but not limited to, (a) obtaining the Harvest Shareholder Approval, (b) obtaining the Interim Order and Final Order, (c) the Required Regulatory Approvals having been obtained, (d) no Law being in effect that makes the Transaction illegal or otherwise prevents the parties from completing the Transaction, (e) no Material Adverse Effect having occurred in respect of the other Party, (f) subject to certain materiality exceptions, the accuracy of the representations and warranties of the other Party, and (g) the performance in all material respects by the other Party of its covenants under the Arrangement Agreement.

See “The Arrangement Agreement and Related Agreements – Conditions to Completion of the Arrangement.”

Non-Solicitation Provisions

Harvest is subject to restrictions on its ability to solicit proposals from third parties with respect to Acquisition Proposals, to provide non-public information to, or to participate or engage in discussions or negotiations with third parties or take certain other actions regarding any Acquisition Proposal, with customary exceptions for unsolicited Acquisition Proposals in the event, among other things, that the Harvest Board determines in good faith that such Acquisition Proposals are, or could reasonably be expected to lead to, a Superior Proposal.

See “The Arrangement Agreement and Related Agreements – Covenants Regarding Non-Solicitation.”

Termination

Termination of the Arrangement Agreement

The Arrangement Agreement contains certain termination rights for each of Harvest and Trulieve, subject to certain limitations on termination set out in the Arrangement Agreement and in certain circumstances the payment of the Harvest Termination Fee (as defined below) or the Trulieve Termination Fee (as defined below), as applicable. Rights to terminate include but are not limited to, the right of either Party to terminate in the event that: (a) the Arrangement has not occurred on or before the Outside Date (provided that a Party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations under the Arrangement Agreement), which Outside Date may be automatically extended in the event that the Required Regulatory Approvals have not been obtained by February 28, 2022 until the earlier of (i) the date that is 10 Business Days following the satisfaction or waiver of all conditions to Closing as set out in the Arrangement Agreement, and (ii) December 31, 2022; (b) mutual written agreement of the Parties; (c) no Law being in effect that makes the Arrangement illegal or otherwise prevents the Parties from completing the Arrangement, or (d) the approval of the Arrangement Resolution by Harvest Shareholders is not obtained.

See “The Arrangement Agreement and Related Agreements – Termination.”

Termination Amount

A termination amount of $100 million is payable by Harvest (the “Harvest Termination Fee”), in certain circumstances. These include if the Arrangement Agreement is terminated by: (i) Trulieve, if prior to approval of the Arrangement Resolution at the Meeting, the Harvest Board has effected an Adverse Recommendation Change, (ii) Harvest, prior to the approval of the Arrangement Resolution at the Meeting, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal; or (iii) Trulieve, if certain events occur on the basis of a Willful Breach of a covenant and if (A) prior to the date of such termination, an Acquisition Proposal was publicly announced or otherwise communicated to Harvest, the Harvest Board or their respective Representatives and (B) within 12 months following the date of termination of the Arrangement Agreement, Harvest completes an Acquisition Proposal or enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is subsequently completed (provided that the term “Acquisition Proposal” in this paragraph has the meaning given to such term in this Circular except that a reference to “20 per cent” should instead refer to “50 per cent”).

A termination amount of $100 million is payable by Trulieve (the “Trulieve Termination Fee”), if the Effective Time does not occur on or prior to the Outside Date, provided the reason that the Effective Date does not occur prior to the Outside Date is solely due to the failure to obtain the Closing Regulatory Approvals.

See “The Arrangement Agreement and Related Agreements—Termination Amounts.”

Procedure for the Arrangement to Become Effective

The Arrangement will be implemented by way of a Court-approved Plan of Arrangement under the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Arrangement must be approved by the Harvest Shareholders in the manner set forth in the Interim Order; and

•	the Court must grant the Final Order approving the Arrangement.

If all other conditions precedent to the Arrangement set out in the Arrangement Agreement, including Antitrust Approval, have been satisfied or waived by the appropriate party, the Arrangement will become effective on the date designated by Trulieve and Harvest to be the effective date of the Arrangement, following the completion of the conditions precedent to the Arrangement as set out in the Arrangement Agreement.

For a description of the other conditions precedent see “The Arrangement Agreement and Related Agreements—Conditions to Completion of the Arrangement.”

Effect of the Arrangement

If the Arrangement Resolution is passed, all conditions to closing of the Arrangement (the “Closing”) are satisfied or waived and the Arrangement is completed, among other things, Trulieve will acquire all of the issued and outstanding Harvest Shares and Harvest will become a wholly-owned subsidiary of Trulieve.

Pursuant to the terms of the Arrangement Agreement, each Harvest Shareholder (other than Dissenting Harvest Shareholders) will receive, for each Harvest Share held, 0.1170 of a Trulieve Subordinate Voting Share, with the Super Voting Shares and Multiple Voting Shares treated on an as converted to Subordinate Voting Share basis pursuant to their respective terms; provided, the Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings, as described more fully in this Circular.

See “Description of the Arrangement – Description of the Plan of Arrangement” and “Description of the Arrangement – Recommendation of the Harvest Board.”

The Harvest Board, after careful consideration, consultation with its legal and financial advisors and reviewing the Moelis Fairness Opinion, and following the receipt and review of a unanimous recommendation of the Harvest Special Committee, believes that the Arrangement is in the best interest of Harvest and is fair to the Harvest Shareholders. The Harvest Board unanimously recommends that Harvest Shareholders vote FOR the Arrangement Resolution.

Board of Directors, Executive Officers and Principal Offices of Combined Company

Harvest currently expects the existing management of Trulieve to remain in place at and after the Effective Time. There have been no definitive determinations between Trulieve and Harvest regarding the role that Harvest management may play in the Combined Company. See “Governance and Management of the Combined Company.”

Harvest Shareholder Approval

The procedures for approval of the Arrangement Resolution by Harvest Shareholders are provided for in the Interim Order. In accordance with the Interim Order, each holder of Harvest Shares is entitled to vote on the Arrangement Resolution at the Meeting. To become effective, the Arrangement Resolution must be approved by at least two-thirds (66 2/3%) of the votes cast by the holders of the Harvest Shares represented in person or by proxy at the Meeting, voting together as a single class (“Harvest Shareholder Approval”).

See “General Information About the Meeting and Voting – Required Vote.”

Harvest Shareholder Dissent Rights

Section 291(2) of the BCBCA provides that the Court may make an order providing registered shareholders of a corporation with the right to dissent (“Dissent Rights”) under the provisions of Sections 237 to 247 of the BCBCA or in any other manner the Court may direct with respect to a shareholder resolution approving a plan of arrangement. The Interim Order expressly provides registered Harvest Shareholders as at the Record Date with the right to dissent from the Arrangement Resolution pursuant to Sections 237 to 247 of the BCBCA in the manner set forth in Sections 237 to 247 of the BCBCA, as modified and supplemented by the Interim Order, the Plan of Arrangement and any other order of the Court. Any registered Harvest Shareholder as at the Record Date who dissents from the Arrangement Resolution in compliance with Sections 237 to 247 of the BCBCA, as modified or supplemented by the Plan of Arrangement, the Interim Order and any other order of the Court (a “Dissenting Harvest Shareholder”), will be entitled, if ultimately successful and in the event the Arrangement becomes effective, to be paid the fair value of the Harvest Shares held by such Dissenting Harvest Shareholder determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the Harvest Shareholders at the Meeting.

Failure to strictly comply with the requirements with respect to the Dissent Rights set forth in the BCBCA, the Plan of Arrangement, the Interim Order and any other order of the Court will result in the loss of any right to dissent. Anyone who is a beneficial owner of Harvest Shares registered in the name of an Intermediary (the “Non-Registered Harvest Shareholder”) as at the Record Date and who wishes to dissent should be aware that only registered Harvest Shareholders as at the Record Date are entitled to exercise Dissent Rights. Any Non-Registered Harvest Shareholders who wish that Dissent Rights be exercised in respect of their Harvest Shares should immediately contact their Intermediary.

The failure to strictly comply with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified or supplemented by the Interim Order, Plan of Arrangement and any other order of the Court, will result in the loss of such Harvest Shareholders’ Dissent Rights. As such, if you wish to exercise Dissent Rights, you should, in addition to obtaining your own independent legal advice, carefully read the Plan of Arrangement, the provisions of the BCBCA (including Sections 237 to 247 thereof) and the Interim Order, which are respectively attached to this Circular as Appendix “C” – “Plan of Arrangement,” Appendix “I” – “Dissent Provisions Under the BCBCA” and Appendix “D” – “Interim Order.” Also see “Description of the Arrangement—Dissenting Harvest Shareholders’ Rights” of this Circular.

Accounting Treatment

Harvest and Trulieve prepare financial statements in accordance with GAAP. The Arrangement will be accounted for as a business combination using the acquisition method of accounting with Trulieve being treated as the acquirer. The Arrangement will result in the recognition of assets acquired and liabilities assumed at fair value. Due to timing constraints, as of the date of this Circular, Trulieve has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Harvest assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. We expect preliminary purchase accounting including valuation to be completed following Required Regulatory Approvals and the Closing of the Arrangement. The final determination of the allocation of the purchase price will be based on the fair values of the assets and liabilities of Harvest as of the Effective Date of the Arrangement.

See “Description of the Arrangement – Accounting Treatment.”

Certain Canadian Federal Income Tax Considerations

Certain Canadian federal income tax considerations applicable to Harvest Shareholders who beneficially own Harvest Shares and exchange their Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement are summarized herein under “Certain Canadian Federal Income Tax Considerations.” Harvest Shareholders should carefully review the applicable tax considerations resulting from the Arrangement and should consult their own tax advisors regarding the Canadian federal income tax consequences of the Arrangement.

See “Certain Canadian Federal Income Tax Considerations.”

Certain U.S. Federal Income Tax Considerations

For a summary of certain material United States tax consequences of the Arrangement, see “Certain U.S. Federal Income Tax Considerations.” Such summary is not intended to be legal or tax advice to any particular Harvest Shareholder.

Voting Support and Lock-Up Agreements

Simultaneously with the execution of the Arrangement Agreement, Trulieve and certain Harvest Shareholders entered into voting support agreements (the “Harvest Voting Support Agreements”) and voting support and lock-up agreements (the “Harvest Voting Support and Lock-Up Agreements”), pursuant to which such Harvest Shareholders agreed, among other things, to vote their Harvest Shares in favor of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement, and, in the case of the Harvest Voting Support and Lock-Up Agreement, to restrictions on the transfer of the Harvest Shares held by such Harvest Shareholders prior to the Effective Time and the Trulieve Shares received as consideration for such Harvest Shareholder’s Harvest Shares, in addition to agreeing that any Trulieve Shares received by such Harvest Shareholder for its Harvest Shares shall continue to be subject to the restrictions on transfer and other restrictions set out in certain existing lock-up agreements. The Harvest Voting Support Agreements and the Harvest Voting Support and Lock-Up Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.

See “General Information about the Meeting and Voting – Voting Support and Lock-Up Agreements.”

No Fractional Shares

In no event shall any Harvest Shareholder be entitled to a fractional Trulieve Subordinate Voting Share. Where the aggregate number of Trulieve Subordinate Voting Shares to be issued to Harvest Shareholder under the Arrangement would result in a fraction of a Trulieve Subordinate Voting Share being issuable, the number of Trulieve Subordinate Voting Shares to be received by such Harvest Shareholder shall be rounded down to the nearest whole Trulieve Subordinate Voting Share. Harvest Shareholders will not receive any additional compensation as a result of such adjustment.

See “Description of the Arrangement – No Fractional Shares.”

Risk Factors

There are a number of risk factors relating to the Arrangement, the business of Harvest and the business of the Combined Company, all of which should be carefully considered by Harvest Shareholders.

See “Risk Factors - Risks Related to the Arrangement,” “The Arrangement Agreement and Related Agreements – Risks,” “Information Concerning Harvest - Risks and Uncertainties,” and “Risk Factors - Risks Related to the Combined Company.”

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Harvest and Trulieve, as adjusted to give effect to the Arrangement. The unaudited pro forma condensed combined balance sheet information as of March 31, 2021 and December 31, 2020 (the “summary pro forma balance sheet”) gives effect to the Arrangement as if it had occurred on December 31, 2020. The unaudited pro forma statement of operations information for the quarter ended March 31, 2021 and the year ended December 31, 2020 (the “summary pro forma statement of operations”) gives effect to the Arrangement as if it had occurred on January 1, 2020. The necessary transaction accounting adjustment will be accounted for in the pro forma financial information to be filed by Trulieve subsequent to the

Effective Date of the Arrangement. Harvest expects preliminary purchase accounting, including valuation, to be completed following Required Regulatory Approvals and the Closing of the Arrangement.

The summary pro forma balance sheet and summary pro forma statement of operations should be read in conjunction with the unaudited pro forma condensed combined financial statements that give effect to the Arrangement, the historical consolidated financial statements and related notes of Harvest and Trulieve in their Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2021 and Annual Reports on Form 10-K for the year ended December 31, 2020.

See “Unaudited Pro Forma Condensed Combined Financial Information” in this Circular.

Selected Pro Forma Financial Information

(USD$ in thousands, except share and per share amounts)	Quarter Ended March 31, 2021	Year Ended December 31, 2020
Summary Pro Forma Balance Sheet
Cash and cash equivalents	$269,398	$224,768
Total assets	$1,822,547	$1,672,747
Notes Payable, net of current portion	$244,046	$248,066
Total liabilities	$966,057	$850,368
Total stockholders’ equity	$856,490	$822,379
Pro Forma Statement of Operations
Revenue	$282,649	$752,993
Gross profit	$183,182	$488,005
Net income before non-controlling interest	$7,110	$4,647
Net income per share - basic	$0.04	$0.03
Net income per share - diluted	$0.04	$0.03
Weighted average shares used in computation of net income per share - basic	167,585,452	155,078,973
Weighted average shares used in computation of net income per share - diluted	175,282,041	159,832,318

RISK FACTORS

The following risk factors should be considered by Harvest Shareholders in evaluating whether to approve the Arrangement Resolution. These risk factors should be considered in conjunction with the other information contained in this Circular and documents Harvest has filed with the Securities and Exchange Commission. These risk factors relate to the Arrangement.

Risks Related to the Arrangement

There can be no assurance that all of the conditions precedent to closing of the Arrangement will be satisfied.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of Harvest’s control, including receipt of the Final Order, receipt of Harvest Shareholder Approval and receipt of the Required Regulatory Approvals.

In addition, the completion of the Arrangement by Harvest and Trulieve is conditional on, among other things, no Material Adverse Effect having occurred or having been disclosed to the public (if previously undisclosed to the public) in respect of the other Party.

There can be no certainty, nor can Harvest and Trulieve provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of Harvest Shares may be adversely affected.

The Required Regulatory Approvals may not be obtained or, if obtained, may not be obtained on a favorable basis.

To complete the Arrangement, each of Harvest and Trulieve must make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities. The Required Regulatory Approvals have not been obtained yet. The regulatory approval processes may take a lengthy period of time to complete, which could delay completion of the Arrangement. If obtained, the Required Regulatory Approvals may be conditioned, with the conditions imposed by the applicable Governmental Entity not being acceptable to either Harvest or Trulieve, or, if acceptable, not being on terms that are favorable to the Combined Company. There can be no assurance as to the outcome of the regulatory approval processes, including the undertakings and conditions that may be required for approval or whether the Required Regulatory Approvals will be obtained. If not obtained, or if obtained on terms that are not satisfactory to either Harvest or Trulieve, the Arrangement may not be completed.

If the Arrangement is not completed, the market price of the Harvest Subordinate Voting Shares may be adversely affected.

If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of Harvest Subordinate Voting Shares may be materially adversely affected. Depending on the reasons for terminating the Arrangement Agreement, Harvest’s business, financial condition or results of operations could also be subject to various material adverse consequences, including as a result of paying the Harvest Termination Fee or the Harvest Reimbursement Fee.

Additionally, the market price for Harvest Subordinate Voting Shares and the market price of stock of other companies operating in the cannabis industry has been extremely volatile. The volatility of the market price for Harvest Subordinate Voting Shares may be based on speculative trading of Harvest Subordinate Voting Shares and merger arbitrage.

During the year ended December 31, 2020, the trading price of Harvest Subordinate Voting Shares ranged between a low sales price of $0.63 and a high sales price of $3.57 and included single day fluctuations as high as

31.8%. The market price of Harvest Subordinate Voting Shares may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Harvest’s control, including the following: (i) actual or anticipated fluctuations in Harvest’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to Harvest; (iv) the addition or departure of Harvest’s executive officers or other key personnel; (v) the release or expiration of lock-up or other transfer restrictions on Harvest Shares; (vi) sales or perceived sales, or the expectation of future sales, of Harvest Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Harvest or Harvest’s competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the cannabis industry or Harvest’s target markets.

Investors may also purchase Harvest Subordinate Voting Shares to hedge existing exposure in Harvest Subordinate Voting Shares or to speculate on the price of Harvest Subordinate Voting Shares. Speculation on the price of Harvest Subordinate Voting Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of Harvest Subordinate Voting Shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase Harvest Subordinate Voting Shares for delivery to lenders of such Harvest Subordinate Voting Shares. Those repurchases may, in turn, dramatically increase the price of Harvest Subordinate Voting Shares until investors with short exposure are able to purchase additional Harvest Subordinate Voting Shares, as applicable, to cover their short position. This phenomenon is often referred to as a “short squeeze.” A short squeeze could exacerbate volatile price movements in Harvest Subordinate Voting Shares that are not directly correlated to the operating performance or prospects of Harvest. Once investors purchase the Harvest Subordinate Voting Shares necessary to cover their short position, Harvest’s share price will likely decline rapidly and substantially relative to its levels during the short squeeze with such decline being unrelated to operating performance or prospects of Harvest, and may not return to levels at or above those during the short squeeze for a long time or at all. As a result, if an investor purchases Harvest Subordinate Voting Shares during a short squeeze, the investor will be at an increased risk of failing to sell the Harvest Subordinate Voting Shares at a price greater than what the investor paid for them and losing some or all of the investor’s investment.

There can be no assurance that the Arrangement will not be terminated by Harvest or Trulieve in certain circumstances.

Each of Harvest and Trulieve has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement. Accordingly, there can be no certainty, nor can Harvest provide any assurance that the Arrangement will not be terminated by either of Harvest or Trulieve prior to the completion of the Arrangement. In addition, if the Arrangement is not completed by the Outside Date, which Outside Date may be automatically extended in the event that the Required Regulatory Approvals have not been obtained by February 28, 2022 until the earlier of (i) the date that is 10 Business Days following the satisfaction or waiver of all conditions to Closing as set out in the Arrangement Agreement, and (ii) December 31, 2022, either Harvest or Trulieve may choose to terminate the Arrangement Agreement. The Arrangement Agreement also includes termination amounts payable if the Arrangement Agreement is terminated in certain circumstances. Additionally, any termination will result in the failure to realize the expected benefits of the Arrangement in respect of the operations and business of Harvest and Trulieve.

The termination amounts provided under the Arrangement Agreement may discourage other parties from attempting to acquire Harvest or Trulieve.

Under the Arrangement Agreement, Harvest is required to pay to Trulieve the Harvest Termination Fee of $100 million in the event the Arrangement Agreement is terminated in connection with entry into a Superior Proposal. The Harvest Termination Fee may discourage other parties from attempting to acquire Harvest Subordinate Voting Shares or otherwise make an Acquisition Proposal to Harvest, even if those parties would otherwise be willing to offer greater value to Harvest Shareholders than that offered by Trulieve under the Arrangement.

The uncertainty surrounding the Arrangement could negatively impact Harvest’s current and future operations, financial condition and prospects.

As the Arrangement is dependent upon receipt, among other things, of the Required Regulatory Approvals and satisfaction of certain other conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of Harvest’s resources to the completion thereof could have a negative impact on its relationships with its stakeholders and could negatively impact current and future operations, financial condition and prospects of Harvest.

In addition, Harvest has, and will continue to, incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed.

Restrictions during the pending Arrangement that prevent Harvest from pursuing business opportunities could have an adverse effect on Harvest.

Each of Harvest and Trulieve is subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, the Parties are restricted from soliciting, initiating or knowingly encouraging any Acquisition Proposal, among other things. The Arrangement Agreement also restricts them from taking specified actions until the Arrangement is completed without the consent of the other Party. These restrictions may prevent each Party from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.

There can be no assurance that the value of the Trulieve Subordinate Voting Shares received by Harvest Shareholders will equal or exceed the value of the Harvest Shares prior to the Effective Date.

The Exchange Ratio will not increase or decrease due to fluctuations in the market price of Harvest Subordinate Voting Shares or Trulieve Subordinate Voting Shares; provided, the Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings. The market price of Harvest Subordinate Voting Shares or Trulieve Subordinate Voting Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, as a result of the differences between Harvest’s and Trulieve’s actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Trulieve Subordinate Voting Shares that holders of Harvest Shares will receive on the Effective Date. There can be no assurance that the market value of the Trulieve Subordinate Voting Shares that the holders of Harvest Shares will receive on the Effective Date will equal or exceed the market value of the Harvest Shares held by such Harvest Shareholders prior to the Effective Date. Similarly, there can be no assurance that the trading price of Trulieve Subordinate Voting Shares will not decline following the completion of the Arrangement.

The foregoing risks or other risks arising in connection with the failure of the Arrangement, including the diversion of management’s attention from conducting the business of Harvest, may negatively impact Harvest’s business operations, financial results and share price.

If the Arrangement is not approved by the Harvest Shareholders, or the Arrangement is otherwise not completed, then the market price for Harvest Subordinate Voting Shares may decline.

If the Arrangement is not approved by the Harvest Shareholders, or the Arrangement is otherwise not completed, then the market price of the Harvest Subordinate Voting Shares may decline to the extent that the current market price of the Harvest Subordinate Voting Shares reflects an assumption by the market that the Arrangement will be completed. If the Arrangement Resolution is not approved and the Harvest Board decides to seek another merger or Arrangement, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the value of the Trulieve Subordinate Voting Shares to be transferred pursuant to the Arrangement.

Potential payments to Harvest Shareholders who exercise Dissent Rights could have an adverse effect on the Combined Company’s financial condition or prevent the completion of the Arrangement.

Harvest Shareholders have the right to exercise Dissent Rights and demand payment equal to the fair value of their Harvest Shares. If Dissent Rights are exercised in respect of a significant number of Harvest Shares, a substantial payment may be required to be made to such Harvest Shareholders, which could have an adverse effect on the Combined Company’s financial condition and cash resources. Further, Trulieve’s obligation to complete the Arrangement is conditional upon Harvest Shareholders holding no more than 5% of the outstanding Harvest Shares having exercised Dissent Rights. Accordingly, the Arrangement may not be completed if Harvest Shareholders exercise Dissent Rights in respect of more than 5% of the outstanding Harvest Shares.

Other than publicly-available information, Harvest has relied on information made available by Trulieve.

Other than publicly-available information, all historical information relating to Trulieve presented in this Circular, has been provided in exclusive reliance on the information made available by Trulieve and their respective Representatives. Although Harvest has no reason to doubt the accuracy or completeness of the information provided herein by Trulieve, any inaccuracy or omission in such information contained in this Circular could result in unanticipated liabilities or expenses, increase the cost of integrating the Combined Company or adversely affect the operational plans of the combined entities and its result of operations and financial condition at Trulieve and may negatively affect the price of Trulieve Shares.

The Harvest directors and executive officers have interests in the Arrangement that are different from those of the Harvest Shareholders.

In considering the recommendation of the Harvest Board to vote in favor of the Arrangement Resolution, Harvest Shareholders should be aware that certain members of the Harvest Board and management team have agreements or arrangements that provide them with interests in the Arrangement that differ from, or are in addition to, those of Harvest Shareholders generally. See “Interests of Directors and Officers of Harvest in the Arrangement.”

Another attractive take-over, merger or business combination may not be available if the Arrangement is not completed.

If the Arrangement is not completed and is terminated, there can be no assurance that Harvest will be able to find a party willing to pay equivalent or more attractive consideration than the Consideration to be provided by Trulieve under the Arrangement or be willing to proceed at all with a similar transaction or any alternative transaction.

While the Arrangement is pending, Harvest is restricted from taking certain actions.

The Arrangement Agreement restricts Harvest from taking certain specified actions until the Arrangement is completed without the consent of Trulieve. These restrictions may prevent Harvest from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Harvest.

Restrictions on Harvest’s ability to solicit acquisition proposals from other potential purchasers.

While the terms of the Arrangement Agreement permit Harvest to consider unsolicited Acquisition Proposals, the Arrangement Agreement restricts Harvest from soliciting third parties to make an Acquisition Proposal. See “The Arrangement Agreement and Related Agreements – Covenants Regarding Non-Solicitation.”

Harvest will incur costs even if the Arrangement is not completed and may have to pay the Harvest Termination Fee.

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by Harvest even if the Arrangement is not completed. Given Harvest’s current financial condition, there is no assurance that Harvest will have the funds to pay these costs which would adversely affect the share price of

Harvest Shares. If the Arrangement Agreement is terminated, Harvest may be required in certain circumstances to pay Trulieve the Harvest Termination Fee.

Following completion of the Arrangement, Former Harvest Shareholders will not have the ability to significantly influence certain corporate actions of Trulieve.

Immediately following the completion of the Arrangement, Former Harvest Shareholders are expected to own approximately 26.7% of the Trulieve Shares on a fully diluted basis (as of May 10, 2021), based on the number of Trulieve Shares outstanding upon completion of the Arrangement and assuming that (i) there are no Dissenting Harvest Shareholders, (ii) there are no Harvest Options exercised prior to the Effective Time and (iii) there are no Harvest Warrants exercised prior to the Effective Time. Former Harvest Shareholders (other than Trulieve and any Dissenting Harvest Shareholders) will not be in a position to exercise significant influence over all matters requiring shareholder approval, including the election of directors, determination of significant corporate actions, amendments to Trulieve’s articles of incorporation and the approval of any business combinations, mergers or takeover attempts.

Risks associated with COVID-19 and disease outbreaks

A local, regional, national or international outbreak of a contagious disease, including the COVID-19 virus could, (i) delay or prevent the satisfaction of the conditions precedent to the completion of the Arrangement, including the receipt of required regulatory or third-party approvals, (ii) result in a reduction in the demand for, and prices of, Harvest’s and Trulieve’s products, (iii) cause shortages of employees to staff Harvest’s and Trulieve’s facilities, (iv) interrupt supplies from third parties upon which Harvest’s and Trulieve’s relies, (v) result in governmental regulation adversely impacting Harvest’s and Trulieve’s respective businesses, including restrictions to contain the virus being imposed which may restrict, among other things, movement of individuals or the operation of certain businesses, and (vi) otherwise have a negative effect on Harvest’s and Trulieve’s respective business, financial condition and results of operations. Such adverse effect could be rapid and unexpected.

Risks Related to the Combined Company

Harvest and Trulieve may not integrate successfully.

Harvest and Trulieve intend to integrate their operations together. However, operational and strategic decisions and staffing decisions have not yet been made. As a result, the Arrangement will present challenges to management, including the integration of management structures, operations, information technology and accounting systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees or customers. These decisions and the integration of Harvest’s and Trulieve’s operations may present challenges to management, including the integration of systems and personnel, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees.

The ability to realize the benefits of the Arrangement may depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on the Combined Company’s ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating Harvest’s and Trulieve’s businesses following completion of the Arrangement. The performance of the Combined Company after completion of the Arrangement could be adversely affected if the Combined Company cannot retain key employees to assist in the ongoing operations. As a result of these factors, it is possible that the cost reductions and synergies expected will not be realized.

The difficulties that management of the Combined Company encounters in the transition and integration processes could have an adverse effect on the revenues, level of expenses and operating results of the Combined Company. The amount and timing of the synergies the Parties hope to realize may not occur as planned. As a result of these factors, it is possible that any anticipated benefits from the Arrangement will not be realized.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement.

The pro forma financial statements contained in this Circular are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement for a number of reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Harvest and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the Arrangement. For example, the impact of any incremental costs incurred in integrating Harvest and Trulieve is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the Combined Company following the Arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Arrangement. Any potential decline in the Combined Company’s financial condition or results of operations may cause a significant decrease in the share price of Trulieve.

The issuance and future sale of Trulieve Subordinate Voting Shares could affect the market price for Trulieve Subordinate Voting Shares.

Based on the number of outstanding Harvest Shares as of July 8, 2021, Trulieve currently expects to issue and make available for issuance at the Effective Time an aggregate of 48,487,651 Trulieve Subordinate Voting Shares, if the Exchange Ratio has not been downwardly adjusted by the Adjustment Factor. The issuance of these shares, and the sale of Trulieve Subordinate Voting Shares in the public market from time to time, could depress the market price for Trulieve Subordinate Voting Shares.

It may be challenging for the Combined Company to service additional indebtedness incurred.

The Combined Company may be required to draw down or incur additional indebtedness under its credit facilities or other sources of debt financing. The additional indebtedness will increase the interest payable by the Combined Company from time to time until such amounts are repaid, which will represent an increase in the Combined Company’s cost and a potential reduction in its income. In addition, the Combined Company may need to find additional sources of financing to repay this amount when it becomes due, which could have an adverse effect on the Combined Company.

Enforcement of rights against the Combined Company in Canada may not be possible.

Trulieve is located outside Canada and certain of its directors, officers and experts are expected to continue to reside outside of Canada. Accordingly, it may not be possible for shareholders to effect service of process within Canada upon the Combined Company or the majority of its directors, officers or experts, or to enforce judgments obtained in Canadian courts against the Combined Company or certain of its directors, officers or experts.

Cannabis remains illegal under US federal law

Harvest and Trulieve currently engage in the cannabis industry in the United States, both directly and indirectly, where local and state laws permit such activities. However, cannabis is a Schedule I controlled substance pursuant to the United States Controlled Substances Act and is illegal under U.S. federal law. Even in those states in which the use of cannabis has been legalized, the manufacturing, distributing, selling and possessing cannabis remains a violation of federal law. Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, strict enforcement of federal law regarding cannabis would harm each of Harvest’s and Trulieve’s respective businesses, prospects, results of operations, and financial condition. The business activities of Harvest and Trulieve, while believed to be compliant with applicable state and local U.S. law, are illegal under U.S. federal law.

Harvest and Trulieve are subject to a number of other risks relating to the cannabis industry in the United States and the laws and regulations applicable thereto.

To the extent the Combined Company is not able to be competitive, such inability could adversely affect the Combined Company’s results.

The Combined Company expects significant competition from other companies. Some of these companies may have significantly greater financial, technical, marketing and other resources than the Combined Company, may be able to devote greater resources to the development, promotion, sale and support of their products and services, and may have more extensive customer bases and broader customer relationships. The Combined Company’s future success depends upon its ability to achieve competitive per unit costs through increased production and on its ability to produce and sell higher margin products. To the extent that the Combined Company is not able to produce its products at competitive prices or consumers prioritize established low margin products over innovative, higher margin products, the Combined Company’s business, financial condition and results of operations could be materially and adversely affected.

Should the size of the cannabis market increase as projected, the overall demand for products and number of competitors will increase as well, and in order for the Combined Company to be competitive it will need to invest significantly in research and development, market development, marketing, production expansion, new client identification, distribution channels and client support. If the Combined Company is not successful in obtaining sufficient resources to invest in these areas, the Combined Company’s ability to compete in the market may be adversely affected, which could materially and adversely affect the Combined Company’s business, financial condition, results of operations and prospects.

Any ability to secure necessary supplies and services from third-party suppliers, manufacturers and contractors could have a material adverse impact on the Combined Company’s business.

The Combined Company intends to maintain a full supply chain for the provision of products and services to the regulated cannabis industry. Due to the variability surrounding the regulation of cannabis in the U.S., the Combined Company’s third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for the Combined Company’s operations. Loss of these suppliers, manufacturers and contractors, including for non-cannabis based products coming from the U.S., may have an adverse effect on the Combined Company’s business, financial condition, results of operations and prospects.

In addition, any significant interruption, negative change in the availability or economics of the supply chain or increase in the prices for the products or services provided by any such third party suppliers, manufacturers and contractors could materially impact the Combined Company’s business, financial condition, results of operations and prospects. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the Combined Company’s business, financial condition, results of operations and prospects.

U.S. state and local regulation of cannabis is uncertain and changing.

There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, the Combined Company’s business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could materially adversely affect the Combined Company, its business and its assets or investments.

The rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. Notwithstanding the Combined Company’s efforts and diligence, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that the Combined Company will receive the requisite licenses, permits or cards to continue operating its business.

In addition, local laws and ordinances could restrict the Combined Company’s business activity. Although the Combined Company’s operations are legal under the laws of the states in which it will operate, local governments have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances and similar laws could be adopted or changed and have a material adverse effect on the Combined Company’s business.

Multiple states where medical and/or adult use cannabis is legal have or are considering special taxes or fees on businesses in the marijuana industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material adverse effect upon the Combined Company’s business, prospects, revenue, results of operation and financial condition.

Risk Factors Related to the Operations of Trulieve

Whether or not the Arrangement is completed, Trulieve will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed in Trulieve’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 filed with the SEC on EDGAR and with certain Canadian securities regulators on SEDAR.

Risk Factors Related to the Operations of Harvest

Whether or not the Arrangement is completed, Harvest will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed in Harvest’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 filed with the SEC on EDGAR and with certain Canadian securities regulators on SEDAR.

Risks Related to Taxes

If the Arrangement does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders may be required to pay substantial U.S. federal income taxes

The Arrangement is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Harvest and Trulieve intend to report the Arrangement consistent with such qualification. If the IRS or a court determines that the Arrangement should not be treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Harvest Shares would generally recognize taxable gain or loss upon the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement. See the discussion under the heading “Certain U.S. Federal Income Tax Considerations” below.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This Circular is being provided to Harvest Shareholders as part of a solicitation of proxies by the Harvest Board for use at the Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This Circular provides Harvest Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held online via live webcast on August 11, 2021 at 10:00 a.m. Pacific Time. There will be no physical location for Harvest Shareholders to attend. Harvest Shareholders may only participate by logging in at https://web.lumiagm.com/208164211, where you will be able to attend the Meeting via live webcast. Online check-in will begin at 9:00 a.m. Pacific Time, and you are encouraged to allow ample time for the online check-in procedures. Harvest intends to mail this Circular and the enclosed form of proxy to the Harvest Shareholders entitled to vote at the Meeting on or about July 21, 2021.

Purpose of the Meeting

The Meeting is being called for the following purposes:

1.

to consider and, if thought advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “E” to the accompanying Circular, the Arrangement under Division 5 of Part 9 of the BCBCA pursuant to which, among other things, Trulieve will acquire all of the issued and outstanding Harvest Shares, all as more particularly described in this Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of this Circular;

2.	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the Articles of Harvest;

3.

to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement);

4.

to receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021;

5.	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the Harvest Board to fix their remuneration; and

6.	to transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.

Recommendation of the Harvest Board

The Harvest Board unanimously recommends that Harvest Shareholders vote “FOR” the Arrangement Resolution in Proposal 1, “FOR” the setting of the number of directors at six in Proposal 2, “FOR” the re-election of the nominees in Proposal 3 and “FOR” the appointment and remuneration of auditors in Proposal 4.

Record Date

The record date for determining the Harvest Shareholders entitled to receive notice of and vote at the Meeting is the close of business on July 12, 2021 (the “Record Date”). Only Harvest Shareholders whose names have been entered in the register of Harvest Shareholders as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. The number of Subordinate Voting Shares outstanding and entitled to vote at the Meeting is 256,074,595. Harvest Subordinate Voting Shares are entitled to one vote per share. The number of Harvest Multiple Voting Shares outstanding and entitled to vote at the Meeting is 1,561,677.79. Harvest Multiple Voting Shares are entitled to 100 votes per share. The number of Harvest Super Voting outstanding and entitled to vote at the Meeting is 2,000,000. Harvest Super Voting Shares are entitled to 200 votes per share.

Solicitation of Proxies

This Circular is furnished by management of Harvest in connection with the solicitation of proxies for use at the Meeting to be held virtually at https://web.lumiagm.com/208164211 on August 11, 2021 at 10:00 a.m. Pacific Time, and at any postponements or adjournments of the Meeting.

The solicitation of proxies by this Circular is being made by or on behalf of Harvest’s management. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited by telephone, over the Internet or in writing. In addition, Harvest has retained the services of Equiniti (US) Services LLC to solicit proxies for a fee of approximately $10,000, and Harvest has also agreed to reimburse out-of-pocket expenses of $1,500 and Harvest has also agreed to reimburse certain out-of-pocket expenses and to indemnify it against certain liabilities arising out of or in connection with such engagement. The cost of the solicitation will be borne by Harvest.

Quorum

Subject to the special rights and restrictions attached to the Shares of any class or series of Shares, the quorum for the transaction of business at a meeting of Harvest Shareholders is one person who is, or who represents by proxy, one or more Harvest Shareholders who, in the aggregate, hold at least 5% of the issued Shares entitled to be voted at the meeting as of the Record Date.

Required Vote

No.	Proposal	Votes Necessary
1.	Arrangement Resolution Proposal

Approval requires the affirmative vote of 66 2/3% of votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Arrangement Resolution Proposal.

2.	Setting the Number of Directors

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Setting the Number of Directors Proposal.

3.	Director Election Proposal

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Director Election Proposal.

No.	Proposal	Votes Necessary

4.	Auditor Proposal

Approval requires the affirmative vote of a majority of the votes cast by the holders of Harvest Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class.

Abstentions and broker non-votes will not be counted as votes cast and will not affect the voting results of the Auditor Proposal.

Persons Entitled to Vote

If you were a Registered Harvest Shareholder as of the close of business on the Record Date, you are entitled to attend the Meeting and cast that number of votes attaching to each Harvest Share registered in your name on all resolutions put before the Meeting. If Harvest Shares are registered in the name of a corporation, a duly authorized officer of the corporation may attend on its behalf, but documentation indicating such officer’s authority should be presented at the Meeting. If you are a Registered Harvest Shareholder but do not wish to, or cannot, attend the Meeting you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions. If your Harvest Shares are registered in the name of a “nominee” (usually a bank, trust company, securities dealer or other financial institution) you should refer to the section entitled “Beneficial Shareholders” set out below.

It is important that your Harvest Shares be represented at the Meeting regardless of the number of Harvest Shares you hold. If you will not be attending the Meeting, we invite you to complete, date, sign and return your form of proxy or voting instruction form as soon as possible so that your Harvest Shares will be represented.

Beneficial Shareholders

If your Harvest Shares are not registered in your own name, they will be held in the name of a “nominee,” usually a bank, trust company, securities dealer or other financial institution (“Intermediary”) and, as such, your nominee will be the entity legally entitled to vote your Harvest Shares and must seek your instructions as to how to vote your Harvest Shares.

Accordingly, Non-Registered Harvest Shareholder who have not waived the right to receive the Notice of Meeting, Circular, and form of proxy will typically either:

(a)

be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Harvest Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “VIF”) which the Intermediary must follow. Typically, the VIF will consist of a one-page pre-printed form. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada and in the United States. Broadridge typically prepares a machine readable VIF, mails those forms to Non-Registered Harvest Shareholder and asks Non-Registered Harvest Shareholder to return the forms to Broadridge or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Additionally, Harvest may utilize Broadridge’s QuickVoteTM service to assist eligible Harvest Shareholders with voting their shares directly over the phone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of the Shares to be represented at the Meeting. Sometimes, instead of the one-page pre-printed form, the VIF will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for this form of proxy to validly constitute a voting instruction form, the Non-Registered Harvest Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(b)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Harvest Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Harvest Shareholder when submitting the proxy. In this case, the Non-Registered Harvest Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Odyssey.

In either case, the purpose of these procedures is to permit Non-Registered Harvest Shareholder to direct the voting of their Harvest Shares. Should a Non-Registered Harvest Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote (or have another person attend and vote on behalf of the Non-Registered Harvest Shareholder), the Non-Registered Harvest Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Harvest Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. In either case, Non-Registered Harvest Shareholder should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the voting instruction form or the proxy is to be delivered.

The Notice of Meeting and this Circular are being sent to both Registered Harvest Shareholders and Non-Registered Harvest Shareholders of Harvest Shares and to non-objecting beneficial owners under NI 54-101. Management of Harvest does not intend to pay for Intermediaries to forward to objecting beneficial owners under NI 54-101 the proxy-related materials and Form 54-101F7—Request for Voting Instructions Made by Intermediary to objecting Non-Registered Harvest Shareholders, so that an objecting beneficial owner will not receive the materials unless the objecting beneficial owner’s Intermediary assumes the cost of delivery. Please carefully review and return your voting instructions as specified in the request for voting instructions form or form of proxy.

If you have any questions or require more information with respect to voting your Harvest Shares at the Meeting, please contact Odyssey by telephone at (888) 290-1175 or by e-mail at https://odysseytrust.com/Transfer-Agent/Contact.

Solicitation of Proxies

Whether or not you plan to attend the Meeting, management of Harvest, with the support of the Harvest Board, requests that you fill out your form of proxy or proxies to ensure your votes are cast at the Meeting. This solicitation of your proxy or proxies (your vote) is made on behalf of management of Harvest. The cost of this solicitation will be borne by Harvest.

It is expected that the solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone, email, internet, facsimile transmission or other electronic or other means of communication by directors, officers, employees, agents or other Representatives of Harvest.

What is a Proxy?

A form of proxy is a document that authorizes someone to attend the Meeting and cast your votes for you. We have enclosed a form of proxy with this Circular. You should use it to appoint a proxyholder, although you can also use any other legal form of proxy.

Revocation of Proxies

If you want to revoke your proxy after you have delivered it, you can do so at any time before it is used. You may do this by (a) attending the Meeting and voting if you were a Registered Harvest Shareholder at the Record

Date; (b) signing a proxy bearing a later date and depositing it in the manner and within the time described above under the heading “Appointment of Proxies”; (c) signing a written statement which indicates, clearly, that you want to revoke your proxy and delivering this signed written statement to the registered office of Harvest at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281; or (d) in any other manner permitted by law.

Appointing a Proxyholder

The persons named in the enclosed form of proxy are directors and officers of Harvest. A Harvest Shareholder who wishes to appoint some other person to represent such Harvest Shareholder at the Meeting may do so by crossing out the name on the form of proxy and inserting the name of the person proposed in the blank space provided in the enclosed form of proxy. Such other person need not be a Harvest Shareholder. To vote your Harvest Shares, your proxyholder must attend the Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxyholder.

Voting Support and Lock-Up Agreements

On May 10, 2021, concurrently with the execution of the Arrangement Agreement, Trulieve entered into Harvest Voting Support Agreements and Harvest Voting Support and Lock-Up Agreements with certain Harvest Shareholders. Such Harvest Shareholders beneficially own, directly or indirectly, or exercise voting control or direction over, in the aggregate, more than 55% of the outstanding Harvest Shares as at the date of this Circular and have agreed, subject to the terms of the Harvest Voting Support Agreements and Harvest Voting Support and Lock-Up Agreements, as applicable, to, inter alia, vote their Harvest Shares in favor of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement.

In addition, the Harvest Shareholders that entered into the Harvest Voting Support and Lock-Up Agreements, agreed to restrictions on the transfer of the Harvest Shares held by such Harvest Shareholders prior to the Effective Time and the Trulieve Shares received as consideration for such Harvest Shareholder’s Harvest Shares. Further, such Harvest Shareholders agreed that any of their Harvest Shares which are subject to existing lock-up agreements will continue to be subject to such transfer restrictions pursuant to the existing lock-up agreements, and any Trulieve Shares received at the Effective Time in exchange for such locked-up Harvest Shares will be subject to the existing lock-up agreements.

The foregoing is a summary of the principal terms of the Harvest Voting Support Agreements and the Harvest Voting Support and Lock-Up Agreements. This summary does not purport to be complete and is qualified in its entirety by the complete text of the Harvest Voting Support Agreement and the Harvest Voting Support and Lock-Up Agreement, copies of the form of each being available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Dissenting Harvest Shareholders’ Rights

Under the provisions of the Plan of Arrangement, the Interim Order and the BCBCA, Registered Harvest Shareholders will have the right to dissent with respect to the Arrangement Resolution, as further described in this Circular. If the Arrangement becomes effective, any Registered Harvest Shareholder as of the Record Date that dissents and complies with the applicable provisions of the BCBCA as amended or supplemented by the Plan of Arrangement, the Interim Order and any other order of the Court will be entitled to be paid the fair value of such shareholder’s Harvest Shares by Harvest. This right to dissent is described in this Circular, in the Plan of Arrangement which is attached to this Circular as Appendix “C” and in Sections 237 to 247 of the BCBCA, a copy of which is attached to this Circular as Appendix “I.” If you are a Registered Harvest Shareholder and wish to dissent in respect of the Arrangement Resolution, you must provide a written dissent notice containing the information set out in section 242 of the BCBCA, as described in this Circular, to Harvest by writing to Harvest at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281, Attention: Nicole Stanton, Vice President, General Counsel and Corporate Secretary (email: harvestlegalmatters@harvestinc.com), not later than 4:00 p.m.

(Vancouver Time) on the date that is two Business Days immediately prior to the Meeting or any date to which the Meeting may be postponed or adjourned. If you do not strictly comply with this requirement and the requirements of the BCBCA as amended or supplemented by the Plan of Arrangement, the Interim Order and any other order of the Court, you could lose your right to dissent.

DESCRIPTION OF THE ARRANGEMENT

PROPOSAL 1: ARRANGEMENT RESOLUTION

Recommendation of the Harvest Board

The Harvest Board, after careful consideration, consultation with its legal and financial advisors and reviewing the Moelis Fairness Opinion, and following the receipt and review of a unanimous recommendation of the Harvest Special Committee, believes that the Arrangement is in the best interest of Harvest and is fair to the Harvest Shareholders. The Harvest Board unanimously recommends that Harvest Shareholders vote “FOR” the Arrangement Resolution.

Recommendation of the Harvest Special Committee

The Harvest Special Committee, after consultation with Harvest management and receipt of advice and assistance of its and Harvest’s financial and legal advisors and after careful consideration of a number of alternatives and factors, including, among others, the Haywood Fairness Opinion and the factors set out below under the heading “Harvest’s Reasons for the Arrangement,” unanimously determined that the Arrangement and entry into the Arrangement Agreement and related agreements are in the best interests of Harvest and the Harvest Shareholders and unanimously determined to recommend to the Harvest Board that it approve and authorize Harvest to enter into the Arrangement Agreement and related agreements. The Harvest Special Committee unanimously recommends that Harvest Shareholders vote “FOR” the Arrangement Resolution.

Background to the Arrangement

The execution of the Arrangement Agreement is the result of extensive arm’s length negotiations among representatives of Harvest and Trulieve and their respective legal and financial advisors. The following is a summary of the material events which led to the negotiations of the Arrangement Agreement and the meetings, negotiations, discussions and actions between the parties that preceded the execution and public announcement of the Arrangement Agreement.

The management teams of each of Harvest and Trulieve regularly consider and investigate opportunities to enhance value for their respective shareholders, including monitoring the activities and assets of various industry participants in order to identify possible strategic transactions. Accordingly, each of Harvest and Trulieve had general knowledge of each other’s operations and assets. There was no pre-existing relationship between Harvest and Trulieve.

Harvest did not conduct a formal sales process but has been in active dialogue with a variety of potential counterparties from time to time with respect to a range of possible value enhancing transactions, including financings, acquisitions or mergers with Harvest. In connection with such discussions, Harvest entered into, or proposed to enter into, confidentiality agreements with each such counterparty and maintained a data room to provide access to due diligence information to such parties on a confidential basis. Several advanced-stage discussions, including potential financings and acquisition proposals, were considered from time to time; however, other than as previously disclosed to the market, none ultimately resulted in binding transaction terms.

The CEOs of Trulieve and Harvest have known each other since appearing on an industry panel in 2018. They have exchanged ideas and share a philosophy that profitability metrics are crucial to the health of their respective businesses. As Harvest expanded its operations, it studied a number of competitors, including Trulieve’s Florida business, as models for market penetration.

In early December 2020, the CEO of Trulieve telephoned the CEO of Harvest. They discussed the prospects for initiating a process to consider a possible transaction between their companies. The CEO of Harvest advised that discussions were ongoing on refinancing proposals and at some point that refinancing may become a higher priority for Harvest than any discussions between their two companies. The CEOs agreed that their respective organizations should negotiate a confidentiality agreement to facilitate further discussions.

Harvest provided a form of confidentiality agreement to Trulieve. Once comments from Trulieve had been considered, the parties agreed to an appropriate form of confidentiality agreement.

On December 3, 2020, Harvest and Trulieve entered into a confidentiality agreement setting out the terms under which Harvest and Trulieve might engage in discussions or the exchange of confidential information.

Once the confidentiality agreement was in place, the CEOs continued discussions. Following discussions on December 10, 2020, the CEO and CFO of each of Harvest and Trulieve met by video conference to present and discuss models for their businesses. Harvest provided its model to the CFO of Trulieve before Christmas of 2020.

The CFO of Harvest and two accounting staff members met with the CFO and accounting staff of Trulieve and Canaccord Genuity Corp. (“Canaccord”), Trulieve’s financial advisor, on January 6, 2021. On January 7, 2021, the CEOs of each of Harvest and Trulieve discussed high level business issues that Harvest considered gating items to further discussions.

On January 8, 2021, Trulieve presented a draft letter of intent to Harvest. Between January 8 and January 11, 2021, the CEO of each of Trulieve and Harvest discussed the draft letter of intent with a focus on considering the refinancing opportunities for Harvest.

On January 11, 2021, Trulieve sent Harvest a revised draft of a preliminary letter of intent outlining its initial proposal. Discussions and due diligence investigations ensued between the senior management teams of Harvest and Trulieve. Certain of the directors and advisors to the Harvest Board became engaged in these discussions. Harvest management, with the authorization of the Harvest Board, continued throughout this period to pursue discussions with a number of other potential merger candidates and targets, and to evaluate refinancing sources.

On January 13, 2021, the Harvest Board met and, among other things, discussed the refinancing and potential opportunities to engage in a merger transaction. The Harvest Board noted receipt of the draft letter of intent from Trulieve and authorized Harvest management to respond to the draft terms.

The CEOs of Harvest and Trulieve appeared at an industry conference on January 14, 2021. Discussions continued that day between the CEOs. In mid-January 2021, Harvest was preoccupied with internal planning and marketing relating to the commencement of recreational sales of cannabis in Arizona, which began on January 22, 2021. The CEOs of the two parties discussed implementation of this business change.

On January 22, 2021, the CEO and CFO of Harvest briefed Dan Reiner and Scott Atkison in relation to the letter of intent and commercial issues between Harvest and Trulieve.

On January 25 and 26, 2021, the CEO of Harvest and the CEO of Trulieve continued discussions regarding face-to-face negotiations of key commercial terms.

On February 3, 2021, Harvest provided Trulieve with financial analysis suggesting amending the initial proposal price.

On February 8, 2021, Trulieve responded with financial analysis outlining certain concerns with Harvest’s February 3, 2021 financial analysis. Representatives of Harvest, including the CEO, CFO and Scott Atkison, Trulieve and Canaccord held discussions regarding comments on the financial analysis prepared by Harvest. Following this meeting, Harvest continued to refine its financial analysis.

On February 17, 2021, Harvest provided additional financial analysis supporting a proposed amendment to the initial proposal.

On February 23, 2021, members of Trulieve and Harvest’s management teams met in Chicago to discuss the initial proposal and the amendments proposed thereto. At this meeting, Trulieve provided Harvest with additional financial analysis supporting a revised proposal.

On February 23 and 24, 2021, Harvest’s CEO met with representatives of another potential merger partner (“Company A”) to discuss a potential transaction between the two companies, as well as management and corporate philosophy.

On February 26, 2021, Harvest received correspondence from Trulieve setting out a revised non-binding proposal letter (the “Proposal Letter”). The Proposal Letter set out non-binding transaction terms, including a proposed merger by way of a share exchange of securities of Trulieve for securities of Harvest, and was subject to, among other things, due diligence investigations, negotiation of transaction documentation, shareholder support, confidentiality and a proposed 45-day exclusivity period.

On March 1, 2021, the Harvest Board, the Harvest CFO and the Harvest VP Legal and General Counsel met, together with Special Advisor Dan Reiner to discuss the Proposal Letter. Harvest’s CEO provided an overview of the Proposal Letter to the Harvest Board and an update on his discussions with Company A. The Harvest Board discussed the two proposals in detail and reviewed, among other things, the financial position of Harvest, the business model of each business, certain performance metrics and implied offer transaction metrics, and it was determined that the Proposal Letter from Trulieve offered enhanced value for Harvest Shareholders relative to a proposed combination with Company A. The Harvest Board instructed Harvest’s CEO, subject to negotiation of certain additional protections and terms for Harvest, to continue negotiations with Trulieve on the Proposal Letter. Representatives of Harvest and Trulieve continued to negotiate the terms of the Proposal Letter.

On March 7, 2021, Harvest entered into the Proposal Letter with Trulieve.

On March 11, 2021, DLA Piper (Canada) LLP (“DLA Piper”), Canadian counsel to Trulieve, provided Harvest’s counsel with an initial draft of the proposed Arrangement Agreement. Throughout the following weeks, representatives and legal advisors of Harvest and Trulieve continued their due diligence investigations, exchanged drafts and negotiated the terms of the Arrangement Agreement, the Plan of Arrangement and the forms of Harvest Voting Support Agreements or Harvest Voting Support and Lock-Up Agreements.

On March 12, 2021, the Harvest Board met and received and considered, among other things, an update on discussions with Trulieve. The Harvest Board determined to continue these discussions in a further meeting to, among other things, consider the formation of any committees and appointment of outside advisors to assist with the potential transaction.

On March 14, 2021, the Harvest Board met with representatives of Harvest management, Harvest’s U.S. legal counsel, Troutman Pepper Hamilton Sanders LLP (“Troutman”), and Canadian legal counsel, Bennett Jones LLP (“Bennett Jones”). The Harvest Board received an update from Harvest management on discussions with Trulieve and the Proposal Letter and a briefing from Bennett Jones in relation to the fiduciary duties of directors in considering and evaluating a material transaction. The Harvest Board authorized the formation of the Harvest Special Committee consisting entirely of independent directors including Mark N. Barnard, as Chair of the Harvest Special Committee, together with Eula L. Adams, Michael Scott Atkison and Ana Dutra. The mandate of the Harvest Special Committee included the review and analysis of the Trulieve Proposal Letter, the engagement of advisors to assist in this work and the consideration of alternatives to the proposal and making any recommendations in relation thereto to the Harvest Board. The Harvest Board received an update regarding potential financial advisors to Harvest in connection with the transaction and authorized engagement with Moelis as financial advisor to Harvest to determine if terms for a financial advisory engagement could be arrived at.

Between March 16 and March 26, 2021, representatives of Harvest and Trulieve conducted reciprocal site visits to review certain of the assets and operations in Arizona and Florida. Following the site visits, the parties continued with their initial due diligence investigations, including completing due diligence reviews of business operations and assets, and continued to discuss the merits and terms of a potential transaction.

On March 29, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones and Moelis. The Harvest Special Committee received a briefing from representatives of Moelis, including transaction metrics, due diligence, site visits, and a general transaction timeline. The Harvest Special Committee received a briefing on the draft form of Arrangement Agreement.

Between March 29, 2021 and May 9, 2021, representatives of Harvest and Trulieve and their advisors met frequently via telephone and video conference as a group and individually to review due diligence inquiries and findings, negotiate the representations and warranties of each party and negotiate the form of the Arrangement Agreement.

Between March 31, 2021 and April 2, 2021, representatives of Harvest and Trulieve conducted site visits to review certain of the assets and operations of Harvest in Pennsylvania and Maryland.

Between March 29, 2021 and May 9, 2021, representatives of Harvest and Trulieve and their advisors met frequently via telephone and video conference as a group and individually to review due diligence inquiries and findings, negotiate the representations and warranties of each party and negotiate the form of the Arrangement Agreement.

On April 5, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones and Moelis. The Harvest Special Committee received a briefing from Moelis in relation to transaction considerations, financing scenarios, due diligence and transaction work streams. The Harvest Special Committee discussed the status of negotiations of the proposed transaction terms with Harvest management. Bennett Jones and Troutman discussed the status of legal due diligence, the draft Arrangement Agreement, and representations and warranties contained therein with the Harvest Special Committee.

On April 12, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee received a briefing from Moelis in connection with transaction considerations and work streams. The Harvest Special Committee discussed the status of negotiations with Harvest management, Troutman and Bennett Jones.

On April 14, 2021, Harvest entered into a formal engagement letter with Moelis in connection with the provision of financial advisory services to Harvest in connection with the proposed transaction with Trulieve.

On April 19, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee received a briefing from Moelis in relation to transaction metrics and transaction work streams. The Harvest Special Committee discussed the status of negotiations of the proposed transaction terms with Harvest management. Bennett Jones and Troutman discussed the status of legal due diligence, the draft Arrangement Agreement, and representations and warranties contained therein with the Harvest Special Committee. The Harvest Special Committee authorized entering into of an extension of the exclusivity period under the Proposal Letter, subject to reconfirming certain transaction expectations.

On April 21, 2021, Harvest and Trulieve entered into an amendment to the Proposal Letter which, among other things, but not including material transaction terms, provided for an extension of the exclusivity period through May 5, 2021.

On April 26, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee received a presentation from Moelis regarding transaction metrics, due diligence and the financial rationale for the transaction. Harvest management and the Harvest Special Committee reviewed financial modeling and diligence, and the status of discussions regarding the transaction. The Harvest Special Committee reviewed the status of diligence and draft transaction documentation with Bennett Jones and Troutman. The Harvest Special Committee authorized the retainer of a second financial advisor for the purpose of providing a fairness opinion independent of a success fee and other considerations.

On April 30, 2021, the Harvest Special Committee entered into a formal engagement letter with Haywood in connection with a fairness opinion in relation to the transaction. Haywood was provided with access to due diligence and draft transaction documentation in order to assist it in preparing to provide an opinion to the Harvest Special Committee.

On May 3, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee received a presentation from Moelis regarding the transaction. Harvest management, the Harvest Special Committee, Troutman and Bennett Jones discussed remaining transaction diligence and negotiation points.

On May 5, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee received a presentation from Moelis regarding the proposed exchange ratio adjustment mechanism in relation to interim financing. Harvest management, the Harvest Special Committee, Bennett Jones and Troutman discussed the remaining transaction diligence and negotiation points. The Harvest Special Committee authorized a further extension of the exclusivity period under the Proposal Letter.

On May 6, 2021, the Harvest Special Committee met with representatives of Harvest management, Troutman, Bennett Jones, and Moelis. The Harvest Special Committee considered outstanding transaction terms with input from Harvest’s advisors and Harvest management.

On May 7, 2021, Harvest and Trulieve entered into a further amendment to the Proposal Letter which, among other things, but not including material transaction terms, provided for an extension of the exclusivity period through May 10, 2021.

On May 9, 2021, the Harvest Special Committee held a meeting, which was attended, at the invitation of the Harvest Special Committee, by all directors of the Harvest Board, representatives of Harvest management, Bennett Jones, Troutman, representatives of Haywood, and representatives of Moelis to consider the terms of the Arrangement Agreement. At this meeting, Moelis provided an updated presentation to the Harvest Special Committee describing the Arrangement, the work undertaken by Moelis, pertinent aspects of the parties to the Arrangement and outlining Moelis’ approach to assessing fairness, analyses performed, and other transaction considerations, as well as the overall scope of review. Following discussion on the presentation, Moelis delivered its oral opinion to the Harvest Board that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis Fairness Opinion the Exchange Ratio in respect of the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). The members of the Harvest Board were given the opportunity to ask Moelis, Bennett Jones and Troutman questions. Representatives of Moelis were excused from the meeting and representatives of Haywood joined the meeting. Representatives of Haywood provided a presentation to the Harvest Special Committee describing the Arrangement, the work undertaken by of Haywood, pertinent aspects of the parties to the Arrangement and outlining Haywood’s approach to assessing fairness, analyses performed, and other transaction considerations, as well as the overall scope of review. Following discussion on the presentation, Haywood delivered its oral opinion to the Harvest Special Committee that, on the basis of the assumptions, limitations and qualifications to be set forth in the Haywood Fairness Opinion, as of the date of the Haywood Fairness Opinion, the consideration to be received by Harvest Shareholders in respect of the Arrangement was fair, from a financial point of view, to the Harvest Shareholders. The members of the Harvest Special Committee were given the opportunity to ask Haywood questions. Directors of the Harvest Board, other than members of the Harvest Special Committee, were excused from the meeting to allow for deliberations by the Harvest Special Committee. Following consideration of a number of factors, including consideration of the interests of shareholders, debtholders, employees and other stakeholders in Harvest, the terms of the transaction with Trulieve, and relying on financial, legal and other advisors and discussions with management and their review of the Moelis analysis provided in the Moelis Fairness Opinion and the Haywood analysis provided in the Haywood Fairness Opinion, the Harvest Special Committee resolved to accept the oral fairness opinions received from each of Moelis and Haywood and approved a unanimous recommendation to the Harvest Board that, subject to the outstanding matters on the Arrangement Agreement being resolved on acceptable terms, Harvest enter into the Arrangement Agreement with Trulieve and, in particular, made the following recommendations to the Harvest Board:

(i)	that the Arrangement was in the best interests of Harvest and fair to the Harvest Shareholders;

(ii)	the Arrangement Agreement and the Plan of Arrangement contemplated therein be unanimously approved by the Harvest Board; and

(iii)	the Harvest Board unanimously recommend that the Harvest Shareholders approve the Arrangement and vote in favor of the Arrangement Resolution.

Later on May 9, 2021, following the Harvest Special Committee meeting, a meeting of the Harvest Board was called which was attended by representatives of Harvest management and, at the invitation of the Harvest Board, Bennett Jones and Troutman. At the meeting, the Harvest Special Committee provided its unanimous recommendation to the Harvest Board that, subject to the outstanding matters on the Arrangement Agreement being resolved on acceptable terms, Harvest enter into the Arrangement Agreement with Trulieve. In light of the recommendation of the Harvest Special Committee and those factors discussed under the heading “Description of the Arrangement – Harvest’s Reasons for the Arrangement,” and following further discussion, the Harvest Board resolved and determined: (i) to accept the oral fairness opinion received from Moelis that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis Fairness Opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis); (ii) that the Arrangement was in the best interests of Harvest and fair to the Harvest Shareholders; (iii) that Harvest enter into the Arrangement Agreement with Trulieve, subject to the finalization of any outstanding items on acceptable terms, and that Harvest perform its obligations thereunder; (iv) that the Harvest Shareholders be asked to consider, and, if thought advisable, approve, the Arrangement Resolution; and (v) to unanimously recommend that Harvest Shareholders vote in favor of the Arrangement Resolution.

In the hours following the May 9, 2021 Harvest Board meeting, representatives of Harvest and Trulieve, along with their respective legal advisors, engaged in continued discussions and negotiations regarding the terms of the Arrangement Agreement, and were able to resolve the outstanding matters on acceptable terms (including the receipt of definitive Harvest Voting Support Agreements or Harvest Voting Support and Lock-Up Agreements from certain officers, directors and significant shareholders of Harvest), which ultimately resulted in Harvest and Trulieve executing the Arrangement Agreement on the morning of May 10, 2021. Harvest and Trulieve subsequently issued a joint press release announcing that the parties had entered into the Arrangement Agreement, and, on May 10, 2021, the parties held a joint conference call presenting the proposed transaction.

Harvest’s Reasons for the Arrangement

The Harvest Board believes that, at this stage of development and expansion of the U.S. cannabis market, companies with financial strength, an enhanced national footprint and scale, diverse product range, premium brands and operational expertise are most likely to succeed in the long-term. In evaluating the Arrangement and the Arrangement Agreement, and in making their recommendations, the Harvest Board and the Harvest Special Committee each consulted with its legal and financial advisors, reviewed the Harvest Fairness Opinions and gave careful consideration to all of the terms of the Arrangement Agreement and the Plan of Arrangement. The Harvest Special Committee and the Harvest Board considered a number of factors, including the following key strategic and financial benefits of the Arrangement, certain of which assumptions and estimates were described in the Current Report on Form 8-K filed by Harvest with the SEC on May 10, 2021 and speak solely as of such date:

•

Attractive Premium to Harvest Shareholders. The consideration under the Arrangement represents a premium of approximately 34% at spot, or approximately 57% based on the 20-day volume-weighted average prices of Trulieve Subordinate Voting Shares and Harvest Shares, on the CSE as of May 7, 2021, the trading day prior to the announcement of the Arrangement.

•	Meaningful Participation by Shareholders in the Future Growth of the Combined Company. Under the Arrangement, Harvest Shareholders will receive, in consideration for their Harvest Shares,

Trulieve Subordinate Voting Shares. As a result, Harvest Shareholders, as of May 10, 2021, the date of announcement of the Arrangement, will have the opportunity to own approximately 26.7% of the Combined Company on a pro forma basis. The combination is an opportunity to own shares in a larger licensed cannabis operator with a broader geographic footprint, providing Harvest Shareholders with exposure to strong growth opportunities in the United States cannabis industry through the Combined Company’s broader and enhanced profile.

•

Strong and Expanding U.S. Multi-State Presence. The Combined Company will have an expanded presence in the U.S. northeast and southeast hubs in Florida, Pennsylvania and Maryland, and establishes a southwest hub in core markets including Arizona, where recreational adult use of cannabis was recently legalized. The Combined Company will also create the largest U.S. cannabis operator on a retail and cultivation footprint basis, as of May 10, 2021, the date of the announcement of the Arrangement.

•

Optimal Nationwide Presence to Pursue Growth. The Combined Company will be well-positioned through established retail and wholesale channels across markets, as well as the ability to reach an estimated total addressable market of US$19.3 billion in 2025E (Arcview market estimate) within their existing markets.

•

Addition of Premium Brands to Product Portfolio. The Combined Company is expected to deliver a larger portfolio of in-house brands and national brand partners with a successful line of products across multiple form factors.

•

Enhanced Financial Position and Flexibility. The Combined Company will have an attractive financial profile with pro forma revenue of US$753 million for the calendar year ended December 31, 2020, ranking it among the largest U.S. MSOs. As of the date of filing, Trulieve has generated positive Adjusted EBITDA over the prior 14 quarters (since the quarter ended December 31, 2017), which provides a robust platform for future profitability and cash flow generation for the Combined Company. This, collectively with the strength of the Combined Company’s balance sheet and access to capital, is expected to help accelerate national growth and value for the Combined Company’s stakeholders.

•

Creation of the Most Profitable U.S. MSO. On a pro forma basis, the Combined Company would have had 2020 Adjusted EBITDA of US$266 million and combined 2021E consensus Adjusted EBITDA of U$461 million, based on consensus estimates as of May 7, 2021, the trading day prior to announcement of the Arrangement, ranking it the largest among the U.S. MSOs and delivering an unparalleled platform for continued growth.

•

Strong Capital Structure Position Allowing for Ability to Absorb Harvest Balance Sheet. Trulieve’s balance sheet strength provides for an opportunity to absorb Harvest’s balance sheet on a non-dilutive basis, providing for lower cost of capital alternatives for Harvest. This, collectively with the enhanced financial position of the Combined Company, is expected to help accelerate growth and value for the Combined Company’s stakeholders.

•

Enhanced Capital Markets Profile and Broader Access to Liquidity. The Combined Company’s expanded capital markets profile is expected to appeal to a broader shareholder audience, enhance trading liquidity and increase weighting in index tracking portfolios, as well as provide for more beneficial access to capital.

•

Leverages Expert MSO Operating Teams and Best Practices. The Combined Company will benefit from enhanced operational excellence by combining unparalleled knowledge of, and success in winning, state license application processes and market deployment and commercialization.

•

Harvest Board Recommendation. The Harvest Board’s conclusion, after receiving the advice of its legal and financial advisors, and following the unanimous recommendation of the Harvest Special Committee, that the value offered to Harvest Shareholders under the Arrangement is more favorable to the Harvest Shareholders than the potential value that might have resulted from other strategic alternatives reasonably available to Harvest, including Harvest’s standalone business plan, taking into consideration the potential rewards, risks and uncertainties associated with other alternatives.

•

Harvest Special Committee. The process of evaluating the Arrangement was led by the Harvest Special Committee, which is comprised of members of the Harvest Board who are not members of Harvest management. The members of the Harvest Special Committee met regularly with its and Harvest’s legal and financial advisors and members of Harvest management throughout the process of negotiating the Arrangement.

•	No Other Bidders. No other potential acquirors have approached Harvest with an acquisition proposal following the May 10, 2021 announcement of the Arrangement.

•

Fairness Opinions Delivered by Harvest’s Financial Advisors. Moelis delivered an opinion to the Harvest Board that, as of May 9, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Moelis Fairness Opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). The fairness opinion delivered by Haywood to the Harvest Special Committee, that, as of the date thereof and based on and subject to the analyses referred to therein, the consideration to be received by Harvest Shareholders in respect of the Arrangement was fair, from a financial point of view, to the Harvest Shareholders.

•	Procedural Safeguards for the Benefit of Harvest Shareholders. Procedural safeguards have been obtained for the benefit of Harvest Shareholders in connection with the Arrangement, including:

•

the terms of the Arrangement Agreement allow the Harvest Board to respond, in accordance with its fiduciary duties, to an unsolicited Acquisition Proposal that would be reasonably likely, if consummated in accordance with its terms, to be a Superior Proposal;

•	the fact that the Arrangement Resolution must be approved by the Harvest Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order;

•	the fact that the Arrangement must also be approved by the Court, which will consider the substantive and procedural fairness of the Arrangement to all Harvest Shareholders; and

•

that any Harvest Shareholder who opposes the Arrangement may, on strict compliance with certain conditions, exercise Dissent Rights and receive the fair value of such Dissenting Harvest Shareholder’s Harvest Shares.

•

Arrangement Agreement. The Arrangement Agreement includes, from each of Harvest and Trulieve, representations, warranties and covenants and the conditions to their respective obligations that are reasonable in the judgment of the Harvest Board and Harvest Special Committee following consultations with its advisors, and are the product of arm’s length negotiations between Harvest and its advisors and Trulieve and its advisors.

Description of the Plan of Arrangement

The following summary of certain transaction steps of the Plan of Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached as Appendix “C” to this Circular.

The Arrangement is being implemented pursuant to a plan of arrangement under the laws of the Province of British Columbia. The purpose of the Plan of Arrangement is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which Trulieve will acquire all of the outstanding Harvest Shares.

Pursuant to the Arrangement, commencing at the Effective Time, each of the following events or transactions shall occur and be deemed to occur in the following sequence, in each case, without any further authorization, act or formality on the part of any person:

(a)

each Dissent Share held by a Dissenting Harvest Shareholder shall be, and shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, to Harvest for cancellation and shall be cancelled and upon such transfer:

(i)

such Dissenting Harvest Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissent Share, other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with their Dissent Rights under the laws of British Columbia, as modified by the Plan of Arrangement and the Interim Order; and

(ii)	the former holders of such Dissent Shares (as defined below) shall be removed from Harvest’s central securities register for the Harvest Shares in respect of such Dissent Shares.

(b)

each Harvest Multiple Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to Trulieve in exchange for the issuance by Trulieve to such holder of the MVS consideration, and upon such exchange:

(i)

the former holder of such exchanged Harvest Multiple Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the MVS consideration issuable in respect of such Harvest Multiple Voting Share;

(ii)	the former holders of such exchanged Harvest Multiple Voting Shares shall be removed from Harvest’s central securities register for Harvest Multiple Voting Shares;

(iii)

the former holders of such exchanged Harvest Multiple Voting Shares shall be entered in Trulieve’s central securities register for the Trulieve Subordinate Voting Shares in respect of the Trulieve Subordinate Voting Shares issued to such holders; and

(iv)

Trulieve will be, and will be deemed to be, the legal and beneficial owner of such transferred Harvest Multiple Voting Shares and will be entered in the central securities register of Harvest as the sole holder thereof;

(c)

concurrently with the exchange of Harvest Multiple Voting Shares in accordance with the preceding step there shall be added to the capital of the Trulieve Subordinate Voting Shares, in respect of the Trulieve Subordinate Voting Shares issued pursuant to the preceding step , an amount equal to the product obtained when (i) the paid-up capital of the Harvest Multiple Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Harvest Multiple Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Harvest Multiple Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(d)

each Harvest Super Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to Trulieve in exchange for the issuance by Trulieve to such holder of the SVS consideration, and upon such exchange:

(i)

the former holder of such exchanged Harvest Super Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the SVS consideration issuable in respect of such Harvest Super Voting Share;

(ii)	the former holders of such exchanged Harvest Super Voting Shares shall be removed from Harvest’s central securities register for the Harvest Super Voting Shares;

(iii)

the former holders of such exchanged Harvest Super Voting Shares shall be entered in Trulieve’s central securities register for Trulieve Subordinate Voting Shares in respect of the Trulieve Subordinate Voting Shares issued to such holders; and

(iv)

Trulieve will be, and will be deemed to be, the legal and beneficial owner of such transferred Harvest Super Voting Shares and will be entered in the central securities register of Harvest as the sole holder thereof;

(e)

concurrently with the exchange of Harvest Super Voting Shares in accordance with the preceding step, there shall be added to the capital of the Trulieve Subordinate Voting Shares, in respect of the Trulieve Subordinate Voting Shares issued pursuant to the preceding step , an amount equal to the product obtained when (i) the paid-up capital of the Harvest Super Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Harvest Super Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Harvest Super Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(f)

each Harvest Subordinate Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to Trulieve in exchange for the issuance by Trulieve to such holder of the Trulieve Subordinate Voting Shares, rounded down to the nearest whole Trulieve Subordinate Voting Share, and upon such exchange:

(i)

the former holder of such exchanged Harvest Subordinate Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the 0.1170 of a Trulieve Subordinate Voting Share issuable in respect of such Harvest Subordinate Voting Share;

(ii)	the former holders of such exchanged Harvest Subordinate Voting Shares shall be removed from Harvest’s central securities register for the Harvest Subordinate Voting Shares;

(iii)

the former holders of such exchanged Harvest Subordinate Voting Shares shall be entered in Trulieve’s central securities register for the Trulieve Subordinate Voting Shares in respect of Trulieve Subordinate Voting Shares issued to such holders; and

(iv)

Trulieve will be, and will be deemed to be, the legal and beneficial owner of such transferred Harvest Subordinate Voting Shares and will be entered in the central securities register of Harvest as the sole holder thereof;

(g)

concurrently with the exchange of Harvest Subordinate Voting Shares in accordance with the preceding step (1)(f), there shall be added to the capital of the Trulieve Subordinate Voting Shares, in respect of the Trulieve Subordinate Voting Shares issued pursuant to the preceding step, an amount equal to the product obtained when (i) the paid-up capital of the Harvest Subordinate Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Harvest Subordinate Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Harvest Subordinate Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(h)

the terms of each Harvest Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Harvest Option, the holder shall, upon payment of the exercise price under such Harvest Option, be entitled to receive, in substitution for the number of Harvest Shares subject to such Harvest Option, the number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Shares subject to such Harvest Option immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio. For greater certainty, the Harvest Options shall not be exchanged or otherwise replaced by the Plan of Arrangement, and will continue to be governed by the Stock and Incentive Plan on the same terms and conditions as were applicable to such Harvest Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Harvest Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Harvest Option immediately after such adjustment does not exceed the In-The-Money Amount of the Harvest Option immediately before such adjustment. For any Harvest

Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424-1(a). For any Harvest Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code;

(i)

the terms of each Harvest RSU outstanding immediately prior to the Effective Time shall be adjusted so that, upon vesting of such Harvest RSU, the holder shall be entitled to receive, instead of the number of Harvest Shares underlying such Harvest RSU, that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Shares underlying such Harvest RSU immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio. For greater certainty, the Harvest RSUs shall not be exchanged or otherwise replaced by the Plan of Arrangement, and will continue to be governed by the Stock and Incentive Plan on the same terms and conditions as were applicable to such Harvest RSUs immediately prior to the Effective Time;

(j)

each Harvest Warrant, other than any Certificated Warrant or MVS Warrant, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality, for a warrant (a “Replacement Warrant”) to purchase a number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Subordinate Voting Shares issuable on exercise of such Replacement Warrant immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per Share under such Replacement Warrant immediately prior to the Effective Time divided by the applicable Exchange Ratio (provided that if the exercise of Replacement Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged 2019 Harvest Warrant, and such exchanged Harvest Warrant shall thereupon be cancelled. Any document previously evidencing such Harvest Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;

(k)

each Certificated Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Trulieve warrant (each, a ”Replacement Certificated Warrant”) which will entitle the holder to purchase from Trulieve that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Subordinate Voting Shares issuable on exercise of such exchanged Certificated Warrant immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per Share under such exchanged Certificated Warrant immediately prior to the Effective Time divided by the applicable Exchange Ratio (provided that if the exercise of Replacement Certificated Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Certificated Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Certificated Warrant, and such exchanged Certificated Warrant shall thereupon be cancelled. Any document previously evidencing such Certificated Warrant shall thereafter evidence and be deemed to evidence such Replacement Certificated Warrant and no certificates evidencing the Replacement Certificated Warrants shall be issued;

(l)

each Harvest MVS Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Trulieve warrant (each, a ”Replacement MVS Warrant”) which will entitle the holder to purchase from Trulieve that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Multiple Voting Shares issuable on exercise of such exchanged Harvest MVS Warrant immediately prior to the Effective Time is multiplied by the product of, (A) the applicable Exchange Ratio, and (B) the Harvest MVS Conversion Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per Share under such exchanged Harvest MVS Warrant immediately prior to the Effective Time divided by the product of (A) the applicable Exchange Ratio, and (B) the Harvest MVS Conversion Ratio (provided that if the exercise of Replacement MVS Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement MVS Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Harvest MVS Warrant, and any document previously evidencing such Harvest MVS Warrant shall thereafter evidence and be deemed to evidence such Replacement MVS Warrant and no certificates evidencing the Replacement MVS Warrants shall be issued;

(m)	the Harvest Warrant Indentures dated as of December 20, 2019 and as of October 28, 2020 shall be terminated; and

(n)

any other rights of any other Person, other than Trulieve or as otherwise set out in the foregoing paragraphs, in respect of the Harvest Shares, Harvest Warrants and Harvest MVS Warrants shall be extinguished.

Delivery of Trulieve Subordinate Voting Shares

Following receipt of the Final Order and on or prior to the Effective Date, Trulieve shall deliver or arrange to be delivered to the Depositary the Trulieve Subordinate Voting Shares required to be issued to the Harvest Shareholders in accordance with the Plan of Arrangement, which Trulieve Subordinate Voting Shares shall be held by the Depositary as agent and nominee for such Harvest Shareholder for delivery to such Harvest Shareholder in accordance with the provisions of the Plan of Arrangement.

Paramountcy

From and after the Effective Time: (i) the Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of Harvest issued prior to the Effective Time; (ii) the rights and obligations of the holders of the securities of Harvest and any trustee and transfer agent therefor, shall be solely as provided for in the Plan of Arrangement; and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of Harvest shall be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

Amendments to the Plan of Arrangement

Harvest and Trulieve reserve the right to amend, modify or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Harvest and Trulieve, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Harvest Shareholders if and as required by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be proposed by Harvest at any time prior to the Meeting (provided Trulieve shall have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of the Plan of Arrangement for all purposes. Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of Harvest and Trulieve and (ii) if required by the Court or applicable law, is consented to by Harvest Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Parties provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of Harvest and Trulieve, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the financial or economic interests of Harvest and Trulieve or any former Harvest Shareholder.

Procedure for the Plan of Arrangement to Become Effective

The Arrangement will be implemented by way of a Court approved Plan of Arrangement under Division 5 of Part 9 of the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Arrangement must be approved by the Harvest Shareholders in the manner set forth in the Interim Order; and

•	the Court must grant the Final Order approving the Arrangement.

In addition, the Arrangement will only become effective if all other conditions precedent to the Arrangement set out in the Arrangement Agreement, including Antitrust Approvals, have been satisfied or waived by the appropriate party. For a description of the other conditions precedent see “The Arrangement Agreement and Related Agreements - Conditions to Completion of the Arrangement.”

Opinions of Harvest’s Financial Advisors

Moelis & Company LLC

At the meeting of the Harvest Board on May 9, 2021 to evaluate and approve the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement, Moelis & Company LLC (“Moelis”) delivered an oral opinion, which was confirmed by delivery of a written opinion, dated May 9, 2021, addressed to the Harvest Board that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis).

The full text of Moelis’ written opinion dated May 9, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix “G” to this Circular and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Harvest Board (solely in its capacity as such) in its evaluation of the Arrangement. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Harvest Shares (on an as-converted basis), and does not address Harvest’s underlying business decision to effect the Arrangement or the relative merits of the Arrangement as compared to any alternative business strategies or transactions that might be available to Harvest. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Harvest or Trulieve should vote or act with respect to the Arrangement or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

(i)	reviewed certain publicly available business and financial information relating to Harvest and Trulieve;

(ii)

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Harvest furnished by Harvest, including the Management Financial Projections (as hereinafter defined) (see “Description of the Arrangement – Harvest Unaudited Financial Projections”);

(iii)

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Trulieve furnished by Trulieve, including financial forecasts provided to or discussed with Moelis by the management of Trulieve and Harvest;

(iv)

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Trulieve furnished to Moelis and adjusted by Harvest (the “Trulieve Adjusted Management Projections”) (see Description of the Arrangement – Harvest Unaudited Financial Projections – Trulieve Financial Projections by Harvest”);

(v)

reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Arrangement (the “Expected Synergies”) and certain other pro forma financial effects of the Arrangement furnished to Moelis by Harvest and Trulieve;

(vi)	reviewed the capitalization of Harvest and Trulieve furnished to Moelis by Harvest and Trulieve;

(vii)

conducted discussions with members of the senior managements and representatives of Harvest and Trulieve concerning the information described in clauses (i) through (vi) of this paragraph, as well as the businesses and prospects of Harvest and Trulieve generally;

(viii)	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

(ix)	reviewed a draft, dated May 7, 2021, of the Arrangement Agreement;

(x)	participated in certain discussions and negotiations among representatives of Harvest and Trulieve and their advisors; and

(xi)	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

Moelis considered, but did not rely on for purposes of its analysis and opinion, the financial terms of certain other transactions.

In connection with its review, Moelis, with the consent of the Harvest Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With the consent of the Harvest Board, Moelis relied upon, without independent verification, the assessment of Harvest and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to Harvest, Trulieve, the Expected Synergies and other pro forma financial effects referred to above, Moelis assumed, at the direction of the Harvest Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Harvest or Trulieve, as the case may be, as to the future performance of Harvest and Trulieve, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. Moelis also assumed, at the direction of the Harvest Board, that the future financial results (including Expected Synergies) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. In addition, at the direction of the Harvest Board, Moelis relied on the assessments of the managements of Harvest and Trulieve as to Trulieve’s ability to retain key employees of Harvest and to integrate the businesses of Harvest and Trulieve. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the consent of the Harvest Board, Moelis did not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Harvest or Trulieve, nor was it furnished with any such evaluation or appraisal.

With the consent of the Harvest Board, for purposes of its analysis and opinion Moelis considered the Harvest Multiple Voting Shares and the Harvest Super Voting Shares on an as-converted basis. Moelis’ analysis and opinion did not address the non-economic aspects of such shares (such as enhanced voting rights) and, at the direction of the Harvest Board, Moelis did not attempt to place any financial value on any non-economic aspects of any such shares prior to their conversion. Also at the direction of the Harvest Board, for purposes of its analysis and opinion, Moelis assumed that each Harvest Share (on an as-converted basis) is of equal value and Moelis did not attempt to place any incremental financial value on any Harvest Shares that form part of a control position.

Moelis’ opinion did not address Harvest’s underlying business decision to effect the Arrangement or the relative merits of the Arrangement as compared to any alternative business strategies or transactions that might be available to Harvest and does not address any legal, regulatory, tax or accounting matters. At the direction of the Harvest Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Arrangement Agreement or any aspect or implication of the Arrangement, except for the fairness of the Exchange Ratio, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). Moelis’ opinion related to the relative values of Harvest and Trulieve. With the consent of the Harvest Board, Moelis expressed no opinion as to what the value of Trulieve Shares actually will be when issued pursuant to the Arrangement or the prices at which Harvest Shares or Trulieve Shares may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the Harvest Board, that the final executed form of the Arrangement Agreement would not differ in any material respect from the draft Moelis reviewed, that the Arrangement will be consummated in accordance with its terms without any waiver or modification that could be material to its analysis, and that the parties to the Arrangement Agreement will comply with all the material terms of the Arrangement Agreement. Moelis assumed, with the consent of the Harvest Board, that (i) all governmental, regulatory or other consents or approvals necessary for the completion of the Arrangement will be obtained, except to the extent that would not be material to its analysis and (ii) that there will be no adjustment to the Exchange Ratio relating to the refinancing of existing debt of Harvest prior to completion of the Arrangement. In addition, representatives of Harvest advised Moelis, and Moelis assumed, with the consent of the Harvest Board, that the Arrangement will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Arrangement or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Harvest, except for the fairness of the Exchange Ratio, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Arrangement, or any class of such persons, relative to the Exchange Ratio or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Harvest Board at its meeting held on May 9, 2021 in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. To fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analysis:

•

“Total Enterprise Value,” which is also referred to as “TEV,” was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing share price as of May 7, 2021, which is referred to as the “equity value,” (i) plus preferred shares, if any, (ii) plus non-controlling interests, if any (iii) plus debt, and (iv) less cash and cash equivalents (in each of the foregoing cases (i) through (iv), as of the relevant company’s most recently reported quarter end, adjusted for subsequent transactions and events).

•

“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude: (i) one-time charges and benefits and (ii) EBITDA associated with non-controlling interests because the book value of non-controlling interests was excluded from TEV.

•

For Harvest, per share calculations reflected issued and outstanding Harvest Subordinate Voting Shares, Harvest Super Voting Shares and Harvest Multiple Voting Shares as disclosed in the Arrangement Agreement. Per share calculations in respect of Harvest assumed the conversion of all Harvest Super Voting Shares and Harvest Multiple Voting Shares into Harvest Subordinate Voting Shares.

•

For Trulieve, per share calculations reflected issued and outstanding Trulieve Subordinate Voting Shares, Trulieve Super Voting Shares, Trulieve Multiple Voting Shares and other securities of Trulieve as disclosed in the Arrangement Agreement. Per share calculations in respect of Trulieve assumed the conversion of all Trulieve Super Voting Shares and Trulieve Multiple Voting Shares into Trulieve Subordinate Voting Shares.

Selected Publicly Traded Companies Analyses

Moelis reviewed financial and stock market information of the selected publicly traded cannabis operators listed below. Financial data for the selected publicly traded companies was based on public filings and other publicly available information available as of May 7, 2021. When utilizing estimated EBITDA for calendar year 2021 (“CY2021E EBITDA”) and estimated EBITDA for calendar year 2022 (“CY2022E EBITDA”), except where specifically noted below, Moelis used the mean of the consensus estimates available on Refinitiv Eikon as of May 7, 2021.

Harvest

For Harvest, Moelis reviewed and analyzed, among other things, TEV as a multiple of both CY2021E EBITDA and CY2022E EBITDA related to the following selected publicly traded mid-cap (defined as having an equity value greater than $750 million and less than $3 billion) U.S.-based cannabis operators, the operations of which Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to Harvest (the “Harvest Selected Companies”):

•	Ayr Wellness, Inc.

•	Columbia Care Inc.

•	SH Parent, Inc. (d/b/a Parallel), which is referred to herein as Parallel

•	Jushi Holdings Inc.

•	4Front Ventures Corp.

Information in respect of Parallel, which is not currently listed on any stock exchange, was sourced from management estimates included in an investor presentation relating to Parallel’s pending acquisition by Ceres Acquisition Corp., a publicly listed special purpose acquisition corporation, which was announced on February 22, 2021. (the “Parallel SPAC Acquisition”)

Moelis noted that it also identified Ascend Wellness Holdings, Inc., which completed its initial public offering on May 4, 2021, as a potential comparable company, but elected to exclude it from the selected publicly traded companies analysis due to its limited trading history and a lack of available analyst estimates.

The Harvest Selected Companies used in this analysis and their implied TEV/EBITDA multiples (with market data as of May 7, 2021) for CY2021E and CY2022E are summarized in the following table:

	TEV ($ in millions)	TEV/ CY2021E EBITDA	TEV/ CY2022E EBITDA
Harvest Selected Companies
Ayr Wellness, Inc.	$2,365	15.6x	7.9x
Columbia Care Inc.	$2,186	22.3x	10.2x
Parallel	$1,908	18.7x	7.2x
Jushi Holdings Inc.	$1,481	32.1x	12.9x
4Front Ventures Corp.	$928	20.5x	12.5x
Mean		21.8x	10.1x
Harvest
Median Analyst Consensus Estimates	$1,726	21.3x	11.7x
Management Financial Projections	$1,726	11.8x	5.3x

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Harvest Selected Companies of (i) 16.0x to 21.0x to Harvest’s CY2021E EBITDA of $146 million, as projected by Harvest management, and (ii) 9.0x to 12.0x to Harvest’s CY2022E EBITDA of $323 million, as projected by Harvest management, to calculate implied equity value ranges for Harvest.

In determining the Harvest selected reference ranges, Moelis assumed that Harvest’s current multiples would establish the top end of the range, while the bottom end of the range would be at a premium to the to the low-end of the Harvest Selected Companies; this is due to Harvest’s geographic diversification in desirable, limited-license states compared to the Harvest Selected Companies. Moelis placed limited weight on Parallel because the Parallel SPAC Acquisition had not yet been completed and, as such, the only available multiples were based on management estimates, as analyst consensus estimates were not yet available.

This analysis indicated the implied per share value ranges for Harvest Subordinate Voting Shares presented below:

Implied Per Share Price
CY2021E EBITDA	$4.93 - 6.55
CY2022E EBITDA	$6.21 - 8.35

Moelis noted that the price per Harvest Subordinate Voting Share on May 7, 2021, the last trading day prior to the date of its opinion, was $3.58.

Trulieve

For Trulieve, Moelis reviewed and analyzed, among other things, TEV as a multiple of both CY2021E EBITDA and CY2022E EBITDA related to the following selected publicly traded large-cap (defined as having an equity value greater than $3 billion) U.S.-based cannabis operators the operations of which Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to Trulieve (the “Trulieve Selected Companies”):

•	Curaleaf Holdings, Inc.

•	Green Thumb Industries Inc.

•	Verano Holdings Corp.

•	Cresco Labs Inc.

•	TerrAscend Corp.

The Trulieve Selected Companies used in this analysis and their implied TEV/EBITDA multiples (with market data as of May 7, 2021) for CY2021E and CY2022E are summarized in the following table:

	TEV ($ in millions)	TEV/ CY2021E EBITDA	TEV/ CY2022E EBITDA
Trulieve Selected Companies
Curaleaf Holdings, Inc.	$11,082	30.2x	17.6x
Green Thumb Industries Inc.	$7,082	22.9x	16.8x
Verano Holdings Corp.	$5,693	16.5x	10.3x
Cresco Labs Inc.	$5,544	21.3x	13.5x
TerrAscend Corp.	$3,519	32.0x	19.3x
Mean		24.6x	15.5x
Trulieve
Median Analyst Consensus Estimates	$5,559	14.6x	11.0x
Trulieve Adjusted Management Projections	$5,559	12.5x	7.2x

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Trulieve Selected Companies of (i) 14.0x to 20.0x to Trulieve’s CY2021E EBITDA of $444 million, as projected by Trulieve management and adjusted by Harvest management, and (ii) 10.0x to 14.0x to Trulieve’s CY2022E EBITDA of $774 million, as projected by Trulieve management and adjusted by Harvest management, to calculate implied equity value ranges for Trulieve.

In determining the Trulieve selected reference ranges, Moelis assumed that Trulieve’s current multiples would establish the bottom end of the range, while the top end of the range would be at a discount to the Trulieve Selected Companies mean multiples, due to the limited geographic diversification and the highly concentrated nature of Trulieve’s operations in the Florida market compared to the Trulieve Selected Companies.

This analysis indicated the implied per share price value ranges for the Trulieve Subordinate Voting Shares presented below:

Implied Per Share Price
CY2021E EBITDA	$45.49 - 64.08
CY2022E EBITDA	$56.19 - 77.83

Moelis noted that the price per Trulieve Subordinate Voting Share on May 7, 2021, the last trading day prior to the date of its opinion, was $40.93.

Selected Publicly Traded Companies-Based Implied Exchange Ratio Analysis

Based on the implied per share value ranges presented above, Moelis calculated implied exchange ratio ranges and implied ranges of pro forma ownership percentage of the pre-Arrangement holders of Harvest Subordinate Voting Shares (on an as-converted basis) in the Combined Company after giving effect to the Arrangement (the “pro forma Harvest ownership percentage”), which are presented below:

	Implied Exchange Ratio(1)	Implied Pro Forma Harvest Ownership Percentage(2)
CY2021E EBITDA	0.077x - 0.144x	19.2% - 31.0%
CY2022E EBITDA	0.080x - 0.149x	19.8% - 31.7%

(1)	The low end of the range of the implied exchange ratio represents the low end of the range of implied value per Harvest Subordinate Voting Share versus the high end of the range of implied value per

Trulieve Subordinate Voting Share. The high end of the range of the implied exchange ratio represents the high end of the range of implied value per Harvest Subordinate Voting Share versus the low end of the range of implied value per Trulieve Subordinate Voting Share.
(2)

The high end of the range of the implied pro forma Harvest ownership percentage represents the high end of the implied equity value range of Harvest versus the low end of the implied equity value range of Trulieve. The low end of the range of the implied pro forma Harvest ownership percentage represents the low end of the implied equity value range of Harvest versus the high end of the implied equity value range of Trulieve.

Moelis compared the implied exchange ratio ranges above to the initial exchange ratio of 0.117x set forth in the Arrangement, and the implied ranges of pro forma Harvest ownership percentage above to the implied pro forma Harvest ownership percentage of approximately 26.6% at the initial exchange ratio of 0.117x.

Discounted Cash Flow Analyses

Moelis performed discounted cash flow (“DCF”) analyses of both Harvest and Trulieve using Management Financial Projections and Trulieve Adjusted Management Projections to calculate the present value of the estimated future unlevered free cash flows projected by Harvest management to be generated by Harvest and Trulieve, respectively, and the present value of the estimated terminal value of each of Harvest and Trulieve. For purposes of the DCF analyses, Moelis, with the consent of the Harvest Board, treated estimates for share-based compensation as cash expenses and assumed that adult recreational use of cannabis will be permitted in Florida beginning at the start of the third quarter of 2023.

Harvest

Moelis calculated Harvest’s unlevered free cash flow as EBITDA, less taxes, less increases in net working capital, plus decreases in net working capital, less share-based compensation costs, and less capital expenditures and acquisition costs, all as provided by Harvest management.

Moelis utilized a range of discount rates of 9.75% to 13.5% based on an estimated range of Harvest’s weighted average cost of capital (“WACC”). Moelis used the foregoing range of discount rates to calculate estimated present values as of March 31, 2021 of (i) estimated after-tax unlevered free cash flows of Harvest for the nine month period ending December 31, 2021 and the calendar years ending December 31, 2022 and December 31, 2023 (in each case, as provided in the Management Financial Projections and discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 9.0x to 12.0x to the normalized terminal EBITDA provided in the Management Financial Projections that was calculated based on the terminal value method. Moelis’ selection of the foregoing terminal value multiple range was informed by the estimated 2022 trading multiples for the Harvest Selected Companies.

In calculating the implied equity value range of Harvest, Moelis separately valued Harvest’s net operating losses (“NOLs”) (assuming an NOL balance of $98 million as of March 31, 2021 and assuming that all NOLs are utilized during the 2021 calendar year, each as provided by Harvest management) using a cost of equity range of 9.75% to 13.5% and the Management Financial Projections (including with respect to tax rates) for the nine month period ending December 31, 2021, resulting in an implied present value range of approximately $19.5 million to $19.8 million.

Based on the foregoing, Moelis derived stand-alone implied equity value ranges and implied per share price ranges (including NOLs) for Harvest Subordinate Voting Shares as follows:

Implied Equity Value ($ in millions)	Implied Per Share Price
$3,908 - 5,784	$8.80 - 12.67

Moelis noted that the implied terminal value represented approximately 92.9% - 94.7% of total implied DCF net present value for Harvest. Moelis also noted that the foregoing ranges resulted in a range of implied perpetuity growth rates of 2.5% to 7.7%.

Trulieve

Moelis calculated Trulieve’s unlevered free cash flow as EBITDA, less taxes, less increases in net working capital, plus decreases in net working capital, less share-based compensation costs, and less capital expenditures and acquisition costs, all as provided by Harvest management in the Trulieve Adjusted Management Projections.

Moelis utilized a range of discount rates of 8.75% to 11.75% based on an estimated range of Trulieve’s WACC. Moelis used the foregoing range of discount rates to calculate estimated present values as of March 31, 2021 of (i) estimated after-tax unlevered free cash flows of Trulieve for the nine month period ending December 31, 2021 and the calendar years ending December 31, 2022 and December 31, 2023 (in each case, as provided in the Trulieve Adjusted Management Projections and discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 10.0x to 14.0x to the normalized terminal EBITDA provided in the Trulieve Adjusted Management Projections that was calculated based on the terminal value method. Moelis’ selection of the foregoing terminal value multiple range was informed by the estimated calendar year 2022 trading multiples for the Trulieve Selected Companies.

Based on the foregoing, Moelis derived stand-alone implied equity value ranges and implied per share price ranges for the Trulieve Subordinate Voting Shares as follows:

Implied Equity Value ($ in million)	Implied Per Share Price
$13,820 - 20,680	$97.04 - 144.96

For reference, Moelis also performed calculations assuming legalization of adult recreational use in Florida is delayed until 2025. Moelis noted that in such a circumstance the implied price per Trulieve Subordinate Voting Share would be $78.32 to $123.06.

Moelis noted that the implied terminal value represented approximately 99.0% - 99.2% of total implied DCF net present value for Trulieve. Moelis also noted that the foregoing ranges resulted in a range of implied perpetuity growth rates of 2.8% to 7.3%.

DCF-Based Exchange Ratio and Ownership Percentage

Based on the stand-alone implied equity value ranges and implied share price ranges for Harvest and Trulieve presented in the DCF analysis above, Moelis calculated implied ranges of the exchange ratio and the pro forma Harvest ownership percentage, which are presented below:

Implied Exchange Ratio(1)	Implied Pro Forma Harvest Ownership Percentage(2)
0.061x - 0.131x	15.9% - 29.5%

(1)

The low end of the range of the implied exchange ratio represents the low end of the range of implied value per Harvest Subordinate Voting Share versus the high end of the range of implied value per Trulieve Subordinate Voting Share. The high end of the range of the implied exchange ratio represents the high end of the range of implied value per Harvest Subordinate Voting Share versus the low end of the range of implied value per Trulieve Subordinate Voting Share.

(2)

The high end of the range of the implied pro forma Harvest ownership percentage represents the high end of the implied equity value range of Harvest versus the low end of the implied equity value range of Trulieve. The low end of the range of the implied pro forma Harvest ownership percentage represents the low end of the implied equity value range of Harvest versus the high end of the implied equity value range of Trulieve.

For reference, Moelis noted that if the legalization of adult recreational use in Florida is delayed until 2025, the implied exchange ratio would be 0.072x - 0.149x.

Moelis compared the implied range of the exchange ratio above to the initial exchange ratio of 0.117x in the Arrangement and the implied range of pro forma Harvest ownership percentage to the implied pro forma Harvest ownership percentage of approximately 26.6% at the initial exchange ratio of 0.117x.

Transaction Analysis

DCF-Based Has/Gets Analysis

Moelis performed a DCF-based has/gets analysis to calculate value accretion/dilution to the pre-Arrangement holders of Harvest Subordinate Voting Shares (on an as-converted basis) implied by the Arrangement. The DCF-based has/gets analysis compared the standalone implied DCF equity value of Harvest with the implied aggregate value of the pro forma equity in the Combined Company that is owned by the pre-Arrangement holders of Harvest Shares (on an as-converted basis) after giving effect to the Arrangement.

To calculate the pro forma DCF equity value of the Combined Company after giving effect to the Arrangement, Moelis utilized (i) the implied stand-alone DCF equity value range for Harvest and the implied stand-alone DCF equity value range for Trulieve, each described above; (ii) a range of expected cost synergies of $102 million to $134 million (discounted using the same discount rates and calculated by using the same terminal multiple range for Trulieve, each described above); (iii) estimated cost of capital synergies of between $110 million and $226 million (based on the improved implied cost of capital of the Combined Company as compared to Harvest); (iv) estimated tax dis-synergies of $311 million to $563 million (discounted using the Trulieve discount rate described above and calculated by using a perpetuity growth rate of 1.0 to 3.0%); and (v) expected transaction costs of approximately $40 million, each as provided by Harvest management.

The following table summarizes the results of the DCF-based has/gets analysis:

($ in million)	Low	High
Standalone per Harvest Share Value	$8.80	$12.67
Pro Forma per Harvest Share Value	$10.33	$15.35
Increase (%)	17.4%	21.2%

Other Information

Moelis also noted for the Harvest Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

•

Moelis noted the one-year forward share price targets for Harvest Subordinate Voting Shares in recently published investment banking research analyst reports available on Refinitiv Eikon, which indicated undiscounted low and high share price targets ranging from $4.06 to $8.12 per share (converted from Canadian dollars based on an exchange rate of $0.823 per C$1.00), compared with the closing price per Harvest Subordinate Voting Share of $3.58 per share on May 7, 2021.

•

Moelis also reviewed the historical closing trading prices for Harvest Subordinate Voting Shares during the 52-week period ended May 7, 2021, which reflected low and high share prices during such period of $0.86 and $4.70 per share. Moelis noted the closing price per Harvest Subordinate Voting Share of $3.58 as of May 7, 2021.

•

Moelis noted the one-year forward share price targets for the Trulieve Subordinate Voting Shares in recently published investment banking research analyst reports available on Refinitiv Eikon, which indicated undiscounted low and high share price targets ranging from $57.67 to $95.84 per share (converted from Canadian dollars based on an exchange rate of $0.823 per C$1.00), compared with the closing price per Trulieve Subordinate Voting Share of $40.93 per share on May 7, 2021.

•

Moelis also reviewed the historical closing trading prices for the Trulieve Subordinate Voting Shares during the 52-week period ended May 7, 2021, which reflected low and high share prices during such period of $11.55 and $55.54 per share. Moelis noted the closing price per Trulieve Subordinate Voting Share of $40.93 as of May 7, 2021.

•

Moelis reviewed the exchange ratio implied by the trading prices of Harvest Subordinate Voting Shares and Trulieve Subordinate Voting Shares over various periods ended May 7, 2021 (based on an assumed exchange rate of $0.823 per C$1.00), as set forth in the following table:

Implied Exchange Ratio
High (1/17/2020)	Low (8/28/2020)	5-day VWAP	15-day VWAP	30-day VWAP	60-day VWAP
0.328x	0.054x	0.078x	0.076x	0.076x	0.073x

Average Implied Exchange Ratio
1-year	9-month	6-month	3-month	1-month	Since 1/1/2020
0.074x	0.075x	0.072x	0.069x	0.073x	0.102x

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Harvest or Trulieve. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Harvest nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Harvest did not instruct Moelis to prepare, and Moelis has not prepared, a formal valuation of Harvest, Trulieve or any of their respective securities or assets, and Moelis’s fairness opinion should not be construed as such.

Except as described in this summary, Harvest and the Harvest Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The Exchange Ratio was determined through arms’ length negotiations between Harvest, on the one hand, and Trulieve, on the other, and was approved by the Harvest Board and the Trulieve Board. Moelis did not recommend any specific consideration to Harvest or the Harvest Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Arrangement.

Moelis acted as the financial advisor to Harvest in connection with the Arrangement and will receive a transaction fee estimated to be approximately $17.2 million for its services contingent upon the consummation of the Arrangement (the “Transaction Fee”). Moelis also became entitled to receive a fee of $2.0 million, which fee became payable upon the delivery of Moelis’ opinion, regardless of the conclusion reached by Moelis therein (the “Opinion Fee”). The Opinion Fee will be credited, to the extent previously paid, against the Transaction Fee. In addition, Harvest agreed to reimburse Moelis for certain costs and expenses, and to indemnify Moelis for certain liabilities, including liabilities under Securities Laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Harvest, Trulieve or their respective affiliates. In the two years preceding the date of its opinion, Moelis had not provided investment banking or other services to Harvest unrelated to the Arrangement or to Trulieve. In the future Moelis may provide such services to Harvest or Trulieve or their affiliates and may receive compensation for such services.

The Harvest Board selected Moelis as its financial advisor in connection with the Arrangement because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Haywood Securities Inc.

Pursuant to an engagement letter dated as of April 30, 2021, Harvest retained Haywood to render an opinion to the Harvest Special Committee as to the fairness, from a financial point of view, to Harvest of the Exchange Ratio provided for under the terms of the Arrangement Agreement. On May 9, 2021, Haywood delivered its oral opinion, subsequently confirmed in writing, to the Harvest Special Committee that, as at the date thereof, based upon the scope of review and subject to the assumptions, limitations, qualifications, procedures and other factors set out therein, the Exchange Ratio is fair, from a financial point of view, to the Harvest Shareholders.

The full text of Haywood’s written opinion dated May 9, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix “H” to this Circular and is incorporated herein by reference. Haywood’s opinion was provided for the use and benefit of the Harvest Special Committee (solely in its capacity as such) in its evaluation of the Arrangement. Haywood’s opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Harvest Shares (on an as-converted basis), and does not address Harvest’s underlying business decision to effect the Arrangement or the relative merits of the Arrangement as compared to any alternative business strategies or transactions that might be available to Harvest. Haywood’s opinion does not constitute a recommendation as to how any holder of securities of Harvest or Trulieve should vote or act with respect to the Arrangement or any other matter.

Harvest’s Unaudited Financial Projections

Harvest does not as a matter of course make public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Harvest due to the unpredictability of the underlying assumptions and estimates, particularly during the current pandemic. In connection with the evaluation of the Arrangement, however, in April 2021 Harvest management prepared certain unaudited prospective financial information for fiscal years ending December 31, 2021 through December 31, 2023 for the Harvest Board, Moelis and Haywood (collectively, the “Management Financial Projections”). The Management Financial Projections were prepared treating Harvest on a stand-alone basis, without giving effect to the Arrangement including the impact of negotiating or executing the Arrangement, the expenses that may be incurred in connection with consummating the Arrangement, the potential synergies that may be achieved by the Combined Company as a result of the Arrangement, the effect of any business or strategic decision or action that has been or will be taken as a result of the Arrangement Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Arrangement Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Arrangement. In April 2021, Harvest management also prepared certain estimates of synergies expected to be realized following the Effective Time of the Arrangement (the “Expected Synergies”). The Expected Synergies represent an estimated $5 million in the first year and an estimated $8 million annually thereafter, as well as the estimated minimum $40 million one-time benefit from the divestiture of a duplicative Florida license. The Expected Synergies assume that the expected benefits of the Arrangement will be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the

Arrangement. The Expected Synergies are not reflected in the Management Financial Projections. In addition, in April 2021, Harvest management reviewed and adjusted the Trulieve Financial Projections (“Trulieve Adjusted Management Projections”) to provide for downward adjustments to 2021 and 2022 revenue projections provided by Trulieve’s management based on estimated market size and market share analyses in Florida and Pennsylvania. Additionally, Harvest management prepared 2023E projections for Trulieve based upon certain key assumptions mentioned below. The Trulieve Adjusted Management Projections can be found below under the heading “Summary of the Trulieve Financial Projections by Harvest.”

The Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants or Canadian securities regulators for preparation or presentation of prospective financial information or financial outlooks, or IFRS, but, in the view of Harvest management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Harvest. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Circular are cautioned not to place undue reliance on the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections. Although Harvest management believes there is a reasonable basis for the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections, Harvest cautions Harvest Shareholders that future results could be materially different from the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections. This summary of the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections is not being included in this Circular to influence your decision whether to vote for the Arrangement Resolution, but because these Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections were shared between Harvest and Trulieve and provided to Harvest’s financial advisors and the Harvest Board for purposes of considering and evaluating the Arrangement Agreement and the Arrangement.

The Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections were prepared by, and are the responsibility of, Harvest’s Management. Harvest’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections. Accordingly, Harvest’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The report of Harvest’s independent registered public accounting firm attached to and incorporated in this Circular relates to Harvest’s historical financial statements; the report does not extend to the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections and should not be read to do so.

The Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections are based upon a variety of estimates and assumptions that are inherently uncertain including in respect of the potential or possible impact of COVID-19 on industry conditions or Harvest’s business, though considered reasonable by Harvest management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for many reasons, including general economic conditions, the unpredictable impacts of COVID-19, challenges related to the COVID-19 pandemic, competition, and the risks discussed in this Circular under the sections entitled “Information Concerning Forward-Looking Statements” and “Risk Factors.” The Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections were developed for Harvest on a stand-alone basis without giving effect to the Arrangement, they do not reflect any synergies that may be realized as a result of the Arrangement or any changes to Harvest’s operations or strategy that may be implemented after completion of the Arrangement. There can be no assurance that the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections relate, the less predictable and more unreliable the information becomes.

Key Assumptions by Harvest Management in Preparing Management Financial Projections and Trulieve Adjusted Management Projections

The key assumptions considered by Harvest management in connection with the Management Financial Projections and the Trulieve Adjusted Management Projections include, but are not limited to the following:

•

Florida adult recreational cannabis use passes in the second half of 2022 and is reflected in the Management Financial Projections and the Trulieve Adjusted Management Projections in the second half of 2023;

•	Florida operations perform at 2.0x current operations once adult recreational use is instituted;

•	Capital expenditures increase in 2022E and 2023E to support the transition to adult recreational use in Florida; and

•	Terminal year Management Financial Projections and Trulieve Adjusted Management Projections reflect the following:

•	Incorporation of a full year of Florida adult recreational use; and

•	Reduction in Florida capital expenditures to a maintenance level.

Summary of the Management Financial Projections by Harvest

The following table presents certain unaudited prospective financial information of Harvest prepared by Harvest management for fiscal years ended December 31, 2021 through December 31, 2023 which were approved for use by the Harvest Board, Moelis and Haywood, and, with the consent of the Harvest Board, were used in connection with Moelis rendering the Moelis Fairness Opinion to the Harvest Board and with Haywood rendering the Haywood Fairness Opinion to the Harvest Special Committee.

	Fiscal Year Ending December 31,			Terminal Year
(in millions of USD)	2021E	2022E	2023E
Revenue	$470	$837	$1,254	$1,381
Gross Profit	$264	$489	$753	$830
EBITDA	$128	$299	$512	$564
Unlevered Free Cash Flow	$($52)	$99	$292	$365

As used above, EBITDA, a non-GAAP financial measure is calculated as net income (loss) before non-controlling interest before net interest and other financing costs, income taxes, depreciation, and amortization expenses and after stock based compensation expense.

Unlevered Free Cash flow, a non-GAAP financial measure is defined as cash flow available to equity and debtholders after all the operating expenses, taxes, capital expenditures, investments in acquisitions, and investments in working capital have been made.

Harvest did not provide reconciliations of the non-GAAP measures included in the Management Financial Projections to the comparable GAAP measure due to the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

Summary of the Trulieve Adjusted Management Projections by Harvest

The following table presents the Trulieve Adjusted Management Projections, prepared by Harvest, which were approved for use by Moelis and Haywood by Harvest management and, with the consent of the Harvest Board, were used in connection with Moelis rendering the Moelis Fairness Opinion to the Harvest Board and with Haywood rendering the Haywood Fairness Option to the Harvest Special Committee. Harvest management received projections from Trulieve management for 2021E and 2022E, and made downward adjustments to the revenue projections based on estimated market size and market share analyses in Florida and Pennsylvania. Additionally, Harvest management prepared 2023E projections for Trulieve based upon the key assumptions mentioned above.

	Trulieve Fiscal Year Ending December 31,			Terminal Year
(in millions of USD)	2021E	2022E	2023E
Revenue	$941	$1,655	$2,934	$3,881
Gross Profit	$668	$1,158	$2,054	$2,717
EBITDA	$440	$766	$1,368	$1,809
Unlevered Free Cash Flow	$(96)	$(76)	$358	$1,012

As used above, EBITDA, a non-GAAP financial measure is calculated as net income (loss) before non-controlling interest before net interest and other financing costs, income taxes, depreciation, and amortization expenses and after stock based compensation expense.

Unlevered Free Cash flow, a non-GAAP financial measure is defined as cash flow available to equity and debtholders after all the operating expenses, taxes, capital expenditures, investments in acquisitions, and investments in working capital have been made.

Harvest did not provide reconciliations of the non-GAAP measures included in these projections to the comparable GAAP measure due to the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Harvest, Trulieve or any of their respective affiliates, advisors, officers, directors or other Representatives can provide any assurance that actual results will not differ from the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections to reflect circumstances existing after the date the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections are shown to be in error. Except as required by applicable Securities Laws, Harvest does not intend to make publicly available any update or other revision to the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections, even in the event that any or all assumptions are shown to be in error. Harvest has made publicly available its actual results of operations for the year ended December 31, 2020, and for the quarterly period ended March 31, 2021. None of Harvest or its affiliates, advisors, officers, directors or other Representatives has made or makes any representation to any Harvest Shareholder or other person regarding Harvest’s ultimate performance compared to the information contained in the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections or that forecasted results will be achieved. Harvest has made no representation to Trulieve, in the Arrangement Agreement or otherwise, concerning the Management Financial Projections, Expected Synergies and Trulieve Adjusted Management Projections.

Interests of Harvest’s Directors and Management in the Arrangement

In considering the recommendation of the Harvest Board with respect to the Arrangement, Harvest Shareholders should be aware that certain members of Harvest’s management team may receive certain benefits in connection with the Arrangement and may have interests which differ from those of other Harvest Shareholders which may create actual or potential conflicts of interest in connection the Arrangement. The Harvest Board is aware of these interests and considered them along with the other matters described above in “Description of the Arrangement – Harvest’s Reasons for the Arrangement.

Ownership of Harvest Shares, Harvest Options and Harvest RSUs

As of July 8, 2021, the current directors and executive officers of Harvest hold the following Harvest Shares, Harvest Options and Harvest RSUs which will be affected by the Arrangement as described under “Description of the Arrangement – Recommendation of the Harvest Board.”

Name and Province or State and Country of Residence	Positions(s)/Title	Harvest Shares(1)		Harvest Options(2)	Harvest RSUs
Steven M. White Arizona, USA	Director, Chief Executive Officer	24,270,400	(3)	2,500,000	Nil
Michael Scott Atkison Washington, USA	Director	1,049,311	(4)	Nil	46,298
Eula Adams Colorado, USA	Director	92,442	(5)	Nil	46,298
Mark Neal Barnard Singapore, Singapore	Director, Chair of the Board	348,450	(6)	150,000	69,447
Ana Dutra Florida, USA	Director	30,889	(7)	Nil	46,298
Elroy Sailor Virginia, USA	Director and Chief Strategy Officer	349,225	(8)	900,000	Nil
Deborah Keeley Arizona, USA	Chief Financial Officer	217,342		600,000	Nil
Nicole Stanton Arizona, USA	Vice President, General Counsel and Corporate Secretary	225,000		700,000	Nil
Joe Sai Arizona, USA	Chief of Staff	9,270,307	(9)	Nil	Nil

(1)

This number reflects beneficial ownership of Harvest Shares determined in according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. This number also reflects ownership of Harvest Multiple Voting Shares and Harvest Super Voting Shares on an “as converted” basis.

(2)	This number reflects both vested and unvested Harvest Options.

(3)

Includes the following: (i) 87,843 Harvest Multiple Voting Shares held by Slar Investments, LLC; (ii) 122,361 Harvest Multiple Voting Shares and 2,000,000 Harvest Super Voting Shares held by Razor Investments, LLC; (iii) 625,000 Harvest Options to purchase Harvest Subordinate Voting Shares that vested on November 14, 2019; and (iv) 625,000 Harvest Options to purchase Harvest Subordinate Voting Shares that vested on November 14, 2020.

(4)

Includes the following: 7,146 Harvest Multiple Voting Shares held by Bennett Asset Management. This disclosure does not include up to 1,019.63 Harvest Multiple Voting Shares that are issuable to Mr. Atkison pursuant to that certain Agreement and Plan of Merger and Reorganization between Harvest and Interurban Capital Group, Inc. that are subject to indemnification claims pursuant to that agreement. As of January 1, 2021, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Atkison will receive a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy.

(5)

As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Adams received a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy. On June 10, 2021, Mr. Adams voluntarily surrendered and cancelled 150,000 of his Harvest Options.

(6)

Includes 56,800 Harvest Subordinate Voting Shares jointly by Mr. Barnard and his spouse. As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Barnard received a grant of Restricted Stock Units valued at $150,000 as compensation for 2021 Harvest Board and

Board chair service, which will vest on December 31, 2021 subject to the requirements of such policy. On June 12, 2021, Mr. Barnard voluntarily surrendered and cancelled 225,000 of his Harvest Options.

(7)

As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Ms. Dutra received a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy.

(8)	On June 11, 2021, Mr. Sailor voluntarily surrendered and cancelled 225,000 of his Harvest Options.

(9)	Mr. Sai’s Harvest Multiple Voting Shares are held by HEIDLG1 LLC.

Insurance and Indemnification of Directors and Officers

Pursuant to the Arrangement Agreement, Trulieve shall, and Harvest may, prior to the Effective Date, purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection for a period of six years following the Effective Date, on terms no less favorable to the protection provided by the policies maintained by Harvest and its Subsidiaries, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such director and officer liability coverage and that if such insurance coverage is unavailable, Trulieve will, or will cause Harvest and its Subsidiaries, to maintain tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such director and officer liability coverage. Trulieve will, or will cause Harvest and its Subsidiaries, to maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date.

Pursuant to the Arrangement Agreement, Trulieve has agreed that it shall honor all rights to indemnification or exculpation now existing in favor of present and former officers and directors of Harvest and its Subsidiaries, including all rights pursuant to Harvest’s organizational documents of such entities and any contractual rights, and acknowledges that such rights shall survive the completion of the Arrangement and shall continue in full force and effect.

Court Approval

Interim Order

On July 9, 2021, Harvest obtained the Interim Order providing for the calling, holding and conducting of the Meeting and other procedural matters. Copies of the Interim Order and the Notice of Hearing are attached hereto as Appendix “D” – “Interim Order” and Appendix “F” – “Notice of Hearing,” respectively.

Final Order

An arrangement under the BCBCA requires Court approval. Subject to the terms of the Arrangement Agreement, and upon obtaining Harvest Shareholder Approval in the manner required by the Interim Order, Harvest will apply to the Court for the Final Order. The application for the Final Order approving the Arrangement is scheduled for August 18, 2021 at 9:45 a.m. (Vancouver time), or as soon after that date as is practicable. At the Final Order hearing, any Harvest Shareholder or other interested party who wishes to participate or to be represented or to present evidence or argument subject to the rules of the Court, the Interim Order and any further order of the Court. Any person desiring to appear at the hearing of the application for the Final Order is required to file with the Court and deliver to Harvest’s legal counsel at the address set out below, by or before 4:00 p.m. (Vancouver Time) on August 13, 2021, a Response to Petition and a copy of all materials upon which they intend to rely. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response to Petition in compliance with the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

The Response to Petition and supporting materials must be delivered, within the time specified, to Harvest’s legal counsel at the following address:

Bennett Jones LLP

Suite 2500, 666 Burrard Street

Vancouver, British Columbia, V6C 2X8

Attention: Alan Gardner

Email: GardnerA@bennettjones.com

Such persons who wish to participate in or be represented at the Court hearing should consult their legal advisors as to the necessary requirements.

The Court will be advised, prior to the hearing of the application for the Final Order, that the Court’s approval of the Arrangement (and determination of the fairness thereof), will constitute the basis for reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, with respect to the issuance and distribution of the Trulieve Subordinate Voting Shares to be issued by Trulieve to Harvest Shareholders pursuant to the Arrangement, with respect to the adjustment of the Harvest Options and Harvest RSUs, which shall at the Effective Time cease to represent the rights to acquire Harvest Shares and instead represent a right to receive Trulieve Subordinate Voting Shares, and with respect to the issuance and distribution of the Replacement Warrants to be issued to holders of Harvest Warrants respectively. See “Description of the Arrangement – U.S. Securities Law Matters.”

The Court has broad discretion under the BCBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to the parties affected, including Harvest Shareholders and holders of Harvest Options, Harvest RSUs, Harvest Warrants and other stakeholders as the Court determines appropriate, both from a substantive and a procedural point of view. The Court may approve the Arrangement as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending on the nature of any required amendments, Harvest and Trulieve may determine not to proceed with the Arrangement.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of Interim Order attached as Appendix “D” to this Circular.

Assuming the Final Order is granted and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, then the Arrangement will be effective on such date and time as Harvest and Trulieve may agree to in writing.

Letter of Transmittal

A Letter of Transmittal has been mailed, together with this Circular, to each person who was a Registered Harvest Shareholder on the Harvest Record Date. Each Registered Harvest Shareholder must forward a properly completed and signed Letter of Transmittal, with accompanying Harvest Share certificate(s) or DRS Statement(s) and all other required documents, as applicable as set out in the Letter of Transmittal, in order to receive the Trulieve Subordinate Voting Shares to which such Harvest Shareholder is entitled under the Arrangement. It is recommended that Harvest Shareholders complete, sign and return the Letter of Transmittal with the accompanying Harvest Share certificate(s) or DRS Statement(s) to the Depositary as soon as possible. Harvest Shareholders whose Harvest Shares are registered in the name of a nominee (bank, trust company, securities broker or other nominee) should contact that nominee for assistance in depositing their Harvest Shares. See “Description of the Arrangement – Exchange Procedure.”

Each registered holder of Harvest Shares should be aware that the risk of loss of Harvest Shares when depositing the share certificate(s) or DRS Statement(s) shall pass only upon proper receipt thereof by the Depositary. Accordingly, any use of the mail to transmit a certificate for Harvest Shares or DRS Statement representing Harvest Shares and a related Letter of Transmittal is at the risk of the Harvest Shareholder. If these documents are mailed, it is recommended that first-class or registered insured mail is used with return receipt requested.

Whether or not Harvest Shareholders forward the share certificate(s) or DRS Statement(s) representing their Harvest Shares, upon completion of the Arrangement on the Effective Date, Harvest Shareholders will cease to be Harvest Shareholders as of the Effective Date and will only be entitled to receive that number of Trulieve Subordinate Voting Shares to which they are entitled under the Arrangement or, in the case of Harvest Shareholders who properly exercise Dissent Rights Dissenting Harvest Shareholders, the right to receive fair value for their Harvest Shares in accordance with the dissent procedures. See “Description of the Arrangement -– Dissenting Harvest Shareholders’ Rights.”

The instructions for exchanging share certificates(s) or DRS Statement(s) representing Harvest Shares and depositing such share certificate(s) or DRS Statement(s) with the Depositary are set out in the Letter of Transmittal and should be reviewed carefully. The Letter of Transmittal also provides instructions in respect of lost certificates. See “Description of the Arrangement -– Exchange Procedure.”

Any Letter of Transmittal, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Harvest Shareholder except that all Letters of Transmittal will be automatically revoked if the Depositary is notified in writing by Harvest and Trulieve that the Arrangement Agreement has been terminated, or if the Arrangement is not completed. If a Letter of Transmittal is automatically revoked, the share certificate(s) or DRS Statement(s) for the Harvest Shares received with the Letter of Transmittal will be promptly returned to the Harvest Shareholder submitting the same at the address specified in the Letter of Transmittal.

Exchange Procedure

Odyssey Trust Company is acting as Depositary in connection with the Arrangement, pursuant to the terms of the Depositary Agreement. The Depositary will receive deposits of certificates or DRS Statements representing Harvest Shares, and an accompanying Letter of Transmittal, at the office specified in the Letter of Transmittal and will be responsible for delivering the Trulieve Subordinate Voting Shares to which Harvest Shareholders are entitled to under the Plan of Arrangement.

At the time of sending this Circular to each Harvest Shareholder, Harvest is also sending to each Registered Harvest Shareholder a Letter of Transmittal. The Letter of Transmittal is for use by Registered Harvest Shareholders only and is not to be used by Non-Registered Harvest Shareholders. Non-Registered Harvest Shareholders should contact their broker or other Intermediary for instructions and assistance in receiving the Trulieve Subordinate Voting Shares in respect of their Harvest Shares.

Upon surrender to the Depositary for cancellation of a certificate or DRS Statement which immediately prior to the Effective Time represented outstanding Harvest Shares (other than Harvest Shares held by Trulieve or its respective Affiliates and any Dissent Shares), together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Harvest Shares represented by such surrendered certificate or DRS Statement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Harvest Shareholder, the Trulieve Subordinate Voting Shares that such Harvest Shareholder has the right to receive under the Arrangement for such Harvest Shares, less any amounts withheld pursuant to Section 5.8 of the Plan of Arrangement, and any certificate or DRS Statement so surrendered shall forthwith be cancelled.

Following receipt of the Final Order and prior to the Effective Time, Trulieve shall deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient Trulieve Subordinate Voting Shares (and any treasury directions addressed to Trulieve’s transfer agent as may be necessary) to satisfy the aggregate amount of Trulieve Subordinate Voting Shares due to the Harvest Shareholders (other than Dissenting Harvest Shareholders) in accordance with the Plan of Arrangement.

Registered Harvest Shareholders are requested to tender to the Depositary any certificates or DRS Statements representing their Harvest Shares, along with a duly completed Letter of Transmittal. As soon as practicable after the Effective Date, the Depositary will forward to each Registered Harvest Shareholder that submitted a properly completed Letter of Transmittal to the Depositary, together with the certificate(s) or DRS Statement(s) representing the Harvest Shares held by such Harvest Shareholder immediately prior to the Effective Date, certificates or DRS Statements representing the appropriate number of Trulieve Subordinate Voting Shares to which such Harvest Shareholder is entitled under the Plan of Arrangement, to be delivered to or at the direction of such Harvest Shareholder. DRS Statements representing the Trulieve Subordinate Voting Shares to which such Harvest Shareholder is entitled under the Arrangement will be registered in such name or names as directed in the Letter of Transmittal and will either be (i) delivered to the address or addresses as such Harvest Shareholder directed in their Letter of Transmittal, or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Harvest Shareholder in the Letter of Transmittal. Instructions will be provided upon receipt of the DRS Statement representing the Trulieve Subordinate Voting Shares for registered Harvest Shareholders that would like to request a Trulieve Subordinate Voting Share certificate. DRS is a system that will allow Harvest Shareholders to hold their Trulieve Subordinate Voting Shares in “book-entry” form without having a physical share certificate issued as evidence of ownership. Instead, the Trulieve Subordinate Voting Shares will be held in the name of such Harvest Shareholders and registered electronically in the Trulieve’s records, which will be maintained by its transfer agent and Registrar, Odyssey Trust Company. The first time the Trulieve Subordinate Voting Shares are recorded under DRS (upon completion of the Arrangement), the Harvest Shareholders will receive an initial DRS Statement acknowledging the number of Trulieve Subordinate Voting Shares held in their DRS account. Any time that there is movement of the Trulieve Subordinate Voting Shares into or out of a Harvest Shareholder’s DRS account, an updated DRS Statement will be mailed. Harvest Shareholders may request a statement at any time by contacting Odyssey Trust Company. There is no fee to participate in DRS and dividends, if any, will not be affected by DRS.

Only Registered Harvest Shareholders will receive DRS Statements representing the Trulieve Subordinate Voting Shares. A Registered Harvest Shareholder that did not submit a properly completed Letter of Transmittal prior to the Effective Date may take delivery of the DRS Statements representing the number of Trulieve Subordinate Voting Shares to which the Registered Harvest Shareholder is entitled under the Arrangement by delivering the certificate(s) or DRS Statement(s) representing Harvest Shares formerly held by them to the Depositary at the office indicated in the Letter of Transmittal at any time prior to the second anniversary of the Effective Date. Such certificates or DRS Statements must be accompanied by a duly completed Letter of Transmittal, together with such other documents as the Depositary may require. DRS Statements representing the Trulieve Subordinate Voting Shares to which the Registered Harvest Shareholder is entitled under the Arrangement will be registered in such name or names as directed in the Letter of Transmittal, and will either be (i) delivered to the address or addresses as such Registered Harvest Shareholder directed in its Letter of Transmittal or (ii) made available for pick up at the office of the Depositary in accordance with the instructions of the Registered Harvest Shareholder in the Letter of Transmittal.

A Registered Harvest Shareholder must deliver to the Depositary at the office listed in the Letter of Transmittal:

(1)	the share certificates or DRS Statements representing their Harvest Shares;

(2)

a Letter of Transmittal in the form accompanying this Circular, or a manually executed photocopy thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

(3)	any other relevant documents required by the instructions set out in the Letter of Transmittal.

Except as otherwise provided in the instructions to the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed. If a Letter of Transmittal is executed by a person other than the Registered Harvest Shareholder of the share certificate(s) or DRS Statement(s) deposited therewith, the share certificate(s) or DRS Statement(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney, duly and properly completed by the Registered Harvest Shareholders, with the signature on the endorsement panel, or securities transfer power of attorney guaranteed by an Eligible Institution.

Any exchange or transfer of Harvest Shares pursuant to the Plan of Arrangement shall be free and clear of any liens or other claims of third parties of any kind.

No Fractional Shares

In no event shall any Harvest Shareholder be entitled to a fractional Trulieve Subordinate Voting Share. Where the aggregate number of Trulieve Subordinate Voting Shares to be issued to a Harvest Shareholder as consideration under the Arrangement would result in a fraction of a Trulieve Subordinate Voting Share being issuable, the number of Trulieve Subordinate Voting Shares to be received by such Harvest Shareholder shall be rounded down to the nearest whole Trulieve Subordinate Voting Share. Harvest Shareholders will not receive any additional compensation as a result of such adjustment.

Loss of Certificates

In the event any certificate or DRS Statement which, immediately before the Effective Time, represented one or more outstanding Harvest Shares in respect of which the holder was entitled to receive Trulieve Subordinate Voting Shares is lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate or DRS Statement, the appropriate number of DRS Statements representing the number of Trulieve Subordinate Voting Shares to which the Harvest Shareholder is entitled under the Plan of Arrangement. When authorizing delivery of DRS Statements representing the Trulieve Subordinate Voting Shares to which a Registered Harvest Shareholder is entitled under the Plan of Arrangement in exchange for any lost, stolen or destroyed certificate, such former holder to whom certificates and DRS Statements are to be delivered will be required, as a condition precedent to the delivery thereof, to give a bond satisfactory to Trulieve and the Depositary in such amount as Harvest, Trulieve and the Depositary may direct, or to otherwise indemnify Harvest, Trulieve and the Depositary in a manner satisfactory to them against any claim that may be made against any of them with respect to the certificate or DRS Statement alleged to have been lost, stolen or destroyed.

Extinction of Rights after Six Years

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Harvest Shares that were acquired by Trulieve which is not deposited with the Depositary on or before the sixth anniversary of the Effective Date shall, on the sixth anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a shareholder or otherwise and whether against Harvest, Trulieve, the Depositary or any other person. On such date, the consideration of such former holder of Trulieve Subordinate Voting Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive, shall be deemed to have been surrendered for no consideration to Trulieve. Neither Harvest nor Trulieve will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to Trulieve or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Rights

Harvest, Trulieve or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant the Arrangement or the Arrangement Agreement (including, without limitation, any payments to Dissenting Harvest Shareholders), such amounts as Harvest, Trulieve or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes of the Arrangement or Arrangement Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of Harvest, Trulieve, or the Depositary, as applicable, is authorized pursuant to the Arrangement Agreement to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to Harvest, Trulieve or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and

Harvest, Trulieve or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Registered Harvest Shareholders

The exchange of Harvest Shares for the Trulieve Subordinate Voting Shares in respect of Non-Registered Harvest Shareholders is expected to be made with the Non-Registered Harvest Shareholder’s nominee (bank, trust company, securities broker or other nominee) account through the procedures in place for such purposes between the Canadian Depository for Securities Limited (“CDS”) and such nominee. Non-Registered Harvest Shareholders should contact their Intermediary if they have any questions regarding this process and to arrange for their nominee to complete the necessary steps to ensure that they receive payment for their Harvest Shares as soon as possible following completion of the Arrangement.

No Dividends or Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Trulieve Subordinate Voting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Harvest Shares that were exchanged unless and until the holder of record of such certificate shall have complied with the provisions of the Arrangement Agreement relating to the surrender of certificates or lost certificates. Subject to applicable Law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Harvest Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Trulieve Subordinate Voting Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Trulieve Subordinate Voting Share.

Harvest Options, Harvest RSUs and Warrants

Holders of each of Harvest Options, Harvest RSUs and Warrants are not required to take any action in order to receive the replacement securities they are entitled to receive under the Arrangement. Upon completion of the Arrangement, the replacement securities to be issued by Trulieve to each such holder of Harvest Options, Harvest RSUs and Warrants will automatically be issued and registered in accordance with registration information previously provided by each such holder.

Regulatory Matters

HSR Act Approval

Under the HSR Act, parties to a transaction that meets certain statutory jurisdictional tests and is not otherwise exempted must provide notice of that transaction to the Antitrust Division of the DOJ, and to the FTC, and observe a statutory waiting period before that transaction can close. The Arrangement is subject to these notification and waiting period requirements. On May 20, 2021, the Parties submitted to the DOJ and FTC the notifications required under the HSR Act. The statutory waiting period expired on June 21, 2021.

Notwithstanding that the Parties have completed their compliance with the requirements of the HSR Act, the DOJ and the FTC retain the ability to take action under the antitrust laws, including seeking to enjoin the completion of the Arrangement, to rescind the Arrangement or to conditionally permit completion of the Arrangement subject to regulatory conditions or other remedies. In addition, although there is no comparable prior notification protocol at the state level, each relevant non-U.S. regulatory body and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Arrangement or permitting completion subject to regulatory conditions. Private parties also may seek to take legal Action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Arrangement on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Under the Arrangement Agreement, it is a mutual condition precedent that no court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any order (whether temporary, preliminary or permanent) or other law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement in accordance with the terms of the Arrangement Agreement. It is a further mutual condition precedent that there shall not have been any Action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by Trulieve of the business or assets of Harvest or any of its Subsidiaries. It also is a condition precedent to the obligation of Trulieve to consummate the Arrangement that there shall not have been any Action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction which seeks to compel Trulieve to dispose of any material portion of the business or assets of Trulieve, Harvest or any of its Subsidiaries as a result of the Arrangement.

In addition to the HSR Act compliance obligation of the Parties with regard to the Arrangement, one or more Harvest Shareholders may have an analogous HSR Act compliance obligation prior to acquiring their Trulieve Subordinate Voting Shares. Whether any particular Harvest Shareholder’s acquisition of Trulieve Subordinate Voting Shares will trigger such a compliance obligation depends on whether the HSR Act jurisdictional tests are satisfied and whether any exemption would apply. Once central jurisdictional test is whether the particular Harvest Shareholder (and others whose holdings must be aggregated with such Harvest Shareholder’s pursuant to the HSR Act) would thereby hold Trulieve Subordinate Voting Shares (potentially including any Trulieve Subordinate Voting Shares already held) valued above a specified threshold (currently $ 92.0 million).

Were an HSR Act compliance obligation to apply, then the applicable Harvest Shareholder, as well as Trulieve (by virtue of being the issuer whose shares are being acquired by that Harvest Shareholder), each would need to file a Notification and Report Form with the FTC and the DOJ and to observe an initial 30 calendar-day waiting period; and the Harvest Shareholder would be required to pay the statutory HSR Act filing fee (currently $45,000 or $125,000 or $280,000, depending on the value of Trulieve Subordinate Voting Shares deemed held as a result of the acquisition). The initial waiting period may be terminated before its expiration or extended by a request for additional information. Issuance of such a request requires the observation of an additional 30 calendar-day waiting period after the request is substantially complied with (unless extended by court order for failing to have substantially complied). Therefore, the existence of an HSR Act compliance obligation could delay the acquisition of Trulieve Subordinate Voting Shares by any such affected Harvest Shareholder.

It is possible that an exemption under the HSR Act may apply in a particular case. One common exemption might apply where (x) the holder’s holdings (aggregated as aforesaid) do not exceed 10% of the voting power of the applicable issuer, and (y) those holdings are held as passive investments only; but reliance on that exemption involves several critical technical requirements pursuant to rules established under the HSR Act. One other common exemption could apply in certain cases where the issuer is incorporated outside the United States; but that exemption, for the acquisition of voting securities of a “foreign issuer” (as defined in the rules under the HSR Act), is not anticipated to be applicable here. In any event, the responsibility for determining any compliance obligation under the HSR Act rests with the anticipated recipient of any Trulieve Subordinate Voting Shares, and the Parties assume no responsibility with regard thereto.

A recipient’s failure to comply with the HSR Act could result in a civil penalty for each day in violation; the maximum civil penalty currently is $43,792 per day. To the extent Trulieve determines that an anticipated recipient of any Trulieve Subordinate Voting Shares may be subject to compliance with the HSR Act in connection with such receipt, Trulieve may be required to take certain actions under the HSR Act pending such compliance; and such actions may include, among other things, escrowing those Shares or delaying the exchange for those Shares.

Any Harvest Shareholder that believes that it may have a compliance obligation under the HSR Act in connection with the Arrangement should consult its own legal counsel and also contact Harvest (at Harvestlegalmatters@harvestinc.com) or Trulieve (at legal@trulieve.com).

Canadian Securities Law Matters

Canadian Reporting Obligations of Harvest

Harvest is a reporting issuer in each province of Canada, other than Québec.

Canadian Reporting Obligations of Trulieve

Trulieve is a reporting issuer in all provinces and territories of Canada.

Qualification - Resale of Trulieve Subordinate Voting Shares

The issue of Trulieve Subordinate Voting Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of the Canadian Securities Laws and, subject to the satisfaction of certain conditions, will not be subject to resale restrictions. Recipients of Trulieve Subordinate Voting Shares are urged to obtain legal advice to ensure that their resale of such securities complies with applicable Canadian Securities Laws.

U.S. Securities Law Matters

The following discussion is a general overview of certain requirements of U.S. federal and state Securities Laws applicable to Harvest Shareholders. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. Securities Laws. Also see “Notice to Harvest Shareholders in the United States.”

Harvest Shareholders who resell Trulieve Subordinate Voting Shares must also comply with Canadian Securities Laws, as outlined above.

Status Under U.S. Federal Securities Laws

The Trulieve Subordinate Voting Shares are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and trade on the OTCQX Best Market under the symbol TCNNF, and Trulieve is subject to periodic reporting obligations under the Exchange Act. Trulieve is not a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, and as a result Trulieve and its insiders are subject to the proxy requirements, insider reporting requirements and “short swing” profit rules of the Exchange Act.

Exemption Relied Upon from the Registration Requirements of the Securities Act

The Trulieve Subordinate Voting Shares to be issued pursuant to the Arrangement have not been and will not be registered under the Securities Act and will be issued in reliance on the exemption afforded by section 3(a)(10) of the Securities Act.

Section 3(a)(10) of the Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved by a court or authorized government entity after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, and such court or governmental authority is expressly authorized by Law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the Securities Act with respect to the Trulieve Subordinate Voting Shares issued in connection with the Arrangement.

Resale of Trulieve Subordinate Voting Shares Within the United States

The Trulieve Subordinate Voting Shares to be issued under the Arrangement will not be subject to resale restrictions under the Securities Act, except that the Securities Act imposes restrictions on the resale of Trulieve Subordinate Voting Shares received pursuant to the Arrangement by persons who are at the time of a resale, or who were within three months before the resale, Affiliates of Trulieve.

Any holder of Trulieve Subordinate Voting Shares who is an Affiliate of Trulieve at the time of a proposed resale, or has been an Affiliate within three months before a proposed resale, is urged to consult with its own legal advisor to ensure that any proposed resale of Trulieve Subordinate Voting Shares issued to them under the Arrangement complies with applicable Securities Act and Securities Law requirements.

Pro Forma Economic Ownership of the Combined Company

Upon completion of the Arrangement (based on the shares of Harvest and Trulieve issued and issuable as of May 10, 2021), it is estimated that the Exchange Ratio, if it has not been downwardly adjusted by the Adjustment Factor, will result in Harvest Shareholders and Trulieve Shareholders owning approximately 26.7% and 73.3%, respectively, of the outstanding economic interest in the Combined Company on a fully diluted basis.

Accounting Treatment

Harvest and Trulieve prepare financial statements in accordance with GAAP. The Arrangement will be accounted for as a business combination using the acquisition method of accounting with Trulieve being treated as the acquirer. The Arrangement will result in the recognition of assets acquired and liabilities assumed at fair value. Due to timing constraints, as of the date of this Circular, Trulieve has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Harvest assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. We expect preliminary purchase accounting including valuation to be completed following Required Regulatory Approvals and the Closing of the Arrangement. The final determination of the allocation of the purchase price will be based on the fair values of the assets and liabilities of Harvest as of the Effective Date of the Arrangement.

Stock Exchange Listing

If the Arrangement is completed, Trulieve intends to have the Harvest Shares delisted from the CSE and the OTCQX. In addition, Trulieve currently expects to list the Trulieve Subordinate Voting Shares issued pursuant to the Arrangement on the CSE at, or as soon as practicable following, the Effective Time, which will trade in Canadian dollars. Consequently, following the closing, Harvest Shareholders are expected to be able to trade their Trulieve Subordinate Voting Shares on either the CSE or the OTCQX.

Treatment of Harvest Convertible Securities

Harvest Convertible Debentures

In May 2019, Harvest issued the Harvest Convertible Debentures, the proceeds of which were used to fund working capital and general corporate purposes. The Harvest Convertible Debentures are unsecured and bear interest at a rate of 7.00% per annum, payable semiannually. The Harvest Convertible Debentures mature on May 9, 2022, unless earlier converted.

Pursuant to the terms of the Harvest Convertible Debentures and in accordance with the change of control provisions set forth therein, Harvest has agreed to provide all necessary and appropriate notices regarding the Arrangement to all holders of the Harvest Convertible Debentures. Harvest will deliver two (2) notices to such holders of Harvest Convertible Debentures, the first notice at least thirty (30) days or as soon as reasonably possible prior to the Effective Date, and the second notice on or immediately after the Effective Date. Such notices shall contain such information required under, and shall comply in all respects with the provisions set forth in the Harvest Convertible Debentures.

Harvest Options

Each Harvest Option, to the extent it has not been exercised as of the Effective Date, will be adjusted so that, upon exercise of such Harvest Option, the holder shall, upon payment of the exercise price under such Harvest Option, be entitled to receive, in substitution for the number of Harvest Shares subject to such Harvest Option, the number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Shares subject to such Harvest Option immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio. For greater certainty, the Harvest Options shall not be exchanged or otherwise replaced by the Plan of Arrangement, and will continue to be governed by the Stock and Incentive Plan on the same terms and conditions as were applicable to such Harvest Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Harvest Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Harvest Option immediately after such adjustment does not exceed the In-The-Money Amount of the Harvest Option immediately before such adjustment. For any Harvest Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424-1(a). For any Harvest Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code.

Harvest RSUs

Each Harvest RSU outstanding immediately prior to the Effective Time shall be adjusted so that, upon vesting of such Harvest RSU, the holder shall be entitled to receive, instead of the number of Harvest Shares underlying such Harvest RSU, that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Shares underlying such Harvest RSU immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio. For greater certainty, the Harvest RSUs shall not be exchanged or otherwise replaced by the Plan of Arrangement, and will continue to be governed by the Stock and Incentive Plan on the same terms and conditions as were applicable to such Harvest RSUs immediately prior to the Effective Time.

Harvest Warrants

Each Harvest Warrant, other than any Certificated Warrant or Harvest MVS Warrant, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality, for a warrant (a “Replacement Warrant”) to purchase a number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Subordinate Voting Shares issuable on exercise of such Replacement Warrant immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per share under such Replacement Warrant immediately prior to the Effective Time divided by the applicable Exchange Ratio (provided that if the exercise of Replacement Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged 2019 Harvest Warrant, and such exchanged Harvest Warrant shall thereupon be cancelled. Any document previously evidencing such Harvest Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued.

Certificated Warrants

Each Certificated Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Trulieve warrant (each, a ”Replacement Certificated Warrant”) which will entitle the holder to purchase from Trulieve that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Subordinate Voting Shares issuable on exercise of such exchanged Certificated Warrant immediately prior to the Effective Time is multiplied by the applicable Exchange Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per share under such exchanged Certificated Warrant immediately prior to the Effective Time divided by the applicable Exchange Ratio (provided that if the exercise of Replacement Certificated Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Certificated Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Certificated Warrant, and such exchanged Certificated Warrant shall thereupon be cancelled. Any document previously evidencing such Certificated Warrant shall thereafter evidence and be deemed to evidence such Replacement Certificated Warrant and no certificates evidencing the Replacement Certificated Warrants shall be issued.

Harvest MVS Warrants

Each Harvest MVS Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Trulieve warrant (each, a ”Replacement MVS Warrant”) which will entitle the holder to purchase from Trulieve that number of Trulieve Subordinate Voting Shares equal to the product obtained when the number of Harvest Multiple Voting Shares issuable on exercise of such exchanged Harvest MVS Warrant immediately prior to the Effective Time is multiplied by the product of, (A) the applicable Exchange Ratio, and (B) the Harvest MVS Conversion Ratio, at an exercise price per Trulieve Subordinate Voting Share equal to the exercise price per share under such exchanged Harvest MVS Warrant immediately prior to the Effective Time divided by the product of (A) the applicable Exchange Ratio, and (B) the Harvest MVS Conversion Ratio (provided that if the exercise of Replacement MVS Warrants by a holder would otherwise result in the aggregate number of Trulieve Subordinate Voting Shares issuable to such holder including a fraction of a Trulieve Subordinate Voting Share, the aggregate number of Trulieve Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement MVS Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Harvest MVS Warrant, and any document previously evidencing such Harvest MVS Warrant shall thereafter evidence and be deemed to evidence such Replacement MVS Warrant and no certificates evidencing the Replacement MVS Warrants shall be issued.

Harvest Warrant Indentures

The Harvest Warrant Indentures dated as of December 20, 2019 and as of October 28, 2020 shall be terminated and, for greater certainty, all rights to receive any securities of Harvest formerly held by Harvest Shareholders shall be extinguished.

Description of Harvest Indebtedness

Harvest Senior Secured Notes

In December 2019, January 2020, and February 2020, Harvest closed multiple tranches of a private placement offering, resulting in the issuance of Harvest Senior Secured Notes pursuant to the Harvest Senior Secured Note Indenture. The proceeds of the Harvest Senior Secured Notes were used by Harvest to refinance existing indebtedness, to fund working capital and for general corporate purposes.

The Harvest Senior Secured Notes consist of (1) the Harvest Coupon Notes, which bear interest at 15.00% per annum, and (2) the Harvest 2019 Unit Notes, which bear interest at 9.25% per annum. The Harvest Senior

Secured Notes are payable semiannually in arrears on June 30 and December 30 of each year, beginning on June 30, 2020. The Harvest Senior Secured Notes mature on December 19, 2022.

Except as provided in limited circumstances under the Harvest Senior Secured Note Indenture, the consummation of the Arrangement constitutes a “Change of Control” under the Harvest Senior Secured Note Indenture. Upon the occurrence of such “Change of Control”:

1.

Harvest will be required to make an offer (the “Change of Control Offer”) to each holder of Harvest Senior Secured Notes (each, a “Harvest Senior Secured Note Holder” and collectively, the “Harvest Senior Secured Note Holders”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Harvest Senior Secured Note Holder’s Harvest Senior Secured Note in exchange for a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Harvest Senior Secured Notes repurchased plus accrued and unpaid interest, if any, on the Harvest Senior Secured Notes repurchased to the date of purchase (the “Change of Control Payment Date” which date will be no earlier than the date of such Change of Control).

2.

No later than 45 days following any Change of Control, Harvest will mail a notice to each Harvest Senior Secured Note Holder describing (i) the transaction or transactions that constitute the Change of Control, (ii) the Change of Control Offer to repurchase the Harvest Senior Secured Notes held by such Harvest Senior Secured Note Holder on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 90 days from the date such notice is mailed, and (iii) describe the procedures, as required by the Harvest Senior Secured Note Indenture, that Harvest Senior Secured Note Holders must follow in order to tender Harvest Senior Secured Notes (or portions thereof) for payment and withdraw an election to tender Senior Secured Notes (or portion thereof) for payment. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control occurring if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

3.

If Harvest Senior Secured Note Holders of not less than 90% of the aggregate principal amount of the outstanding Harvest Senior Secured Notes validly tender and do not withdraw such Harvest Senior Secured Notes in a Change of Control Offer and Harvest, or any third party making a Change of Control Offer in lieu of Harvest as described below, purchases all of the Harvest Senior Secured Notes validly tendered and not withdrawn by such Harvest Senior Secured Note Holders, Harvest or such third party, as the case may be, will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem or purchase, as applicable, all Harvest Senior Secured Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the redemption date.

Harvest will not be required to make a Change of Control Offer upon the occurrence of a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Harvest Senior Secured Note Indenture and purchases all Harvest Senior Secured Notes properly tendered and not withdrawn under the Change of Control Offer; or (2) Harvest has given a notice to the Harvest Senior Secured Note Holders to optionally redeem the Harvest Senior Secured Notes pursuant to the Harvest Senior Secured Indenture, unless and until there is a default in payment of the applicable redemption price.

Pursuant to the terms of the Harvest Senior Secured Note Indenture, Harvest may not consummate the Arrangement unless:

1.

Trulieve assumes all the obligations of Harvest under the Harvest Senior Secured Notes, and the Harvest Senior Secured Note Indenture by operation of law or pursuant to agreements reasonably satisfactory to Odyssey Trust Company, in its capacity as the trustee under the Harvest Senior Secured Note Indenture (the “Harvest Senior Secured Indenture Trustee”);

2.	immediately after giving effect to the Arrangement, no Default or Event of Default (as such terms are defined in the Harvest Senior Secured Note Indenture) exists;

3.

either (i) immediately after giving effect to the Arrangement on a pro forma basis, Trulieve will be permitted to incur at least $1.00 of additional indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio (as defined in the Harvest Senior Secured Note Indenture) test set forth in the Harvest Senior Secured Note Indenture; or (ii) immediately after giving effect to the Arrangement on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable period, the Consolidated Fixed Charge Coverage Ratio of Trulieve is equal to or greater than the Consolidated Fixed Charge Coverage Ratio immediately before the Arrangement;

4.

each Guarantor (as defined in the Harvest Senior Secured Note Indenture), will, pursuant to the terms of its Guarantee (as defined in the Harvest Senior Secured Note Indenture) agree that its Guarantee will apply to the obligations of Trulieve in accordance with the Harvest Senior Secured Notes and the Harvest Senior Secured Note Indenture; and

5.

Harvest delivers to the Harvest Senior Secured Indenture Trustee an officers’ certificate certifying that all conditions precedent provided for in the Senior Secured Note Indenture relating to the Arrangement have been complied with and an opinion of counsel to Harvest stating that the Arrangement and, if applicable, the Arrangement Agreement comply with this covenant.

Upon the consummation of the Arrangement, Trulieve will succeed and be substituted for Harvest and may exercise every right and power of Harvest under the Harvest Senior Secured Note Indenture with the same effect as if the successor had been named as Harvest therein. When Trulieve assumes all of Harvest’s obligations under the Harvest Senior Secured Note Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Harvest Senior Secured Indenture Trustee and delivers to the Harvest Senior Secured Indenture Trustee the related officers’ certificate and opinion of counsel, if required, Harvest will be discharged from those obligations.

The Arrangement Agreement provides that, if the redemption of the Harvest Senior Secured Notes has not occurred prior to Closing, each of Harvest and Trulieve shall use its reasonable best efforts to cause the Harvest Senior Secured Note Supplemental Indenture to be executed and delivered on or prior to the Effective Time.

Dissenting Harvest Shareholders’ Rights

The following is a summary of the provisions of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, relating to a Harvest Shareholder’s Dissent Rights in respect of the Arrangement Resolution. Such summary is not a comprehensive statement of the procedures to be followed by a Dissenting Harvest Shareholder who seeks payment of the fair value of its Harvest Shares and is qualified in its entirety by reference to the full text of Sections 237 to 247 of the BCBCA, which is attached to this Circular as Appendix “I,” as modified by the Plan of Arrangement, the Interim Order and any other order of the Court.

The statutory provisions dealing with the right of dissent are technical and complex. Any Dissenting Harvest Shareholder should seek independent legal advice, as failure to comply strictly with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, may result in the loss of all Dissent Rights.

Harvest Shareholders may exercise Dissent Rights from the Arrangement Resolution pursuant to and in the manner set forth under Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, provided that, notwithstanding Sections 237 to 247 of the BCBCA, the written notice of dissent pursuant to Section 242 of the BCBCA (the “Dissent Notice”) must be sent to Harvest by holders who wish to dissent and must be received by Harvest not later than 4:00 p.m. (Vancouver time) on the date that is two Business Days immediately prior to the Meeting or any date to which the Meeting may be postponed or adjourned.

Harvest Shareholders who wish to exercise Dissent Rights should take note that the procedures for dissenting to the Arrangement Resolution require strict compliance with the applicable dissent procedures. In addition to any other restrictions in the Interim Order or the BCBCA, pursuant to the Plan of Arrangement, the following do not have Dissent Rights: (i) holders of Harvest Options; (ii) holders of Harvest RSUs, (iii) holders of Harvest Warrants, (iv) holders of Harvest MVS Warrants and (v) holders of Harvest Shares who vote in favor or have instructed a proxyholder to vote in favor of the Arrangement Resolution.

Dissent Rights to the Arrangement Resolution for Harvest Shareholders

As indicated in the Notice, any registered Harvest Shareholder as at the Record Date is entitled to be paid the fair value of the Harvest Shares held by such holder in accordance with Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, if such holder validly exercises Dissent Rights and the Arrangement becomes effective.

Anyone who is a beneficial owner of Harvest Shares as at the Record Date registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Harvest Shareholders as at the Record Date are entitled to exercise Dissent Rights. A Registered Harvest Shareholder as at the Record Date who holds Harvest Shares as an Intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number of Harvest Shares held by the Intermediary for such beneficial owner. A Dissenting Harvest Shareholder may dissent only with respect to all the Harvest Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Harvest Shareholder.

The following description of the dissent procedures is not a comprehensive statement of the procedures to be followed by a Dissenting Harvest Shareholder who seeks payment of the fair value of its Harvest Shares and is qualified in its entirety by reference to the full text of the Plan of Arrangement, the Interim Order and any other order of the Court, and Sections 237 to 247 of the BCBCA, which are attached to this Circular as Appendices “C,” “D” and “K,” respectively. A registered Harvest Shareholder as at the Record Date who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, and seek independent legal advice. Failure to strictly comply with the provisions of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, and to adhere to the procedures established therein, may result in the loss of all rights thereunder.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein.

Registered Harvest Shareholders as at the Record Date who duly exercise Dissent Rights and who:

(1)

are ultimately entitled to be paid fair value for their Dissent Shares, which fair value shall be the fair value of such Dissent Shares as of the close of business on the last Business Day before the day on which the Arrangement is approved by Harvest Shareholders at the Meeting, shall be paid an amount equal to such fair value by Harvest and shall be deemed to have transferred such Dissent Shares to Harvest in accordance with the Plan of Arrangement; or

(2)

are ultimately not entitled, for any reason, to be paid fair value for their Harvest Shares in respect of which they have exercised Dissent Rights, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting Harvest Shareholder and shall be entitled to receive only the Trulieve Subordinate Voting Shares that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights, but in no case shall Harvest, Trulieve or any other person be required to recognize Registered Harvest Shareholders who exercise Dissent Rights as Harvest Shareholders after the Effective Time, and the names of such Registered Harvest Shareholders who exercise Dissent Rights shall be removed from the applicable register of Harvest Shareholders as at the Effective Time. There can be no assurance that a Dissenting Harvest Shareholder will receive consideration for its Harvest Shares of equal or greater value to the Trulieve Subordinate Voting Shares that such Dissenting Harvest Shareholder would have received under the Arrangement.

Sections 237 to 247 of the BCBCA

Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, provides that Registered Harvest Shareholders as at the Record Date who dissent to the Arrangement in compliance with Sections 237 to 247 of the BCBCA may exercise a right of dissent and require Trulieve to purchase the Harvest Shares held by such Harvest Shareholders at the fair value of such Harvest Shares.

The exercise of Dissent Rights does not deprive a Registered Harvest Shareholder of the right to vote at the Meeting. However, a Registered Harvest Shareholder is not entitled to exercise Dissent Rights in respect of the Arrangement Resolution if such holder votes any of the Harvest Shares beneficially held by such holder FOR the Arrangement Resolution. A vote against the Arrangement Resolution, whether in person or by proxy, does not constitute a Dissent Notice for purposes of the right to dissent under Sections 237 to 247 of the BCBCA.

A Registered Harvest Shareholder as at the Record Date who wishes to dissent must deliver the Dissent Notice to Harvest as set forth above and such Dissent Notice must strictly comply with the requirements of Section 242 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. Any failure by a Harvest Shareholder to fully comply with the provisions of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, may result in the loss of that holder’s Dissent Rights. Non-Registered Harvest Shareholders as at the Record Date who wish to exercise Dissent Rights must cause the Registered Harvest Shareholder holding their Harvest Shares to deliver the Dissent Notice of such Non-Registered Harvest Shareholders.

To exercise Dissent Rights, a Registered Harvest Shareholder must prepare a separate Dissent Notice for him, her or itself, if dissenting on his, her or its own behalf, and one for each other Non-Registered Harvest Shareholder who beneficially owns Harvest Shares registered in such Registered Harvest Shareholder’s name and on whose behalf such Registered Harvest Shareholder intends to exercise Dissent Rights; and, if dissenting on its own behalf, must dissent with respect to all of the Harvest Shares registered in his, her or its name beneficially owned by such Registered Harvest Shareholder or if dissenting on behalf of a Non-Registered Harvest Shareholder, with respect to all of the Harvest Shares registered in his, her or its name and beneficially owned by such Non-Registered Harvest Shareholder. The Dissent Notice must set out the number and the class of Harvest Shares in respect of which the Dissent Rights are being exercised (the “Dissent Shares”) and: (a) if such Dissent Shares constitute all of the Harvest Shares of which the Harvest Shareholder is the registered and beneficial owner and the Harvest Shareholder owns no other Harvest Shares beneficially, a statement to that effect; (b) if such Dissent Shares constitute all of the Harvest Shares of which the Harvest Shareholder is both the registered and beneficial owner, but the Harvest Shareholder owns additional Harvest Shares beneficially, a statement to that effect and the names of the Registered Harvest Shareholder(s) of those other Harvest Shares, the number and the class of Harvest Shares held by each such Registered Harvest Shareholder and a statement that written notices of dissent are being or have been sent with respect to such other Harvest Shares; and (c) if the Dissent Rights are being exercised by a Registered Harvest Shareholder who is not the beneficial owner of such Harvest Shares, a statement to that effect and the name and address of the Non-Registered Harvest Shareholder and a statement that the Registered Harvest Shareholder is dissenting with respect to all Harvest Shares of the Non-Registered Harvest Shareholder registered in such Registered Harvest Shareholder’s name.

If the Arrangement Resolution is approved by the Harvest Shareholders at the Meeting, and if Harvest notifies the Dissenting Harvest Shareholders of its intention to act upon the Arrangement Resolution, pursuant to Section 243 of the BCBCA, in order to exercise Dissent Rights, such Dissenting Harvest Shareholder must, within one month after the date of such notice, send to Harvest or its transfer agent a written statement that such holder requires Harvest to purchase all of the Dissent Shares. Such a written statement must be accompanied by the certificate(s) or DRS Statement, if any, representing such Dissent Shares, and, if the dissent is being exercised by the Registered Harvest Shareholder on behalf of a Non-Registered Harvest Shareholder who is not such Registered Harvest Shareholder, a written statement that: (i) is signed by the Non-Registered Harvest Shareholder on whose behalf dissent is being exercised; and (ii) sets out whether or not the Non-Registered Harvest Shareholder is the beneficial owner of other Harvest Shares and, if so, sets out: (A) the names of the registered owners of those other Harvest Shares, (B) the number and the class of those other Harvest Shares that are held by each of those registered owners, and (C) that dissent is being exercised in respect of all of those other Harvest Shares, all in accordance with Section 244 of the BCBCA.

If a Dissenting Harvest Shareholder fails to strictly comply with the requirements of the Dissent Rights, it will lose its Dissent Rights, Trulieve will return to the Dissenting Harvest Shareholder the certificate(s) or DRS Statement representing the Harvest Shares that were delivered to Trulieve, if any, and if the Arrangement is completed, that Dissenting Harvest Shareholder will be deemed to have participated in the Arrangement on the same terms as a Harvest Shareholder who has not exercised Dissent Rights. A vote against the Arrangement Resolution, whether in person or by proxy, or not voting on the Arrangement Resolution does not constitute a Dissent Notice.

Upon delivery of the written statement and the required documents, the Dissenting Harvest Shareholder ceases to have any rights as a Harvest Shareholder other than the right to be paid the fair value of the Shares, except where, before full payment is made for the Dissent Shares, the Arrangement in respect of which the Dissent Notice was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Arrangement Resolution, or the Dissenting Harvest Shareholder withdraws the Dissent Notice with Harvest’s written consent. If any of these events occur, Harvest must return the share certificate(s) or DRS Statement, if any, representing the Harvest Shares to the Dissenting Harvest Shareholder and the Dissenting Harvest Shareholder will regain the ability to vote and exercise its rights as a Harvest Shareholder at the Meeting.

The Dissenting Harvest Shareholder and Harvest may agree on the payout value of the Dissent Shares; otherwise, either party may apply to the Court to determine the fair value of the Dissent Shares or apply for an order that value be established by arbitration or by reference to the Registrar or a referee of the Court. If the matters provided for in the Arrangement Resolution become effective and the Dissenting Harvest Shareholder has complied with Sections 237 to 247 of the BCBCA, after a determination of the payout value of the Dissent Shares, Harvest must then promptly pay that amount to the Dissenting Harvest Shareholder.

Addresses for Notice

Notwithstanding Section 242(1)(a) of the BCBCA, the written Dissent Notice to the Arrangement Resolution must be received from Dissenting Harvest Shareholders by Harvest at Bennett Jones LLP, 666 Burrard Street, Suite 2500, Vancouver, British Columbia V6C 2X8 not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

Strict Compliance with Dissent Provisions Required

The foregoing summary does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Harvest Shareholder under Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court, and reference should be made to the specific provisions of Sections 237 to 247 of the BCBCA, the Plan of Arrangement and the Interim Order. The BCBCA requires strict adherence to the procedures regarding the exercise of rights of dissent established therein. The failure to adhere to such procedures may result in the loss of all rights of dissent. Accordingly, each registered Harvest Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, the Plan of Arrangement, the Interim Order and any other order of the Court, and consult a legal advisor. A copy of Sections 237 to 247 of the BCBCA is set out in Appendix “I” to this Circular and a copy of the Plan of Arrangement and the Interim Order are set out in Appendix “C” and Appendix “D,” respectively, to this Circular.

Each registered Harvest Shareholder wishing to exercise the Dissent Rights should carefully consider and comply with the provisions of the Interim Order and Sections 237 to 247 of the BCBCA, which are attached to this

Circular as Appendix “D” and Appendix “I,” respectively, and should seek his, her or its own legal advice. Dissenting Harvest Shareholders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process.

Depositary

Harvest and Trulieve have retained the services of the Depositary for the receipt of the Letters of Transmittal and the certificates and DRS Statements representing Harvest Shares and for the delivery of the Trulieve Subordinate Voting Shares for the Harvest Shares under the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under Securities Laws and expenses in connection therewith.

THE ARRANGEMENT AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the principal terms of the Arrangement Agreement. This summary does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to Harvest Shareholders. The rights and obligations of the Parties are governed by the express terms and conditions of the Arrangement Agreement and not by this summary or any other information contained in this Circular. This summary is qualified in its entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached to this Circular as Appendix “B” and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached at Appendix “C” to this Circular.

On May 10, 2021, Harvest entered into the Arrangement Agreement with Trulieve, pursuant to which Harvest and Trulieve agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Trulieve will acquire 100% percent of the Harvest Shares pursuant to the Plan of Arrangement under the BCBCA. Upon completion of the Arrangement, Harvest Shareholders (other than Dissenting Harvest Shareholders) will receive, for each Harvest Share held, subject to downward adjustment by the Adjustment Factor upon the occurrence of certain permitted Harvest debt refinancings, 0.1170 of a Trulieve Subordinate Voting Share, with the Super Voting Shares and Multiple Voting Shares treated on an as converted to Subordinate Voting Share basis pursuant to their respective terms; provided, the Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings, as described more fully in this Circular.

The terms of the Arrangement Agreement were the result of arm’s length negotiation between Harvest and Trulieve and their respective advisors. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

Representations and Warranties

Except for its status as the contractual document that establishes and governs the legal relations among Harvest and Trulieve with respect to the Arrangement, Harvest and Trulieve do not intend for the Arrangement Agreement to be a source of factual, business or operational information about Harvest or Trulieve. The Arrangement Agreement contains representations and warranties made by Harvest to Trulieve, and by Trulieve to Harvest, which are summarized below.

These representations and warranties have been made by each Party solely for the benefit of the other Party and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate;

•

have been qualified by certain confidential disclosures that were made to the other Party in connection with the negotiation of the Arrangement Agreement, which disclosures are not reflected in the Arrangement Agreement; and

•

may apply standards of materiality (including Material Adverse Effect) that may be different from that considered material to Harvest Shareholders, or that may have been used for the purpose of allocating risk between the Parties rather than for the purpose of establishing facts.

Moreover, information concerning the subject matter of the representations and warranties in the Arrangement Agreement were made as of specific dates specified therein and may have changed since the date of the Arrangement Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties provided by Harvest in favor of Trulieve relate to, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law;

•

that no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of Harvest or any of its Subsidiaries and no board approvals have been given to commence any such proceeding;

•	the delivery to Trulieve of complete and correct copies of Harvest’s and its Subsidiaries’ organizational documents;

•	capital structure;

•	Harvest’s ownership of its Subsidiaries, and certain matters with respect to the Harvest Subsidiaries;

•

corporate power and authority of Harvest to enter into the Arrangement Agreement and perform its obligations thereunder, including Harvest Board approval to enter into the Arrangement Agreement, and no other corporate proceedings on the part of Harvest are necessary to authorize the execution and delivery by it of the Arrangement Agreement or (subject to obtaining the Required Regulatory Approvals, the approval of the Arrangement Resolution by Harvest Shareholders, the Interim Order and the Final Order) the completion by Harvest of the transactions contemplated thereby;

•	the Arrangement Resolution being the only vote of the Harvest Shareholders necessary to adopt the Arrangement Agreement and consummate the Arrangement;

•	government filings and regulatory compliance matters;

•

the execution and delivery of the Arrangement Agreement by Harvest and the performance by it of its obligations thereunder, and the completion of the Arrangement not resulting in a violation, conflict or default under Harvest’s or its Subsidiaries’ constating documents or any Law;

•	Securities Laws matters, including “reporting issuer” status of Harvest, the listing on the CSE and the OTCQX of the Harvest Shares and compliance with the requirements of the CSE and Securities Laws;

•	U.S. Securities Laws matters;

•

Harvest’s timely and accurate filing of public documents and absence of outstanding or unresolved comments with respect to Harvest’s public filings and there being no ongoing review or investigation by any Securities Authority;

•	Harvest’s financial statements;

•	internal controls and financial reporting;

•	suppliers and distributors;

•	restrictions on business activities;

•	the absence of certain changes or events and the absence of a Material Adverse Effect in respect of Harvest or its Subsidiaries;

•	litigation and liabilities;

•	employees;

•	employee benefits;

•	labor matters;

•	Harvest’s compliance with Laws and possession and material compliance with all Cannabis Licenses;

•	privacy laws, data privacy, security and access to information;

•	products and inventories;

•	Harvest’s material contracts, including the absence of material default under each such contract;

•	real and personal property, including title to property and authorizations and restrictions relating to use;

•	leased property;

•	sufficiency of assets;

•	no hedging;

•	environmental matters;

•	taxes;

•	insurance matters;

•	intellectual property;

•	related party transactions;

•	brokers, finders and other expenses;

•	opinion of financial advisors; and

•	anti-corruption.

The representations and warranties provided by Trulieve in favor of Harvest relate to, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law;

•

that no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of Trulieve or any its Subsidiaries and no board approvals have been given to commence any such proceeding;

•	the delivery to Harvest of complete and correct copies of Trulieve’s and its Subsidiaries’ organizational documents;

•	capital structure;

•

corporate power and authority of Trulieve to enter into the Arrangement Agreement and perform its obligations thereunder, including board approval to enter into the Arrangement Agreement, and that no other corporate proceedings on the part of Trulieve are necessary to authorize the execution and delivery by it of the Arrangement Agreement or the completion by Trulieve of the transactions contemplated thereby;

•	no vote of holders of the Trulieve Subordinate Voting Shares is necessary to adopt the Arrangement Agreement and consummate the Arrangement;

•

issuance of Trulieve Subordinate Voting Shares under the Arrangement will be validly issued as fully paid and non-assessable, will be listed and posted for trading on the CSE and will not be subject to any contractual or other restrictions on transferability or voting, other than restrictions that would apply to certain Affiliates of Trulieve or are set out in the Harvest Voting Support and Lock-up Agreements;

•	government filing and regulatory compliance matters;

•

the execution and delivery of the Arrangement Agreement by Trulieve and the performance by it of its obligations thereunder, and the completion of the Arrangement not resulting in a violation, conflict or default under Trulieve’s or its Subsidiaries’ constating documents or any Law;

•

Securities Laws matters, including reporting issuer status of Trulieve, the listing on the CSE and OTCQX of the Trulieve Subordinate Voting Shares and compliance with the requirements of the CSE and Securities Laws;

•	U.S. Securities Laws matters;

•

Trulieve’s timely and accurate filing of public documents and absence of outstanding or unresolved comments with respect to Trulieve’s public filings and there being no ongoing review or investigation by any Securities Authority;

•	Trulieve’s financial statements;

•	internal controls and financial reporting;

•	suppliers and distributors;

•	the absence of certain changes or events and the absence of a Material Adverse Effect in respect of Trulieve or its Subsidiaries;

•	litigation and liabilities;

•	employee benefits;

•	labor matters;

•	Trulieve’s compliance with Laws and possession and material compliance with all Cannabis Licenses;

•	anti-corruption;

•	Trulieve’s material contracts, including the absence of material default under each such contract;

•	no hedging;

•	real and personal property, including title to property and authorizations and restrictions relating to use;

•	environmental matters;

•	restrictions on business activities;

•	brokers, finders and other expenses;

•	taxes;

•	insurance matters;

•	intellectual property; and

•	related party transactions;

The representations and warranties of Harvest and Trulieve contained in the Arrangement Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms. Notwithstanding the termination of the Arrangement Agreement prior to the Effective Time, and the resulting expiration of the representations and warranties, each Party to the Arrangement Agreement may be liable for any damages arising out of Willful Breach of any provision of the Arrangement Agreement.

Covenants

General

In the Arrangement Agreement, each of Harvest and Trulieve has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement, and to obtain the Required Regulatory Approvals set out in the Arrangement Agreement, as described below.

Harvest Covenants Regarding Conduct of Business

The Arrangement Agreement includes a general covenant by Harvest in favor of Trulieve that, until the earlier of the Effective Time and the termination of the Arrangement Agreement, unless Trulieve otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as disclosed in Schedule “G” of the Arrangement Agreement, or as is otherwise expressly permitted or specifically contemplated by the Arrangement Agreement or the Plan of Arrangement, or as is otherwise required by applicable Law, Harvest has covenanted and agreed that, among other things:

(a)

the respective businesses of Harvest and its Subsidiaries will be conducted, their respective facilities will be maintained, and Harvest and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)

Harvest and its Subsidiaries will comply in all material respects with the terms of all Harvest material contracts and Harvest will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)	Harvest will not, and will not permit any of its Subsidiaries to, directly or indirectly, among other things:

(i)	alter or amend its or their articles, charter, by-laws or other constating documents

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Harvest Shares;

(iii)	split, divide, consolidate, combine or reclassify any Harvest Shares or any other securities of Harvest;

(iv)

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Harvest Shares or other securities of Harvest or its Subsidiaries, other than (A) issuances related to the exercise of Harvest Options, Harvest RSUs or Harvest Warrants or the conversion of Harvest Senior Secured Notes or the Harvest Convertible Debentures, as applicable, and (B) the issuance by a subsidiary of Harvest of shares to Harvest or a wholly-owned subsidiary of Harvest;

(v)

redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any outstanding Harvest Shares or other securities or securities convertible into or exchangeable or exercisable for Harvest Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of Harvest or its Subsidiaries;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Harvest or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge with any other Person;

(ix)

make any material changes to any of its or their accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(x)	make any material change to its or their general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xi)	reduce the stated capital of any class or series of the Harvest Shares;

(xii)

accelerate vesting or modify the exercise price of any Harvest Options, Harvest RSUs or Harvest Warrants other than in accordance with the terms of the warrant indenture dated as of October 28, 2020 (the “Harvest 2020 Warrant Indenture”), or otherwise modify the Stock and Incentive Plan or any award agreements issued Harvest Options, Harvest RSUs or Harvest Warrants or other securities convertible into or exchangeable or exercisable for Harvest Shares;

(xiii)

except for the sale of inventory in the Ordinary Course, sell, pledge, lease, license, dispose of or encumber any assets or properties (including the Shares or other equity securities) of Harvest or of any of its Subsidiaries, including pursuant to any sale leaseback or similar transaction;

(xiv)

(A) acquire any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xv)

incur any indebtedness or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to certain policies or debt instruments;

(xvi)

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Harvest annual consolidated financial statements, or voluntarily waive, release, assign, settle or compromise any Action;

(xvii)	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the Arrangement Agreement or the Arrangement;

(xviii)

enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of Harvest and its Subsidiaries in the manner such existing businesses generally have been carried on;

(xix)	subject to certain exceptions, expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds C$100,000 individually or in the aggregate;

(xx)	abandon or fail to diligently pursue any application for any licenses, permits, authorizations or registrations;

(xxi)

terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material permit or material contract except as required by its terms;

(xxii)

enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(xxiii)	authorize any of the foregoing, or enter into or modify any contract to do any of the foregoing;

(d)

without the consent of Trulieve, neither Harvest nor any of its Subsidiaries will, except in the Ordinary Course or pursuant to any existing contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect as of the date of the Arrangement Agreement, except as necessary to comply with applicable Laws, (A) enter into or materially modify any employment, severance, separation, change-in-control, retention, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, retention, severance or termination pay to Harvest employees or any consultants or independent contractors of Harvest or any of its Subsidiaries, (B) terminate the employment of any Harvest employees other than for cause; (C) adopt or amend or make any contribution to or any award under any Harvest Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of Harvest or any of its Subsidiaries; or (D) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Harvest Plan;

(e)	Harvest will not grant to any officer or director of Harvest any equity based awards pursuant to any Harvest Plan or otherwise;

(f)

Harvest will not, and will not permit any of its Subsidiaries to, make any loan to any officer or director of Harvest or any of its Subsidiaries, except for the advance of expenses consistent with past practice;

(g)

Harvest will, and will cause each of its Subsidiaries to, maintain all Cannabis Licenses and other permits held by Harvest and its Subsidiaries in good standing, and shall take all commercially reasonable actions necessary to ensure that Trulieve receives the benefit therefrom after the Closing;

(h)

Harvest will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Harvest or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as provided in the Arrangement Agreement, none of Harvest or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

(i)	Harvest will promptly provide written notice to Trulieve of the resignation of any of its senior management employees;

(j)	Harvest will, and will cause each of its Subsidiaries to

(i)

duly and timely file all tax returns required to be filed by it on or after the date hereof which are due (taking into account extensions of time to file) on or before the Effective Date and all such tax returns will be true, complete and correct in all material respects;

(ii)

timely withhold, collect, remit and pay all taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such taxes are disputed in good faith and Harvest has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed tax returns and financial statements except as may be required by applicable Laws;

(iv)

not make (other than consistent with past practice), change, revoke or rescind any material election relating to taxes or make any material amendment with respect to any tax return except as may be required by applicable Laws;

(v)	not surrender any right to claim a refund with respect to a material amount of taxes, offset or other reduction in tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment or reassessment (other than as a result of an extension to file any tax return);

(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of taxes;

(viii)	not enter into any tax sharing, tax allocation or tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of taxes (such as financing agreements with tax gross-up obligations or leases with tax escalation provisions)); and

(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(k)

Harvest will not, and will not permit any of its Subsidiaries to, enter into or renew any contract, containing any limitation or restriction on the ability of Harvest or any of its Subsidiaries or, following completion of the transactions contemplated hereby the ability of Trulieve or any of its Affiliates, to (A) engage in any type of activity or business, (B) the manner in which, or the localities in which, all or any portion of their business would be conducted, or (C) the ability to solicit customers or employees;

(l)

Harvest will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(m)

Harvest will not release any Harvest Shareholders from any share transfer restrictions, lock-up or similar trading, transfer or restrictions on encumbrances in respect of the Harvest Shares, Harvest Options, Harvest RSUs or Harvest Warrants subject to the Harvest Voting Support and Lock-Up Agreements; and

(n)

Harvest shall deliver to Trulieve (i) all interim and annual financial statements required under Securities Laws for any periods following the date of Harvest Annual Financial Statements, and (ii) all tax returns required to be filed by Harvest and any of its Subsidiaries between the date hereof and the Effective Time.

Trulieve Covenants Regarding Conduct of Business

The Arrangement Agreement includes a general covenant by Trulieve in favor of Harvest that, until the earlier of the Effective Time and the termination of the Arrangement Agreement, unless Trulieve otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by the Arrangement Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)

the respective businesses of Trulieve and its material Subsidiaries will be conducted, and Trulieve and its material Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)	Trulieve will, and will cause each of its material Subsidiaries to, except as disclosed in the Trulieve Disclosure Letter:

(i)	duly and timely file all tax returns required to be filed by it on or after the date of the Arrangement Agreement and all such tax returns will be true, complete and correct in all material respects;

(ii)

timely withhold, (i) collect, remit and pay all taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such taxes are disputed in good faith and Trulieve has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed tax returns and financial statements except as may be required by applicable Laws;

(iv)	not make, change, revoke or rescind any material election relating to taxes or make any material amendment with respect to any tax return except as may be required by applicable Laws;

(v)	not surrender any right to claim a refund with respect to a material amount of taxes, offset or other reduction in tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment or reassessment (other than as a result of an extension to file any tax return);

(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of taxes;

(viii)

not enter into any tax sharing, tax allocation or tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of taxes (such as financing agreements with tax gross-up obligations or leases with tax escalation provisions)); and

(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required by the Arrangement Agreement that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c)

Trulieve and its Subsidiaries will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(d)	Trulieve will not, directly or indirectly, without the consent of Harvest (such consent not to be unreasonably withheld or delayed):

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Trulieve Subordinate Voting Shares, Trulieve Multiple Voting Shares or Trulieve Super Voting Shares;

(iii)	split, divide, consolidate, combine or reclassify any Trulieve Subordinate Voting Shares or any other securities of Trulieve;

(iv)	amend the terms of the Trulieve Subordinate Voting Shares;

(v)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Trulieve or any of its material Subsidiaries;

(vi)	reorganize, amalgamate or merge with any other Person;

(vii)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(viii)	reduce the stated capital of any class or series of the Trulieve Subordinate Voting Shares, Trulieve Multiple Voting Shares or Trulieve Super Voting Shares;

(ix)	materially change the nature of the business carried on by Trulieve and its Subsidiaries, taken as a whole; or

(x)	authorize any of the foregoing, or enter into or modify any contract to do any of the foregoing; and

(e)

Trulieve shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation is reasonably expected to: (i) result in a Governmental Entity entering an order prohibiting the consummation of the Arrangement or refusing to provide any Required Regulatory Approval; or (ii) materially delay or prevent the consummation of the Arrangement.

Covenants of Harvest Relating to the Arrangement

The Arrangement Agreement includes further covenants from Harvest relating to the Arrangement, that, subject to the provisions of the Arrangement Agreement, it will:

(a)

perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under the Arrangement Agreement, cooperate with Trulieve in connection therewith, and to do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement and, without limiting the generality of the foregoing, it will and, where appropriate, will cause its Subsidiaries to:

(i)	promptly advise Trulieve in writing of any event, change or development that has resulted in, or that to Harvest’s knowledge would have, a Material Adverse Effect in respect of Harvest;

(ii)

promptly advise Trulieve in writing of any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Harvest, its Subsidiaries or its or their respective assets;

(iii)

use best reasonable efforts to obtain all other third Person consents, waivers, permits, including Cannabis Licenses, exemptions, orders, approvals, agreements, amendments and modifications to contracts that are necessary to permit or otherwise required in connection with the consummation of the Arrangement; and

(iv)

using its commercially reasonable efforts to, on prior written approval of Trulieve, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or the Arrangement Agreement; and

(b)

give Trulieve prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Harvest Shareholder received by Harvest in relation to the Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by Harvest and, subject to applicable Laws, any written communications sent by or on behalf of Harvest to any Harvest Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Action commenced (or, to Harvest’s Knowledge, threatened) by any present, former or purported holder of any securities of Harvest in connection with the transactions contemplated hereby. Other than as required by applicable Law, Harvest will not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Action unless Trulieve, acting reasonably, gives its written consent to such payment, settlement offer or agreement, as applicable.

Covenants of Trulieve Relating to the Arrangement

Additionally, Trulieve has further covenanted and agreed that it will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under the Arrangement Agreement, cooperate with Harvest in connection therewith and do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated thereby and, without limiting the generality of the foregoing, Trulieve will and, where appropriate, will cause its Subsidiaries to:

(a)	promptly advise Harvest in writing of any event, change or development that has resulted in, or that to Trulieve’s knowledge would have, a Material Adverse Effect in respect of Trulieve;

(b)

promptly advise Harvest in writing of any material Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Trulieve, its Subsidiaries or its or their respective assets;

(c)

obtain any necessary approvals for the listing on the CSE of (i) the Trulieve Subordinate Voting Shares issued under the Arrangement; and (ii) the Trulieve Subordinate Voting Shares issuable upon exercise or vesting of the Adjusted Options, Adjusted RSUs and Replacement Warrants;

(d)

at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Trulieve Subordinate Voting Shares to meet its obligation to (i) issue Trulieve Subordinate Voting Shares under the Plan of Arrangement; and (ii) issue Trulieve Subordinate Voting Shares upon exercise or vesting of the Adjusted Options, Adjusted RSUs and Replacement Warrants; and

(e)

oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or the Arrangement Agreement.

Regulatory Approvals

Pursuant to the terms of the Arrangement Agreement, each of Harvest and Trulieve shall make such applications and submissions as may be required in order to obtain and maintain the Required Regulatory Approvals and such other Regulatory Approvals reasonably deemed by the Parties to be necessary, acting reasonably, or otherwise advisable in connection with the Arrangement and the Arrangement Agreement.

Additionally, each Party is required to, among other things:

(a)	within 10 Business Days of the Arrangement Agreement, make all required filings of notification and report forms pursuant to the HSR Act;

(b)

cooperate in good faith with one another in connection with obtaining the Regulatory Approvals and keeping one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any material communication from any Governmental Entity in respect of the Arrangement or the Arrangement Agreement;

(c)	respond in good faith, as soon as reasonably practicable, to any requests for information from a Governmental Entity in connection with obtaining the Required Regulatory Approvals;

(d)

promptly notify the other Party if it becomes aware that any: (i) application, filing, document or other submission for the Required Regulatory Approvals contains a misrepresentation; or (ii) any Required Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a misrepresentation, such that an amendment or supplement may be necessary or advisable and in such case, cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement;

(e)

request that the Required Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis where possible and, to the extent that a public hearing is held, request the earliest possible hearing date for the consideration of the Required Regulatory Approvals and provide reasonable cooperation to prepare for and participate in such hearing(s);

(f)

use its commercially reasonable efforts consistent with the terms of the Arrangement Agreement to resolve any objection or proceeding by any Governmental Entity, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date;

(g)

use its commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and will make or agree to any undertaking, agreement, or action required to obtain and maintain such Required Regulatory Approvals;

(h)

Harvest shall be responsible for and shall pay or cause to be paid by the applicable subsidiary any and all filing fees and applicable taxes payable to a Governmental Entity by any of Harvest or its Subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by Harvest or one of its Subsidiaries, other than any fees arising under the HSR Act or in connection with any other Antitrust Approval, 50% of which shall be paid by each Party; and

(i)

cooperate to comply with the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) in the event that the Arrangement becomes or is deemed to be a “covered transaction” in the future as defined in the DPA.

Access and Information

Each of Harvest and Trulieve have agreed to give the other Party and its Representatives, upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ directors, senior management, books, contracts and records and information concerning its business, properties and personnel (including continuing access to the data rooms), and provide reasonable cooperation to the other Party’s officers and authorized Representatives with respect to day one readiness integration planning (such as payroll, regulatory compliance and financial reporting requirements), all in accordance with the terms of the Arrangement Agreement.

Insurance and Indemnification

Each of Harvest and Trulieve agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Harvest or of any of its Subsidiaries or who acts as a fiduciary (each such present or former director or officer of Harvest or of any of its Subsidiaries or fiduciary being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of Harvest or any of its Subsidiaries in effect as of the date of the Arrangement Agreement, under any Harvest Plan or pursuant to any contractual rights. Trulieve has acknowledged that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect and without modification for a period of not less than six years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

The Arrangement Agreement provides that, Trulieve shall, or shall cause Harvest and its Subsidiaries to, maintain in effect for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by Harvest and its Subsidiaries that are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that Trulieve acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision in the Arrangement Agreement, Harvest may, at its option, purchase customary “tail” policies of directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by Harvest, but providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies, including any policy Trulieve puts in place, shall not exceed 250% of the current premium paid by Harvest and its Subsidiaries (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 250% of such last annual premium or less, in the aggregate, Trulieve shall only remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

Harvest Covenants Regarding Convertible Securities

Between the date of the Arrangement Agreement and the Effective Time, in the event that closing price of the Harvest Subordinate Voting Shares on the CSE is higher than C$4.97 per Harvest Subordinate Voting Share for 10 or more consecutive trading days during the period commencing on the date of the Arrangement Agreement and ending at the Effective Date, Harvest shall take all steps necessary to immediately cause the acceleration of the expiry date of the Harvest 2020 Warrants pursuant to the Harvest 2020 Warrant Indenture.

Harvest shall provide all necessary and appropriate notices regarding the Arrangement to all holders of the Harvest Convertible Debentures.

Harvest Senior Secured Note Supplemental Indenture

Each of Harvest and Trulieve have agreed to use their respective reasonable best efforts to cause the Harvest Senior Secured Note Supplemental Indenture to be executed and delivered on or prior to the Effective Time, if the redemption of the Harvest Senior Secured Notes has not occurred prior to the Closing.

Trulieve Covenants Regarding Convertible Securities

Trulieve shall issue Replacement Warrants in exchange for the Harvest Warrants and Harvest MVS Warrants in accordance with the provisions of the Plan of Arrangement.

Trulieve shall, as promptly as practicable following the Effective Date, cause there to be a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission which registers the issuance of the Trulieve Subordinate Voting Shares upon exercise or vesting of the Replacement Warrants, Adjusted Options and Adjusted RSUs, as applicable.

Covenants Regarding Non-Solicitation

Harvest has agreed to (i) immediately cease and cause to be terminated, any activities discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding Harvest and/or its Subsidiaries, including through a data room, (ii) promptly request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring all or part of Harvest, any of its Subsidiaries or a portion of their respective assets other than in the Ordinary Course sale of inventory, return or destroy all non-public information furnished to such Person by or on behalf of it or any of its Subsidiaries; and (iii) enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement (or similar covenants contained in any other agreement) to which it (or any of its Subsidiaries) is a party relating to an Acquisition Proposal.

Until the Effective Time of the Arrangement Agreement, except as otherwise provided in the Arrangement Agreement, Harvest has agreed not to and will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

engage or participate in any discussions or negotiations with any person (other than Trulieve) regarding any Acquisition Proposal; provided however, that Harvest may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Harvest Board informing itself about such Acquisition Proposal and the Person that made it and Harvest may, for a period of seven (7) Business Days following the receipt of such Acquisition Proposal, advise any Person of the restrictions of the Arrangement Agreement, communicate with any Person solely for the purpose of clarifying the terms of any inquiry, proposal or offer made by such Person and advise any Person making an Acquisition Proposal that the Harvest Board has determined that such Acquisition Proposal does not constitute a Superior Proposal;

(c)	make an Adverse Recommendation Change;

(d)

accept, approve, endorse, recommend or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly disclosed or publicly announced Acquisition Proposal (it being understood that taking no position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of the Arrangement Agreement provided the Harvest Board has rejected such Acquisition Proposal and affirmed the Harvest Board Recommendation before the end of such five (5) Business Day period); or

(e)

accept, approve, endorse, recommend or enter into or publicly propose to accept, approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in accordance with the Arrangement Agreement) relating to an Acquisition Proposal.

Responding to an Acquisition Proposal

If, at any time prior to obtaining the approval of the Arrangement Resolution, Harvest receives from a Person a bona fide written Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of the Arrangement Agreement, Harvest may, in response to such Acquisition Proposal: (i) furnish information with respect to Harvest in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

(a)	Harvest notifies Trulieve of such Acquisition Proposal;

(b)

prior to the taking of any such action, the Harvest Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

(c)

prior to providing any such information, Harvest enters into a confidentiality agreement with such Person that will include a customary standstill provision, and that is otherwise on terms and conditions no less onerous or more beneficial to such Person than those set forth in the Confidentiality Agreement, provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with Harvest.

Adverse Recommendation Change and Alternative Transaction Agreement

At any time prior to obtaining the approval of the Arrangement Resolution, the Harvest Board may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of the non-solicitation provisions of the Arrangement Agreement, effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement, if and only if:

(a)	Harvest has complied with all material respects of its obligations under the non-solicitation provisions of the Arrangement Agreement;

(b)	the Harvest Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

(c)

Harvest provides Trulieve with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in the Arrangement Agreement (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until Harvest will have failed on or prior to the end of the five Business Days prior following Trulieve’s receipt of the Superior Proposal Notice (the “Matching Period”) (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change) to publicly announce that it: (A) is recommending the Arrangement and that Harvest Shareholders vote for the Arrangement; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Arrangement and the Arrangement Agreement agreed to by Trulieve in writing; and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal;

(d)

during any Matching Period, the Harvest Board and Harvest’s Representatives have negotiated in good faith with Trulieve (to the extent Trulieve desires to negotiate) regarding any revisions to the terms of the Arrangement and the Arrangement Agreement proposed by Trulieve in response to such Acquisition Proposal;

(e)

at the end of the Matching Period, the Harvest Board determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of the Arrangement Agreement or the Arrangement that Trulieve has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Law; and

(f)	prior to or concurrently with taking any such action, Harvest terminates the Arrangement Agreement pursuant to the termination provisions of the Arrangement Agreement.

During the Matching Period, Trulieve will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and the Arrangement Agreement, and Harvest will cooperate with Trulieve with respect thereto, including meeting and negotiating in good faith with Trulieve to enable Trulieve to make such adjustments to the terms and conditions of the Arrangement Agreement and the Arrangement as Trulieve deems appropriate and as would permit Trulieve to proceed with the Arrangement and any related transactions on such adjusted terms. The Harvest Board will review any such offer by Trulieve to amend the terms of the Arrangement and the Arrangement Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether Trulieve’s offer to amend the Arrangement and the Arrangement Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended at the termination of the Matching Period. If the Harvest Board determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended at the termination of the Matching Period, Trulieve will amend the terms of the Arrangement and Harvest and Trulieve will enter into an amendment to the Arrangement Agreement reflecting the offer by Trulieve to amend the terms of the Arrangement and the Arrangement Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

The Harvest Board will promptly reaffirm its Harvest Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Harvest Board determines it is not a Superior Proposal; (ii) the Harvest Board determines that a proposed amendment to the terms of the Arrangement pursuant to the provisions of the Arrangement Agreement would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Arrangement as it is proposed to be amended at the termination of the Matching Period, and Trulieve has so amended the terms of the Arrangement in accordance with the provisions of the Arrangement Agreement; or (iii) Trulieve requests reaffirmation of such Harvest Board Recommendation by the Harvest Board. Trulieve will be given a reasonable opportunity to review and comment on the form and content of any such press release and Harvest will consider all reasonable comments of Trulieve and accept all comments which Harvest agrees with.

Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and Trulieve will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

Notification of Acquisition Proposals

In addition to the obligations of Harvest under the non-solicitation provisions of the Arrangement Agreement, if Harvest or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Harvest or any Subsidiary (other than requests for information in the Ordinary Course consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, Harvest will promptly (and in any event within 48 hours) notify Trulieve orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to Trulieve a reasonably detailed written description thereof. Harvest will keep Trulieve reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

Pre-Acquisition Reorganization

Subject to the provisions of the Arrangement Agreement, Harvest agrees that it will, and will cause its Subsidiaries to, upon the request of Trulieve at least 20 Business Days prior to the Meeting, use its and their commercially reasonable efforts to effect each of the pre-closing reorganization steps that Trulieve may request (the “Pre-Acquisition Reorganization”). Trulieve acknowledges and agrees that the Pre-Acquisition Reorganization shall not (a) impede, delay or prevent completion of the Arrangement (including by giving rise to any Action by any person), (b) in the opinion of Harvest, acting reasonably, prejudice Harvest Shareholders in any material respect, (c) require Harvest to obtain the approval of Harvest Shareholders, (d) be considered in determining whether a representation, warranty or covenant of Harvest hereunder has been breached, it being acknowledged by Trulieve that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable contracts and Governmental Entities, (e) require Harvest or any subsidiary to contravene any applicable Laws, their respective organizational documents or any Harvest material contract, (f) cause or result in there being any additional or amendatory compliance obligation under the HSR Act, or (g) result in any taxes being imposed on, or any adverse tax or other adverse consequences to, Harvest or any Harvest Shareholder greater than the taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization. Harvest and Trulieve will, at the expense of Trulieve (including all reasonable professional fees and expenses) work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including incorporating, to the extent necessary, the steps of the Pre-Acquisition Reorganization into the Plan of Arrangement to the extent they are determined reasonably in advance of the mailing of the Circular. The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Reorganization made effective at such times (as directed by Trulieve) on or prior to the Effective Date (but after Trulieve will have waived or confirmed that all conditions to the Arrangement Agreement have been satisfied), provided, however, that no such Pre-Acquisition Reorganization will be made effective unless: (A) it is reasonably certain, after consulting with Harvest, that the Arrangement will become effective; and (B) such Pre-Acquisition Reorganization can be reversed or unwound in a timely fashion without adversely affecting Harvest and the Subsidiaries in the event that the Arrangement does not become effective and the Arrangement Agreement is terminated. If the Arrangement is not completed, Trulieve will (a) forthwith reimburse Harvest for all reasonable fees and expenses (including any professional fees and expenses) incurred by Harvest and the Subsidiaries in considering and effecting any Pre-Acquisition Reorganization, and (b) be responsible for any costs of Harvest and its Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the termination of the Arrangement Agreement in accordance with its terms.

Trulieve has acknowledged and agreed that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under the Arrangement Agreement and shall not be considered in determining whether a representation or warranty of Harvest thereunder has been breached. Subject to the requirements of the Arrangement Agreement, Trulieve and Harvest have agreed to work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization and any post-closing reorganization. For greater certainty, Harvest shall not be liable for the failure of Trulieve to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization or any planning or other steps taken with respect to any anticipated post-closing reorganization and the completion of any Pre-Acquisition Reorganization is not be a condition to the completion of the Arrangement.

Conditions to Completion of the Arrangement

Mutual Conditions

Harvest and Trulieve are not required to complete the Arrangement unless each of the following conditions are satisfied or waived by the Parties at or prior to the Effective Time:

(a)	The Arrangement Resolution will have been approved by the Harvest Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order;

(b)

the Interim Order and the Final Order will have each been obtained on terms consistent with the Arrangement Agreement and have not been set aside or modified in a manner unacceptable to either of the Parties, each acting reasonably, on appeal or otherwise;

(c)

no court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement in accordance with the terms hereof;

(d)

the Trulieve Subordinate Voting Shares and Replacement Warrants to be issued under the Arrangement shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from or in compliance with all applicable state securities Laws;

(e)

the distribution of the Trulieve Subordinate Voting Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of Canadian Securities Laws and shall not be subject to resale restrictions under Canadian Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities);

(f)	the Arrangement Agreement shall not have been terminated pursuant to the terms thereof;

(g)	the Antitrust Approval will have been achieved on terms that are reasonably satisfactory to the Parties, each acting reasonably, and the Antitrust Approval shall be in force; and

(h)

no Action or proceeding shall have been commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by Trulieve of the business or assets of Harvest or any of its Subsidiaries.

Additional Conditions in Favor of Trulieve

Trulieve is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by Trulieve at or prior to the Effective Time:

(a)

the representations and warranties of Harvest set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure) and Section (3) (Corporate Authority; Approval) of Schedule “C” of the Arrangement Agreement will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of Harvest set forth in the Arrangement Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Harvest (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect Harvest), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and Harvest shall have delivered a certificate confirming the same to Trulieve, executed by two officers or directors of Harvest (in each case without personal liability), dated the Effective Date;

(b)

Harvest will have fulfilled or complied in all material respects with all of the covenants of Harvest contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and Harvest shall have delivered a certificate confirming the same to Trulieve, executed by two officers or directors of Harvest (in each case without personal liability), dated the Effective Date;

(c)	Dissent Rights shall not have been exercised with respect to Harvest Shares representing in the aggregate more than 5% of votes attached to the issued and outstanding Harvest Shares;

(d)

no Action or proceeding shall have been commenced by any Person (including any Governmental Entity) in any jurisdiction which seeks to compel Trulieve to dispose of any material portion of the business or assets of Trulieve, Harvest or any of its Subsidiaries as a result of the Arrangement;

(e)

other than the Antitrust Approval, each of the Required Regulatory Approvals will have been obtained or received on terms that are reasonably satisfactory to Trulieve, and each such Required Regulatory Approval shall be in force;

(f)	subject to the redemption of Harvest Senior Secured Notes at or prior to the Closing, the Harvest Senior Secured Note Supplemental Indenture shall have been entered into;

(g)	Trulieve shall have received resignations from each director of Harvest and its Subsidiaries as of the Effective Date; and

(h)	since the date of the Arrangement Agreement, there shall not have occurred any Material Adverse Effect in respect of Harvest that is continuing.

Additional Conditions in Favor of Harvest

Harvest is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by Harvest on or prior to the Effective Time:

(a)

the representations and warranties of Trulieve set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure), Section 3 (Corporate Authority; Approval) and Section (4) (Issuance of Trulieve Subordinate Voting Shares under the Arrangement) of Schedule “D” of the Arrangement Agreement will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of Trulieve set forth in the Arrangement Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Trulieve (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect in respect of Trulieve), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and Trulieve shall have delivered a certificate confirming same to Harvest, executed by two officers or directors of Trulieve (in each case without personal liability), dated the Effective Date;

(b)

Trulieve will have complied with the Arrangement Agreement and will have fulfilled or complied in all material respects with all other covenants contained in the Arrangement Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and Trulieve shall have delivered a certificate confirming the same to Harvest, executed by two officers or directors of Trulieve (in each case without personal liability), dated the Effective Date; and

(c)	since the date of the Arrangement Agreement, there shall not have occurred a Material Adverse Effect in respect of Trulieve that is continuing.

Notice and Cure

The Arrangement Agreement provides that each of Harvest and Trulieve shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under the Arrangement Agreement.

Notification provided under the notice and cure provisions under the Arrangement Agreement will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under the Arrangement Agreement.

Trulieve may not elect to exercise its right to terminate the Arrangement Agreement pursuant to the terms thereof and Harvest may not elect to exercise its right to terminate the Arrangement Agreement pursuant to terms thereof, unless the Party seeking to terminate the Arrangement Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

Modifications or Amendment

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without further notice to or authorization on the part of the Harvest Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation: (i) change the time for performance of any of the obligations or acts of Harvest and Trulieve; (ii) waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (iii) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Harvest and Trulieve; and/or waive compliance with or modify any mutual conditions contained in the Arrangement Agreement provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Harvest Shareholders.

Termination

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of Harvest and Trulieve;

(b)	by either Harvest or Trulieve, if:

(i)

the Arrangement Resolution is not approved by the Harvest Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate the Arrangement Agreement pursuant to the terms thereof if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations under the Arrangement Agreement;

(ii)

after the date of the Arrangement Agreement, any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable order; provided however, that a Party may not terminate the Arrangement Agreement pursuant to the terms thereof if such order was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; or

(iii)

the Effective Time does not occur on or prior to the Outside Date; provided however, that a Party may not terminate the Arrangement Agreement pursuant to the terms thereof if the failure of the Effective Time to occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(c)	by Harvest, if:

(i)

Trulieve will have breached any representation or warranty or failed to perform any covenant or other agreement in the Arrangement Agreement, which breach or failure to perform: (A) is incapable of being cured by Trulieve prior to the Outside Date or otherwise is not cured by the earlier of (x) ten (10) Business Days following written notice by Harvest to Trulieve of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.3(1) (Representations and Warranties) or Section 6.3(2) (Performance of Covenants) of the Arrangement Agreement not to be satisfied; provided however, that Harvest is not then in breach of the Arrangement Agreement or has not failed to perform any covenant or other agreement in the Arrangement Agreement as to cause any condition in Section 6.2(1) (Representations and Warranties) or Section 6.2(2) (Performance of Covenants) of the Arrangement Agreement not to be satisfied;

(ii)

prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with the Arrangement Agreement, provided however, that Harvest has complied with its obligations under the non-solicitation provisions of the Arrangement Agreement and Harvest pays the Harvest Termination Fee in accordance with the Arrangement Agreement; or

(iii)	there has occurred a Material Adverse Effect with respect to Trulieve;

(d)	by Trulieve, if:

(i)

Harvest will have breached any representation or warranty or failed to perform any covenant or agreement on the part of Harvest set forth in the Arrangement Agreement, which breach or failure to perform: (A) is incapable of being cured by Harvest prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by Harvest to Trulieve of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) (Representations and Warranties) or Section 6.2(2) (Performance of Covenants) of the Arrangement Agreement not to be satisfied; provided however, that Trulieve is not then in breach of the Arrangement Agreement or has not failed to perform any covenant or other agreement in the Arrangement Agreement so as to cause any condition in

Section 6.3(1) (Representations and Warranties) or Section 6.3(2) (Performance of Covenants) of the Arrangement Agreement not to be satisfied;

(ii)	prior to the approval of the Arrangement Resolution at the Meeting, the Harvest Board has effected an Adverse Recommendation Change;

(iii)	Harvest has breached the non-solicitation provisions of the Arrangement Agreement; or

(iv)	there has occurred a Material Adverse Effect with respect of Harvest.

The party desiring to terminate the Arrangement Agreement pursuant to the terms thereof will give notice of such termination to the other, specifying in reasonable detail the bases for such exercise of its termination right under the Arrangement Agreement.

Termination Amounts

Under the Arrangement Agreement, Trulieve shall be entitled to the Harvest Termination Fee upon the occurrence of any of the following events (each a “Harvest Termination Fee Event”) which shall be paid by Harvest to Trulieve, within the time specified below in respect of each such Harvest Termination Fee Event:

(a)

the Arrangement Agreement is terminated by Trulieve as a result of an Adverse Recommendation Change, prior to the approval of the Arrangement Resolution at the Meeting, in which case the Harvest Termination Fee shall be paid prior to or concurrently with such termination; or

(b)

the Arrangement Agreement is terminated by Harvest prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal, in which case the Harvest Termination Fee shall be paid prior to or concurrently with such termination; or

(c)

the Arrangement Agreement is terminated by: (i) Trulieve, if prior to approval of the Arrangement Resolution at the Meeting, the Harvest Board effected an Adverse Recommendation Change, (ii) Harvest, if prior to the approval of the Arrangement Resolution at the Meeting, in order to enter into an Alternative Transaction Agreement, or (iii) Trulieve, if Harvest will have willfully breached any representation or warranty or failed to perform any covenant or agreement on the part of Harvest set forth in the Arrangement Agreement, which breach or failure to perform: (A) is incapable of being cured by Harvest prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by Harvest to Trulieve of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) of the Arrangement Agreement (Representations and Warranties) or Section 6.2(2) of the Arrangement Agreement (Performance of Covenants) not to be satisfied; provided however, that Trulieve is not then in breach of the Arrangement Agreement or has not failed to perform any covenant or other agreement in the Arrangement Agreement so as to cause any condition in Section 6.3(1) of the Arrangement Agreement (Representations and Warranties) or Section 6.3(2) of the Arrangement Agreement (Performance of Covenants) not to be satisfied, and if:

(i)	prior to such termination, an Acquisition Proposal has been publicly announced or otherwise communicated to the Harvest Board, Harvest, any of its Subsidiaries or their respective Representatives; and

(ii)

within 12 months following the date of such termination, (A) a transaction in respect of an Acquisition Proposal is consummated or effected; or (B) Harvest or any of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is later consummated or effected (whether or not within such 12 month period), in which case, the Harvest Termination Fee shall be paid within two Business Days following the consummation/closing of the principal transaction contemplated by such Acquisition Proposal.

For purposes of the Harvest Termination Fee Event described in the foregoing paragraph (c) above, the term “Acquisition Proposal” shall have the meaning ascribed thereto in this Circular, except that the references to “20%” in that term shall be deemed to be references to “50%.”

Harvest shall be entitled to the Trulieve Termination Fee, if the Effective Time does not occur on or prior to the Outside Date, provided the reason the Effective Date does not occur prior to the Outside Date is solely due to the failure to obtain the Closing Regulatory Approvals, in which case the Trulieve Termination Fee will be paid prior to or concurrently with such Trulieve Termination Fee Event.

Pursuant to the Arrangement Agreement, each of Harvest and Trulieve irrevocably waive any rights it may have to raise as a defense that any such liquidated damages are excessive or punitive. Trulieve has agreed that the payment of the Harvest Termination Fee in the manner provided in the Arrangement Agreement, if applicable, is the sole remedy of Trulieve against Harvest in respect of the termination of the Arrangement Agreement as a result of a Harvest Termination Fee Event. Harvest has agreed that the payment of the Trulieve Termination Fee in the manner provided in the Arrangement Agreement, if applicable, is the sole remedy of Harvest against Trulieve in respect of the termination of the Arrangement Agreement as a result of a Trulieve Termination Fee Event. However, nothing shall preclude either Trulieve or Harvest from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any Willful Breach or other intentional breach by the other Party.

Adjustment Factor

Pursuant to Schedule “I” of the Arrangement Agreement, the share consideration receivable by Harvest Shareholders under the Arrangement is based on the Exchange Ratio of 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share, subject to adjustment by the Adjustment Factor. If Harvest enters into a Permitted Refinancing of the Harvest Junior Debt and/or the Harvest Senior Debt prior to the Closing Date, then the Adjustment Factor will result in a downward adjustment to the number of Trulieve Subordinate Voting Shares comprising the share consideration, with the result that Harvest Shareholders will no longer be entitled to 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share, but instead will be entitled to a lesser number of Trulieve Subordinate Voting Shares per each Harvest Subordinate Voting Share. The extent of the downward adjustment will vary with respect to a particular Permitted Refinancing in accordance with the Refinancing Adjustment Factor. If Harvest does not enter into a Permitted Refinancing of the Harvest Junior Debt or the Harvest Senior Debt prior to the Closing Date, then the Exchange Ratio will not be affected, and Harvest Shareholders will continue to be entitled to receive 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share under the Arrangement.

Fees and Expenses

Except as otherwise provided in the Arrangement Agreement, each Party will pay all out-of-pocket third party transaction expenses (including fees, costs and expenses) incurred by such Party in connection with the Arrangement Agreement and the Arrangement. The Parties will share equally all filing fees relating to the HSR Act and any other Antitrust Approval.

In the event the Arrangement Agreement is terminated by Trulieve due to a breach by Harvest of its representation or warranty or failure to perform any covenant or agreement on the part of Harvest under the Arrangement Agreement, then Harvest shall, within two (2) Business Days of such termination, pay or cause to be paid to Trulieve by wire transfer of immediately available funds, the Trulieve Reimbursement Fee.

In the event the Arrangement Agreement is terminated by Harvest due a breach by Trulieve of its representation or warranty or failure to perform any covenant or agreement on the part of Trulieve under the Arrangement Agreement, then Trulieve shall, within two (2) Business Days of such termination, pay or cause to be paid to Harvest by wire transfer of immediately available funds the Harvest Reimbursement Fee.

No Trulieve Reimbursement Fee shall be payable to Trulieve if a Harvest Termination Fee is paid to it under the Arrangement Agreement and no Harvest Reimbursement Fee shall be payable to Harvest if a Trulieve Termination Fee is paid to it under the Arrangement Agreement.

Governing Law

The Arrangement Agreement is governed, including as to validity, interpretation and effect, by the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws, rules or principles thereof. Each of Harvest and Trulieve has irrevocably attorned to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to the Arrangement Agreement and the Arrangement and has irrevocably waived objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

CANADIAN SECURITIES LAW MATTERS

Minority Approval under MI 61-101

Harvest is a reporting issuer in each of the provinces of Canada (except Quebec) (where MI 61-101 is in force) and accordingly is subject to MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among security holders, generally requiring enhanced disclosure, approval by a majority of security holders excluding interested or related parties and, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of security holders without their consent. A plan of arrangement will constitute a “business combination” if, at the time the transaction is entered into, a related party of the issuer (such as a director or senior officer, among other parties) is entitled to receive a “collateral benefit” (as defined in MI 61-101), directly or indirectly as a consequence of the transaction, or if a related party of the issuer is a party to any “connected transaction” (as defined in MI 61-101) to the main transaction.

A “collateral benefit,” as defined in MI 61-101, includes any benefit that a related party of Harvest (which includes the directors and senior officers of Harvest) is entitled to receive, directly or indirectly, as a consequence of the Arrangement, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of Harvest. However, such a benefit will be deemed not to constitute a “collateral benefit” provided that certain conditions are satisfied.

MI 61-101 expressly excludes from the meaning of “collateral benefit” the following: (a) a payment or distribution per Harvest Share that is identical in amount and form to the entitlement of the general body of holders in Canada of the Harvest Shares; (b) an enhancement of employee benefits resulting from participation by the related party in a group plan, other than an incentive plan, for employees of a successor to the business of Harvest, if the benefits provided by the group plan are generally provided to employees of the successor to the business of Harvest who hold positions of a similar nature to the position held by the related party; or (c) a benefit, not described in (b), that is received solely in connection with the related party’s services as an employee, director or consultant of Harvest, of an affiliated entity of Harvest or of a successor to the business of Harvest, if: (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the Arrangement; (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the Arrangement in any manner; (iii) full particulars of the benefit are disclosed in this Circular for the Arrangement; and (iv) (A) at the time the Arrangement was agreed to, the related party and its associated entities beneficially own or exercise control or direction over less than 1% of the outstanding Harvest Shares; or (B) for business combinations: (I) the related party discloses to an independent committee of Harvest the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction, in exchange for the Harvest Shares beneficially owned by the related party; (II) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (I); and (III) the independent committee’s determination is disclosed in the disclosure document for the transaction.

Under MI 61-101, if a “related party” receives a “collateral benefit” in connection with the Arrangement, the Arrangement Resolution will require “minority approval” in accordance with MI 61-101. If “minority approval” is required, the Arrangement Resolution must be approved by the affirmative vote of a simple majority of the votes cast, excluding those votes beneficially owned, or over which control or direction is exercised, by the “related parties” of Harvest who receive “collateral benefits” in connection with the Arrangement. The votes cast by any party acting jointly or in concert with any such related party are also required to be excluded. This approval is in addition to any other required approval.

In the case of the Arrangement, refer to the section entitled “Termination and Change of Control Benefits” below for a description of “collateral benefits” that certain executive officers of Harvest may be entitled to receive in connection with the Arrangement. These “collateral benefits” include cash severance payments (which include payments for base salary, short-term incentives and health benefits).

Following disclosure to the Harvest Special Committee and the Harvest Board by each of the directors and senior officers of the number of Harvest Shares beneficially owned, and the total Consideration that such director or senior officer expects to be beneficially entitled to receive, in exchange for his or her Harvest Shares under the Arrangement, except as disclosed below, there are no directors or senior officer of Harvest who (i) beneficially owns or exercises control or direction over 1% or more of the Harvest Shares and (ii) will receive a benefit net of offsetting cost equal to 5% or more of the Consideration he or she expects to receive for their Harvest Shares under the Arrangement.

Mr. Steven M. White, Director and Chief Executive Officer of Harvest, beneficially owns or exercises control or direction over more than 1% of the Harvest Shares. The Harvest Special Committee reviewed the benefits that Mr. White will receive in connection with the Arrangement (being the amount of C$6,245,531) and determined that the value of the benefits, net of any offsetting costs, that Mr. White expects to receive is less than 5% of the value of the Consideration which Mr. White notified the Special Committee that he expects to receive for his Harvest Shares under the terms of the Arrangement. Accordingly, Mr. White is deemed not to be receiving a “collateral benefit” and the Arrangement is not a “business combination” for purposes of MI 61-101.

Harvest is not required to obtain “minority approval” or a formal valuation under MI 61-101 as the Arrangement is not a “business combination.”

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this Circular, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to Harvest Shareholders who beneficially own Harvest Shares and, pursuant to the Arrangement, either exchange their Harvest Shares for Trulieve Subordinate Voting Shares or are Dissenting Harvest Shareholders whose Harvest Shares are purchased by Harvest for cancellation, and who at all relevant times, for purposes of the Tax Act, (i) hold their Harvest Shares, and will hold any Trulieve Subordinate Voting Shares acquired pursuant to the Arrangement, as capital property, (ii) deal at arm’s length with each of Harvest and Trulieve and (iii) are not affiliated with Harvest or Trulieve (each such person, a “Holder”). Generally, Harvest Shares will be considered to be capital property to the holder thereof provided that they are not held in the course of carrying on a business of buying and selling securities and have not been acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Harvest Shareholders who are resident in Canada for purposes of the Tax Act and who might not otherwise be considered to hold their Harvest Shares or Trulieve Subordinate Voting Shares as capital property may, in certain circumstances, be entitled to have their Harvest Shares and Trulieve Subordinate Voting Shares and any other “Canadian security” (as defined in the Tax Act), owned by such holders in the taxation year in which the election is made, and in all subsequent taxation years, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Harvest Shareholders should consult their own tax advisors regarding the potential application and consequences of this election in their particular circumstances.

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act); (iii) that is a “specified financial institution” (as defined in the Tax Act); (iv) that has made a “functional currency” election under section 261 of the Tax Act; (v) that has received, or receives, Harvest Shares upon the exercise of an Option or pursuant to any other employee compensation plan; (vi) that is a corporation resident in Canada and that is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes), as part of a series of transactions or events that includes the Arrangement, controlled by a non-resident person (or by a group of non-resident persons that do not deal at arm’s length with each other for purposes of the Tax Act) for the purposes of the “foreign affiliate dumping” rules in the Tax Act; (vii) that has entered into, or enters into, a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to its Harvest Shares or Trulieve Subordinate Voting Shares; or (viii) that receives dividends on its Harvest Shares or Trulieve Subordinate Voting Shares under, or as part of, a “dividend rental arrangement” (as defined in the Tax Act). Such Holders should consult their own tax advisors. This summary also does not address the tax considerations applicable to holders of Harvest Options, Harvest RSUs, Harvest Warrants, Harvest Certificated Warrants or Harvest MVS Warrants. Such holders should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Tax Regulations”) in force on the date of this Circular and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date of this Circular. This summary takes into account all specific proposals to amend the Tax Act and the Tax Regulations which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in their current form. There can be no assurance that any of the Tax Proposals will be implemented in their current form or at all. Except for the Tax Proposals, this summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or changes in the administrative policies or assessing practices and policies of the CRA. In addition, this summary does not take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed in this Circular.

For purposes of the Tax Act, all amounts (including amounts related to the acquisition, holding or disposition of Harvest Shares or Trulieve Subordinate Voting Shares, such as dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars using the daily rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA. The amount of income, capital gains, losses and capital losses may be affected by changes in foreign currency exchange rates.

Harvest and Trulieve are Canadian corporations for purposes of the Tax Act. As referenced under “Certain U.S. Federal Income Tax Considerations,” Harvest and Trulieve are also classified as U.S. domestic corporations for United States federal income tax purposes, with related consequences and potential consequences to the Harvest, Trulieve and their shareholders. Accordingly, all Holders should review the discussion under “Certain U.S. Federal Income Tax Considerations,” and consult with their own tax advisors in this regard. For the purposes of the discussion of Canadian federal income tax considerations below, it has been assumed that Harvest and Trulieve are and will be classified as a U.S. domestic corporation for United States federal income tax purposes at all relevant times. No legal opinion or tax ruling has been sought or obtained in this regard or with respect to any other assumptions made for purposes of this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Holder. The income or other tax consequences will vary depending on the particular circumstances of the Holder, including the province or provinces in which the Holder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Holder. Moreover, no advance income tax ruling has been applied for or obtained from the CRA to confirm the tax consequences of any of the transactions described herein. Holders should consult their own legal and tax advisors for advice with respect to the tax consequences of the transactions described in this Circular based on their particular circumstances.

Resident Harvest Shareholders

The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act, is or is deemed to be resident in Canada (a “Resident Holder”). The following portion of this summary, other than the portion under the heading “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Dissenting Harvest Shareholders,” applies to Resident Holders that are not Dissenting Harvest Shareholders.

Exchange of Harvest Shares for Trulieve Subordinate Voting Shares

A Resident Holder that receives Trulieve Subordinate Voting Shares in exchange for its Harvest Shares pursuant to the Arrangement will generally be eligible to treat the exchange as an automatic tax-deferred rollover under the provisions of section 85.1 of the Tax Act, with the result that such Resident Holder will be deemed to have disposed of its Harvest Shares for proceeds of disposition equal to the adjusted cost base of such shares immediately before the exchange, and to have acquired the Trulieve Subordinate Voting Shares received by it pursuant to the Arrangement at a cost equal to such adjusted cost base.

The automatic tax-deferral treatment described above in connection with a Resident Holder’s exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement will not apply where the Resident Holder has, in its income tax return for the taxation year in which the exchange takes place, included in computing its income for the year any portion of the gain or loss otherwise determined from the disposition of such exchanged Harvest Shares. A Resident Holder that includes in income any portion of the gain or loss otherwise determined in respect of the disposition of Harvest Shares in exchange for Trulieve Subordinate Voting Shares pursuant to the Arrangement will be deemed to have disposed of such Harvest Shares for proceeds of disposition equal to the fair market value of the Trulieve Subordinate Voting Shares received in exchange therefor at the Effective Time of the exchange. In that case, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Harvest Shares immediately before the exchange, while the cost to the Resident Holder of the Trulieve Subordinate Voting Shares acquired on the exchange will be equal to the fair market value of such Trulieve Subordinate Voting Shares at the Effective Time of the exchange.

A Resident Holder’s cost of Trulieve Subordinate Voting Shares received pursuant to the Arrangement will be averaged with the adjusted cost base of all other Trulieve Subordinate Voting Shares held by such Resident Holder as capital property immediately prior to the Effective Time for purposes of determining the adjusted cost base of each Trulieve Subordinate Voting Share held by such Resident Holder immediately after the Effective Time.

For a description of the treatment of capital gains and capital losses, see “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year may generally be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent taxation year, against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

In the case of a Resident Holder that is a corporation, the amount of any capital loss realized on a disposition or deemed disposition by the Resident Holder of a Harvest Share or a Trulieve Subordinate Voting Share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and, in certain circumstances, a share exchanged for such share), to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

A Resident Holder may be subject to United States federal income tax on a gain realized on the disposition of a Harvest Share or a Trulieve Subordinate Voting Share if the Company is classified as a USRPHC under the Code (see “Certain U.S. Federal Income Tax Considerations”). United States federal income tax, if any, levied on any gain realized on a disposition of a Harvest Share or a Trulieve Subordinate Voting Share may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Generally, a foreign tax credit in respect of a tax paid to a particular foreign country is limited to the Canadian tax otherwise payable in respect of income sourced in that country. Gains realized on the disposition of a Harvest Share or a Trulieve Subordinate Voting Share by a Resident Holder may not be treated as income sourced in the United States for these purposes. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their own particular circumstances.

Dividends on Trulieve Subordinate Voting Shares

A Resident Holder generally will be required to include in computing its income for a taxation year any dividends received or deemed to be received on such Resident Holder’s Trulieve Subordinate Voting Shares during such taxation year.

In the case of a Resident Holder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules generally applicable to dividends received from “taxable Canadian corporations” (as defined in the Tax Act), including the enhanced gross-up and dividend tax credit if such dividends are designated as “eligible dividends” (as defined in the Tax Act) by Trulieve. There may be limitations on the ability of Trulieve to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, the amount of any taxable dividend received or deemed to be received on such Resident Holder’s Trulieve Subordinate Voting Shares and included in the Resident Holder’s income for the taxation year generally will be deductible in computing the Resident Holder’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act may treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable under Part IV of the Tax Act to pay an additional tax (refundable in certain circumstances) on dividends received or deemed to be received on the Trulieve Subordinate Voting Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

A Resident Holder may be subject to United States withholding tax on dividends received on the Trulieve Subordinate Voting Shares (see “Certain U.S. Federal Income Tax Considerations”). Any United States withholding tax paid by or on behalf of a Resident Holder in respect of dividends received on the Trulieve Subordinate Voting Shares by a Resident Holder may be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act. Generally, a foreign tax credit in respect of a tax paid to a particular foreign country is limited to the Canadian tax otherwise payable in respect of income sourced in that country. Dividends received on the Trulieve Subordinate Voting Shares by a Resident Holder may not be treated as income sourced in the United States for these purposes. Resident Holders should consult their own tax advisors with respect to the availability of any foreign tax credits or deductions under the Tax Act in respect of any United States withholding tax applicable to dividends on the Trulieve Subordinate Voting Shares.

Disposition of Trulieve Subordinate Voting Shares

A disposition or deemed disposition of a Trulieve Subordinate Voting Share by a Resident Holder (except to Trulieve, unless purchased by Trulieve in the open market in a manner in which shares are normally purchased by any member of the public in the open market) will generally result in the Resident Holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Trulieve Subordinate Voting Shares are greater (or less) than the aggregate of the Resident Holder’s adjusted cost base of such Trulieve Subordinate Voting Shares and any reasonable costs of disposition. For a description of the treatment of capital gains and capital losses, see “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Taxation of Capital Gains and Capital Losses” above.

Alternative Minimum Tax

Capital gains realized and taxable dividends received or deemed to be received by a Resident Holder that is an individual (including certain trusts) may affect the Resident Holder’s liability to pay alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the application of alternative minimum tax.

Dissenting Harvest Shareholders

The following portion of this summary applies to Resident Holders that are Dissenting Harvest Shareholders.

A Resident Holder who, as a result of the exercise of Harvest Dissent Rights, is entitled to be paid the fair value of its Harvest Shares by Harvest will be deemed to have received a dividend equal to the amount, if any, by which the payment received (other than that portion that is in respect of interest, if any, awarded by the Court) exceeds the “paid-up capital” (determined for purposes of the Tax Act) attributable to such Harvest Shares immediately before their surrender to Harvest pursuant to the Arrangement. The tax consequences described above under the heading “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Dividends on Trulieve Subordinate Voting Shares” will generally apply with respect to such deemed dividend.

In addition, the Resident Holder will be considered to have disposed of such Harvest Shares for proceeds of disposition equal to the payment received (other than that portion that is in respect of interest, if any, awarded by the Court), less the amount of the deemed dividend arising on the surrender of such shares as described above. The Resident Holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the Harvest Shares immediately before their surrender to Harvest pursuant to the Arrangement. Any such capital gain or capital loss will be subject to the same tax treatment as described above under the heading “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Taxation of Capital Gains and Capital Losses.”

Interest, if any, awarded by the Court to a Resident Holder who is a Dissenting Harvest Shareholder will be included in the Resident Holder’s income for the purposes of the Tax Act. In addition, a Resident Holder who is a Dissenting Harvest Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” as defined in the Tax Act may be liable for an additional tax (refundable in certain circumstances) in respect of such interest.

Dissenting Harvest Shareholders should consult their own tax advisors with respect to the tax implications to them of the exercise of their Harvest Dissent Rights.

Non-Resident Harvest Shareholders

The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act, (i) is not resident in Canada and is not deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Harvest Shares (or any Trulieve Subordinate Voting Shares) in, or in the course of carrying on, a business in Canada, (iii) is not a person who carries on an insurance business in Canada and elsewhere, (iv) is not an “authorized foreign bank” (as defined in the Tax Act), and (v) is not a “foreign affiliate” (as defined in the Tax Act) of a person resident in Canada at the end of the Holder’s taxation year in which the Effective Time occurs (a “Non-Resident Holder”). The following portion of this summary, other than the portion under the heading “Certain Canadian Federal Income Tax Considerations – Non-Resident Harvest Shareholders –Dissenting Harvest Shareholders,” applies to Non-Resident Holders that are not Dissenting Harvest Shareholders.

Exchange of Harvest Shares for Trulieve Subordinate Voting Shares

A Non-Resident Holder will not be subject to Canadian tax in respect of any capital gain realized on the disposition of its Harvest Shares pursuant to the Arrangement unless the Harvest Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided the Harvest Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes the CSE), at the time of disposition, a Harvest Share will generally only be “taxable Canadian property” of a Non-Resident Holder at that time if, at any time during the 60-month period immediately preceding the disposition, (i) more than 50% of the fair market value of the Harvest Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) and options in respect of, interests in, or civil law rights in, any such properties whether or not the properties exist, and (ii) one or any combination of the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length or any partnership in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued Shares of any class or series of Harvest. A Harvest Share may also be deemed to be “taxable Canadian property” in certain other circumstances.

Even if the Harvest Shares are “taxable Canadian property” to a Non-Resident Holder, such Non-Resident Holder may be exempt from Canadian tax on the disposition of such Harvest Shares by virtue of an applicable income tax treaty or convention.

If the Harvest Shares are “taxable Canadian property” to a Non-Resident Holder and such Non-Resident Holder is not exempt from Canadian tax in respect of the disposition of such Harvest Shares pursuant to an applicable income tax treaty or convention, the tax consequences as described above under the headings “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Exchange of Harvest Shares for Trulieve Subordinate Voting Shares” (including with respect to the ability to treat the exchange as an automatic tax-deferred rollover under the provisions of section 85.1 of the Tax Act) and “Certain Canadian Federal Income Tax Considerations – Resident Harvest Shareholders – Taxation of Capital Gains and Capital Losses” will generally apply. Non-Resident Holders whose Harvest Shares may constitute “taxable Canadian property” should consult their own tax advisors.

Dividends on Trulieve Subordinate Voting Shares

A Non-Resident Holder will be subject to Canadian withholding tax on the amount of any dividends paid or credited, or deemed to be paid or credited, to it on its Trulieve Subordinate Voting Shares. Under the Tax Act, the rate of withholding is 25% of the gross amount of the dividend. The withholding rate may be reduced pursuant to the provisions of an applicable income tax treaty or convention. Under the Canada-United States Income Tax Convention (1980), as amended (the “Canada–US Tax Treaty”), the withholding rate on any such dividend beneficially owned by a Non-Resident Holder that is a resident of the United States for purposes of the Canada–US Tax Treaty and fully entitled to the benefits of such treaty is generally reduced to 15%.

Disposition of Trulieve Subordinate Voting Shares

A Non-Resident Holder will not be subject to Canadian tax in respect of any capital gain realized on the disposition of its Trulieve Subordinate Voting Shares acquired pursuant to the Arrangement unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. The considerations applicable to determining whether a Non-Resident Holder’s Trulieve Subordinate Voting Shares constitute “taxable Canadian property” are similar to those discussed above with respect to a Non-Resident Holder’s Harvest Shares under the heading “Certain Canadian Federal Income Tax Considerations – Non-Resident Harvest Shareholders – Exchange of Harvest Shares for Trulieve Subordinate Voting Shares,” provided that if the Non-Resident Holder’s Harvest Shares are “taxable Canadian property,” the Trulieve Subordinate Voting Shares received by such holder therefor pursuant to the Arrangement will generally be deemed to be taxable Canadian property to such holder for a 60-month period.

Dissenting Harvest Shareholders

The following portion of this summary applies to Non-Resident Holders that are Dissenting Harvest Shareholders.

A Non-Resident Holder who, as a result of the exercise of Harvest Dissent Rights, is entitled to be paid the fair value of its Harvest Shares by Harvest will be deemed to have received a dividend equal to the amount, if any, by which the payment received (other than that portion that is in respect of interest, if any, awarded by the Court) exceeds the “paid-up capital” (determined for purposes of the Tax Act) attributable to such Harvest Shares immediately before their surrender to Harvest pursuant to the Arrangement. Any such deemed dividend will be subject to non-resident withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend, unless the rate is reduced by an applicable income tax treaty or convention.

A Non-Resident Holder that is a Dissenting Harvest Shareholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of its Harvest Shares unless such Harvest Shares are “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. See the discussion above under the heading “Certain Canadian Federal Income Tax Considerations – Non-Resident Harvest Shareholders – Exchange of Harvest Shares for Trulieve Subordinate Voting Shares.” For purposes of computing the amount of any capital gain on the disposition of Harvest Shares by a Non-Resident Holder that is a Dissenting Harvest Shareholder, the Non-Resident Holder’s proceeds of disposition will be reduced by the amount of any deemed dividend received by the Non-Resident Holder as described in the immediately preceding paragraph.

Interest, if any, awarded by the Court to a Non-Resident Holder who is a Dissenting Harvest Shareholder will not be subject to Canadian withholding tax.

Dissenting Harvest Shareholders should consult their own tax advisors with respect to the tax implications to them of the exercise of their Harvest Dissent Rights.

Eligibility for Investment

The Trulieve Subordinate Voting Shares received by Harvest Shareholders pursuant to the Arrangement will be “qualified investments” under the Tax Act at a particular time for a trust governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan or tax-free savings account (collectively, “Registered Plans”) or a trust governed by a deferred profit sharing plan if, at the particular time, (i) such Trulieve Subordinate Voting Shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the CSE, or (ii) Trulieve is a “public corporation” for purposes of the Tax Act.

Notwithstanding that the Trulieve Subordinate Voting Shares may be “qualified investments” under the Tax Act for Registered Plans as described above, the holder of, or annuitant or subscriber under, a Registered Plan (the “Controlling Individual”) will be subject to a penalty tax in respect of Trulieve Subordinate Voting Shares held in a Registered Plan if such securities are a “prohibited investment” for the particular Registered Plan. A Trulieve Subordinate Voting Share generally will be a “prohibited investment” for a Registered Plan if the Controlling Individual does not deal at arm’s length with Trulieve for purposes of the Tax Act or the Controlling Individual has a “significant interest” (as defined in subsection 207.01(4) of the Tax Act) in Trulieve. Notwithstanding the foregoing, the Trulieve Subordinate Voting Shares generally will not be a “prohibited investment” for a Registered Plan if the Trulieve Subordinate Voting Shares are “excluded property” as defined in subsection 207.01(1) of the Tax Act for a Registered Plan. Harvest Shareholders who hold their Harvest Shares through a Registered Plan should consult their own tax advisors as to whether any Trulieve Subordinate Voting Shares receivable pursuant to the Arrangement will be a “prohibited investment” in their particular circumstances.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder or a Non-U.S. Holder (each as defined below) arising from the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder or Non-U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences to such holder (as discussed below), including specific tax consequences to a holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences to holders of the receipt of Trulieve Subordinate Voting Shares or cash pursuant to the Arrangement and the ownership and disposition of such Trulieve Subordinate Voting Shares. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences of the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Arrangement or the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary does not address the U.S. federal income tax consequences to any particular person of the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement, or the ownership and disposition of such Trulieve Subordinate Voting Shares. Each holder of Harvest Shares should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences of the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement. Further, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the Arrangement that, in each case, are not part of the Plan of Arrangement.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), proposed, final and temporary U.S. Treasury Regulations, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a prospective or retroactive basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Harvest Shares (or, after the Arrangement, Trulieve Subordinate Voting Shares) participating in the Arrangement or exercising Dissent Rights (with respect only to Harvest Shares) pursuant to the Arrangement, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

Also, for purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Harvest Shares who is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the Arrangement or the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement to holders of Harvest Shares that are subject to special provisions under the Code, including holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Harvest Shares (or after the Arrangement, Trulieve Subordinate Voting Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Harvest Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Harvest Shares (or after the Arrangement, Trulieve Subordinate Voting Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Harvest Shares (or after the Arrangement, Trulieve Subordinate Voting Shares); (i) are required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Trulieve Subordinate Voting Shares as a result of such item being taken into account in an applicable financial statement); and (j) acquired Harvest Shares by gift or inheritance. Holders that are subject to special provisions under the Code, including those holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement.

If an entity or arrangement that is classified as a partnership (including any other “pass-through” entity) for U.S. federal income tax purposes holds Harvest Shares (or after the Arrangement, Trulieve Subordinate Voting Shares), the U.S. federal income tax consequences to such partnership and the partners (or owners) of such partnership of participating in the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement generally will depend on the activities of the partnership and the status of such partners (or owners). This summary does not address the tax consequences to any such partnership or partner (or owner). Partners (or owners) of entities and arrangements that are classified as partnerships for U.S. federal, U.S. state and local, and non-tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Arrangement and the ownership and disposition of Trulieve Subordinate Voting Shares received pursuant to the Arrangement.

U.S. Tax Classification of Harvest and Trulieve

Pursuant to Section 7874(b) of the Code and the U.S. Treasury Regulations promulgated thereunder, notwithstanding that each of Harvest and Trulieve has been organized under Canadian law, solely for U.S. federal income tax purposes, each of Harvest and Trulieve is classified as a U.S. domestic corporation. Accordingly, each of Harvest and Trulieve will be subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be subject to taxation both in Canada and the United States.

Certain U.S. Federal Income Tax Consequences of the Arrangement to U.S. Holders

Tax Consequences if the Arrangement Qualifies as a “Reorganization” Described in Section 368(a) of the Code

Harvest and Trulieve expect the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement to qualify as a tax-free reorganization under Section 368(a) of the Code (a “Reorganization”). However, no opinion of counsel or ruling from the IRS has been obtained or will be obtained in this regard.

Exchange of Harvest Shares for Trulieve Subordinate Voting Shares

A U.S. Holder should not recognize gain or loss as a result of the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement. Such holder’s aggregate tax basis in Trulieve Subordinate Voting Shares received in the Arrangement should equal the aggregate tax basis of the holder’s Harvest Shares surrendered in the Arrangement. Such holder’s holding period for Trulieve Subordinate Voting Shares received in the Arrangement should include the holder’s holding period for the Harvest Shares surrendered in the Arrangement.

A U.S. Holder who acquired different blocks of Harvest Shares with different holding periods and tax bases must generally apply the foregoing rules separately to each identifiable block of Harvest Shares. Any such holder should consult its tax advisor with regard to identifying the bases or holding periods of the particular Trulieve Subordinate Voting Shares received in the Arrangement.

Tax Consequences if the Arrangement Does Not Qualify as a “Reorganization” Described in Section 368(a) of the Code

If the exchange of Harvest Shares for Trulieve Subordinate Voting Shares pursuant to the Arrangement does not qualify as a Reorganization, then a U.S. Holder that exchanges Harvest Shares for Trulieve Subordinate Voting Shares generally will recognize gain or loss on its receipt of Trulieve Subordinate Voting Shares equal to the difference, if any, between (i) the sum of the fair market value of the Trulieve Subordinate Voting Shares actually received by such U.S. holder and (ii) such U.S. Holder’s adjusted tax basis in the Harvest Shares exchanged therefor. Gain or loss must be calculated separately for each block of Harvest Shares exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Harvest Shares exceeds one year at the Effective Time of the Arrangement. A U.S. Holder’s aggregate tax basis in the Trulieve Subordinate Voting Shares received in the Arrangement will equal the fair market value of such shares of the Trulieve Subordinate Voting Shares as of the Effective Time of the Arrangement, and the holding period of such Trulieve Subordinate Voting Shares will begin on the date after the Arrangement.

Dissenting Harvest Shareholders Exercising Appraisal Rights

A U.S. Holder who exercises appraisal rights and, as a result, receives cash in exchange for such holder’s Harvest Shares generally will recognize capital gain or loss equal to the difference between the amount of cash received by such holder and such holder’s tax basis in the Harvest Shares exchanged therefor. Any capital gain or loss generally will be long-term capital gain or loss if the holding period of the holder’s Harvest Shares exceeds one year at the Effective Time. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

U.S. Tax Considerations Relevant to the Ownership and Disposition of Trulieve Subordinate Voting Shares After the Arrangement

Distributions

If Trulieve makes distributions with respect to a Trulieve Subordinate Voting Share, the distributions generally will be treated as U.S. source dividends to a U.S. Holder of a Trulieve Subordinate Voting Share to the extent of Trulieve’s current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed Trulieve’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Trulieve Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Trulieve Subordinate Voting Share. Corporate U.S. Holders may be entitled to claim the dividends-received deduction with respect to dividends paid on the Trulieve Subordinate Voting Shares and such dividends may constitute qualified dividend income to individual U.S. Holders, subject in each case to applicable restrictions and eligibility requirements.

Dividends on the Trulieve Subordinate Voting Shares will not constitute foreign source income for U.S. foreign tax credit limitation purposes because Trulieve, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under “—U.S. Tax Classification of Harvest and Trulieve.” Therefore, a U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Sale, Exchange or Other Taxable Disposition of Trulieve Subordinate Voting Shares

Upon the sale or other taxable disposition of a Trulieve Subordinate Voting Share, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized by such holders on the disposition and their adjusted tax basis in such Trulieve Subordinate Voting Share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held such a Trulieve Subordinate Voting Share for more than one year as of the time of disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

To the extent a sale or other taxable disposition of the Trulieve Subordinate Voting Shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder, such U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash received in connection with the Arrangement. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. Holder is otherwise exempt from backup withholding. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, consult with your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

A U.S. Holder that receives Trulieve Subordinate Voting Shares in the Arrangement that is considered a “significant holder,” will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the Arrangement, including its tax basis in, and the fair market value of, the Harvest

Shares that such U.S. Holder surrendered, and (2) to retain permanent records of these facts relating to the Arrangement. A “significant holder” is a holder that, immediately before the Arrangement, (a) owned at least 5.0% (by vote or value) of the outstanding stock of Harvest, or (b) owned securities of Harvest with a tax basis of $1.0 million or more.

Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders

A Non-U.S. Holder should not be subject to U.S. federal income tax on any gain recognized as a result of the Arrangement unless the Arrangement fails to qualify as a Reorganization or such Non U.S. Holder exercises appraisal rights and:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Harvest is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Harvest Shares, and, in the case where the Harvest Shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of Harvest Shares at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Harvest Share. There can be no assurance that the Harvest Shares will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their own tax advisors regarding possible eligibility for benefits under income tax treaties and the availability of U.S. source capital losses to offset gain described in the second bullet point.

Harvest believes that it presently is not a USRPHC and it does not presently anticipate that it will become a USRPHC at the Effective Time. However, if Harvest is treated as a USRPHC and the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, taxable exchange or other disposition of Harvest Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Trulieve may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. However, if (i) you are a Non-U.S. holder that owns (actually or constructively) 5% or less of the Harvest Shares at all times during the five-year period ending on the date of disposition, and (ii) the Harvest Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), even if Harvest constituted a USRPHC, any gain realized on the disposition of Harvest Shares pursuant to the Arrangement generally will not be subject to United States federal income tax. You are urged to consult your own tax advisors regarding the application of these rules.

U.S. Tax Considerations Relevant to the Ownership and Disposition of Trulieve Subordinate Voting Shares After the Arrangement

Distributions

If Trulieve makes distributions with respect to a Trulieve Subordinate Voting Share, the distributions generally will be treated as dividends to a Non-U.S. Holder of a Trulieve Subordinate Voting Share to the extent of Trulieve’s current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed Trulieve’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Trulieve Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Trulieve Subordinate Voting Share (which such gain generally will subject to the tax treatment described above in “Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders” if the Arrangement were to fail to qualify as a Reorganization).

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount unless the Non-U.S. Holder is eligible for and properly claims a reduced rate of withholding under an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the Non-U.S. Holder) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Trulieve Subordinate Voting Shares

A Non-U.S. Holder that disposes of its Trulieve Subordinate Voting Shares in a taxable disposition generally will subject to the tax treatment described above in “Certain U.S. Federal Income Tax Consequences of the Arrangement to Non-U.S. Holders” if the Arrangement were to fail to qualify as a Reorganization.

Information Reporting and Backup Withholding

A Non-U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the exchange of Harvest Shares pursuant to the Arrangement. A Non-U.S. holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such Non-U.S. holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Information provided by a Non-U.S. holder may be disclosed to such Non-U.S. holder’s local tax authorities under an applicable tax treaty or information exchange agreement. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-U.S. holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may apply to payments of dividends on stock made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Additionally, a 30% withholding tax may apply to payments of gross proceeds from the disposition of stock made to such institutions and entities; however, proposed Treasury regulations eliminate this 30% withholding tax on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations would provide an exemption from FATCA for gross proceeds.

Withholding under FATCA generally will not apply where such payments are made to (i) a foreign financial institution that undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a non-financial foreign entity that either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules. Investors should consult their tax advisors regarding this legislation and the regulations thereunder.

INFORMATION CONCERNING HARVEST

Overview

Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.” Harvest was established in Arizona and it received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

Harvest has an operational footprint in eight U.S. markets, including Arizona, California, Colorado, Florida, Maryland, Nevada, Pennsylvania, and Utah. It also has two provisional licenses in Massachusetts. In addition, Harvest owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. Harvest also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, GOODSUN, EVOLAB, CHROMA, CO2LORS, ALCHEMY and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores it owns or operates as well as provide support and financing to a Utah licensed medical cannabis cultivator.

Harvest is a reporting issuer in Canada listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “HARV.” Harvest’s Subordinate Voting Shares are also traded in the United States on the OTCQX tier of the OTC Markets (the “OTCQX”) under the symbol “HRVSF.” Harvest’s head office is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281. Harvest’s registered office is located at 885 W. Georgia Street, Suite 2200, Vancouver, British Columbia V6C 3E8 Canada.

Additional information regarding Harvest is included in Appendix “J” hereto.

Description of Harvest Shares

The following summary of the Harvest Shares is based on the provisions of Harvest’s Articles and Bylaws. This information is not complete and is qualified in its entirety by reference to the more fulsome description in Appendix “J” hereto.

Harvest is authorized to issue an unlimited number of Harvest Subordinate Voting Shares, an unlimited number of Harvest Multiple Voting Shares and an unlimited number of Harvest Super Voting Shares.

As of July 8, 2021, Harvest’s issued and outstanding capital consisted of: (i) 256,074,595 Harvest Subordinate Voting Shares; (ii) 1,561,677.79 Harvest Multiple Voting Shares; and (iii) 2,000,000 Harvest Super Voting Shares (collectively, the “Harvest Shares”). As of such date, 414,424,374 Harvest Subordinate Voting Shares would be outstanding, assuming that only the Harvest Multiple Voting Shares and the Harvest Super Voting Shares are converted into Harvest Subordinate Voting Shares.

Harvest Subordinate Voting Shares

Holders of Harvest Subordinate Voting Shares are entitled to notice of and to attend at any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of Harvest Shares have the right to vote. At each such meeting, holders of Harvest Subordinate Voting Shares are entitled to one vote in respect of each Harvest Subordinate Voting Share held. Holders of Harvest Subordinate Voting Shares are entitled to receive as and when declared by Harvest’s directors, dividends in cash or Harvest’s property. No dividend will be declared or paid on Harvest Subordinate Voting Shares unless Harvest simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on

Harvest Multiple Voting Shares and Harvest Super Voting Shares. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Subordinate Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to the Harvest Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Shares basis) and Harvest Super Voting Shares (on an as-converted to Harvest Subordinate Voting Shares basis).

Harvest Multiple Voting Shares

Holders of Harvest Multiple Voting Shares are entitled to notice of and to attend any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of Harvest Shares shall have the right to vote. At each such meeting, holders of Harvest Multiple Voting Shares are entitled to one vote in respect of each Harvest Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 100 votes per Multiple Voting Share held). The holders of the Harvest Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Harvest Subordinate Voting Shares in any financial year as Harvest Board may by resolution determine, on an as-converted to Harvest Subordinate Voting Share basis. No dividend will be declared or paid on the Harvest Multiple Voting Shares unless Harvest simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on the Harvest Subordinate Voting Shares and Harvest Super Voting Shares. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest’s Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Multiple Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to Harvest Multiple Voting Shares, be entitled to participate ratably along with all other holders of Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis), Harvest Subordinate Voting Shares and Harvest Super Voting Shares (on an as converted to Harvest Subordinate Voting Share basis). Harvest Multiple Voting Shares each have a restricted right to convert into one hundred (100) Harvest Subordinate Voting Shares (the “Harvest MVS Conversion Ratio”), subject to adjustments for certain customary corporate changes. The ability to convert Harvest Multiple Voting Shares is subject to a restriction on beneficial ownership of Harvest Subordinate Voting Shares exceeding certain levels. Harvest has certain rights to convert all of the outstanding Harvest Multiple Voting Shares into Harvest Subordinate Voting Shares at the Harvest MVS Conversion Ratio in the event that certain conditions related to registration under the Exchange Act are met.

Harvest Super Voting Shares

The Harvest Super Voting Shares were only issuable in connection with the closing of the RTO Transaction. Holders of Harvest Super Voting Shares are entitled to notice of and to attend at any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of the Harvest Shares have the right to vote. At each such meeting, holders of Harvest Super Voting Shares are entitled to 200 votes in respect of each Harvest Subordinate Voting Share into which such Harvest Super Voting Share could ultimately then be converted (currently one Harvest Subordinate Voting Share per Harvest Super Voting Share held). The holders of the Harvest Super Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Harvest Subordinate Voting Shares in any financial year as the Harvest Board may by resolution determine, on an as-converted to Harvest Subordinate Voting Share basis. No dividend will be declared or paid on the Harvest Super Voting Shares unless Harvest simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on the Harvest Multiple Voting Shares and Harvest Subordinate Voting Shares. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest’s Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Super Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to the Harvest Super

Voting Shares, be entitled to participate ratably along with all other holders of Harvest Super Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis), Harvest Subordinate Voting Shares and Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis). Each Harvest Super Voting Share has a right to convert into one Harvest Subordinate Voting Share subject to customary adjustments for certain corporate changes. Some or all of the Harvest Super Voting Shares will be automatically converted into an equal number of Harvest Subordinate Voting Shares subject to customary adjustments for certain corporate changes.

Harvest’s Redemption Rights

Harvest is, subject to certain conditions, entitled to redeem Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares held by certain shareholders in order to permit Harvest to comply with applicable licensing regulations, as more fully described in Appendix “J” hereto.

Trading Price and Volume of Harvest Shares

During the year ended December 31, 2020, the trading price of Harvest Subordinate Voting Shares ranged between a low sales price of US$0.46 and a high sales price of US$3.64 and included single day fluctuations as high as 31.8%. The market price of Harvest Subordinate Voting Shares may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Harvest’s control, including the following: (i) actual or anticipated fluctuations in Harvest’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to Harvest; (iv) the addition or departure of Harvest’s executive officers or other key personnel; (v) the release or expiration of lock-up or other transfer restrictions on Harvest Shares; (vi) sales or perceived sales, or the expectation of future sales, of Harvest Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Harvest or Harvest’s competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the cannabis industry or Harvest’s target markets.

The Harvest Subordinate Voting Shares are listed and trade on the CSE under the symbol “HARV.” The following table sets forth trading information (in Canadian Dollars) for the Harvest Subordinate Voting Shares on the CSE for the months indicated:

CSE	High Trading Price	Low Trading Price	Volume
May 2020	$2.45	$1.40	9,825,977
June 2020	$1.94	$1.04	10,979,279
July 2020	$1.63	$1.07	13,944,081
August 2020	$2.10	$1.48	13,658,737
September 2020	$1.75	$1.34	5,075,088
October 2020	$2.57	$1.35	15,786,320
November 2020	$2.78	$2.06	32,344,171
December 2020	$2.77	$2.34	17,570,148
January 2021	$4.67	$2.73	33,453,693
February 2021	$5.71	$3.75	28,891,611
March 2021	$5.20	$3.66	18,465,825
April 2021	$4.20	$3.30	10,483,300
May 2021	$5.30	$3.43	28,398,311
June 2021	$5.35	$4.79	21,537,289
July 1-8, 2021	$5.29	$4.81	4,263,744

The following table sets forth trading information (in US dollars) for the Harvest Subordinate Voting Shares on the OTCQX (under the symbol “HRVSF”) for the months indicated, based on intraday trading numbers:

OTCQX(1)	High Trading Price	Low Trading Price	Volume
May 2020	$1.70	$1.00	10,095,182
June 2020	$1.48	$0.74	9,278,766
July 2020	$1.22	$0.78	9,305,805
August 2020	$1.57	$1.07	11,030,236
September 2020	$1.41	$0.97	5,438,921
October 2020	$1.95	$1.00	15,199,712
November 2020	$2.23	$1.53	28,703,714
December 2020	$2.20	$1.83	22,541,500
January 2021	$3.68	$2.13	29,844,454
February 2021	$4.50	$2.95	30,409,127
March 2021	$4.13	$2.90	16,379,752
April 2021	$3.36	$2.62	9,203,198
May 2021	$4.36	$2.80	19,147,992
June 2021	$4.35	$3.87	9,117,184
July 1-8, 2021	$4.28	$3.98	1,004,101

(1) Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up or mark-down or commission and may not necessarily represent actual transactions.

Prior Sales

The following table summarizes details of the following securities that are not listed or quoted on a marketplace issued by Harvest during the period January 1, 2020 to July 8, 2021:

Subordinate Voting Shares

On May 6, 2020, 5,960 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs (as defined below) upon vesting at a fair value price on the date of issuance of $1.15 per share.

On June 8, 2020, 5,944 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.20 per share.

On June 17, 2020, 1,274,609 Harvest Subordinate Voting Shares were issued to a service provider in consideration of consulting services at a fair value price of $1.00 per share.

On July 6, 2020, 6,097 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $0.89 per share.

On August 6, 2020, 5,906 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.39 per share.

On August 18, 2020, 100,000 Harvest Subordinate Voting Shares were issued to the holder of 1,000 Harvest Multiple Voting Shares at a fair value price of $1.31 per share on the date of issuance.

On September 6, 2020, 5,922 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.30 per share.

October 6, 2020, 5,994 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.19 per share.

On October 28, 2020 in connection with a public deal offering of units, 20,354,080 Harvest Subordinate Voting Shares were issued pursuant to the offering at $1.72 per unit for gross proceeds of approximately $35,000,000.

On November 6, 2020, 6,199 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.86 per share.

On December 1, 2020, 250,443 Harvest Subordinate Voting Shares were issued to the former owner of a private company at a price of $1.98 per share on the date of issuance as consideration for the acquisition of such owner’s equity interests in the company.

On December 1, 2020, 75,133 Harvest Subordinate Voting Shares were issued to the former owner of a private company at a price of $1.98 per share on the date of issuance as consideration for the acquisition of such owner’s equity interests in the company.

On December 6, 2020, 6,075 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $1.94 per share.

On December 23, 2020, 120,002 Harvest Subordinate Voting Shares were issued to the former owner of a private company at a price of $2.07 per share on the date of issuance as consideration for the acquisition of such owner’s equity interest in the company.

On December 23, 2020, 44,477 Harvest Subordinate Voting Shares were issued to a service provider at a price of $2.07 per share on the date of issuance as consideration for services provided.

On April 1, 2021, 107,400 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $488 per share.

On April 5, 2021, 40,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $92 per share.

On April 6, 2021, 4,724 Harvest Subordinate Voting Shares were issued to an employee who was the holder of the April 2020 RSUs upon vesting at a fair value price on the date of issuance of $0.81 per share.

On April 9, 2021, 1,788,640 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On April 16, 2021, 614,610 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $92 per share.

On April 26, 2021, 27,700 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $390 per share.

On April 26, 2021, 500,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 6, 2021, 33,840 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $92 per share.

From May 10, 2021 through June 16, 2021, an aggregate of 270,837 harvest Subordinate Voting Shares were issued to private investors upon the exercise of warrants at prices ranging from C$3.05 to C$3.66 per share for gross proceeds of C$845,999.85.

On May 10, 2021, 175,590 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 11, 2021, 10,740 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $488 per share.

On May 11, 2021, 32,700 Harvest Subordinate Voting Shares were issued to a private investor upon the exercise of warrants at a price of $3.66 per share for gross proceeds of $119,682.

On May 12, 2021, 458,400 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 14, 2021, 1,167,230 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 18, 2021, 16,800 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 19, 2021, 10,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On May 20, 2021, 140,443 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On June 1, 2021, 2,600,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $131.60 per share.

On June 7, 2021, 67,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $488 per share.

On June 8, 2021, 30,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $488 per share.

On June 10, 2021, 229,200 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On June 14, 2021, 79,700 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $92 per share.

On June 18, 2021, 53,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $92 per share.

On June 22, 2021, 1,500,000 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On June 24, 2021, 210,240 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On June 28, 2021, 178,190 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $655 per share.

On June 29, 2021, 118,100 Harvest Subordinate Voting Shares were issued pursuant to the conversion of Harvest Multiple Voting Shares for a price of $488 per share.

From June 17, 2021 through July 8, 2021, an aggregate of 9,000 Harvest Subordinate Voting Shares were issued to private investors upon the exercise of warrants at a price of C$3.05 per share for gross proceeds of C$27,450.

Multiple Voting Shares

On March 11, 2020, 418,439 Harvest Multiple Voting Shares were issued to investors at a price of $141 for an aggregate issue price of $59,000,000 in cash.

On March 13, 2020, Harvest agreed to issue up to 318,652 Harvest Multiple Voting Shares to the former shareholders of ICG with a per share price of $93 plus the assumption of debt in the principal amount of $19,134,000 convertible into 205,594 Harvest Multiple Voting Shares in connection with the ICG Merger (as defined in Appendix “K” attached to this Circular).

On March 24, 2020, 20,592 Harvest Multiple Voting Shares were issued to the holders of a Harvest subsidiary’s Class B Common Stock (as defined below) in exchange for 20,592 shares of the Class B Common Stock at a fair value price of $101 per share on the date of issuance.

On March 31, 2020, 500 Harvest Multiple Voting Shares were issued to the holders of a Harvest subsidiary’s Class B Common Stock in exchange for 500 shares of the Class B Common Stock at a fair value price of $92 per share on the date of issuance.

On April 1, 2020, 9,560 Harvest Multiple Voting Shares were issued to the former owner of a private company at a price of $220.17 per share on the date of acquisition as consideration for the acquisition of its company.

On May 7, 2020, 5,000 Harvest Multiple Voting Shares were issued to the holders of a Harvest subsidiary’s Class B Common Stock in exchange for 5,000 shares of the Class B Common Stock at a fair value price of $113 per share on the date of issuance.

On May 11, 2020, 24,428 Harvest Multiple Voting Shares were issued to the former owners of a private company in satisfaction of a contingent consideration arrangement in connection with a business acquisition at a fair value price of $113 per share on the date of acquisition.

On May 19, 2020, 2,004.07 Harvest Multiple Voting Shares were issued to a service provider in consideration of consulting services at a fair value price of $148 per share.

On June 5, 2020, 500 Harvest Multiple Voting Shares were issued to the holders of a Harvest subsidiary’s Class B Common Stock in exchange for 500 shares of the Class B Common Stock at a fair value price of $115 per share on the date of issuance.

On July 27, 2020, 4,454 Harvest Multiple Voting Shares were issued to one of the former of owners of ICG for a per share price of $93.

On October 8, 2020, 5,218 Harvest Multiple Voting Shares were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., a wholly owned subsidiary of Harvest, for a price of $488 per share.

On December 18, 2020, 1,419.38 Harvest Multiple Voting Shares were issued to a former owner of a private company at a price of $220.17 per share on the date of acquisition as consideration for the acquisition of its company.

On December 30, 2020, 205,594 Harvest Multiple Voting Shares were issued to a private investor at a fair value as of the date of issuance of $930 per share, upon the conversion of a promissory note.

On December 31, 2020, 42,378.4 Harvest Multiple Voting Shares issued to the Washington Entity Owners (as defined in Appendix “J” attached to this Circular) were cancelled in connection with the Washington Settlement Agreement (as defined in Appendix “J” attached to this Circular).

On February 11, 2021, 3,221 Harvest Multiple Voting Shares, no par value per share, were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., a wholly owned subsidiary of Harvest, for a price of $488 per share.

On February 11, 2021, 1,074 Harvest Multiple Voting Shares were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., wholly owned subsidiary of Harvest, for a price of $488 per share.

On February 19, 2021, 3,000 Harvest Multiple Voting Shares were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., a wholly owned subsidiary of Harvest, for a price of $488 per share.

On March 17, 2021, 1,074 Harvest Multiple Voting Shares were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., a wholly owned subsidiary of Harvest, for a price of $488 per share.

On March 26, 2021, 3,000 Harvest Multiple Voting Shares were issued to a former owner of a private company in exchange for shares of Class B Common Stock of Banyan Acquisition Corp., a wholly owned subsidiary of Harvest, for a price of $488 per share.

On March 30, 2021, 15,000 Harvest Multiple Voting Shares were issued upon the exercise of warrants previously issued in Harvest’s AGRiMED transaction. The exercise price was C$131.60 per share.

On April 22, 2021, 26,000 Harvest Multiple Voting Shares were issued upon the exercise of warrants previously issued in Harvest’s AGRiMED transaction. The exercise price was C$131.60 per share.

Debt Securities

On March 13, 2020, Harvest issued a convertible promissory note to a private investor in the principal amount of $19,128,000 convertible into 205,594 Multiple Voting Shares with a fair value at the date of issuance of $930 per share. The convertible note was issued as partial consideration paid by Harvest in connection with the ICG Merger. The conversion occurred on December 30, 2020.

Other Issuances

On January 9, 2020, options to purchase 1,907,000 Harvest Subordinate Voting Shares at an exercise price of $3.11 per share were issued to certain Harvest employees pursuant to the Stock and Incentive Plan. These options vest 25% on each anniversary of the grant date. Unexercised options that have vested expire 10 years after the grant date.

On January 24, 2020, 1,220,473 warrants to purchase Harvest Subordinate Voting Shares at an exercise price of $2.79 per share which expire on January 24, 2023 were issued to a private lender as additional consideration in connection with the issuance of debt.

On February 3, 2020, 3,012,375 options to purchase Harvest Subordinate Voting Shares were granted to certain Harvest employees as additional compensation pursuant to the Stock and Incentive Plan at an exercise price of $3.05 per share. These options vest 25% on each anniversary of the grant date. Unexercised options that have vested expire 10 years after the grant date.

On February 13, 2020, 1,090,000 warrants to purchase Harvest Subordinate Voting Shares at an exercise price of $2.76 per share which expire on February 13, 2023 were issued to a private lender as additional consideration in connection with the issuance of debt.

On February 18, 2020, 122,672 shares of Class B Common Stock (the “Class B Common Stock”) of a wholly owned indirect subsidiary of Harvest, Banyan Acquisition Corp., were issued to the former owners of a private company as partial consideration for the acquisition of Arizona Natural Selections at a fair value price of $248 per share on the date of acquisition. Each share of Class B Common Stock is exchangeable into one Multiple Voting Share.

On April 6, 2020, 98,765 Harvest RSUs (each, an “April 2020 RSU”) were granted to the Harvest Chief Financial Officer, Deborah K. Keeley, as additional compensation pursuant to the Stock and Incentive Plan at a grant price of $0.81 per share. Each April 2020 RSU entitles the holder to receive one Harvest Subordinate Voting Share and vests 1/12th per month commencing 30 days after the grant date.

On April 23, 2020, 55,350 warrants to purchase Harvest Multiple Voting Shares at an exercise price of $940 per share which expire on April 23, 2023 were issued to the former owners of a private company as additional consideration in connection with the settlement of debt issued as partial consideration for the purchase of real estate. 14,350 of these warrants expire on April 23, 2023 and 41,000 expire on April 23, 2021.

On July 14, 2020, options to purchase 496,000 Harvest Subordinate Voting Shares at an exercise price of $1.09 per share were issued to certain Harvest employees pursuant to the Stock and Incentive Plan.

On August 3, 2020, 312,277 Harvest RSUs were granted to non-employee members of the Harvest Board (the “2020 Board RSUs”) as compensation. Each 2020 Board RSU entitles the holder to receive one Harvest Subordinate Voting Share and vested in full on December 31, 2020.

On September 10, 2020, options to purchase 130,000 Harvest Subordinate Voting Shares at an exercise price of $1.25 per share were issued to certain Harvest employees pursuant to the Stock and Incentive Plan.

On October 6, 2020, 173,450 Harvest RSUs (each, an “October 2020 RSU”) were granted to certain members of the Harvest Board, as additional compensation pursuant to the Stock and Incentive Plan at a grant price of $1.05 per share. Each October 2020 RSU entitles the holder to receive one Harvest Subordinate Voting Share and vested December 31, 2020.

On October 28, 2020, 10,177,040 warrants to purchase Harvest Subordinate Voting Shares at an exercise price of $2.29 per share which expire on April 28, 2023 were issued to a private lender as additional consideration in connection with the issuance of securities.

On October 28, 2020, 1,119,474 compensation warrants to purchase one Harvest Subordinate Voting Share and one-half of a warrant to purchase one Harvest Subordinate Voting Share (collectively, a “Unit”) at an exercise price of $1.72 per Unit which expire on April 28, 2023 were issued as compensation for underwriting services.

On November 17, 2020, options to purchase 106,000 Harvest Subordinate Voting Shares at an exercise price of $1.86 per share were issued to certain Harvest employees pursuant to the Stock and Incentive Plan. These options vest 25% on each anniversary of the grant date. Unexercised options that have vested expire 10 years after the grant date.

On December 30, 2020, warrants to purchase 81,163 Harvest Subordinate Voting Shares at an exercise price of $2.87 per share which expire on December 30, 2025 were issued as compensation for services.

On December 31, 2020, 1,753,000 options to purchase Harvest Subordinate Voting Shares were granted to certain Harvest employees as additional compensation pursuant to the Stock and Incentive Plan at an exercise price of $2.16 per share. These options vest 50% on January 1, 2021 and the remaining 50% vests on January 1, 2022. Unexercised options that have vested expire 10 years after the grant date.

On December 31, 2020, 442,500 options to purchase Harvest Subordinate Voting Shares were granted to certain Harvest employees as additional compensation pursuant to the Stock and Incentive Plan at an exercise price of $2.16 per share. These options vest 25% on each anniversary of the grant date over four years. Unexercised options that have vested expire 10 years after the grant date.

On December 31, 2020, 208,348 Harvest RSUs (each, a “2021 RSU Award”) were granted to non-employee members of the Harvest Board, as additional compensation pursuant to the Stock and Incentive Plan at a grant price of $2.16 per share. Each 2021 RSU Award entitles the holder to receive one Harvest Subordinate Voting Share and vests December 31, 2021.

Financial Statements and Management’s Discussion and Analysis

Additional financial and other information is provided in Harvest’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2020, and in Harvest’s interim consolidated financial statements and management’s discussion and analysis for the three months ended March 31, 2021, which can be found in Appendix “J” hereto.

INFORMATION CONCERNING TRULIEVE

Overview

Trulieve is a multi-state cannabis operator with licenses to operate in six states. Headquartered in Quincy, Florida, Trulieve is the market leader for quality medical cannabis products and services in Florida and aims to be the brand of choice for medical and adult-use customers in all of the markets that Trulieve serves. All of the states in which Trulieve operates have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases. Recreational marijuana, or adult-use cannabis, is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which Trulieve operates, only California, Connecticut and Massachusetts have adopted legislation permitting commercialization of adult-use cannabis products. Trulieve is committed to providing patients and adult consumers a consistent and welcoming retail experience across its Trulieve branded stores.

In states that require cannabis companies to be vertically integrated, ownership of the entire supply chain mitigates third-party risks and allows Trulieve to completely control product quality and brand experience. Trulieve believes this results in high patient retention and brand loyalty. Trulieve operates its core business functions of cultivation, production and distribution at scale, and is skilled at rapidly increasing capacity without any interruption to existing operations. The Trulieve brand philosophy of “Patients First” permeates the company’s culture beginning with high-quality cultivation and current good manufacturing practices or cGMP, certified product manufacturing, through the consumer experience at Trulieve stores, at Trulieve’s in-house call center and at patient residences through a robust home delivery program.

The outstanding Trulieve Subordinate Voting Shares are listed and posted for trading on the Canadian Securities Exchange (the “CSE”) and began trading on September 24, 2018 under the ticker symbol “TRUL.” The outstanding subordinate voting share purchase warrants of Trulieve (the “2019 Warrants”) are listed on the CSE and trading under the symbol “TRUL.WT”. The issued and outstanding 9.75% senior secured notes due 2024 of Trulieve (the “2019 Notes”) are listed on the CSE and trading under the symbol “TRUL.DB.U”. Trulieve’s subordinate voting shares are also traded in the United States on the OTCQX Best Market under the symbol “TCNNF.” Trulieve’s head office is located at 6749 Ben Bostic Road, Quincy, Florida 32351. Trulieve’s registered office is located at 8 Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2Z7

For additional information regarding the business of Trulieve, its operations and properties, see Appendix “K” of this Circular.

Description of Trulieve Share Capital

The following summary of the Trulieve shares is based on the provisions of its articles and bylaws. This information is not complete and is qualified in its entirety by reference to the more fulsome description in Appendix “K” hereto.

Trulieve is authorized to issue an unlimited number of Trulieve Subordinate Voting Shares, an unlimited number of Trulieve Multiple Voting Shares and an unlimited number of Trulieve Super Voting Shares.

As of July 8, 2021, Trulieve’s issued and outstanding capital consisted of: (i) 71,143,443 Trulieve Subordinate Voting Shares; (ii) 564,610.96 Trulieve Multiple Voting Shares; and (iii) 0 Trulieve Super Voting Shares (collectively, the “Trulieve Shares”). All of the outstanding Trulieve Super Voting Shares automatically converted into Trulieve Multiple Voting Shares on March 21, 2021 and, following that conversion, Trulieve may not issue additional Super Voting Shares. The total number of equity shares assuming the Trulieve Multiple Voting Shares are converted into Trulieve Subordinate Voting Shares would be 127,604,539.

Trulieve Subordinate Voting Shares

Holders of the Trulieve Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of Trulieve, except a meeting of which only holders of another particular class or series of shares of the Trulieve shall have the right to vote. At each such meeting holders of Trulieve Subordinate Voting Shares shall be entitled to one vote in respect of each Trulieve Subordinate Voting Share held. Holders of Trulieve Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of Trulieve. No dividend will be declared or paid on the Trulieve Subordinate Voting Shares unless Trulieve simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Multiple Voting Shares and Trulieve Super Voting Shares.

Trulieve Multiple Voting Shares

Holders of Trulieve Multiple Voting shares are entitled to notice of and to attend any meetings of the shareholders of Trulieve, except a meeting of which only holders of another particular class or series of shares of Trulieve have the right to vote. At each such meeting, holders of Trulieve Multiple Voting Shares are entitled to one vote in respect of each Trulieve Subordinate Voting Share into which such Trulieve Multiple Voting Share could ultimately then be converted (initially, 100 votes per Trulieve Multiple Voting Share). The initial “Trulieve MVS Conversation Ratio” for Trulieve Multiple Voting Shares is 100 Trulieve Subordinate Voting shares for each Trulieve Multiple Voting Share, subject to adjustment in certain event. Holders of Trulieve Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Trulieve Multiple Voting Shares into Trulieve Subordinate Voting Shares at the Trulieve MVS Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Trulieve Subordinate Voting Shares.

No dividend may be declared or paid on the Trulieve Multiple Voting Shares unless Trulieve simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Subordinate Voting Shares and Trulieve Super Voting Shares.

Trulieve Super Voting Shares

Holders of Trulieve Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of Trulieve, except a meeting of which only holders of another particular class or series of shares of Trulieve shall have the right to vote. At each such meeting, holders of Trulieve Super Voting Shares are be entitled to two votes in respect of each Trulieve Subordinate Voting Share into which such Trulieve Super Voting Share could ultimately then be converted (initially, 200 votes per Trulieve Super Voting Share). Holders of Trulieve Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Trulieve Subordinate Voting Share basis) as to dividends and any declaration or payment of any dividend on the Trulieve Subordinate Voting Shares. No dividend is to be declared or paid on the Trulieve Super Voting Shares unless Trulieve simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Subordinate Voting Shares and Trulieve Multiple Voting Shares. The initial “Trulieve SVS Conversion Ratio” for the Trulieve Super Voting Shares is one Trulieve Multiple Voting Share for each Trulieve Super Voting Share, subject to adjustment in certain events.

All of the outstanding Trulieve Super Voting Shares automatically converted into Trulieve Multiple Voting Shares on March 21, 2021 and, following that conversion, Trulieve may not issue additional Trulieve Super Voting Shares.

Trading Price and Volume of Trulieve Subordinate Voting Shares

Trulieve’s Subordinate Voting Shares are listed and trade on the CSE under the symbol “TRUL.” The following table sets forth trading information (in Canadian Dollars) for the Trulieve Subordinate Voting Shares on the CSE for the months indicated:

CSE	High Trading Price	Low Trading Price	Volume
May 2020	$18.86	$13.45	3,361,507
June 2020	$18.47	$15.79	1,540,899
July 2020	$22.71	$16.81	3,095,011
August 2020	$35.08	$22.25	6,566,425
September 2020	$29.70	$22.40	5,325,647
October 2020	$32.00	$23.63	6,549,188
November 2020	$38.87	$29.88	7,252,305
December 2020	$42.30	$36.00	4,405,862
January 2021	$60.91	$39.26	5,341,538
February 2021	$67.45	$49.40	4,419,260
March 2021	$66.90	$53.50	4,479,350
April 2021	$59.60	$43.52	5,121,850
May 2021	$53.88	$43.88	3,064,748
June 2021	$49.49	$43.20	2,773,854
July 1-8, 2021	$48.34	$45.50	472,639

The following table sets forth trading information (in US dollars) for the Trulieve Subordinate Voting Shares on the OTCQX (under the symbol “TCNNF”) for the months indicated, based on intraday trading numbers:

OTCQX	High Trading Price	Low Trading Price	Volume
May 2020	$14.03	$9.55	5,506,362
June 2020	$13.81	$11.50	3,763,490
July 2020	$16.97	$12.38	6,343,842
August 2020	$26.50	$16.50	11,594,449
September 2020	$23.75	$16.70	8,558,925
October 2020	$24.24	$17.37	9,186,687
November 2020	$30.00	$22.70	10,407,665
December 2020	$33.45	$28.24	7,991,519
January 2021	$48.98	$31.62	10,463,788
February 2021	$53.00	$38.50	9,595,879
March 2021	$53.73	$42.10	9,304,444
April 2021	$47.49	$34.52	8,773,796
May 2021	$44.00	$37.00	5,655,526
June 2021	$40.22	$35.22	5,854,562
July 1-8, 2021	$39.01	$36.26	1,379,068

Trading Price and Volume of 2019 Warrants

Trulieve’s 2019 Warrants are listed and trade on the CSE under the symbol “TRUL.WT”. The following table sets forth trading information (in Canadian Dollars) for the Trulieve 2019 Warrants on the CSE for the months indicated:

CSE	High Trading Price	Low Trading Price	Volume
May 2020	$4.72	$2.50	128,398
June 2020	$4.98	$3.91	73,164
July 2020	$8.00	$4.25	126,386
August 2020	$17.25	$8.00	371,091
September 2020	$15.25	$10.75	97,819
October 2020	$16.00	$12.00	161,634
November 2020	$24.25	$14.85	146,889
December 2020	$27.27	$22.83	127,277
January 2021	$43.24	$26.00	281,630
February 2021	$47.85	$32.21	252,363
March 2021	$48.77	$34.50	68,580
April 2021	$41.25	$27.10	62,901
May 2021	$36.38	$28.45	32,910
June 2021	$32.68	$27.00	59,077
July 1-8, 2021	$31.25	$29.58	3,104

Trading Price and Volume of 2019 Notes

Trulieve’s 2019 Notes are listed and trade on the CSE under the symbol “TRUL.DB.U”. The following table sets forth trading information (in Canadian Dollars) for the Trulieve 19 Notes on the CSE for the months indicated:

CSE	High Trading Price	Low Trading Price	Volume
May 2020	$98.00	$89.00	614,000
June 2020	$101.00	$97.01	632,000
July 2020	$101.00	$98.50	323,000
August 2020	$103.50	$100.50	564,000
September 2020	$107.00	$104.00	95,000
October 2020	$108.00	$104.00	654,000
November 2020	$106.00	$104.25	66,000
December 2020	$105.00	$100.50	550,000
January 2021	$105.00	$104.50	90,000
February 2021	$107.00	$105.50	71,000
March 2021	$107.75	$105.50	232,000
April 2021	$108.00	$105.00	854,000
May 2021	$109.00	$104.00	376,600
June 2021	n/a	n/a	n/a
July 1-8, 2021	$104.00	$104.00	5,000

Prior Sales

The following table summarizes details of the following securities that are not listed or quoted on a marketplace issued by Trulieve during the period June 4, 2020 to July 8, 2021:

Date of Issuance	Security	Number of Securities	Issue/Exercise Price Per Security ($)
June 4, 2020	Trulieve Subordinate Voting Shares (2)	2,723,311	C$	6.00
July 24, 2020	Trulieve Subordinate Voting Shares (2)	100	C$	17.25
July 24, 2020	Trulieve Subordinate Voting Shares (1)	2,683,400		N/A
July 28, 2020	Trulieve Subordinate Voting Shares (1)	97,520		N/A
July 29, 2020	Trulieve Subordinate Voting Shares (1)	645,752		N/A
July 31, 2020	Trulieve Subordinate Voting Shares (1)	10,835		N/A
July 31, 2020	Trulieve Subordinate Voting Shares (1)	5,418		N/A
August 4, 2020	Trulieve Subordinate Voting Shares (1)	346,085		N/A
August 5, 2020	Trulieve Subordinate Voting Shares (1)	113,735		N/A
August 10, 2020	Trulieve Subordinate Voting Shares (1)	1,260,000		N/A
August 19, 2020	Trulieve Subordinate Voting Shares (1)	348,200		N/A
August 19, 2020	Trulieve Subordinate Voting Shares (1)	1,276,900		N/A
August 19, 2020	Trulieve Subordinate Voting Shares (1)	1,140,800		N/A
August 19, 2020	Trulieve Subordinate Voting Shares (1)	2,680,000		N/A
August 19, 2020	Trulieve Subordinate Voting Shares (1)	4,184,900		N/A
September 1, 2020	Trulieve Subordinate Voting Shares (1)	7,585		N/A
September 9, 2020	Trulieve Subordinate Voting Shares (1)	5,417		N/A
September 21, 2020	Trulieve Subordinate Voting Shares (3)	4,715,000	C$	24.50
November 5, 2020	Trulieve Subordinate Voting Shares (1)	5,417		N/A
November 12, 2020	Trulieve Subordinate Voting Shares (4)	1,780,061	C$	27.27
November 5, 2020	Trulieve Subordinate Voting Shares (1)	32,505		N/A
January 21, 2021	Trulieve Subordinate Voting Shares (2)	2,000	US$	13.475
January 27, 2021	Trulieve Subordinate Voting Shares (2)	3,733	US$	13.475
January 27, 2021	Trulieve Subordinate Voting Shares (1)	3,021,100		N/A
February 1, 2021	Trulieve Subordinate Voting Shares (1)	108,350		N/A
February 5, 2021	Trulieve Subordinate Voting Shares (2)	133,408	US$	13.475
February 10, 2021	Trulieve Subordinate Voting Shares (2)	372,400	US$	13.475
February 10, 2021	Trulieve Subordinate Voting Shares (1)	9,318		N/A
February 11, 2021	Trulieve Subordinate Voting Shares (2)	6,400	US$	13.475
February 12, 2021	Trulieve Subordinate Voting Shares (2)	4,400	US$	13.475
February 19, 2021	Trulieve Subordinate Voting Shares (2)	900	US$	13.475
February 22, 2021	Trulieve Subordinate Voting Shares (2)	40,000	US$	13.475
March 10, 2021	Trulieve Subordinate Voting Shares (2)	38,200	US$	13.475
March 23, 2021	Trulieve Subordinate Voting Shares (2)	1,100	US$	13.475
April 1, 2021	Trulieve Subordinate Voting Shares (2)	5,700	US$	13.475
April 5, 2021	Trulieve Subordinate Voting Shares (2)	34,500	US$	13.475
April 9, 2021	Trulieve Subordinate Voting Shares (2)	37,000	US$	13.47
April 12, 2021	Trulieve Subordinate Voting Shares (3)	5,750,000	C$	50.00
April 27, 2021	Trulieve Subordinate Voting Shares (1)	21,673		N/A
May 5, 2021	Trulieve Subordinate Voting Shares (5)	60,342	C$	62.826
May 19, 2021	Trulieve Subordinate Voting Shares (2)	23,200	US$	13.47
June 8, 2021	Trulieve Subordinate Voting Shares (6)	11,658	US$	42.87
June 28, 2021	Trulieve Subordinate Voting Shares (7)	237,881	US$	27.32
July 2, 2021	Trulieve Subordinate Voting Shares (8)	258,383	US$	18.38
July 6, 2021	Trulieve Subordinate Voting Shares (9)	1,009,336	US$	39.63

(1)	Issued pursuant to the conversion of Trulieve Multiple Voting Shares.
(2)	Issued pursuant to the exercise of Trulieve subordinate voting share purchase warrants.
(3)	Issued pursuant to the underwritten public offering of Trulieve Subordinate Voting Shares.
(4)	Issued in connection with the acquisition of PurePenn LLC and Keystone Relief Centers LLC.
(5)	Issued in connection with the acquisition of Mountaineer Holding LLC.
(6)	Issued in connection with the acquisition of Solevo Wellness West Virginia LLC.
(7)	Issued in connection with the acquisition of a licensed adult use dispensary location from Nature’s Remedy of Massachusetts, Inc. in Worcester, MA.
(8)	Issued in connection with the acquisition of certain assets from Patient Centric of Martha’s Vineyard Ltd.
(9)	Issued in connection with the acquisition of Anna Holdings LLC.

Financial Statements and Management’s Discussion and Analysis

Additional financial and other information is provided in Trulieve’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2020, and in Trulieve’s interim consolidated financial statements and management’s discussion and analysis for the three months ended March 31, 2021, which can be found in Appendix “L” hereto.

GOVERNANCE AND MANAGEMENT OF THE COMBINED COMPANY

Harvest currently expects the existing management of Trulieve to remain in place at and after the Effective Time. There have been no definitive determinations between Trulieve and Harvest regarding the role that Harvest management may play in the Combined Company. See “Information Concerning Trulieve” and Appendix “K” for more information about the governance and management of Trulieve.

DESCRIPTION OF THE COMBINED COMPANY CAPITAL STOCK

The following summary of certain provisions of securities of the Combined Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Current Trulieve Charter, the Current Trulieve Bylaws and the provisions of applicable law. A copy of the Trulieve Charter is attached to this Circular as Appendix “L.”

General

The total amount of the Combined Company’s authorized capital stock consists of unlimited Trulieve Subordinate Voting Shares of, no par value per share, and unlimited shares of Trulieve Multiple Voting Shares, no par value per share. If the Exchange Ratio is not downwardly adjusted by the Adjustment Factor prior to the Effective Time, the Combined Company is expected to have approximately 119,631,094 shares of Trulieve Subordinate Voting Shares outstanding immediately after the consummation of the Arrangement.

The following summary describes certain material provisions of the Combined Company’s capital stock. You are urged to read the Trulieve Charter in its entirety (a copy of which is attached to this Circular as Appendix “L”).

Trulieve Subordinate Voting Shares

The holders of Trulieve Subordinate Voting Shares of the Combined Company are not entitled to pre-emptive or other similar subscription rights to purchase any of the Combined Company’s securities. The Trulieve Subordinate Voting Shares are neither convertible nor redeemable.

Voting Rights

Holders of the Trulieve Subordinate Voting Shares are entitled to notice of and to attend any meeting of Trulieve Subordinate Voting Shareholders, except a meeting of which only holders of another particular class or series of shares shall have the right to vote. At each such meeting holders of Trulieve Subordinate Voting Shares shall be entitled to one vote in respect of each Trulieve Subordinate Voting Share held.

Alteration to Rights of Trulieve Subordinate Voting Shares.

As long as any Trulieve Subordinate Voting Shares remain outstanding, Trulieve may not, without the consent of the holders of the Trulieve Subordinate Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Trulieve Subordinate Voting Shares. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the Trulieve Subordinate Voting Shareholders, or (b) a resolution approved in writing by all of the Trulieve Subordinate Voting Shareholders holding shares that carry the right to vote on the matter at a Trulieve Subordinate Voting Shareholders meeting. Special rights and restrictions of the Trulieve Subordinate Voting Shares consist of the following special rights and restrictions included in Article 27 of the Trulieve articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Trulieve Subordinate Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Subdivision or Consolidation.

Dividends

Holders of Trulieve Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or Trulieve property. No dividend will be declared or paid on the Trulieve Subordinate Voting Shares unless Trulieve simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Multiple Voting Shares.

Liquidation Dissolution or Winding-Up

Upon the Combined Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Combined Company’s shareholders would be distributable ratably among the holders of Trulieve Subordinate Voting Shares after payment of liquidation preferences on any Combined Company Preferred Stock outstanding at that time.

The rights, preferences and privileges of holders of Trulieve Subordinate Voting Shares are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Combined Company may designate and issue in the future.

Rights to Subscribe; Pre-Emptive Rights

The Combined Company will not have any rights to repurchase shares of its common stock.

Subdivision or Consolidation.

The Trulieve Subordinate Voting Shares are not entitled to preemptive rights and is not subject to redemption.

Trulieve Multiple Voting Shares

Voting Rights

Holders of Trulieve Multiple Voting Shares are entitled to notice of and to attend at any meeting of Trulieve Subordinate Voting Shareholders, except a meeting of which only holders of another particular class or series of Trulieve Subordinate Voting Shares have the right to vote. At each such meeting, holders of Trulieve Multiple Voting Shares are entitled to one vote in respect of each Trulieve Subordinate Voting Share into which such Trulieve Multiple Voting Share could ultimately then be converted (100 votes per Trulieve Multiple Voting Share based on the current Trulieve MVS Conversion Ratio).

Alteration to Rights of Trulieve Multiple Voting Shares

As long as any Trulieve Multiple Voting Shares remain outstanding, Trulieve may not, without the consent of the holders of the Trulieve Multiple Voting Shares and Trulieve Super Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Trulieve Multiple Voting Shares. In connection with the exercise of the voting rights relating to any proposed alteration of rights, each holder of Trulieve Multiple Voting Shares has one vote in respect of each Trulieve Multiple Voting Share held. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the Trulieve Subordinate Voting Shareholders, or (b) a resolution approved in writing by all of the Trulieve Subordinate Voting Shareholders holding shares that carry the right to vote on the matter at a Trulieve Subordinate Voting Shareholders meeting. Special rights and restrictions of the Trulieve Multiple Voting Shares consist of the following special rights and restrictions included in Article 29 of the Trulieve articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Trulieve Multiple Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Conversion.

Dividends

Holders of Trulieve Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Trulieve Multiple Voting Shares into Trulieve Subordinate Voting Shares at the Trulieve MVS Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Trulieve Subordinate Voting Shares. No dividend may be declared or paid on the Trulieve Multiple Voting Shares unless Trulieve simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Subordinate Voting Shares and Trulieve Super Voting Shares.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of Trulieve, whether voluntary or involuntary, or in the event of any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of Trulieve Multiple Voting Shares, subject to the prior rights of the holders of any shares ranking in priority to the Trulieve Multiple Voting Shares, are entitled to participate ratably along with all other holders of Trulieve Multiple Voting Shares (on an as-converted to Trulieve Subordinate Voting Share basis), Trulieve Subordinate Voting Shares and Trulieve Super Voting Shares (on an as-converted to Trulieve Subordinate Voting Share basis).

Rights to Subscribe; Pre-Emptive Rights

Holders of Trulieve Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Trulieve Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Conversion

Subject to the Conversion Restrictions described below, holders of Trulieve Multiple Voting Shares have the following conversion rights:

Right to Convert

Each Trulieve Multiple Voting Share is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Trulieve Subordinate Voting Shares as is determined by multiplying the number of Trulieve Multiple Voting Shares by the Trulieve MVS Conversion Ratio applicable to such share in effect on the date the Trulieve Multiple Voting Share is surrendered for conversion. The initial Trulieve MVS Conversion Ratio for Trulieve Multiple Voting Shares is 100 Trulieve Subordinate Voting Shares for each Trulieve Multiple Voting Share, subject to adjustment as described below.

Mandatory Conversion

Trulieve may require each holder of Trulieve Multiple Voting Shares (including any holder of Trulieve Multiple Voting Shares issued upon conversion of the Trulieve Super Voting Shares) to convert all, and not less than all, the Trulieve Multiple Voting Shares at the applicable Trulieve MVS Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Trulieve Multiple Voting Shares):

A.

the Trulieve Subordinate Voting Shares issuable upon conversion of all the Trulieve Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Trulieve Subordinate Voting Shares under the United States Securities Act of 1933, as amended;

B.	Trulieve is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

C.

the Trulieve Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the CSE or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

Because each Trulieve Subordinate Voting Shares issuable upon conversion of all of the Trulieve Multiple Voting Shares is not registered for resale, Trulieve does not currently plan to require each holder of Trulieve Multiple Voting Shares to convert their Trulieve Multiple Voting Shares into Trulieve Subordinate Voting

Shares. Following any mandatory conversion of the Trulieve Multiple Voting Shares, there will be a substantial increase in the number of outstanding Trulieve Subordinate Voting Shares, which will result in dilution to existing holders of the Trulieve Subordinate Voting Shares.

Anti-Dilution

The Trulieve Multiple Voting Shares are subject to standard anti-dilution adjustments in the event Trulieve declares a distribution to holders of Trulieve Subordinate Voting Shares, effects a recapitalization of the Trulieve Subordinate Voting Shares, issues Trulieve Subordinate Voting Shares as a dividend or other distribution on outstanding Trulieve Subordinate Voting Shares, or subdivides or consolidates the outstanding Trulieve Subordinate Voting Shares. In the event such an anti-dilution adjustment occurs, it shall be effected by adjusting the Trulieve MVS Conversion Ratio applicable to the Trulieve Multiple Voting Shares at such time. As a result, holders of Trulieve Multiple Voting Shares shall be entitled to (i) a proportionate share of any distribution as though they were holders of the number of Trulieve Subordinate Voting Shares into which their Trulieve Multiple Voting Shares are convertible as of the record date fixed for determination of the holders of Trulieve Subordinate Voting Shares entitled to receive such distribution and (ii) receive, upon conversion of Trulieve Multiple Voting Shares, the number of Trulieve Subordinate Voting Shares or other securities or property of Trulieve or otherwise, to which a holder of Trulieve Subordinate Voting Shares deliverable upon conversion would have been entitled in connection with a recapitalization or stock split.

No Fractional Shares and Certificate as to Adjustments

No fractional Trulieve Subordinate Voting Shares shall be issued upon the conversion of any share or shares of Trulieve Multiple Voting Shares and the number of Trulieve Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Trulieve Subordinate Voting Share.

Super Voting Shares

Voting Rights

Holders of Trulieve Super Voting Shares are entitled to notice of and to attend at any meeting of the Trulieve Subordinate Voting Shareholders, except a meeting of which only holders of another particular class or series of Trulieve Subordinate Voting Shares shall have the right to vote. At each such meeting, holders of Trulieve Super Voting Shares are entitled to two votes in respect of each Trulieve Subordinate Voting Share into which such Trulieve Super Voting Share could ultimately then be converted (200 votes per Trulieve Super Voting Share based on the current Trulieve SVS Conversion Ratio).

Alteration to Rights of Super Voting Shares.

As long as any Trulieve Super Voting Shares remain outstanding, Trulieve may not, without the consent of the holders of the Trulieve Super Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Trulieve Super Voting Shares. Consent of the holders of a majority of the outstanding Trulieve Super Voting Shares is required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Trulieve Super Voting Shares. In connection with the exercise of the voting rights in respect of any proposed alteration of rights, each holder of Trulieve Super Voting Shares has one vote in respect of each Trulieve Super Voting Share held. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the Trulieve Subordinate Voting Shareholders, or (b) a resolution approved in writing by all of the Trulieve Subordinate Voting Shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Trulieve Super Voting Shares consist of the following special rights and restrictions included in Article 28 of the Trulieve articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Super Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Conversion.

Dividends

Holders of Trulieve Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Trulieve Subordinate Voting Share basis) as to dividends and any declaration or payment of any dividend on the Trulieve Subordinate Voting Shares. No dividend is to be declared or paid on the Trulieve Super Voting Shares unless Trulieve simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Trulieve Subordinate Voting Share basis) on the Trulieve Subordinate Voting Shares and Trulieve Multiple Voting Shares.

Liquidation, Dissolution or Winding-Up.

In the event of Trulieve’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Trulieve’s assets among Trulieve Subordinate Voting Shareholders for the purpose of winding up Trulieve’s affairs, holders of Trulieve Super Voting Shares are, subject to the prior rights of the holders of any Trulieve Subordinate Voting Shares ranking in priority to the Trulieve Super Voting Shares, entitled to participate ratably along with all other holders of Trulieve Super Voting Shares (on an as-converted to Trulieve Subordinate Voting Share basis), Trulieve Subordinate Voting Shares and Trulieve Multiple Voting Shares (on an as-converted to Trulieve Subordinate Voting Share basis).

Rights to Subscribe; Pre-Emptive Rights

Holders of Trulieve Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Trulieve Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Conversion

Holders of Trulieve Super Voting Shares Holders have the following conversion rights:

Right to Convert

Each Trulieve Super Voting Share is convertible, at the option of the holder thereof, at any time after the date of issuance of such share at Trulieve’s offices or any transfer agent for such shares, into such number of fully paid and non-assessable Trulieve Multiple Voting Shares as is determined by multiplying the number of Trulieve Super Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial Trulieve SVS Conversion Ratio for the Trulieve Super Voting Shares is one Trulieve Multiple Voting Share for each Trulieve Super Voting Share, subject to adjustment as described below.

Automatic Conversion

A Trulieve Super Voting Share will automatically be converted (without further action by the holder thereof) into one Trulieve Multiple Voting Share upon the transfer by the holder thereof to anyone other than another Founder, an immediate family member of a Founder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by a Founder or immediate family members of a Founder or which a Founder or immediate family members of a Founder are the sole beneficiaries thereof, which Trulieve refers to as a Transfer Conversion. In addition, each Trulieve Super Voting Share held by a particular a Founder will automatically be converted without further action by the holder thereof into Trulieve Multiple Voting Shares at the Trulieve SVS Conversion Ratio for each Trulieve Super Voting Share held if at any time the aggregate number of issued and outstanding Trulieve Super Voting Shares beneficially owned, directly or indirectly, by that Founder and that Founder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Trulieve Super Voting Shares beneficially owned, directly or indirectly, by that Founder (and the Founder’s predecessor or transferor, permitted transferees and permitted successors) as of the date of completion of the Arrangement is less than 50%. Each Trulieve Super Voting Share will also automatically be converted, without further action by the holder thereof, into Trulieve Multiple Voting Shares at the Trulieve SVS Conversion Ratio for each Trulieve Super Voting Share held on March 21, 2021. Following the automatic conversion of the Trulieve Super Voting Shares into Trulieve Multiple Voting Shares, all shareholders will have one vote (i) per Trulieve Subordinate Voting Share held or (ii) in respect of each Trulieve Subordinate Voting Share into which a Trulieve Multiple Voting Share is convertible.

Anti-Dilution

The Trulieve Super Voting Shares are subject to standard anti-dilution adjustments in the event Trulieve declares a distribution to holders of Trulieve Multiple Voting Shares, effects a recapitalization of the Trulieve Multiple Voting Shares, issues Trulieve Multiple Voting Shares as a dividend or other distribution on outstanding Trulieve Multiple Voting Shares, or subdivides or consolidates the outstanding Trulieve Multiple Voting Shares. In the event such an anti-dilution adjustment occurs, it shall be effected by adjusting the Trulieve SVS Conversion Ratio applicable to the Trulieve Super Voting Shares at such time. As a result, holders of Trulieve Super Voting Shares shall be entitled to (i) a proportionate share of any distribution as though they were holders of the number of Trulieve Multiple Voting Shares into which their Trulieve Super Voting Shares are convertible as of the record date fixed for determination of the holders of Trulieve Multiple Voting Shares entitled to receive such distribution and (ii) receive, upon conversion of Trulieve Super Voting Shares, the number of Trulieve Multiple Voting Shares or other securities or property of Trulieve or otherwise, to which a holder of Trulieve Multiple Voting Shares deliverable upon conversion would have been entitled in connection with a recapitalization or stock split.

No Fractional Shares and Certificate as to Adjustments. No fractional Trulieve Multiple Voting Shares shall be issued upon the conversion of any share or shares of Trulieve Super Voting Shares and the number of Trulieve Multiple Voting Shares to be issued shall be rounded up to the nearest whole Trulieve Multiple Voting Share.

Transfer Agent

The transfer agent for the Trulieve Subordinate Voting Shares will be Odyssey Trust Company at its offices in Vancouver, British Columbia, or such other transfer agent as the Combined Company board of directors may determine from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Harvest is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Arrangement and related transactions. The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are based on the historical consolidated financial statements of Trulieve and Harvest, as adjusted to give effect to the Arrangement. The unaudited pro forma condensed combined balance sheets at December 31, 2020 and March 31, 2021 (the “pro forma balance sheets”) give effect to the Arrangement as if it had occurred on December 31, 2020. The unaudited pro forma condensed statement of operations for the year ended December 31, 2020 and the quarter ended March 31, 2021 (the “pro forma statement of operations”) give effect to the Arrangement as if it had occurred on January 1, 2020. Information included in the tables may not foot precisely due to rounding.

Due to timing constraints, as of the date of this proxy statement, Trulieve has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Harvest assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. Harvest expects preliminary purchase accounting including valuation to be completed after regulatory approvals and the Agreement has closed.

The pro forma financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Arrangement occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial condition and results of operations of the Combined Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including differences in accounting policies, elections, and estimates.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(in ‘000 of United States dollars)

	Harvest	Trulieve	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$106,948	$162,450	$269,398
Restricted cash	3,000	—	3,000
Accounts receivable, net	9,477	2,617	12,094
Notes receivable, current portion	8,412	—	8,412
Related party notes receivable, current portion	10,313	—	10,313
Inventory, net	45,193	103,910	149,103
Other current assets	5,380	25,180	30,560

Total current assets	188,723	294,157	482,880
Notes receivable, net of current portion	11,036	—	11,036
Property, plant and equipment, net	161,663	365,141	526,804
Right-of-use assets for operating leases, net	98,921	30,051	128,972
Related party right-of-use assets for operating leases, net	5,564	—	5,564
Right-of-use assets for finance leases, net	—	38,380	38,380
Intangible assets, net	272,886	91,968	364,854
Corporate investments	40,924	—	40,924
Goodwill	116,176	70,208	186,384
Assets held for sale	6,581	—	6,581
Other assets	22,618	7,549	30,167

Total Assets	$925,092	$897,455	$1,822,547

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	14,809	42,038	56,847
Other current liabilities	34,948	—	34,948
Contingent consideration, current portion	10,898	—	10,898
Income tax payable	26,826	42,415	69,241
Deferred revenue	—	6,780	6,780
Operating lease liability, current portion	2,061	3,324	5,385
Finance lease liability, current portion	—	4,344	4,344
Related party operating lease liability, current portion	142	—	142
Notes payable, current portion	29,713	2,000	31,713

Total current liabilities	119,397	100,900	220,297
Notes payable, net of current portion	240,046	4,000	244,046
Notes payable - related party	—	12,000	12,000
Warrant liability	37,261	—	37,261
Operating lease liability, net of current portion	98,072	28,326	126,398
Finance lease liability	—	36,294	36,294
Related party operating lease liability, net of current portion	5,557	—	5,557
Deferred tax liability	53,082	22,089	75,171
Total liabilities associated with assets held for sale	718	—	718
Construction finance liability	—	86,445	86,445
Other long-term liabilities	53	121,817	121,870

Total Liabilities	$554,186	$411,871	$966,057
Stockholders’ Equity
Capital stock	686,899	291,385	978,284
Warrants	—	44,431	44,431
Accumulated earnings (deficit)	(316,729)	149,768	(166,961)

Stockholders’ equity attributed to the Company	370,170	485,584	855,754
Non-controlling interest	736	—	736

Total Stockholders’ Equity	370,906	485,584	856,490

Total Liabilities and Stockholders’ Equity	$925,092	$897,455	$1,822,547

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2020

(in ‘000 of United States dollars)

	Harvest	Trulieve	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$78,055	$146,713	$224,768
Restricted cash	4,542	—	4,542
Accounts receivable, net	5,051	308	5,359
Notes receivable, current portion	21,556	—	21,556
Related party notes receivable, current portion	10,052	—	10,052
Inventory, net	36,862	98,312	135,174
Other current assets	5,280	19,815	25,095

Total current assets	161,398	265,148	426,546
Notes receivable, net of current portion	18,211	—	18,211
Property, plant and equipment, net	176,827	317,701	494,528
Right-of-use assets for operating leases, net	60,843	28,171	89,014
Related party right-of-use assets for operating leases, net	5,621	—	5,621
Right-of-use assets for finance leases, net	—	36,904	36,904
Intangible assets, net	272,118	90,144	362,262
Corporate investments	19,091	—	19,091
Acquisition deposits	50	—	50
Goodwill	116,041	74,100	190,141
Assets held for sale	6,585	—	6,585
Other assets	19,850	3,944	23,794

Total Assets	$856,635	$816,112	$1,672,747

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	10,755	41,902	52,657
Other current liabilities	28,896	—	28,896
Contingent consideration, current portion	17,985	—	17,985
Income tax payable	17,504	5,875	23,379
Deferred Revenue	—	7,178	7,178
Operating lease liability, current portion	2,906	3,154	6,060
Related party operating lease liability, current portion	135	—	135
Finance lease liability, current portion	—	3,877	3,877
Notes payable, current portion	20,910	2,000	22,910
Notes payable - related party	—	12,011	12,011

Total current liabilities	99,091	75,998	175,089
Notes payable, net of current portion	244,066	4,000	248,066
Warrant liability	20,908	—	20,908
Operating lease liability, net of current portion	58,637	26,450	85,087
Finance lease liability, net of current portion	—	35,058	35,058
Related party operating lease liability, net of current portion	5,595	—	5,595
Deferred tax liability	53,082	23,575	76,657
Total liabilities associated with assets held for sale	718	—	718
Construction finance liability	—	82,047	82,047
Other long-term liabilities	63	121,080	121,143

Total Liabilities	$482,160	$368,208	$850,368
Stockholders’ Equity
Capital stock	667,248	275,644	942,892
Warrants	—	52,570	52,570
Accumulated earnings (deficit)	(293,607)	119,690	(173,917)

Stockholders’ equity attributed to the Company	373,641	447,904	821,545
Non-controlling interest	834	—	834

Total Stockholders’ Equity	374,475	447,904	822,379

Total Liabilities and Stockholders’ Equity	$856,635	$816,112	$1,672,747

Unaudited Pro Forma Condensed Combined Statement of Operations

March 31, 2021

(in ‘000 of United States dollars)

	Harvest	Trulieve	Pro Forma Combined
Revenue, net of discounts	$88,826	$193,823	$282,649
Cost of goods sold	(40,908)	(58,559)	(99,467)

Gross profit	47,918	135,264	183,182

Expenses
General and administrative	26,276	12,709	38,985
Sales and marketing	898	44,558	45,456
Share-based compensation	4,862	—	4,862
Depreciation and amortization	2,529	5,434	7,963

Total expenses	34,565	62,701	97,266

Operating income (loss)	13,353	72,563	85,916
Other (expense) income
Gain on sale of assets	1,795	—	1,795
Other income (expense)	1,504	(38)	1,466
Fair value of liability adjustment	(24,434)	—	(24,434)
Foreign currency gain (loss)	12	—	12
Interest expense	(8,717)	(7,899)	(16,616)

Income (Loss) before taxes and non-controlling interest	(16,487)	64,627	48,140
Income taxes	(6,481)	(34,549)	(41,030)

Net income (loss) from continuing operations before non-controlling interest	(22,968)	30,078	7,110
Net income (loss) from discontinued operations, net of tax	—	—	—

Net income (loss) before non-controlling interest	(22,968)	30,078	7,110
Net income (loss) attributed to non-controlling interest	(154)	—	(154)

Net income (loss) after non-controlling interest	$(23,122)	$30,078	$6,956

Net income (loss) per share - basic	$(0.06)	$0.25	$0.04

Net income (loss) per share - diluted	$(0.06)	$0.24	$0.04

Weighted-average shares outstanding - basic	407,632,006	119,892,507	167,585,452

Weighted-average shares outstanding - diluted	407,632,006	127,589,096	175,282,041

Unaudited Pro Forma Condensed Combined Statement of Operations

December 31, 2020

(in ‘000 of United States dollars)

	Harvest	Trulieve	Pro Forma Combined
Revenue, net of discounts	$231,460	$521,533	$752,993
Cost of goods sold	(129,873)	(135,116)	(264,989)

Gross profit	101,587	386,418	488,005

Expenses
General and administrative	99,603	36,056	135,659
Sales and marketing	4,960	119,395	124,355
Share-based compensation	22,495	—	22,495
Depreciation and amortization	7,920	12,600	20,520
Fixed and intangible asset impairments	664	—	664

Total expenses	135,642	168,051	303,693

Operating income (loss)	(34,055)	218,367	184,312
Other (expense) income
Gain on sale of assets	11,752	—	11,752
Other income (expense)	17,185	(40,680)	(23,495)
Fair value of liability adjustment	(10,125)	—	(10,125)
Foreign currency gain (loss)	(63)	—	(63)
Interest expense	(38,612)	(20,237)	(58,849)
Contract asset impairment	(732)	—	(732)

Income (Loss) before taxes and non-controlling interest	(54,650)	157,450	102,800
Income taxes	(3,650)	(94,451)	(98,101)

Net income (loss) from continuing operations before non-controlling interest	(58,300)	62,999	4,699
Net income (loss) from discontinued operations, net of tax	(1,278)	—	(1,278)

Net income (loss) before non-controlling interest	(59,578)	62,999	3,421
Net income (loss) attributed to non-controlling interest	(52)	—	(52)

Net income (loss) after non-controlling interest	$(59,630)	$62,999	$3,369

Net income (loss) per share - basic	$(0.16)	$0.55	$0.03

Net income (loss) per share - diluted	$(0.16)	$0.53	$0.03

Weighted-average shares outstanding - basic	354,757,211	113,572,379	155,078,973

Weighted-average shares outstanding - diluted	354,757,211	118,325,724	159,832,318

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in ‘000 of United States dollars, except for shares, warrants, per share amounts and per warrant amounts, unless otherwise noted)

1.	Basis of Presentation

The pro forma financial statements represent the Combined Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2021 and December 31, 2020, and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020. The pro forma financial statements are based on the historical consolidated financial statements of Harvest and Trulieve, adjusted to give effect to the Arrangement, and should be read in conjunction with the historical financial statements from which they are derived.

The pro forma financial statements are presented in United States dollars (“USD”) and prepared in accordance with GAAP.

The pro forma balance sheets give effect to the Arrangement as if it had occurred on December 31, 2020. The pro forma statements of operations give effect to the Arrangement as if it had occurred on January 1, 2020.

In preparing the unaudited pro forma condensed combined balance sheets and statements of operations in accordance with GAAP, the following historical information was used:

•	Harvest’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2021;

•	Trulieve’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2021;

•	Harvest’s Annual Report filed on Form 10-K for the year ended December 31, 2020; and

•	Trulieve’s Annual Report filed on Form 10-K for the year ended December 31, 2020.

The unaudited pro forma condensed combined balance sheets and statements of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above, which are incorporated by reference.

The pro forma financial statements have been prepared for illustrative purposes only and may not be indicative of the operating results or financial condition that would have been achieved if the Arrangement had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position for any future period or as of any future date. The actual financial position and results of operations may differ materially from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma financial statements do not reflect operational and administrative cost savings that may be achieved as a result of the acquisition transaction.

2.	Estimated Purchase Price

Trulieve is the legal acquirer and, pursuant to the Arrangement Agreement, will exchange each outstanding Harvest common share for 0.1170 of a Trulieve common share (the “Exchange Ratio”).

Estimated consideration of approximately $1,943 million is based on Trulieve’s closing share price for the Trulieve Subordinated Voting Shares of $40.92 on May 7, 2021 (the “Measurement Date”). The value of purchase price consideration will change based on fluctuations in share price of Trulieve’s Subordinated Voting Shares and the number of Harvest Subordinated Voting Shares outstanding on the Effective Date. A 10% increase or decrease in Trulieve’s share price would increase or decrease both the purchase price and goodwill by approximately $194.3 million, respectively, and a 25% increase or decrease in Trulieve’s share price would increase or decrease both the purchase price and goodwill by approximately $485.7 million, respectively.

The following table summarizes the calculation of the estimated consideration hypothetically paid by Trulieve (in thousands, except share and per share data):

Harvest’s Subordinated Voting Shares outstanding as of December 31, 2020	405,755,490
Exchange Ratio	0.1170
Trulieve Subordinated Voting Shares hypothetically issued based on Exchange Ratio	47,473,392
Price per Trulieve Subordinated Voting Share on Measurement Date (May 7, 2021)	$40.92

Total estimated fair value of acquired Trulieve Subordinated Voting Shares	$1,942,611

3.	Pro Forma Earnings Per Share – Basic and Diluted

December 31, 2020
Pro forma earnings per Trulieve Subordinated Voting Shares- basic Historical basic weighted average Trulieve Subordinated Voting Shares at December 31, 2020	113,572,379
Historical weighted average Harvest Subordinated Voting Shares at December 31, 2020	354,757,211
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	41,506,594

Pro forma combined basic weighted average Trulieve Subordinated Voting Shares	155,078,973
Pro forma combined net income from continuing operations before non-controlling interest for the year ended December 31, 2020	$4,647
Pro forma combined earnings per Trulieve Subordinated Voting Shares—basic	$0.03

Pro forma earnings per Trulieve Subordinated Voting Shares - diluted
Historical diluted weighted average Trulieve Subordinated Voting Shares at December 31, 2020	118,325,724
Historical weighted average Harvest Subordinated Voting Shares at December 31, 2020	354,757,211
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	41,506,594

Pro forma combined diluted weighted average Trulieve Subordinated Voting Shares	159,832,318
Pro forma combined net income from continuing operations before non-controlling interest for the year ended December 31, 2020	$4,647
Pro forma combined earnings per Trulieve Subordinated Voting Shares – basic	$0.03

March 31, 2021
Pro forma earnings per Trulieve Subordinated Voting Shares- basic
Historical basic weighted average Trulieve Subordinated Voting Shares at March 31, 2021	119,892,507
Historical weighted average Harvest Subordinated Voting Shares at March 31, 2021	407,632,006
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	47,692,945

Pro forma combined basic weighted average Trulieve Subordinated Voting Shares	167,585,452
Pro forma combined net income from continuing operations before non-controlling interest for the year ended March 31, 2021	$7,110
Pro forma combined earnings per Trulieve Subordinated Voting Shares—basic	$0.04

March 31, 2021

Pro forma earnings per Trulieve Subordinated Voting Shares —diluted
Historical diluted weighted average Trulieve Subordinated Voting Shares at March 31, 2021	127,589,096
Historical weighted average Harvest Subordinated Voting Shares at March 31, 2021	407,632,006
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	47,692,945

Pro forma combined diluted weighted average Trulieve Subordinated Voting Shares	175,282,041
Pro forma combined net income from continuing operations before non-controlling interest for the year ended March 31, 2021	$7,110
Pro forma combined earnings per Trulieve Subordinated Voting Shares—basic	$0.04

ANNUAL MEETING MATTERS

PROPOSAL 2: SETTING NUMBER OF DIRECTORS

The Harvest Board currently consists of six directors and Harvest proposes to fix the number of directors at six for the ensuing year. Accordingly, at the Meeting, the Harvest Shareholders will be asked to fix the number of directors at six. The Harvest Board unanimously recommends a vote “FOR” setting the number of directors at six.

PROPOSAL 3: ELECTION OF DIRECTORS

At the Meeting, the Shareholders will be asked to elect the six nominees set forth below as directors for the ensuing year (or, if the Resolution is approved and the Arrangement is completed, for the period up to the Effective Time of the Arrangement).

Management of Harvest proposes to nominate at the Meeting the persons whose names are set forth below, each to serve as a director of Harvest until the next Meeting at which the election of directors is considered, or until his/her successor is duly elected or appointed, unless he/she resigns, is removed or becomes disqualified in accordance with the Articles of Harvest or the BCBCA. The persons named in the accompanying Proxy Instrument intend to vote for the election of such persons at the Meeting, unless otherwise directed. Management of Harvest does not contemplate that any of the nominees will be unable to serve as a director of Harvest.

The following table sets forth certain information regarding the nominees, their position with Harvest, their principal occupation during the last five years, the dates upon which the nominees became directors of Harvest and the number of Harvest Shares beneficially owned by them, directly or indirectly, or over which control or direction is exercised by them as of the Record Date.

Name, Position Held, and Place of Residence	Principal Occupation During Last Five Years	Date Became Director	Number and Percentage of the Super Voting, Multiple Voting and/or Subordinate Voting Shares (as applicable) Beneficially Owned or Controlled (1)
Steve White, Director and Chief Executive Officer, Tempe, AZ, USA	Founder and executive of Harvest	November 15, 2018	See footnote 1.

Elroy Sailor, Director and Chief Strategy Officer, Haymarket, VA, USA(4)	President and CEO of the J.C. Watts Companies	November 15, 2018	See footnote 1.

Mark Neal Barnard, Director, Singapore(3)(5)	CEO Octopus Global Holdings PTE Ltd.	November 15, 2018	See footnote 1.

Eula Adams, Director, Denver, CO(2)(4)(6)	CEO, Neuromonics, Inc.	November 2019	See footnote 1.

Scott Atkison, Director, Spokane, WA(2)(6)	Director and advisor to Bennett Industries, Inc. and former CEO of Idaho Forest Group	May 14, 2020	See footnote 1.

Ana Dutra, Director, Northfield, IL(2)(3)(5)(6)	CEO, Mandala Global Advisors	November 2019	See footnote 1.

Notes:

(1)

For a description of Harvest Shares beneficially owned or controlled, directly or indirectly, by each nominee, see the table under the heading “Security Ownership of Certain Beneficial Owners and Management” below.

(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Compliance Committee
(5)	Member of the Nominating and Corporate Governance Committee
(6)	Member of the Risk Committee

Below is a brief biography of each of the six nominees, all of whom are current directors of Harvest.

The Harvest Board unanimously recommends a vote “FOR” the election of each of the following nominees.

Eula L. Adams, Director, Age 71

Eula L. Adams has served as a director since December 2019. From November 2013 until August 2020, Mr. Adams served as the Chief Executive Officer of Neuromonics, Inc., a global medical device company catering to those suffering from tinnitus. Mr. Adams is a Certified Public Accountant and was an audit partner with Deloitte from 1972 to 1991. Mr. Adams served as an executive with First Data Corporation from 1991 to 2003, with responsibilities for credit card issuance, merchant services and money transfers and was a former global leader of Sun MicroSystems from 2004 to 2007. Mr. Adams has been serving as the Commissioner of the Colorado Department of Transportation since November 2019. Mr. Adams also serves on the board of directors of Intrado Corporation and serves on the board of directors of CareerWise Colorado and Volunteers of America Colorado. Mr. Adams holds a Bachelor of Science in Accounting from Morris Brown College and a Master of Business Administration from Harvard Business School.

Michael Scott Atkison, Director, Age 51

Michael Scott Atkison has served as a director since May 2020. Since 2017, Mr. Atkison has been serving as Director and Advisor to Bennett Industries, Inc., a closely held commercial real estate investment company of which he is a controlling shareholder. In addition, since 2017, Mr. Atkison has served as President of Insangu, LLC, a holding company which he owns, and which holds a controlling interest in five licensed cannabis dispensaries in the State of Washington. From 2008 through 2016, Mr. Atkison was the Chief Executive Officer of Idaho Forest Group, LLC, one of the largest privately held manufacturers of lumber in North America. Mr. Atkison is presently serving on the board of Mountain West Bank, based in Coeur d’Alene, Idaho, and as a director of RGB Holdings. Mr. Atkison began his career as an accountant with KPMG, holds a Bachelor of Science in Accounting from the University of Idaho and a Master of Business Administration from Gonzaga University.

Mark Neal Barnard, Chairman of the Harvest Board, Age 58

Mark Neal Barnard has served as a director since November 2018 and as chairman of the Harvest Board since March 2020. As a board member and steward of the organization, Mr. Barnard is responsible for advancing, and advocating for, Harvest’s mission through the planning of programs and operations in anticipation of industry trends.

After 23 years with Unilever in various senior international roles, Mr. Barnard was recruited to serve as the Chief Commercial Officer of Diageo PLC, where he served from 2008 until 2015. During his tenure at Diageo, Mr. Barnard was responsible for development and execution of Diageo’s sales and customer marketing strategy to ensure the achievement of long-term performance goals of the organization. In 2015, Mr. Barnard retired from full time international corporate roles to pursue his entrepreneurial passions. Since then, he has built a portfolio of roles supporting various private equity and consulting groups including The Blackstone Group, CVC Capital Partners and McKinsey Consulting and since October 2019, Mr. Barnard has served as the Chief Executive Officer of Octopus Group Holdings. Mr. Barnard also serves as an advisory board member of TRAX Image Recognition, a global advisor to McKinsey Consulting and a director of IQPS PTE. Ltd. Mr. Barnard does not have any prior experience in the cannabis industry; however, his private equity expertise and the multitude of corporate roles he held successfully with Unilever and Diageo, adds critical areas of expertise as he serves on the board of directors. Mr. Barnard holds a Bachelor of Communication from the University of Port Elizabeth.

Ana Dutra, Director, Age 57

Ana Dutra has served as a director since December 2019. From September 2014 until her retirement in September 2018, Ms. Dutra served as the Chief Executive Officer of The Executives’ Club of Chicago, a world-class senior executives organization focused on the development, innovation and networking of current and future business and community leaders. Prior to that, Ms. Dutra was a Proxy Officer and Chief Executive Officer of Korn/Ferry Consulting from 2007 until 2013. Since 2015, Ms. Dutra has served as a director of CME Group Inc. (Nasdaq: CME), a financial derivatives marketplace offering futures and options products for risk management. Ms. Dutra also serves as a director of First Internet Bank. A Brazilian native with business experience in over 25 countries, Ms. Dutra holds a Master’s Degree in Economics from Pontifical Catholic University of Rio de Janeiro, a Juris Doctor degree from Universidade do Estado do Rio de Janeiro and a Masters in Business Administration from Kellogg Business School at Northwestern University.

Elroy P. Sailor, Director and Chief Strategy Officer, Age 51

Elroy P. Sailor has served as a director since November 15, 2018 and assumed the role of Chief Strategy Officer in January 2020. As a board member and steward of the organization, Mr. Sailor is responsible for advancing, and advocating for, Harvest’s mission through the planning of programs and operations in anticipation of industry trends.

For the past 5 years Mr. Sailor has been the President and CEO of J.C. Watts Companies. Along with former Congressman J.C. Watts, Mr. Sailor co-founded J.C. Watts Companies in 2003, as a multi-industry business headquartered in Washington, D.C. with operations in Oklahoma and Texas, and serves on its board of directors. Mr. Sailor led a dynamic and talented executive management team to grow J.C. Watts Companies from start-up to an organization with revenues of $25 million. Mr. Sailor has also been serving on the board of directors of Insight America since January 2010.

Mr. Sailor served on the 2017 Trump-Pence Presidential Transition Team. He has served as a Senior Advisor to Reince Priebus, former Chairman of the Republican National Committee, and has served as Senior Advisor and Director of Strategic Programs for Rand Paul for President, 2016 Presidential Campaign. Because of Mr. Sailor’s political acumen, he was recently named as number 14 of Newsmax’s 50 Most Influential African-American Republicans and is one of the premier business executives and political operatives in Washington, D.C. Mr. Sailor’s philanthropic activity includes founding INSIGHT America, a non-profit organization co-chaired by thirteen U.S. Congressional Members. Mr. Sailor has served as a monthly commentator on American Urban Radio, ABC World News, and News One Now, hosted by Roland Martin.

Prior to starting his own business, Mr. Sailor served 13 years in various leadership positions throughout the federal and state governments and on political campaigns. As Director of Urban Affairs for then-Michigan Governor John Engler, Mr. Sailor managed urban development policy; as a Legislative Aide to then-U.S. Senator Spencer Abraham (R- MI), he led transportation, housing and economic development policy; and as Deputy Chief of Staff, U.S. House of Representatives, Republican Leadership Conference, Mr. Sailor managed and developed the Republican Five Point Urban Initiative and served as a liaison to the White House, members of Congress, governors and mayors. Mr. Sailor has extensive experience in managing international relations. Highlights of his international work includes leading a senior U.S. Congressional staff delegation to Botswana and Israel, an appointment by the U.S. State Department to serve as a U.S. Advisor to the African Development Bank Annual Summit in Ethiopia, and directing official U.S. Congressional delegations to Cote d’Ivoire, Nigeria, Ghana, Mali, Morocco and Senegal.

Mr. Sailor holds a Bachelor of Arts in Political Science from Morehouse College and is a graduate of the Michigan Political Leadership Program (MPLP), Michigan State University.

Steven M. White, Founder, Director and Chief Executive Officer, Age 47

Mr. White co-founded Harvest in 2012. After opening Harvest’s first dispensary in 2013, Mr. White worked there for several months fulfilling orders, performing reception duties, and consulting with patients. He quickly learned that he had the ability to help shape a company that gave people control over an aspect of their lives where they previously had very little – their health and wellness. This led Mr. White to instill a culture of education and empowerment at Harvest to provide patients much needed products, resources, and support. For example, Harvest’s facilities host a new patient orientation and monthly support group meetings for epilepsy, chronic pain, cancer, and PTSD. Under Mr. White’s direction, Harvest has also engaged in many community activities and events, including donating more than $500,000 to local charitable organizations, veterans, seniors, and patients in need. Mr. White founded and now serves on the board of directors of Harvesting Hope, a non-profit organization that supports young children suffering from seizure disorders. To date, Harvesting Hope has provided a wide range of services for over 100 families.

As Harvest’s Chief Executive Officer, Mr. White is responsible for license acquisition, organizational direction and strategy. He has also been instrumental in navigating state- and county-level regulatory audits, including, to date, more than one hundred state inspections across multiple states, four Americans for Safe Access Patient Focused Certifications, and more than fifty certified financial audits. Mr. White serves as the president and a member of the board of the Arizona Dispensary Association. In addition, he has done hundreds of interviews, speaking engagements, and provided expert testimony on a multitude of marijuana-related topics.

Mr. White graduated from Arizona State University Honors College summa cum laude with a Bachelor of Science in Political Science, while also winning an athletic national championship. Mr. White graduated from Washington & Lee University, School of Law, where he competed on the school’s National Moot Court team and served as a law journal editor. Mr. White entered private practice in 1999, and he practiced business, business litigation and regulatory law for two national law firms. In 2005, he founded his own boutique law firm and achieved an AV rating by Martindale, the highest possible rating for skill and ethics granted by that organization. There, Mr. White represented clients ranging from very large to start-ups across a variety of industries.

The persons named in the enclosed form of proxy or voting instruction form (if named and absent contrary directions) intend to vote the shares represented thereby FOR fixing the number of directors at six and the re-election of each of the aforementioned named nominees unless otherwise instructed on a properly executed and validly deposited proxy. Management does not contemplate that any nominees named above will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion.

Other Reporting Issuer Experience

As of the date of this Circular, other than as set out under the biographies above or in the section entitled “Governance – Directorships” below, none of the nominees for the Harvest Board are directors of other issuers that are reporting issuers (or the equivalent) in Canada or a foreign jurisdiction.

Cease Trade Orders, Bankruptcies and Penalties

None of the nominees for election as a director of Harvest is as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, a director, Chief Executive Officer or Chief Financial Officer of any company (including Harvest) that:

(i)

was the subject of a cease trade or similar order, or an order that denied the other company access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days that was issued while the proposed Director was acting as director, Chief Executive Officer or Chief Financial Officer; or

(ii)

was the subject of a cease trade or similar order, or an order that denied the other company access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days that was issued after the proposed Director ceased to be a director, Chief Executive Officer or Chief Financial Officer and which resulted from an event that occurred while that person was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer.

None of the nominees for election as a director of Harvest is as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, a director or executive officer of any issuer (including Harvest) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

None of the nominees for election as a director of Harvest is as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

None of the nominees for election as a director of Harvest is as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable securityholder in deciding whether to vote for the proposed Director.

Indebtedness of Directors and Executive Officers

At no time during the financial year ended December 31, 2020 or within 30 days of the date of this Circular has any director or executive officer of Harvest, any proposed nominee for election as a director of Harvest, or any associate of any such director, executive officer or proposed nominee, been indebted to Harvest or any of its subsidiaries.

FINANCIAL STATEMENTS

The audited consolidated financial statements of Harvest for the period ended December 31, 2020, together with the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021, will be placed before the Shareholders at the meeting.

PROPOSAL 4: APPOINTMENT OF AUDITORS

At the Meeting, the Shareholders will be asked to re-appoint Haynie & Company, LLC (“Haynie”), as auditors of Harvest to hold office until the next annual meeting of Shareholders, and to authorize the Harvest Board to fix the auditors’ remuneration and the terms of their engagement. Haynie was first appointed auditors of Harvest on November 13, 2018.

Harvest expects that a representative from Haynie will be present at the Meeting and will be available to respond to appropriate questions. Haynie will also be permitted to make a statement if it so desires.

Fees billed by Haynie to Harvest for the years ended December 31, 2020 and 2019 are included in the following table. All services and fees were preapproved by the Audit Committee.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Audit fees(1)	$598,000	$525,000
Audit related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—

Total fees	$598,000	$525,000

(1)

Audit Fees - These are fees for professional services performed by Haynie in connection with the audit of annual financial statements of Harvest and its subsidiaries. This category also includes reviews of financial statements included in the Form 10 filings of Harvest in 2019 and 2020, reviews of registration statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Fees charged for assurance and related services reasonably related to the performance of an audit, and not included under “Audit Fees.”
(3)	Fees charged (or estimated charges) for tax compliance, tax advice and tax planning services.
(4)	Fees for services other than disclosed in any other column.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Haynie’s core work, which is the audit of Harvest’s consolidated financial statement. The Audit Committee pre-approves each engagement of Harvest’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement

Services Provided by Haynie

All services rendered by Haynie are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Haynie for services are described in the above table.

Reliance on Certain Exemptions

At no time since the commencement of Harvest’s most recently completed financial year has Harvest relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110. Harvest is a “venture issuer” as defined in NI 52-110 and as such, is exempt from the requirements of Part 3 - Composition of the Audit Committee and Part 5 – Reporting Obligations of NI 52-110.

The Harvest Board unanimously recommends a vote “FOR” the resolution appointing Haynie as auditors of Harvest for the ensuing year and to authorize the Harvest Board to fix Haynie’s remuneration.

Audit Committee Report

The Audit Committee reviewed and discussed with management and Harvest’s independent auditors the audited consolidated financial statements included in Harvest’s 2020 Annual Report on Form 10-K. In addition, the Audit Committee has discussed with Harvest’s auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has also received the written disclosures and the letter from Harvest’s auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Harvest’s auditors that audit firm’s independence from Harvest and its management. Based on the review and discussions, the Audit Committee recommended to the Harvest Board that the audited financial statements be included in the 2020 Annual Report on Form 10-K, for filing with the SEC and the applicable Canadian provincial securities regulators. The 2020 Annual Report on Form 10-K is available on Harvest’s website at https://investor.harvesthoc.com/financials/default.aspx, under Harvest’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar and has been provided to the Harvest Shareholders with this Circular.

Submitted by the members of the Audit Committee of the Harvest Board

Eula L. Adams, Chair

Ana Dutra

Scott Atkison

INFORMATION CONCERNING THE HARVEST BOARD AND EXECUTIVE OFFICERS

The Articles of Harvest provide that the Harvest Board should not have fewer than three directors. Each director shall hold office until the close of the next annual general meeting of Harvest Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated. The Harvest Board currently consists of six directors, of whom four are considered to be independent persons.

The Articles of Harvest provide that the directors may, from time to time, appoint such officers as the directors determine. The directors may, at any time, terminate any such appointment. All members of management devote full time to Harvest’s business, and Harvest has entered into a non-competition or non-disclosure agreement with each member of management

The following table sets forth the individuals that are Harvest’s directors and executive officers as of July 12, 2021 and their respective positions.

Name	Age	Position
Eula L. Adams	71	Director
Michael Scott Atkison	51	Director
Mark Neal Barnard	58	Chairman of the Harvest Board
Ana Dutra	57	Director
Deborah K. Keeley	57	Chief Financial Officer
Joseph Edward Sai	48	Chief of Staff
Elroy P. Sailor	51	Director and Chief Strategy Officer
Nicole Stanton	49	Vice President, General Counsel and Secretary
Steven M. White	47	Founder, Director and Chief Executive Officer

Biographical Information

The following is biographical information for Harvest’s executive officers. Biographical information for Harvest’s directors, including Messrs. White and Sailor, appears in the section entitled “Annual Meeting Matters” elsewhere in this Circular.

Deborah K. Keeley, Chief Financial Officer, Age 57

Deborah K. Keeley joined Harvest in April 2020 as Vice President of Finance and Tax and accepted appointment as Chief Financial Officer in June 2020. Ms. Keeley also serves as Harvest’s Principal Accounting Officer. Over her 20+ year career, Ms. Keeley has held Chief Financial Officer, Chief Accounting Officer and VP Finance and Operations positions for both public and private companies. Most recently, from April 2014 to April 2020, she was the Senior Vice President—Finance and Operations of Cultural Experiences Abroad, a global educational company. Previously, Ms. Keeley was a Senior Vice President and Chief Accounting Officer for Mobile Mini, Inc., a NASDAQ-listed global portable storage company with over 130 locations. Ms. Keeley received her Bachelor of Science in Accounting from Arizona State University.

Joseph Edward Sai, Chief of Staff, Age 48

Joe Sai joined Harvest in December 2018 as the Chief of Staff. As Chief of Staff, Mr. Sai oversees and/or provides direction for several areas of the business, including expansion, acquisition, infrastructure development, cultivation and processing, Information Technology, compliance, loss prevention, and the development and implementation of standard operating procedures across business units. Mr. Sai has over 19 years of experience guiding operations across a variety of industries, specializing in rapid scaling, revenue generation, and process development for established multimillion-dollar organizations to co-founded startups. Mr. Sai began his career in the technology industry, negotiating services contracts with large companies for Interim Technologies (which later became Spherion Technologies) before joining Frontera Corp., an enterprise application development and hosting company, as a sales executive from startup to acquisition. After the sale of Frontera, Mr. Sai oversaw operations for Gilbert Electric, a Sacramento-based electrical contracting company, as the Vice President of Operations, helping increase company revenue by 350%. In 2004, Mr. Sai entered the mortgage and real estate industry, first with Ameriquest, and then on his own after creating a multi-state real estate and mortgage brokerage/bank. During the financial crisis in 2008, he transitioned his company from lending to asset management. While continuing to operate his real estate companies, in 2013 Mr. Sai joined Blue Sky Communications – a telecommunications company – first as Chief Operating Officer and then as Chief Executive Officer. During his tenure at Blue Sky from 2013 to January 2019 Mr. Sai scaled a 20-person, single-state operation into a 100-person organization, implementing a national infrastructure and overseeing the company’s full-service telecommunications operations. Mr. Sai received a Bachelor of Science in Business from California State University, Chico.

Nicole Stanton, Vice President, General Counsel & Secretary, Age 49

Since June 2019, Nicole Stanton has been serving as the Vice President, General Counsel and Secretary, overseeing Harvest’s legal department and compliance program. She is leading efforts to develop ethical best practices to position Harvest as the foremost vertically integrated cannabis company. In her role, Ms. Stanton navigates state regulations, provides legal advice on business strategy, including mergers and acquisitions and oversees the legal aspects of Harvest’s real estate, HR, corporate governance, and litigation.

Ms. Stanton joined the law firm of Quarles & Brady LLP in September 2001 and served as the office managing partner of the firm’s Phoenix office from December 2013 until October 2018 as well as the firm’s assistant general counsel from September 2009 until June 2019. As a veteran legal and ethics expert, Ms. Stanton was responsible for overseeing more than 100 lawyers and 75 professional legal staff in Phoenix, covering 11 different legal practice areas. Her practice has been in commercial litigation and real estate. Her storied success as defense counsel for several local and national law firms, along with representing accounting firms, financial institutions and insurance brokers, has garnered her an established and credible reputation across business practices. Ms. Stanton holds a Bachelor of Science in Communication from the University of Utah and a Juris Doctorate from the University of Arizona, College of Law.

Promoters

Each of Steven M. White, a founder, Chief Executive Officer and a member of the Harvest Board, and Jason Vedadi, who was a founder, Executive Chairman and a member of the Harvest Board until March 10, 2020, may be considered to be a promoter of Harvest. No other person or company has been at any time during the past five fiscal years a promoter of Harvest. The compensation arrangements between Harvest and Mr. White and Mr. Vedadi are described in detail in “Executive Compensation – Employment and Severance Agreements.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires Harvest’s directors, executive officers, and persons holding more than 10% of any of Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares or Harvest Super Voting Shares to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and Harvest must identify in its Annual Report on Form 10-K those persons who did not file these reports when due. Harvest’s directors, executive officers, or 10% owners became subject to the reporting requirements of Section 16(a) of the Exchange Act on January 4, 2021, and therefore there were no filings to be made in 2020.

GOVERNANCE

Corporate Governance

Corporate governance relates to the activities of the Harvest Board, the members of which are elected by and are accountable to the Harvest Shareholders, and takes into account the role of the individual members of management who are appointed by the Harvest Board and who are charged with the day-to-day management of Harvest. Canadian National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines which apply to all public companies. These guidelines are not intended to be prescriptive but to be used by issuers in developing their own corporate governance practices. The nominating and corporate governance committee (“Nominating and Corporate Governance Committee”) is appointed by the Harvest Board to, among other things, assist the Harvest Board in carrying out the responsibilities delegated by the Harvest Board relating to developing and maintaining Harvest’s corporate governance policies and any related matters required by applicable laws. The Harvest Board is committed to sound corporate governance practices, which are both in the interest of its stakeholders and contribute to effective and efficient decision making.

Pursuant to Canadian National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), as well as applicable provisions of United States securities law and regulation, Harvest is required to disclose its corporate governance practices, as summarized below. The Nominating and Corporate Governance Committee is tasked with reviewing and discussing with management disclosure of Harvest’s corporate governance practices. The Nominating and Corporate Governance Committee and the Harvest Board will continue to monitor such practices on an ongoing basis and, when necessary, implement such additional practices as it deems appropriate.

Board of Directors

Harvest’s business and affairs are managed, and all corporate powers are exercised, under the direction of the Harvest Board. The Harvest Board is responsible for the stewardship of Harvest and managing and supervising management of Harvest’s business and affairs, including providing guidance and strategic oversight to management. The Harvest Board has the authority to exercise all such powers of Harvest as are not, by the provisions of the BCBCA or by Harvest’s Articles, required to be exercised by the shareholders of Harvest. The Harvest Board establishes fundamental corporate policies and oversees Harvest’s performance and Harvest’s Chief Executive Officer and the other officers to whom the Harvest Board has delegated authority to manage day-to-day business operations.

Directorship

The following table sets forth the directors of Harvest who currently hold directorships in other reporting issuers:

Director	Reporting Issuer (Exchange)
Ana Dutra	CME Group (Nasdaq: CME)
Eletrobas (NYSE: EBR)

Board Attendance

During 2020, there were 11 meetings of the Harvest Board. Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

Harvest has not adopted a formal policy on Harvest Board members’ attendance at its annual meeting of shareholders, although all members are encouraged to attend and historically most have done so. All Harvest Board members attended Harvest’s 2020 Annual Meeting of Shareholders.

Director Independence

Directors are considered to be independent if they have no direct or indirect material relationship with Harvest. A “material relationship” is a relationship which could, in the view of the Harvest Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. The independence of Harvest’s directors is determined in accordance with the provisions of NI 58-101, and under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The independence rules of Nasdaq and NI 58-101 include a series of objective tests, including generally that an “independent” person is not and has not within the last 3 years been employed by Harvest and will not be engaged in various types of business dealings with Harvest. In addition, the Harvest Board is required to make a subjective determination as to each person that no material relationship exists with Harvest either directly or as a partner, shareholder or officer of an organization that has a relationship with Harvest. It has been determined that four of Harvest’s directors are independent persons under the independence rules of Nasdaq and the meaning of the provisions of NI-58-101: Eula L. Adams, Scott Atkison, Mark Neal Barnard, and Ana Dutra. The Board has also determined that two of Harvest’s directors are non-independent by virtue of being employed by Harvest: Steven M. White and Elroy P. Sailor.

In making its determination regarding the independence of Mr. Atkison, the Harvest Board considered the fact that Mr. Atkison was a shareholder of Interurban Capital Group Inc. (“ICG”), which was acquired by Harvest pursuant to that certain Agreement and Plan of Merger and Reorganization dated March 10, 2020, and as a shareholder of ICG, Mr. Atkison received Harvest Multiple Voting Shares as consideration for his ownership interest in ICG. Certain of the consideration was paid prior to his service on the Harvest Board. The merger consideration is not compensation under Nasdaq Listing Rule 5605(a)(2)(B) because it was paid pro ratably to all ICG shareholders. Further, Nasdaq Listing Rule 5605(a)(2)(D) is not implicated by the merger with ICG because the merger consideration is a payment to the ICG shareholders rather than a payment for “property or services” to ICG itself as an organization. In addition, under these facts and circumstances, the merger consideration does not constitute a direct or indirect “consulting, advisory or other compensatory fee from the issuer or any subsidiary thereof,” as described in by Exchange Act Rule 10A-3(b)(1)(ii)(A). Based upon the foregoing, the Harvest Board concluded that Mr. Atkison’s role as a prior stockholder of ICG would not prohibit him from serving on the Harvest Board or audit committee.

The Harvest Board facilitates its exercise of independent judgment in carrying out its responsibilities by carefully examining issues and consulting with outside counsel and other advisors in appropriate circumstances. The Harvest Board requires management to provide complete and accurate information with respect to Harvest’s activities and to provide relevant information concerning the industry in which Harvest operates in order to identity and manage risks. The Harvest Board is responsible for monitoring Harvest’s officers, who in turn are responsible for the maintenance of internal controls and management information systems.

Historically, the Harvest Board has encouraged informal discussion among the independent directors. At each meeting of the Harvest Board, the Independent directors will meet for in camera sessions that will not be attended by non-independent directors and members of management at the end of each regular Harvest Board meeting (unless they waive such requirement).

Orientation and Continuing Education

The Nominating and Corporate Governance Committee has been tasked with developing and overseeing an onboarding program for new directors and a continuing education program for current directors. Although the Harvest Board has not adopted formal policies respecting continuing education for Harvest Board members at this time, new directors are encouraged to communicate with Harvest’s management, legal counsel, auditors and consultants, to keep themselves current with industry trends and developments and changes in legislation with management’s assistance, and to attend related industry seminars and visit Harvest’s operations. In addition, the Harvest Board and its committees receive periodic reports from management and external advisors as to new developments in regard to corporate governance, industry trends, changes in legislation and other issues affecting Harvest.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code of Conduct”). The Code of Business Conduct and Ethics is available on Harvest’s website at https://investor.harvesthoc.com/governance/governance-documents/default.aspx. Further, the Harvest Board has adopted a Disclosure Policy and an Insider Trading Policy (the “Policy”). Harvest will, upon request, provide a copy of each Policy free of charge to any Shareholder.

The Harvest Board expects Harvest’s directors, officers and employees to act ethically at all times and to acknowledge their adherence to the policies comprising the Code of Conduct. The Nominating and Corporate Governance Committee is currently tasked with monitoring compliance with the Code of Conduct, investigating any alleged breach or violation of the Code of Conduct, enforcing the provisions of the Code of Conduct, and reviewing the Code of Conduct periodically and recommending changes to the Harvest Board. Any material issues regarding compliance with the Code of Conduct are required to be brought forward by management at either the Harvest Board or appropriate committee meetings. The Harvest Board and/or appropriate committee shall determine what remedial steps, if any, are required. Any waivers from the Code of Conduct that are granted for the benefit of a director or executive officer may be granted only by the Harvest Board (or a committee thereof as designated by the Harvest Board). No waiver has ever been granted under the Code of Conduct.

Each director of Harvest must disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest. In addition, the director must excuse himself or herself from any discussion or decision on any matter in which the director is precluded from voting as a result of a conflict of interest.

Nomination of Directors

The Nominating and Corporate Governance Committee assists the Harvest Board in carrying out the responsibilities delegated to it relating to Harvest’s director nominations process and procedures. To carry out its oversight responsibilities, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Harvest Board for its approval, criteria to be considered in selecting nominees for director. Candidates are selected for, among other things, the mix of the directors’ skills and experience; an evaluation of whether the Harvest Board as a whole has the necessary tools to effectively perform its oversight function in a productive, collegial fashion; and an identification of qualifications and attributes that may be valuable in the future based on, among other things, the current directors’ skill sets, Harvest’s strategic plans and anticipated director exits. The Harvest Board has developed written position descriptions for the Chair as described in the Harvest Board of Directors Mandate & Corporate Governance Guidelines and for the chair of each Harvest Board committee, as described in the charter of each such committee.

Shareholder Recommendations

There have been no material changes to the procedures by which shareholders may recommend nominees to the Harvest Board. A nominating shareholder must provide timely notice in proper written form to the Chief Executive Officer of Harvest. To be considered proper written form, the notice must information about the proposed nominee, information on the nominee’s shareholdings in Harvest, and a statement as to whether the nominee would be independent. The nominating shareholder must also include identifying information and information with regard to the nominating shareholder’s holdings in Harvest and details of any proxy, contract, arrangement understanding or relationship pursuant to which such Nominating Shareholder or any joint actor has the right to vote any Shares of Harvest. Shareholder nominees for director should be sent c/o Nicole Stanton, Vice President, General Counsel and Secretary, Harvest Health & Recreation Inc., 1155 W. Rio Salado Parkway Suite 201, Tempe, Arizona 85281.

Harvest Board Committees

Harvest currently has an Audit Committee, a Risk Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Compliance Committee. The members of each are set out below:

Name of Member	Audit Committee	Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee
Steven M. White
Eula L. Adams	X(1)	X(1)			X
Mark Neal Barnard			X(1)	X
Ana Dutra	X	X	X	X(1)
Elroy P. Sailor					X(1)
Scott Atkison	X	X

(1)	Denotes chairperson.

Audit Committee

The Audit Committee assists the Harvest Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls. The Audit Committee reviews the financial reports and other financial information Harvest provides to regulatory authorities and Harvest’s Shareholders, as well as reviews Harvest’s system of internal controls regarding finance and accounting, including auditing, accounting and financial reporting processes.

Name of Member	Independent(1)	Financially Literate(2)
Eula L. Adams	Yes	Yes
Ana Dutra	Yes	Yes
Scott Atkison	Yes	Yes

(1)

A member of the audit committee is independent if he or she has no direct or indirect ‘material relationship’ with Harvest. A material relationship is a relationship which could, in the view of the Harvest Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer of Harvest, such as the President or Secretary, is deemed to have a material relationship with Harvest.

(2)

A member of the audit committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Harvest’s consolidated financial statements.

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. The Harvest Board has determined that Eula L. Adams meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC. See “Biographical Information” above for a description of the education and experience of each Audit Committee member.

The Harvest Board has adopted a written charter for the Audit Committee, which sets out the Audit Committee’s responsibilities in detail and is available on Harvest’s website at www.harvesthoc.com. The Audit Committee’s principal duties and responsibilities include assisting the Harvest Board in discharging the oversight of: (i) Harvest’s internal audit function; (ii) the integrity of Harvest’s consolidated financial statements and accounting and financial processes and the audits of Harvest’s consolidated financial statements; (iii) compliance with legal and regulatory requirements; (iv) external auditors’ qualifications and independence; (v) the work and performance of financial management and external auditors; and (vi) system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and risk management established by management and the Harvest Board. The Audit Committee has access to all books, records, facilities and personnel and may request any information about Harvest as it may deem appropriate. It will also have the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the Audit Committee.

At no time since the commencement of Harvest’s most recently completed fiscal year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Harvest Board.

During 2020, there were five meetings of the Audit Committee.

Compensation Committee

The Compensation Committee has the responsibility of assisting the Harvest Board in discharging its oversight responsibilities relating to the attraction, compensation, evaluation and retention of key senior management employees, and in particular the Chief Executive Officer, and the compensation of the non-executive members of the Harvest Board. In addition, the Compensation Committee is tasked with reviewing Harvest’s annual disclosure regarding executive compensation for inclusion where appropriate in Harvest’s disclosure documents. The Compensation Committee is also charged with annually reviewing the Stock and Incentive Plan and proposing changes thereto, approving any awards of Harvest Options under the Stock and Incentive Plan and recommending any other employee benefit plans, incentive awards and perquisites with respect to Harvest’s executive officers.

As of the date of this Circular, the following are the members of the Compensation Committee:

Name of Member	Independent(1)
Mark Neal Barnard	Yes
Ana Dutra	Yes

(1)

A member of the Compensation Committee is independent if he or she has no direct or indirect ‘material relationship’ with Harvest. A material relationship is a relationship which could, in the view of the Harvest Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer, such as the President or Secretary, is deemed to have a material relationship with Harvest.

The Harvest Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee’s responsibilities in detail and is available on Harvest’s website at www.havesthoc.com.

During 2020, there were four meetings of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Harvest Board in carrying out the responsibilities delegated by the Harvest Board relating to Harvest’s director nominations process and procedures. To carry out its oversight responsibilities, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Harvest Board for its approval, criteria to be considered in selecting nominees for director. Candidates are selected for, among other things, the mix of the directors’ skills and experience; an evaluation of whether the Harvest Board as a whole has the necessary tools to effectively perform its oversight function in a productive, collegial fashion; and an identification of qualifications and attributes that may be valuable in the future based on, among other things, the current directors’ skill sets, Harvest’s strategic plans and anticipated director exits. The Harvest Board has developed written position descriptions for the Chair as described in the Harvest Board of Directors Mandate & Corporate Governance Guidelines and for the chair of each committee of the Harvest Board, as described in the charter of each such committee. Additionally, Harvest’s Board of Directors Mandate & Corporate Governance Guidelines require that the Nominating and Corporate Governance Committee perform an annual evaluation of the effectiveness of the Harvest Board as a whole, its committees, and the contributions of individual directors.

The Nominating and Corporate Governance Committee is also responsible for reviewing, approving and reporting to the Harvest Board annually (or more frequently as required) on Harvest’s succession plans for its executive officers.

As of the date of this Circular, the following are the members of the Nominating and Corporate Governance Committee:

Name of Member	Independent(1)
Mark Neal Barnard	Yes
Ana Dutra	Yes

(1)

A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with Harvest. A material relationship is a relationship which could, in the view of the Harvest Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer, such as the President or Secretary, is deemed to have a material relationship with Harvest.

The Harvest Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets out the Nominating and Corporate Governance Committee’s responsibilities in detail and is available on Harvest’s website at www.havesthoc.com.

During 2020, there were four meetings of the Nominating and Corporate Governance Committee.

Risk Committee

The Risk Committee assists the Harvest Board in its oversight of Harvest’s management of key risks, including strategic and operational risks, as well as its guidelines, policies and processes for monitoring and mitigating such risks.

As of the date of this Circular, the following are the members of the Risk Committee:

Name of Member	Independent(1)
Eula L. Adams	Yes
Ana Dutra	Yes
Scott Atkison	Yes

(1)

A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with Harvest. A material relationship is a relationship which could, in the view of the Harvest Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer, such as the President or Secretary, is deemed to have a material relationship with Harvest.

The Harvest Board has adopted a written charter for the Risk Committee, which sets out the Risk Committee’s responsibilities in detail.

During 2020, there were five meetings of the Risk Committee.

Compliance Committee

The Compliance Committee assists the Harvest Board in its oversight of Harvest’s regulatory and compliance programs, management’s identification and evaluation of Harvest’s legal and regulatory compliance risks, as well as the guidelines, policies and processes related thereto.

As of the date of this Circular, the following are the members of the Compliance Committee:

Name of Member	Independent(1)
Eula L. Adams	Yes
Elroy P. Sailor	No

(1)

A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with Harvest. A material relationship is a relationship which could, in the view of the Harvest Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer, such as the President or Secretary, is deemed to have a material relationship with Harvest.

The Harvest Board has adopted a written charter for the Compliance Committee, which sets out the Compliance Committee’s responsibilities in detail.

During 2020, there were three meetings of the Compliance Committee.

Harvest Board Qualifications

Harvest believes that each of the members of the Harvest Board has the experience, qualifications, attributes and skills that make him or her suitable to serve as Harvest’s director, in light of Harvest’s highly regulated cannabis business, complex operations and large number of employees. See above under the heading “Biographical Information” for a description of the education and experience of each director.

Mr. Adams’ specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	Finance and financial reporting expertise; and

•	Operating and management experience.

Mr. Barnard’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	Finance and financial reporting expertise; and

•	Operating and management experience.

Ms. Dutra’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	Finance and financial reporting expertise; and

•	Operating and management experience.

Mr. Sailor’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	A deep regulatory and legislative background; and

•	Operating and management experience.

Mr. White’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	A deep understanding of entrepreneurship and of the industry; and

•	Operating and management experience.

Mr. Atkison’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;

•	A deep understanding of entrepreneurship and of the industry; and

•	Operating and management experience.

Harvest believes these qualifications bring a broad set of complementary experience to the Harvest Board’s discharge of its responsibilities.

Conflicts of Interest

Conflicts of interest may arise as a result of Harvest’s directors, officers and promoters also holding positions as directors or officers of other companies. Some of the individuals that are Harvest’s directors and officers have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where Harvest’s directors and officers will be in direct competition with Harvest. Conflicts, if any, will be subject to the procedures and remedies provided under the BCBCA.

Harvest Board Leadership Structure and Role in Risk Oversight

The Harvest Board determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Harvest Board members, executive officers and other members of senior management, the current business environment of Harvest and other relevant factors. After considering these factors, the Harvest Board determined that the appropriate leadership structure for Harvest at this time is a Board of Directors with an independent Chairman (Mr. Barnard) and a Chief Executive Officer (Mr. White) who also serves on the Harvest Board. The Harvest Board believes that the role of an independent Chairman enhances the Harvest Board’s oversight of Harvest management and helps to ensure that the Harvest Board is fully engaged with Harvest’s strategy and its implementation.

Harvest management is responsible for the day-to-day risk management of Harvest and the Harvest Board serves in a risk management oversight role. The Risk Committee assists the Harvest Board in fulfilling this oversight function. The Risk Committee and Harvest management periodically review various risks facing the company and the internal controls and procedures in place to manage such risks. The Risk Committee receives regular reports on Harvest’s operations from Harvest management and reviews these reports and makes inquiries in their business judgment.

Communications with the Harvest Board

Shareholders and other interested parties may contact any member (or all members) of the Harvest Board (including, without limitation, the non-management directors as a group), any committee of the Harvest Board or the chair of any such committee. Written correspondence may be sent addressed to the Harvest Board, any committee or any individual director, c/o Nicole Stanton, Vice President, General Counsel and Secretary, Harvest Health & Recreation Inc., 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281.

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

•	Harvest is or will be a participant;

•	the aggregate amount involved exceeds $120,000 in any fiscal year; and

•	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer or director of Harvest, any Harvest Shareholder owning more than 5% of any class of Harvest voting securities, or an immediate family member of any such person.

Any potential related party transaction that requires approval will be reviewed and overseen by the Audit Committee, and the Audit Committee will consider such factors as it deems appropriate to determine whether to approve, ratify or disapprove the related party transaction. The Audit Committee may approve the related party transaction only if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of Harvest and the Harvest Shareholders.

Transactions with Related Parties

Since the beginning of the 2020 fiscal year, Harvest has entered into related party transactions as follows:

On March 10, 2020, Jason Vedadi resigned as Harvest’s Executive Chairman and member of the Board of Directors. In connection with his resignation, Mr. Vedadi agreed to (i) be available to Harvest as a strategic advisor as needed, (ii) maintain the current lockup schedule for his existing equity, (iii) exchange 1,000,000 Harvest Super Voting Shares held by Karma Capital LLC, an Arizona limited liability company controlled by Mr. Vedadi, for 10,200 Harvest Multiple Voting Shares (on an as-converted basis) held by Razor Investments, LLC, a Delaware limited liability company controlled by Mr. White, (iv) forego 2,500,000 stock options and any cash compensation provided for in his employment agreement; (v) enter into a separate lease for premises which Harvest was leasing therefore causing the termination of its obligations on the remainder of a 10-year lease for premises which it has no longer targeted for deployment, (vi) accept its assignment of one Arizona license; (vii) non-compete provisions which will prohibit Mr. Vedadi from competing with Harvest in all but two jurisdictions in which it operates for a period of time; and (viii) certain other non-solicitation and non-interference prohibitions on his activities. The transactions with Mr. Vedadi are transactions agreed with an “insider” and are considered to be a “related party transaction.”

On February 9, 2021, Harvest cancelled 2,545 Harvest Multiple Voting Shares held by Mr. Vedadi in exchange for extinguishing its right of first refusal under the Separation Agreement. The number of Harvest Multiple Voting Shares is equal to an aggregate of $1,000,185 Harvest Subordinate Voting Shares divided by the closing sales price of $3.93 on February 5, 2021. The Harvest Multiple Voting Shares were convertible to Harvest Subordinate Voting Shares on a 1:100 basis. This transaction with Mr. Vedadi is a transaction agreed with an “insider” and is considered to be a “related party transaction.”

Notes receivable

Included in notes receivable are the following amounts due from related parties (in thousands).

	March 31, 2021	December 31, 2020
Secured promissory notes dated February 2020(1)	$6,732	$6,471
Secured revolving notes dated December 2018 through January 2019(2)	3,581	3,581
Total due from related party (current portion notes receivable)	$10,313	$10,052

(1)

Secured promissory note dated February 2020, and amended February 2021, in the aggregate principal amount of $6.7 million with maturity date February 2022; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $6.7 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steven M. White, the Chief Executive Officer of Harvest, and an entity in which Harvest has an investment interest. Harvest accounts for the investment interest under the equity method. During the three months ended March 31, 2021 and 2020, interest income was $0.1 million and less than $0.1 million, respectively.

(2)

Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25% interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. Harvest is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25 - 8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and Harvest in their sole discretion. No interest income was recorded during the three months ended March 31, 2021 and $0.1 million of interest income was recorded during the three months ended March 31, 2020.

In February 2021, Harvest issued $3.0 million to Harvest of Ohio, LLC, an Ohio limited liability company owned 49% by Steven M. White, the Chief Executive Officer of Harvest and an entity in which Harvest has an investment interest, in exchange for a $3.0 million secured promissory note. The note has a maturity date that is 30 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the State of Ohio; principal is due at maturity. The note has an interest rate of 17% per annum, due at maturity.

Leases

AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15-year term, and rent payments were approximately $215,000 for the year ended December 31, 2019. Rent payments were approximately $388,720 for the nine months ended September 30, 2020. Rent payments were approximately $0.1 million for both the three months ended March 31, 2021 and 2020. Jason Vedadi, the former Chairman of the Harvest Board, is the sole owner of AZRE2, LLC. AZRE2, LLC began receiving rental income from Harvest in August 2019 in the amount of $43,000 per month. $1,403,000 is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.

Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15-year term, and rent payments were approximately $125,454, $61,800 and $40,000 for the years ended December 31, 2019, 2018 and 2017, respectively. Rent payments were approximately $96,436 for the nine months ended September 30, 2020. Rent payments were less than $0.1 million for both the three months ended March 31, 2021 and 2020. Jason Vedadi, the former Chairman of the Harvest Board, is the sole owner of Karma Capital, LLC. Karma Capital, LLC has received approximately $285,000.00 in rental income since July 2017 and continues to receive approximately $10,609 per month in rental income from Harvest for the lease of the building.

Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15-year term, and rent payments were approximately $20,502 for the nine months ended September 30, 2020. Rent payments were less than $0.1 million for the three months ended March 31, 2021. There was also an additional fee paid of approximately $56,372 provided to the landlord for previous costs incurred to purchase the building. Each of Jason Vedadi, the former Chairman of the Harvest Board, Joseph Sai, Harvest’s Chief of Staff, and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the $40,000 rental income. $420,000.00 is due to SMRE LLC (an entity owned by Joseph Sai), Things Change LLC (an entity owned by Howard Hintz), and TJV-168 LLC (an entity owned by Jason Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $140,000 to Earbuds, LLC to acquire the property.

INFORMATION CONCERNING EXECUTIVE COMPENSATION

Overview of Executive Compensation

The Harvest Board is authorized to review and approve annually all compensation decisions relating to Harvest’s executive officers. In accordance with reduced disclosure rules applicable to emerging growth companies as set forth in Item 402 of Regulation S-K, this section explains how Harvest’s compensation program is structured for Harvest’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).

Compensation Governance

The Harvest Board has not adopted any formal policies or procedures to determine the compensation of Harvest’s executive officers. Historically, the compensation of the executive officers has been determined by the Harvest Board. In the second quarter of 2020, the Harvest Board undertook a review of its governance policies and procedures, which resulted in the Harvest Board reaffirming the Compensation Committee and approving an updated charter for the Compensation Committee. Under such charter, the compensation of the executive officers is determined by the Harvest Board, based on the recommendations of the Compensation Committee. Recommendations of the Compensation Committee are made considering the objectives discussed below and, if applicable, considering applicable industry data.

The Compensation Committee currently consists of two directors: Mark Neal Barnard (Chair) and Ana Dutra, each of whom has direct and indirect experience relevant to their roles as members of the Compensation Committee. Mark Neal Barnard and Ana Dutra are independent director members of the Compensation Committee.

The role and responsibility of the Compensation Committee is to assist the Harvest Board in discharging its oversight responsibilities relating to the attraction, compensation, evaluation and retention of key senior management employees, and in particular the Chief Executive Officer, with the skills and expertise needed to enable Harvest to achieve Harvest’s goals and strategies at fair and competitive compensation and appropriate performance incentives. The Compensation Committee has responsibility for fixing compensation levels for the directors and executive officers and for entering into employment, severance protection, change in control and related agreements and plans for the CEO and other executive officers. In addition, the Compensation Committee is charged with administering Harvest’s incentive compensation plans and equity-based plans in which the CEO and executive officers may participate (including the Stock and Incentive Plan) and approving any awards under such plans.

The Compensation Committee endeavors to ensure that the philosophy and operation of Harvest’s compensation program reinforces its culture and values, creates a balance between risk and reward, attracts, motivates and retains executive officers over the long-term and aligns their interests with those of Harvest’s Shareholders. In addition, the Compensation Committee is to review Harvest’s annual disclosure regarding executive compensation for inclusion where appropriate in Harvest’s disclosure documents.

Elements of Compensation

Base Salary

Base salary is the fixed portion of each executive officer’s total compensation. It is designed to provide income certainty. The Harvest Board has not adopted any formal policies or procedures to determine the compensation of Harvest’s executive officers. In certain cases, executive officers may elect to receive base salary in the form of restricted stock units, a combination of cash and restricted stock units, or deferred salary, all of which is clearly outlined in an employment offer letter or employment agreement. Base salaries will be determined on an individual basis, taking into consideration the past, current and potential contribution to Harvest’s success, the position and responsibilities of the named executive officers and competitive industry pay practices for other high growth, premium brand companies of similarly sized companies in the industry.

Annual Cash Bonus

An annual cash bonus or bonus is a short-term incentive that is intended to reward each executive officer for his or her individual contribution and performance of personal objectives in the context of overall corporate performance. Cash bonuses are designed to motivate executive officers to achieve personal business objectives, to be accountable for their relative contribution to Harvest’s performance, as well as to attract and retain executives. In determining compensation and, in particular, bonuses, the Compensation Committee considers factors over which the executive officer can exercise control, such as their role in identifying and completing acquisitions and integrating such acquisitions into Harvest’s business, meeting any budget targets established by controlling costs, taking successful advantage of business opportunities and enhancing Harvest’s competitive and business prospects.

In 2020, Harvest announced a bonus plan for all employees based upon Harvest’s meeting net revenue and adjusted EBITDA targets (to be weighted 50% for each). Harvest determined that Harvest’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and certain of Harvest’s other senior-level executives would not be eligible for a cash bonus in 2020.

Long-Term Equity Incentive Awards

The long-term component of compensation for executive officers, including the named executive officers, will be based on equity awards issued pursuant to the Stock and Incentive Plan. The Stock and Incentive Plan permits the grant of the following (collectively, the “Awards”): (i) nonqualified stock options and incentive stock options (collectively, “Harvest Options”); (ii) stock appreciate rights (“SARs”); (iii) restricted stock (“Restricted Stock”) and restricted stock units (“Harvest RSUs”); (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. This component of compensation is intended to reinforce management’s commitment to long term improvements in Harvest’s performance.

The purpose of the Stock and Incentive Plan is to promote the interests of Harvest and the Harvest Shareholders by aiding Harvest in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of Harvest, to offer such persons incentives to put forth maximum efforts for the success of the Harvest’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Harvest, thereby aligning the interests of such persons with the Harvest Shareholders.

Eligible Persons

Any of Harvest’s employees, officers, Non-Employee Directors (as such term is defined in the Stock and Incentive Plan), consultants, independent contractors, or advisors providing services to Harvest or any affiliate, or any such person to whom an offer of employment or engagement with Harvest or any affiliate is extended are eligible to participate in the Stock and Incentive Plan if selected by the Compensation Committee of Harvest (the “Participants”). The basis of participation of an individual under the Stock and Incentive Plan, and the type and amount of any Award that an individual will be entitled to receive under the Stock and Incentive Plan, will be determined by the Compensation Committee based on its judgment as to the best interests of Harvest and the Harvest Shareholders.

The maximum number of Harvest Subordinate Voting Shares that may be issued under the Stock and Incentive Plan shall not exceed, in the aggregate, 10% of the number of Harvest Subordinate Voting Shares outstanding. Notwithstanding the foregoing, a maximum of 20,000,000 Harvest Subordinate Voting Shares may be issued as ISOs, subject to adjustment as provided in the Stock and Incentive Plan. Any Harvest Shares covered by an Award or to which an Award relates that are not purchased or are forfeited or are reacquired by Harvest (including any Harvest Shares withheld by Harvest or Harvest Shares tendered to satisfy any tax withholding obligation on Awards or Harvest Shares covered by an Award that are settled in cash), or any Award that otherwise terminates or is cancelled without delivery of any Harvest Shares, shall again be available for granting Awards under the Stock and Incentive Plan, to the extent of any such forfeiture, reacquisition by Harvest, termination or cancellation.

In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Harvest Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Harvest Shares or other securities of Harvest, issuance of warrants or other rights to purchase Harvest Shares or other securities of Harvest or other similar corporate transaction or event affects the Harvest Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock and Incentive Plan, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Harvest Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Harvest Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitation on director awards (as detailed in the Stock and Incentive Plan). Such adjustment shall be made by the Compensation Committee or the Harvest Board.

Description of Awards

Harvest Options

The Compensation Committee is authorized to grant Harvest Options to Participants to purchase Harvest Subordinate Voting Shares that are either ISOs meaning they are intended to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code of 1986) (the “Code”), or NQSOs, meaning they are not intended to satisfy the requirements of Section 422 of the Code. Harvest Options granted under the Stock and Incentive Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Stock and Incentive Plan, the exercise prices will be determined by the Harvest Board but will, in no event, be less than the greater of the closing market price of the Harvest Subordinate Voting Shares on the CSE on (i) the trading day prior to the date of grant of the Harvest Options, and (ii) the date of grant of the Harvest Options. The maximum term of a Harvest Option granted under the Stock and Incentive Plan will be ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder). Payment in respect of the exercise of a Harvest Option may be made in cash, Harvest Shares, other securities, other Awards or other property, or by such other method as the Compensation Committee may determine to be appropriate.

Harvest SARs

A Harvest SAR entitles the recipient to receive, upon exercise of the Harvest SAR, the increase in the fair market value of a specified number of Harvest Subordinate Voting Shares from the date of the grant of the Harvest SAR and the date of exercise payable in Harvest Subordinate Voting Shares. The grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Harvest SAR shall be determined by the Compensation Committee.

Harvest Restricted Stock and Harvest RSUs

The Compensation Committee is authorized to grant an Award of Harvest Restricted Stock and Harvest RSUs (meaning a unit granted under the Stock and Incentive Plan evidencing the right to receive a Harvest Subordinate Voting Share (or a cash payment equal to the fair market value of a Harvest Subordinate Voting Share) at some future date) subject to such restrictions as the Compensation Committee may impose. Except as otherwise determined by the Compensation Committee or as provided in an Award agreement, upon a Participant’s termination of employment or service or resignation or removal as a director (in either case, as determined under criteria established by the Compensation Committee) during the applicable restriction period, all shares of Harvest Restricted Stock and all Harvest RSUs held by such Participant at such time shall be forfeited and reacquired by Harvest for cancellation.

Performance Awards

The Compensation Committee is authorized to grant performance awards to Participants, which (i) may be denominated or payable in cash, Harvest Subordinate Voting Shares (including Harvest Restricted Stock and Harvest RSUs), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments upon the achievement of objective performance goals during such performance periods as the Compensation Committee shall establish.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents under which the Participant is entitled to receive payments in a form determined by the Compensation Committee) equivalent to the amount of cash dividends paid by Harvest to holders of Harvest Subordinate Voting Shares with respect to a number of Harvest Subordinate Voting Shares determined by the Compensation Committee.

All Awards and Other Awards

Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of Harvest or an affiliate. Awards granted in addition to or in tandem with other Awards may be granted either at the same time or at different times. The date of grant, the number of Harvest Subordinate Voting Shares, the vesting period and any other terms and conditions of Awards granted pursuant to the Stock and Incentive Plan are to be determined by the Harvest Board, subject to the express provisions of the Stock and Incentive Plan.

The Harvest Board may also grant other share-based awards to Participants pursuant to the Stock and Incentive Plan. All such awards shall be granted on terms determined by the Harvest Board and shall be subject to the approval of the CSE, if required.

Description of Awards

Harvest may take such actions as it deems appropriate to ensure that all applicable federal, state, local and/or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets out securities authorized for issuance under equity compensation plans of Harvest as at December 31, 2020.

Plan Category	Number of Harvest Subordinate Voting Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Harvest Subordinate Voting Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by securityholders	13,699,644	$4.75	26,634,642
Equity compensation plans not approved by securityholders	—	—	—
TOTAL:	13,699,644	$4.75	26,634,642

Summary Compensation Table

The following table sets forth all compensation paid to or earned by the named executive officers in the last two (2) fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Steven M. White,	2020	750,000	—	—	—	—	—	276,213	1,026,213
Chief Executive Officer and Director(3)	2019	750,000	—	—	5,615,800	—	—	263,580	6,629,380
Jason Vedadi,	2020	164,423	—	—	—	—	—	60,664	225,087
Former Executive Chairman and Director(4)	2019	750,000	—	—	2,261,800	—	—	263,580	3,275,380
Ronald Goodson Former Chief Operating Officer(5)	2020	355,769	—	—	1,635,000	—	—	2,952	1,993,721
Elroy P. Sailor	2020	264,423	—	100,000	1,795,500	—	—	1,269	2,161,192
Chief Strategy Officer and Director(6)	2019	—	—	—	838,500	—	—	33,290	871,790

(1)

The amounts reported in the Stock Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect Harvest’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2020 are included in Note 16 of Harvest’s consolidated financial statements. The 2020 Stock Awards compensation reported for Mr. Sailor relates to an award of 86,725 restricted stock units granted to Mr. Sailor on October 6, 2020, which vested on December 31, 2020, and was granted to Mr. Sailor in connection with his service as a member of the Harvest Board during 2019.

(2)

The amounts reported in the Option Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect Harvest’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2020 are included in Note 16 of Harvest’s consolidated financial statements. The 2019 Option Award compensation for each of Mr. Vedadi and Mr. White reflects the issuance of Harvest Options granted on March 13, 2019, which entitle the holder of each such stock option to purchase one Subordinate Voting Share at an exercise price of C$10.20 until March 13, 2029, and vest in four equal installments of 25% on each of the first four anniversaries of the grant date. The Harvest Options granted to Mr. White and Mr. Vedadi on March 13, 2019 were surrendered by each of Mr. White and Mr. Vedadi on February 3, 2020 pursuant to an option surrender agreement. The 2020 Option Award compensation for Mr. Goodson reflects the issuance of Harvest Options granted on January 9, 2020 at an exercise price of C$4.07, 2020, which were to vest in four equal annual installments beginning on January 9, 2021. Following Mr. Goodson’s resignation effective as of December 31, 2020, all unvested Harvest Options were forfeited, and the expiry date of all vested Harvest Options was accelerated to March 31, 2021. The 2019 Option Award compensation for Mr. Sailor reflects 150,000 Harvest Options granted on March 13, 2019 at an exercise price of C$10.20, which vest in four equal annual installments beginning on March 13, 2020, all of which were issued in connection with Mr. Sailor’s service as a non-employee member of the Harvest Board in 2019. The 2020 Option Award compensation for Mr. Sailor includes (i) 750,000 Harvest Options granted on January 9, 2020 at an exercise price of C$4.07, which vest in four equal annual installments beginning on January 9, 2021, which were issued in connection with Mr. Sailor’s service as the Chief Strategy Officer, and (ii) 75,000 Harvest Options granted on February 3, 2020 at an exercise price of C$4.05, which vest in four equal annual installments beginning on March 13, 2020, which were issued in connection with Mr. Sailor’s service as a member of the Harvest Board in 2020.
(3)

Mr. White was appointed as Harvest’s Chief Executive Officer and elected to the Harvest Board effective November 15, 2018 in connection with the RTO Transaction. The compensation disclosed for Mr. White is for his position as Harvest’s Chief Executive Officer and he was not separately compensated as a director. Mr. White’s reported 2019 All Other Compensation includes a monthly stipend in the amount of $23,000 per month, resulting in an aggregate annual amount of $263,424 and $156 in life insurance premiums paid by Randy Taylor Consulting LLC. Mr. White’s reported 2020 All Other Compensation includes a monthly stipend in the amount of $23,000 per month and $156 in life insurance premiums paid by Randy Taylor Consulting LLC, resulting in an aggregate annual amount of $276,156.

(4)

Mr. Vedadi was appointed as Harvest’s Executive Chairman and elected to the Harvest Board effective November 15, 2018 in connection with the completion of the RTO Transaction and resigned as the Executive Chairman and as a director in March 2020. The compensation disclosed for Mr. Vedadi is for his position as Harvest’s Executive Chairman and he was not separately compensated as a director. Mr. Vedadi’s reported 2019 All Other Compensation includes a monthly stipend in the amount of $23,000 per month, resulting in an aggregate annual amount of $263,424 and $156 in life insurance premiums paid by Randy Taylor Consulting LLC. Mr. Vedadi’s reported 2020 All Other Compensation includes a monthly stipend in the amount of $23,000 per month, prorated for his service in 2020, resulting in an amount of $60,507.67 and $156 in life insurance premiums paid by Randy Taylor Consulting LLC. Following Mr. Vedadi’s resignation, all unvested Harvest Options were forfeited, and the expiry date of all vested Harvest Options were relinquished by Mr. Vedadi effective as of the date of such separation. His 2020 base salary of $750,000 is prorated for his service in 2020, resulting in cash salary of $164,423.

(5)

Mr. Goodson was appointed Chief Operating Officer in January 2020 and resigned from Harvest effective December 31, 2020. Mr. Goodson’s 20220 All Other Compensation includes $2,796 in matching contributions to Harvest’s 401(K) Plan made on his behalf and $156 in life insurance premiums paid by Randy Taylor Consulting LLC.

(6)

Mr. Sailor was appointed Chief Strategy Officer in January 2020 and has served as a director since November 15, 2018. Mr. Sailor’s 2020 All Other Compensation reflects $1,269 in matching contributions to Harvest’s 401(K) Plan made on his behalf. Mr. Sailor’s 2019 All Other Compensation reflects $33,290 in cash fees paid to Mr. Sailor in connection with his services as a non-employee director of the Harvest Board during 2019.

Employment and Severance Agreements

Except as described below, Harvest does not have any contracts, arrangements, agreements or plans that provide for payments to a named executive officer.

Steven M. White’s Employment Agreement

On November 15, 2018, Harvest entered into an employment agreement with Steven M. White for a term of three years. The term is automatically renewed for a period of two years commencing on the third anniversary of commencement date and on each subsequent anniversary thereafter unless notice that the term will not be extended is given by Harvest or Mr. White not less than 180 days prior to the expiration of the term. The base salary for Mr. White payable under the agreement was $500,000 per annum, subject to up to a 50% increase beginning each calendar year starting on January 1, 2019. Mr. White’s annual salary for fiscal year 2019 was $750,000. White is entitled to a potential bonus of 300% of his base salary at target performance, 100% of base salary at threshold performance and 500% of his base salary for superior performance. In addition, Mr. White is entitled to participate in Harvest’s Stock and Incentive Plan and welfare benefit plans in effect from time to time for Harvest’s senior executives. In addition,

Mr. White, may receive a $5,000,000 bonus, payable in stock or cash, at Harvest’s sole discretion, if Harvest’s share price reaches $20 and averages that price or above for thirty consecutive days. If Harvest’s share price reaches $40 and averages that price or above for thirty consecutive days, Harvest shall pay Mr. White $10,000,000 in stock or cash, at Harvest’s election. Mr. White’s employment agreement was amended effective January 11, 2019 to provide each a discretional expense account of $23,000 per month.

In addition, Mr. White’s employment agreement contains customary confidentiality and noncompete covenants. Termination and change of control benefits under the employment agreement are described below under the heading “Termination and Change of Control Benefits.”

Jason Vedadi’s Separation Agreement

On November 15, 2018, Harvest entered into an employment agreement with Mr. Vedadi for a term of three years on the same terms as the employment agreement with Mr. White described above. On March 11, 2020, Mr. Vedadi ended his employment with Harvest. In connection with the separation, Mr. Vedadi and Harvest entered into a Separation Agreement and General Release, dated March 10, 2020, as amended (the “Separation Agreement”), pursuant to which Mr. Vedadi agreed to: (i) transfer 1,000,000 of his Harvest Super Voting Shares to Mr. White in exchange for 10,200 Harvest Multiple Voting Shares from Mr. White; (ii) surrender his 2,500,000 million stock options and any cash compensation upon his departure; (iii) assume all of Harvest’s obligations on the remainder of a 10-year lease for premises which Harvest has no longer targeted for deployment; (iv) non-compete provisions which will prohibit Mr. Vedadi from competing with Harvest in all but two jurisdictions in which Harvest operates for a period of time; (v) non-solicitation and non-interference prohibitions on his activities; and (vi) be available on a limited basis to assist Harvest with certain ongoing opportunities and for matters of strategic importance. In consideration of the terms above Harvest subsequently assigned one Arizona license to Mr. Vedadi. As discussed under “Transactions with Related Parties,” Harvest extinguished its right of first refusal under the Separation Agreement in exchange for cancellation by Mr. Vedadi of certain Harvest Multiple Voting Shares. On February 9, 2021, Harvest cancelled 2,545 Harvest Multiple Voting Shares held by Mr. Vedadi in exchange for extinguishing its right of first refusal under the Separation Agreement. The number of Harvest Multiple Voting Shares is equal to an aggregate market value of $1,000,185 divided by the closing sales price of the Harvest Subordinate Voting Shares on February 5, 2021, which was $3.93. The Harvest Multiple Voting Shares were convertible to Harvest Subordinate Voting Shares on a 1:100 basis. This transaction with Mr. Vedadi is a transaction agreed with an “insider” and is considered to be a “related party transaction.”

Ronald Goodson Separation Agreement

Mr. Goodson was appointed Chief Operating Officer in January 2020 and resigned from Harvest effective December 31, 2020. Harvest entered into a resignation agreement with Mr. Goodson which provided for the following: (i) payment of all accrued and unpaid base salary, (ii) a lump sum payment of $155,769.23 which represents a deferred portion of his compensation (pursuant to the terms of Mr. Goodson’s offer letter), and (iii) a lump sum payment equal to approximately two months’ payment for continuing COBRA health benefits. In addition, Mr. Goodson’s resignation agreement contains customary confidentiality and non-disparagement covenants.

Outstanding Equity Awards Table

The following table sets forth outstanding equity awards for Harvest’s named executive officers at fiscal 2020 year-end.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Steven M. White, Chief Executive Officer and Director	27,739	27,739	—	$7.21	11/14/2023	—	—	—
	1,222,261	1,222,261	—	$6.55	11/14/2028
Jason Vedadi, Former Executive Chairman and Former Director(1)	—	—	—	—	—	—	—	—
Elroy P. Sailor, Chief Strategy Officer and Director	75,000	75,000	—	$6.55	11/14/2028	—	—	—
	37,500	112,500	—	$7.65	3/13/2029
	—	750,000	—	$3.11	1/9/2030
	18,750	56,250	—	$3.05	2/3/2030
Ronald Goodson, Former Chief Operating Officer	—	750,000		$3.11	1/9/2030	—	—	—

(1)

Mr. Vedadi resigned as Harvest’s Executive Chairman in March 2020. Following Mr. Vedadi’s resignation, all unvested Harvest Options were forfeited, and the expiry date of all vested Harvest Options were relinquished by Mr. Vedadi effective as of the date of such separation.

(2)	These Harvest Options were granted with an exercise price of C$10.20, but have been converted into USD for the purpose of disclosure in this table.
(3)	These Harvest Options were granted with an exercise price of C$4.07, but have been converted into USD for the purpose of disclosure in this table.
(4)	These Harvest Options were granted with an exercise price of C$4.05, but have been converted into USD for the purpose of disclosure in this table.
(5)

Mr. Goodson resigned effective December 31, 2020. Following Mr. Goodson’s resignation, all unvested Harvest Options were forfeited, and the expiry date of all vested Harvest Options was accelerated to March 31, 2021.

Retirement Benefit Plans

Harvest, through one of Harvest’s operating Subsidiaries, Randy Taylor Consulting LLC, an Arizona limited liability company (“RTC”), established the Randy Taylor Consulting 401(k) Plan (the “401(k) Plan”), a tax-qualified, defined contribution retirement plan effective January 1, 2018. The 401(k) Plan was restated effective May 1, 2019. Each named executive officer is eligible to participate in the 401(k) Plan and the 401(k) Plan is generally available to eligible employees of RTC, and other Subsidiaries that have elected to participate in the 401(k) Plan. Participants in the 401(k) Plan are eligible to make before-tax contributions and Roth contributions and, if RTC elects, to receive discretionary matching and/or profit-sharing contributions.

Termination and Change of Control Benefits

Except as described below, Harvest does not have any contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following, or in connection with a termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of Harvest or a change in a named executive officer’s responsibilities.

The employment agreement for Mr. White provides for the following termination and change of control benefits: (i) in the event of termination by us: unpaid and earned base salary only; (ii) in the event of termination by Mr. White upon a breach by Harvest: base salary and bonus, base salary continuation for two years and health benefits for 24 months; (iii) in the event of the death or disability of Mr. White: base salary through the date of termination, pro-rated bonus for the calendar year, and health benefits for one year; (iv) in the event of the voluntary termination/resignation by Mr. White: unpaid and earned base salary only; (v) in the event of the termination by Harvest without cause and upon signed release from Mr. White: base salary, bonus, base salary continuation for three years, and health benefits for 24 months from the date of termination; and (vi) in the event of a change of control: five times the annual base salary, two years bonus and health benefits for 24 months.

DIRECTOR COMPENSATION

The following table sets forth all compensation paid to or earned by each of Harvest’s directors during fiscal year 2020, except for compensation with respect to Mr. Vedadi and Mr. White. Information with respect to the compensation of Mr. Vedadi and Mr. White is included above in the “Summary Compensation Table.” Information with respect to compensation earned by Mr. Sailor as an executive officer is also included above in the “Summary Compensation Table.” As Harvest’s executive officers, neither Mr. Vedadi nor Mr. White (other than as described above) received any compensation for service as a director during fiscal year 2020; however, as described above in the “Summary Compensation Table,” Mr. Sailor received (i) 75,000 Harvest Options granted on February 3, 2020 at an exercise price of C$4.05 and (ii) 86,725 restricted stock units granted on October 6, 2020, which vested on December 31, 2020, all in connection with his service as a non-employee director of the Harvest Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eula L. Adams(3)	8,333	100,000	327,000	—	—	—	435,333
Scott Atkison (3)(4)	—	63,836	—	—	—	—	63,836
Mark Neal Barnard(3)	—	150,000	160,500	—	—	—	310,500
Ana Dutra(3)	58,333	33,425	—	—	—	—	91,758
Elroy P. Sailor	—	—	160,500	—	—	—	160,500

(1)	Director cash compensation during fiscal year 2020.
(2)

The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect Harvest’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2020 are included in Note 16 of Harvest’s consolidated financial statements. The Option Award compensation for each of Mr. Barnard and Mr. Sailor reflects the issuance of 75,000 Harvest Options granted to each of Mr. Barnard and Mr. Sailor on February 3, 2020, which will entitle the holder of each such Option to purchase one Subordinate Voting Share at an exercise price of C$4.05 until February 3, 2030, and will vest in four equal annual installments beginning on March 13, 2020.

(3)

On December 31, 2020, 208,348 Harvest RSUs (each, a “Harvest 2021 RSU”) were granted to non-employee members of the Harvest Board, as additional compensation in connection with their anticipated service on the Harvest Board in 2021 pursuant to the Non-Employee Director Compensation Policy at a grant price of $2.16 per share. Each Harvest 2021 RSU entitles the holder to receive one Harvest Subordinate Voting Share and vests on December 31, 2021. As the 2021 Harvest RSUs relate to service by the non-employee directors in 2021, they have not been included in the “Director Compensation Table” for the year ended December 31, 2020.

(4)

Mr. Atkison was appointed to the Harvest Board in May 2020. This disclosure does not include up to 1,019.63 Harvest Multiple Voting Shares that are issuable to Mr. Atkison pursuant to that certain Agreement and Plan of Merger and Reorganization between Harvest and Interurban Capital Group, Inc. that are subject to indemnification claims pursuant to that agreement.

On August 3, 2020, the Harvest Board adopted a compensation policy for Harvest’s non-employee directors. Prior to such adoption, the Harvest Board did not have a formal compensation policy for non-employee directors. Under this policy, on January 1st of each calendar year, each non-employee director who is not the Chair of the Harvest Board will be granted Harvest RSUs with a target grant value of $100,000. In addition, each non-employee director who is serving as the Chair of the Harvest Board will be granted an additional number of

Harvest RSUs with a target grant value of $50,000. One-hundred percent of these annual awards will vest one year from the respective award date so long as, as of such vesting date, the non-employee director is (i) serving as a member of the Harvest Board, (ii) providing services to Harvest pursuant to a written agreement approved by the Harvest Board, or (iii) serving as a director, manager or providing services for Harvest or any subsidiary pursuant to a written agreement approved by the Harvest Board (the “Services”). If the non-employee director is not providing any of the Services as a result of a death, disability, or failure to be nominated by Harvest’s Shareholders, such non-employee director will receive a pro-rated portion of the award based on the actual number of days in which the Services were provided. Directors are not eligible to receive any other compensation, retainer, or fees under this policy, but are entitled to reimbursement for business expenses incurred in connection with the Services. On December 28, 2020, the Harvest Board approved the early issuance of the annual RSU grants for calendar year 2021 for all non-employee directors to be made on December 31, 2020 and such grants were made as of such date.

Compensation Committee Interlocks and Insider Participation

None of Harvest’s executive officers served as a member of the compensation committee (or other Harvest Board committee performing equivalent functions or, in the absence of any such committee, the entire Harvest Board) of another entity, one of whose executive officers served as Harvest’s director or on the Compensation Committee, during fiscal 2020. None of Harvest’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, during fiscal 2020.

Anti-Hedging Policy

Harvest’s insider trading policy prohibits all employees, including all executive officers, and all directors from, among other things, entering into hedging or monetization transactions relating to securities of Harvest. Specifically, employees and directors are prohibited from (i) engaging in short sales and buying or selling puts or calls or any derivative securities of Harvest stock, or otherwise participating in hedging transactions, and (ii) holding Harvest stock in a margin account or pledging Harvest stock as collateral for a loan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Harvest’s securities as of July 8, 2021 for (i) each member of the Harvest Board, (ii) each named executive officer (as defined below), (iii) each person known to Harvest to be the beneficial owner of more than 5% of Harvest’s securities and (iv) the members of the Harvest Board and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of Harvest’s securities is based on completed questionnaires and related information provided by such beneficial owners as of July 8, 2021. Except as indicated, all Shares of Harvest’s securities will be owned directly, and the person or entity listed as the beneficial owner has sole voting and investment power. The address for each director and executive officer is c/o Harvest Health & Recreation Inc., 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281.

	Subordinate Voting Shares		Multiple Voting Shares		Super Voting Shares		Total(1)		Voting(2)
Name, Position and Address of Beneficial Owner	Number Beneficially Owned	% of Total Subordinate Voting Shares	Number Beneficially Owned	% of Total Multiple Voting Shares	Number Beneficially Owned	% of Total Super Voting Shares	Total Number of Capital Stock Beneficially Owned	% of Total Capital Stock	% of Voting Capital Stock
Steven White(3) Director, Chief Executive Officer	1,250,000	0.49%	210,204	13.46%	2,000,000	100%	24,270,400	5.84%	51.91%
Scott Atkison(4) Director	59,011	0.02%	9,903	0.63%	0	0%	1,049,311	0.25%	0.13%
Eula Adams(5) Director	92,442	0.04%	0	0%	0	0%	92,442	0.02%	0.01%
Mark Neal Barnard(6) Director	348,450	0.14%	0	0%	0	0%	348,450	0.08%	0.04%
Ana Dutra(7) Director	30,899	0.01%	0	0%	0	0%	30,899	0.01%	0.00%
Elroy Sailor(8) Director and Chief Strategy Officer	349,225	0.14%	0	0%	0	0%	349,225	0.08%	0.04%
Jason Vedadi(9) Former Executive Chairman and Former Director	15,691,400	6.13%	168,536	10.79%	0	0%	32,545,000	7.86%	4.01%
Ronald Goodson(10) Former Chief Operating Officer	0	0%	0	0%	0	0%	0	0%	0%
All directors and executive officers as a group	18,288,769	7.09%	388,643	24.89%	2,000,000	100%	59,153,069	14.21%	56.15%
Hamner Drive, LLC(11)	20,561,896	8.03%	0	0%	0	0%	20,561,896	4.96%	2.53%

	Subordinate Voting Shares		Multiple Voting Shares		Super Voting Shares		Total(1)		Voting(2)
Name, Position and Address of Beneficial Owner	Number Beneficially Owned	% of Total Subordinate Voting Shares	Number Beneficially Owned	% of Total Multiple Voting Shares	Number Beneficially Owned	% of Total Super Voting Shares	Total Number of Capital Stock Beneficially Owned	% of Total Capital Stock	% of Voting Capital Stock
Daniel Reiner(12)	8,111,229	3.17%	297,306.70	19.04%	0	0%	37,841,899	9.14%	4.66%
JSJE LLC (13)	2,682,360	1.05%	95,366.40	6.11%	0	0%	12,219,000	2.95%	1.50%
Canes-178 LLC(14)	542,880	0.21%	84,562.20	5.41%			8,999,100	2.17%	1.11%
Matthew Waltz(15)	1,728,721	0.68%	100,833.10	6.46%	0	0%	11,817,031	2.85%	1.45%
Joe Sai(16)	0	0%	92,703.07	5.94%	0	0%	9,270,307	2.24%	1.14%

Notes:

(1)	Total Share values are on an as-converted basis.
(2)	The voting percentages differ from the beneficial ownership percentages in the total capital stock because Harvest’s classes of securities have different voting rights.
(3)

Includes the following: (i) 87,843 Harvest Multiple Voting Shares held by Slar Investments, LLC; (ii) 122,361 Harvest Multiple Voting Shares and 2,000,000 Harvest Super Voting Shares held by Razor Investments, LLC; (iii) 625,000 Harvest Options to purchase Harvest Subordinate Voting Shares that vested on November 14, 2019; and (iv) 625,000 Harvest Options to purchase Harvest Subordinate Voting Shares that vested on November 14, 2020.

(4)

Includes the following: 7,146 Harvest Multiple Voting Shares held by Bennett Asset Management. This disclosure does not include up to 1,019.63 Harvest Multiple Voting Shares that are issuable to Mr. Atkison pursuant to that certain Agreement and Plan of Merger and Reorganization between Harvest and Interurban Capital Group, Inc. that are subject to indemnification claims pursuant to that agreement. As of January 1, 2021, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Atkison will receive a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy.

(5)

As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Adams received a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy. On June 10, 2021, Mr. Adams voluntarily surrendered and cancelled 150,000 of his Harvest Options.

(6)

As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Mr. Barnard received a grant of Restricted Stock Units valued at $150,000 as compensation for 2021 Harvest Board and Board chair service, which will vest on December 31, 2021 subject to the requirements of such policy. On June 12, 2021, Mr. Barnard voluntarily surrendered and cancelled 225,000 of his Harvest Options.

(7)

As of December 31, 2020, pursuant to Harvest’s Non-Employee Director Compensation Policy, Ms. Dutra received a grant of Restricted Stock Units valued at $100,000 as compensation for 2021 Harvest Board service, which will vest on December 31, 2021 subject to the requirements of such policy.

(8)	On June 11, 2021, Mr. Sailor voluntarily surrendered and cancelled 225,000 of his Harvest Options.
(9)

Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. Includes the following: (i) 1,517,600 Harvest Subordinate Voting Shares and 18,270.00 Harvest Multiple Voting Shares held by Concinnity, LLC; (ii) 2,578,900 Harvest Subordinate Voting Shares and 31,046.00 Harvest Multiple Voting Shares held by Cobra Kai, LLC; (iii) 9,626,000 Harvest Subordinate Voting Shares and 97,362.00 Harvest Multiple Voting Shares held by Karma Capital, LLC; (iv) 105,000 Harvest Subordinate Voting Shares and 1,262.00 Harvest Multiple Voting Shares held by Karma Ventures, LLC; (v) 1,710,800 Harvest Subordinate Voting Shares and 20,596.00 Harvest Multiple

Voting Shares held by Rectitude, LLC; and (vi) 153,100 Harvest Subordinate Voting Shares held by All Knowing, LLC.
(10)

Mr. Goodson resigned from Harvest effective December 31, 2020. Following Mr. Goodson’s resignation, all unvested Harvest Options were forfeited and the expiry date of all vested Harvest Options was accelerated to March 31, 2021.

(11)

Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. Oakmont Corporation, the manager of Hamner Drive, LLC, holds sole voting and dispositive power over the Shares held by Hamner Drive, LLC.

(12)

Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. Includes the following: (i) 4,707.5 Harvest Multiple Voting Shares held by Dan Reiner, as the trustee for the Grantor Retained Annuity Trust; (ii) 254,939.2 Harvest Multiple Voting Shares held by High Alpine Advisors, LLC; and (iii) 548,280 Harvest Subordinate Voting Shares held by High Alpine Advisors, LLC. Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. On December 30, 2020, in accordance with the terms of a secured convertible note issued by a subsidiary of Harvest in favor of High Alpine Advisors, LLC, such indebtedness was converted into 205,594 Harvest Multiple Voting Shares.

(13)

Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. Jack Dunn, the manager of JSJE LLC, holds sole voting and dispositive power over the Shares held by JSJE LLC.

(14)

Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4. Abedon Saiz, the manager of Canes-178 LLC, holds sole voting and dispositive power over the shares held by Canes-178 LLC.

(15)	Based on reporting from Harvest’s transfer agent. Address: Odyssey Trust Company, 1230, 300-5th Avenue S.W., Calgary, AB, T2P 3C4.
(16)	Mr. Sai’s Harvest Multiple Voting Shares are held by HEIDLG1 LLC.

INTEREST OF EXPERTS

The following persons and companies have prepared certain sections of this Circular and/or Appendices attached hereto as described below.

Name of Expert(1)	Nature of Relationship
Moelis & Company LLC	Authors responsible for the preparation of the Moelis Fairness Opinion

Haywood Securities Inc.	Authors responsible for the preparation of the Haywood Fairness Opinion

Haynie & Company, LLC(2)	Auditors of Harvest

Notes:

(1)

To the knowledge of Harvest, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding Harvest Shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of Harvest or of any associate or Affiliate of Harvest.

(2)

Haynie & Company is independent with respect to Harvest within the meaning of the Rules of Professional Conduct of the Institute of Chartered Public Accountants of Ontario. Note (1) is not intended to apply to Haynie & Company.

HOUSEHOLDING INFORMATION

To reduce the expense of delivering duplicate proxy materials to Harvest Shareholders who may have more than one account holding Harvest Shares, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain Harvest Shareholders of record who have the same address and last name will receive only one copy of this Circular and, as applicable, any additional materials that are delivered pursuant to a request by such Harvest Shareholders until such time as one or more of these Harvest Shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Harvest Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a household mailing and you would like to have additional copies of this Circular mailed to you, please submit your request to Harvest’s Investor Relations at (480) 494-2261 or by emailing InvestorRelations@harvestinc.com. Harvest will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

The auditors of Harvest are Haynie & Company, LLC at its offices in Salt Lake City, Utah. The transfer agent and Registrar for the Harvest Shares is Odyssey Trust Company of Canada at its offices in Calgary, Alberta.

SHAREHOLDER PROPOSALS

If the Arrangement is consummated, we will not have public shareholders, and there will be no public participation in any future meeting of shareholders. However, if the Arrangement is not completed, we expect to hold an annual general meeting of Harvest Shareholders in 2022 for the fiscal year ending December 31, 2021 (the “2022 Annual Meeting”).

If the 2022 Annual Meeting occurs, the deadline to receive shareholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in Harvest’s proxy statement for the 2022 Annual Meeting will be March 23, 2022 (which is 120 calendar days before the first anniversary of the date Harvest’s proxy statement was released to Harvest Shareholders in connection with the prior year’s Annual Meeting of Harvest Shareholders). If the date of the 2022 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s Annual Meeting on August 11, 2021, then the deadline will be a reasonable time before we begin to print and mail the proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Part 5, Division 7 of the BCBCA sets forth the procedure by which a person who: (i) is a registered owner or beneficial owner of one or more Shares of Harvest that carry the right to vote at general meetings; and (ii) has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least two years before the date of the signing of the proposal, may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of Harvest (a “proposal”). The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of Harvest and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be: (i) supported in writing by registered or beneficial holders of shares that, in the aggregate, either (A) constitute at least 1% of the issued Shares of Harvest that carry the right to vote at general meetings; or (B) have a fair market value of at least C$2,000; (ii) accompanied by a declaration containing certain prescribed information as set out in Section 188(1)(d) of the BCBCA; and (iii) submitted to the registered office of Harvest at least three months before the anniversary of Harvest’s last annual general meeting. The preceding paragraph is a summary of the proposal provisions of the BCBCA and is not a comprehensive statement of the procedures to be followed by a shareholder who wishes to submit a proposal and is qualified in its entirety by reference to the full text of Sections 187 to 191 of the BCBCA.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as described herein, to the knowledge of Harvest, no “informed person,” proposed director, or any associate or affiliate of any of these persons, has any material interest, direct or indirect, in any transaction since January 1, 2020 or in any proposed transaction that has materially affected or would materially affect Harvest or any of its subsidiaries. An “informed person” means, among others, (i) a director or executive officer of Harvest or of a subsidiary of Harvest, (ii) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of Harvest or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of Harvest other than voting securities held by the person or company as underwriter in the course of a distribution, and (iii) a reporting issuer that has purchased, redeemed, or otherwise acquired any of its securities, for so long as it holds any of its securities.

ADDITIONAL INFORMATION

Additional information relating to Harvest may be found on Harvest’s SEDAR profile at www.sedar.com and on its EDGAR profile at www.sec.gov as well as at Harvest’s website at www.harvesthoc.com. The information contained on Harvest’s website is not incorporated by reference into this Circular. Financial information is provided in Harvest’s consolidated financial statements and Management’s Discussion and Analysis (“MD&A”) for the most recently completed financial year. Harvest Shareholders may contact the Vice President, General Counsel and Secretary of Harvest, Nicole Stanton, to request copies of Harvest’s consolidated financial statements and MD&A.

Pursuant to NI 51-102, Harvest is required to annually send a request form to registered holders and beneficial owners of Harvest’s securities, other than debt securities, that such registered holders and beneficial owners may use to request a copy of Harvest’s annual financial statements and MD&A, interim financial statements and

MD&A, or both. Registered holders and beneficial owners should review the request form carefully. Copies of these documents can also be found at www.sedar.com.

Harvest files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Harvest, who file electronically with the SEC. The address of that site is www.sec.gov.

APPROVAL OF THIS PROXY STATEMENT /

MANAGEMENT INFORMATION CIRCULAR

The contents and the provision of this Proxy Statement / Management Information Circular has been approved by the Board of Directors of Harvest.

DATED July 12, 2021.

/s/ Steven M. White

Steven M. White Director and Chief Executive Officer, on behalf of the Harvest Board

A copy of Harvest’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2020, will be furnished without charge to Harvest Shareholders upon written request to Secretary, 1155 W. Rio Salado Parkway Suite 201, Tempe, Arizona 85281. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting Harvest’s website at https://investor.harvesthoc.com/financials/default.aspx.

APPENDIX “A”

GLOSSARY OF DEFINED TERMS

“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any direct or indirect acquisition by any Person or group of Persons of Harvest Shares (or securities convertible into or exchangeable or exercisable for Harvest Shares) in a single transaction or a series of transactions, representing 20% or more of Harvest Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Harvest Shares), or (b) any direct or indirect acquisition by any Person or group of Persons of Harvest Shares (or securities convertible into or exchangeable or exercisable for Harvest Shares) representing 20% or more of votes attached to Harvest Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Harvest Shares), or (c) any direct or indirect acquisition by any Person or group of Persons of any assets of Harvest and/or one or more of the Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of Harvest and the Subsidiaries or representing 20% or more of the assets of Harvest and the Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Harvest most recently filed prior to such time as part of Harvest’s public disclosures) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving Harvest or any Subsidiary, and in each case excluding the Arrangement and the other transactions contemplated by the Arrangement Agreement and any transaction between Harvest and/or one or more of its wholly-owned Subsidiaries.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Adjusted Options” means Harvest Options as adjusted in accordance with Section 2.7(1) of the Arrangement Agreement, which provides that all outstanding Harvest Options, whether vested or unvested, shall, in accordance with the Stock and Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to acquire Harvest Shares and instead represent a right to receive Trulieve Shares.

“Adjusted RSUs” means Harvest RSUs as adjusted in accordance with Section 2.7(2) of the Arrangement Agreement, which provides that all outstanding Harvest RSUs, whether vested or unvested, shall, in accordance with the Stock and Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to receive Harvest Shares and instead represent a right to receive Trulieve Shares.

“Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing prior to the Closing Date, the Permitted Refinancing Adjustment Factor; or

(b)	if there has not been a Permitted Refinancing prior to the Effective Date, 1.00.

“Adverse Recommendation Change” means that, except as expressly permitted by Article 5 of the Arrangement Agreement, until the Effective Time or, if earlier, the termination of the Arrangement Agreement in accordance with Article 7 of the Arrangement Agreement, Harvest will not, except as otherwise provided in the Arrangement Agreement, and Harvest will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Harvest Board Recommendation; (ii) make, or permit any Representative of Harvest or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect; or (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (each of actions (i) through (iii) in this definition an “Adverse Recommendation Change”).

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

“Arrangement Agreement” means the Arrangement Agreement, dated May 10, 2021 between Trulieve Cannabis Corp. and Harvest Health & Recreation, Inc., including the Schedules thereto and Harvest Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Alternative Transaction Agreement” means any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) of the Arrangement Agreement relating to an Acquisition Proposal.

“Antitrust Approval” means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or been terminated and all Required Regulatory Approvals with respect to applicable antitrust laws shall have been received (or, for purposes of the Arrangement Agreement, been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Harvest and Trulieve, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by Harvest Shareholders at the Meeting to be substantially in the form and content set out in Appendix “E” of this Circular.

“Articles” means the Amended and Restated Articles of Harvest Health & Recreation Inc. adopted as of September 11, 2020.

“BCBCA” means the Business Corporations Act (British Columbia), as amended.

“Breaching Party” means, a Party to the Arrangement that has breached covenants, representations, warranties or other matters to the Arrangement, the Arrangement Agreement, or Plan of Arrangement that has caused the other Party to the Arrangement to seek to terminate the Arrangement Agreement owing to the actions of the other Party.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia, or Tallahassee, Florida are required by Law to be closed for business.

“Canadian Securities Laws” means the Securities Act (British Columbia), and any other applicable Canadian provincial and territorial securities Laws, rules, notices, promulgations and regulations and published policies thereunder.

“Cannabis Laws” means any U.S. federal law, civil, criminal, or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, processing, marketing, distribution, sale, transfer, possession, and use of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, including without limitation the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and any state controlled substances acts; provided that the applicable Person is in compliance with such state’s cannabis permitting and/or licensing regime.

“Cannabis License” means any temporary, provisional, or permanent permit, license, or authorization from or registration with any Governmental Authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, or transfer of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, whether for medical or recreational use.

“CBD” means cannabidiol.

“Circular” means the notice of the Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to Harvest Shareholders in connection with the Meeting, including any amendments or supplements thereto.

“Closing” means the closing of the Arrangement.

“Closing Date” means the date on which the Closing occurs.

“Closing Regulatory Approvals” means the Required Regulatory Approvals, excluding the local and state cannabis permits issued to Harvest or a Subsidiary in Arizona, Maryland and Pennsylvania.

“Combined Company” means Trulieve, following the Final Order and successful close of the Arrangement Agreement between Trulieve and Harvest, with Trulieve having acquired all Harvest Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“control” a Person (first Person) is considered to control another Person (second Person) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“CRA” means Canada Revenue Agency.

“CSA” means the U.S. Controlled Substances Act

“CSE” means the Canadian Securities Exchange.

“Depositary” means Odyssey Trust Company, or such other Person as the Parties may agree in writing.

“Disclosure Letter” means, for either Trulieve or Harvest, that letter delivered by such Party to the other Party disclosing certain exceptions to the representations and warranties of the Party delivering the letter.

“Dissent Notice” means the written notice of dissent pursuant to Section 242 of the BCBCA that must be sent to Harvest by any Harvest Shareholders that wish to exercise their Dissent Rights. Any Dissent Notice must Resolution must be received from Dissenting Harvest Shareholders by Harvest at Bennett Jones LLP, 666 Burrard Street, Suite 2500, Vancouver, British Columbia V6C 2X8, Attention: Alan Gardner (email: GardnerA@bennettjones.com) not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

“Dissent Rights” means the rights of dissent of registered Harvest Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement and under the provisions of Sections 237 to 247 of the BCBCA or in any other manner the Court may direct with respect to a shareholder resolution approving a plan of arrangement, which would allow such Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder’s shares.

“Dissent Shares” means the Harvest Shares held by a Dissenting Shareholder that is ultimately determined to be entitled to be paid the fair value of his, her or its Harvest Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights.

“Dissenting Harvest Shareholder” means a registered holder of Harvest Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights

“DOJ” means the United States Department of Justice.

“DRS” means Direct Registration System, enables investors to elect to hold their assets in book entry form directly with the issuer by leveraging DTC’s connectivity with FAST transfer agents.

“DRS Statements” means a direct registration statement representing a Harvest Shareholder’s ownership of Harvest Shares.

“Effective Date” means the date designated by Harvest and Trulieve by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in the Arrangement Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time on the Effective Date as the Parties agree in writing before the Effective Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.1170 of a Trulieve Subordinate Voting Share which, subject to the terms of the Arrangement Agreement, Harvest Shareholders will be entitled to receive, subject to adjustment by the Adjustment Factor, in return for each Harvest Subordinate Voting Share held.

“Expected Synergies” means certain estimates of cost savings, synergies and related expenses expected to be realized by the Combined Company following the Effective Time of the Arrangement.

“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, in a form acceptable to Harvest and Trulieve, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both Harvest and Trulieve, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Harvest and Trulieve, each acting reasonably) on appeal.

“FTC” means the Federal Trade Commission.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Harvest” means Harvest Health & Recreation Inc., a corporation existing under the BCBCA, together with its wholly owned Subsidiaries.

“Harvest 2019 Debt Offering” means the 2019 offering of (a) the Harvest Coupon Notes, and (b) units, with each unit being comprised of (i) Harvest 2019 Unit Notes and (ii) Harvest 2019 Warrants, that occurred in four tranches which closed on December 23, 2019, December 31, 2019, January 24, 2020, and February 13, 2020.

“Harvest 2019 Unit Notes” means the 9.25% senior secured notes of Harvest due December 19, 2022 issued pursuant to Harvest Senior Secured Note Indenture.

“Harvest 2019 Warrants” means the warrants to purchase Harvest Subordinate Voting Shares issued pursuant to the 2019 Harvest Warrant Indenture.

“Harvest 2019 Warrant Indenture” means the warrant indentures dated as of December 20, 2019 between Harvest and Odyssey Trust Company.

“Harvest 2020 Offering” means the bought deal offering in Canada completed on October 28, 2020, pursuant to which Harvest sold an aggregate of 20,354,080 Harvest 2020 Units at a price of $2.26 (US$1.72) per Harvest 2020 Unit for aggregate gross proceeds to Harvest of $46,000,221, or US$35.0 million, including an underwriters over-allotment option.

“Harvest 2020 Units” means units issued in the Harvest 2020 Offering, with each Harvest 2020 Unit consisting of one Harvest Subordinate Voting Share and one Harvest 2020 Warrant

“Harvest 2020 Warrants” means the warrants to purchase Harvest Subordinate Voting Shares issued pursuant to the Harvest 2020 Warrant Indenture.

“Harvest 2020 Warrant Indenture” means the warrant indenture dated as of December 20, 2019 between Harvest and Odyssey Trust Company.

“Harvest 9% Notes” means the 9% convertible promissory notes of Harvest in the principal aggregate amount of US$15,000,000 issued on December 31, 2019 and April 29, 2021, convertible into such number of Harvest Subordinate Voting Shares that is equal to the principal amount outstanding divided by the conversion price of US$3.6692.

“Harvest Allocation” means, with respect to a particular Permitted Refinancing:

(a)	if the Permitted Refinancing occurs prior to December 1, 2021, 1.000;

(b)	if the Permitted Refinancing occurs after November 30, 2021 but prior to January 1, 2022, 0.875;

(c)	if the Permitted Refinancing occurs after December 31, 2021 but prior to February 1, 2022, 0.750;

(d)	if the Permitted Refinancing occurs after January 31, 2022 but prior to March 1, 2022, 0.625; or

(e)	if the Permitted Refinancing occurs after February 28, 2022, 0.50.

“Harvest Board” means the board of directors of Harvest, as constituted from time to time.

“Harvest Board Recommendation” means the unanimous recommendation to Harvest Shareholders from the Harvest Board, following its receipt of legal and financial advice, to that the Harvest Shareholders vote in favor of the Arrangement as the Board has determined that the Arrangement is in the best interests of Harvest.

“Harvest Certificated Warrants” means the 3,502,666 warrants to purchase Harvest Subordinate Voting Shares issued by Harvest on May 10, 2019 and expiring on May 10, 2022.

“Harvest Convertible Debentures” means the 7% coupon, unsecured debentures of Harvest that are convertible into Harvest Subordinate Voting Shares at a conversion price of US$11.42 per Company Subordinate Voting Share at any time until May 9, 2022.

“Harvest Coupon Notes” means the 15% senior secured notes of Harvest due December 19, 2022.

“Harvest Debt” means the Harvest Junior Debt or Harvest Senior Debt, as applicable.

“Harvest Fairness Opinions” means, collectively, the Moelis Fairness Opinion and the Haywood Fairness Opinion.

“Harvest Junior Debt” means the Harvest Convertible Debentures.

“Harvest Junior Debt Refinancing Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing of the Harvest Junior Debt prior to the Closing Date, the amount of the Refinancing Adjustment Factor determined with respect to the Harvest Junior Debt; or

(b)	if there has not been a Permitted Refinancing of the Harvest Junior Debt prior to the Closing Date, nil.

“Harvest Multiple Voting Shares” means the shares in the capital of Harvest designated as multiple voting shares, each entitling the holder thereof to one hundred (100) votes per share at meetings of Harvest Shareholders

“Harvest MVS Conversion Ratio” means the “conversion ratio” as defined in the rights and restrictions attached to the Harvest Multiple Voting Shares in the Articles, as such conversion ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Harvest Multiple Voting Shares, expressed as the number of Harvest Subordinate Voting Shares for each Harvest Multiple Voting Share, which Harvest MVS Conversion Ratio as of the date of the Arrangement Agreement is 100.

“Harvest MVS Warrants” means the 14,350 warrants to purchase Harvest Multiple Voting Shares issued by Harvest on April 23, 2020 and expiring April 23, 2023.

“Harvest Notes” means, collectively, the Harvest 9% Note and the Harvest Senior Secured Notes.

“Harvest Options” means the outstanding options, whether nonqualified stock options or incentive stock options, if any, to purchase Harvest Subordinate Voting Shares, issued pursuant to the Stock and Incentive Plan.

“Harvest Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by Harvest in connection with the transactions provided for in the Arrangement Agreement up to a maximum of $1,500,000.

“Harvest RSUs” means the restricted share units issued under the Stock and Incentive Plan.

“Harvest Senior Debt” means the Harvest Senior Secured Notes.

“Harvest Senior Debt Refinancing Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing of the Harvest Senior Debt prior to the Closing Date, the amount of the Refinancing Adjustment Factor determined with respect to the Harvest Senior Debt; or

(b)	if there has not been a Permitted Refinancing of the Harvest Senior Debt prior to the Closing Date, nil.

“Harvest Senior Secured Note Indenture” means the trust indenture dated as of December 20, 2019 between Harvest and Odyssey Trust Company, as trustee, relating to the issuance by Harvest of the Harvest Senior Secured Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Harvest Senior Secured Note Supplemental Indenture” means a supplemental indenture by and between Harvest, Trulieve and Odyssey Trust Company, as trustee, to the Harvest Senior Secured Note Indenture complying with Section 10.1(b) of Harvest Senior Secured Note Indenture.

“Harvest Senior Secured Notes” means, collectively, the Harvest Coupon Notes and Harvest Unit Notes.

“Harvest Shareholders” means the registered and/or beneficial holders of the Harvest Shares, as the context requires.

“Harvest Shares” means, individually and collectively, the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and the Harvest Super Voting Shares, as the context requires.

“Harvest Special Committee” means the Special Committee of the Harvest Board created by the Harvest Board on March 14, 2021 to assess the whether Harvest should enter into the Arrangement Agreement.

“Harvest Subordinate Voting Shares” means the shares in the capital of Harvest designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at Harvest Shareholder meetings.

“Harvest Super Voting Shares” means the shares in the capital of Harvest designated as super voting shares, each entitling the holder thereof to two hundred (200) votes per share Harvest Shareholder meetings.

“Harvest Termination Fee” means a fee of US$100,000,000 to be paid by Harvest in the event of a Harvest Termination Fee Event.

“Harvest Termination Fee Event” means an event triggering the payment of the Harvest Termination Fee, which would occur if (i) the Board effects an Adverse Recommendation Change prior to the approval of the Arrangement Resolution at the Meeting; (ii) prior to the approval of the Arrangement Resolution, Harvest enters into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with Article 5 of the Arrangement Agreement; (iii) the Arrangement Resolution is not approved by Harvest Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate the Arrangement Agreement if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; (iv) the Effective Time does not occur prior to the Outside Date, provided however, that a Party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur was primarily cause by, or is a result of, a breach by such a Party of any of its obligations under the Arrangement Agreement; or (v) on the basis of a Willful Breach of a covenant.

“Harvest Voting Support Agreements” means the voting support agreements made between Trulieve and certain Harvest Shareholders, whereby such Harvest Shareholders have agreed to vote their Harvest Shares in support of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement.

“Harvest Voting Support and Lock-Up Agreements” means the voting support and lock agreements made between Trulieve and certain Harvest Shareholders, whereby such Harvest Shareholders have agreed to vote their Harvest Shares in support of the Arrangement Resolution and any other matters necessary for the consummation of the Arrangement and have also agreed to certain limitations on the transfer of such Harvest Shareholder’s Harvest Shares and the Trulieve Shares received as consideration for such Harvest Shareholder’s Harvest Shares.

“Harvest Warrants” means, collectively, (i) the Harvest 2019 Warrants, (ii) the Harvest 2020 Warrants, and (iii) the Harvest Certificated Warrants.

“Harvest Warrant Indentures” means the Harvest 2019 Warrant Indenture and the Harvest 2020 Warrant Indentures.

“Haynie” means Haynie & Company, LLC, the independent public auditor of Harvest.

“Haywood” means Haywood Securities Inc.

“Haywood Fairness Opinion” means the opinion of Haywood, dated May 9, 2021, addressed to the Harvest Special Committee to the effect that, as of the date of the opinion and based on and subject to the analysis referred to therein, the consideration to be received by Harvest Shareholders in respect of the Arrangement was fair, from a financial point of view, to the Harvest Shareholders.

“Holder” means Harvest Shareholders who beneficially own Harvest Shares and, pursuant to the Arrangement, either exchange their Harvest Shares for Trulieve Subordinate Voting Shares or are Harvest Dissenting Shareholders whose Harvest Shares are purchased by Harvest for cancellation, and who at all relevant times, for purposes of the Tax Act, (i) hold their Harvest Shares, and will hold any Trulieve Subordinate Voting Shares acquired pursuant to the Arrangement, as capital property, (ii) deal at arm’s length with each of Harvest and Trulieve and (iii) are not affiliated with Harvest or Trulieve.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

“HSR Act Approval” means the expiration or termination of all applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act.

“Increased Interest Cost” means, with respect to a particular Refinanced Debt, the amount by which (i) the interest payable on such Refinanced Debt during the Interest Calculation Period, exceeds (ii) the product obtained when (A) the principal amount of such Refinanced Debt, is multiplied by (B) an annual interest rate of 8.00% per annum, is multiplied by (C) a quotient, calculated to four decimal places, obtained when the number of whole days in the Interest Calculation Period is divided by 365 days

“Interest Calculation Period” means, with respect to a particular Refinanced Debt, the period commencing on the issue date of such Refinanced Debt and ending at the earlier of (i) the maturity date of such Refinanced Debt, or (ii) if Trulieve gives written notice to Harvest not less than five (5) Business Days prior to the Effective Date that Trulieve intends to refinance such Refinanced Debt following the Closing, the commencement of the Effective Date.

“Indemnified Party” means present and former directors and officers of Harvest or of any of its subsidiaries or who acts as a fiduciary with rights to indemnification or exculpation now existing in that Person’s favor (collectively, “Indemnified Parties.”).

“Interim Order” means the interim order of the Court pursuant to Section 291(2) of the BCBCA in a form acceptable to Harvest and Trulieve, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Harvest and Trulieve, each acting reasonably.

“Intermediary” means a bank, trust company, securities dealer or other financial institution holding Harvest Shares as a “nominee” for any Harvest Shareholder.

“IRS” means Internal Revenue Service.

“Matching Period” means the five (5) Business Day period following the day of Trulieve’s receipt of a Superior Proposal Notice.

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(i)	changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;

(ii)

any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(iii)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(iv)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(v)	any adoption, proposal, implementation or other change in Law, including any Laws in respect to Taxes, U.S. GAAP or regulatory accounting requirements, in each case after the date hereof;

(vi)	the announcement of the Transaction or the pendency of the Transaction;

(vii)	the taking of any action required by, or the failure to take any action expressly prohibited by, excluding any obligation to act in the Ordinary Course, the Arrangement Agreement;

(viii)

any change in the market price or trading volume of any securities of the Person or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Person (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); and

(ix)

the failure of the Person or its Subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (i) through (v), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction. Notwithstanding the forgoing, the parties agree that any Material Adverse Effect arising solely from actions taken as a result of, or results arising from, the COVID-19 virus shall not constitute a Material Adverse Effect.

“Meeting” means the Annual and Special Meeting of Harvest Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Moelis” means Moelis & Company LLC.

“Moelis Fairness Opinion” means the opinion of Moelis, dated May 9, 2021, addressed to the Harvest Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Exchange Ratio in the Arrangement was fair, from a financial point of view, to the holders of Harvest Shares (on an as-converted basis).

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Harvest Board, appointed by the Harvest Board to, among other things, assist the Harvest Board in carrying out the responsibilities delegated by the Harvest Board relating to developing and maintaining Harvest’s corporate governance policies and any related matters required by applicable laws

“Non-Registered Harvest Shareholder” means a beneficial owner of Harvest Shares registered in the name of an Intermediary.

“Non-U.S. Holder” means, for U.S. tax purposes, any beneficial owner of Harvest Shares who is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

“Notice” means the notice of the Meeting sent the Harvest Shareholders on or about July 21, 2021.

“OFAC” Means Office of Foreign Assets Control.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“OTCQX” means the OTCQX marketplace provided and operated by the OTC Markets Group.

“Outside Date” means February 28, 2022 or such later date as may be agreed to by the Parties in writing; provided, however, that the Outside Date shall be automatically extended if all Required Regulatory Approvals have not otherwise been obtained by February 28, 2022 until the earlier of (i) the date that is ten (10) Business Days following the satisfaction or waiver of all conditions to Closing set out in Article 6 of the Arrangement Agreement, and (ii) December 31, 2022.

“Parties” means, collectively, Harvest and Trulieve and “Party” means any one of them.

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“Permitted Refinancing” means a refinancing of the Harvest Junior Debt or the Harvest Senior Debt, as applicable, prior to the Closing Date.

“Permitted Refinancing Adjustment Factor” means the amount, calculated to six decimal places, by which (i) one (1.000000), exceeds (ii) the sum of (A) the Harvest Junior Debt Refinancing Adjustment Factor and (B) the Harvest Senior Debt Refinancing Adjustment Factor.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Appendix “B” hereto, subject to any amendments or variations to such plan made in accordance with the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of Harvest and Trulieve, each acting reasonably.

“Pre-Acquisition Reorganization” means the commercially reasonable efforts that Harvest will perform, and cause its Subsidiaries to perform, upon the request of Trulieve, at least 20 Business Days prior to the Meeting, to effect each of the pre-closing reorganization steps that Trulieve may request.

“Record Date” means the Harvest Shareholders entitled to receive notice of and vote at the Meeting is the close of business on July 12, 2021.

“Refinanced Debt” means, with respect to a particular Permitted Refinancing, the indebtedness issued by Harvest in substitution for the Harvest Debt that is the subject of such Permitted Refinancing.

“Refinancing Adjustment Factor” means, with respect to a particular Permitted Refinancing, the amount, calculated to six decimal places, determined by the following formula:

A x B
C

where:

A =	the Harvest Allocation with respect to such Permitted Refinancing;

B =	the Refinancing Cost with respect to such Permitted Refinancing; and

C =	the Transaction Value.

“Refinancing Cost” means, with respect to a particular Permitted Refinancing, the amount, calculated to six decimal places, determined by the following formula:

(A + B + C + D + E)

where:

A =	the Increased Interest Cost with respect to the Refinanced Debt issued in connection with such Permitted Refinancing;

B =	the amount, if any, by which the face amount of the Refinanced Debt issued in connection with such Permitted Refinancing exceeds the amount for which such Refinanced Debt is issued;

C =	the expenses payable by Harvest to third parties that are directly attributable to such Permitted Refinancing;

D =

an amount equal to the incremental in-the-money value of any warrants issued in connection with such Permitted Refinancing determined relative to Harvest on the same underlying assumptions as the warrants are to be issued; and

E =

(i) if Trulieve gives written notice to Harvest not less than five (5) Business Days prior to the Effective Date that Trulieve intends to refinance or otherwise repay such Refinanced Debt following the Closing, the amount of any prepayment penalties, costs, charges or related amounts due as a result of any prepayment of such Refinanced Debt, calculated as if the repayment of such Refinanced Debt were to occur in full on the Effective Date, or (ii) if Trulieve does not provide written notice to Harvest in accordance with clause (i), nil.

“Registrar” means the Person appointed as the Registrar of the Company pursuant to Section 400 of the BCBCA.

“Replacement Certificated Warrants” means the warrants to purchase Trulieve Subordinate Voting Shares to be issued by Trulieve in exchange for the outstanding Harvest Certificated Warrants pursuant to the Plan of Arrangement.

“Replacement MVS Warrants” means the warrants to purchase Trulieve Multiple Voting Shares to be issued by Trulieve in exchange for the outstanding Harvest MVS Warrants pursuant to the Plan of Arrangement.

“Replacement Warrants” means, collectively, the Replacement Certificated Warrants, and the warrants to purchase Trulieve Subordinate Voting Shares to be issued by Trulieve in exchange for the outstanding Harvest 2019 Warrants, Harvest 2020 Warrants and Harvest MVS Warrants pursuant to the Plan of Arrangement.

“Representatives” with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Resident Holder” means a Holder, who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, a resident of Canada

“Required Regulatory Approvals” means the Antitrust Approval.

“RTC” means Randy Taylor Consulting, an Arizona Limited Liability Company.

“RTO Transaction” means the business combination transaction, through a reverse takeover, between Harvest and RockBridge Resources Inc., completed on November 14, 2018.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or any other jurisdiction with authority in respect of Harvest and/or the Subsidiaries, including, without limitation, the SEC and the securities regulatory authorities in any applicable states of the United States.

“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws.

“Stock and Incentive Plan” means the Harvest Health and Recreation 2018 Stock and Incentive Plan, effective November 14, 2018 and approved by the Harvest Shareholders on November 13, 2018.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions and, in the case of Harvest, is limited to the entities identified on Exhibit 1 to Appendix “J” attached hereto.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a Person or group of Persons acting jointly (other than Trulieve and its Affiliates) and which or in respect of which:

(a)	the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), (A) result in a transaction which is more favorable to Harvest Shareholders from a financial point of view than the Arrangement, and (B) the failure to recommend such Acquisition Proposal to Harvest Shareholders would be inconsistent with the fiduciary duties of the Board; and

(ii)

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

(b)

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein; and

(c)	is not subject to any due diligence condition or due diligence termination right in favor of the acquiror.

“Superior Proposal Notice” means the written notice from Harvest to Trulieve of Harvest’s intention to effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Terminating Party” means a Party to the Arrangement Agreement that seeks to terminate the Arrangement Agreement.

“Termination Notice” means the written notice provided by either Harvest or Trulieve to the other Party of the Breaching Party’s intent to terminate the Arrangement Agreement.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of Harvest Shares by Trulieve, and completion of the other transactions contemplated by the Plan of Arrangement.

“Transaction Value” means $2,095,991,024.

“Trulieve” means Trulieve Cannabis Corp., a corporation existing under the BCBCA, together with its wholly owned Subsidiaries.

“Trulieve Board” means the board of directors of Trulieve.

“Trulieve Disclosure Letter” has the meaning ascribed thereto in Section 3.2(1) of the Arrangement Agreement.

“Trulieve MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Trulieve Multiple Voting Shares in Trulieve’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Trulieve Multiple Voting Shares, expressed as the number of Trulieve Subordinate Voting Shares for each Trulieve Multiple Voting Share, which Trulieve MVS Conversion Ratio as of the effective date of the Arrangement Agreement is 100.

“Trulieve Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by Trulieve in connection with the transactions provided for in the Arrangement Agreement up to a maximum of $1,500,000.

“Trulieve Shares” means Trulieve Subordinate Voting Shares, as well as the multiple voting shares and super voting shares in the capital of Trulieve.

“Trulieve Subordinate Voting Share” means the subordinate voting shares in the capital of Trulieve.

“Trulieve SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Trulieve Super Voting Shares in Trulieve’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Trulieve Super Voting Shares, expressed as the number of Trulieve Multiple Voting Shares for each Trulieve Super Voting Share, which Trulieve SVS Conversion Ratio as of the effective date of the Arrangement Agreement is 1.

“Trulieve Termination Fee” means a fee of US$100,000,000 to be paid by Trulieve in the event of a Trulieve Termination Fee Event.

“Trulieve Termination Fee Event” means an event triggering the payment of the Trulieve Termination Fee, which would occur if the Effective Time does not occur prior to the Outside Date, provided however, that a Party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur was primarily cause by, or is a result of, a breach by such a Party of any of its obligations under the Arrangement Agreement, and further provided, the reason the Effective Date does not occur prior to the outside date is solely due to the failure to obtain the Closing Regulatory Approvals.

“Unsuitable Person” means a Person with an ownership interest, whether of record or beneficially (or having the power to exercise control or direction over), of five percent (5%) or more of the issued and outstanding Harvest Shares (calculated on as-converted to Harvest Subordinate Voting Shares basis), who a Governmental Entity granting licenses to Harvest (including to any Subsidiary) has determined to be unsuitable to own Shares, or whose ownership of Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of Harvest’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in Harvest’s inability to obtain any new licenses in the normal course, including, but not limited to, as a result of such Person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Entity, as determined by the Harvest Board in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable Governmental Entity.

“Unsuitable Person Redemption Price” means: (i) in the case of Harvest Subordinate Voting Shares, the volume-weighted average trading price of Harvest Subordinate Voting Shares during the five (5)-trading-day period immediately after the date of the redemption notice on the CSE or other national or regional securities exchange on which Harvest Subordinate Voting Shares are listed; (ii) in the case of Harvest Multiple Voting Shares, the amount determined under subsection (i) multiplied by the Harvest MVS Conversion Ratio in effect at the time the redemption notice is delivered, or (iii) if no such quotations are available, the fair market value per share of such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares as set forth in a Valuation Opinion.

“U.S. GAAP” means generally accepted accounting principles in the United States, as applicable at the relevant time.

“U.S. Holder” means, for U.S. tax purposes a beneficial owner of Harvest Shares (or, after the Arrangement, Trulieve Subordinate Voting Shares) participating in the Arrangement or exercising Dissent Rights (with respect only to Harvest Shares) pursuant to the Arrangement, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. Persons for all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. Person.

“U.S. Securities Laws” means the Securities Act, the Exchange Act and all other state Securities Laws and the rules and regulations promulgated thereunder.

“Valuation Opinion” means a valuation and fairness opinion from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated transaction for which the valuation and fairness opinion is being performed and has not in the then past two years provided services for a fee to Harvest or its Affiliates) or a disinterested nationally recognized accounting firm.

“VWAP” means the volume weighted average trading price of a security.

“Willful Breach” means a material breach that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of the Arrangement Agreement.

APPENDIX “B”

ARRANGEMENT AGREEMENT

BETWEEN

TRULIEVE CANNABIS CORP.

AND

HARVEST HEALTH & RECREATION INC.

MAY 10, 2021

i

-ii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of May 10, 2021,

BETWEEN:

TRULIEVE CANNABIS CORP., a corporation existing under the laws of the Province of British Columbia,

(the “Purchaser”)

- and -

HARVEST HEALTH & RECREATION INC., a corporation existing under the laws of the Province of British Columbia,

(the “Company”)

WHEREAS the Purchaser, proposes to acquire all of the outstanding Company Shares (as defined herein) pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Board (as defined herein) has unanimously determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation of the Company Special Committee (as defined herein), that the Arrangement is in the best interests of the Company, and that, on the basis of the Fairness Opinions (as defined herein) received from its Financial Advisors (as defined herein), the Consideration (as defined herein) to be received by the Company Shareholders (as defined herein) is fair, from a financial point of view, to the Company Shareholders;

AND WHEREAS the Board has approved this Agreement and agreed to unanimously recommend that Company Shareholders vote in favour of the Arrangement Resolution (as defined herein) to be approved by the Company Shareholders at the Meeting (as defined herein), on the terms and subject to the conditions contained in this Agreement;

AND WHEREAS the Purchaser has entered into the Lock-Up Agreements (as defined herein) with the Locked-Up Shareholders (as defined herein) pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms and conditions thereof, to vote the Company Shares held by them in favour of the Arrangement Resolution (as defined herein);

AND WHEREAS it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1     Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) in a single transaction or a series of transactions, representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (b) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of votes attached to the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (c) any direct or indirect acquisition by any Person or group of Persons of any assets of the Company and/or one or more of the Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Subsidiaries or representing 20% or more of the assets of the Company and the Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Subsidiary, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned Subsidiaries.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Adjusted Company Options” means Company Options as adjusted in accordance with Section 2.7(1);

“Adjusted Company RSUs” means the Company RSUs as adjusted in accordance with Section 2.7(2);

“Adjustment Factor” has the meaning ascribed thereto in Schedule “I”.

“Advancement Dates” has the meaning ascribed thereto in Section 4.15.

“Adverse Recommendation Change” has the meaning ascribed thereto in Section 5.1(1)(c).

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this Arrangement Agreement, including the Schedules hereto and the Company Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.1(1)(e).

“Antitrust Approval” means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or been terminated and all Required Regulatory Approvals with respect to applicable Antitrust Laws shall have been received (or, for purposes of this Agreement, been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

“Antitrust Laws” means the HSR Act or any other applicable antitrust, monopolization or unfair competition Laws or regulations.

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of

Arrangement made in accordance with the terms of this Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Arrangement, if any, together with a copy of the Final Order.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Meeting to be substantially in the form and content set out in Schedule “B” hereto.

“Bankruptcy and Equity Exception” has the meaning ascribed thereto in Section (3)(a) of Schedule “C”.

“BCBCA” means the Business Corporations Act (British Columbia), as amended.

“Board” means the board of directors of the Company, as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Breaching Party” has the meaning ascribed thereto in Section 4.13(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia, or Tallahassee, Florida are required by Law to be closed for business.

“Canadian Securities Laws” means the Securities Act (British Columbia), and any other applicable Canadian provincial and territorial securities Laws, rules, notices, promulgations and regulations and published policies thereunder.

“Cannabis Laws” means any U.S. federal law, civil, criminal, or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, processing, marketing, distribution, sale, transfer, possession, and use of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, including without limitation the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and any state controlled substances acts; provided that the applicable Person is in compliance with such state’s cannabis permitting and/or licensing regime.

“Cannabis License” means any temporary, provisional, or permanent permit, license, or authorization from or registration with any Governmental Authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, or transfer of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, whether for medical or recreational use.

“CBD” means cannabidiol.

“Closing” has the meaning ascribed thereto in Section 2.8(2).

“Closing Date” has the meaning ascribed thereto in Section 2.8(2).

“Closing Regulatory Approvals” means the Required Regulatory Approvals, excluding the local and state cannabis permits issued to the Company or a Subsidiary in Arizona, Maryland and Pennsylvania.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Harvest Health & Recreation Inc., a corporation existing under the BCBCA.

“Company 2019 Warrant Indenture” means the warrant indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company.

“Company 2019 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2019 Warrant Indenture.

“Company 2020 Warrant Indenture” means the warrant indenture dated as of October 28, 2020 between the Company and Odyssey Trust Company.

“Company 2020 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2020 Warrant Indenture.

“Company 9% Note” means the 9% convertible promissory notes of the Company in the principal aggregate amount of US$15,000,000 issued on December 31, 2019 and April 29, 2021, convertible into such number of Company Subordinate Voting Shares that is equal to the principal amount outstanding divided by the conversion price of US$3.6692.

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the financial years ended December 31, 2020 and 2019.

“Company Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.

“Company Certificated Warrants” means the 3,502,666 warrants to purchase Company Subordinate Voting Shares issued by the Company on May 10, 2019 and expiring on May 10, 2022.

“Company Convertible Debentures” means the 7% coupon, unsecured debentures of the Company that are convertible into Company Subordinate Voting Shares at a conversion price of US$11.42 per Company Subordinate Voting Share at any time until May 9, 2022.

“Company Circular” means the notice of the Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to Company Securityholders in connection with the Meeting, including any amendments or supplements thereto.

“Company Coupon Notes” means the 15% senior secured notes of the Company due December 19, 2022 issued pursuant to the Company Senior Secured Note Indenture.

“Company Data Room” means the Company’s electronic data room entitled “Project Sunrise” and posted at https://www.dfsvenue.com, or delivered to the Company clean team, as the same is constituted as of 12:00 p.m. on May 8, 2021.

“Company Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Company Employees” means the officers and material employees of the Company and its Subsidiaries.

“Company Equity Incentive Plan” means the equity incentive plan of the Company approved by the Company Shareholders on November 13, 2018.

“Company Financial Statements” means (i) the Company Annual Financial Statements, and (ii) the Company Interim Financial Statements.

“Company Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Company for the three and nine month periods ended September 30, 2020 and 2019 (including the notes thereto and related management’s discussion and analysis).

“Company Material Contract” has the meaning ascribed thereto in Section (21)(a) of Schedule “C”.

“Company Multiple Voting Shares” means the shares in the capital of the Company designated as multiple voting shares, each entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company.

“Company MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the effective date of this Agreement is 100.

“Company MVS Warrants” means the 14,350 warrants to purchase Company Multiple Voting Shares issued by the Company on April 23, 2020 and expiring April 23, 2023.

“Company Notes” means, collectively, the Company 9% Note and the Company Senior Secured Notes.

“Company Options” means the outstanding options, if any, to purchase Company Subordinate Voting Shares, issued pursuant to the Company Equity Incentive Plan.

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries with respect to the Company Employees or former Company Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind.

“Company Public Disclosure Record” means all documents and instruments required to be filed or furnished by it under U.S. Exchange Act and Securities Act (British Columbia) (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) from November 14, 2018, and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) since January 5, 2021, prior to the date of this Agreement.

”Company Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by the Company in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Company RSUs” means the restricted share units issued under the Company Equity Incentive Plan.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Options, the holders of the Company RSUs and the holders of Company Warrants.

“Company Senior Secured Note Indenture” means the trust indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company, as trustee, relating to the issuance by the Company of the Company Senior Secured Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Company Senior Secured Note Supplemental Indenture” means a supplemental indenture by and between the Company, the Purchaser and Odyssey Trust Company, as trustee, to the Company Senior Secured Note Indenture complying with Section 10.1(b) of the Company Senior Secured Note Indenture.

“Company Senior Secured Notes” means, collectively, the Company Coupon Notes and the Company Unit Notes.

“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires.

“Company Shares” means, collectively, the Company Subordinate Voting Shares, Company Multiple Voting Shares and the Company Super Voting Shares.

“Company Special Committee” means the special committee of the Board comprised of independent directors.

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of the Company.

“Company SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the effective date of this Agreement is 1.

“Company Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Company Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Company Unit Notes” means the 9.25% senior secured notes of the Company due December 19, 2022 issued pursuant to the Company Senior Secured Note Indenture.

“Company Warrants” means, collectively, (i) the Company 2019 Warrants, (ii) the Company 2020 Warrants, and (iii) the Company Certificated Warrants.

“Confidentiality Agreement” means the non-disclosure agreement dated December 2, 2020 between the Company and the Purchaser.

“Consideration” means, collectively, the Share Consideration, the MVS Consideration and the SVS Consideration.

“Consideration Shares” means Purchaser Subordinate Voting Shares to be received by holders of Company Shares (other than Dissenting Shareholders) in exchange for their Company Shares pursuant to the Plan of Arrangement.

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“control” a Person (first Person) is considered to control another Person (second Person) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“CSE” means the Canadian Securities Exchange.

“Depositary” means Odyssey Trust Company, or such other person as the Parties may agree in writing.

“Dissent Rights” means the rights of dissent of registered Company Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.

“Dissenting Shareholder” has the meaning specified in the Plan of Arrangement.

“DOJ” means the United States Department of Justice.

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in this Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time on the Effective Date as the Parties agree in writing before the Effective Date.

“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Ratio” means 0.1170 of a Purchaser Subordinate Voting Share.

“Fairness Opinions” means the opinions of the Financial Advisors to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders.

“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisors” means Moelis & Company LLC and Haywood Securities Inc., the financial advisors to the Company.

“FTC” means the Federal Trade Commission.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning ascribed thereto in Section 4.3(2).

“HSR Second Request” means delivery by the FTC or DOJ of a “Request for Additional Information and Documentary Material” in connection with the Notification and Report Forms to be filed by the Parties with the FTC and DOJ.

“Indemnified Party” has the meaning ascribed thereto in Section 4.12(1).

“Indemnified Persons” has the meaning ascribed thereto in Section 8.7(1).

“Intellectual Property Rights” has the meaning ascribed thereto in Section (29) of Schedule “C”.

“Interim Order” means the interim order of the Court pursuant to Section 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Inventories” means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company (including those in possession of suppliers, customers and other third parties).

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable”

with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

“Leased Real Property” has the meaning ascribed thereto in Section (22)(b) of Schedule “C”.

“Liabilities” means all liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries, including any liability or obligation that arises in connection with or a result of or is otherwise triggered by the transaction contemplated herein.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.

“Lock-Up Agreements” means the voting support agreements and the voting support and lock-up agreements dated the date hereof and made between the Purchaser and the Locked-Up Shareholders.

“Locked-Up Shareholders” means the Persons who are party to the Lock-Up Agreements.

“Matching Period” means the five (5) Business Day period following the day of the Purchaser’s receipt of the Superior Proposal Notice.

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(i)	changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;

(ii)

any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(iii)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(iv)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(v)	any adoption, proposal, implementation or other change in Law, including any Laws in respect to Taxes, U.S. GAAP or regulatory accounting requirements, in each case after the date hereof;

(vi)	the announcement of the Transaction or the pendency of the Transaction;

(vii)	the taking of any action required by, or the failure to take any action expressly prohibited by, excluding any obligation to act in the Ordinary Course, this Agreement;

(viii)

any change in the market price or trading volume of any securities of the Person or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Person (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); and

(ix)

the failure of the Person or its Subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (i) through (v), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction. Notwithstanding the forgoing, the parties agree that any Material Adverse Effect arising solely from actions taken as a result of, or results arising from, the COVID-19 virus shall not constitute a Material Adverse Effect.

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement.

“Misrepresentation” has the meaning ascribed thereto under the Securities Act (British Columbia) and under U.S. Securities Laws, as applicable.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“MVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company MVS Conversion Ratio in effect at the Effective Time.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“Non-Material Subsidiary” has the meaning ascribed thereto in Section 1 of Schedule “C”.

“OFAC” has the meaning ascribed thereto in Section 32(c) of Schedule “C”.

“Order” has the meaning ascribed thereto in Section 6.1(3).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“OTCQX” means the OTCQX marketplace provided and operated by the OTC Markets Group.

“Outside Date” means February 28, 2022 or such later date as may be agreed to by the Parties in writing; provided, however, that the Outside Date shall be automatically extended if all Required Regulatory Approvals have not otherwise been obtained by February 28, 2022 until the earlier of (i) the date that is ten (10) Business Days following the satisfaction or waiver of all conditions to Closing set out in Article 6 of this Agreement, and (ii) December 31, 2022.

“Parties” means, collectively, the Company and the Purchaser and “Party” means any one of them.

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“PEO” has the meaning ascribed thereto in Section 16(a)(vi) of Schedule “C”.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity, other than the Cannabis Licenses.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)

Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(b)

easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not have an adverse effect on the value or materially impair or add material cost to the use and operation of the subject property;

(c)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets or the Purchaser Assets; provided however, that such Liens are related to obligations not due or delinquent or in respect of which adequate holdbacks or reserves are being maintained in a sufficient amount to pay off such disputed Liens;

(d)

customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)

Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent; and

(f)	any Lien listed in Schedule “F”.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Personal Property” has the meaning ascribed thereto in Section (22)(f) of Schedule “C”.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.5.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (British Columbia) and any comparable applicable Law of any jurisdiction.

“Purchaser” means Trulieve Cannabis Corp., a corporation existing under the BCBCA.

“Purchaser Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of or other privileges (whether contractual or otherwise) of the Purchaser and its Subsidiaries.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Data Room” means the Purchaser’s electronic data room entitled “Project Sunrise Reverse Due Diligence” and posted at https://client.foxrothschild.com/sites/TrulieveCannabisCorp/default.aspx, or delivered to the Purchaser clean team, as the same is constituted as of 12:00 p.m. on May 8, 2021.

“Purchaser Disclosure Letter” has the meaning ascribed thereto in Section 3.2(1).

“Purchaser Employees” means the officers and material employees of the Purchaser and its Subsidiaries.

“Purchaser Financial Statements” means the audited consolidated financial statements of the Purchaser as at and for the fiscal years ended December 31, 2020 and 2019 (including the notes thereto), the auditor’s report thereon and related management’s discussion and analysis included in the Purchaser Public Disclosure Record.

“Purchaser Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Purchaser for the three and nine month periods ended September 30, 2020 and 2019 (including the notes thereto and related management’s discussion and analysis).

“Purchaser Leased Real Property” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Material Contract” has the meaning ascribed thereto in Section (19) of Schedule “D”.

“Purchaser Owned Real Property Rights” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Public Disclosure Record” has the meaning ascribed thereto in Section (9)(a) of Schedule “D”.

”Purchaser Real Property” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by the Purchaser in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Purchaser Shares” means the Purchaser Subordinate Voting Shares, as well as the multiple voting shares and super voting shares in the capital of the Purchaser.

“Purchaser Subordinate Voting Shares” means subordinate voting shares in the capital of the Purchaser.

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 8.2(3).

“Purchaser Termination Fee Event” has the meaning ascribed thereto in Section 8.2(3).

“Real Property” has the meaning ascribed thereto in Section (22)(c) of Schedule “C”.

“Registrar” means the person appointed as the Registrar of Companies pursuant to Section 400 of the BCBCA.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Regulatory Approval” means any consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals.

“Regulatory Authority” means the Governmental Entity authorized under applicable Laws to protect and promote public health through regulation and supervision of drugs, cosmetics and medical products, including, without limitation, the U.S. Food and Drug Administration, Health Canada and similar regulatory agencies having jurisdiction over the Company, the Subsidiaries or their activities.

“Replacement Certificated Warrants” means the warrants to purchase Purchaser Subordinate Voting Shares to be issued by the Purchaser in exchange for the outstanding Company Certificated Warrants pursuant to the Plan of Arrangement.

“Replacement Warrants” means, collectively, the Replacement Certificated Warrants, and the warrants to purchase Purchaser Subordinate Voting Shares to be issued by the Purchaser in exchange for the outstanding Company 2019 Warrants, Company 2020 Warrants and Company MVS Warrants pursuant to the Plan of Arrangement.

“Required Regulatory Approvals” means the Antitrust Approval and those consents and approvals listed on Schedule “E”.

“Saleable” means, Inventories that (i) have at least 30 days remaining before their expiration date and can be reasonably delivered and sold within the applicable expiration of the code dates and (ii) have been stored and transported properly, (iii) and can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or any other jurisdiction with authority in respect of the Company and/or the Subsidiaries, including, without limitation, the SEC and the securities regulatory authorities in any applicable states of the United States.

“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws.

“Share Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor.

“Subordinated Loan” means the aggregate principal amount of up to $100,000,000, to be advanced by the Purchaser to the Company in accordance with the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the loan agreement between the Purchaser and the Company; in a form satisfactory to both of the Parties, each acting reasonably.

“Subsequent Financial Statements” has the meaning ascribed thereto in Section 4.11(n).

“Subsequent Tax Returns” has the meaning ascribed thereto in Section 4.11(n).

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions and, in the case of the Company, and is limited to the entities identified on Schedule “H” attached hereto.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a Person or group of Persons acting jointly (other than the Purchaser and its Affiliates) and which or in respect of which:

(a)	the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)

would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), (A) result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement, and (B) the failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with the fiduciary duties of the Board; and

(ii)

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

(b)

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein; and

(c)	is not subject to any due diligence condition or due diligence termination right in favour of the acquiror.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.3(1)(c).

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise).

“SVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company SVS Conversion Ratio in effect at the Effective Time.

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Terminating Party” has the meaning ascribed thereto in Section 4.13(3).

“Termination Notice” has the meaning ascribed thereto in Section 4.13(3).

“Trade Secret” means (i) confidential know-how, methods, business and technical information, data, data compilations and collections, processes, plans, discoveries, improvements, technology, tools, techniques, or other confidential and proprietary information, and all rights therein, and (ii) all trade secrets within the meaning of applicable law.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of the Company Shares by the Purchaser, and completion of the other transactions contemplated by the Plan of Arrangement.

“Transaction Litigation” has the meaning ascribed thereto in Section 4.13.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means accounting principles generally accepted in the United States, as applicable at the relevant time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

“Wilful Breach” means a material breach that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 1.2     Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.

(4)

Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)

Definition of “made available”. The term “made available” means: (i) copies of the subject materials were included in the Company Public Disclosure Record; or (ii) complete and unredacted copies of the subject materials were included in the Company Data Room or Purchaser Data Room, as applicable, provided that with respect to Contracts, “made available” shall mean complete and unredacted copies of the Contracts were included in the Company Data Room or Purchaser Data Room, as applicable, at 11:59 pm (ET) on Friday, May 7, 2021, and those Contracts in the Company Data Room set forth on Schedule “J”, which shall be deemed “made available”.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it means the actual knowledge, after due inquiry regarding the relevant matter, of Steven M. White, Deborah K. Keeley and Nicole Stanton. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it means the actual knowledge, after due inquiry regarding the relevant matter, of Kim Rivers, Alex D’Amico and Eric Powers.

(7)

Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the Company Disclosure Letter.

(8)

Accounting Terms. All accounting terms are to be interpreted in accordance with U.S. GAAP (to the extent applicable) and all determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with U.S. GAAP (to the extent applicable).

(9)

Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(10)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Vancouver time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Vancouver time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

(11)	Time References. References to time are to local time, Vancouver, British Columbia.

(12)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company or the Purchaser, each such provision will be construed as a covenant by the Company or the Purchaser, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(13)

Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

(14)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.

(15)

Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

ARTICLE 2

THE ARRANGEMENT

Section 2.1    Arrangement

The Parties agree that the Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement and the Plan of Arrangement. The Arrangement shall become effective in accordance with the Plan of Arrangement at the times specified in the Plan of Arrangement. The Company agrees to file, or cause to be filed, the Arrangement Filings to implement the Plan of Arrangement in accordance with, and subject to the terms and conditions of, this Agreement, if such filing is required under the BCBCA. From and after the Effective Time, the Parties shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares.

Section 2.2    Interim Order

(1)

As soon as reasonably practicable after the date hereof but in any event in sufficient time to permit the Meeting to be convened in accordance with Section 2.3(1), the Company covenants that it will, in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 291(b) of the BCBCA, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Purchaser, acting reasonably, which must provide, among other things:

(i)

for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(ii)

that the record date for the Company Shareholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting;

(iii)

that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by holders of Company Shares, present in Person or represented by proxy and entitled to vote at the Meeting voting together as a single class; and (ii) if required by applicable Law, a simple majority of the votes cast on the Arrangement Resolution excluding the votes for Company Shares held by “related parties” and “interested parties” as defined under MI 61- 101. The Company agrees that it shall, following a written request from the Purchaser, apply for exemptive relief from the British Columbia Securities Commission to permit the Company Subordinate Voting Shares and the Company Multiple Voting Shares to vote together as a single class for purposes of the “minority approval” required by MI 61-101 (if applicable);

(iv)	for the grant of Dissent Rights as set forth in the Plan of Arrangement;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Meeting may be adjourned or postponed from time to time by management of the Company, subject to the terms of this Agreement, without the need for additional approval of the Court;

(vii)	that the Meeting may be held in-person or be a virtual Meeting or hybrid meeting whereby Company Shareholders may join virtually;

(viii)	that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters shall apply with respect to the Meeting; and

(ix)	for such other matters as the Parties, each acting reasonably, may reasonably require.

(2)

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares and Replacement Warrants to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to holders of Company Shares, Company Warrants and Company MVS Warrants, as applicable, to whom such securities will be issued by the Purchaser pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3    The Meeting

(1)	The Company covenants that it will:

(a)

convene and conduct the Meeting in accordance with the Interim Order, the Company’s Organizational Documents and applicable Law, including the policies of the CSE, as promptly as reasonably practicable after the date hereof (and in any event not later than September 15, 2021) and, in this regard, the Company may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, acting reasonably; set the record date for the Company Shareholders entitled to vote at the Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser except as required for quorum purposes (in which case the Meeting will be adjourned and not cancelled) or by Law;

(b)

subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if so requested by the Purchaser, acting reasonably, or otherwise desirable to the Company, using investment dealers and proxy solicitation services firms selected by the Purchaser and approved by the Company, acting reasonably, to solicit proxies in favour of the approval of the Arrangement Resolution, and each Party agrees that it shall be responsible for 50% of the reasonable costs of using such investment dealers or proxy solicitation services;

(c)

to consult with the Purchaser in regards to proxy solicitation and to provide the Purchaser with copies of or access to information regarding the Meeting generated by any proxy solicitation services firm engaged by the Company, as requested from time to time by the Purchaser, acting reasonably;

(d)	consult with the Purchaser in fixing the date of the Meeting and the record date of the Meeting;

(e)

advise the Purchaser, at such times as the Purchaser may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)	give notice to the Purchaser of the Meeting and allow representatives of the Purchaser and legal counsel to attend the Meeting;

(g)

reasonably promptly, and within one (1) Business Day, advise the Purchaser of any purported exercise or withdrawal of Dissent Rights by the Company Shareholders, and the Company shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of the Purchaser; and

(h)

not change the record date for the Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or if requested in writing to do so by the Purchaser.

Section 2.4    The Company Circular

(1)

The Company will: (i) subject to the Purchaser’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with the Purchaser, the Company Circular, together with any other documents required by Law in connection with the Meeting and the Arrangement; (ii) cause the Company Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE as required by Law and the rules of the CSE, and disseminated to each Company Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Company Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Meeting and the Arrangement.

(2)

The Company will ensure that the Company Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by the Purchaser for inclusion in the Company Circular) and provides the Company Shareholders with sufficient information concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company Circular must include a statement that the Board has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Company and unanimously recommends that Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”).

(3)

The Company will provide the Purchaser, and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents prior to filing the Company Circular with applicable Securities Authorities or Governmental Entities and mailing the Company Circular to Company Shareholders, and will consider all reasonable comments made by the Purchaser and its legal counsel. Any information describing the Purchaser, the terms of the Arrangement and/or the Plan of Arrangement must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its mailing to the Company Shareholders.

(4)

The Purchaser will provide to the Company in writing all information concerning the Purchaser reasonably requested by the Company and required by Law (including pro forma financial statements prepared in accordance with U.S. GAAP) to be included by the Company in the Company Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Company and the Purchaser shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(5)

The Company and the Purchaser will promptly notify each other if any of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and the Company will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5    Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company will, as soon as reasonably practicable (but in any event within two (2) Business Days) thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the BCBCA.

Section 2.6    Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company will diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and the Company will consider the reasonable comments of the Purchaser and its legal counsel on such material. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions in support of the application for the Interim Order and the application for the Final Order; provided however, that the Purchaser advises the Company of the nature of any such submissions not less than two (2) Business Day prior to the hearing and the Purchaser has given reasonable consideration to any comments from the Company and its legal counsel with respect thereto. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice, evidence or other documents served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. If at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it will provide immediate written notice to the Purchaser of the request to do so.

Section 2.7    Treatment of Convertible Securities

Subject to Section 2.11, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1)

all outstanding Company Options, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to acquire Company Shares and instead represent a right to receive Purchaser Shares;

(2)

all outstanding Company RSUs, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to receive Company Shares and instead represent a right to receive Purchaser Shares; and

(3)

all outstanding Company Warrants and Company MVS Warrants, whether vested or unvested, shall cease to represent a warrant or other right to acquire Company Shares and shall, in accordance with their terms, be exchanged for Replacement Warrants at the time specified in the Plan of Arrangement, all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.8    Arrangement Filings and Effective Date

(1)

Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties, any Arrangement Filings required to be filed prior to the Effective Date shall be filed by the

Company with the Registrar not later than one Business Day after the later of the receipt of the Final Order and the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date); provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent.

(2)

The closing of the Arrangement (the “Closing”) will occur electronically, or in such other manner or at such other location, as may be agreed upon between the Parties. The Parties agree that all requisite closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.9    Payment of Consideration

Prior to the Effective Date, the Purchaser will deliver to its transfer agent (with a copy to the Depositary), a treasury direction, irrevocably instructing the Purchaser’s transfer agent to issue sufficient Consideration Shares to pay the aggregate Consideration to be paid to Company Shareholders (other than the Purchaser and any Dissenting Shareholders) under the Arrangement.

Section 2.10    Tax Election

The Company will file an election with Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

Section 2.11    Intended Tax Treatment

The Purchaser and the Company intend, and undertake and agree to use all commercially reasonable efforts to cause, for U.S. federal income tax purposes, (a) the Arrangement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, together with the Plan of Arrangement, to constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) (the “Intended Tax Treatment”). The Purchaser, the Company and the Company Securityholders shall not take any Tax reporting position (whether pursuant to the conduct of an audit preparation of Tax Returns, or otherwise) inconsistent with the Intended Tax Treatment for U.S. income tax purposes, unless otherwise required by applicable Law.

Section 2.12    U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Warrants will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)    pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance and exchange of all Consideration Shares and Replacement Warrants pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(b)    the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of Company Shares, Company Warrants and Company MVS Warrants;

(c)    the Company will ensure that each Company Shareholder and any other Person entitled to receive Consideration Shares or Replacement Warrants, as applicable, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(d)    all Persons entitled to receive Consideration Shares or Replacement Warrants pursuant to the Arrangement will be advised that such Consideration Shares and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser);

(e)    the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares or Replacement Warrants, as applicable, pursuant to the Arrangement;

(f)    the Interim Order approving the Meeting will specify that each Person entitled to receive Consideration Shares or Replacement Warrants pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(g)    holders of Company Warrants or Company MVS Warrants entitled to receive Replacement Warrants pursuant to the Arrangement will be advised that the Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by the Purchaser in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Warrants; therefore, the Purchaser Subordinate Voting Shares issuable upon exercise of the Replacement Warrants cannot be issued in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Warrants may only be exercised and the underlying Purchaser Subordinate Voting Shares issued pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(h)    each holder of Company Shares or Company Warrants will be advised that with respect to Consideration Shares and Replacement Warrants issued to Persons who are at the Effective Time, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(i)    the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(j)    the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and exchange of securities of the Purchaser pursuant to the Plan of Arrangement.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Company

(1)

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Purchaser by the Company concurrently with this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to the Purchaser as set forth in Schedule “C” hereto and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

The representations and warranties of the Company contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2    Representations and Warranties of the Purchaser

(1)

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by the Purchaser concurrently with this Agreement (the “Purchaser Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Purchaser hereby represents and warrants to the Company as set forth in Schedule “D” hereto and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

The representations and warranties of the Purchaser contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1    Conduct of Business of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as disclosed in Schedule “G”, or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, or as is otherwise required by applicable Law:

(a)

the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)

the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c)	the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, except pursuant to any Contracts made available in the Company Data Room:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares;

(iii)	split, divide, consolidate, combine or reclassify any Company Shares or any other securities of the Company;

(iv)

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Shares or other securities of the Company or its Subsidiaries (including, for greater certainty, Company Options, Company RSUs, Company Warrants or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its Subsidiaries, other than (A) the issuance of Company Subordinate Voting Shares issuable pursuant to the exercise of Company Options, Company RSUs or Company Warrants, or the conversion of Company Notes or Company Convertible Debentures, as applicable, outstanding on the date hereof, and (B) the issuance by a Subsidiary of the Company of shares to the Company or a wholly-owned Subsidiary of the Company;

(v)

redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of the Company or its Subsidiaries;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge with any other Person;

(ix)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(x)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xi)	reduce the stated capital of any class or series of the Company Shares;

(xii)

other than as provided for in the Company 2020 Warrant Indenture, take any action to accelerate the vesting of any Company Options, Company RSUs or Company Warrants, or other securities convertible into or exchangeable or exercisable for Company Shares, or to modify the exercise price of any Company Options, Company RSUs or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, or otherwise modify the Company Equity Incentive Plan or any award agreements issuing Company Options, Company RSUs or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, thereunder;

(xiii)

except for the sale of inventory in the Ordinary Course, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities) of the Company or of any of its Subsidiaries, including pursuant to any sale-leaseback or similar transaction;

(xiv)

(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xv)

incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

(xvi)

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Annual Financial Statements, or voluntarily waive, release, assign, settle or compromise any Action;

(xvii)	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xviii)

enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on;

(xix)

expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $100,000 individually or in the aggregate, except to the extent reserved for in the Company Annual Financial Statements or specifically contemplated in the model made available in the Company Data Room as document 8.1.2;

(xx)	abandon or fail to diligently pursue any application for any licences, permits, authorizations or registrations;

(xxi)

terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Permit or Material Contract except as required by its terms;

(xxii)

enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(xxiii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(d)

without the consent of the Purchaser, neither the Company nor any of its Subsidiaries will, except in the Ordinary Course or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, except as is necessary to comply with applicable Laws:

(i)

enter into or materially modify any employment, severance, separation, change-in-control, retention, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, retention, severance or termination pay to, any Company Employees or any consultants or independent contractors of the Company or any of its Subsidiaries;

(ii)	terminate the employment of any Company Employees other than for cause;

(iii)

adopt or amend or make any contribution to or any award under any Company Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of its Subsidiaries; or

(iv)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan;

(e)	the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;

(f)

the Company will not, and will not permit any of its Subsidiaries to, make any loan to any officer or director of the Company or any of its Subsidiaries, except for the advance of expenses consistent with past practice;

(g)

the Company will, and will cause each of its Subsidiaries to, maintain all Cannabis Licenses and other Permits held by the Company and its Subsidiaries in good standing, and shall take all commercially reasonable actions necessary to ensure that the Purchaser receives the benefit therefrom after Closing;

(h)

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 4.12, none of the Company or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

(i)	the Company will promptly provide written notice to the Purchaser of the resignation of any of its senior management employees;

(j)	the Company will, and will cause each of its Subsidiaries to:

(i)

duly and timely file all Tax Returns required to be filed by it on or after the date hereof which are due (taking into account extensions of time to file) on or before the Effective Date and all such Tax Returns will be true, complete and correct in all material respects;

(ii)

timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income Tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

(iv)

not make (other than consistent with past practice), change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

(v)	not surrender any right to claim a refund with respect to a material amount of Taxes, offset or other reduction in Tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);

(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of Taxes;

(viii)

not enter into any Tax sharing, Tax allocation or Tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)); and

(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(k)	the Company will not, and will not permit any of its Subsidiaries to, enter into or renew any Contract, containing:

(i)

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to engage in any type of activity or business;

(ii)

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its Affiliates, is or would be conducted; or

(iii)

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to solicit customers or employees;

(l)

the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(m)

the Company will not release any Company Shareholders from any share transfer restrictions, lock-up or similar trading, transfer or restrictions on encumbrances in respect of the Company Shares or any Company Options, Company RSUs or Company Warrants subject to the Lock-Up Agreements; and

(n)

the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Securities Laws for any periods following the date of the Company Annual Financial Statements (the “Subsequent Financial Statements”), and (ii) all Tax Returns required to be filed by the Company and any of its Subsidiaries between the date hereof and the Effective Time (the “Subsequent Tax Returns”). The Subsequent Financial Statements and the Subsequent Tax Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Tax Returns are first filed with the applicable Governmental Entity. The Subsequent Financial Statements and the Subsequent Tax Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section (9) and Section (27) of Schedule “C” will be true and correct as of the Effective Time, substituting references to “Company Financial Statements,” with “Subsequent Financial Statements,” as applicable, and references to “Tax Returns” for “Subsequent Tax Returns”.

Notwithstanding anything provided for in this Section 4.1, the Purchaser agrees that:

(x)

if an HSR Second Request occurs, the Company shall, at any time after July 15, 2021, be entitled to amend, refinance, extend or otherwise, at the option of the Company, deal with the Company Convertible Debentures and the Company Senior Secured Notes; and

(y)

if an HSR Second Request does not occur, the Company shall, at any time after December 31, 2021, be entitled to amend, refinance, extend or otherwise, at the option of the Company, deal with the Company Convertible Debentures and the Company Senior Secured Notes;

provided however, that if any action is taken as contemplated in (x) or (y) above, such action will be taken into account in determining the Adjustment Factor in accordance with Schedule “I” of this Agreement.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Purchaser the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Purchaser will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

Section 4.2    Conduct of the Business of the Purchaser

The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)

the respective businesses of the Purchaser and its material Subsidiaries will be conducted, and the Purchaser and its material Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)	the Purchaser will, and will cause each of its material Subsidiaries to, except as disclosed in Section 4.2(b) of the Purchaser Disclosure Letter:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)

timely withhold, (ii) collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Purchaser has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income Tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

(iv)	not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

(v)	not surrender any right to claim a refund with respect to a material amount of Taxes, offset or other reduction in Tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);

(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of Taxes;

(viii)

not enter into any Tax sharing, Tax allocation or Tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)); and

(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c)

the Purchaser and its Subsidiaries will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group; and

(d)	the Purchaser will not, directly or indirectly, without the consent of the Company (such consent not to be unreasonably withheld or delayed):

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Purchaser Shares;

(iii)	split, divide, consolidate, combine or reclassify any Purchaser Shares or any other securities of the Purchaser;

(iv)	amend the terms of the Purchaser Shares;

(v)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser or any of its material Subsidiaries;

(vi)	reorganize, amalgamate or merge with any other Person;

(vii)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(viii)	reduce the stated capital of any class or series of the Purchaser Shares;

(ix)	materially change the nature of the business carried on by the Purchaser and its Subsidiaries, taken as a whole; or

(x)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing.

(e)

The Purchaser shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation is reasonably expected to: (i) result in a Governmental Entity entering an Order prohibiting the consummation of the Arrangement or refusing to provide any Required Regulatory Approval; or (ii) materially delay or prevent the consummation of the Arrangement.

For greater certainty, nothing in this Section 4.2 shall prohibit the Purchaser from converting multiple voting shares of the Purchaser or super voting shares of the Purchaser into Purchaser Subordinate Voting Shares in accordance with the terms of the Purchaser’s articles.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Company the right to control, directly or indirectly, the operations or the business of the Purchaser or any of its Subsidiaries at any time prior to the Effective Time, (ii) prior to the Effective Time, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

Section 4.3    Regulatory Approvals

(1)

The Parties will cooperate in good faith with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on their part under this Agreement and Law to consummate and make effective the Transaction as soon as practicable, including, without limiting the generality of Section 4.3(1), concurrently with the execution of this Agreement or as soon as reasonably practicable thereafter, making such applications and submissions as may be required in order to obtain and maintain the Required Regulatory Approvals and such other Regulatory Approvals reasonably deemed by the Parties to be necessary, acting reasonably, or otherwise advisable in connection with the Arrangement and this Agreement.

(2)

Without limiting the generality of the Parties’ undertakings pursuant to Section 4.3(1), in the case of the Antitrust Approval, each Party shall take, all reasonable action necessary to file as soon as practicable, but in no event later than ten (10) Business Days following the date of this Agreement, notifications under the HSR Act and any other applicable Law governing antitrust or competition matters, including, without limitation, any foreign antitrust Laws, and respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Transaction and use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 4.3 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act (the “HSR Approval”); provided that and notwithstanding the foregoing, nothing in this Agreement will require a Party (including its Subsidiaries) to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by such Party and its Subsidiaries of all or any material portion of the business or assets of such Party and its Subsidiaries, or the other Party and its Subsidiaries, or compel such Party and its Subsidiaries to dispose of or hold separately all or any material portion of the business or assets of such Party and its Subsidiaries or the other Party and its Subsidiaries, taken as a whole, or impose any material limitation, restriction or prohibition on the ability of such Party and its Subsidiaries, or the other Party and its Subsidiaries, taken as a whole, to conduct its business or own its assets, or (B) impose material limitations on the ability of such Party to consummate the transactions contemplated hereby. No Party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Arrangement or any of the other transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each Party’s obligation to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transaction).

(3)

The Parties will cooperate in good faith with one another in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) including, among other things, by providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and use their reasonable commercial efforts to ensure that such information does not contain a Misrepresentation; provided however, that nothing in this provision will require a Party to provide information that is not in its possession or not otherwise reasonably available to it. For greater certainty, each Party hereby agrees that from the date hereof until the earlier of: (i) the Effective Time; and (ii) this Agreement having been terminated in accordance with its terms, it will use its commercially reasonable efforts (but subject to the proviso in subsection (2)) to obtain the Regulatory Approvals (including the Required Regulatory Approvals) as soon as reasonably practicable.

(4)

The Parties will: (i) cooperate in good faith with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and will promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement; and (ii) respond in good faith, as soon as reasonably practicable, to any requests for information or documents from a Governmental Entity in connection with obtaining the Required Regulatory Approvals.

(5)

Each Party will promptly notify the other Party if it becomes aware that any: (i) application, filing, document or other submission for the Required Regulatory Approvals contains a Misrepresentation; or (ii) any Required Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(6)

The Parties will request that the Required Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis where possible and, to the extent that a public hearing is held, the Parties will request the earliest possible hearing date for the consideration of the Required Regulatory Approvals and provide reasonable cooperation to prepare for and participate in such hearing(s).

(7)

If any objections are asserted with respect to the Transaction contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity or other Person challenging or which could lead to a challenge of any of the Transaction contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Required Regulatory Approvals, the Parties will use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(8)

Notwithstanding the foregoing in this Section 4.3 (other than the proviso in subsection (2)), the Parties will use their commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and will make or agree to any undertaking, agreement, or action required to obtain and maintain such Required Regulatory Approvals; provided however, that neither Party will make or agree to any undertaking, agreement or action without the consent of the other Party (in such Party’s reasonable discretion).

(9)

The Company will be responsible for and will pay or cause to be paid by the applicable Subsidiary any and all filing fees and applicable Taxes payable to a Governmental Entity by any of the Company or its Subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by the Company or one of its Subsidiaries, other than any fees arising under the HSR Act or in connection with any other Antitrust Approval, 50% of which shall be paid by each Party.

(10)

The Parties will cooperate to comply with the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) in the event that the Transaction contemplated by this Agreement becomes or is deemed to be a “covered transaction” in the future as defined in the DPA.

Section 4.4    Covenants of the Company Regarding the Arrangement

(1)

Subject to the provisions of this Agreement, the Company will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Purchaser in connection therewith, and to do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Company will and, where appropriate, will cause its Subsidiaries to:

(a)	promptly advise the Purchaser in writing of any event, change or development that has resulted in, or that to the Company’s Knowledge would have, a Material Adverse Effect in respect of the Company;

(b)

promptly advise the Purchaser in writing of any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its or their respective assets;

(c)

use best reasonable efforts to obtain all other third Person consents, waivers, Permits, including Cannabis Licenses, exemptions, orders, approvals, agreements, amendments and modifications to Contracts that are necessary to permit or otherwise required in connection with the consummation of the Transaction; and

(d)

using its commercially reasonable efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

(2)

The Company will give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Company Shareholder received by the Company in relation to the Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Action commenced (or, to the Company’s Knowledge, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Action unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

Section 4.5    Covenants of the Purchaser Regarding the Arrangement

(1)

Subject to the provisions of this Agreement, the Purchaser will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Company in connection therewith and do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Purchaser will and, where appropriate, will cause its Subsidiaries to:

(a)	promptly advise the Company in writing of any event, change or development that has resulted in, or that to the Purchaser’s Knowledge would have, a Material Adverse Effect in respect of the Purchaser;

(b)

promptly advise the Company in writing of any material Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser, its Subsidiaries or its or their respective assets;

(c)

obtain any necessary approvals for the listing on the CSE of (i) the Consideration Shares; and (ii) the Purchaser Subordinate Voting Shares issuable upon exercise or vesting of the Adjusted Company Options, Adjusted Company RSUs and Replacement Warrants;

(d)

at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Purchaser Subordinate Voting Shares to meet its obligation to (i) issue Consideration Shares under the Plan of Arrangement; and (ii) issue Purchaser Subordinate Voting Shares upon exercise or vesting of the Adjusted Company Options, Adjusted Company RSUs and Replacement Warrants; and

(e)

oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

Section 4.6    Company Covenant Regarding Convertible Securities

(1)

In the event that the closing price of the Company Subordinate Voting Shares on the CSE is higher than $4.97 per Company Subordinate Voting Share for 10 or more consecutive trading days during the period commencing on the date of this Agreement and ending at the Effective Date, the Company will take all steps necessary to immediately cause the acceleration of the expiry date of the Company 2020 Warrants pursuant to Section 2.2(e) of the Company 2020 Warrant Indenture.

(2)

Pursuant to the terms of the Company Convertible Debentures and in accordance with the change of control provisions set forth therein, the Company shall provide all necessary and appropriate notices regarding the Arrangement to all holders of Company Convertible Debentures. The Company shall deliver two (2) notices to such holders of Company Convertible Debentures, the first notice at least thirty (30) days or as soon as reasonably possible prior to the Effective Date, and the second notice on or immediately after the Effective Date. Such notices shall contain such information required under, and shall comply in all respects with the provisions set forth in the Company Convertible Debentures.

Section 4.7    Company Senior Secured Note Supplemental Indenture

If the redemption of the Company Senior Secured Notes has not occurred prior to Closing, each of the Company and the Purchaser shall use their respective reasonable best efforts to cause the Company Senior Secured Note Supplemental Indenture to be executed and delivered on or prior to the Effective Time.

Section 4.8    Purchaser Covenants Regarding Convertible Securities

(1)	The Purchaser shall issue Replacement Warrants in exchange for the Company Warrants, and Company MVS Warrants in accordance with the provisions of the Plan of Arrangement.

(2)

The Purchaser shall, as promptly as practicable following the Effective Date, cause there to be a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission which registers the issuance of the Purchaser Shares upon exercise or vesting of the Replacement Warrants, Adjusted Company Options and Adjusted Company RSUs, as applicable.

Section 4.9    Access to Information; Confidentiality

(1)

Subject to compliance with Law, upon reasonable notice, throughout the period prior to the Effective Time, the Parties will (and will cause their respective Subsidiaries to) as soon as practicable after a request from the other Party is received: (a) afford the other Party’s officers and other authorized Representatives reasonable access to its directors, senior management, books, Contracts and records; (b) furnish promptly to the other Party all information concerning its business, properties and personnel as may reasonably be requested (including, for the avoidance of doubt, continuing access to the Company Data Room or Purchaser Data Room, as applicable); and (c) provide reasonable cooperation to the other Party’s officers and other authorized Representatives with respect to day one readiness integration planning (such as payroll, regulatory compliance and financial reporting requirements); provided however, in each case that: (i) access to any people contemplated in this Section 4.9(1) will be provided during the applicable Party’s normal business hours unless the Parties agrees otherwise; (ii) the Party’s compliance with any request under this Section 4.9(1) will not unduly interfere with the conduct of the Party’s business; and (iii) the Party need not supply the other Party or its representatives with any information which, in the reasonable judgment of the supplying Party, is under a legal obligation not to supply, including, without limitation, pursuant to the provisions of the HSR Act or other Antitrust Laws; provided, that, with respect to clause (iii), the supplying Party shall use commercially reasonable efforts to implement alternative disclosure or access arrangements that would not violate such legal obligation. Without limiting the generality of the foregoing, the Parties will reasonably cooperate and consult, acting in good faith, with respect to each Party’s ability to access the other Party’s properties.

(2)

Neither the Purchaser nor any of its Representatives will contact any Company Employee for the purposes of negotiating a new employment or consulting agreement directly with such Company Employee, or any contractual counterparts of the Company or its Subsidiaries (in their capacity as such), except after consultation with and the approval in writing of the Chief Executive Officer or the Chief Financial Officer of the Company. Notwithstanding the foregoing, the Purchaser, its Subsidiaries and their Representatives shall not be precluded by this Section 4.9(2) from contacting any Person in the Ordinary Course of business of such Person.

(3)

Investigations made by or on behalf of a Party, whether under this Section 4.9 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(4)

The Parties acknowledge that the Confidentiality Agreement continues to apply and that any requests for information and any information provided pursuant to Section 4.9(1) will be subject to the terms of the Confidentiality Agreement.

Section 4.10    Stock Exchange Delisting

Prior to the Effective Time, the Company will cooperate with the Purchaser and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Law and rules and policies of the CSE and OTCQX to enable the delisting by the Company of the Company Subordinate Voting Shares from the CSE and the OTCQX promptly after the Effective Time.

Section 4.11    Public and Employee Communications

(1)

The Parties will agree on a communication plan in connection with: (a) the execution of this Agreement; and (b) the completion of the transactions contemplated herein, to the extent any such communications are to take place prior to the Effective Time. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent will not be unreasonably withheld or delayed); provided however, that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law will use its reasonable commercial efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure will give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, will give such notice immediately following the making of such disclosure and will consult with each other in connection with any other external communication with respect to the Transaction; provided further, that, in each case, nothing will restrict a Party from responding to inquiries from investors or financial analysts in compliance with Securities Law requirements.

(2)

Except as may be required by Law, prior to making any written or oral communications to any team of Company Employees or any other internal Company-wide or other broad communication with respect to the transactions contemplated herein: (a) the Company will provide the Purchaser with a copy of the intended communication; (b) the Purchaser will have a reasonable period of time to review and comment on the communication; (c) the Company will consider any such comments in good faith; and (d) the Parties will cooperate in providing any such mutually agreeable communication.

Section 4.12    Insurance and Indemnification

(1)

The Parties agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of its Subsidiaries or who acts as a fiduciary under any Company Plan (each such present or former director or officer of the Company or of any of its Subsidiaries or fiduciary being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement or any Contract by which the Company or any of its Subsidiaries is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), copies of which have been delivered to the Purchaser, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification for a period of not less than six years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

(2)

The Purchaser will, or will cause the Company and its Subsidiaries to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the premiums for any such policies, including any policy the Purchaser puts in place, shall not exceed 250% of the current premium paid by the Company and its Subsidiaries (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 250% of such last annual premium or less, in the aggregate, the Purchaser shall only remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

(3)

The provisions of this Section 4.12 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any surviving corporation), in trust for such Persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 4.12 prior to the Effective Time.

(4)

If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of its Subsidiaries) assumes all of the obligations set forth in this Section 4.12.

(5)

Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of its respective directors, officers or other employees, it being understood and agreed that the indemnification and other rights provided for in this Section 4.12 are not prior to or in substitution for any such claims under such policies.

Section 4.13    Transaction Litigation

The Parties will use their respective commercially reasonable efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder litigation or Order issued by any Governmental Entity against a Party or any of its directors or officers relating to this Agreement or seeking to prevent or otherwise materially delay the consummation of the Transaction; provided however, that in the event that any shareholder litigation or Order issued by any Governmental Entity related to this Agreement or the Arrangement is brought, or, to the knowledge of a Party, threatened in writing, against such Party or any members of the board of directors of such Party after the date hereof and prior to the Effective Time (“Transaction Litigation”): (a) the Party will promptly notify the other Party of any such Transaction Litigation and will keep the other Party reasonably informed with respect to the status thereof; (b) the Party will give the other Party the opportunity to participate in the defense of any Transaction Litigation; and (c) the Party will not settle or agree to settle any Transaction Litigation without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 4.14    Notice and Cure Provisions

(1)

Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(2)

Notification provided under this Section 4.14 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

Section 4.15    Subordinated Loan

In the event the Effective Date has not occurred on or prior to February 28, 2022, the Purchaser agrees, on the terms and subject to the conditions set forth in the Subordinated Loan Agreement, to lend to the Company the principal sum of $25,000,000. Further, the Purchaser shall lend to the Company an additional amount of $25,000,000 on each of May 31, August 31 and November 30, 2022 (the “Advancement Dates”) if the Effective Date has not occurred on or prior to the Business Day immediately preceding each Advancement Date, with the aggregate principal amount to be extended by the Purchaser to the Company not to exceed $100,000,000. For greater certainty, the Subordinated Loan shall be: (i) subject to acceleration in certain customary or to be negotiated events, which shall include the termination of this Agreement pursuant to Section 7.2(c)(ii); and (ii) only subordinate to the Company Senior Secured Notes and the Company Convertible Debentures.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1    Non-Solicitation

(1)

The Company will: (i) immediately cease and cause to be terminated any activities, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding the Company and/or its Subsidiaries, including through a data room; (ii) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or part of the Company, any of its Subsidiaries or a portion of their respective assets other than in the Ordinary Course sale of inventory, return or destroy all non-public information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; and (iii) enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement (or similar covenants contained in any other agreement) to which it (or any of its Subsidiaries) is a party relating to an Acquisition Proposal. Except as expressly permitted by this Article 5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will not, except as otherwise provided in the

Agreement, and the Company will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)

solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any Acquisition Proposal; provided however, that the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board informing itself about such Acquisition Proposal and the Person that made it and the Company may, for a period of seven (7) Business Days following the receipt of such Acquisition Proposal, advise any Person of the restrictions of this Agreement, communicate with any Person solely for the purpose of clarifying the terms of any inquiry, proposal or offer made by such Person and advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal;

(c)

(i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation; (ii) make, or permit any Representative of the Company or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect; or (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (the actions in this clause (c), an “Adverse Recommendation Change”);

(d)

accept, approve, endorse, recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly disclosed or publicly announced Acquisition Proposal (it being understood that taking no position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)

accept, approve, endorse, recommend or enter into or publicly propose to accept approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) relating to an Acquisition Proposal (an “Alternative Transaction Agreement”).

Section 5.2    Responding to an Acquisition Proposal

(1)

Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Arrangement Resolution, the Company receives from a Person a bona fide written Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Section 5.1, the Company may, in response to such Acquisition Proposal: (i) furnish information with respect to the Company in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

(a)	the Company notifies the Purchaser of such Acquisition Proposal in accordance with Section 5.4;

(b)

prior to the taking of any such action, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

(c)

prior to providing any such information, the Company enters into a confidentiality agreement with such Person that will include a customary standstill provision, and that is otherwise on terms and conditions no less onerous or more beneficial to such Person than those set forth in the Confidentiality Agreement, provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with the Company.

Section 5.3    Adverse Recommendation Change; Alternative Transaction Agreement

(1)

At any time prior to obtaining the approval of the Arrangement Resolution, the Board may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of this Article 5, effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement, if and only if:

(a)	the Company has complied in all material respects with its obligations under Article 5;

(b)	the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

(c)

the Company provides the Purchaser with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in Section 5.4(1) (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until the Company will have failed at or prior to the end of the Matching Period (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change) to publicly announce that it: (A) is recommending the Arrangement and that Company Shareholders vote for the Arrangement; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Arrangement and this Agreement agreed to by the Purchaser in writing; and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal);

(d)

during the Matching Period, the Board and the Company’s Representatives have negotiated in good faith with the Purchaser (to the extent the Purchaser desires to negotiate) regarding any revisions to the terms of the Arrangement and this Agreement proposed by the Purchaser in response to such Acquisition Proposal;

(e)

at the end of the Matching Period, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement or the Arrangement that the Purchaser has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Law; and

(f)	prior to or concurrently with taking any such action, the Company terminates this Agreement pursuant to Section 7.2(c)(ii).

(2)

During the Matching Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement, and the Company will cooperate with the Purchaser with respect thereto, including meeting and negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement and the Arrangement as the Purchaser deems appropriate and as would permit the Purchaser to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review any such offer by the Purchaser to amend the terms of the Arrangement and this Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether the Purchaser’s offer to amend the Arrangement and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period. If the Board so determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, the Purchaser will amend the terms of the Arrangement and the Company and the Purchaser will enter into an amendment to this Agreement reflecting the offer by the Purchaser to amend the terms of the Arrangement and this Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

The Board will promptly reaffirm its Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Board determines it is not a Superior Proposal; (ii) the Board determines that a proposed amendment to the terms of the Transaction pursuant to Section 5.3(2) would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, and the Purchaser has so amended the terms of the Arrangement in accordance with Section 5.3(2); or (iii) the Purchaser requests reaffirmation of such Board Recommendation by the Board. The Purchaser will be given a reasonable opportunity to review and comment on the form and content of any such press release and the Company will consider all reasonable comments of the Purchaser and accept all comments which the Company agrees with.

(4)

Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and the Purchaser will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

Section 5.4    Notification of Acquisition Proposals; Certain Disclosure; Subsidiaries and Representatives

(1)

In addition to the obligations of the Company under Section 5.2 and Section 5.3, if the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to the Company or any Subsidiary (other than requests for information in the Ordinary Course consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, the Company will promptly (and in any event within 48 hours) notify the Purchaser orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to the Purchaser a reasonably detailed written description thereof. The Company will keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

(2)

Nothing contained in this Agreement will prevent the Board from: (i) complying with Division 3 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; (ii) making any disclosure to the Company Securityholders, if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its duties to Company Securityholders under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company of a “stop, look and listen” statement pending disclosure of its position shall not constitute an Adverse Recommendation Change), or would violate applicable Laws; or (iii) making accurate disclosure to the Company Securityholders of factual information regarding the business, financial condition or results of operations of the Company; or (iv) making any other statements by or on behalf of the Board which would not reasonably be expected to have a similar effect as an Adverse Recommendation Change.

Section 5.5    Pre-Acquisition Reorganization

(1)

Subject to the provisions of this Section 5.5, the Company agrees that it will, and will cause its Subsidiaries to, upon the request of the Purchaser at least 20 Business Days prior to the Meeting, use its and their commercially reasonable efforts to effect each of the pre-closing reorganization steps that the Purchaser may request (the “Pre-Acquisition Reorganization”). The Purchaser acknowledges and agrees that the

Pre-Acquisition Reorganization shall not (a) impede, delay or prevent completion of the Arrangement (including by giving rise to any Action by any person), (b) in the opinion of the Company, acting reasonably, prejudice the Company Securityholders in any material respect, (c) require the Company to obtain the approval of the Company Shareholders, (d) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Contracts and Governmental Entities, (e) require the Company or any Subsidiary to contravene any applicable Laws, their respective organizational documents or any Company Material Contract, (f) cause or result in there being any additional or amendatory compliance obligation under the HSR Act, or (g) result in any Taxes being imposed on, or any adverse Tax or other adverse consequences to, the Company or any Company Securityholder greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization. The Company and the Purchaser will, at the expense of the Purchaser (including all reasonable professional fees and expenses) work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including incorporating, to the extent necessary, the steps of the Pre-Acquisition Reorganization into the Plan of Arrangement to the extent they are determined reasonably in advance of the mailing of the Circular. The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Reorganization made effective at such times (as directed by the Purchaser) on or prior to the Effective Date (but after the Purchaser will have waived or confirmed that all conditions referred to in Section 6.1, Section 6.2, and Section 6.3 have been satisfied), provided, however, that no such Pre-Acquisition Reorganization will be made effective unless: (A) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective; and (B) such Pre-Acquisition Reorganization can be reversed or unwound in a timely fashion without adversely affecting the Company and the Subsidiaries in the event that the Arrangement does not become effective and this Agreement is terminated. If the Arrangement is not completed, the Purchaser will (a) forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Subsidiaries in considering and effecting any Pre-Acquisition Reorganization, and (b) be responsible for any costs of the Company and the Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the termination of this Agreement in accordance with its terms.

(2)

The Purchaser acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached. Subject to the requirements of this Section 5.5, the Purchaser and the Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization and any post-closing reorganization. For greater certainty, the Company shall not be liable for the failure of the Purchaser to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization or any planning or other steps taken with respect to any anticipated post-closing reorganization and the completion of any Pre-Acquisition Reorganization shall not be a condition to the completion of the Arrangement.

ARTICLE 6

CONDITIONS

Section 6.1    Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Parties at or prior to the Effective Time:

(1)	Arrangement Resolution. The Arrangement Resolution will have been approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order.

(2)

Interim Order and Final Order. The Interim Order and the Final Order will have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either of the Parties, each acting reasonably, on appeal or otherwise.

(3)

Illegality. No court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement in accordance with the terms hereof (collectively, an “Order”).

(4)

U.S. Securities Law Matters. The Consideration Shares and Replacement Warrants to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from or in compliance with all applicable state securities laws, provided, however that the Company shall not be entitled to the benefit of the conditions in this Section 6.1(4), and shall be deemed to have waived such condition, in the event that the Company fails to: (a) advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the exemption from the registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (b) comply with the requirements to be satisfied by the Company set forth in Section 2.12.

(5)

Canadian Securities Law Matters. the distribution of the Consideration pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under Canadian Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities);

(6)	Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

(7)	Antitrust Approval. The Antitrust Approval will have been achieved on terms that are reasonably satisfactory to the Parties, each acting reasonably, and the Antitrust Approval shall be in force.

(8)

No Legal Action. There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by the Purchaser of the business or assets of the Company or any of its Subsidiaries.

Section 6.2    Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Purchaser at or prior to the Effective Time:

(1)

Representations and Warranties. The representations and warranties of the Company set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure) and Section (3) (Corporate Authority; Approval) of Schedule “C” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(2)

Performance of Covenants. The Company will have fulfilled or complied in all material respects with all of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(3)	Dissent Rights. Dissent Rights shall not have been exercised with respect to Company Shares representing in aggregate more than 5% of votes attached to the issued and outstanding Company Shares.

(4)

No Legal Action. There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction which seeks to compel the Purchaser to dispose of any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement.

(5)

Required Regulatory Approvals. Other than the Antitrust Approval, each of the Required Regulatory Approvals will have been obtained or received on terms that are reasonably satisfactory to the Purchaser, and each such Required Regulatory Approval shall be in force.

(6)	Supplemental Indenture. Subject to the redemption of the Company Senior Secured Notes at or prior to Closing, the Company Senior Secured Note Supplemental Indenture shall have been entered into.

(7)	Resignations. The Purchaser shall have received resignations from each director of the Company and its Subsidiaries as of the Effective Date.

(8)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Company that is continuing.

Section 6.3    Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Company on or prior to the Effective Time:

(1)

Representations and Warranties. The representations and warranties of the Purchaser set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure), Section 3 (Corporate Authority; Approval) and Section (4) (Issuance of Consideration Shares under the Arrangement) of Schedule “D” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Purchaser set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(2)

Performance of Covenants. The Purchaser will have complied with Section 2.9 and will have fulfilled or complied in all material respects with all other covenants contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(3)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Purchaser that is continuing.

Section 6.4    Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Arrangement Filings are filed with the Registrar (or, if no Arrangement Filings are required to be filed with the Registrar by the BCBCA, upon the Arrangement becoming effective).

ARTICLE 7

TERM AND TERMINATION

Section 7.1    Term

Subject to Section 7.3, this Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2    Termination

This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;

(b)	either the Company or the Purchaser, if:

(i)

the Arrangement Resolution is not approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(i) if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(ii)

after the date hereof, any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(ii) if such Order was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; or

(iii)

the Effective Time does not occur on or prior to the Outside Date; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(iii) if the failure of the Effective Time to so occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(c)	the Company if:

(i)

the Purchaser will have breached any representation or warranty or failed to perform any covenant or other agreement in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Purchaser prior to the Outside Date or otherwise is not cured by the earlier of (x) ten (10) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied; provided however, that the Company is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied;

(ii)

prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with Section 5.3; provided however, that the Company has complied with its obligations under Article 5 and the Company pays the Company Termination Fee in accordance with Section 8.2; or

(iii)	there has occurred a Material Adverse Effect with respect to the Purchaser;

(d)	the Purchaser, if:

(i)

the Company will have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Company prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied; provided however, that the Purchaser is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied;

(ii)	prior to the approval of the Arrangement Resolution at the Meeting, the Board has effected an Adverse Recommendation Change;

(iii)	the Company has breached Article 5; or

(iv)	there has occurred a Material Adverse Effect with respect to the Company.

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)) will give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3    Expenses and Reimbursement

(1)

Subject to Section 7.3(2) and Section 8.2, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated. Without limiting the generality of the foregoing, each Party agrees that it shall be responsible for 50% of all filing fees relating to the HSR Act and any other Antitrust Approval.

(2)	In addition to the rights of the Purchaser under Section 8.2, if this Agreement is terminated:

(a)

by the Purchaser pursuant to Section 7.2(d)(i), then the Company shall, within two (2) Business Days of such termination, pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Purchaser Reimbursement Fee; or

(b)

by the Company pursuant to Section 7.2(c)(i), then the Purchaser shall, within two (2) Business Days of such termination, pay or cause to be paid to the Company by wire transfer of immediately available funds the Company Reimbursement Fee.

For greater certainty, (i) no Purchaser Reimbursement Fee pursuant to this Section 7.3(2) shall be payable to the Purchaser if a Company Termination Fee is paid to it under Section 8.2; and (ii) no Company Reimbursement Fee pursuant to this Section 7.3(2) shall be payable to the Company if a Purchaser Termination Fee is paid to it under Section 8.2.

(3)

Subject to Section 8.2, if applicable, the payment of the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, pursuant to Section 7.3(2) is the sole monetary remedy of a Party if this Agreement is terminated as contemplated and the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, is payable as contemplated in Section 7.3(2), provided however that this limitation shall not apply in the event of a termination pursuant to Section 7.2(d)(i) or Section 7.2(c)(i), as applicable, due to a Wilful Breach of the Party making such reimbursement fee payment, in which case the payment of such reimbursement fee shall not preclude a Party from seeking damages and pursuing any and all other remedies that it may have in respect of losses incurred or suffered by such as a result of any breach of any representation or warranty or failure to perform any covenant or agreement on the part of any other Party.

Section 7.4    Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement will become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.12 will survive for a period of six years thereafter; (b) in the event of termination under Section 7.2, Section 4.13, this Section 7.4 and Section 8.2 through to and including Section 8.15 will survive; and (c) neither the termination of this Agreement nor anything contained in this Section 7.4 will relieve any Party from any liability for fraud, criminal acts or Wilful Breach. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination or lapse of effectiveness hereof.

ARTICLE 8

TERMINATION FEES AND GENERAL PROVISIONS

Section 8.1    Modifications or Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without further notice to or authorization on the part of the Company Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement,

provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Company Shareholders.

Section 8.2    Termination Fees

(1)	Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if

(a)	a Company Termination Fee Event occurs, the Company will pay the Purchaser the Company Termination Fee in accordance with Section 8.2(4); and

(b)	a Purchaser Termination Fee Event occurs, the Purchaser will pay the Company the Purchaser Termination Fee in accordance with Section 8.2(5).

For the avoidance of doubt, the Company shall not be required to pay the Company Termination Fee more than once and the Purchaser shall not be required to pay the Purchaser Termination Fee more than once.

(2)	For the purposes of this Agreement, “Company Termination Fee” means $100,000,000, and “Company Termination Fee Event” means:

(a)	the termination of this Agreement pursuant to Section 7.2(d)(ii) or Section 7.2(c)(ii);

(b)	the termination of this Agreement pursuant to Section 7.2(b)(i), Section 7.2(b)(iii) or Section 7.2(d)(i) (on the basis of a Wilful Breach of a covenant), if:

(i)

prior to the date of termination, an Acquisition Proposal has been publicly announced or otherwise communicated to the Board, the Company, any of its Subsidiaries or their respective Representatives; and

(ii)

within 12 months following the date of such termination: (A) a transaction in respect of any Acquisition Proposal is consummated or effected; or (B) the Company or any of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is later consummated or effected (whether or not within such 12 month period).

For purposes of the foregoing Section 8.2(2)(b)(ii), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1, except that references to “20%” will be deemed to be references to “50%”.

(3)

For the purposes of this Agreement, “Purchaser Termination Fee” means $100,000,000, and “Purchaser Termination Fee Event” means the termination of this Agreement pursuant to Section 7.2(b)(iii), provided the reason the Effective Date does not occur prior to the Outside Date is solely due to the failure to obtain the Closing Regulatory Approvals.

(4)

If a Company Termination Fee Event occurs, the Company Termination Fee will be paid prior to or concurrently with such Company Termination Fee Event; provided, however that in the circumstances set out in Section 8.2(2)(b), the Company Termination Fee will be paid within two Business Days following consummation/closing of the principal transaction contemplated by such Acquisition Proposal referred to therein.

Any Company Termination Fee will be paid by the Company to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser.

(5)

If a Purchaser Termination Fee Event occurs, the Purchaser Termination Fee will be paid prior to or concurrently with such Purchaser Termination Fee Event. The Purchaser shall be entitled to deduct or set-off any amounts outstanding pursuant to the Subordinated Loan from the amount of the Purchaser Termination Fee.

Any Purchaser Termination Fee will be paid by the Purchaser to the Company, by wire transfer in immediately available funds to an account designated by the Company.

(6)

The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages, which are a genuine pre-estimate of the damages if this Agreement is terminated as a result of the conditions set out herein, including opportunity costs, which the Purchaser or the Company will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each of the Company and the Purchaser irrevocably waive any rights it may have to raise as a defence that any such liquidated damages are excessive or punitive. The Purchaser agrees that the payment of the Company Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Purchaser against the Company in respect of the termination of this Agreement as a result of a Company Termination Fee Event and the Company agrees that the payment of the Purchaser Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Company against the Purchaser in respect of the termination of this Agreement as a result of a Purchaser Termination Fee Event, provided however, that nothing shall preclude a Party from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any Wilful Breach or other intentional breach by the other Party.

Section 8.3    Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

(a)	to the Purchaser at:

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, Florida

32351

Attention:    Kim Rivers

Email:          kim.rivers@trulieve.com

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King Street West

Toronto, ON M5X 1E2

Attention:    Derek Sigel and Russel Drew

Email:          derek.sigel@dlapiper.com and russel.drew@dlapiper.com

with a copy (which will not constitute notice) to:

Fox Rothschild LLP

777 S. Flagler Drive

Suite 1700 West Tower

West Palm Beach, FL 33401

Attention:    Sean Coyle

Email:          scoyle@foxrothschild.com

(b)	to the Company (prior to the Effective Time), at:

Harvest Health & Recreation Inc.

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona

85281

Attention:    Steven M. White

Email:          steve@harvestinc.com

with a copy (which will not constitute notice) to:

Bennett Jones LLP

First Canadian Place

100 King Street West, Suite 3400

Toronto, ON M5X 1A4

Attention:    Linda Misetich Dann and Sander Grieve

Email:          misetichdannl@bennettjones.com and grieves@bennettjones.com with a copy (which will not constitute notice) to:

Troutman Pepper LLP

401 9th Street Northwest, Suite 1000

Washington, DC 20004

USA

Attention:    Thomas Rose

Email:          thomas.rose@troutman.com

Any communication or notice hereunder may only be sent via email to the applicable address set forth in this Section 8.3, and will be deemed to have been properly delivered on the next business day after sending via email. Addresses for communication and notice may be updated from time to time in writing delivered to the other. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4    Time of the Essence.

Time is of the essence in this Agreement.

Section 8.5    Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity. Under no circumstance will the Purchaser or the Company, as applicable, be permitted or entitled to receive both a grant of specific performance and any payment of the Company Termination Fee or Purchaser Termination Fee, as applicable, in connection with termination of this Agreement pursuant to a Company Termination Fee Event or a Purchaser Termination Fee Event, as applicable.

Section 8.6    Third Party Beneficiaries

(1)

Except as provided in Section 4.12(2) and Section 8.13, which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Indemnified Persons”), and except for the right of the Company Securityholders to receive the consideration as provided in the Plan of Arrangement following the Effective Time pursuant to the Arrangement, the Parties intend and hereby agree that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties and that no Person, other than the Parties, will be entitled to rely on the provisions of this Agreement set forth herein for any Action.

(2)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 8.13, which are intended for the benefit of, and will be enforceable by, each applicable Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf; provided however, that the Parties further agree that the rights of the Indemnified Persons, his or her heirs and his or her legal representatives as contemplated by this Section 8.6 will not arise unless and until the Effective Time occurs.

Section 8.7    Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8    Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Company Disclosure Letter and the Purchaser Disclosure Letter constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions, whether oral or written, of the Parties. For greater certainty, the Parties have not relied on and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9    Successors and Assigns

(1)

This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights, interests or obligations under this Agreement are assignable, delegable or transferable (as the case may be), in whole or in part, by the other Party without the prior written consent of the other Party and any attempted or purported assignment, delegation or transfer (as the case may be) in violation of this Section 8.9 will be null and void.

Section 8.10    Severability

The provisions of this Agreement will be deemed severable and the illegality, invalidity or unenforceability of any provision will not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or application thereof to any Person or any circumstance, is illegal, invalid or unenforceable: (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such illegality, invalidity or unenforceability, nor will such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.11    Governing Law; Jurisdiction

This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction). Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12    Rules of Construction

The Parties have participated jointly in negotiating and drafting this Agreement and the Parties to this Agreement waive the application of any Law or rule of construction, providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document and agree this Agreement will be construed as if drafted jointly.

Section 8.13    No Liability

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as the Parties. No Representative of the Purchaser or any of its Subsidiaries will have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein hereby on behalf of the Purchaser or its Representatives. No Representative of the Company or any of its Subsidiaries will have any personal liability whatsoever to the Purchaser or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein on behalf of the Company or any of its Subsidiaries or their Representatives.

Section 8.14    Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15    Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by any form of electronic communication) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Parties will be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

TRULIEVE CANNABIS CORP.

By:	/s/ Eric Powers
Authorized Signing Officer

HARVEST HEALTH & RECREATION INC.

By:	/s/ Steven M. White
Authorized Signing Officer

[Signature Page to Arrangement Agreement]

APPENDIX “C”

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF

THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

Section 1.1    Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(1)	“Adjusted Exchange Ratio” means the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor;

(2)	“Adjustment Factor” has the meaning ascribed thereto in the Arrangement Agreement;

(3)

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Arrangement made in accordance with the terms of the Arrangement Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

(4)

“Arrangement Agreement” means the arrangement agreement dated as of May 10, 2021 between the Purchaser and the Company, including the schedules and exhibits thereto, providing for, among other things, the Arrangement, as the same may be amended, supplemented or restated;

(5)

“Arrangement Resolution” means the special resolution approving the Arrangement, substantially in the form attached as Schedule B to the Arrangement Agreement, passed by the Company Shareholders at the Meeting;

(6)	“Award Agreement” has the meaning ascribed thereto in the Company Equity Incentive Plan;

(7)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;

(8)

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or Tallahassee, Florida are closed for business;

(9)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(10)	“Company” means Harvest Health & Recreation Inc., a corporation existing under the BCBCA;

(11)	“Company 2019 Warrant Indenture” means the warrant indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company;

(12)	“Company 2019 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2019 Warrant Indenture;

(13)	“Company 2020 Warrant Indenture” means the warrant indenture dated as of October 28, 2020 between the Company and Odyssey Trust Company;

(14)	“Company 2020 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2020 Warrant Indenture;

(15)	“Company Certificated Warrants” means, collectively: (i) the 3,502,666 warrants to purchase Company Subordinate Voting Shares issued by the Company on May 10, 2019 and expiring on May 10, 2022, and

(ii) the 81,163 warrants to purchase Company Subordinate Voting Shares issued by the Company on December 30, 2020 and expiring on December 30, 2025;

(16)	“Company Equity Incentive Plan” means the equity incentive plan of the Company, approved by the Company Shareholders on November 13, 2018, as constituted immediately prior to the Effective Time;

(17)

“Company Multiple Voting Shares” means the multiple voting shares in the capital of the Company, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company;

(18)

“Company MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the effective date of the Arrangement Agreement is 100;

(19)	“Company MVS Warrants” means the 14,350 warrants to purchase Company Multiple Voting Shares issued by the Company on April 23, 2020 and expiring on April 23, 2023;

(20)	“Company Options” means the outstanding options, if any, to purchase Company Subordinate Voting Shares, issued pursuant to the Company Equity Incentive Plan;

(21)	“Company RSUs” means the outstanding restricted stock units, if any, granted under the Company Equity Incentive Plan;

(22)

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Options, the holders of Company RSUs, the holders of Company Warrants and the holders of Company MVS Warrants;

(23)	“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires;

(24)	“Company Shares” means, collectively, the Company Subordinate Voting Shares, Company Multiple Voting Shares and Company Super Voting Shares;

(25)

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company;

(26)

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of the Company;

(27)

“Company SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the effective date of the Arrangement Agreement is 1;

(28)	“Company Warrant Indentures” means the Company 2019 Warrant Indenture and the Company 2020 Warrant Indenture;

(29)	“Company Warrants” means, collectively, the Company 2019 Warrants, the Company 2020 Warrants, and the Company Certificated Warrants;

(30)	“Court” means the Supreme Court of British Columbia;

(31)	“Depositary” means Odyssey Trust Company;

(32)	“Dissent Rights” has the meaning ascribed to such term in Section 4.1(1);

(33)

“Dissent Share” means a Company Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights;

(34)

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(35)

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in the Arrangement Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived;

(36)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties may agree to in writing before the Effective Date;

(37)	“Exchange Ratio” means 0.1170;

(38)

“Final Order” means the final order of the Court approving the Arrangement under subsection 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(39)

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(40)

“holder” means, when used with reference to any securities of the Company or the Purchaser, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company or the Purchaser, as applicable, in respect of such securities;

(41)

“Interim Order” means the interim order of the Court pursuant to subsection 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably;

(42)

“In-The-Money Amount” means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the exercise price of such option;

(43)

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

(44)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Company Shareholders to the Depositary as described therein;

(45)

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;

(46)

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

(47)

“MVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company MVS Conversion Ratio in effect at the Effective Time;

(48)	“paid-up capital” shall have the meaning ascribed to such term in the Tax Act;

(49)	“Parties” means the Company and the Purchaser;

(50)

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations thereto made in accordance with Article 6 hereof or with the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(51)	“Purchaser” means Trulieve Cannabis Corp., a corporation incorporated under the BCBCA;

(52)	“Purchaser Replacement Warrant Indentures” means the warrant indentures to be entered into by the Purchaser and a warrant agent on terms acceptable to the Purchaser, acting reasonably;

(53)	“Purchaser Shares” means the Purchaser Subordinate Voting Shares, as well as the multiple voting shares and super voting shares in the capital of the Purchaser;

(54)

“Purchaser Subordinate Voting Shares” means the shares in the capital of the Purchaser designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Purchaser;

(55)	“Registrar” means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA;

(56)	“Replacement MVS Warrant” has the meaning ascribed to such term in Section 3.1(11);

(57)	“Replacement Warrant” has the meaning ascribed to such term in Section 3.1(10);

(58)	“Share Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor;

(59)

“SVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration, is multiplied by (ii) the Company SVS Conversion Ratio in effect at the Effective Time;

(60)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended; and

(61)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.

Section 1.2    Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3    Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4    Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5    Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Vancouver, British Columbia) unless otherwise stipulated herein or therein.

Section 1.6    Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7    Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

Section 2.1    Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in section 288 of the BCBCA.

Section 2.2    Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Company, the Purchaser, the Company Securityholders, the Depositary, the transfer agents in respect of the Company Shares and the Purchaser Subordinate Voting Shares and all other Persons, in each case without any further act or formality required on the part of any Person. Each Company Securityholder shall, in respect of any step in Section 3.1 applicable to such Company Securityholder, be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer or exchange all Company Shares, Company Options, Company RSUs, Company Warrants or Company MVS Warrants, as applicable, held by such holder in accordance with such step.

Section 2.3    Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Section 2.4    Effective Time of Transactions

The transfers, exchanges, issuances and cancellations provided for in Section 3.1 shall occur, and shall be deemed to occur, at the time and in the order specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

ARTICLE 3

ARRANGEMENT

Section 3.1    The Arrangement

Commencing at the Effective Time, each of the transactions or events set out below shall, unless otherwise specifically provided in this Section 3.1, occur and be deemed to occur in the following sequence and immediately following the immediately preceding transaction or event, in each case without any further authorization, act or formality on the part of any Person:

(1)

each Dissent Share held by a Dissenting Shareholder shall be, and shall be deemed to be, transferred by the holder thereof to the Company for cancellation and shall be cancelled, and upon such transfer:

(a)

such Dissenting Shareholder will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share, other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with Article 4; and

(b)	the former holders of such Dissent Shares shall be removed from the Company’s central securities register for the Company Shares in respect of such Dissent Shares;

(2)

subject to Section 5.3, each Company Multiple Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the MVS Consideration, and upon such exchange:

(a)

the former holder of such exchanged Company Multiple Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the MVS Consideration issuable in respect of such Company Multiple Voting Share pursuant to this Section 3.1(2);

(b)	the former holders of such exchanged Company Multiple Voting Shares shall be removed from the Company’s central securities register for the Company Multiple Voting Shares;

(c)

the former holders of such exchanged Company Multiple Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(2); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Multiple Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(3)

concurrently with the exchange of Company Multiple Voting Shares pursuant to Section 3.1(2), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(2), an amount equal to the product obtained when (i) the paid-up capital of the Company Multiple Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Multiple Voting Shares

(excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Multiple Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(4)

subject to Section 5.3, each Company Super Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the SVS Consideration, and upon such exchange:

(a)

the former holder of such exchanged Company Super Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the SVS Consideration issuable in respect of such Company Super Voting Share pursuant to this Section 3.1(4);

(b)	the former holders of such exchanged Company Super Voting Shares shall be removed from the Company’s central securities register for the Company Super Voting Shares;

(c)

the former holders of such exchanged Company Super Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(4); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Super Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(5)

concurrently with the exchange of Company Super Voting Shares pursuant to Section 3.1(4), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(4), an amount equal to the product obtained when (i) the paid-up capital of the Company Super Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Super Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Super Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(6)

subject to Section 5.3, each Company Subordinate Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the Share Consideration, rounded down to the nearest whole Purchaser Subordinate Voting Share, and upon such exchange:

(a)

the former holder of such exchanged Company Subordinate Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the Share Consideration issuable in respect of such Company Subordinate Voting Share pursuant to this Section 3.1(6);

(b)	the former holders of such exchanged Company Subordinate Voting Shares shall be removed from the Company’s central securities register for the Company Subordinate Voting Shares;

(c)

the former holders of such exchanged Company Subordinate Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(6); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Subordinate Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(7)

concurrently with the exchange of Company Subordinate Voting Shares pursuant to Section 3.1(6), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(6), an amount equal to the product obtained when (i) the paid-up capital of the Company Subordinate Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Subordinate Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Subordinate Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(8)

the terms of each Company Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Company Option, the holder shall, upon payment of the exercise price under such Company Option, be entitled to receive, in substitution for the number of Company Shares subject to such Company Option, that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Shares subject to such Company Option immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio. For greater certainty, the Company Options shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(8), shall continue to be governed by the Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Company Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before such adjustment. For any Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424-1(a). For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code;

(9)

the terms of each Company RSU outstanding immediately prior to the Effective Time shall be adjusted so that, upon vesting of such Company RSU, the holder shall be entitled to receive, instead of the number of Company Shares underlying such Company RSU, that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Shares underlying such Company RSU immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio. For greater certainty, the Company RSUs shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(9), shall continue to be governed by the Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time;

(10)

each Company Warrant, other than any Certificated Company Warrant or Company MVS Warrant, outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, exchanged in accordance with its terms for a Purchaser warrant governed by the Purchaser Replacement Warrant Indentures (each, a “Replacement Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Subordinate Voting Shares issuable on exercise of such exchanged Company Warrant immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company Warrant immediately prior to the Effective Time divided by the Adjusted Exchange Ratio (provided that if the exercise of Replacement Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company Warrant, and such exchanged Company Warrant shall thereupon be cancelled. Any document previously evidencing such Company Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;

(11)

each Company Certificated Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement Certificated Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Subordinate Voting Shares issuable on exercise of such exchanged Company Certificated Warrant immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company Certificated Warrant immediately prior to the Effective Time divided by the Adjusted Exchange Ratio (provided that if the exercise of Replacement Certificated Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Certificated Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company Certificated Warrant, and such exchanged Company Certificated Warrant shall thereupon be cancelled. Any document previously evidencing such Company Certificated Warrant shall thereafter evidence and be deemed to evidence such Replacement Certificated Warrant and no certificates evidencing the Replacement Certificated Warrants shall be issued;

(12)

each Company MVS Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement MVS Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Multiple Voting Shares issuable on exercise of such exchanged Company MVS Warrant immediately prior to the Effective Time is multiplied by the product of, (A) the Adjusted Exchange Ratio, and (B) the MVS Conversion Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company MVS Warrant immediately prior to the Effective Time divided by the product of (A) the Adjusted Exchange Ratio, and (B) the MVS Conversion Ratio (provided that if the exercise of Replacement MVS Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement MVS Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company MVS Warrant, and any document previously evidencing such Company MVS Warrant shall thereafter evidence and be deemed to evidence such Replacement MVS Warrant and no certificates evidencing the Replacement MVS Warrants shall be issued;

(13)	the Company Warrant Indentures shall be terminated; and

(14)

any other rights of any other Person, other than the Purchaser or as otherwise set out above in this Section 3.1, in respect of the Company Shares, Company Warrants and Company MVS Warrants shall be extinguished.

ARTICLE 4

DISSENT RIGHTS

Section 4.1    Rights of Dissent

(1)	Registered holders of the Company Shares may exercise rights of dissent in connection with the Arrangement under section 238 of the BCBCA, in the manner set forth in sections 237 to 247 of the

BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (“Dissent Rights”); provided that notwithstanding subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by the Company not later than 4:00 p.m. (Vancouver time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)

Dissenting Shareholders who are ultimately determined to be entitled to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(1) in consideration of such fair value paid by the Company and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares.

(3)

Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the Effective Time and be entitled to receive only the consideration set forth in Section 3.1 that such holder would have received if such holder had not exercised Dissent Rights.

(4)

In no case will the Company or the Purchaser or any other person be required to recognize a Person exercising Dissent Rights as a holder of Company Shares after the Effective Time, and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as and from the Effective Time.

(5)

For greater certainty, in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Company Options; (ii) holders of Company RSUs; (iii) holders of Company Warrants; (iv) holders of Company MVS Warrants; and (v) holders of Company Shares who vote, or have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5

DELIVERY OF PURCHASER SUBORDINATE VOTING SHARES

Section 5.1    Delivery of Purchaser Subordinate Voting Shares

(1)

Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Company Shareholder together with certificate(s) or a direct registration statement advice (a “DRS Advice”) representing one or more Company Shares that such Company Shareholder held immediately before the Effective Time, together with such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder shall be entitled to receive the Purchaser Subordinate Voting Shares that they are entitled to receive pursuant to Section 3.1 in exchange therefor, and the Depositary shall deliver to such holder, following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Purchaser Subordinate Voting Shares that such holder is entitled to receive pursuant to Section 3.1.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(1), each certificate or DRS Advice that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Purchaser Subordinate Voting Shares that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1.

(3)	For greater certainty, none of the holders of Company Options, holders of Company RSUs, holders of Company Warrants, holders of Company MVS Warrants or Company Shareholders shall be entitled to receive any consideration with respect to such Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.2    Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Subordinate Voting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 3.1 unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.6) in accordance with Section 5.1(1). Subject to applicable Law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Company Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Purchaser Subordinate Voting Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Subordinate Share.

Section 5.3    Fractional Shares

In no event shall any holder of Company Shares be entitled to a fractional Purchaser Subordinate Voting Share. Where the aggregate number of Purchaser Subordinate Voting Shares to be issued to a holder of Company Shares as consideration under this Arrangement would result in a fraction of a Purchaser Subordinate Voting Share being issuable, the number of Purchaser Subordinate Voting Shares to be received by such holder shall be rounded down to the nearest whole Purchaser Subordinate Voting Share.

Section 5.4    Adjustment to Share Consideration

THE AMOUNT OF SHARE CONSIDERATION, IF ANY, THAT A COMPANY SHAREHOLDER IS ENTITLED TO RECEIVE PURSUANT TO SECTION 3.1 SHALL BE ADJUSTED TO REFLECT FULLY THE EFFECT OF ANY STOCK SPLIT, REVERSE SPLIT OR STOCK DIVIDEND (INCLUDING ANY DIVIDEND OR DISTRIBUTION OF SECURITIES CONVERTIBLE INTO SHARES), CONSOLIDATION, REORGANIZATION, RECAPITALIZATION OR OTHER LIKE CHANGE WITH RESPECT TO COMPANY SHARES OCCURRING AFTER THE DATE OF THE ARRANGEMENT AGREEMENT AND PRIOR TO THE EFFECTIVE TIME.

Section 5.5    Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall deliver or arrange to be delivered to the Depositary the Purchaser Subordinate Voting Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which Purchaser Subordinate Voting Shares shall be held by the Depositary as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of Article 5.

Section 5.6    Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Company Shares, or make available for pick up at its offices, the Purchaser Subordinate Voting Shares such former holder is entitled to receive in respect of such Company Shares pursuant to Section 3.1 together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.8. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares shall, as a condition precedent to the delivery of Purchaser Subordinate Voting Shares, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Company, the Purchaser and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.7    Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 which is not deposited with the Depositary in accordance with the provisions of Section 5.1(1) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Depositary or any other person. On such date, the consideration such former holder of Company Shares would otherwise have been entitled to receive pursuant to Section 3.1, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to the Purchaser. Neither the Company nor the Purchaser will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.8    Withholding Rights

The Purchaser, the Company or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or the Arrangement Agreement (including, without limitation, any payments to Dissenting Shareholders) such amounts as the Purchaser, the Company or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of the Purchaser, the Company or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Company or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Section 5.9    U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all Purchaser Subordinate Voting Shares, Replacement Warrants, Replacement Certificated Warrants and Replacement MVS Warrants to be issued by the Purchaser to Company Shareholders, holders of Company Warrants and holders of Company MVS Warrants, respectively, in exchange for their Company Shares, Company Warrants and Company MVS Warrants, respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

ARTICLE 6

AMENDMENTS

Section 6.1    Amendments to Plan of Arrangement

(1)

The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Company and the Purchaser, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(2)

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(1) may be proposed by the Company at any time prior to the Meeting (provided the Purchaser shall have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(3)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Company Shareholders voting in the manner directed by the Court.

(4)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Parties provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former Company Securityholder.

ARTICLE 7

TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

ARTICLE 8

FURTHER ASSURANCES

Section 8.1    Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 8.2    Paramountcy

From and after the Effective Time:

(1)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Effective Time;

(2)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(3)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

APPENDIX “D”

INTERIM ORDER

APPENDIX “E”

ARRANGEMENT RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under the provisions of Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Harvest Health & Recreation Inc. (“Harvest”) and its securityholders pursuant to the arrangement agreement (the “Arrangement Agreement”) between Harvest and Trulieve Cannabis Corp. dated May 10, 2021, all as more particularly described and to be set forth in the management information circular of Harvest (the “Circular”) accompanied by the notice of the meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving Harvest (the “Plan of Arrangement”) and its securityholders, the full text of which is set out as Schedule “A” to the Circular, is hereby authorized, approved and adopted.

3.

The Arrangement Agreement, as it may be amended from time to time in accordance with its terms, all the transactions contemplated therein, the actions of the directors of Harvest in approving the Arrangement and the Arrangement Agreement, and the actions of the officers of Harvest in executing and delivering the Arrangement Agreement and causing the performance by Harvest of its obligations thereunder, are hereby ratified and approved.

4.

Harvest be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of Harvest are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders:

a.	to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and

b.	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

6.

Any officer or director of Harvest is hereby authorized and directed for and on behalf of Harvest to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of Harvest or otherwise, and to deliver or cause to be delivered, such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.

Any officer or director of Harvest is hereby authorized and directed for and on behalf of Harvest to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

E-1

APPENDIX “F”

NOTICE OF HEARING

APPENDIX “G”

MOELIS FAIRNESS OPINION

399 Park Avenue, 4th Floor New York, NY 10022

May 9, 2021

The Board of Directors

Harvest Health & Recreation Inc.

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of subordinated voting shares (“Company Subordinated Voting Shares”), multiple voting shares (“Company Multiple Voting Shares”) and super voting shares (“Company Super Voting Shares” and, collectively with the Company Subordinate Voting Shares and the Company Multiple Voting Shares, the “Company Shares”) of Harvest Health & Recreation Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to the statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Transaction”) to be completed pursuant to an arrangement agreement (the “Agreement”) to be entered into by the Company and Trulieve Cannabis Corp. (the “Acquiror”). Subject to adjustment in accordance with their terms, (i) each Company Multiple Voting Share is convertible on its terms into 100 Company Subordinate Voting Shares (the “MVS Conversion Ratio”) and (ii) each Company Super Voting Share is convertible on its terms into one Company Subordinate Voting Share (the “SVS Conversion Ratio”). As more fully described in the Agreement, pursuant to the Transaction (i) each issued and outstanding Company Subordinated Voting Share will be converted into the right to receive 0.1170, subject to adjustment in accordance with the terms of the Agreement (the “Exchange Ratio”) of a of a subordinated voting share of the Acquiror (“Acquiror Shares”); (ii) each issued and outstanding Company Multiple Voting Share will be converted into the right to receive a number of Acquiror Shares equal to the Exchange Ratio multiplied by the MVS Conversion Ratio then in effect; and (iii) each issued and outstanding Company Super Voting Share will be converted into the right to receive a number of Acquiror Shares equal to the Exchange Ratio multiplied by the SVS Conversion Ratio then in effect. As such, the Exchange Ratio will apply equally to each of the Company Shares, on an as-converted basis.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror furnished to us by the Acquiror, including financial forecasts provided to or discussed with us by the management of the Acquiror and the Company; (iv) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror furnished to us and adjusted by the Company (the “Company Adjusted Acquiror Forecasts”); (v) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the “Expected Synergies”) and certain other pro forma financial effects of the Transaction furnished to us by the Company and the Acquiror; (vi) reviewed the capitalization of the Company and the Acquiror furnished to us by the Company and the Acquiror; (vii) conducted discussions with members of the senior managements and representatives of the Company and the Acquiror concerning the information described in clauses (i) through (vi) of this paragraph, as well as the businesses and prospects of the Company and the Acquiror generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed a draft, dated May 7, 2021, of the Agreement; (x) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. Moelis considered, but did not rely on for purposes of our analysis and opinion, the financial terms of certain other transactions.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and did not independently verify) any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Company, the Acquiror, Expected Synergies and other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or the Acquiror, as the case may be, as to the future performance of the Company and the Acquiror, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the managements of the Company and the Acquiror as to the Acquiror’s ability to retain key employees of the Company and to integrate the businesses of the Company and the Acquiror. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluation or appraisal.

With your consent, for purposes of our analysis and opinion we have considered the Company Multiple Voting Shares and the Company Super Voting Shares on an as-converted basis. Our analysis and opinion do not address the non-economic aspects of such shares (such as enhanced voting rights) and, at your direction, we have not attempted to place any financial value on any non-economic aspects of any such shares prior to their conversion. Also at your direction, for purposes of our analysis and opinion we have assumed that each Company Share (on an as-converted basis) is of equal value and we have not attempted to place any incremental financial value on any Company Shares that form part of a control position.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Shares (on an as-converted basis). Our opinion relates to the relative values of the Company and the Acquiror. With your consent, we express no opinion as to what the value of Acquiror Shares actually will be when issued pursuant to the Transaction or the prices at which Company Shares or Acquiror Shares may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that (i) all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis and (ii) that there will be no adjustment to the Exchange Ratio relating to the refinancing of existing debt of the Company prior to completion of the Transaction. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for federal income tax purposes.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. In the two years prior to the date hereof, we have not provided investment banking or other services to the Company unrelated to the Transaction or to the Acquiror. In the future we may provide such services to the Company or the Acquiror and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Shares (on an as-converted basis). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the holders of Company Shares (on an as-converted basis).

Very truly yours,

MOELIS & COMPANY LLC

APPENDIX “H”

HAYWOOD FAIRNESS OPINION

May 9, 2021

Harvest Health & Recreation Inc.

1155 W. Rio Salado Parkway

Suite 201, Tempe, AZ 85281

To the Special Committee of the Board of Directors:

Haywood Securities Inc. (“Haywood”) understands that Harvest Health & Recreation Inc. (“Harvest”) has entered into a definitive arrangement agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp. (“Trulieve”) pursuant to which Trulieve will acquire all of the issued and outstanding subordinate voting shares, multiple voting shares and super voting shares (together, the “Harvest Shares”) of Harvest (the “Transaction”).

The Transaction

Haywood further understands that, under the terms of the Arrangement Agreement, shareholders of Harvest (the “Harvest Shareholders”) will receive 0.1170 of a subordinate voting share of Trulieve (each whole share, a “Trulieve Share”) for each Harvest Share (or equivalent) held, subject to adjustment as described in the Arrangement Agreement, (the “Exchange Ratio”), representing total consideration of approximately CDN$2.1 billion based on the closing price of the Trulieve Shares on May 7, 2021. The total consideration payable to Harvest under the Arrangement Agreement is referred to herein as the “Consideration”.

The terms of, and conditions necessary to complete, the Transaction are set forth in the Arrangement Agreement and will be described in a management information circular (the “Circular”) to be mailed to the Harvest Shareholders in connection with the special meeting of Harvest Shareholders to consider, among other matters, and, if deemed advisable, to approve the Transaction.

Haywood understands that officers and directors of Harvest, and certain Harvest Shareholders, who together control, more than 50% of the outstanding Harvest Shares, have entered into support and voting agreements (each, a “Harvest Support and Voting Agreement”) pursuant to which, among other things, each such officer, director and shareholder will vote their Harvest Shares in favour of the Transaction.

The special committee of the board of directors of Harvest (the “Special Committee”) has retained Haywood to prepare and render an opinion (this “Fairness Opinion”) as to the fairness of the Consideration, from a financial point of view, to Harvest. Haywood has not prepared a “formal valuation” (within the meaning of Multilateral Instrument MI 61-101 (“MI 61-101”)) of Harvest or Trulieve or any of their subsidiaries and assets, and this Fairness Opinion should not be construed as such.

Head Office – Vancouver	Calgary	Toronto
Suite 700 Waterfront Center 200 Burrard Street Vancouver, BC V6C 3L6	808 First Street SW, Suite 301 Calgary, AB T2P 1M9	Brookfield Place, 181 Bay Street Suite 2910, PO Box 808 Toronto, ON M5J 2T3

Phone: (604) 697-7100 Facsimile: (604) 697-7499 Toll-Free: (800) 663-9499	Phone: (403) 509-1900 Facsimile: (403) 509-1999 Toll-Free: (877) 604-0044	Phone: (416) 507-2300 Facsimile: (416) 507-2399 Toll-Free: (866) 615-2225

Engagement

Pursuant to a letter agreement dated April 30, 2021 (the “Engagement Agreement”), Harvest engaged Haywood to render an opinion as to the fairness of the Consideration, from a financial point of view, to Harvest.

Following its review of the terms of the Transaction, Haywood rendered its verbal opinion to the Special Committee as to the fairness of the Consideration, from a financial point of view, to Harvest. This Fairness Opinion confirms the verbal opinion rendered by Haywood to the Special Committee on May 9, 2021. The data used for Haywood’s analyses in the verbal opinion and in this Fairness Opinion is as of May 7, 2021.

The terms of the Engagement Agreement provide that Haywood is to be paid a fixed fee for the delivery of the Fairness Opinion, no portion of which is conditional upon this Fairness Opinion being favourable. Harvest has also agreed to reimburse Haywood for its reasonable out-of-pocket expenses whether or not the Transaction is completed and to indemnify Haywood, its affiliates, and their respective directors, officers, employees, agents and controlling persons, against certain losses, claims, damages and liabilities which may arise directly or indirectly from services performed by Haywood in connection with its engagement.

Independence of Haywood

Neither Haywood, nor any of its affiliates, is, or over the past two years has been, an insider, associate or affiliate of any of Trulieve or Harvest or any of their respective associates or affiliates. Haywood has not entered into any other agreements or arrangements with Trulieve or Harvest or any of their associates or affiliates with respect to any future dealings and has not been engaged in financing activities for any of Trulieve or Harvest or any of their respective associates or affiliates.

As of the date of this Fairness Opinion, Haywood’s clients and members of its pro group hold an aggregate 16,841,492 Subordinate Voting Shares of Harvest, 500,000 of Harvest’s 9.25% debentures due December 20 2022, and 5,228,750 Subordinate Voting Shares of Trulieve.

Haywood acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Trulieve and Harvest or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. In the ordinary course of trading and brokerage activities, Haywood, the associates and affiliates thereof and the officers, directors and employees of any of them at any time may hold long or short positions, may trade or otherwise effect transactions, for their own account, for managed accounts or for the accounts of customers, in debt or equity securities of Trulieve and Harvest, or related assets or derivative securities. As an investment dealer, Haywood conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Trulieve or Harvest, or with respect to the Transaction.

Credentials of Haywood

Haywood is one of Canada’s leading independent investment dealers with operations in corporate finance, equity sales and trading and investment research. Haywood is a participating organization of the Toronto Stock Exchange and the TSX Venture Exchange and a member of the Investment Industry Regulatory Organization of Canada (“IIROC”) and the Canadian Investor Protection Fund. The opinion expressed herein is the opinion of Haywood, and the individuals primarily responsible for preparing this Fairness Opinion are professionals of Haywood experienced in merger, acquisition, divestiture and fairness opinion matters and have an understanding of the marketable securities involved in the Transaction. Fairness opinions prepared by Haywood, including this Fairness Opinion, are subject to internal oversight and review before they are issued.

Scope of Review and Approach to Analysis

In connection with rendering this Fairness Opinion, Haywood has reviewed and relied upon, or carried out, among other things, the following:

(a)	the draft Arrangement Agreement dated May 9, 2021;

(b)	the form of Harvest Support and Voting Agreement;

(c)	the audited financial statements for Harvest dated December 31, 2020 and the interim financial statements for Harvest dated March 31, 2021;

(d)	minute book documents for Trulieve;

(e)	the audited financial statements for Trulieve dated December 31, 2020 and the interim financial statements for Harvest dated March 31, 2021

(f)	financial forecasts for Trulieve and Harvest determined in consultation with each’s respective management team and consultants (together, “the Harvest and Trulieve Management Forecasts”);

(g)	public information relating to the business, financial condition and trading history of Harvest, Trulieve and other select public companies Haywood considered relevant;

(h)

certain projected financial information, including without limitation, budgets, financial forecasts and internal operational models, which were prepared and provided by Harvest, Trulieve and their advisors;

(i)

the financial results of Trulieve and Harvest and compared them with publicly available financial data concerning certain publicly traded companies that Haywood deemed to be relevant for the purposes of its analysis (sources: S&P Capital IQ Platform and various public company filings);

(j)	certain industry and analyst reports and statistics that Haywood deemed relevant for the purposes of its analysis;

(k)	a certificate addressed to Haywood, dated April 30, 2021, from a senior officer of Harvest as to the completeness and accuracy of the Information (as defined below);

(l)	publicly available technical reports and financial documents on relevant comparable companies in the sector (source: various public company filings); and

(m)

considered such other financial, market, technical and industry information, and conducted such other investigations, analyses and discussions (including discussions with senior management of Harvest) as Haywood considered relevant and appropriate in the circumstances.

Haywood has not, to the best of its knowledge, been denied access by Harvest to any information under its control requested by Haywood. Haywood did not meet with the auditors of Harvest and has assumed the accuracy and fair presentation of and relied upon the audited financial statements of Harvest and the reports of the auditor thereon.

In its assessment, Haywood considered several techniques which involved a number of quantitative and qualitative factors, and used a blended approach to determine its opinion on the Transaction. Haywood believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying this Fairness Opinion. The preparation of an opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The following is a summary of the principal financial analyses performed by Haywood to arrive at its opinion.

Haywood performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Harvest the assumptions on which such analyses were based and other factors, including the historical financial results of Trulieve and Harvest, certain projected financial information of Trulieve and Harvest. Certain of the assumptions on which such analyses were based, and certain other factors, were also reviewed with the management of Harvest.

Analysis of Select Publicly Traded Companies

Haywood performed an analysis of publicly traded companies, which Haywood believes, in its professional judgment and experience, to be relevant for comparison purposes (the “Selected Companies”). Haywood reviewed and compared select historical and projected operating and financial data for Harvest and Trulieve to the corresponding financial data and ratios of the Selected Companies. The data included certain financial and operating metrics that Haywood deemed relevant, including information related to actual 2020 and estimated 2021 revenue and EBITDA multiples (in each case, informed by relevant research analyst reports) for the Selected Companies.

Harvest Publicly Traded Peers

The Selected Companies used in the analysis of Harvest, included US multi-state operators with a market capitalization of between US$1 billion and US$3 billion (the “Tier 2 MSOs”):

•	Columbia Care Inc.

•	Ayr Wellness Inc.

•	Planet 13 Holdings Inc.

•	Jushi Holdings Inc.

Harvest Discounted Cash Flow Analysis

Haywood performed an analysis of a range of values for the Harvest Shares based upon the discounted present value of the projected unlevered free cash flows of Harvest described in the Harvest and Trulieve Management Forecasts to 2023 with an exit multiple that is derived from the Selected Companies.

Enterprise Value for Harvest

Haywood derived an illustrative enterprise value range for Harvest by bringing together its analysis of publicly traded peers, analysis of discounted cash flows, and relevant trading statistics and research analysts’ consensus projections. In assessing peer group trading multiples to EBITDA and revenue projections for Harvest, the Tier 2 MSOs were used as a peer group, with a higher weight being put on Columbia Care Inc.’s and Jushi Holding Inc.’s metrics.

Trulieve Publicly Traded Peers

The Selected Companies included the following, for application to Trulieve, the US multi-state operators with a market capitalization of more than US$3 billion (the “Tier 1 MSOs”):

•	Curaleaf Holdings Inc.

•	Green Thumb Industries Inc.

•	Verano Holdings Corp.

•	Cresco Labs Inc.

•	TerrAscend Corp.

Trulieve Discounted Cash Flow Analysis Based on Management Projections

Haywood performed an analysis of a range of values for Trulieve Shares based upon the discounted present value of the projected unlevered free cash flows of Trulieve described in the Harvest and Trulieve Management Forecasts with an exit multiple that is derived from comparables.

Enterprise Value for Trulieve

Haywood derived an illustrative enterprise value range for Trulieve by bringing together its analysis of publicly traded peers, analysis of discounted cash flows, and relevant trading statistics and research analysts’ consensus projections. In assessing peer group trading multiples to EBITDA and revenue projections for Trulieve, the Tier 1 MSOs were used as peer group, with equal weight being provided to all peers.

Regarding Publicly Traded Peers

Although the Selected Companies were used for comparison purposes, none of those companies are directly comparable to Harvest or Trulieve. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Harvest or Trulieve to which they are being compared.

Regarding Precedents

Although Haywood recognizes that M&A transactions have occurred in the US cannabis environment, Haywood did not use the precedent transaction analysis methodology from a quantitative perspective as there was a lack directly comparable sizeable transactions (>US$1B) involving MSOs in all share transactions and in a comparable market environment (taking into account political and regulatory factors).

Other Factors

Haywood also reviewed and considered other factors that were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, current and historical trading price ranges and equity research analysts’ price targets.

The summary set forth above does not purport to be a complete description of all the analyses performed by Haywood. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Haywood did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Haywood does not assume responsibility if future results are materially different from those projected.

Assumptions and Limitations

With the approval and agreement of the Special Committee and as provided for in the Engagement Agreement, and subject to the exercise of its professional judgement, Haywood has relied upon and assumed the completeness, accuracy and fair presentation of all financial information, business plans, financial analyses, forecasts and other information, data, advice, opinions and representations (collectively referred to as the “Information”) obtained by Haywood from public sources, or provided to Haywood by Trulieve and Harvest, their respective subsidiaries, directors, officers, associates, affiliates, consultants, advisors and representatives relating to Trulieve, Harvest, their respective subsidiaries, associates and affiliates, and to the Transaction. This Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. Haywood has not been requested to or, subject to the exercise of professional judgment, attempted to verify independently the completeness, accuracy or fair presentation of any such Information and assumes no responsibility or liability in connection therewith. Haywood has not conducted or been provided with any “formal valuation” (within the meaning of MI 61-101) or appraisal of any assets or liabilities, nor has it evaluated the solvency of Trulieve or Harvest under any provincial or federal laws relating to bankruptcy, insolvency or similar matters. Haywood has not had the benefit of reviewing any third party economic assessment on the assets of Trulieve or Harvest, and expresses no opinion as to the results of any future economic assessment that may be released prior to or following completion of the Transaction or the market reaction to the results of such economic assessment. The technical due diligence conducted by Haywood was limited in scope and Haywood has relied heavily on the experience and representations of management of Harvest.

Harvest has represented to Haywood in a certificate of a senior officer dated April 30, 2021, among other things, that the Information provided to Haywood, including the written information and discussions concerning Harvest referred to above under the heading “Scope of Review and Approach to Analysis”, is complete and correct at the date the Information was provided to Haywood and that, since the date on which the Information was provided to Haywood, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Harvest or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Fairness Opinion. Haywood has relied on the representations and warranties of Trulieve as set out in the Arrangement Agreement and assumes that such representations and warranties are complete and correct at the date of this Fairness Opinion and that there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Trulieve or its affiliates which would have or which would reasonably be expected to have a material effect on this Fairness Opinion.

With respect to any financial analyses, forecasts, projections, estimates and/or budgets provided to Haywood and used in its analyses, Haywood notes that projecting future results of any company is inherently subject to uncertainty. Haywood has assumed, however, that such financial analyses, forecasts, projections, estimates and/or budgets were prepared using the assumptions identified therein and that such assumptions reflect the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of each of Trulieve and Harvest. Haywood expresses no view as to such financial analyses, forecasts, projections, estimates and/or budgets or the assumptions on which they were based.

In preparing this Fairness Opinion, Haywood has made several assumptions, including that all of the representations and warranties contained in the Arrangement Agreement are correct as of the date hereof, all of the conditions required to complete the Transaction will be met, the Transaction will be completed substantially in accordance with its terms and all applicable laws, and that the disclosure provided in the Circular with respect to Trulieve, Harvest, and their respective subsidiaries and affiliates and the Transaction will be accurate in all material respects.

Haywood has relied as to all legal matters relevant to rendering this Fairness Opinion upon the advice of its own counsel. Haywood has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Trulieve or Harvest or on the contemplated benefits of the Transaction.

Haywood is not a legal, tax or accounting expert and expresses no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes.

This Fairness Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing, and the Information as at May 7, 2021 and the conditions and prospects, financial and otherwise, of Trulieve or Harvest as they are reflected in the Information provided by Trulieve and Harvest, and as was represented to Haywood in its discussions with the management of Harvest, and certain of their respective consultants, advisors and representatives. It should be understood that subsequent developments may affect this Fairness Opinion and that Haywood does not have any obligation to update, revise or reaffirm this Fairness Opinion. Haywood is expressing no opinion herein as to the price at which the current Harvest Shares or Trulieve will trade at any future time. In Haywood’s analyses and in connection with the preparation of this Fairness Opinion, Haywood made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Haywood and any party involved in the Transaction.

Haywood has not been asked to prepare and has not prepared a “formal valuation” (within the meaning of MI 61-101) of Trulieve or Harvest or any of the securities or assets thereof and this Fairness Opinion should not be construed as a “formal valuation” (within the meaning of MI 61-101).

This Fairness Opinion is provided for the use of the Special Committee only and may not be disclosed, referred or communicated to, or relied upon by, any third party without Haywood’s prior written approval. Haywood consents to the inclusion of this Fairness Opinion in the Circular. Haywood disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion that may come or be brought to the attention of Haywood after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this Fairness Opinion after the date hereof, Haywood reserves the right to change, modify or withdraw this Fairness Opinion.

This Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC, but IIROC has not been involved in the preparation or review of this Fairness Opinion.

This Fairness Opinion does not address the relative merits of the transactions contemplated by the Arrangement Agreement as compared to any alternative transaction or opportunity that might be available to Harvest, nor does it address the underlying business decision by Harvest to engage in the Arrangement or the terms of the Arrangement Agreement or the documents referred to therein. This Fairness Opinion does not constitute a recommendation as to how any Harvest Shareholder should vote on the Arrangement or any matter related thereto.

Fairness Conclusion

Based on and subject to the foregoing and such other factors as Haywood considered relevant, Haywood is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Harvest.

Yours truly,

HAYWOOD SECURITIES INC.

“Haywood Securities Inc.”

APPENDIX “I”

DISSENT PROVISIONS OF THE BUSINESS CORPORATIONS ACT, [SBC 2002] CHAPTER 57

Part 8 — Proceedings

Division 2 — Dissent Proceedings

Definitions and application

237 (1)	In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c)

in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)	This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1)	A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a)	under section 260, in respect of a resolution to alter the articles

(i)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91, or

(iii)	without limiting subparagraph (i), in the case of a benefit company, to alter the company’s benefit provision;

(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g)	in respect of any other resolution, if dissent is authorized by the resolution;

(h)	in respect of any court order that permits dissent.

(1.1)

A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2)	A shareholder wishing to dissent must

(a)	prepare a separate notice of dissent under section 242 for

(i)	the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c)	dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3)	Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1)	A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2)	A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3)

If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b)

any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4)

If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1)

If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2)

If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a statement advising of the right to send a notice of dissent.

(3)

If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,

(b)	a statement advising of the right to send a notice of dissent, and

(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4)	Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241

If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and

(b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a)

if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and

(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3)	A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4)	A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a)

if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b)

if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner, and

(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5)

The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1)	A company that receives a notice of dissent under section 242 from a dissenter must,

(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)	the date on which the company forms the intention to proceed, and

(ii)	the date on which the notice of dissent was received, or

(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2)	A notice sent under subsection (1) (a) or (b) of this section must

(a)	be dated not earlier than the date on which the notice is sent,

(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1)

A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,

(b)	the certificates, if any, representing the notice shares, and

(c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2)	The written statement referred to in subsection (1) (c) must

(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	that dissent is being exercised in respect of all of those other shares.

(3)	After the dissenter has complied with subsection (1),

(a)	the dissenter is deemed to have sold to the company the notice shares, and

(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4)

Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5)

Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6)	A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1)	A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)	promptly pay that amount to the dissenter, or

(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2)	A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a)

determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c)	make consequential orders and give directions it considers appropriate.

(3)	Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a)

pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4)	If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a)

the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)

if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5)	A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment would render the company insolvent.

Loss of right to dissent

246

The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b)	the resolution in respect of which the notice of dissent was sent does not pass;

(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h)	the notice of dissent is withdrawn with the written consent of the company;

(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247	If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)

the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

*                *                 *

APPENDIX “J”

INFORMATION CONCERNING HARVEST

Overview

Harvest is a reporting issuer in Canada listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “HARV.” Harvest’s Subordinate Voting Shares are also traded in the United States on the OTCQX tier of the OTC Markets (the “OTCQX”) under the symbol “HRVSF.”

Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.” Harvest was established in Arizona and it received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

Harvest has an operational footprint in eight U.S. markets, including Arizona, California, Colorado, Florida, Maryland, Nevada, Pennsylvania, and Utah. It also has two provisional licenses in Massachusetts. In addition, Harvest owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. Harvest also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, GOODSUN, EVOLAB, CHROMA, CO2LORS, ALCHEMY and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores it owns or operates as well as provide support and financing to a Utah licensed medical cannabis cultivator.

Harvest conducts its business through wholly owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements. See Exhibit 1 to this Appendix “J” for a list of Harvest’s material Subsidiaries.

Harvest’s head office is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona 85281. Harvest’s registered office is located at 885 W. Georgia Street, Suite 2200, Vancouver, British Columbia V6C 3E8 Canada.

Description of Harvest

Harvest’s History

Harvest Dispensaries, Cultivations & Production Facilities LLC (“Harvest DCP”) and certain of its Affiliates, are engaged in the ownership, operation and management of licensed businesses engaged in cultivation, processing and sale of cannabis and related products in Arizona.

RockBridge Energy Inc. was incorporated on November 20, 2007 under the BCBCA. On May 30, 2010, RockBridge Energy Inc. changed its name to “RockBridge Resources Inc.” (“RockBridge”). Rockbridge was a development stage company and held working interests in certain oil and gas properties located in British Columbia until November 14, 2018.

On November 14, 2018, RockBridge completed a business combination with Harvest Enterprises, Inc. (“Harvest PrivateCo”) and HVST Finco (Canada) Inc. (“HVST Finco”), of which Harvest DCP is a subsidiary, which resulted in former shareholders of Harvest PrivateCo and HVST Finco obtaining control of RockBridge, and therefore constituted a reverse takeover of RockBridge under the policies of the CSE (the “RTO Transaction”). Concurrently with the completion of the RTO Transaction, RockBridge changed its name to “Harvest Health & Recreation Inc.” Upon completion of the RTO Transaction, Harvest became a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan and Ontario.

General Development of Harvest’s Business

The RTO Transaction and Related Financing Activities

On November 14, 2018, Harvest PrivateCo and HVST Finco completed the RTO Transaction with RockBridge. The RTO Transaction was structured as a series of transactions, including a Canadian three-cornered amalgamation and a series of other reorganization steps to form a new company, which was subsequently wound up into Harvest. Harvests basis of presentation includes various Affiliates that it now owns or controls. Prior to the RTO Transaction, Harvest’s Affiliates were presented on a combined basis.

In connection with the RTO Transaction, on November 13, 2018, HVST Finco completed a brokered private placement offering of subscription receipts for aggregate gross proceeds in the amount of $218,150,000 (the “Subscription Receipt Offering”).

In connection with the Subscription Receipt Offering, HVST Finco issued 33,305,294 subscription receipts (the “Subscription Receipts”) at a price of $6.55 per Subscription Receipt (the equivalent of C$8.67, based on the Bank of Canada exchange rate of C$1.3241 per $1.00 on November 13, 2018) for gross proceeds of $218,150,000. In connection with the closing of the RTO Transaction, 33,305,294 Subscription Receipts issued pursuant to the Subscription Receipt Offering were automatically converted into 33,305,294 common shares in the capital of HVST Finco and then exchanged into Harvest subordinate voting shares on a one-for-one basis.

The RTO Transaction was completed by way of, among other things, (i) several share exchanges between existing holders of common shares of various acquired companies and RockBridge, pursuant to which such holders were issued a combination of Harvest super voting shares, multiple voting shares and subordinate voting shares; (ii) a share exchange between existing holders of common shares of Harvest FINCO, Inc. (“Harvest FINCO USA”), an Affiliate of Harvest, pursuant to which holders of common shares of Harvest FINCO USA were issued a combination of subordinate voting shares and multiple voting shares in exchange for Harvest FINCO USA common shares; and (iii) a three cornered amalgamation among RockBridge, HVST Finco and 1185928 B.C. Ltd. (“BC Subco”), pursuant to which HVST Finco shareholders (including former holders of Subscription Receipts) received Harvest subordinate voting shares, and pursuant to which BC Subco amalgamated with HVST Finco to form a new company, which was subsequently wound up into Harvest.

As part of the RTO Transaction, Harvest implemented a three class voting structure on November 14, 2018, including the creation of a new class of subordinate voting shares (the “Harvest Subordinate Voting Shares”), a new class of multiple voting shares (the “Harvest Multiple Voting Shares”) and a new class of super voting shares (the “Harvest Super Voting Shares”) and changed its name to “Harvest Health & Recreation Inc.” Each Harvest Subordinate Voting Share carries the right to one vote per share on all matters to be voted on by such Harvest Shareholders, each Multiple Voting Share carries the right to 100 votes per share on all matters to be voted on by such shareholders, and each Harvest Super Voting Share carries the right to 200 votes per share on all matters to be voted on by such shareholders.

In August and September of 2018, Harvest FINCO USA closed a private placement offering to sell approximately $50,000,000 of convertible promissory notes to accredited investors. Upon completion of the RTO Transaction, the convertible promissory notes were exchanged for either Harvest Multiple Voting Shares or Harvest Subordinate Voting Shares.

Upon completion of the RTO Transaction, Harvest’s outstanding capital consisted of: (i) 62,330,432 Harvest Subordinate Voting Shares; (ii) 2,113,948 Harvest Multiple Voting Shares (which includes securities to be issued in connection with an acquisition); (iii) 2,000,000 Harvest Super Voting Shares and (iv) no Preferred Shares. Immediately prior to the RTO Transaction, there were 219,987,915 Class A Shares and 2,000,000 Harvest Class B Shares of Harvest PrivateCo issued and outstanding.

The Harvest Subordinate Voting Shares began trading on the CSE on November 14, 2018 under the symbol “HARV” and on the OTC Markets on January 17, 2019 under the symbol “HRVSF.”

Recent Acquisitions and Transactions

Acquisition of CBx Enterprises and THChocolate

On November 14, 2018, Harvest completed the acquisition of all the issued and outstanding membership interests of CBx Enterprises LLC (“CBx”). CBx includes the following two entities: CBx Essentials LLC and CBx Sciences LLC. CBx entered into distribution, licensing and intellectual property agreements with THChocolate, LLC (“THChocolate”) for the use of CBx’s CO2 extraction, distillation, purification and manufacturing technology. This technology is used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line. THChocolate owns and operates a medical and retail cannabis manufacturing facility located in Denver, Colorado. Total consideration to acquire CBx was $47,940,000 consisting of cash and stock of $32,333,000 and contingent consideration of $15,607,000.

On October 30, 2020, Harvest completed the purchase of substantially all of the assets of THChocolate, including the transfer of its cannabis manufacturing licenses in Colorado. The purchase price for the acquisition was the repayment of an outstanding $10,858,000 accounts receivable and $1,950,000 license receivable owed to Harvest.

Acquisition of San Felasco Nurseries

On November 20, 2018, Harvest completed the acquisition of 100% of the outstanding capital stock of San Felasco Nurseries, Inc., a Florida corporation (“San Felasco”), from its shareholders pursuant to an Amended and Restated Share Exchange Agreement dated October 25, 2018 and amended on November 20, 2018 (the “San Felasco Exchange Agreement”). San Felasco holds a medical marijuana dispensary license and is authorized to operate a Medical Marijuana Treatment Center in the State of Florida that can produce, process, dispense, and deliver medical marijuana and marijuana products.

This acquisition was completed as a strategic investment to enhance Harvest’s ability to develop a full-scale cannabis operation with core competencies in cultivation and processing and to cater to one of the expected largest and fastest growing medical markets in the United States.

Harvest paid an aggregate consideration of $86,626,000 comprised of cash consideration of $25,758,000, net of cash received of $301,000, which included $7,248,000 repayment of debt on behalf of San Felasco and a $4,500,000 loan settlement, 76,028 Harvest Multiple Voting Shares with an acquisition-date fair value of $609 per share or an aggregate fair value of $46,301,000, cash consideration payable of $164,000 and $14,102,000 contingent consideration representing the estimated fair value of gross consideration to be paid in cash on the achievement of future milestones under the agreement, including a portion of the proceeds of sale of cannabis inventory acquired at the time of closing on November 20, 2018.

Devine Hunter Licenses and Related Legal Proceedings

On February 12, 2019, Harvest entered into a binding term sheet (the “Devine Hunter Term Sheet”) with Devine Hunter Inc. (“Devine”), pursuant to which it agreed to acquire six additional Cannabis Licenses in Arizona. On March 25, 2020, Harvest filed a complaint against Devine and certain of its Affiliates and related parties to compel mandatory arbitration for breach of contract and other relief stemming from the Devine Hunter Term Sheet. On October 30, 2020, Harvest settled the civil action filed against Devine (the “Devine Lawsuit”) whereby Harvest acquired from Devine three vertical medical Cannabis Licenses in Arizona and a right of first refusal to acquire four additional vertical medical Cannabis Licenses in Arizona for consideration which includes the repayment by Devine Holdings of an outstanding $10.45 million receivable owed to Harvest concurrently with the license acquisition. See Note 20 of the notes to the Consolidated Financial Statements for more information.

Termination of Agreement to Acquire Falcon International Corp. and Related Legal Proceedings

On February 14, 2019, Harvest announced a definitive agreement (the “Falcon Merger Agreement”) to acquire Falcon International Corp. (“Falcon”), a California cannabis company. Falcon holds, among other assets, 16 Cannabis Licenses for cannabis cultivation, manufacturing and distribution. The merger consideration was contemplated to be approximately 339,087 Harvest Multiple Voting Shares if certain revenue thresholds were met at the time of closing. On January 6, 2020, Harvest terminated the Falcon Merger Agreement as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, Harvest also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate Harvest’s claims. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought in the Falcon Lawsuit, to refer the matter to binding, private arbitration before the American Arbitration Association. On March 13, 2021, the parties reached a mutually agreeable resolution of their disputes, resulting in a final dismissal of all litigation and arbitration between them arising out of the Falcon Merger Agreement. For additional information, see Note 20 to Harvest’s annual consolidated financial statements.

Acquisition of AGRiMED Industries

On May 20, 2019, Harvest completed the purchase of AGRiMED Industries of PA, LLC (“AGRiMED”), for a price of $12,500,000. In addition, Harvest acquired the real estate on which AGRiMED operates for $5,000,000. At the time Harvest acquired AGRiMED, it held a grower/processor permit in the Commonwealth of Pennsylvania that was denied renewal by the Department of Health, Office of Medical Marijuana (the “PDOH”) on July 29, 2019. Harvest has filed an administrative appeal contesting the PDOH denial. See “Regulatory Overview—Regulation of the Cannabis Market at State and Local Levels – Pennsylvania—Pennsylvania Licenses and Regulations” below. On May 6, 2021, the PDOH entered into a settlement agreement regarding the AGRiMED permit which allows for the conditional renewal of the permit and its operation by Harvest as early as August 15, 2021.

The AGRiMED permit is simultaneously subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, who was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of the principals of AGRiMED (prior to the acquisition of AGRiMED by Harvest in May 2019) failed to disclose a criminal conviction on the AGRiMED permit application. On November 9, 2020, following an administrative hearing, the Hearing Examiner ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 Hearing Examiner’s administrative decision in the Pennsylvania Commonwealth Court. Briefing of that appeal will be complete in May 2021. Briefing was completed in that appeal in May 2021 and Harvest awaits a ruling.

Acquisition of Assets of DMS Ventures

On July 1, 2019, Harvest acquired from unrelated parties substantially all of the assets of DMS Ventures LLC, an Arizona limited liability company, used in connection with the operation and management of a marijuana dispensary in Casa Grande, Arizona, known as Medical Pain Relief, Inc. The consideration paid was a nonmaterial amount of cash and Harvest Multiple Voting Shares and such consideration was determined through arm’s length negotiation.

Acquisition of Urban Greenhouse

On July 23, 2019, Harvest acquired from unrelated parties all of the membership interests of Leaf Holdings LLC, an Arizona limited liability company which operates and manages a marijuana dispensary in Phoenix, Arizona, known as Urban Greenhouse. The consideration paid was a nonmaterial amount of cash and Harvest Multiple Voting Shares and such consideration was determined through arm’s length negotiation.

Acquisition of 805 Beach Breaks

On August 14, 2019, Harvest, through a wholly owned subsidiary, acquired from unrelated parties all of the issued and outstanding stock of 805 Beach Breaks, Inc., a Grover Beach dispensary serving the San Luis Obispo, Santa Barbara, Ventura and Monterey county California markets. The consideration paid was a non-material amount of cash and Harvest Multiple Voting Shares and such consideration was determined through arm’s length negotiation.

Acquisition of GreenMart of Nevada

On December 31, 2019, Harvest, through a wholly owned indirect subsidiary, entered into a definitive agreement to acquire GreenMart of Nevada, LLC (“GreenMart”), a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”), to acquire 100% of the membership interests of GreenMart. GreenMart owns a State of Nevada Medical Marijuana Cultivation Establishment Certificate and a State of Nevada Marijuana Cultivation Facility License and a lease for a 32,000 sq. ft. production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb. In addition, Harvest entered into a management services agreement (an “MSA”) with GreenMart effective August 14, 2020 whereby Harvest agreed to manage all aspects of GreenMart’s business including the ramp up of cannabis cultivation and production. Pursuant to the MSA, Harvest is entitled to all revenues of GreenMart’s operations and will fund operational expense during the time Harvest manages the facility. The MSA terminates upon the closing of the purchase of GreenMart. The purchase price for the transaction is $35,000,000 and is being financed by one Harvest’s existing lenders. The amount of $30,000,000 was funded on December 31, 2019 and the balance of $5,000,000 is due upon the closing of the acquisition. The completion of the acquisition is subject to, among other things, the receipt of regulatory approvals and the satisfaction or waiver of closing conditions customary for a transaction of this nature. $5.0 million of contingent consideration, payable upon closing of the acquisition and license transfer, was paid, net of agreed upon discount, to the seller on April 30, 2021.

Acquisition of Arizona Natural Selections

On February 18, 2020, Harvest completed the acquisition of Arizona Natural Selections, including four vertical medical marijuana licenses in Arizona. The acquisition was completed by issuing 122,672 Class B shares of Harvest’s wholly owned acquisition subsidiary to the former owners of Arizona Natural Selections (the “ANS Sellers”), which are convertible on a one-to-one basis into Harvest Multiple Voting Shares and the issuance to the ANS Sellers of a $6,650,000 principal amount promissory note that bears interest at 4% per annum with a term of three years and payable in three equal installments of principal on each anniversary of the closing with accrued interest payable on the third anniversary of the closing along with the final installment of principal. The principal amount under the note will be available to Harvest as a reserve for indemnification purposes. The Class B shares will automatically convert to Harvest Multiple Voting Shares on the earlier of the exchange of at least 50% of the ANS Sellers’ Class B Shares into Harvest Multiple Voting Shares or on February 18, 2022. At closing, Harvest assumed $3,969,000 in debt and paid off an additional $2,950,000 of debt. The four licenses acquired through the agreement include retail locations: Green Desert Patient Center of Peoria, Inc., Green Sky Patient Center of Scottsdale North, Inc., The Giving Tree Wellness Center of Mesa, Inc. and a fourth location to be opened, each of which conducts or will conduct business under the retail brand name Arizona Natural Selections. In addition to the retail operations, the acquisition provided Harvest with two operational cultivation facilities: a 55,000 sq. ft. indoor cultivation and production facility in Phoenix and a 322-acre site of which 25 acres are zoned for cannabis with 70,000 square feet of greenhouse in Willcox, Arizona.

Interurban Capital Group, Inc.

On March 13, 2020, Harvest, through a wholly owned subsidiary, completed a merger (the “ICG Merger”) with Interurban Capital Group, Inc. (“ICG”) pursuant to an Agreement and Plan of Merger and Reorganization (the “ICG Merger Agreement”). ICG is a Seattle-based multistate retail cannabis company. The merger consideration transferred was 318,652 Harvest Multiple Voting Shares (the “Merger Shares”) plus the assumption of debt in the principal amount of $19,128,000 convertible into 205,594 Harvest Multiple Voting Shares. The fair value of the Merger Shares was $29,315,984 based on 100 times the $0.92 closing price of the Harvest Subordinate Voting Shares on the March 13, 2020 closing date of the ICG Merger. The Merger Shares are subject to lockup agreements pursuant to which the holders of such shares have agreed, subject to customary carve-outs and exceptions, not to sell any Merger Shares (or announce any intention to do so), or any securities issuable in exchange therefor, for a period of up to 30 months after the March 13, 2020 closing date of the ICG Merger. 10% of the Merger Shares issued at the time of the ICG Merger are free from the lockup at the time of closing with 10% free from the lockup six months after the closing and then an additional 10% each three months thereafter until the remaining balance of the Merger Shares are free from restriction. Additionally, Harvest agreed to issue a number of Harvest Multiple Voting Shares for an aggregate price of $9,299,000 (the “WA Interests Consideration”) upon exercise of an option to acquire certain ownership interests in five entities that hold licenses to operate recreational cannabis dispensaries in the state of Washington (the “WA Interests”) or alternatively an aggregate price of $12,382,000 (the “WA Assets Consideration”) to acquire substantially all of the assets (the “WA Assets”) of these five entities (the “Washington Entities Options”). Exercise of the Washington Entities Options by Harvest is subject to fulfilment of certain conditions. The Harvest Multiple Voting Shares will be determined by (a) converting the WA Interests Consideration or the WA Assets Consideration to Canadian dollars based on the exchange rate of USD$:C$ reported by the Bank of Canada on the day prior to the closing of the acquisition of the WA Interests or the WA Assets as the case may be; and (b) dividing such amount by 100 times the volume weighted average sales price for each share of Harvest Subordinate Voting Shares on the CSE during the last 15 completed trading days prior to the closing of the acquisition of the WA Interests or the WA Assets. In addition, Harvest agreed to issue to a business consultant a consulting fee at the time of closing of the merger of 1,274,608 Harvest Subordinate Voting Shares. In connection with the merger with ICG, Scott Atkison was appointed to the Harvest Board subject to receipt of required regulatory approval. On November 9, 2020, Harvest terminated the Washington Entities Options, among other things, as part of the settlement of litigation with certain owners of the WA Interests and the Washington entities. The definitive settlement documents became effective on December 31, 2020 and are awaiting state regulatory approval. For additional information on this settlement, see Note 20 of the notes to Harvest’s Consolidated Financial Statements.

Disposition of California Dispensaries to Hightimes Holding Corp.

On June 22, 2020, Harvest sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets as provided for in the Purchase Agreement by and among Harvest, Hightimes, Steven M. White, Harvest of California LLC, ICG and other parties dated June 22, 2020 (the “Hightimes Agreement”). At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, Harvest agreed to sell Hightimes the equity of two additional entities controlled by it that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). The sales price for these assets was $67,500,000 which was payable $1,500,000 in cash and $66,000,000 in the form of Series A Voting Convertible Preferred Stock, par value $0.0001 (“Series A Preferred”), issued by Hightimes. $60,000,000 of Series A Preferred Stock was issued to Harvest by Hightimes on June 22, 2020 upon completion of the sale of ICG and the remaining $6,000,000 of Series A Preferred Stock will be issued to Harvest upon transfer of the Harvest Dispensaries. The Series A Preferred Stock has a stated or liquidation value of $100 per share. As of September 30, 2020, the Series A Preferred Stock began paying a quarterly dividend at the rate of 16% per annum. The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon its conversion. Harvest may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock (“Hightimes Common Stock”) at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion.

To the extent not previously converted into Conversion Shares (as defined below), the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Hightimes Common Stock on the earlier to occur of (a) two (2) years from the closing date, or (b) if the market capitalization of the Hightimes Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed $300,000,000. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares issuable upon full conversion of the Series A Preferred Stock exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

The number of shares of Series A Preferred Stock is subject to reduction in the event Hightimes does not obtain the required consent to transfer ownership of the California HAH Dispensaries or the Harvest Dispensaries within one year following the applicable closing and such failure is not a result of Hightimes failure to use its commercially reasonable efforts (which shall not include having to make any additional payments to any member or manager of any dispensary) to obtain such consent as provided for in the Hightimes Agreement. In addition, if the required consent is not obtained, the applicable entity shall be removed from the list of dispensaries to be acquired and there shall be no further liability or obligation on the part of any party with respect to the failure to deliver the required consents or approvals for such entity.

The Series A Preferred Stock and the Hightimes Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) are subject to a lockup agreement which prohibits Harvest or any purchaser of the shares from affecting any sale, assignment, pledge or transfer of the Series A Preferred Stock or Conversion Shares for a period of six months following the applicable closing date. Thereafter, Harvest may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six months (commencing on the six month anniversary of the closing date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five-year lockup period.

On October 2, 2020, Harvest terminated its obligation to sell to Hightimes the Harvest Dispensaries as provided for in the Purchase Agreement. As a result of this termination, the purchase price was reduced by $6,000,000 that had been payable to Harvest by issuance of Hightimes’ Series A Preferred Stock.

Termination of Agreement to Acquire Verano Holdings, LLC

On March 25, 2020, Harvest mutually agreed with Verano Holdings, LLC to terminate the Business Combination Agreement entered into on April 22, 2019. No breakup fees or other consideration was owed by either party as a result of the termination of the Business Combination Agreement.

Acquisition of Franklin Labs, LLC, a subsidiary of CannaPharmacy

On March 26, 2020, Harvest acquired from CannaPharmacy, Inc. (“CannaPharmacy”) all of the issued and outstanding membership interests of CannaPharmacy’s subsidiary, Franklin Labs, LLC, a Pennsylvania limited liability company (“Franklin Labs”), for $15,400,000 in cash, a $10,000,000 promissory note, forgiveness of a $10,831,000 note receivable and a $1,580,000 deposit. The promissory note issued to CannaPharmacy accrues interest at 9% per annum, with interest payable monthly and principal due at maturity on March 26, 2022. Franklin Labs holds one grower/processor cannabis permit in Pennsylvania and operates a 46,800 sq. ft. cultivation and processing facility in Reading, Pennsylvania. On March 26, 2020, Harvest terminated its stock purchase agreement with CannaPharmacy, which would have resulted in its acquisition of all of the issued and outstanding stock of CannaPharmacy.

Divestiture of Arkansas Assets

On November 13, 2020, Harvest and other owners of Natural State Wellness Dispensary, LLC and Natural State Wellness Enterprises, LLC (collectively, “Natural State Wellness Entities”), which owned and operated a medical marijuana dispensary and cultivation facility in Arkansas, sold 100% of its and their respective ownership interests in the Natural State Wellness Entities to an unrelated third party. The purchase price paid by the buyer was $25,000,000 in cash. Following repayment of approximately $1,900,000 in loans by Harvest, the portion of net proceeds Harvest received for its ownership interests in the Natural State Wellness Entities totaled approximately $12,900,000. Harvest retained ownership of the real estate where the dispensary and cultivation facilities are located and leased this property to the Natural State Wellness Entities.

Divestiture of North Dakota Assets

On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets.

Financing Activities

Financings in 2019

Harvest completed the following financing transactions in financial year ended December 31, 2019 or earlier:

On December 23, 2019, Harvest closed the first tranche of a private placement offering (the “Harvest 2019 Debt Offering”) of (a) 15% senior secured notes due 2022 (the “Harvest Coupon Notes”), and (b) units (the “Harvest 2019 Units”), with each Unit being comprised of (i) US$1,000 aggregate principal amount of 9.25% senior secured notes (the “Harvest 2019 Unit Notes” and together with the Harvest Coupon Notes, the “Harvest Senior Secured Notes”) and (ii) 109 Harvest Subordinate Voting Share purchase warrants (the “Harvest 2019 Warrants”). The first tranche resulted in the private placement of approximately $73,000,000 in Harvest Coupon Notes, and $21,000,000 in Harvest 2019 Units. The funds from the initial tranche were used to pay off Harvest’s Bridge Facility and Primary Facility (as such terms are used and defined below) balance of $83,000,000, resulting in a loss on extinguishment of $2,400,000.

The Harvest Coupon Notes bear interest at 15% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year commencing on June 30, 2020. The 2019 Unit Notes bear interest at 9.25% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year, commencing on June 30, 2020. None of the Harvest Coupon Notes, the Harvest 2019 Units nor the Harvest Subordinate Voting Shares issuable upon exercise of the Harvest 2019 Warrants will be registered under the Securities Act, or applicable state Securities Laws and will not be qualified by a prospectus in Canada. The Harvest Coupon Notes and the Harvest 2019 Units were issued to accredited investors or qualified institutional buyers. The Secured Notes are secured by (i) a first priority security interest in all of Harvest’s present and future personal property assets, (ii) a first priority security interest in the equity interests of certain of Harvest’s direct and indirect subsidiaries that guaranteed the Secured Notes (the “Guarantors”), and (iii) a first priority security interest in all of the Guarantors’ present and future personal property assets. Harvest may redeem the Secured Notes, in whole or in part, during the first year after the issuance of the Secured Notes at 105% of the principal amount of the Secured Notes redeemed, and thereafter at 100% of the principal amount of the Secured Notes redeemed. In the event of a change of control, each holder of Notes has the right to require Harvest to purchase all or any part of their Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes and Harvest 2019 Units repurchased plus accrued and unpaid interest. The Secured Notes include covenants that, among other things, limit Harvest’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Harvest 2019 Warrants are issued and governed pursuant to the warrant indenture dated as of December 20, 2019 between Harvest and Odyssey Trust Company and can be exercised at a price of C$3.66 per warrant share (the “Harvest 2019 Warrant Indenture”). The issuance of the 9.25% notes with the attached Harvest 2019 Warrants resulted in the incurrence of a debt discount of $3,108,000, which is recorded to permanent equity and will be amortized over the term of the Harvest 2019 Units.

On December 31, 2019, Harvest issued a 9% convertible promissory note for a principal amount of $10,000,000. The interest is payable semi-annually in arrears on June 30 and December 31 each year. The holder has the right at any time to convert the principal amount into the number of shares that is equal to the principal amount divided by the conversion price $3.6692. Harvest has the right to convert the principal amount at the conversion price if for any twenty consecutive trading days the daily volume weighted average trading price of the Harvest Subordinate Voting Shares is greater than a 40% premium to such conversion price.

On December 31, 2019, Harvest issued additional Harvest Coupon Notes under the second tranche of the Harvest 2019 Debt Offering in the amount of $20,000,000. Together with the $10,000,000 convertible promissory note described above, Harvest used the $30,000,000 proceeds to pay a signing payment (the “Signing Payment”) that will be applied towards a portion of the $35,000,000 purchase price of Harvest’s planned acquisition of GreenMart (as described above). GreenMart, MJardin and certain of its subsidiaries issued Harvest a convertible promissory note in the principal amount of $30,000,000 (the “GreenMart Note”) to secure the Signing Payment pending closing upon regulatory approval. Interest on the GreenMart Note accrues interest at the rate of 9% per annum with principal and accrued interest due on December 31, 2020.

In October and November 2019, Harvest expanded the existing non-revolving term loan under its Amended and Restated Credit Agreement, with additional draws of $20,700,000 (C$27,500,000) and $26,600,000 (C$35,000,000) through amendments to Harvest’s existing amended and restated credit agreement originally executed on July 26, 2019 (as amended by a joinder and amending agreement dated August 26, 2019 and first amending agreement dated October 21, 2019) (the “Bridge Facility”). These draws noted above were in addition to Harvest’s existing C$50,000,000 facility (the “Primary Facility”) for which the original principal was borrowed in October 2018 under the Letter Credit Agreement and amended and restated in July 2019. The entire Amended and Restated Credit Agreement balance of $82,500,000 was paid off with the Secured Notes described above.

Harvest was party to a Letter Credit Agreement entered in October 2018 to borrow $19,822,000 (C$26,000,000) for a period of three years at an interest rate that is equal to Bank of Nova Scotia Prime plus 10.3% per annum. Principal payments under the loan were amortized monthly on a straight-line basis over the term of the loan beginning six months after the date of the loan. The loan was secured by a first lien on Harvest’s assets and its subsidiaries’ assets and a pledge of Harvest’s ownership in its subsidiaries. Harvest paid the agent of the lender a $579,000 (C$760,000) work fee and issued to such agent $940,000 (C$1,233,000) of Harvest Subordinate Voting Shares. This loan agreement was amended and restated in July 2019 as noted above.

In May 2019, Harvest received gross proceeds of $100,000,000 from a brokered private placement issuance of 7% coupon, unsecured debentures (the “Harvest Convertible Debentures”), which are convertible into Harvest Subordinate Voting Shares at a conversion price of $11.42 (C$15.38) per share at any time and mature on May 9, 2022. The purchaser of the Convertible Debentures also received, for no additional consideration, 3,502,666 warrants (the “Harvest Certificated Warrants”). Each Certificated Warrant is exercisable to purchase one Subordinate Voting Share at an exercise price of $13.49 (C$18.17) per share, for a period of 36 months from the date of issue. The proceeds were to fund working capital and general corporate purposes. Harvest may, subject to certain conditions, force the conversion of all of the principal amount of the then outstanding Harvest Convertible Debentures at the applicable conversion price if, at any time after the date that is four months and one day following the date of issue of the Harvest Convertible Debentures, the daily volume weighted average trading price (the “VWAP”) of the SVS is greater than $15.99 (C$21.53) for any 10 consecutive trading days, by providing 30 days’ notice of such conversion.

Harvest of Farmersville, LLC entered into a loan agreement on September 2, 2019 with American Savings Life Insurance Company to borrow US$1,620,000 (the “American Savings Loan”). The American Savings Loan bears interest at 8.75% per annum and has a maturity date of October 1, 2024. The American Savings Loan is secured by real property in Palm Springs, CA owned by Harvest of Farmersville, LLC.

BRLS Properties FL-Gainesville, LLC entered into a promissory note on October 11, 2019 with Thorofare Asset Based Lending REIT Fund V, LLC to borrow US$4,250,000 (the “Thorofare FL Loan”). The Thorofare FL Loan bears interest during the initial term at 8.95% per annum and a maturity date of October 11, 2021, which may be extended for multiple one-year periods at the election of BRLS Properties FL-Gainesville, LLC upon the satisfaction of certain conditions. The Thorofare FL Loan is secured by real property in Gainesville, FL owned by BRLS Properties FL-Gainesville, LLC.

BRLS Properties CA-Santa Monica, LLC entered into a promissory note on October 11, 2019 with Thorofare Asset Based Lending REIT Fund V, LLC to borrow US$2,250,000 (the “Thorofare CA Loan”). The Thorofare CA Loan bears interest during the initial term at 8.95% per annum and has a maturity date of October 11, 2021, which may be extended for multiple one-year periods at the election of BRLS Properties CA-Santa Monica, LLC upon the satisfaction of certain conditions. The Thorofare FL Loan is secured by real property in Santa Monica, CA owned by BRLS Properties CA-Santa Monica, LLC.

Financings in 2020

Harvest has completed the following financing transactions in 2020:

On October 28, 2020, Harvest completed a bought deal offering in Canada, pursuant to which Harvest sold an aggregate of 20,354,080 units (the “Harvest 2020 Units”) at a price of C$2.26 (US$1.72) per Harvest 2020 Unit for aggregate gross proceeds to Harvest of C$46,000,221, or US$35.0 million (the “Harvest 2020 Offering”). The Harvest 2020 Offering included the underwriter’s exercise of an Over-Allotment Option to purchase 2,654,880 Harvest 2020 Units for market stabilization purposes and to cover over-allotments. Each Harvest 2020 Unit consists of one Harvest Subordinate Voting Share and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Harvest 2020 Warrant”). Each Harvest 2020 Warrant shall be exercisable into one Harvest Subordinate Voting Share at an exercise price of C$3.05 per share for a period of 30 months from the closing. If the daily volume weighted average trading price of the Harvest Subordinate Voting Shares as quoted on the CSE for any 10 consecutive days equals or exceeds C$4.97, Harvest may, upon providing written notice to the holders of the Harvest 2020 Warrants, accelerate the expiry date of the Harvest 2020 Warrants to the date that is 30 days following the date of such written notice.

On March 11, 2020, Harvest completed an offering (the “Harvest Equity Offering”) on a non-brokered private placement basis to a select group of investors, of $59,000,000 of Harvest Multiple Voting Shares at a price of $141 per share (or $1.41 per Harvest Subordinate Voting Share on an as-converted basis) resulting in the issuance of 418,439 Harvest Multiple Voting Shares. Proceeds of the Harvest Equity Offering will be used for capital expenditures, pending acquisitions, and general corporate purposes.

On January 31, 2020, Harvest closed on a $20,000,000 term loan secured by real property owned by certain of Harvest’s wholly owned indirect subsidiaries (the “Secured Real Property Loan”). The term loan bears interest at a fixed rate of 16% per annum. Accrued and unpaid interest is payable monthly, with monthly principal amortization payments in the amount of $200,000 payable commencing on October 1, 2020. The term loan has an initial term of 18 months, which Harvest may extend for two additional six-month increments upon the satisfaction of certain terms and conditions. In addition to monthly principal payments, on November 13, 2020, $1.9 million was repaid as part of the divestiture of the Natural State Wellness Entities. Then on December 28, 2020, Harvest repaid the full remaining balance of the Secured Real Property Loan in the aggregate amount of $17.7 million (inclusive of outstanding principal, accrued and unpaid interest, and fees).

On January 24, 2020, Harvest closed a third tranche of Harvest’s 2019 Debt Offering, resulting in the issuance of $140,000 of Harvest Coupon Notes and $11,197,000 of Units. On February 13, 2020, Harvest closed a fourth tranche of Harvest’s 2019 Debt Offering, resulting in the issuance of $10,000,000 of Units.

Other Recent Developments

On February 4, 2020, Jason Vedadi, Harvest’s former Executive Chairman, and Steven M. White, Harvest’s Chief Executive Officer, and another member of Harvest’s management team voluntarily surrendered without consideration a total of 2.4 million Harvest Options which increased the number of Harvest Options available to other eligible employees. Following the surrender, certain key personnel were awarded approximately 3.0 million Harvest Options in recognition of their work and incentive for continued dedication to Harvest’s business. As part of the redistribution of these Harvest Options, Harvest recognized a non-cash charge of approximately $10.2 million during the first quarter of 2020. The non-cash charge is an accounting treatment that relates to the surrender of equity options and associated acceleration of unrecognized expense tied to the original Option grants.

On March 10, 2020, Mr. Vedadi resigned as Harvest’s Executive Chairman and member of the Harvest Board. In connection with his resignation, Mr. Vedadi agreed to (i) be available to Harvest as a strategic advisor as needed, (ii) maintain the current lockup schedule for his existing equity, (iii) exchange 1,000,000 Harvest Super Voting Shares held by Karma Capital LLC, an Arizona limited liability company controlled by Mr. Vedadi, for 10,200 Harvest Multiple Voting Shares (on an as-converted basis) held by Razor Investments, LLC, a Delaware limited liability company controlled by Mr. White, (iv) forego 2,500,000 Harvest Options and any cash compensation provided for in his employment agreement; (v) enter into a separate lease for premises which Harvest was leasing therefore causing the termination of Harvest’s obligations on the remainder of a 10-year lease for premises which Harvest has no longer targeted for deployment, (vi) accept Harvest’s assignment of one Arizona license; (vii) non-compete provisions which will prohibit Mr. Vedadi from competing with Harvest in all but two jurisdictions in which it operates for a period of time; and (viii) certain other non-solicitation and non-interference prohibitions on his activities.

Description of the Business

Overview of Harvest’s Business

Harvest are one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.” Harvest was established in Arizona and received its first license there in 2012. Harvest were formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on its success in Arizona, Harvest operates facilities or provide services to cannabis dispensaries in Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota (on February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets), Pennsylvania and Utah, with two provisional licenses in Massachusetts. In addition, Harvest owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. Harvest also own, manufacture and distribute a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, GOODSUN, EVOLAB, CHROMA, CO2LORS, ALCHEMY and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores Harvest owns or operate as well as provide support services and financing to a Utah licensed medical cannabis cultivator.

Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.

Harvest’s principal operating locations, and type of operation as of December 31, 2020 are listed below:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations*	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 – October 2020
Arizona	Greenhouse/Outdoor Grow/ Processing Lab	July 2015 – February 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	On February 19, 2021, Harvest divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.

Harvest is in various stages of expansion as it grows its commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its key markets.

Each of Harvest’s operating subsidiaries holds the active and/or pending Cannabis Licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, Cannabis Licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, for example Arizona where Harvest’s largest concentration of business activity is located, Cannabis Licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.

The Cannabis Industry and Harvest’s Business Lines

According to market research projections by Statista and Marijuana Business Daily, global legal cannabis sales are expected to reach over $50 billion by 2023. Over half of global legal cannabis sales from 2019-2023 are projected to come from the U.S.

As discussed below under the heading “Regulation of Cannabis in the United States Federally,” the federal government of the United States regulates controlled substances through the Controlled Substances Act (21 U.S.C. § 801 et seq.) (the “Controlled Substances Act”), where cannabis remains a Schedule 1 controlled substance and illegal under U.S. federal law. In those states in which the use of cannabis has been legalized, its use remains a violation of U.S. federal law pursuant to the Controlled Substances Act.

In the United States, medical cannabis has been legalized in 36 states and the District of Columbia as well as Guam, Puerto Rico and the U.S. Virgin Islands. To date, 14 states and the District of Columbia as well as the territories of Guam and the Norther Mariana Islands have approved cannabis for recreational use by adults (“adult-use”). Voters in five of these states approved legalization on November 3, 2020. South Dakota voters approved Amendment A on November 3, 2020, which allowed for the recreational use of marijuana by individuals age 21 and older, but a South Dakota Circuit Court held that Amendment A was unconstitutional on February 8, 2021 and therefore void and without effect. Harvest operates within states where medical and/or recreational use has been approved by state and local governing bodies.

Harvest strives to meet health, safety and quality standards relating to the growth, production and sale of cannabis medicines, and products for consumers. Harvest’s offerings include cannabis flower and cannabis oil, along with a line of cannabis topicals, gems featuring cannabinoids, a hemp-derived product line and vaporizer pens.

Harvest is a vertically integrated cannabis company that operates from “seed-to-sale.” Harvest has three business lines:

i.

Cultivation: Harvest grows cannabis in outdoor, indoor and greenhouse facilities. Harvest’s expertise in growing enables Harvest to produce award-winning and proprietary strains in a cost-effective manner. Harvest sells its products in its dispensaries and to third parties where lawful.

ii.

Processing: Harvest converts cannabis biomass into formulated oil, using a variety of extraction techniques. Harvest uses some of this oil to produce consumer products such as vaporizer cartridges and edibles, and Harvest sells the remaining oil to third parties.

iii.	Retail Dispensaries: Harvest operates retail dispensaries that sell proprietary and third-party cannabis products to patients and customers.

Cultivation

Harvest has rights to operate cultivation facilities in six states. Although pricing pressure for dried flower in several mature cannabis markets has underscored the potential for commoditization, Harvest believes that its vertical integration and cultivation operations provide certain benefits, including:

i.

Low Cost: Harvest continually seeks ways to optimize its growing processes and contain expenses. By having control over its own cultivation, Harvest can reduce input costs and optimize its operating margins.

ii.	Product Availability: Control over its growing facilities allows Harvest to manage its supply chain, which Harvest believes ensures proper product mix in its retail stores to meet evolving demand.

iii.

Optimizing Manufacturing: The cultivation of dried flower can act as an input to the manufacturing of derivative extract product. By controlling the costs, strain, and quality of cultivated cannabis, Harvest can optimize the production of higher-priced, higher-margin extracted oils and finished consumer packaged goods.

iv.

Quality Assurance: Quality and safety of cannabis products is of utmost importance to the consumer. Strict monitoring of growing processes greatly reduces the risk of product testing failures. Moreover, higher quality product can demand higher retail pricing, which, in turn, will drive higher margins.

Over the past 12 months, Harvest has improved product yield at its growing facilities. For the twelve-month period ended December 31, 2020, compared to the twelve-month period ended December 31, 2019, the total harvested flower and trim increased by 95% driven by increased yield and new production at its facilities in Arizona, Florida, and Maryland and production from its new facilities in Arkansas (on November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets), Nevada,

Pennsylvania, and Utah. Harvest’s focus on quality and yield is important because Harvest believes that the cultivation of cannabis will become increasingly commoditized and price competitive. More companies are entering, and are expected to enter, this segment of the industry. However, over time, Harvest believes that companies that can source high quality, low-cost product will have a significant advantage.

Cultivation and Production Facilities

Each cultivation and processing facility focuses primarily on the commercialization of cannabis for medical and/or recreational applications, as well as the research and development of new strains of cannabis. At all Harvest’s facilities, Harvest places a heavy emphasis on customer/patient safety and maintaining strict quality control. The methods used in Harvest’s facilities result in several key benefits, including consistent production of high-quality product and the absence of product recalls and customer/patient complaints. Harvest’s indoor and greenhouse facilities contain rail systems that allow for easy transportation and flow between initial seeding and cloning, vegetation and then trimming and production. Harvest believes this system permits it to grow high quality cannabis at cost-efficient rates.

CBD Products

Harvest entered into a strategic partnership with the Asian American Trade Associations Council (“AATAC”) to roll out CO2LORS, CBx Essentials and Harvest branded CBD product lines across multiple locations in the U.S. These products were to be in retail stores, convenience stores and gas stations. In 2020, Harvest ended the strategic partnership in order to focus on its core business, focused primarily on THC Products. See Note 5 to Harvest’s consolidated financial statements for more information on discontinued operations.

Harvest operates the following principal cultivation and production facilities as of as of December 31, 2020:

Arizona:

•  10,000 square foot processing facility located in Flagstaff, Arizona

•  cultivation operation with approximately 37,372 square foot greenhouse facility and approximately 3.3 acres of secure outdoor cultivation located on a 37-acre parcel of land in Camp Verde, AZ

•  9,234 square foot indoor cultivation facility in El Mirage, Arizona

•  cultivation operation with approximately 70,000 square foot greenhouse facility and 25 acres of land zoned for outdoor cannabis cultivation on a 322-acre property in Willcox, Arizona

•  58,890 square foot indoor cultivation and processing facility located in Phoenix, Arizona

Colorado:	• 14,139 square foot processing facility located in Denver, Colorado

Florida:	• 37,500 square foot greenhouse facility in Gainesville, Florida • 292,000 square foot indoor cultivation and processing facility in Alachua, Florida

Maryland:	• facility with 101,750 square foot indoor cultivation, 8,400 square foot processing facility and 12,000 square foot greenhouse located in Hancock, Maryland

Nevada:	• 32,000 square foot production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb

Pennsylvania:	• 46,800 square foot indoor cultivation and processing facility in Reading, Pennsylvania

Utah	• 5,000 square foot indoor cultivation and processing facility in Ogden, Utah

Manufacturing

Harvest manufactures, assembles and packages cannabis finished goods across a variety of product segments:

i.	Inhalable: flower, dabbable concentrates (e.g., budder, wax, crumble, shatter, live resin, sauce, terpene sugar), pre-filled vaporizer pens and cartridges.

ii.	Ingestible: capsules, tinctures, and cannabis product edibles including chocolates, gummies, mints, fruit chews and dissolvable mouth strips.

Harvest has wholesale operations in Arizona, Colorado, Maryland, Nevada, Pennsylvania and Utah. Manufactured products are sold to third parties and distributed to Harvest’s owned and operated retail dispensaries.

Harvest seeks to maintain strict brand and quality assurance standards and implement standard operating procedures across its cultivation and processing facilities to ensure product continuity and customer experience.

Sources and Availability of Materials

Almost all of the raw material input, except packaging materials, used by Harvest to produce finished cannabis consumer packaged goods are cultivated or processed internally for further use in the manufacturing process. The cultivation, extraction and production of cannabis and derivative products is dependent, however, on a number of key inputs and their related costs, including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of cannabis, could materially impact Harvest’s business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, Harvest might be unable to find a replacement for such source in a timely manner, or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to Harvest in the future. Harvest purchases key inputs on a purchase order basis from suppliers at market prices based on its production requirements and anticipated demand. Harvest’s management believes that it will have access to a sufficient supply of the key inputs for the foreseeable future.

Principal Products or Services

Harvest’s principal products are inhalable, ingestible, and topical cannabis products. The product lines are generally uniform across markets with minor differences among offerings and product packaging as required by market specific regulations, especially in flower given the agricultural nature of the product and differing agricultural climates by state.

Harvest’s brands include:

•	Avenue – small batch, handcrafted flower and proprietary strains. Available in flower and prerolls.

•

CBX SCIENCES – products that combine cannabinoids and terpenes with complementary botanical ingredients to activate and engage the Endocannabinoid System. Available in tincture, capsule, and vape formats.

•	EVOLAB – cannabis branded products include oils and vape products.

•	ALCHEMY – showcases the true effects of popular strains, combining the cannabis plant’s full spectrum of terpenes and purified cannabinoids.

•	CHROMA – offers a blend of cannabinoids and a standardized hybrid blend of terpenes.

•	CO2LORS – an oil that pairs Chroma with all-natural fruit terpenes to create a flavored vape.

•	GOODSUN – offers a variety of classic products. GoodSun products are distributed in Utah only.

•	MODERN FLOWER – dense cannabis buds grown with purified water and without synthetic pesticides. These are available in dessert strains, flower, and prerolls.

•	ROLL ONE – a line of locally sourced, good quality at everyday value, all-natural cannabis flower.

Additionally, Harvest produces over 40 strains and product formulations targeted to specific consumer use-cases and employ processing techniques including carbon dioxide extraction, ethanol extraction, carbon filtering and short-path/thin-film distillation.

All products sold have passed state-mandated third party testing as required by applicable law to help assure that they do not contain impermissible levels of toxins, microbials and other harmful substances, are inventoried in comprehensive seed-to-sale tracking software to minimize product slippage and deviated inventory and meet

Harvest’s requirements for quality assurance and reliability.

Licensing Fees

Harvest also receives revenue pursuant to agreements whereby third-parties either license the right to operate some or all aspects of certain cultivation or processing facilities Harvest owns or act as an agent in performing operations using licenses it owns. The terms of these agreements vary in fee structure and other terms. Harvest pays the service provider a fee for its services or in the case of licenses, the licensor pays Harvest a license fee. The determination of recording revenues under these contracts is based on Harvest’s analysis of the contract terms under the guidance in Topic 606 (principal versus agent considerations). A significant portion of Harvest’s license revenue is recorded on a gross basis as a result.

Omnichannel Distribution

Products sold at Harvest’s retail stores are delivered directly to its stores primarily by its internal cultivation and processing facilities. Harvest’s primary retail presence is traditional brick and mortar. However, as regulations allow, Harvest will continue to expand its e-commerce, in-store guest pick-up and direct to consumer delivery capabilities as part of its commitment to providing a consistent retail brand experience no matter where the consumer might be.

Retail Strategy, Footprint and Planned Expansion

Harvest has invested substantial resources in developing customer-friendly store designs and floorplans. Each store has a consistent layout and color palette, creating a similar experience at Harvest’s various locations.

Members of Harvest’s management team have experience in real estate development, and this has enabled Harvest to secure premium locations for dispensaries it has opened. Typically, Harvest seeks locations with high foot traffic and good visibility. Harvest considers location, population/demographics and competitive dynamics when selecting retail locations.

Principal Milestones & Business Objectives

Harvest’s principal milestones and business objectives over the next 12-month period include improving financial performance, increasing operational efficiencies, continued asset development and completing pending acquisitions and divestitures.

Research and Development

Harvest’s research and development activities have primarily focused on developing and testing different nutrient blends and lighting as part of efforts to increase the efficiency of the processes used to produce its products.

Harvest also experiments with plant spacing and yield trialing, cannabis variety trialing and breeding, and improved pest management techniques. Harvest also engages in research and development activities focused on developing new extracted or infused products.

Financial Highlights and Revenue Streams

Harvest has consolidated financial statements and operate in one segment, the cultivation, processing and sale of cannabis products to third-party licensed retail customers as well as direct sales of products to consumers in its retail stores. As of December 31, 2020, Harvest has revenue in nine markets (Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota, Pennsylvania and Utah). On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets.

Geographic Information

As of December 31, 2020, Harvest operated in nine U.S. states: Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota, Pennsylvania and Utah and have two provisional licenses in Massachusetts. On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets. In addition, Harvest owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado.

Significant Customers

Harvest’s customers consist of individuals who make purchases at its retail dispensaries and customers who purchase its products at wholesale for resale. In addition, Harvest entered into an agreement with one company to sell non-cannabis supplies, license certain of its technology and provide management services. This company resulted in 10% or more of Harvest’s consolidated net revenue during fiscal 2019. Currently, Harvest is not dependent upon a single customer, or a few customers, the loss of any one or more of which would have a material effect on its business.

Working Capital and Backlog

Harvest cultivates and produces internally substantially all of the products it sells to inventory (rather than to order). Once Harvest has inventory available for sale to its wholesale customers, Harvest notifies its customer base, at which point they may place their orders with it. Under these processes, Harvest does not currently carry a backlog of orders from one time period to the next.

For additional details on Liquidity and Capital Resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2020” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2021.”

Intellectual Property—Trademarks

Harvest regularly seeks to protect its intellectual property rights in connection with its operating names (e.g., Harvest, Harvest House of Cannabis and EvoLab), its brand names (e.g., Roll One, Modern Flower, GoodSun, Evolab, Chroma, Co2lors, Alchemy and CBX Sciences). The U.S. trademark statute, The Lanham Act, allows for the protection of trademarks and service marks on products and services used, or intended for use, lawfully. Because cannabis-related products and services remain illegal at the federal level under the Controlled Substances Act, Harvest is not able to fully protect its intellectual property at the federal level; therefore, it currently seeks trademark protections at the state level where commercially feasible. Nonetheless, its success depends upon other areas of its business such as product development and design, production and marketing and not exclusively upon trademarks and trade secrets.

From the time Harvest became licensed to cultivate marijuana, it has developed proprietary cultivation techniques. Harvest has also developed certain proprietary intellectual property for carbon dioxide extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line, including production best practices, procedures and methods. This requires specialized skills in cultivation, extraction and refining.

Harvest relies on non-disclosure/confidentiality agreements to protect its intellectual property rights. To the extent Harvest describes or discloses its proprietary cultivation or extraction techniques in its applications for cultivation or processing licenses, it redacts or request redaction of such information prior to public disclosure.

Harvest owns several website domains, including www.harvesthoc.com, numerous social media accounts across all major platforms and various phone and web application platforms.

Harvest has successfully registered or received allowances of 30 federal trademark applications in the United States in addition to registration of over 100 state trademarks and tradenames in four states for operations conducted and brands offered within those jurisdictions. Where commercially feasible, Harvest will proactively seek intellectual property protection for newly developed brands as well as for expansion of existing brands across current markets and into new markets.

Environmental Compliance

Expenditures for compliance with federal, state and local environmental laws and regulations are consistent from year to year and are not material to Harvest’s financial performance. Harvest is materially compliant with all applicable regulations and do not knowingly use materials that would pose any known risk under normal conditions.

Contractual Arrangements

Harvest utilizes contractual arrangements with licensees when necessary to comply with state regulatory requirements in certain states. Partnering with one or more licensees provides Harvest with the opportunity to mitigate certain operational and financial risks while ensuring continued compliance with the applicable regulatory guidelines. Currently, Harvest has contractual arrangements with licensees in the following states: Arizona, California, Maryland, Nevada, North Dakota and Pennsylvania. See “Regulation of the Cannabis Market at State and Local Levels” below.

Human Capital

As of December 31, 2020, Harvest had approximately 1,077 employees, approximately 994 of whom were full-time, and approximately 41 of whom were subject to a collective bargaining agreement. Harvest believes it has a good relationship with its employees and with the labor organization representing those 41 bargaining unit employees. Harvest makes available to all its full-time employees a benefits package that includes medical, dental and vision insurance, a flexible spending plan, prescription drug coverage, group life insurance, short-term and long-term disability insurance and a traditional 401(k) Plan. Also available to higher level salary employees are competitive incentives and various stock options.

Harvest believes in building a diverse team, and it strives to create a welcoming space where everyone can make an impact on its success. Harvest encourages talented people from all backgrounds to join it and strives to be an inclusive corporation. To this end, Harvest has an employee diversity task force, led by one of its board members and including high level company executives. The task force focuses on concentrated efforts to bring in diversified talent and to create a place of inclusion for them to work.

Harvest is invested in the development of its employees and provides training opportunities on an ongoing basis. Harvest facilitates training through its internal Learning & Development (L&D) Team comprised of individuals with significant experience relative to employee training. The team provides training in such areas as compliance and hiring, and the team uses role-based training across all vertical lines of business.

Harvest takes seriously the health and safety of its employees and customers and so, during the COVID 19 pandemic, Harvest has implemented extended health and safety protocols in all of its locations. These protocols require appropriate social distancing where work duties permit, allow individuals who are able to fulfill their work duties remotely to work from home, require masks and/or face coverings while individuals are in the workplace, institute regular cleaning and sanitization measures, and put in place appropriate reporting and communication procedures to ensure maintenance of required confidentiality while also providing sufficient information for employees to make educated decisions regarding their health. Harvest monitors and follows relevant guidance from the Center for Disease Control and other health and safety experts.

Harvest is committed to providing a safe and secure work environment in accordance with applicable labor, safety, health, anti-discrimination and other workplace laws. Harvest strives for all its employees to feel safe and empowered at work. To that end, Harvest maintains a hotline that employees can call, with the option of remaining anonymous, to voice concerns. Harvest has written policies that explicitly prohibit retaliation against an individual who reports a concern or assists with an inquiry or investigation and which prohibit unlawful harassment and/or discrimination.

Competitive Conditions and Harvest’s Position

Harvest employs a multi-tiered approach to entering markets and building out its operational footprint. Historically, Harvest has won licenses organically, completed tuck-in acquisitions of licenses and/or operational facilities and pursued large strategic acquisitions. Harvest evaluates each market and associated opportunities to determine an appropriate strategy for market entry and development. In some instances, Harvest has developed a fully vertically integrated supply chain from seed to sale, building out cultivation, processing, and retail operations. In some markets, Harvest operates only retail operations. Historically, Harvest has pursued opportunities in limited license markets with higher barriers to entry presenting an opportunity for higher returns or the development of strategic opportunities. In some markets where barriers to entry are lower, Harvest has been able to win licenses organically, allowing for a relatively low cost of market entry or complete tuck in acquisitions of existing retail locations.

The industry is highly competitive with many operators including larger players and smaller regional and local enterprises. Harvest faces competition from other companies that may have greater resources, access to public equity markets, more experienced management or may be more mature as a business. The vast majority of both manufacturing and retail competitors in Harvest’s markets consist of localized businesses (i.e. doing business in only a single state market). There are several multi-state operators that Harvest compete directly with in many of its operating markets. Aside from this direct competition, out-of-state operators that are capitalized well enough to enter those markets through acquisitive growth are also considered part of the competitive landscape. Further, Harvest believes it faces competition from manufacturers of other consumer products, such as those in the pharmaceuticals, alcohol, tobacco, health and beauty and functional wellness industries, as potential competitors. Product quality, performance, new product innovation and development, packaging, customer experience and consumer price/value are important differentiating factors. Similarly, as Harvest continues to enter new markets, it will encounter new direct competitors.

Regulation of Cannabis in the United States

Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where Harvest operate through its subsidiaries. Harvest currently operate facilities or provides services to cannabis dispensaries in Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota (on February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets), Pennsylvania and Utah, with two provisional licenses in Massachusetts. In addition, Harvest owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. Harvest will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. Any non-compliance, citations or notices of violation which may impact its licenses, business activities or operations will be promptly disclosed.

Regulation of Cannabis in the United States Federally

The United States Supreme Court has ruled that Congress has the constitutional authority to enact the existing federal prohibition on cannabis.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 801 et seq.), which places controlled substances, including “marihuana” (also commonly known as marijuana), in a schedule. The sale of “marihuana” is illegal under the Controlled Substances Act and, for purposes of this Circular, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act and is used interchangeably with the term “marijuana.”

Cannabis is classified as a Schedule I drug. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. With the limited exceptions of Epidiolex, a pharmaceutical derived from the cannabis extract cannabidiol (“CBD”), the United States Food and Drug Administration (the “FDA”) has not approved marijuana as a safe and effective drug for any indication. The FDA has also approved certain drugs that incorporate synthetically derived cannabinoids. Marinol and Syndros have been approved by the agency for therapeutic uses in the United States, including for the treatment of anorexia associated with weight loss in AIDS patients. Marinol and Syndros include the active ingredient dronabinol, a synthetic delta-9- tetrahydrocannabinol (“THC”), which is considered the psychoactive component of cannabis. Another FDA-approved drug, Cesamet, contains the active ingredient nabilone, which has a chemical structure similar to THC and is synthetically derived. Moreover, under the 2018 Farm Bill or Agriculture Improvement Act of 2018 (the “Farm Bill”), cannabis remains a Schedule I controlled substance under the Controlled Substances Act, with the exception of “hemp” and extracts derived from hemp (such as CBD) with a THC concentration of less than 0.3% on a dry weigh basis.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical marijuana under the Access to Cannabis for Medical Purposes Regulations, marijuana is largely regulated at the state level in the United States.

State laws that permit and regulate the production, distribution and use of cannabis for adult use or medical purposes are in direct conflict with the Controlled Substances Act, which makes cannabis use and possession federally illegal. Although certain states and territories of the U.S. authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts under federal law under any and all circumstances under the Controlled Substances Act. Although its activities are compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve Harvest of liability under United States federal law, nor may Harvest provide a defense to any federal proceeding which may be brought against it.

As of December 31, 2020, 36 states plus the District of Columbia (and the territories of Guam, Puerto Rico, and the U.S. Virgin Islands), have legalized the cultivation and sale of cannabis for medical purposes. In 14 states (and the territories of Guam and the Northern Mariana Islands), the sale and possession of cannabis is legal for both medical and adult use, and the District of Columbia has legalized adult use but not commercial sale. Voters in five of these states approved the legalization on November 3, 2020.

Regulation of the Cannabis Market at State and Local Levels

Below is a summary overview of the licensing and regulatory framework in the markets where Harvest is expected to hold licenses, rights to operate or where its subsidiaries are expected to be actively expanding into the cannabis industry.

Arizona

Arizona Regulatory Landscape

In December 2010, Arizona voters passed the Arizona Medical Marijuana Act (the “AMMA”), A.R.S. Section 36- 2801 et seq. The AMMA went into effect on April 14, 2011, making Arizona the fifteenth state to adopt a medical marijuana law. The AMMA designates the Arizona Department of Health Services (the “ADHS”) as the licensing and issuing authority for the Arizona Medical Marijuana Program. The ADHS has adopted rules and regulations for developing and implementing the Arizona Medical Marijuana Program. These rules and regulations are set forth in the Arizona Administrative Code Title 9, Chapter 17.

The first medical marijuana licenses in Arizona were issued in 2012 and Arizona currently has over 120 open dispensaries.

Arizona Proposition 207, also known as the Smart and Safe Arizona Act, was a voter initiative to legalize the adult recreational use of marijuana that was approved by voters on November 3, 2020. The Smart and Safe Arizona Act directs the Arizona State Department of Health Services to establish rules for retail marijuana sales by June 1, 2021, allow marijuana to be subject to state and local sales taxes like other retail items, and would impose an additional 16% excise tax on marijuana products. On January 22, 2021, Harvest recorded the first sale and started offering access to regulated and legal cannabis products to its customers.

Licenses in Arizona

Harvest owns, controls or has contractual arrangements with entities that hold a total of 19 licenses to operate cultivation and processing facilities and retail medical cannabis dispensaries in the State of Arizona.

Arizona Licenses and Regulations

Arizona state licenses are renewed annually. Each year, licensees are required to submit a renewal application per guidelines published by the ADHS. While renewals are annual, there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable licenses, Harvest would expect to receive the applicable renewed license in the ordinary course of business. While Harvest’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that its licenses will be renewed in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process could impede Harvest’s ongoing or planned operations and have a material adverse effect on its business, financial condition, results of operations or prospects.

Arizona is a vertically integrated system so that each license permits the holder to acquire, cultivate, process, distribute and/or dispense, deliver, manufacture, transfer, and supply medical marijuana in compliance with the AMMA and ADHS rules and regulations.

Arizona Reporting Requirements

The State of Arizona uses the ADHS Medical Marijuana Verification System (“ADHS MMV”) to validate card holders, verify allotment amounts and track all retail transactions for Arizona qualified patients. The ADHS MMV system is also used annually by license holders to renew the dispensary registration certificate.

Harvest uses Leaf Logix software as its computerized, seed-to-sale tracking and inventory system. Individual licensees whether directly or through third-party integration systems are required to capture and retain all information pertaining to the acquisition, possession, cultivation, manufacturing, delivery, transfer, transportation, supplying, selling, distributing, or dispensing of medical marijuana, to meet all reporting requirements for the State of Arizona.

California

California Regulatory Landscape

In 1996, California became the first state to permit the use of medical marijuana by qualified patients through Proposition 215, the Compassionate Use Act of 1996 (“CUA”). In 2003, Senate Bill 420 (the “Medical Marijuana Program Act”) was enacted to clarify the scope and application of the CUA, which also created the “collective” commercial model for medical marijuana transactions. In September 2015, the California legislature took the next step and established the framework for a statewide medical marijuana program when it passed three bills collectively known as the Medical Marijuana Regulation and Safety Act (“MMRSA”), which was further amended in 2016 and renamed the “Medical Cannabis Regulation and Safety Act” (“MCRSA”). MCRSA established a comprehensive licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for cultivation, processing, distribution, transportation, sales (including delivery only) and testing – including subcategories for the various activities, such as volatile and non-volatile licenses types for edible infused product manufacturers depending on the specific extraction methodology, and different licenses for cultivators depending on canopy size and cultivation medium. MCRSA set forth uniform operating standards and responsibilities for licensees. Under MCRSA, multiple agencies would oversee different aspects of the program alongside a newly established Bureau of Medical Cannabis Regulation within the California Department of Consumer Affairs that would control and govern how cannabis businesses would operate. All commercial cannabis businesses would require a state license and local approval to operate.

Subsequently, in November 2016, voters in California overwhelmingly passed Proposition 64, the “Adult Use of Marijuana Act” (“AUMA”), legalizing adult-use of cannabis by individuals 21 years of age or older. AUMA established a regulatory program for adult-use cannabis businesses and had some conflicting provisions with MCRSA. So, in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamates MCRSA and AUMA to provide a single system with uniform regulations to govern both medical and adult-use cannabis businesses in the State of California. The legislature also enacted subsequent technical “fix it” bills, such as California Assembly Bills No. 133 and 266, further refining state cannabis laws and the calculation of application cultivation and excise taxes. The three main agencies that regulate medical and adult-use marijuana businesses at the state level today are Bureau of Cannabis Control (“BCC”), California Department of Food and Agriculture CalCannabis Cultivation Licensing (“CDFA”), and California Department of Public Health’s Manufactured Cannabis Safety Branch (“CDPH”). Additionally, the California Department of Tax and Fee Administration oversees the collection of taxes from cannabis businesses. Various other state agencies play more minor roles in licensing and operational approval, such as the Department of Pesticide Regulation and Department of Fish and Wildlife for certain cultivation activities. The BCC, CDFA, and CDPH promulgated regulations to give effect to the general framework for the regulation of commercial medicinal and adult-use cannabis in California created by MAUCRSA, with each set of final regulations adopted by each agency on January 16, 2019. In addition, the CUA remains valid law, but the medical marijuana “collective” model is now illegal as of January 9, 2019.

In order to legally operate a medical or adult-use cannabis business in California, the operator must have both local approval and state licensure for each type of commercial cannabis activity conducted at a specified business premises (and only one type of commercial cannabis activity may be conducted at a licensed premises, but there may be multiple premises on a given piece of real estate so long as they are sufficiently separated in accordance with MAUCRSA). Cities and counties in California have discretion to determine the number and types of licenses they will issue to marijuana operators or can choose to limit or outright ban commercial cannabis activities within their jurisdiction. This limits cannabis businesses to cities and counties with marijuana licensing or approval programs.

Temporary Cannabis Licenses under MAUCRSA began to issue to operators on January 1, 2018, when MAUCRSA took full effect. Temporary Cannabis Licenses (so long as the business also has prior local approval) allow cannabis businesses to open their doors without an annual license. All cannabis businesses in California must eventually secure an annual license to operate for twelve-month periods. As of January 1, 2019, the state will no longer issue or renew temporary commercial Cannabis Licenses, and the legislature created provisional licenses to ensure continued operations while businesses wait on annual licensure. Harvest began acquiring and/or applying for and receiving marijuana medical and adult-use licenses throughout the state of California in 2018. Harvest only operates in California cities with clearly defined marijuana licensing programs.

Licenses and Permits in California

Harvest owns, controls or has contractual arrangements with entities that hold a total of nine licenses to operate cultivation and processing facilities, distribution and/or retail cannabis dispensaries in the State of California.

California Licenses and Regulations

California state annual licenses must be renewed annually. Each year, licensees are required to submit a renewal application per regulations published by BCC. While renewals are annual, there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, there are no material violations noted against the applicable license, and there are no changes in ownership of the business or major changes to the operations of the business, Harvest would expect to receive the applicable renewed license in the ordinary course of business. While Harvest’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that its licenses will be renewed in the future in a timely manner, and this does not account for the individual renewal processes for necessary local entitlements to maintain the required local approval (see below). Any unexpected delays or costs associated with the licensing renewal process could impede Harvest’s ongoing or planned operations and have an adverse effect on its business, financial condition, results of operations or prospects. Additionally, the legislative and regulatory requirements are subject to change.

The renewal process for local entitlements is different in each jurisdiction and for each type of entitlement. For example, a conditional use permit or development agreement may last for a number of years, but a city may also require that an applicant obtain a local business license or tax certificate that must be renewed annually. This will require a detailed focus on each local jurisdiction’s laws and regulations, as well as the terms of any local entitlement. Ultimately, Harvest would expect to obtain renewed local entitlements along the same lines as state entitlements, and subject to the same caveats.

California Reporting Requirements

The State of California uses Metric, LLC’s Marijuana Enforcement Tracking Regulation and Compliance (“METRC”) system as the state’s track-and-trace (“T&T”) system used to track commercial cannabis activity and movement across the distribution chain (“seed-to-sale”). The METRC system is in the process of being implemented statewide. Applicants for annual licensure with the BCC and the other state agencies are each required to designate T&T account managers who must register for METRC training. The METRC system allows for third-party vendors to interface with the METRC system and obtain access to the California Cannabis T&T system’s Application Programming Interface (“API”).

Colorado

Summary of Colorado Regulations

On November 7, 2000, Colorado voters approved Amendment 20, which amended the state constitution to allow the use of marijuana in the state by approved patients with written medical consent. Conditions recognized for medical marijuana in Colorado include: cancer, chronic pain, epilepsy, HIV/AIDS, multiple sclerosis and nausea.

Amendment 64 passed on November 6, 2012, which amended the state constitution to establish a cannabis program in Colorado and permit the commercial cultivation, manufacture and sale of marijuana to adults 21 years of age or older. The commercial sale of marijuana for adult use to the general public began on January 1, 2014 at cannabis businesses licensed under the regulatory framework.

In Colorado, cannabis businesses must comply with local licensing requirements in addition to state licensing requirements in order to operate. Colorado localities are allowed to limit or prohibit the operation of marijuana cultivation facilities, product manufacturing facilities or retail dispensary facilities.

Colorado License and Regulations

There are three principal license categories in Colorado: (1) cultivation, (2) product manufacturer and (3) medical center/retail store. Each facility is authorized to engage only in the type of activity for which it is licensed. A licensee must apply for renewal before the expiration date of a license.

Harvest owns two licenses to operate products manufacturing and retail products manufacturing facilities in the State of Colorado. Harvest also owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado.

Regulations for the production and sale of marijuana in Colorado are published through the Marijuana Enforcement Division of the Department of Revenue (the “MED”).

Colorado Reporting Requirements

Colorado uses METRC as the MED’s marijuana inventory tracking system for all medical and adult use licensees. Marijuana is required to be tracked and reported with specific data points from seed to sale through METRC for compliance purposes under Colorado marijuana laws and regulations.

Florida

Florida Regulatory Landscape

In 2014, the Florida Legislature passed the Compassionate Medical Cannabis Act which was the first legal medical cannabis program in the state’s history. The original Compassionate Medical Cannabis Act only allowed for low-THC cannabis (Charlotte’s Web strain) to be dispensed and purchased by patients suffering from cancer and epilepsy.

In 2016, the Legislature passed the Right To Try Act which allowed for full potency cannabis to be dispensed to patients suffering from a diagnosed terminal condition. Also, in 2016, the Florida Medical Marijuana Legalization Initiative (also known as Amendment 2) was introduced by citizen referendum and passed with a 71.3% majority on November 8. This Act amended the state constitution and mandated an expansion of the state’s medical cannabis program.

Amendment 2, and the expanded qualifying medical conditions, became effective on January 3, 2017. The Florida Department of Health, physicians, dispensing organizations, and patients are bound by Article X Section 29 of the Florida Constitution and 381.986 Florida Statutes.

On June 9, 2017, the Florida House of Representatives and Florida Senate passed respective legislation to implement the expanded program by replacing large portions of the existing Compassionate Medical Cannabis Act, which officially became law on June 23, 2017.

License in Florida

Harvest owns the entity that holds a medical marijuana dispensary license and is authorized to operate as a Medical Marijuana Treatment Center that can produce, process and dispense medical marijuana and marijuana products.

Florida Licenses and Regulations

There is one principal license category in Florida: vertically integrated MMTC license. Harvest is licensed to operate one medical cannabis cultivation/processing facility and an unlimited number of medical dispensaries. All licenses are, as of the date hereof, active with the State of Florida. The licenses are independently issued for each approved activity for use at Harvest’s facilities in Florida.

Licenses are issued by the Florida Department of Health and must be renewed biennially, provided the license meets the requirements under Florida law and the license holder pays a renewal fee. License holders can only own one license. Currently, the dispensaries can be in any geographic location within the state, provided that the local municipality’s zoning regulations authorize such a use, the proposed site is zoned for a pharmacy and the site is not within 500 feet of a church or school.

The MMTC license permits Harvest to sell medical cannabis to qualified patients to treat certain medical conditions in Florida, which are delineated in Florida Statutes Section 386.981. As its operations in Florida are vertically integrated, Harvest is able to cultivate, harvest, process and sell/dispense/deliver its own medical cannabis products. Under the terms of its Florida license, Harvest is permitted to sell medical cannabis only to qualified medical patients that are registered with the State. Only certified physicians who have successfully completed a medical cannabis educational program can register patients on the Florida Office of Compassionate Use Registry.

Florida Reporting Requirements

The Florida Department of Health requires that any licensee establish, maintain, and control a computer software tracking system that traces cannabis from seed to sale and allows real-time, 24-hour access by the Florida Department of Health to data. The tracking system must allow for integration of other seed-to-sale systems and, at a minimum, include notification of when marijuana seeds are planted, when marijuana plants are harvested and destroyed, and when cannabis is transported, sold, stolen, diverted, or lost. Additionally, the Florida Department of Health also maintains a patient and physician registry and Harvest must comply with all requirements and regulations relative to providing required data or proof of key events to said system.

Maryland

Maryland Regulatory Landscape

In 2012, a state law was enacted in Maryland to establish a state-regulated medical marijuana program. Legislation was signed in May 2013 and the program became operational on December 1, 2017. The Maryland Medical Cannabis Commission (the “MMCC”) regulates the state program and awarded operational licenses in a highly competitive application process. 102 dispensary licenses were awarded out of a pool of over 800 applicants, while an original 15 cultivation licenses were awarded out of a pool of nearly 150 applicants. In April 2018, Maryland lawmakers agreed to expand the state’s medical marijuana industry by authorizing an additional

20 licenses, seven for cultivation and 13 for processing. The state program was written to allow access to medical marijuana for patients with any condition that is considered “severe” for which other medical treatments have proven ineffective, including: chronic pain, nausea, seizures, glaucoma and PTSD.

Licenses in Maryland

Harvest owns or manage entities that hold licenses to operate one cultivation and processing facility and three retail medical cannabis dispensaries in the State of Maryland.

Maryland Licenses and Regulations

There are three principal license categories in Maryland: (1) cultivation, (2) processing and (3) dispensary. Harvest has control and/or ownership over one cultivation license, one processing license and three retail dispensaries. All licenses are, as of the date hereof, active with the State of Maryland. The licenses are independently issued for each approved activity for use at Harvest’s facilities in Maryland.

All cultivation, processing and dispensary establishments must register with the MMCC under the provisions of the Maryland Medical Cannabis Law, Md. Code, Health-Gen § 13-3301 et seq. If applications contain all required information, establishments are issued a medical marijuana license.

Licenses are valid for a period of six years and are subject to annual renewals after required fees are paid and the business remains in good standing. After the first expiration of the approved license, the dispensary, cultivation and processing licensee is required to renew every four years. Licensees are required to submit a renewal application per the guidelines published by the MMCC. 90 days prior to the expiration of a license, the MMCC notifies the licensee of the date on which the license expires and provides the instructions and fee required to renew the license along with the consequences of failure to renew. At least 30 business days before a license expires, the licensee must submit the renewal application as provided by the MMCC. The annual licensing fee for a grower is $125,000; $40,000 for a processor; and $40,000 for a dispensary.

The medical cultivation licenses permit Harvest to cultivate, manufacture, package and distribute medical cannabis to licensed processors, licensed dispensaries or registered independent testing laboratories.

The medical processing license permits Harvest to transform the medical cannabis into another product or extract, and package and label medical cannabis.

The retail dispensary licenses permit Harvest to acquire, possess, repackage, process, transfer, transport, sell, distribute, or dispense products containing medical cannabis, related supplies, related products including tinctures, aerosols, oils, or ointments, or educational materials for use by a qualifying patient or caregiver.

Maryland Reporting Requirements

The State of Maryland uses METRC as the state’s computerized T&T system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. Harvest uses a third-party application for its computerized seed to sale software, which integrates with the state’s Metric program and captures the required data points for cultivation, manufacturing and retail as required in the Maryland Medical Cannabis law.

Massachusetts

Massachusetts legalized medical marijuana when voters passed the Massachusetts Medical Marijuana Initiative, Question 3, in 2012. Adult use marijuana became legal in Massachusetts as of December 15, 2016, following a ballot initiative in November 2016. Dispensaries for the adult use of cannabis in Massachusetts began operating in July 2018.

In Massachusetts, Medical Marijuana Treatment Centers (“MTC”) are “vertically-integrated,” which means MTCs grow, process and dispense their own marijuana. An MTC must have a retail facility, as well as cultivation and processing operations. Some MTCs elect to conduct cultivation, processing and retail operations all in one location, which is commonly referred to as a “co-located” operation. An MTC may also choose to have a retail dispensary in one location and grow marijuana at a remote cultivation location. An MTC may process marijuana at either a retail dispensary location or a remote cultivation location. The remote cultivation location need not be in the same municipality, or the same county, as the retail dispensary.

Massachusetts Licenses and Regulations

There are two principal license categories in Massachusetts: medical licenses and adult use licenses. Harvest have been issued an adult use Provisional Marijuana Cultivator License and an adult use Provisional Marijuana Retailer License. All provisional licenses are, as of the date hereof, pending approval from the State of Massachusetts. The licenses are independently issued for each approved activity for use at Harvest’s facilities in Massachusetts.

The Massachusetts Department of Public Health was the regulatory body that oversaw the original Massachusetts medical program, including all cultivation, processing and dispensary facilities. The Cannabis Control Commission (the “CCC”), a regulatory body created in 2018, now oversees the medical and adult use programs, including licensing of cultivation, processing and dispensary facilities. The CCC certified certain MTCs as priority applicants in 2018 if the MTC demonstrated that it had at least a provisional Certificate of Registration prior to April 1, 2018.

Each Massachusetts dispensary, cultivator and processor license is valid for one year and must be renewed no later than 60 calendar days prior to expiration. The CCC can deny or revoke licenses and renewals for multiple reasons, including (a) submission of materially inaccurate, incomplete or fraudulent information, (b) failure to comply with any applicable law or regulation, including laws relating to taxes, child support, workers compensation and insurance coverage, (c) failure to submit or implement a plan of correction, (d) attempting to assign registration to another entity, (e) insufficient financial resources, (f) committing, permitting, aiding or abetting of any illegal practices in the operation of the MTC, (g) failure to cooperate or give information to relevant law enforcement related to any matter arising out of conduct at an MTC and (h) lack of responsible MTC operations, as evidenced by negligence, disorderly or unsanitary facilities or permitting a person to use a registration card belonging to another person.

Harvest’s Provisional Marijuana Cultivator and Provisional Marijuana Retailer licenses permit it to cultivate, process and dispense adult use cannabis upon payment of a license fee, complete agent registrations, connection with the CCC’s seed-to-sale tracking system (METRC), completion of architectural review, conduct post-provisional license inspection, receipt of a final license, and completion of post-final license inspection.

Massachusetts Reporting Requirements

The Commonwealth of Massachusetts uses the MMJ Online system through the Virtual Gateway portal as the state’s computerized T&T system for seed-to-sale reporting. Individual licensees, whether directly or through third-party integration systems, are required to push data to the state to meet all reporting requirements.

Once operations commence in Massachusetts, Harvest plans to use a third-party computerized seed-to-sale software, which integrates with the state’s program and captures the required data points for cultivation, manufacturing and retail as required in the Massachusetts marijuana laws and regulations.

Nevada

Nevada Regulatory Landscape

Nevada became a medical marijuana state in 2001. In 2013, the Nevada legislature passed SB374, providing for state licensing of medical marijuana establishments. On November 8, 2016, Nevada voters passed the Nevada Marijuana Legalization Initiative, also known as Question 2, allowing for the sale of marijuana for adult use starting on July 1, 2017. In 2018, the Nevada Department of Taxation (the “DOT”) opened up applications for additional adult use marijuana dispensary licenses. In December 2018, 61 additional marijuana dispensary licenses were issued by the DOT. Effective July 1, 2020, the Cannabis Compliance Board obtained regulatory oversight authority from the DOT.

Licenses in Nevada

Upon completion of Harvest’s planned acquisition of GreenMart which is subject to regulatory approval, Harvest will hold a State of Nevada Medical Cannabis Cultivation Establishment Certificate and a State of Nevada Cannabis Cultivation Facility License enabling it to operate a cultivation and processing facility in the State of Nevada. Pending completion of the acquisition of GreenMart, Harvest entered into a management services agreement with GreenMart effective August 14, 2020 whereby Harvest agreed to manage all aspects of GreenMart’s business including the ramp up of cannabis cultivation and production.

Nevada Licenses and Regulations

There are three principal license categories in Nevada: (1) cultivation, (2) processing and (3) dispensary. GreenMart is licensed to operate a medical and adult use cultivation facility. These licenses are, as of the date of filing our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020, active with the State of Nevada. The licenses are independently issued for each approved activity for use at GreenMart’s facility in Nevada.

Under applicable laws, the licenses permit GreenMart to cultivate, process, package and sell marijuana pursuant to the terms of the licenses, which are issued by the Cannabis Compliance Board under the provisions of Nevada Revised Statutes section Title 56. If applications contain all required information, establishments are issued a medical cannabis establishment registration certificate. In a local governmental jurisdiction that issues business licenses, the issuance by the Cannabis Compliance Board of a medical cannabis establishment registration certificate is considered provisional until the local government has issued a business license for operation and an establishment is in compliance with all applicable local governmental ordinances. Final registration certificates are valid for a period of one year and the Nevada Cannabis Compliance Board shall issue a renewal license within ten days after the receipt of a renewal application and applicable fee if the license is not then under suspension or has not been revoked.

The cultivation license permits GreenMart to cultivate, process, have tested, package and sell marijuana to retail marijuana stores, to marijuana product manufacturing facilities and to other cultivation facilities.

The processing license permits GreenMart to acquire, possess, manufacture, deliver, transfer, transport, supply or sell edible marijuana products or marijuana infused products to other marijuana production facilities or marijuana dispensaries.

In connection with Harvest’s management of GreenMart, it was issued a Temporary Marijuana Support Business License by the Department of Business License in Clark County, Nevada on August 4, 2020.

Nevada Reporting Requirements

The State of Nevada uses METRC (Marijuana Enforcement Tracking Reporting & Compliance) as the state’s computerized T&T system for seed-to-sale. Effective November 1, 2017, all medical and adult-use marijuana establishments in Nevada must report their establishment data to the state of Nevada via Metrc. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. Upon completion of its acquisition of GreenMart, Harvest plans to use an in-house computerized seed to sale software that will integrate with METRC via API (GreenBits), which captures the required data points for cultivation and manufacturing as required in Nevada Revised Statutes section 453A.

North Dakota

North Dakota Regulatory Landscape

In 2016, North Dakota voters approved a medical marijuana initiative by a vote of 64% to 36%, however, implementation has been slow. North Dakota awarded its first cultivation licenses in May 2018 and retail sales began in March 2019, with a dispensary in Fargo (operated by Acreage Holdings). There are currently licensed dispensaries in Devils Lake, Dickinson, Fargo, Grand Forks, Jamestown, Minot, and Williston. Businesses may have ownership interest in more than one legal entity that holds a dispensary license, but the same legal entity may only possess one dispensary license.

The Division of Medical Marijuana within the North Dakota Department of Health (the “DOH/MM”) is responsible for establishing and implementing the medical marijuana program in the state. The Department of Health has established eight regions within the state where dispensaries may be located. The Department is to register no more than eight medical marijuana dispensaries (one within each region) unless it is determined that additional dispensaries are required to increase access. The State of North Dakota estimates that as many as 4,000 residents will be legally using medical marijuana by summer, 2021.

North Dakota permits a dispensary to transport usable marijuana and medical marijuana waste from the dispensary to a registered qualifying patient or registered designated caregiver. In November 2018, the people of North Dakota voted against a ballot initiative to legalize adult-use marijuana. The 66th Legislative Session (ending May 3, 2019) made several changes to North Dakota’s medical marijuana program. The changes focused on the patient qualification to receive medical marijuana and the Senate removed a limit on the number of marijuana plants to be used at a manufacturing facility. Twelve conditions were added to the list of debilitating medical conditions. The Governor signed the bills containing the legislative changes to the medical marijuana program on April 23, 2019.

Licenses in North Dakota

As of December 31, 2020, Harvest had contractual arrangements with entities that hold a total of 2 licenses to operate cultivation and processing facilities and retail medical cannabis dispensaries in the State of North Dakota. On February 22, 2021, Harvest announced that it had completed its divestiture of dispensary assets in North Dakota, and no longer has operations in the state.

North Dakota Reporting Requirements

The State of North Dakota is using BioTrackTHC as their verification system for seed-to-sale tracking, as well as for the registry system for patients, designated caregivers, and compassion center agents. The BioTrackTHC verification and registry systems will meet the needs of the program, including sufficient tracking of inventory and ease of use for potential patients and designated caregivers.

Pennsylvania

Pennsylvania Regulatory Landscape

The Pennsylvania Medical Marijuana Act (“PMMA”) was signed into law on April 17, 2016 under Act 16 and provided marijuana access to state residents with one of 17 qualifying conditions, including epilepsy, chronic pain, and PTSD. Pennsylvania, is the fifth largest U.S. state with over 12 million citizens, operates as a high-barrier market with very limited market participation. The PMMA authorizes only a maximum of 25 cultivation/processing permits and 50 dispensary permits. As part of “Phase 1” of Pennsylvania’s permitting process in 2017, the Pennsylvania Department of Health (“PDOH”), which administers the state’s Medical Marijuana Program, originally awarded only 12 cultivation/processing permits and 27 dispensary permits. Subsequently, in 2018, PDOH conducted “Phase 2” of the permitting process, during which it awarded the remaining 13 cultivation/processing permits and 23 dispensary permits authorized under the PMMA.

Pennsylvania Operations

Harvest has contractual arrangements with entities that hold five permits to operate up to 15 retail medical cannabis dispensaries in Pennsylvania. These entities currently operate six dispensaries in this state.

On March 26, 2020, Harvest acquired all of the issued and outstanding membership interests of Franklin Labs. Franklin Labs holds one grower/processor cannabis permit in Pennsylvania and operates a 46,800 sq. ft. cultivation and processing facility in Reading, Pennsylvania.

Harvest is appealing the PDOH’s July 2019 denial of the renewal of a grower/processor permit issued to AGRiMED. Harvest acquired AGRiMED on May 20, 2019. The PDOH denied renewal because of actions by prior management of AGRiMED that had occurred prior to Harvest’s acquisition of AGRiMED. On August 28, 2019 AGRiMED filed a Notice of Appeal on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s change in ownership and the PDOH’s awareness of that change and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware and failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. Although Harvest is appealing the PDOH’s denial of the renewal of the grower/processor permit, Harvest cannot predict the outcome. Furthermore, resolution of this matter is subject to inherent uncertainties, and an unfavorable result could occur. An unfavorable result could include the permanent loss of AGRiMED’s grower/processor permit in Pennsylvania. If an unfavorable result were to occur, such a result is not reasonably expected to have a material effect on the results of Harvest’s consolidated operations.

On July 16, 2020, Harvest filed a complaint in the Court of Common Pleas of Montgomery County, Pennsylvania (Docket No.: 2020-11807 against Agrimed Investors, LLC (“Agrimed Investors”), the former owner of AGRiMED (the “AGRiMED Complaint”). The AGRiMED Complaint seeks a declaratory judgment against Agrimed Investors declaring that Harvest is entitled to indemnification for losses stemming from the PDOH’s denial of the renewal of AGRiMED’s grower/processor permit. Harvest has voluntarily agreed to stay this case pending developments in its appeal of the PDOH renewal permit denial discussed above.

Pennsylvania Licenses and Regulations

There are two principal license categories in Pennsylvania: (1) cultivation/processing and (2) dispensary. The licenses are independently issued for each approved activity for use at the facilities operated by one of Harvest’s subsidiaries or the entity that holds the licenses in Pennsylvania.

All cultivation/processing establishments and dispensaries must register with the PDOH. Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. The PDOH must renew a permit unless it determines the applicant is unlikely to maintain effective control against diversion of medical cannabis and the applicant is unlikely to comply with all laws as prescribed under the Pennsylvania medical marijuana program. Under applicable laws, the licenses permit the license holder to cultivate, manufacture, process, package, sell and purchase medical marijuana pursuant to the terms of the licenses, which are issued by the PDOH under the provisions of Medical Marijuana Act and Pennsylvania regulations.

The medical cultivation/processing licenses permit the license holder to acquire, possess, cultivate, manufacture/process into medical marijuana products and/or medical marijuana-infused products, deliver, transfer, have tested, transport, supply or sell marijuana and related supplies to medical marijuana dispensaries.

The retail dispensary licenses permit the license holder to purchase marijuana and marijuana products from cultivation/processing facilities, as well as allow the sale of marijuana and marijuana products.

Pennsylvania Reporting Requirements

Pennsylvania uses MJ Freeway as the state’s computerized T&T system. Individual licensees are required to use MJ Freeway to push data to the state to meet all reporting requirements. Harvest uses MJ Freeway as its in-house computerized seed to sale software, which integrates with the state’s MJ Freeway program and captures the required data points for cultivation, manufacturing and retail as required in the PMMA and regulations.

Utah

Utah Operations

Utah’s medical cannabis program was introduced in November 2018, when 53% of voters approved “Proposition 2, Medical Marijuana Initiative.” In December 2018, the state legislature passed a bill that legalized medical cannabis but implemented several changes to the Proposition 2 ballot measure, including removing home cultivation rights for patients and adding a requirement that dispensaries employ pharmacists.

The market is divided into three main classes of licenses: cultivation, processing, and retail. In July 2019, the Utah Department of Agriculture and Food (“UDAF”) awarded eight cultivation licenses. In January 2020, the Utah Department of Health awarded 14 retail licenses. The UDAF issues processing licenses on a rolling basis, with processing licenses awarded to 10 companies as of September 30, 2020. All medical cannabis form factors are permitted, as is wholesaling. The market began sales in March 2020.

Harvest’s cultivation facility in Ogden, Utah became operational during the third quarter of 2020. Harvest recognized initial wholesale revenue from the facility during the fourth quarter of 2020.

Harvest’s Compliance Program

Harvest is classified as having “direct” involvement in the U.S. marijuana industry and is in compliance with applicable licensing requirements and the regulatory framework enacted by each U.S. state in which it operates. Except with respect to AGRiMED as discussed in “Regulatory Overview—Regulation of the Cannabis Market at State and Local Levels – Pennsylvania—Pennsylvania Licenses,” Harvest is not subject to any citations or notices of violation with applicable licensing requirements and the regulatory framework enacted by each applicable U.S. state which may have an impact on its licenses, business activities or operations.

With the oversight of Harvest’s internal legal department and department leaders, regional regulatory advisors (“Regulatory Advisors”) will oversee, maintain, and implement Harvest’s compliance program and personnel within their assigned territories. In addition to its internal legal department, Harvest has state and local regulatory/compliance counsel engaged in every jurisdiction in which Harvest operates.

Harvests Regulatory Advisors will oversee training for dispensary managers and employees they oversee along with other department leaders and other designated persons as needed, including on the following topics:

•	compliance with state and local laws;

•	safe cannabis use;

•	dispensing procedures;

•	security and safety policies and procedures;

•	inventory control;

•	T&T training session;

•	quality control;

•	transportation procedures; and

•	extensive ingredient and product testing, often beyond that required by law to assure product safety and accuracy.

Harvest’s compliance program emphasizes security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. Only authorized, properly trained employees are allowed to access Harvest’s computerized seed-to-sale system.

Harvest’s Regulatory Advisors and department leaders will monitor all compliance notifications from the regulators and inspectors in their respective territories, timely resolving any issues identified. Harvest keeps records of all compliance notifications received from the state regulators or inspectors and how and when the issue was resolved.

Further, Harvest has created comprehensive standard operating procedures that include detailed descriptions and instructions for receiving shipments of inventory, inventory tracking, recordkeeping and record retention practices related to inventory, as well as procedures for performing inventory reconciliation and ensuring the accuracy of inventory tracking and recordkeeping. Harvest maintains accurate records of its inventory at all licensed facilities. Adherence to Harvest’s standard operating procedures is mandatory and ensures that its operations are compliant with the rules set forth by the applicable state and local laws, regulations, ordinances, licenses and other requirements. Harvest ensures adherence to standard operating procedures by regularly conducting internal inspections and ensures that any issues identified are resolved quickly and thoroughly.

Federal Law

The inconsistencies between federal and state regulation of cannabis were addressed in a memorandum which then-Deputy Attorney General James Cole sent to all U.S. District Attorneys in August 2013 (the “Cole Memorandum”) outlining certain priorities for the U.S. Department of Justice (the “DOJ”) relating to the prosecution of cannabis offenses. The Cole Memorandum acknowledged that, notwithstanding the designation of cannabis as a Schedule I controlled substance at the U.S. federal level, several states had enacted laws authorizing the use of cannabis for medical purposes. The Cole Memorandum noted that jurisdictions that have enacted laws legalizing cannabis in some form have also implemented strong and effective regulatory and enforcement systems to control the cultivation, processing, distribution, sale and possession of cannabis. As such, conduct in compliance with those laws and regulations is less likely to implicate the Cole Memorandum’s enforcement priorities. The DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis, such as distribution of cannabis from states where cannabis is legal to those where cannabis is illegal, the diversion of cannabis revenues to illicit drug cartels and sales of cannabis to minors.

In January 2018, former United States Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memorandum”), which rescinded the Cole Memorandum and thereby created a vacuum of guidance for enforcement agencies and the DOJ. Harvest is not aware of any prosecutions of investment companies doing routine business with licensed marijuana related businesses in light of the new DOJ position. However, there can be no assurance that the federal government will not enforce federal laws relating to cannabis in the future. As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in relation to such activities.

While federal prosecutors appear to continue to use the Cole Memorandum’s priorities as an enforcement guide, Harvest believes it is too soon to determine what prosecutorial effects will be created by the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum. The sheer size of the cannabis industry, in addition to participation by state and local governments and investors, suggests that a large-scale federal enforcement operation would more than likely create unwanted political backlash for the DOJ and the current administration. It is also possible that the revocation of the Cole Memorandum could motivate Congress to reconcile federal and state laws. Indeed, the U.S. House Judiciary Committee approved a bill on November 20, 2019 that removes cannabis from Schedule I of the Controlled Substances Act. The U.S. House of Representatives passed the Marijuana Opportunity Reinvestment and Expungement (MORE) Act on December 4, 2020. The bill is currently with the U.S. Senate. While Congress is considering legislation that may address these issues, there can be no assurance that such legislation passes. Regardless, at this time, cannabis remains a Schedule I controlled substance at the federal level. The U.S. federal government has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult use cannabis, even if state law authorizes such sale and disbursement. It is unclear whether the risk of enforcement has been altered.

On June 7, 2018, the Strengthening the Tenth Amendment Through Entrusting States Act (the “STATES Act”) was introduced in the Senate by Republican Senator Cory Gardner of Colorado and Democratic Senator Elizabeth Warren of Massachusetts. A companion bill was introduced in the House by Democratic representative Jared Polis of Colorado. The bill provides in relevant part that the provisions of the Controlled Substances Act, as applied to marijuana, “shall not apply to any person acting in compliance with state law relating to the manufacture, production, possession, distribution, dispensation, administration, or delivery of marihuana.” Even though marijuana will remain within Schedule I of the Controlled Substances Act under the STATES Act, the bill makes the Controlled Substances Act unenforceable to the extent it conflicts with state law. In essence, the bill extends the limitations afforded by the protection within the federal budget—which prevents the DOJ and the Drug Enforcement Administration (the “DEA”) from using funds to enforce federal law against state-legal medical cannabis commercial activity—to both medical and adult use cannabis activity in all states where it has been legalized. By allowing continued prohibition to be a choice by the individual states, the STATES Act does not fully legalize cannabis on a national level. In that respect, the bill emphasizes states’ rights under the Tenth Amendment, which provides that “the powers not delegated to the United States by the Constitution, nor prohibited by it to the States, are reserved to the States respectively, or to the people.” Under the STATES Act companies operating legal cannabis businesses would no longer be considered “trafficking” under the Controlled Substances Act, and this would likely assist financial institutions in transacting with individuals and businesses in the cannabis industry without the threat of money laundering prosecution, civil forfeiture and other criminal violations that could lead to a charter revocation. The STATES Act was reintroduced on April 4, 2019 in both the House and the Senate. Since the STATES Act is currently draft legislation, there is no guarantee that the STATES Act will become law in its current form.

One legislative safeguard for the medical cannabis industry, appended to the federal budget bill, remains in place following the rescission of the Cole Memorandum. For fiscal years 2015, 2016, 2017 and 2018, Congress adopted a so-called “rider” provision to the Consolidated Appropriations Acts (formerly referred to as the Rohrabacher-Farr Amendment and currently referred to as the “Rohrabacher-Blumenauer Amendment”) to prevent the U.S. Department of Justice from using congressionally appropriated funds to prevent any state or territory from implementing a law that authorizes the use, distribution, possession, or cultivation of medical marijuana. The Rohrabacher-Blumenauer Amendment was included in the fiscal year 2018 budget passed on March 23, 2018. The Rohrabacher-Blumenauer Amendment was included in the consolidated appropriations bill signed into legislation by President Trump in February 2019. On June 20, 2019, the House approved a broader amendment that, in addition to protecting state medical cannabis programs, would also protect state adult use programs. On September 26, 2019, the Senate Appropriations Committee declined to take up the broader amendment but did approve the Rohrabacher-Blumenauer Amendment for the fiscal year 2020 spending bill. On September 27, 2019, the Rohrabacher-Blumenauer Amendment was renewed as part of a stopgap spending bill, in effect through November 21, 2019. The Rohrabacher-Blumenauer Amendment was renewed through the signing of a series of stopgap spending bills until December 27, 2020, when the Rohrabacher-Blumenauer Amendment was renewed through the signing of the Consolidated Appropriations Act, 2021, effective through September 30, 2021.

Similar to the Rohrabacher-Blumenauer Amendment is the Leahy Amendment. The Rohrabacher-Blumenauer Amendment is typically included in short-term funding bills or continuing resolutions by the House of Representatives, whereas the Leahy Amendment was included in the fiscal year 2020 budget by the Senate, which was signed on December 20, 2019. The Leahy Amendment prevents the U.S. Department of Justice from using congressionally appropriated funds to enforce Cannabis Laws against regulated medical cannabis actors operating in compliance with state and local law. The Leahy Amendment was in effect until September 30, 2020 when the fiscal year ended. In signing the 2020 Budget, President Trump, added the following statement: “My Administration will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” Many experts interpret this statement to mean that President Trump is asserting the right to ignore the ban on enforcement of Cannabis Laws against regulated medical cannabis actors. While the Rohrabacher-Blumenauer Amendment was renewed through the signing of a series of stopgap spending bills until December 27, 2020, when the Rohrabacher-Blumenauer Amendment was renewed through the signing of the Consolidated Appropriations Act, 2021, effective through September 30, 2021, it is uncertain whether the federal government will extend the Leahy Amendment beyond September 30, 2020. As of December 31, 2020, it had not done so. As the Leahy Amendment protects only state medical cannabis actors, there can be no assurance that U.S. federal prosecutors will not use DOJ funds to interfere with state adult-use cannabis actors.

Despite the rescission of the Cole Memorandum, the DOJ appears to continue to adhere to the enforcement priorities set forth in the Cole Memorandum. Accordingly, as an industry best practice, Harvest continues to employ the following policies to ensure compliance with the guidance provided by the Cole Memorandum:

•

Ensure the operations of its subsidiaries and business partners are compliant with all licensing requirements that are set forth with regards to cannabis operation by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, Harvest retains appropriately experienced legal counsel to conduct the necessary due diligence to ensure compliance of such operations with all applicable laws and regulations;

•

The activities relating to cannabis business adhere to the scope of the licensing obtained – for example, in the states where only medical cannabis is permitted, the products are only sold to patients who hold the necessary documentation to permit the possession of the cannabis; and in the states where cannabis is permitted for adult recreational use, the products are only sold to individuals who meet the requisite age requirements;

•

Harvest only works through licensed operators, which must pass a range of requirements, adhere to strict business practice standards and be subjected to strict regulatory oversight whereby sufficient checks and balances ensure that no revenue is distributed to criminal enterprises, gangs and cartels;

•

Harvest has implemented an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law or cross any state lines in general;

•

Harvest’s state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, and Harvest is not engaged in any other illegal activity or any activities that are contrary to any applicable anti-money laundering statutes; and

•

Harvest conduct reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

The Cole Memorandum and the Rohrabacher-Blumenauer Amendment gave licensed cannabis operators (particularly medical cannabis operators) and investors in states with legal regimes greater certainty regarding the DOJ’s enforcement priorities and the risk of operating cannabis businesses. While the Sessions Memorandum has introduced some uncertainty regarding federal enforcement, the cannabis industry continues to experience growth in legal medical and adult use markets across the United States. U.S. Attorney General Jeff Sessions resigned on November 7, 2018. ON February 14, 2019, William Barr was confirmed as U.S. Attorney General. On March 11, 2021, Merrick B. Garland was sworn in as the 86th Attorney General of the United States. Attorney General Garland has not confirmed whether he would reinstate the Cole Memorandum; however, he has indicated that prosecuting marijuana-related offenses in states that have legalized marijuana is not a “useful use of limited resources.” It is unclear what impact, if any, this development will have on U.S. federal government enforcement policy. There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will remain in place or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the Controlled Substances Act with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law criminalizing cannabis.

Harvest continues to monitor compliance on an ongoing basis in accordance with its compliance program and standard operating procedures. While its operations are in compliance with all applicable state laws, regulations and licensing requirements in all material respects, such activities remain illegal under United States federal law.

Ability to Access Public and Private Capital

Due to the present state of the laws and regulations governing financial institutions in the U.S., banks often refuse to provide banking services to businesses involved in the marijuana industry. Consequently, it may be difficult for Harvest to obtain financing from large U.S. financial institutions.

Harvest has historically, and continues to have, access to equity and debt financing from non-public (i.e., private placement) markets. Harvest’s executive team and board of directors have extensive relationships with sources of capital (such as funds and high net worth individuals).

In addition to Harvest’s working capital, Harvest continues to generate adequate cash to fund Harvest’s operations from capital raising transactions, including those described above under the heading “Financing Activities.”

Harvest’s business plan continues to include aggressive growth, both in the form of additional acquisitions and through facility expansion and improvements. Accordingly, Harvest expects to raise additional capital, both in the form of debt and new equity offerings during the next few years. However, there can be no assurance that additional financing will be available to Harvest when needed or on terms which are acceptable.

Restricted Access to Banking and Other Financial Services

The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum on February 14, 2014 (the “FinCEN Memorandum”) with respect to financial institutions providing banking services to cannabis businesses. These include burdensome due diligence expectations and reporting requirements. The FinCEN Memorandum outlines the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum echoed the enforcement priorities of the Cole Memorandum and states that, in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Under these guidelines, financial institutions must submit a Suspicious Activity Report (“SAR”) in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories—cannabis limited, cannabis priority, and cannabis terminated—based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively.

Former U.S. Attorney General Sessions’ revocation of the Cole Memorandum has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Shortly after the Sessions Memorandum was issued, FinCEN did state that it would review the FinCEN Memorandum, but FinCEN has not yet issued further guidance. The FinCEN Memorandum is a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. As such, the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance.

However, the FinCEN Memorandum does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the United States do not appear comfortable providing banking services to cannabis-related businesses or relying on this guidance, given that it has the potential to be amended or revoked by the current administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, Harvest may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and regulations under the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it operates in permits cannabis sales. The inability or limitation of Harvest’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for it to operate and conduct its business as planned or to operate efficiently.

Banks and other depository institutions are currently hindered by federal law from providing financial services to marijuana businesses, even in states where those businesses are regulated. On March 7, 2019, Democratic representative Ed Perlmutter of Colorado introduced house bill H.R. 1595, known as the Secure and Fair Enforcement (SAFE) Banking Act of 2019 (the “SAFE Banking Act”), which would protect banks and their employees from punishment for providing services to cannabis businesses that are legal on a state level. The bill was advanced by the House Financial Services Committee on March 28, 2019 and passed with strong bipartisan support in the House of Representatives on September 25, 2019. It has not been signed into law.

Newly Established Legal Regime

Harvest’s business activities rely on newly established and/or developing laws and regulations in the states in which Harvest operates. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect Harvest’s profitability or cause it to cease operations entirely. The cannabis industry may come under further scrutiny by the U.S. Food and Drug Administration, the SEC, the DOJ, FINRA and other regulatory authorities that supervise or regulate the production, distribution, sale and use of cannabis for medical and nonmedical purposes in the United States. It is impossible to determine the extent of the impact of new laws, regulations or initiatives that may be proposed. The regulatory uncertainty surrounding the industry may adversely affect Harvest’s business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital.

Available Information

Harvest’s website address is www.harvesthoc.com. Through this website, Harvest’s filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, will be accessible (free of charge) as soon as reasonably practicable after materials are electronically filed with or furnished to the SEC. The information provided on Harvest’s website is not part of this Circular.

Description of Property

The following tables set forth Harvest’s principal physical properties as of December 31, 2020, unless otherwise indicated.

Corporate Properties
Type	Location	Leased / Owned

Office	1155 W Rio Salado Parkway, Suite B-201, Tempe, AZ 85208	Leased

Office	627 S 48th Street, Suite 100 & 103, Tempe, AZ 85281	Leased

Office	12555 Jefferson Boulevard, Suite 205, Los Angeles, CA 90066	Leased

Office	1780 S Bellaire Street, Suite 800, Denver, CO 80222	Leased

Cultivation; Manufacturing	4001 Comet Drive, Newport, AR 72112 **	Owned

Cultivation; Distribution; Manufacturing	2512 E Magnolia Street, Phoenix, AZ 85034	Leased

Cultivation; Manufacturing	12225 W Peoria Avenue, Suite B, El Mirage, AZ 85335	Leased

Cultivation	5655 E Gaskill Road, Willcox, AZ 85643	Owned

Manufacturing	4860 N Ken Morey Drive, Bldg. 1, Bellemont, AZ 86015	Leased

Cultivation	2051 W State Route 260, Camp Verde, AZ 86322	Owned

Cultivation	300 E Cherry Street, Cottonwood, AZ 86326	Leased

Manufacturing	5221 & 5231 Monroe Street, #100, Denver, CO 80216	Leased

Cultivation; Distribution; Manufacturing	12895 NW Highway 441, Alachua, FL 32615	Owned

Cultivation; Manufacturing	7315 NW 126th Street, Gainesville, FL 32653	Leased

Cultivation	198 Mill Village Road, Deerfield, MA 01342	Owned

Cultivation	35 S Street, Hancock, MD 21750	Leased

Manufacturing	11 South Street, Hancock, MD 21750	Leased

Cultivation; Distribution; Manufacturing	5421 E Cheyenne Avenue, Las Vegas, NV 89156	Leased

Cultivation; Manufacturing	1265 County Road 1A, Ironton, OH 45638	Owned

Cultivation; Manufacturing	1800 Centre Avenue, Reading, PA 19601	Leased

Cultivation; Manufacturing	791 S 9300 W, Building C, Ogden, UT 84404	Leased

Retail Properties
Type	Location	Leased / Owned

Dispensary	900 S Rodney Parham Road, Little Rock, AR 72204 **	Owned

Dispensary	2626-2630 W Indian School Road, Phoenix, AZ 85017 *	Owned

Parking Lot	2620 W Indian School Road, Phoenix, AZ 85017	Leased

Retail Properties
Type	Location	Leased / Owned

Dispensary	2017 W Peoria Avenue, Phoenix, AZ 85029	Leased

Dispensary	1985 W Apache Trail, Unit 4 & 4A, Apache Junction, AZ 85120	Leased

Dispensary	1860 E Salk Boulevard, Suite B1, Casa Grande, AZ 85122	Leased

Dispensary	1150 W McClellan Road, Mesa, AZ 85201	Leased

Dispensary	938 E Juanita Avenue, Mesa, AZ 85204 *	Owned

Dispensary	13433 E Chandler Boulevard, Suite A & B, Chandler, AZ 85225	Leased

Dispensary	15190 N Hayden Road, Scottsdale, AZ 85260	Leased

Dispensary	7320 E Butherus Avenue, Suite 100, Scottsdale, AZ 85260	Leased

Dispensary	1821 W Baseline Road, Phoenix, AZ 85283	Leased

Dispensary	710 W Elliot Road, Suite 102 & 103, Tempe, AZ 85284	Leased

Dispensary	13631 N 59th Avenue, Unit B110, Glendale, AZ 85304 *	Owned

Dispensary	3828 S Vermeersch Road, Avondale, AZ 85323	Leased

Dispensary	9275 W Peoria Avenue, Peoria, AZ 85345 *	Owned

Dispensary	2734 E Grant Road, Tucson, AZ 85716	Leased

Dispensary	2400 Arizona 89A, Cottonwood, AZ 86326	Leased

Dispensary	1691 Industrial Boulevard, Lake Havasu City, AZ 86403	Leased

Dispensary	712 & 718 Lincoln Boulevard, Venice, CA 90291	Leased

Dispensary	1414-1418 Wilshire Boulevard, Santa Monica, CA 90403 *	Owned

Dispensary	169 W Colorado Boulevard, Pasadena, CA 91105	Leased

Dispensary	310-320 N Palm Canyon Drive, Palm Springs, CA 92262 *	Owned

Dispensary	1053 Highland Way, Grover Beach, CA 93433	Owned

Dispensary	1720 Tanen Street, Napa, CA 94559	Leased

Dispensary	2441 & 2449 2nd Street, Napa, CA 94559	Leased

Dispensary	10095 Beach Boulevard, Suite 450, Jacksonville, FL 32246	Leased

Dispensary	10339 San Jose Boulevard, Jacksonville, FL 32257	Owned

Dispensary	1800 Tennessee Street, Suite 1, Tallahassee, FL 32304	Leased

Dispensary	3833-3841 SW Archer Road, Gainesville, FL 32608 *	Owned

Dispensary	182 W State Road 434, Suite 1016 & 1020, Longwood, FL 32750	Leased

Dispensary	2908 Hollywood Boulevard, Hollywood, FL 33020	Owned

Dispensary	1221 SW 8th Street, Suite 7 & 8, Miami, FL 33135	Leased

Dispensary	1011 5th Street, Miami Beach, FL 33139	Leased

Dispensary	15100 Biscayne Boulevard, Aventura, FL 33160	Leased

Dispensary	9580 Bird Road, Miami, FL 33165	Leased

Dispensary	4139 Okeechobee Boulevard, West Palm Beach, FL 33409	Leased

Dispensary	1315 Homestead Road N, Lehigh Acres, FL 33936	Leased

Dispensary	7050 Sumter Crossing Drive, Suite 7050, North Port, FL 34287	Leased

Dispensary	2631 E Irlo Bronson Memorial Highway, Kissimmee, FL 34744	Owned

Retail Properties
Type	Location	Leased / Owned

Dispensary	4967 W Irlo Bronson Memorial Highway, Kissimmee, FL 34746	Owned

Dispensary	1064-1068 Port Saint Lucie Boulevard, Port Saint Lucie, FL 34952	Leased

Dispensary	56 Millbrook Street, Worcester, MA 01606	Leased

Dispensary	12200 Rockville Pike, Rockville, MD 20852	Leased

Dispensary	1526 York Road, Lutherville-Timonium, MD 21093	Owned

Dispensary	3531 Washington Boulevard, #112 & 113, Halethorpe, MD 21227	Leased

Dispensary	1207 Memorial Highway, Bismarck, ND 58504 ***	Leased

Dispensary	120 26th Street E, Unit 500, Williston, ND 58801 ***	Leased

Dispensary	2950 N High Street, Columbus, OH 43202	Leased

Dispensary	4370 Tonawanda Trail, Beavercreek, OH 45430	Leased

Dispensary	711 W Union Street, Athens, OH 45701	Leased

Dispensary	200 Federal Street, Pittsburgh, PA 15212	Leased

Dispensary	339 Main Street, Johnstown, PA 15901	Owned

Dispensary	20269 Route 19 N, Cranberry Township, PA 16066	Leased

Dispensary	808 Emery Street, New Castle, PA 16101	Owned

Dispensary	3401 Hartzdale Drive, Suite 124 & 125, Camp Hill, PA 17011	Leased

Dispensary	340 S Washington Avenue, Scranton, PA 18505	Leased

Dispensary	501-505 S Broad Street, Philadelphia, PA 19147	Leased

Dispensary	826 W Dekalb Pike, King of Prussia, PA 19406	Leased

Dispensary	3225 N 5th Street Highway, Suite 1, Reading, PA 19605	Leased

Dispensary	201 Lancaster Avenue, Reading, PA 19611	Leased

Dispensary	2500-2504 N 6th Street, Harrisburg PA 17110	Owned

*	Property is subject to an encumbrance as described below.
**

On November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets; however, Harvest retained its real estate assets, which are no longer subject to encumbrance due to repayment of loans associated with those assets.

***	On February 19, 2021, Harvest completed the divestiture of the two retail properties located in North Dakota.

Properties Subject to an Encumbrance.

The property located at 2626-2630 W Indian School Road, Phoenix, AZ 85017 has been pledged as collateral to secure the obligations under the Promissory Note entered into on October 4, 2019, by BRLS Properties AZ-Phoenix II, LLC, an Arizona limited liability company, in favor of a private third-party lender, for a loan in the principal amount of $1,000,000.

The property located at 938 E Juanita Avenue, Mesa, AZ 85204 has been pledged as collateral to secure the obligations under that certain Loan Agreement entered into on August 16, 2018, by and between 938 Juanita, LLC, an Arizona limited liability company, and a private third-party lender, for loan in the principal amount of $642,000, which was assumed in connection with the acquisition of Arizona Natural Selections.

The property located at 13631 N 59th Avenue, Unit B110, Glendale, AZ 85304 has been pledged as collateral to secure the obligations under that certain Loan Agreement entered into on June 14, 2019, by and between BRLS Properties AZ-Glendale, LLC, an Arizona limited liability company, and a private third-party lender, for a loan in the principal amount of $4,000,000.

The property located at 9275 W Peoria Avenue, Peoria, AZ 85345 has been pledged as collateral to secure the obligations under that certain Loan Agreement entered into on July 24, 2018, by and between 9275 W. Peoria Ave., LLC, an Arizona limited liability company, and a private third-party lender, for a loan in the principal amount of $1,240,000, which was assumed in connection with the acquisition of Arizona Natural Selections.

The property located at 1414-1418 Wilshire Boulevard, Santa Monica, CA 90403 has been pledged as collateral to secure the obligations under the Thorofare CA Loan.

The property located at 310-320 N Palm Canyon Drive, Palm Springs, CA 92262 has been pledged as collateral to secure the obligations under the American Savings Loan.

The property located at 3833-3841 SW Archer Road, Gainesville, FL 32608 has been pledged as collateral to secure the obligations under the Thorofare FL Loan.

Legal Proceedings

Claims & Legal Proceedings

From time to time, Harvest may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, Harvest establish reserves for litigation-related matters that arise from the ordinary course of its business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to Harvest’s judgment of such events and its estimates of the amounts. Below Harvest provides a description of potentially material legal proceedings and claims.

Interurban Capital Group, Inc.

Harvest acquired Interurban Capital Group, Inc. (“ICG”) via a merger agreement on March 10, 2020. On April 3, 2020, Harvest filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities”) and Ryan Kunkel (“Kunkel,” together with the Washington Entities, the “Respondents”) to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Respondents trade or commerce and affects the public interest, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs (the “Arbitration”). Ryan Kunkel (“Kunkel”) is a former officer, director and shareholder of ICG and manager and equity holder in the Washington Entities. The Arbitration relates to Amended and Restated Services Agreements entered into between ICG and the Washington Entities pursuant to which they agreed to pay ICG fees for services it provides to them (the “Service Agreements”). On April 2, 2020, the Respondents filed a motion for temporary restraining order in the Superior Court for the State of Washington, in and for the County of King, seeking access to certain records and accounts related to the operation of the Washington Entities’ business (the “TRO Action”). On April 7, 2020, the court denied the motion in the TRO Action and found, among other things, that the Retailers failed to show (i) they were likely to prevail on their claim that ICG breached the Service Agreements, (ii) a clear legal or equitable right to the relief sought, (iii) an invasion of their rights, and (iv) they would suffer an actual and substantial injury (the “TRO Order”). On April 8, 2020, the Respondents filed a motion for dismissal of the TRO Action and the case has been dismissed. In a separate lawsuit, ICG filed a petition for provisional remedies in aid of arbitration against each of the Washington Entities seeking prejudgment writs of attachment as a result of the Respondents’ conduct related to the termination of the Service Agreements (the “Provisional Remedies Action”). The Receiver Action and the Provisional Remedies Action have since been consolidated before the superior court. On June 3, 2020 the arbitrator granted ICG’s motion to voluntarily dismiss Mr. Kunkel from the Arbitration. On June 12, 2020, the arbitrator denied ICG’s motions to appoint a Custodial Receiver and for prejudgment writs of attachment and the Washington Retailer’s motion to turn over records and accounts and to prohibit ICG from interfering in the Washington Entities’ Operations or Accessing Records and Accounts (collectively, the “June 12 Orders”). On April 17, 2020, the Washington Entities filed a Motion for Summary Judgment alleging that the Service Agreements were improperly assigned after the Washington Entities terminated them. On October 20, 2020 the Washington Entities filed a Motion to Continue Evidentiary Hearing Date. On November 2, 2020, the arbitrator entered an order continuing the evidentiary hearing to February 1, 2021.

On May 28, 2020, ICG filed a complaint in the King County Superior Court against the Respondents and other members of the Washington Entities and their wives alleging a breach of the Washington Entities Options by Kunkel, Charles Boyden, Todd Shirley, Joshua Iszley and James Duvall (collectively, the “Washington Entities Sellers”) who are the selling parties to the Washington Entities Options (the “Washington Options Litigation”). The complaint filed in the Washington Options Litigation alleges breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Washington Entities Sellers and the Washington Entities trade or commerce and affects the public interest, civil conspiracy, tortious interference with contractual relationships, fraud and awards of damages, treble damages, and fees and costs. The Washington Entities Sellers filed a Motion for Partial Summary Judgment and to Stay Case Pending the Outcome at Arbitration (the “Summary Judgment/Stay Motion”). The court dismissed the complaint against the Washington Entities with prejudice and stayed the action against the Washington Entities Sellers pending the outcome of the Arbitration.

On November 9, 2020, Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities” and certain of its owners (collectively, the “Washington Entity Owners”) and one of Harvest’s wholly owned, indirect subsidiaries entered into a binding Settlement Agreement (the “Washington Settlement Agreement”). Pursuant to the terms of the Washington Settlement Agreement, the parties agreed to, among other things, settle the previously disclosed arbitration and state court litigation related to the termination of certain service agreements between it and the Washington Entities (the “Service Agreements”) and Harvest’s options to acquire the Washington Entities and enter into definitive agreements setting forth the terms of the settlement which were executed as of December 31, 2020. As consideration for entering into the Washington Settlement Agreement, the Washington Entity Owners cancelled 42,378.4 Harvest Multiple Voting Shares (4,237,840 Harvest Subordinate Voting Shares on an as-converted basis) Harvest issued to the Washington Entity Owners in connection with the ICG Merger and the Washington Entities issuance to Harvest of a $12.0 million principal amount secured promissory note. The secured promissory note bears interest at the rate of 7.5% per annum with principal and interest payable monthly until maturity five years after the date of issuance. The parties signed such definitive agreements on December 31, 2020, resulting in the cancellation of 42,378.4 Harvest Multiple Voting Shares on December 31, 2020, and the execution of a $12.0 million promissory note in Harvest’s favor, with such promissory note and other agreements securing the secured promissory note being held in escrow pending regulatory approval. Such agreements remain subject to regulatory approval by the Washington State Liquor and Cannabis Board.

Devine Holdings, Inc.

On March 25, 2020, Harvest filed a complaint in the Superior Court of the State of Arizona, in and for the County of Maricopa (Case No. CV2020-003986) against Devine Holdings, Inc. and certain of its Affiliates and related parties (the “Devine Parties”) to compel mandatory arbitration for breach of contract and breach of the implied covenant of good faith and fair dealing claims, and the remedies of appointment of a receiver, specific performance, disgorgement and awards of attorney’s fees, forum fees and costs. The Devine Lawsuit relates to a binding agreement entered into among Harvest and the Devine Parties on February 12, 2019, as supplemented by August 15, 2019 Closing Agreement documentation, pursuant to which Devine Hunter, Inc. agreed to sell to Harvest six Cannabis License-holding entities in Arizona. On September 8, 2020, the Devine Parties filed a counterclaim against Harvest seeking specific performance of a merger agreement and closing agreement they claim existed among the Devine Parties and Harvest.

On October 30, 2020, Harvest settled the Devine Lawsuit whereby Harvest acquired from Devine Holdings three vertical medical Cannabis Licenses in Arizona and a right of first refusal to acquire four additional vertical medical Cannabis Licenses in Arizona. The purchase price for the acquisition was for consideration which includes the repayment by Devine Holdings of an outstanding $10.5 million receivable owed to Harvest concurrently with the license acquisition.

Falcon International, Inc.

On January 6, 2020, Harvest terminated the Agreement and Plan of Merger and Reorganization entered into among Harvest, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, Harvest also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate Harvest’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).

On March 6, 2020, the Court ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies Harvest seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the control person transaction discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by Harvest in arbitration also include rescission and/or termination remedies concerning the Control Person Transaction referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, Harvest purchased 100% of the membership interests in two entities that hold commercial Cannabis Licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from Harvest all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.

On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against Harvest in the AAA arbitration proceeding. The counterclaim alleges that Harvest breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a

10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of US$1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events.

AGRiMED Industries of PA, LLC

Harvest appealed the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which Harvest acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. On May 6, 2021 the PDOH entered into a settlement agreement regarding the AGRiMED permit which allows for the conditional renewal of the permit and its operation by Harvest as early as August 15, 2021.

The AGRiMED permit is still subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal is expected to be complete in May 2021.

Rainbow Lease and Real Estate Litigation

On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against Harvest and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the ICG Merger Agreement and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of Harvest the beneficial owner of greater than 5% of Harvest’s equity securities, may have indemnification obligations to Harvest. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”).

The Rainbow Litigation is in the pleading stage of litigation. In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020). According to a stipulation between the parties, the Harvest Defendants must respond to the

Amended Rainbow Complaint by April 5, 2021. No discovery has commenced. The Harvest Defendants intend to vigorously defend themselves and believe that the allegations against them lack merit. The Company is evaluating potential claims against the former stockholders of ICG pursuant to the ICG Merger Agreement, Kunkel, Dennedy and the other owners of Gerra Properties, some of whom are former ICG directors and shareholders.

Litigation Assessment

Harvest has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of Harvest’s intention to vigorously prosecute its claims, Harvest believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against Harvest appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Harvest’s failure to successfully prosecute or settle these claims could have a negative effect on Harvest’s financial condition, revenue and profitability and could cause the market value of Harvest’s Subordinate Voting Shares to decline.

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

HARVEST HEALTH & RECREATION INC.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$78,055	$22,685
Restricted cash	4,542	8,000
Accounts receivable, net	5,051	12,147
Notes receivable, current portion	21,556	47,768
Related party notes receivable, current portion	10,052	3,581
Inventory, net	36,862	27,987
Other current assets	5,280	4,788

Total current assets	161,398	126,956
Notes receivable, net of current portion	18,211	34,430
Property, plant and equipment, net	176,827	149,841
Right-of-use assets for operating leases, net	60,843	52,445
Related party right-of-use assets for operating leases, net	5,621	6,321
Intangibles assets, net	272,118	159,209
Corporate investments	19,091	—
Acquisition deposits	50	3,645
Goodwill	116,041	84,596
Assets held for sale	6,585	2,444
Other assets	19,850	8,114

TOTAL ASSETS	$856,635	$628,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$10,755	$6,969
Other current liabilities	28,896	22,029
Contingent consideration, current portion	17,985	13,764
Income tax payable	17,504	5,310
Operating lease liability, current portion	2,906	2,244
Related party operating lease liability, current portion	135	428
Notes payable, current portion	20,910	8,395

Total current liabilities	99,091	59,139
Notes payable, net of current portion	244,066	213,181
Warrant liability	20,908	5,516
Operating lease liability, net of current portion	58,637	48,731
Related party operating lease liability, net of current portion	5,595	5,533
Deferred tax liability	53,082	28,587
Contingent consideration, net of current portion	—	16,249
Total liabilities associated with assets held for sale	718	—
Other long-term liabilities	63	179

TOTAL LIABILITIES	482,160	377,115
Commitments and contingencies (Note 20)
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 220,913,258 and 220,913,258, respectively, at December 31, 2019: Unlimited, 105,786,727 and 105,786,727, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 182,842,232 and 182,842,232, respectively, at December 31, 2019: Unlimited, 181,338,834 and 181,338,834, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2019: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	667,248	481,182
Accumulated deficit	(293,607)	(233,977)

Stockholders’ equity attributed to Harvest Health & Recreation Inc.	373,641	247,205
Non-controlling interest	834	3,681

TOTAL STOCKHOLDERS’ EQUITY	374,475	250,886

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$856,635	$628,001

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Operations

(Amounts expressed in thousands of United States dollars, except share and per share data)

	For the Year Ended December 31,
	2020	2019
Revenue, net of discounts	$231,460	$116,780
Cost of goods sold	(129,873)	(75,636)

Gross profit	101,587	41,144

Expenses
General and administrative (related party operating lease expense for the year ended December 31, 2020 and 2019 was $788 and $340)	99,603	105,966
Sales and marketing	4,960	8,937
Share-based compensation	22,495	17,695
Depreciation and amortization	7,920	5,360
Fixed and intangible asset impairments	664	16,977

Total expenses	135,642	154,935

Operating loss	(34,055)	(113,791)
Other (expense) income
Gain (loss) on sale of assets	11,752	(2,313)
Other (expense) income	17,185	(8,286)
Fair value of liability adjustment	(10,125)	5,482
Foreign currency loss	(63)	(970)
Interest expense (related party interest income for the year ended December 31, 2020 and 2019 was $444 and $267)	(38,612)	(9,514)
Contract asset impairment	(732)	(35,098)

Loss before taxes and non-controlling interest	(54,650)	(164,490)
Income taxes	(3,650)	(3,756)

Net loss from continuing operations before non-controlling interest	(58,300)	(168,246)
Net loss from discontinued operations, net of tax	(1,278)	(568)

Net loss before non-controlling interest	(59,578)	(168,814)
Net (income) loss attributed to non-controlling interest	(52)	2,079

Net loss attributed to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)

Net loss per share—basic and diluted	$(0.16)	$(0.59)

Attributable to Harvest Health and Recreation Inc.	$(0.17)	$(0.58)

Attributable to discontinued operations, net of tax	$—	$—

Weighted-average shares outstanding—basic and diluted	354,757,211	286,626,553

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts expressed in thousands of United States dollars, except share data)

	Number of Shares			$ Amount
						Stockholders’
	Super	Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—December 31, 2018	2,000,000	2,179,691	63,358,934	$435,495	$(67,117)	$368,378	$5,572	$373,950
Adoption of ASC 842	—	—	—	—	(125)	(125)	—	(125)

Restated total equity at January 1, 2019	2,000,000	2,179,691	63,358,934	435,495	(67,242)	368,253	5,572	373,825
Shares issued	—	13,773	271,888	2,322	—	2,322	—	2,322
Capital contribution	—	—	—	312	—	312	188	500
Exercise of warrants	—	—	785,469	5,145	—	5,145	—	5,145
Shares issued in connection with acquisitions	—	33,629	—	18,512	—	18,512	—	18,512
Issuance of $10MM convertible note	—	—	—	1,000	—	1,000	—	1,000
Conversions to subordinate voting shares	—	(413,705)	41,370,436	—	—	—	—	—
Debt issuance costs paid in warrant	—	—	—	701	—	701	—	701
Share-based compensation	—	—	—	17,695	—	17,695	—	17,695
Net loss	—	—	—	—	(166,735)	(166,735)	(2,079)	(168,814)

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886

Shares issued	—	456,161	22,652,568	90,156	—	90,156	—	90,156
Shares returned and cancelled	—	(42,378)	—	(7,670)	—	(7,670)	—	(7,670)
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Divestiture of Arkansas assets	—	—	—	—	—	—	(4,162)	(4,162)
Shares issued in connection with acquisitions	—	316,411	398,600	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(920,754)	92,075,363	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion of convertible note payable	—	205,594	—	20,903	—	20,903	—	20,903
Share-based compensation	—	—	—	22,495	—	22,495	—	22,495
Net loss	—	—	—	—	(59,630)	(59,630)	52	(59,578)

BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(59,578)	$(168,814)
Net loss from discontinued operations, net of tax	1,278	568
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	11,290	7,755
Amortization of right-of-use assets	5,375	3,525
Amortization of debt issuance costs	4,263	2,793
Amortization of debt discount	1,632	42
Amortization of warrant expense	3,518	1,816
Impairment of fixed and intangible assets	664	16,976
Impairment of right-of-use assets	(249)	—
Gain on settlement of contingent consideration	(13,957)	—
Gain on deconsolidation of Ohio entities	(11,899)	—
Impairment of investments	—	5,000
Gain on legal settlements	(9,260)	—
(Gain) loss on divestments and sale of assets	(1,467)	3,847
Loss on extinguishment of notes payable	463	—
Loss on dead deals	3,707	—
Loss on lease derecognition	3,428	547
Change in fair value of financial liability	10,125	(5,482)
Unrealized exchange loss	—	496
Deferred income tax expense	(5,378)	517
Share-based compensation	22,495	17,695
Noncash transaction expenses	—	71
Provision for bad debts and credit losses	903	31,788
Changes in operating assets and liabilities:
Accounts receivable	(2,743)	(11,603)
Inventory	(2,801)	(2,402)
Other assets	(1,729)	(1,373)
Income taxes payable	13,368	781
Accrued expenses and other liabilities	(2,417)	(2,005)
Accounts payable	6,890	(882)
Operating lease liabilities	(5,429)	(3,219)
Prepaid expenses and other current assets	(2,774)	(2,849)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(30,282)	(104,412)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	(1,267)	(568)

NET CASH USED IN OPERATING ACTIVITIES	(31,549)	(104,980)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(16,029)	(31,170)
Acquisitions/advances of intangibles	(773)	(12,757)
Acquisition deposits	100	—
Prepayment of acquisition consideration	—	(3,645)
Purchases of property, plant and equipment	(26,863)	(109,436)

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
Proceeds from divestments and sale of assets	9,225	—
Issuance of notes receivable	(1,825)	(110,370)
Payments received on notes receivable	10,601	9,830

NET CASH USED IN INVESTING ACTIVITIES	(25,564)	(257,548)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	5,145
Proceeds from issuance of equity	91,757	—
Proceeds from issuance of convertible notes payable	—	110,000
Proceeds from issuance of notes payable	40,315	187,841
Repayment of notes payable	(22,643)	(11,483)
Payment of finance lease liabilities	(19)	(1,644)
Fees paid for debt financing activities	(385)	(12,403)
Extinguishment of debt	—	(84,126)

NET CASH PROVIDED BY FINANCING ACTIVITIES	109,025	193,330

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	51,912	(169,198)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,685	191,883
RESTRICTED CASH, BEGINNING OF PERIOD	8,000	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	30,685	199,883

CASH AND CASH EQUIVALENTS, END OF PERIOD	78,055	22,685
RESTRICTED CASH, END OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$82,597	$30,685

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
Supplemental disclosure with respect to cash flows
Interest paid	$34,064	$14,232
Taxes paid	$5,806	$6,161
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	$59,785	$18,512
Shares issued for the acquisition of intangible licenses	$—	$1,526
Shares issued for the acquisition of a lease	$—	$771
Trade and notes receivable settled for business acquisitions	$55,716	$—
Notes payable issued for business acquisitions	$16,650	$—
Notes payable issued for the acquisition of intangible licenses	$1,000	$1,470
Notes payable issued for the acquisition of a lease	$500	$—
Notes payable issued for the acquisition of property, plant and equipment	$—	$5,650
Notes payable settled upon divestment	$1,905	$—
Contingent consideration issued for business acquisitions	$5,000	$—
Conversion of convertible debentures	$19,535	$—
Notes receivable received upon deconsolidation	$12,000	$—
Right-of-use assets obtained in exchange of operating lease liabilities	$15,332	$49,862
Right-of-use assets obtained in exchange of finance lease liabilities	$5,178	$—

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

1.	Business Description

Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”) is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, Arkansas (on November 13, 2020, we completed the divestiture of our ownership interest in the Arkansas retail and cultivation assets), California, Florida, Maryland, Nevada, North Dakota and Pennsylvania with two provisional licenses in Massachusetts. In addition, the Company owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO2LORS, ALCHEMY and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator.

The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.

Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
Arkansas – 1 location**	Retail Dispensary	February 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations***	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 – October 2020
Washington – 5 locations*	Retail Dispensary Services	March 2020
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Arkansas**	Greenhouse	January 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	See Note 20 (Commitments and Contingencies – Washington Litigation) with respect to the disputed termination of the Company’s service agreements with the licensees of the Washington locations.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

**

See Note 11 (Acquisitions/Divestitures – Divestiture of Arkansas Assets) with respect to the sale of the Company’s ownership interests in Natural State Wellness Dispensary, LLC and Natural Statement Wellness Enterprises, LLC.

***	On February 19, 2021, the Company divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.

The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.

Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.

The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, AZ, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbol HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as of December 31, 2020 and 2019.

Certain prior year amounts have been reclassified, including assets held for sale and the results of discontinued operations, to conform to the current year presentation. Unless otherwise indicated, amounts provided in the Notes herein pertain to continuing operations. See Note 5 for additional information.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

(c)	Functional Currency

These consolidated financial statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(d)	Basis of Consolidation

These consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.

(e)	Discontinued Operations

The Company followed ASC 360, Property, Plant, an Equipment, and ASC 205-20, Discontinued Operations, to report assets held for sale and discontinued operations.

The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.

See Note 5 for additional information.

(f)	Revenue Recognition

The Company accounts for customer contracts in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the years ended December 31, 2020 and 2019, respectively.

The Company has agreements in place whereby third-parties provide services or licenses the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensor pays the Company a license fee. The Company recorded $23.6 million and $19.4 million for the years ended December 31, 2020 and 2019, respectively, on a gross basis . The determination that the Company was the principal under these agreements was made in accordance with ASC 606-10-55-36 through 55-40 and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either in a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which is the marijuana and marijuana concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell marijuana under state law.

The following represents disaggregated revenue information:

	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the Year Ended December 31, 2020	$171,147	$32,696	$27,617	$231,460
Revenue for the Year Ended December 31, 2019	$67,131	$27,494	$22,155	$116,780

(g)	Use of Estimates

The preparation of these consolidated financial statements and accompanying notes in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results and outcomes may significantly differ from those estimates. The estimates and judgments, including underlying assumptions, are reviewed on an ongoing basis and are based on historical experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements include:

•	estimated useful lives, depreciation of property plant and equipment, and amortization of intangible assets

•	amounts recorded in business combinations

•	valuation and obsolescence relating to inventories

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

•	valuation of investments in private holdings

•	impairment of indefinite-lived intangible assets, long-lived assets and goodwill

•	allowance for credit losses

•	valuation of share-based payments and derivatives

•	valuation of financial instruments

•	lease assumptions

•	measurement and valuation allowances against deferred tax assets, and evaluation of uncertain tax positions

(h)	Non-Controlling Interests

Non-controlling interests (“NCI”) represent equity interests owned by outside parties. NCI may be initially measured at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement is made on a transaction by transaction basis. The Company elected to measure each NCI at its proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The share of net assets attributable to NCI are presented as a component of equity. Their share of net income or loss is recognized directly in equity. Total income or loss of subsidiaries is attributed to the shareholders of the Company and to the NCI, even if this results in the NCI having a deficit balance.

(i)	Cash and Cash Equivalents

Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. Cash balances with institutions may at times be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits.

(j)	Restricted Cash

Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Company. At December 31, 2020 and 2019 restricted cash was $4.5 million and $8.0 million, respectively, which is for cash consideration set aside as a reserve in relation to the San Felasco Nurseries, Inc. acquisition.

(k)	Inventory

Inventory consists of raw materials, supplies and consumables used in the inventory process, merchandise for sale, finished goods and work-in-process such as pre-harvested cannabis plants, by-products to be extracted, oils and edible products. Inventory is valued at the lower of cost and net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost method.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, direct and indirect labor, and overhead used in the growing and production processes. Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value. Products for resale and supplies and consumables are valued at lower of cost or net realizable value.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company reviews inventory for obsolete, redundant and slow-moving goods and any such inventories are written down to net realizable value. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method.

(l)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation and impairment losses, if any. Expenditures to construct assets or that materially increase the life of the assets are capitalized. Costs to construct assets are included in capitalized borrowing costs during the construction and development period. Ordinary repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:

Category	Range (in years)
Computer equipment	3 - 5 years
Leasehold improvements	Shorter of asset’s estimated useful life and the remaining life of the lease
Production equipment	7 years
Buildings and improvements	7 - 39 years
Furniture and fixtures	5 - 7 years
Vehicles	5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed annually and adjusted prospectively, if appropriate. An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in gain or loss on sale of assets in the Consolidated Statements of Operations in the year the asset is derecognized.

(m)	Equity Investments

Investments in equity of entities over which the Company does not have a controlling financial interest or significant influence are accounted for at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the “measurement alternative”). In applying the measurement alternative, the Company performs a qualitative assessment on a quarterly basis and recognizes an impairment if there are sufficient indicators that the fair value of the equity investments are less than the carrying values. Subsequent changes in fair value are recognized in the Consolidated Statement of Operations.

Investments in entities over which the Company does not have a controlling financial interest but has significant influence, are accounted for using the equity method, with the Company’s share of earnings or losses reported in earnings or losses from equity method investments in the Consolidated Statement of Operations. Significant influence is assumed when the Company has 20%-50% ownership interest unless qualitative factors overcome this assumption. Equity method investments are recorded at cost, plus the Company’s share of undistributed earnings or losses, and impairment, if any, within other assets on the Consolidated Balance Sheet.

(n)	Business Combinations

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”), which requires recognition of assets acquired and liabilities assumed,

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the Consolidated Statements of Operations immediately. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred. Purchase price allocations may be preliminary and, during the measurement period, not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

In determining the fair value of all identifiable assets, liabilities and contingent liabilities acquired, the most significant estimates relate to contingent consideration and intangible assets. Management exercises judgement in estimating the probability and timing of when earn-outs are expected to be achieved which is used as the basis for estimating fair value. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. See Note 11 for additional information.

(o)	Goodwill

Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired in a business combination. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit, where applicable.

Goodwill is not subject to amortization, but is tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than the carrying amount. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test. The quantitative impairment test involves comparing the fair values of the reporting unit with its carrying value. Management estimates the fair value of its reporting unit using a combination of the income and market approaches. If the carrying amount of the reporting unit exceeds the reporting unit’s fair value, any amount by which the carrying value of the reporting unit exceeds the fair value is recognized as an impairment loss.

See Notes 11 and 12 for additional information.

(p)	Intangible assets other than goodwill

Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives, which include licenses and permits and tradenames, are not subject to amortization, but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value, a quantitative

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

impairment test to compare the fair value to the carrying value is performed. An impairment charge is recorded if the carrying value exceeds the fair value.

Useful lives are based on the Company’s estimate at the date of acquisition and are as follows for each class of intangible asset:

Category	Range (in years)
License and permits	Indefinite life intangible asset
Tradenames	Indefinite life intangible asset
Patient relationships	Straight-line over 2 years
Technology	Straight-line over 3 - 10 years
Software	Straight-line over 5 years

The estimated useful lives, residual values and amortization methods are reviewed at the end of each reporting year, with the effect of any changes in estimate being accounted for on a prospective basis.

See Notes 11 and 12 for additional information.

(q)	Impairment of long-lived assets

The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment, and definite lived intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.

(r)	Leases

The Company determines whether an arrangement contains a lease at inception. When the Company determines the arrangement is, or contains, a lease, the lease is classified as either an operating lease or a finance lease . Operating leases are included in right-of-use (ROU) assets and operating lease liabilities on the Consolidated Balance Sheets. Finance leases are included in property and equipment, net and finance lease obligation are included in other current liabilities and other non-current liabilities on the Consolidated Balance Sheets. The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. For finance leases, the Company records interest expense on the lease liability in addition to amortizing the right-of-use asset (generally straight-line) over the shorter of the lease term or the useful life of the right-of-use asset.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Right-of-use assets also include any prepaid lease payments and lease incentives.

See Note 10 for additional information.

(s)	Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

See Note 19 for additional information.

(t)	Contingencies

Contingent liabilities may result from a variety of legal matters as well as from contingent consideration included in business combinations. Contingent liabilities are recorded for asserted and unasserted claims when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Contingent consideration in a business combination is remeasured at fair value each reporting period until the contingency is resolved and any change in fair value, from either the passage of time or events occurring after the acquisition date, is included in earnings. Additionally, estimating the loss, or range of loss, associated with a contingency requires analysis of multiple factors, and changes in law or other developments may ultimately cause our judgments to change. Therefore, actual losses in any future period are inherently uncertain and may be materially different from our estimate.

(u)	Share-Based Payments

The Company operates equity settled stock-based remuneration plans for its eligible directors, officers, employees and consultants. All goods and services received in exchange for the grant of any stock-based payments are measured at their fair value unless the fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods and services received, the Company shall measure their value indirectly by reference to the fair value of the equity instruments granted. For transactions with employees and others providing similar services, the Company measures the fair value of the services by reference to the fair value of the equity instruments granted.

Equity classified share-based payments, including grants of employee stock options, are recognized in the financial statements based upon a grant-date fair value of an award. The fair value of stock options is estimated using the Black-Scholes option-valuation model. The Company recognizes the grant-date fair value in compensation expense on a straight-line basis over the requisite service period of awards that are ultimately

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

expected to vest. Accordingly, stock-based compensation expense is reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as historical trends of actual option forfeitures. Non-market vesting conditions are included in the assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from the previous estimate. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.

The fair value of restricted stock units is based on the closing price of Company’s stock as of the grant date. Compensation expense is recorded on a straight-line basis, by amortizing the grant-date fair value over the requisite service period of the entire award.

Liability classified equity awards, such as those settled in cash or a variable number of shares, are recognized as a liability in the financial statements and remeasured at each reporting period with changes in fair value included in earnings. The fair value of liability classified awards are estimated using the Black-Scholes option-valuation model each period.

(v)	Convertible Note Payable

At December 31, 2020 and 2019, the Company has a convertible promissory note with detachable warrants. Management evaluated the convertible note to determine whether the conversion feature required bifurcation from the host instrument, which management concluded it did not, and whether the conversion feature was a beneficial conversion feature, which similarly was concluded to not be beneficial. The debt is classified as conventional convertible debt. It is classified as a liability and is measured at amortized cost using the effective interest rate until it is extinguished upon conversion or maturity. The warrants were evaluated for equity or liability classification and determined to meet liability classification.

Transaction costs are included in the carrying value of the convertible debt liability and amortized over the estimated useful life of the debentures using the effective interest rate method.

(w)	Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which management cannot conclude that it is more likely than not that such deferred tax assets will be realized.

In determining the amount of the valuation allowance, estimated future taxable income, feasible tax planning strategies, future reversals of existing temporary differences and taxable income in prior carryback years, if a carryback is permitted, are considered. If the Company determines it is more likely than not that all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company determines it is more likely than not to be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be recorded as a reduction to income tax expense.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company records interest and penalties associated with uncertain tax positions as a component of income before taxes. Penalties and associated interest costs, if any, are recognized in general and administrative expenses in our Consolidated Statements of Operations. During the years ended December 31, 2020 and 2019, respectively, the Company recognized an immaterial amount of interest and penalties. The Company files income tax returns in the United States, various state jurisdictions, and Canada with varying statutes of limitations. The federal statute of limitation remains open for the 2017 tax year to the present. The state income tax returns generally remain open for the 2017 tax year through the present.

See Note 15 for additional information.

(x)	Start-Up Costs

Costs related to the start-up of new retail locations are expensed as incurred.

3.	Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 “Intangibles— Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU 2017-04 must be applied prospectively. The Company adopted the provisions of ASU 2017-04 as of January 1, 2020. See Note 2 for additional information.

We also adopted the following standards during the year ended December 31, 2020, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date

June 2016	ASU 2016-13, which, in addition to several clarifying ASUs, established the new ASC Topic 326, Financial Instruments — Credit Losses (“CECL”).	January 1, 2020

August 2018	ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820)	January 1, 2020

August 2018	ASU 2018-15: Intangibles – Goodwill and Other – Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract	January 1, 2020

4.	Recently Issued Accounting Pronouncements

The following GAAP standards have been recently issued by the accounting standards board. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined the pronouncements do not have a significant impact on the Company have been excluded herein.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Date Issued	Standard	Effective Date

August 2020	ASU No. 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) – Accounting for Convertible Instruments and contracts in an Entity’s Own Equity	January 2022

December 2019	ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes	January 2021

5.	Discontinued Operations

Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”) discussed in Note 11, the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the Consolidated Statements of Operations and the Consolidated Statement of Cash Flows.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table represents the financial results associated with discontinued operations as reflected in the Company’s Consolidated Statements of Operations:

For the Year Ended December 31, 2020
Revenue, net of discounts	$4,778
Cost of goods sold	(2,711)

Gross profit	2,067

Expenses
General and administrative	1,622
Sales and marketing	46
Depreciation and amortization	1,057

Total expenses	2,725

Operating income (loss)	(658)
Other (expense) income
Other (expense) income	(93)
Interest expense	(717)

Loss before taxes and non-controlling interest	(1,468)
Income taxes	(308)

Net loss from discontinued operations before non-controlling interest	(1,776)
Net loss from discontinued operations, net of tax	1,278

Net loss attributed to Harvest Health & Recreation Inc.	(498)

During the year ended December 31, 2019, cost of goods sold of approximately $0.6 million was included in discontinued operations.

The following table is a summary of the assets and liabilities of discontinued operations:

	December 31, 2020	December 31, 2019
ASSETS
Inventory, net	93	—
Other current assets	33	—
Property, plant and equipment, net	1,747	1,183
Right-of-use asset, net	3,593	334
Intangibles assets, net	894	905
Other assets	225	22

Assets from discontinued operations	6,585	2,444

LIABILITIES
Lease liability, net of current portion	718	—

Liabilities from discontinued operations	718	—

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

6.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consisted of:

	December 31, 2020	December 31, 2019
Trade receivables	$4,430	$11,737
Other receivables	1,445	4,005

Total accounts receivable	$5,875	$15,742
Less: allowance for credit losses	(824)	(3,595)

Accounts receivable, net	$5,051	$12,147

As of December 31, 2019, the Company had amounts due from THChocolate LLC of $9.5 million, which represented 81% of total trade receivables. On October 30, 2020, all accounts receivable due from THChocolate, LLC were forgiven as part of the acquisition of THChocolate, LLC by Harvest and were included in the purchase consideration. See Note 11 for additional information.

The following is a roll-forward of the allowance for credit losses related to trade accounts receivable for the years ended:

	December 31, 2020	December 31, 2019
Beginning of period	$3,595	$3,274
Provision for expected credit losses(1)	171	2,522
Write-offs charged against allowance	(2,942)	(2,201)

End of period	$824	$3,595

(1)	The provision for expected credit losses is recorded in general and administrative expenses in the Consolidated Statement of Operations.

7.	INVENTORY

The Company’s inventory consisted of:

	December 31, 2020	December 31, 2019
Raw materials	$12,632	$11,219
Work in progress	5,634	4,887
Finished goods	19,718	12,999

Total inventory	$37,984	$29,105
Reserve	(1,122)	(1,118)

Total inventory, net	$36,862	$27,987

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

8.	NOTES RECEIVABLE

Notes receivable consisted of:

	December 31, 2020	December 31, 2019
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum.	$12,000	$—
Secured promissory notes dated February 2020 in the principal amount of $13.5 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6 - 8% per annum, due at maturity.	13,471	—
Secured convertible promissory note, created from pending acquisition, dated December 31, 2019 in the principal amount of up to $30.0 million with maturity date of December 31, 2020; principal is due at maturity. Interest rate of 9.0% per annum, due at maturity.(2)	—	30,000
Secured promissory note, created from the Verano acquisition, dated September 4, 2019 in the principal amount of up to $16.0 with maturity date of September 4, 2020; principal is due at maturity. Interest rate of 5.0% per annum, due at maturity.(3)	—	8,000
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly.(4)	456	11,625
Secured promissory notes, created from a pending acquisition, dated October 2018 to August 2019 in the principal amount of $10.1 million with maturity date contingent upon closing of proposed transaction; principal is due at maturity. Interest rate of 12% per annum, due at maturity.(5)	—	10,100
Secured convertible promissory note, due from Falcon International Corp. (“Falcon”) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(1)	25,525	25,390
Secured promissory note dated May 3, 2019 in the principal amount of $0.1 million with maturity date of May 3, 2020; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(3)	—	75
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity.(1)	24,499	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25 - 8.5% per annum with interest payments due monthly.(6)	3,581	3,581
Unsecured promissory note, created from a pending acquisition, dated November 14, 2018, in the principal amount of $1.8 million with maturity date of December 31, 2021; principal is due at maturity. Interest rate of 8% per annum with interest payments due quarterly, beginning March 31, 2019.(3)	—	1,776

Gross notes receivable	79,532	115,046
Less: provision for impairment of notes receivable	(29,713)	(29,267)

Total notes receivable, net of allowance	49,819	85,779
Less: current portion of notes receivable	(31,608)	(51,349)

Notes receivable, long-term portion	$18,211	$34,430

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(1)

These notes were issued by Falcon in connection with the Falcon Merger Agreement described in Note 20 (the “Falcon Notes”). In connection with the Falcon Lawsuit, described in Note 20, the Company is seeking restitutionary damages from Falcon and its shareholders including repayment of the Falcon Notes. During the year ended December 31, 2019, the Company recorded a provision for impairment of $32.5 million, including interest of $1.2 million related to the Falcon Notes and other amounts for license purchases. Of the principal balance of the Falcon Notes, $28.9 million is impaired and is noted in the table above.

(2)	This note was settled in the acquisition of GreenMart. See Note 11 for additional information.
(3)	This note was repaid during the year ended December 31, 2020.
(4)	$10.4 million of these notes were settled in the acquisition of Franklin Labs (see Note 11 for additional information) and a $0.8 million note was repaid during the year ended December 31, 2020.
(5)	These notes were settled as part of the Devine Lawsuit settlement. See Note 20 for additional information.
(6)

These notes are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The Company’s provision for expected credit losses for the year ended December 31, 2020 includes $0.3 million related to these notes. See Note 21 for additional information.

The following is a roll-forward of the allowance for credit losses related to notes receivable for the years ended:

	December 31, 2020	December 31, 2019
Beginning of period	$29,267	$—
Provision for expected credit losses, net of recoveries(7)	446	29,267
Write-offs charged against allowance	—	—

End of period	$29,713	$29,267

(7)	The provision for expected credit losses of notes receivable is recorded in contract asset impairments in the Consolidated Statement of Operations.

Stated maturities of the notes receivable are as follows:

Year Ending December 31,	Expected Principal Payments
2021	$61,158
2022	7,676
2023	802
2024	784
2025	9,112
2026 and Thereafter	—

$79,532

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of:

	December 31, 2020	December 31, 2019
Land	$19,108	$17,952
Buildings and improvements	127,423	66,203
Furniture, fixtures and equipment	26,488	16,477
Assets under construction	23,954	56,729

Total property, plant and equipment, gross	$196,973	$157,361
Less: accumulated depreciation	(20,146)	(7,520)

Property, plant and equipment, net	$176,827	$149,841

Assets under construction represent construction in progress related to both cultivation and dispensary facilities not yet completed or otherwise not placed in service.

The Company recorded depreciation expense of $9.2 million for the year ended December 31, 2020 ($3.3 million included in cost of goods sold and $5.9 million included in depreciation and amortization, in the Consolidated Statements of Operations) and $5.4 million for the year ended December 31, 2019 ($2.4 million included in cost of goods sold and $3.0 million included in depreciation and amortization, in the Consolidated Statements of Operations). Depreciation periods are based on management’s estimates at the date of acquisition.

Right-of-use assets for finance leases are included within building and improvement and accumulated depreciation. See Note 10 for additional information.

The Company recorded impairments of $0.7 million and $7.8 million in the year ended December 31, 2020 and December 31, 2019, respectively. The $0.7 million fixed asset impairment was for tenant improvements, furniture and fixtures the Company planned to use while performing services under the service agreements with the licensees of the Washington locations obtained in the ICG Merger. The service agreements were terminated on November 9, 2020 as part of a legal settlement between the Company and the owners of the Washington locations. The Company does not currently have an alternate use for the fixed assets and the impairment was based on the full net book value of the fixed assets. The $7.8 million was comprised of a $5.0 impairment for land, building and improvements the Company planned to use for the cultivation and production of cannabis in Pennsylvania that was abandoned following the Pennsylvania Department of Health’s denial of the renewal of a grower/processor permit required to operate that facility. The impairment was based on a probability weighted estimate of the cash recoveries. The remaining impairments of $2.8 million were for machinery and equipment that were purchased in anticipation of rapid growth, which no longer have a use and were impaired based on a probability weighted cash recovery estimate.

10.	LEASES

The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases with initial terms typically ranging from 1 to 20 years. The Company had two finance leases at December 31, 2020.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table presents assets and liabilities within the Consolidated Balance Sheet:

Lease and Classification	December 31, 2020	December 31, 2019
Operating Leases:
Right-of-use asset, net	$66,464	$58,766
Lease liability, current portion	$3,041	$2,672
Lease liability, net of current portion	$64,232	$54,264

Finance Leases:
Property, plant and equipment, net(1)	$5,523	$423
Other current liabilities	$5,504	$160
Other long-term liabilities	$—	$179

(1)	Finance lease assets are recorded net of accumulated amortization of $0.1 million and <$0.1 million for the year ended December 31, 2020 and December 31, 2019, respectively.

The following amounts were recognized within the Consolidated Statements of Loss:

	Year Ended December 31,
	2020	2019
Operating lease expense	$11,476	$7,820
Interest on lease liabilities	$448	$65
Expenses related to short-term leases	$1,623	$594
Expenses related to variable payments	$1,001	$579
Sublease income	$1,563	$48

Other information:

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,929	$5,100
Operating cash flows from finance lease	$448	$65
Financing cash flows from finance leases	$31	$1,842

The Company’s lease terms and discount rates were as follows:

	December 31, 2020	December 31, 2019
Weighted average remaining term (in years):
Operating	11.1	10.4
Finance	0.1	6.9
Weighted average discount rate:
Operating	11.49%	10.00%
Finance	12.90%	10.00%

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Maturity of lease liabilities were as follows:

	Operating	Finance
2021	$11,841	$5,512
2022	11,283	—
2023	10,919	—
2024	10,674	—
2025	10,421	—
Thereafter	73,724	—

	128,862	5,512
Impact of discount	(61,589)	(8)

Lease liability at December 31, 2020	67,273	5,504
Less: lease liability, current portion	(3,041)	(5,504)

Lease liability, net of current portion	$64,232	$—

11.	ACQUISITIONS/DIVESTITURES

The Company has determined that the acquisitions discussed below are business combinations under ASC 805. They are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on reporting units.

The following is a preliminary summary of the purchase consideration transferred and allocation of the consideration to the estimated fair value of each acquired acquirees’ assets acquired and liabilities assumed for the Company’s business combinations that occurred during the year ended December 31, 2020:

	Year Ended December 31, 2020
Purchase price allocation	THChocolate	GreenMart	ICG	AZNS	Franklin Labs	Total	Adjustments
Identifiable assets acquired:
Cash	$1	$121	$1,057	$—	$92	$1,271	$146
Restricted cash	—	—	1,050	—	—	1,050	—
Accounts receivable	1,278	82	187	—	11	1,558	(2,235)
Inventory	1,378	797	513	3,922	786	7,396	398
Other current assets	115	99	382	—	—	596	—
Property, plant and equipment	754	370	10,878	8,064	6,874	26,940	(93)
Right-of-use assets for operating leases	—	12,051	27,728	950	—	40,729	6,467
Derivative and other assets	30	38	6,430	74	5,717	12,289	5,178
Intangibles assets
Licenses and permits	9,047	30,261	—	33,761	28,989	102,058	—
Other	—	—	11,500	—	—	11,500	—
Goodwill	2,524	13,172	15,458	4,737	10,862	46,753	1,715
Assets held for sale	—	—	8,500	—	—	8,500	—

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

	Year Ended December 31, 2020
Purchase price allocation	THChocolate	GreenMart	ICG	AZNS	Franklin Labs	Total	Adjustments
Liabilities assumed:
Other current liabilities	—	(271)	(2,813)	—	(6,531)	(9,615)	(5,952)
Operating lease liabilities	—	(12,051)	(27,728)	(950)	—	(40,729)	(6,699)
Notes Payable	—	—	(18,500)	(3,897)	—	(22,397)	634
Deferred tax liability	(2,319)	(7,997)	(5,300)	(6,618)	(8,584)	(30,818)	846

Net assets acquired	$12,808	$36,672	$29,342	$40,043	$38,216	$157,081	$405

Cash	$—	$—	$—	$2,950	$15,400	$18,350	$—
Fair value of MVS issued	—	—	29,342	30,443	—	59,785	—
Settlement of indebtedness, receivables and deposits	12,808	31,672	—	—	12,816	57,296	405
Issuance of notes payable	—	—	—	6,650	10,000	16,650	—
Contingent consideration arrangement	—	5,000	—	—	—	5,000	—

Total consideration transferred	$12,808	$36,672	$29,342	$40,043	$38,216	$157,081	$405

Consideration paid in cash	$—	$—	$—	$2,950	$15,400	$18,350
Less: Cash acquired	(1)	(121)	(2,107)	—	(92)	(2,321)

Net cash outflow	$(1)	$(121)	$(2,107)	$2,950	$15,308	$16,029

The goodwill recognized for each acquisition listed above consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the access into a new market and the use of the Company’s existing commercial infrastructure to expand sales. None of the goodwill is expected to be deductible for tax purposes.

Measurement period adjustments

Where provisional values are used in accounting for a business combination, they may be adjusted in subsequent periods, not to exceed twelve months. The primary areas of the purchase price allocations that are subject to change relate to the fair values of certain tangible assets, the valuation of intangible assets acquired and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at each acquisition date during the measurement periods.

Acquisition of THChocolate, LLC

On October 30, 2020, the Company completed the purchase of substantially all of the assets of THChocolate, LLC (“THChocolate”), a cannabis manufacturer, including the transfer of its cannabis manufacturing licenses in Colorado. The settlement of indebtedness purchase consideration was non-cash forgiveness of outstanding trade receivables of $10.8 million and a $1.9 million license receivable owed to Harvest. The cannabis manufacturing license is the only identifiable intangible asset acquired, valued at $9.0 million. The cannabis license has an indefinite useful life.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The results of THChocolate have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of THChocolate included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $2.0 million and <$0.1 million, respectively.

Acquisition of GreenMart of Nevada

On December 31, 2019, the Company, through a wholly owned indirect subsidiary, entered into a definitive agreement to acquire GreenMart of Nevada, LLC (“GreenMart”), a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”), to acquire 100% of the membership interests of GreenMart. GreenMart owns a State of Nevada Medical Marijuana Cultivation Establishment Certificate and a State of Nevada Marijuana Cultivation Facility License and a lease for a 32,000 sq. ft. production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb. In addition, the Company entered into a management services agreement (an “MSA”) with GreenMart effective August 14, 2020 whereby the Company agreed to manage all aspects of GreenMart’s business including the ramp up of cannabis cultivation and production. Pursuant to the MSA, the Company are entitled to all revenues of GreenMart’s operations and will fund operational expense during the period of time we manage the facility. The MSA terminates upon the closing of the purchase of GreenMart. The purchase price for the transaction is $35.0 million and is being financed by one of our existing lenders. The amount of $30.0 million was funded on December 31, 2019 and was included as a note receivable in the Company’s consolidated balance sheet and the balance of $5.0 million was recorded as contingent consideration as it was due upon the closing of the acquisition which will occur upon license transfer. Upon the signing of the MSA on August 14, 2020, the note receivable plus interest the Company had recorded with MJardin was reclassified as consideration for obtaining effective control. The cannabis cultivation license is the only identifiable intangible asset being acquired, valued at $30.3 million. The cannabis license has an indefinite useful life. The completion of the acquisition is subject to, among other things, the receipt of regulatory approvals and the satisfaction or waiver of closing conditions customary for a transaction of this nature.

The results of GreenMart have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of GreenMart included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $1.6 million and $0.8 million, respectively.

Acquisition of Franklin Labs, LLC, a subsidiary of CannaPharmacy

On March 26, 2020, the Company acquired from CannaPharmacy, Inc., a Delaware corporation (“CannaPharmacy”), 100% of the issued and outstanding membership interests of Franklin Labs, LLC, a Pennsylvania limited liability company (“Franklin Labs”) for $15.4 million in cash, a $10.0 million promissory note, $10.8 million note receivable forgiveness and a $1.6 million deposit. Franklin Labs holds one grower/processor cannabis permit in Pennsylvania and operates a 46,800 sq. ft. cultivation and processing facility in Reading, Pennsylvania. The cannabis grower/processor license is the only identifiable intangible asset being acquired, valued at $29.0 million. The cannabis license has an indefinite useful life.

The results of Franklin Labs have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Franklin Labs included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $4.0 million and $4.2 million, respectively.

Merger with Interurban Capital Group, Inc.

The Company, through its wholly owned subsidiary, completed a merger with Interurban Capital Group, Inc. (“ICG”) on March 13, 2020 pursuant to an Agreement and Plan of Merger and Reorganization (“the ICG

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Merger”) to acquire 100% of the equity interest of ICG. ICG is a Seattle-based multistate retail cannabis company. The merger consideration transferred was 318,652 Multiple Voting Shares (the “Merger Shares”) plus the assumption of debt in the principal amount of $19.1 million convertible into 205,594 Multiple Voting Shares. The fair value of the Merger Shares at the time of closing was $29.3 million based on 100 times the Subordinate Voting Share price per share converted to USD on the closing date ($0.92). The Merger Shares are subject to lock-up agreements pursuant to which the holders of such shares have agreed, subject to customary carve-outs and exceptions, not to sell any Merger Shares (or announce any intention to do so), or any securities issuable in exchange therefore, for a period of up to 30 months after the March 13, 2020 closing date of the ICG Merger. 10% of the Merger Shares issued at the time of the ICG Merger are free from the lockup at the time of closing with 10% free from the lockup six months after the closing and then an additional 10% each three months thereafter until the remaining balance of the Merger Shares are free from restriction.

The Company has agreed to issue a number of Multiple Voting Shares for an aggregate price of $9.3 million (the “WA Interests Consideration”) upon exercise of an option to acquire certain ownership interests in five entities that hold licenses to operate recreational cannabis dispensaries in the state of Washington or alternatively an aggregate price of $12.4 million (the “WA Assets Consideration”) to acquire substantially all of the assets of these five entities (the “Options”). Exercise of the Options by the Company is subject to fulfilment of certain conditions. The Multiple Voting Shares will be determined by (a) converting the WA Interests Consideration or the WA Assets Consideration to C$ based on the exchange rate of US$:C$ reported by the Bank of Canada on the day prior to the closing of the acquisition of the WA Interests or the WA Assets as the case may be; and (b) dividing such amount by 100 times the volume weighted average sales price for each share of Subordinate Voting Shares of the Company on the Canadian Securities Exchange (the “CSE”) during the last 15 completed trading days prior to the closing of the acquisition of the WA Interests or the WA Assets. In addition, the Company agreed to issue 1,274,608 Subordinate Voting Shares to a business consultant for a consulting fee at the time of the merger closing. The Company accrued $1.2 million for the fee based on the Subordinate Voting Share price per share converted to USD on the closing date ($0.92). An identifiable intangible asset was identified in relation to management service agreements included in the acquisition which provided the Company the rights to collect certain fees, valued at $11.5 million. Based on the terms of the agreements, the intangible asset has an indefinite useful life. The intangible asset was divested as part of the Washington Litigation whereby the related management service agreements were cancelled as part of the settlement agreement (see Note 20 for additional information).

The results of ICG have been included in the consolidated financial statements since the date of the acquisition. As discussed below, after the spinoff of certain assets, ICG was sold to Hightimes. The revenue and net income of ICG included in continuing operations in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $0.3 million and $3.3 million, respectively. Net income of $2.1 million was primarily driven by a $1.8 million gain recognized from settling the Washington Litigation (see Note 20 for additional information). Net loss from ICG included in net loss from discontinued operations, net of tax, in the Consolidated Statements of Operations from the acquisition date through the divestiture date was $1.2 million.

Acquisition of Arizona Natural Selections

On February 18, 2020, the Company completed the acquisition of 100% of the membership interests of Arizona Natural Selections (“AZNS”), including four vertical medical licenses in Arizona. The acquisition was completed by issuing 122,672 Class B shares of a wholly owned acquisition subsidiary of the Company, which are convertible on a one-to-one basis to Multiple Voting Shares with an aggregate fair value on the date of purchase of $30.4 million based on the on 100 times the Subordinate Voting Share price per share converted to USD on

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

closing date ($2.48), and the issuance of a $6.7 million promissory note with interest at 4% issued to the former owners with a term of three years and payable in three equal installments of principal on each anniversary of the closing with accrued interest payable on the third anniversary of the closing along with the final installment of principal. The principal amount under the note will be available as a reserve to the Company for indemnification purposes. The Class B shares will automatically convert to Multiple Voting Shares on the earlier of the exchange of at least 50% of the Sellers’ Class B Shares into Multiple Voting Shares or on February 18, 2022. The Company assumed $3.9 million in debt at closing and paid off another $3.0 million at closing. The four licenses acquired through the agreement include retail locations: Green Desert Patient Center of Peoria, Inc., Green Sky Patient Center of Scottsdale North, Inc., The Giving Tree Wellness Center of Mesa, Inc. (each of which currently conducts business under the retail brand name Arizona Natural Selections) and a fourth location in Phoenix was opened in September 2020. The acquisition provided Harvest with two operational cultivation facilities: a 55,000 sq. ft. indoor cultivation and production facility in Phoenix and a 322-acre site of which 25 acres are zoned for cannabis with 70,000 square feet of greenhouse in Willcox. The four vertical medical cannabis licenses are the identifiable intangible assets acquired and valued at $33.8 million. The cannabis licenses have an indefinite useful life.

The results of Arizona Natural Selections have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Arizona Natural Selections included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $40.2 million and $0.7 million, respectively.

The Company calculated, on a pro forma basis, the combined results of the acquired businesses as if each acquisition had occurred as of January 1, 2019. These unaudited pro forma results are not necessarily indicative of either the actual consolidated results had the acquisition occurred as of January 1, 2019 or of the future consolidated operating results. For each acquisition, unaudited revenue and net loss is as follows:

(in millions)	For the Year Ended December 31,
	2020	2019
THChocolate, LLC
Total revenues	$14.4	$12.3
Net loss	$(0.9)	$(4.5)
GreenMart
Total revenues	$2.7	$0.9
Net loss	$(1.8)	$(1.9)
Franklin Labs
Total revenues	$4.4	$—
Net loss	$(5.0)	$(1.4)
ICG
Total revenues	$1.2	$4.0
Net loss	$(2.5)	$(19.1)
AZNS
Total revenues	$42.1	$28.0
Net (loss) income	$(1.8)	$0.8

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following unaudited pro forma revenue and net loss presents information of the combined entity as if the each of the business acquisitions by the Company listed above had occurred on January 1, 2019:

(in millions)	For the Year Ended December 31,
	2020	2019
Combined entity
Total revenues	$248.2	$162.0
Net loss attributed to Harvest Health & Recreation Inc.	$(68.0)	$(192.8)

Other acquisitions

During the year ended December 31, 2019, the Company completed acquisitions of 100% of the equity interests of several entities. Each entity holds one or multiple licenses for the cultivation, processing and/or sale of cannabis. The acquisitions are not considered significant individually or in aggregate and do not require separate reporting.

Aggregate consideration to acquire the entities was $56.5 million, consisting of cash of $31.7 million, equity of $18.5 million, $4.2 million in contingent consideration and $2.2 million of loans settled. These acquisitions qualified as business combinations under ASC 805, and the Company has recorded all assets acquired and liabilities assumed at their acquisition date fair values. The total assets acquired and liabilities assumed were $52.2 million and $11.5 million, respectively. The goodwill of $16.2 million arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the businesses.

The Company has finalized the purchase price allocations to the individual assets acquired and liabilities assumed using the acquisition method. $0.2 million of measurement period adjustments were recorded in 2020 for these acquisitions in relation to adjustments to various working capital assets and liabilities.

Sale to Hightimes

On June 22, 2020, the Company sold ICG to a wholly owned subsidiary of Hightimes following the spinoff of certain assets as provided for in the Second Restated Purchase Agreement by and among Hightimes, the Company, Steven M. White, Harvest of California LLC, ICG and other parties dated June 10, 2020 (the “Hightimes Agreement”). At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). The sales price for these assets was $67.5 million payable $1.5 million in cash and $66.0 million in the form of Series A Voting Convertible Preferred Stock, par value $0.0001 (“Series A Preferred”) issued by Hightimes. $60.0 million of Series A Preferred Stock was issued on June 22, 2020 upon completion of the sale of ICG and the remaining $6.0 million of Hightimes Series A Preferred Stock will be issued to Harvest upon transfer of the Harvest Dispensaries. On October 2, 2020, Harvest terminated its obligation to sell two California retail assets to Hightimes Holding Corp. As a result of this termination, the purchase price Hightimes agreed to pay Harvest for its acquisition of ICG was reduced by $6.0 million that had been payable to the Company by issuance of Hightimes’ Series A Preferred Stock. At the time of closing, Hightimes had no other series or class of preferred stock issued and outstanding.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Series A Preferred Stock has a stated or liquidation value of $100 per share. Commencing on the later to occur of (A) September 30, 2020, or (B) the Closing Date, the Series A Preferred Stock will pay a quarterly dividend at the rate of 16% per annum. The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock. We may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion.

To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Hightimes Common Stock on the earlier to occur of (a) two (2) years from the Initial Closing Date, or (b) if the market capitalization of the Hightimes Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed $300.0 million. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

The number of Series A Preferred Shares is subject to reduction in the event Hightimes does not obtain the required consent to transfer ownership of the California HAH Dispensaries or the Harvest Dispensaries within one year following the applicable closing and such failure is not a result of Hightimes failure to use its commercially reasonable efforts (which shall not include having to make any additional payments to any member or manager of any dispensary) to obtain such consent as provided for in the Hightimes Agreement. In addition, if the required consent is not obtained, the applicable entity shall be removed from the list of dispensaries to be acquired and there shall be no further liability or obligation on the part of any party with respect to the failure to deliver the required consents or approvals for such entity.

The Series A Preferred Stock and the Hightimes Common Stock issuable upon conversion of the preferred stock (the “Conversion Shares”) are subject to a lockup agreement which prohibits the Company or any purchaser of the shares from affecting any sale, assignment, pledge or transfer of the Series A Preferred Stock or Conversion Shares for a period of six months following the applicable closing date. Thereafter, the Company may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six months (commencing on the six month anniversary of the Closing Date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five year lockup period.

The Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million as of June 30, 2020. For consideration received, the Company transferred its 100% ownership interest in ICG, whose primary assets consisted of several leases, leasehold improvements, other assets and rights to acquire eight California HAH Dispensaries and agreed to sell Hightimes the equity of two additional Harvest Dispensaries. Upon completion of the accounting for the ICG acquisition and final determination of the fair value of the assets sold to Hightimes, the Company recorded a loss of $13.3 million.

The Company is not able to readily determine the fair value of the Series A Preferred Stock and applies the measurement alternative by performing a qualitative assessment on a quarterly basis for impairment. No impairments were identified during the year ended December 31, 2020.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Divestments

Divestiture of Arkansas Assets

On November 13, 2020, the Company and other owners of Natural State Wellness Dispensary, LLC and Natural State Wellness Enterprises, LLC (collectively, “Natural State Wellness Entities”), which own and operate a medical marijuana dispensary and cultivation facility, sold 100% of their ownership interests in these entities to an unrelated third party. The purchase price paid by the buyer was $25.0 million in cash. Following repayment of approximately $1.9 million in loans owned by Harvest, the portion of net proceeds received by the Company for its ownership interests in the Natural State Wellness Entities totaled approximately $12.9 million. The carrying value of the assets derecognized along with the carrying value of the non-controlling interest resulted in a gain of $18.3 million. The Company retained ownership of the real estate where the dispensary and cultivation facilities are located and leased this property to the Natural State Wellness Entities.

Deconsolidation of Ohio Entities

In February 2020, the Company divested of non-operating retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC 810-10-40, Derecognition, control ceased, and the Company deconsolidated it’s interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related parties significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain. The note receivable is recorded in the Notes receivable line of the consolidated balance sheet.

12.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets, including goodwill, as of December 31, 2020 consisted of the following:

Gross carrying amount	Weighted average useful lives (years)	December 31, 2019	Additions	Acquisitions(1)	Dispositions/ Adjustments	December 31, 2020
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$—	$820
Technology	9.9	18,058	—	—	—	18,058
Software	5.0	183	83	—	(25)	241
Other	3.0	—	410	—	—	410
Indefinite life intangible assets:
Licenses and permits		138,792	18,714	102,058	(5,698)	253,866
Internally developed		1,827	—	—	(714)	1,113
Trade names		2,400	—	—	—	2,400
Other(2)		—	—	11,500	(11,500)	—

Total intangible assets		162,080	19,207	113,558	(17,937)	276,908
Goodwill		84,596	—	46,753	(15,308)	116,041

Total gross carrying amount		$246,676	$19,207	$160,311	$(33,245)	$392,949

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Accumulated amortization	December 31, 2019	Amortization	Acquisitions	Dispositions/ Adjustments	December 31, 2020
Definite life intangible assets:
Patient relationships	$820	$—	$—	$—	$820
Technology	2,021	1,892	—	—	3,913
Software	30	47	—	(20)	57

Total accumulated amortization	2,871	1,939	—	(20)	4,790

Total intangible assets, net and goodwill	$243,805	$17,268	$160,311	$(33,225)	$388,159

Intangible assets, including goodwill, as of December 31, 2019 consisted of the following:

Gross carrying amount	December 31, 2018	Additions	Acquisitions(1)	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$820	$2,112	$—	$(2,112)	$—	$820
Technology	17,700	358	—	—	—	18,058
Software	—	183	—	—	—	183
Indefinite life intangible assets:
Licenses and permits	90,016	14,546	41,528	(7,056)	(242)	138,792
Internally developed	2,657	—	—	—	(830)	1,827
Trade names	2,400	—	—	—	—	2,400

Total intangible assets	113,593	17,199	41,528	(9,168)	(1,072)	162,080
Goodwill	69,407	—	16,015	—	(826)	84,596

Total gross carrying amount	$183,000	$17,199	$57,543	$(9,168)	$(1,898)	$246,676

Accumulated amortization	December 31, 2018	Amortization	Acquisitions	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$615	$413	$—	$(208)	$—	$820
Technology	148	1,873	—	—	—	2,021
Software	—	30	—	—	—	30

Total accumulated amortization	763	2,316	—	(208)	—	2,871

Total intangible assets, net and goodwill	$182,237	$14,883	$57,543	$(8,960)	$(1,898)	$243,805

(1)	See Note 11 for additional information.
(2)	Consists of agreements that allow the Company the rights to collect certain fees.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $1.9 million and $2.3 million included in depreciation and amortization, in the Consolidated Statements of Operations, for the year ended December 31, 2020 and December 31, 2019, respectively. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.

Based solely on the amortizable intangible assets recorded at December 31, 2020, estimated amortization expense for the remainder of fiscal years ending December 31, 2021 through 2025 and thereafter is as follows:

Estimated Amortization Expense
2021	2,064
2022	2,050
2023	1,950
2024	1,799
2025	1,787
Thereafter	5,089

Total amortization expense	$14,739

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.

There were no impairments identified during annual goodwill impairment testing in 2020 or 2019.

No other intangible assets impairments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, the Company recognized intangible asset impairment losses of $9.0 million, consisting of a $1.9 million impairment of a definite life intangible asset and $7.1 million of impairments of indefinite life intangible assets. The $7.1 million impairment consisted of $4.7 million recorded for the denial of the grower/processor permit application for AGRiMED Industries of PA, LLC, and $2.4 million for the impairment of two licenses related to the definitive agreement to acquire Falcon. The acquisition agreement was terminated on January 6, 2020, and the licenses will no longer be used. The impairments were recorded in fixed and intangible asset impairments in the Consolidated Statement of Operations.

13.	OTHER CURRENT LIABILITIES

The Company’s other current liabilities consisted of:

	December 31, 2020	December 31, 2019
Accrued inventory purchases	$7,886	$3,133
Finance lease liabilities(1)	5,504	160
Accrued expenses	5,607	7,154
Accrued payroll and benefits	4,353	2,653
Accrued capital expenditures	3,133	7,100
Other	2,413	1,829

Total other current liabilities	$28,896	$22,029

(1)	See Note 10 for additional information.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

14.	NOTES PAYABLE

Notes payable consisted of:

	December 31, 2020	December 31, 2019
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum. Principal balance due at maturity.(1)	10,000	—
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4% per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity.	6,650	—
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity.(2)	93,390	93,248
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity.(3)	42,404	21,108
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity.(4)	10,000	10,000
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity.(5)	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity.(6)	2,505	2,604
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity.(7)	4,000	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity.(8)	100,000	100,000
Secured promissory note dated August 2018, in the principal amount of $2.0 million with a maturity of August 2023. Monthly payments of <$0.1 million, inclusive of interest at 2% per annum.	1,275	1,575
Secured promissory note dated July 2018, in the principal amount of $0.7 million with a maturity of September 2020. Monthly interest payments at 12% per annum, beginning October 1, 2018. Principal balance due at maturity.	—	730
Other unsecured promissory notes	4,039	2,154

Total notes payable	280,763	241,919
Less: unamortized debt discounts and issuance costs	(15,787)	(20,343)

Net amount	264,976	221,576
Less: current portion of notes payable	(20,910)	(8,395)

Notes payable, net of current portion	$244,066	$213,181

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(1)	Carrying value includes debt discount of $0.7 million.
(2)	Carrying value includes debt issuance costs of $3.0 million.
(3)	Carrying value includes debt issuance costs of $1.5 million and warrants of $4.1 million.
(4)	Carrying value includes debt discount of $0.5 million.
(5)	Carrying value includes debt issuance costs of <$0.1 million.
(6)	Carrying value includes debt issuance costs of $0.1 million.
(7)	Carrying value includes debt issuance costs of $0.1 million.
(8)	Carrying value includes debt issuance costs of $2.1 million and warrants of $3.8 million.

In March 2020, the Company assumed outstanding convertible debt in the principal amount of $19.1 million in connection with the ICG Merger. The debt accrues interest at a rate of 12% per annum with a maturity date of February 19, 2021. The aggregate of the principal and accrued interest is convertible into 205,594 Multiple Voting Shares by the lender or the borrower any time up to 5:00 PM Eastern time on the day before the maturity date. The principal and accrued interest will be due in cash at the maturity date if not converted prior to maturity. The conversion occurred on December 30, 2020.

In addition, in March of 2020, the Company issued a promissory note in the principal amount of $10.0 million in connection with the Franklin Labs acquisition. The note is payable to CannaPharmacy Inc, and accrues interest at 9% per annum, payable in monthly interest only payments. The note matures on the second anniversary of the issuance, which will be March 26, 2022.

On January 24, 2020, the Company closed a third tranche of its Debt Offering, resulting in the issuance of $0.1 million of 15% Coupon Notes and $11.2 million of 9.25% Units. On February 13, 2020, the Company closed a fourth tranche of its Debt Offering, resulting in the issuance of $10.0 million of 9.25% Units.

On January 31, 2020, the Company closed on a $20.0 million term loan secured by real property owned by certain of the Company’s wholly owned indirect subsidiaries. The term loan beared interest at a fixed rate of 16% per annum. Accrued and unpaid interest was payable monthly, with monthly principal amortization payments in the amount of $0.2 million payable commencing on October 1, 2020. The term loan had an initial term of 18 months, which was able to be extended by the Company for two additional six-month increments upon the satisfaction of certain terms and conditions. On November 13, 2020, $1.9 million was repaid as part of divestiture of the Arkansas assets. Then on December 28, 2020, the remaining balance of $17.7 million was repaid (inclusive of outstanding principal, accrued and unpaid interest, and fees.).

On December 23, 2019, the Company closed the first tranche of a private placement offering (the “Debt Offering”) of (a) 15% senior secured notes due 2022 (the “Coupon Notes”), and (b) units (the “Units”), with each Unit being comprised of (i) $1.0 million aggregate principal amount of 9.25% senior secured notes (the “Unit Notes” and together with the Coupon Notes, the “Notes”) and (ii) 109 subordinate voting share purchase warrants (the “Warrants”). The first tranche resulted in the private placement of approximately $73.0 million in Coupon Notes, and $21.0 million in Units. The funds from the initial tranche were used to pay off the Company’s Bridge Facility and Primary Facility balance of $82.5 million, resulting in a loss on extinguishment of $2.4 million.

The Coupon Notes bear interest at 15% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year commencing on June 30, 2020. The Unit Notes bear interest at 9.25% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year, commencing on June 30, 2020. None of the Coupon Notes, the Units, nor the subordinate voting shares that will

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

issuable upon exercise of the Warrants will be registered under the United States Securities Act of 1933, or applicable state securities laws and will not be qualified by a prospectus in Canada. The Coupon Notes and the Units were issued to accredited investors or qualified institutional buyers. The Notes are secured by (i) a first priority security interest in all of the Company’s present and future personal property assets, (ii) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the Notes (the “Guarantors”), and (iii) a first priority security interest in all of the Guarantor’s present and future personal property assets. The Company may redeem the Notes, in whole or in part, during the first year after the issuance of the Notes, at 105% of the principal amount of the Notes redeemed, and thereafter at 100% of the principal amount of the Notes redeemed. In the event of a change of control, each holder of Notes has the right to require the Company to purchase all or any part of their Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes and Units repurchased plus and accrued and unpaid interest. The Notes include covenants that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Warrants are issued and governed pursuant to the warrant indenture and can be exercised at a price of C$3.66 per warrant share. Due to the strike price being in a different currency than the Company’s functional currency, the warrants are being treated as a liability. The issuance of the 9.25% notes with the attached Warrants resulted in the incurrence of a debt discount of $3.1 million, which is classified as a liability.

On December 31, 2019, the Company issued a 9% Convertible Promissory Note for a principal amount of $10.0 million. The interest is payable semi-annually in arrears on June 30 and December 31 each year. The holder has the right at any time to convert the principal amount into the number of shares that is equal to the principal amount divided by the conversion price of C$3.67. The Company has the right to convert the principal amount at the conversion price if for any twenty consecutive trading days the VWAP of the Company’s shares is greater than a 40% premium to such conversion price.

In addition, the Company issued additional Coupon Notes under the Debt Offering in the amount of $20.0 million on December 31, 2019. Together with the $10.0 million Convertible Promissory Note, the Company used the $30.0 million proceeds to pay a signing payment (the “Signing Payment”) that will be applied towards a portion of the $35.0 million purchase price of its planned acquisition of GreenMart, a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”). GreenMart, MJardin and certain of its subsidiaries issued the Company a convertible promissory note in the principal amount of $30.0 million to secure the Signing Payment pending closing upon regulatory approval. See Note 8 for additional information regarding the $30.0 million note receivable and Note 11 for additional information regarding the acquisition of GreenMart.

In October and November 2019, the Company expanded the existing non-revolving term loan under its Amended and Restated Credit Agreement with additional draws of C$27.5 million and C$35.0 million through amendments to the Company’s existing amended and restated credit agreement originally executed on July 26, 2019 (as amended by a joinder and amending agreement dated August 26, 2019 and first amending agreement dated October 21, 2019) (the “Bridge Facility”). These draws noted above were in addition to the Company’s existing C$50.0 million facility (the “Primary Facility”) for which the original principal was borrowed in October 2018 under the Letter Credit Agreement and amended and restated in July 2019. The entire Amended and Restatement Credit Agreement balance of C$112.4 million (US$82.5 million) was paid off with the Senior Secured Notes and Units described above.

In July 2019, the Company entered into an amended and restated credit agreement with Bridging Finance Inc. to borrow an additional C$24.0 million, increasing the existing non-revolving term loan to C$50.0. Up to May 31, 2019, any interest not paid in cash was added to the principal amount of the Term Loan. Beginning June 1, 2019,

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

principal payments under the loan were amortized monthly on a straight-line basis over a five-year period. The Company paid the agent of the lender an additional $0.4 million work fee upon executing the amended and restated credit agreement.

The Company was party to Letter Credit Agreement entered in October 2018 to borrow C$26.0 million for a period of three years at an interest rate that is equal to Bank of Nova Scotia Prime plus 10.3% per annum. Principal payments under the loan were amortized monthly on a straight-line basis over the term of the loan beginning six months after the date of the loan. The loan was secured by a first lien on the assets of the Company and its subsidiaries and a pledge of its ownership in its subsidiaries. The Company paid the agent of the lender a $0.6 million work fee and issued to such agent $0.9 million of shares of common stock of Subordinate Voting Shares of the resulting issuer. This loan agreement was Amended and Restated in July 2019 as noted above and settled with the Senior Secured Notes described above.

In May 2019, the Company received gross proceeds of $100.0 million from a brokered private placement issuance of 7% coupon, unsecured debentures, which are convertible into subordinate voting shares (SVS) at a conversion price of C$15.38 per share at any time and mature on May 9, 2022. The purchaser of the Convertible Debentures also received, for no additional consideration, 3,502,666 warrants. Each warrant is exercisable to purchase one SVS at an exercise price of C$18.17 per share, for a period of 36 months from the date of issue. The proceeds were to fund working capital and general corporate purposes.

The Company may, subject to certain conditions, force the conversion of all of the principal amount of the then outstanding Convertible Debentures at the applicable Conversion Price if, at any time after the date that is four months and one day following the date of issue of the Convertible Debentures, the VWAP of the Subordinate Voting Shares is greater than C$21.53 for any 10 consecutive trading days, by providing 30 days’ notice of such conversion.

The Convertible Debentures are comprised of a liability component and a debt discount comprised of the fair value of the warrants. The warrants were fair valued using the Black-Scholes option-pricing model and resulted in a debt discount of $8.5 million. Using the residual method, the carrying amount of the notes is the difference between the principal amount and the initial carrying value of the warrants. The debentures, net of the equity component and issue costs, are accreted using the effective interest method over the term of the debentures, such that the carrying amount of the financial liability will equal the principal balance at maturity. The Company incurred cash fees of $4.2 million, which were netted with proceeds. These transaction costs have been allocated to the liability and warrant components based on their pro-rata values.

Stated maturities of debt obligations and expected interest payments are as follows:

Year ending December 31,	Expected Principal Payments	Expected Interest Payments
2021	$20,910	$27,934
2022	248,847	21,028
2023	4,900	454
2024	5,597	217
2025	509	19
2026 and thereafter	—	—

	$280,763	$49,652

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

15.	INCOME TAXES

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.

The income tax provision consisted of the following:

	As of December 31,
	2020	2019
Current
U.S. Federal	$9,743	$4,270
State and local	2,464	1,436

Total Current	12,207	5,706

Deferred
U.S. Federal	(6,660)	(1,474)
State and local	(1,897)	(476)

Total Deferred	(8,557)	(1,950)

Total	$3,650	$3,756

The income tax provision is different than the amount of income tax determined by applying the U.S. Federal statutory rate of 21% for 2020 and 2019 to income before income taxes as a result of the following:

	For the Years Ended December 31,
	2020	2019
U.S. Federal taxes at statutory rate	$(9,876)	$(43,228)
Permanent non-deductible IRS Section 280e differences	21,752	48,824
Pass through entities & non-controlling interest	(8,226)	(1,840)

Income tax provision	$3,650	$3,756

The net deferred income tax liability was $53.1 million and $28.6 million as of December 31, 2020 and 2019, respectively, and consists primarily of the future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.

The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.

The Company endeavors to comply with tax laws and regulations where it does business, but cannot guarantee that, if challenged, the Company’s interpretation of all relevant tax laws and regulations will prevail and that all tax benefits recorded in the consolidated financial statements will ultimately be recognized in full. The Company has taken reasonable efforts to address uncertain tax positions and has determined that there are no material transactions and no material tax positions taken by the Company that would fail to meet the

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

more-likely-than-not threshold for recognizing transactions or tax positions in the consolidated financial statements. Accordingly, the Company has not recorded a reserve for uncertain tax positions in the consolidated financial statements, and the Company does not expect any significant tax increase or decrease to occur within the next 12 months with respect to any transactions or tax positions taken and reflected in the consolidated financial statements. In making these determinations, the Company presumes that taxing authorities pursuing examinations of the Company’s compliance with tax law filing requirements will have full knowledge of all relevant information, and, if necessary, the Company will pursue resolution of disputed tax positions by appeals or litigation.

16.	SHARE-BASED COMPENSATION

Stock Options

During 2018, the Compensation Committee of the Board of Directors approved the Stock and Incentive Plan, a share-based compensation plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company. The stock options granted are non-qualified and vest in 25% increments over a four-year period and expire 10 years from the grant date. Subordinate Voting Shares to be issued under the Plan are made available from authorized and unissued Harvest Subordinate Voting Shares.

A summary of the status of the options outstanding follows:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2018	9,955,000	$6.55	$—
Forfeited/Cancelled	(8,696,500)	7.32
Granted	16,277,750	7.47

Balance as of December 31, 2019	17,536,250	7.02	—
Forfeited/Cancelled	(11,942,250)	6.11
Granted	8,786,875	2.51

Balance as of December 31, 2020	14,380,875	$5.02	$1,535,818

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on December 31, 2020 and December 31, 2019, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on December 31, 2020 and December 31, 2019. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028 - December 31, 2030	14,380,875	1.09 - 8.75	2,326,000

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2019:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028 - December 19, 2029	17,536,250	2.12 - 8.75	1,758,125

During the years ended December 31, 2020 and 2019, the Company recorded $22.5 million and $17.7 million of share-based compensation expense, respectively.

The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted average assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.00% - 2.25%	2.00% - 2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	83% - 99%	85% - 95%
Expected Life of Stock Options	6.25 Years	6.25 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that options issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the options.

During the years ended December 31, 2020 and 2019, the weighted-average fair value of stock options granted was $1.81 and $5.57 per option. As of December 31, 2020 and 2019, stock options outstanding have a weighted-average remaining contractual life of 8.2 and 9.1 years, respectively. At December 31, 2020, the total unrecognized compensation cost related to the nonvested awards granted and expected to vest was $19.2 million. This cost is expected to be recognized over a weighted-average period of 2.2 years.

On February 4, 2020, the Company announced that former Co-Executive Chairman Jason Vedadi, CEO Steven M. White, and another member of the Company’s management team, voluntarily surrendered without consideration a total of 2,400 stock options which increased the number of stock options available to other eligible employees of the Company. Following the surrender, key personnel of the Company were awarded approximately 3,000 equity options in recognition of their work and incentive for continued dedication to the Company. Certain stock options were re-granted based on original grant date, allowing for 25% of options to be vested immediately upon grant. As part of the redistribution of equity options, Harvest recognized a non-cash charge of approximately $10.2 million during the first quarter of 2020. The non-cash charge is an accounting treatment that relates to the surrender of equity options and associated acceleration of unrecognized expense tied to the original option grants.

Restricted Stock Units

On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On October 6, 2020 and August 3, 2020, the Company granted 173,450 and 312,277 restricted stock units, respectively. These restricted stock units vested in 2020. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout the 2020 and 2021 calendar year. On May 2,

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

2019, the Company granted 60,329 restricted stock units. These restricted stock units vested throughout the 2019 calendar year. The following table summarizes the status of the restricted stock units:

	Number of Restricted Stock Units	Weighted- Average Grant Price
Balance as of December 31, 2018	—	$—
Granted	60,329	8.28
Forfeited	(10,029)	8.28
Vested	(50,300)	8.28

Balance as of December 31, 2019	—	—
Granted	792,840	1.36
Vested	(551,567)	1.08

Balance as of December 31, 2020	241,273	$2.01

During the years ended December 31, 2020 and 2019, the Company recorded $0.6 million and $0.4 million of share-based compensation expense, respectively, for restricted stock units granted and vested during the period.

17.	STOCKHOLDERS’ EQUITY

Description of the Company’s Securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.

Warrants

During the years ended December 31, 2020 and 2019, the Company issued 12,568,676 and 6,303,438 stock warrants to purchase the Company’s SVS. The Company issued 55,350 stock warrants to purchase the Company’s MVS during the year ended December 31, 2020. No stock warrants to purchase the Company’s MVS were issued during the year ended December 31, 2019. These warrants were issued to buyers of the Company’s debt and equity. The company did not record any share-based compensation expense for stock warrants granted during the years. The stock warrants qualify for liability classification in accordance with ASC 815, Derivatives and Hedging.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

A summary of the status of the stock warrants outstanding, on an as-converted basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2018	1,322,554	$6.55
Issued	6,303,438	8.74
Exercised	(785,469)	6.48

Balance as of December 31, 2019	6,840,523	8.58
Issued	18,103,676	1.87
Forfeited	(537,085)	6.61

Balance as of December 31, 2020	24,407,114	$4.11

The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - April 2023	18,872,114	$2.40 to $14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	$200	55,350

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.15%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	70% - 99%	70%
Expected term	1.0 - 5.0 years	3 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that stock warrants issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the warrants.

During the years ended December 31, 2020 and 2019, the weighted-average fair value of the stock warrants granted was $0.58 per warrant and $1.82 per warrant, respectively. As of December 31, 2020 and 2019, stock warrants outstanding have a weighted-average remaining contractual life of 1.8 and 2.4 years, respectively.

Shares Issued

On October 28, 2020, the Company completed a bought deal offering in Canada, pursuant to which Harvest sold an aggregate of 20,354,080 units at a price of $1.72 per unit for gross proceeds of $35.0 million. Each unit consisted of one SVS and one-half of one common share purchase warrant. Each warrant is exercisable into one SVS with an exercise price of $2.29. The Company paid a cash commission of $2.5 million to the underwriters and issued them 1,119,474 compensation warrants for underwriting services received. Each compensation warrant is exercisable into one unit with a $1.72 per unit exercise price. After deducting underwriting fees of $2.5 million and other offering costs of $0.1 million, the Company received net proceeds $32.4 million.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

On March 13, 2020, the Company completed an offering (the “Offering”) on a non-brokered private placement basis to a select group of investors, of $59.0 million of the Company’s multiple voting shares at a price of $141 per share (or $1.41 per subordinate voting share on an as-converted basis) resulting in the issuance of 418,439 multiple voting shares. Proceeds of the Offering will be used for capital expenditures, pending acquisitions, and general corporate purposes.

Shares Held in Escrow

As of December 31, 2020, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of December 31, 2020. The shares are non-employee compensation for raising equity.

The following presents the total outstanding SVS if converted as of December 31, 2020:

Share Class	Number of Shares at December 31, 2020	Conversion Factor	Total Subordinated Voting Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000
Multiple Voting Shares	1,828,422	100	182,842,200
Subordinate Voting Shares	220,913,258	1	220,913,258

Total			405,755,458

18.	NET LOSS PER SHARE

Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows (in thousands, except per share data):

	For the Year Ended December 31,
	2020	2019
Net loss attributable to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)
Net loss attributable to discontinued operations, net of tax	$(1,278)	$(568)
Basic weighted-average number of shares outstanding	354,757,211	285,853,929

Net loss per share attributable to Harvest Health & Recreation Inc. - basic and diluted	$(0.17)	$(0.58)
Net loss per share attributable to discontinued operations, net of tax	$—	$—

As the Company is in a loss position for both of the years ended December 31, 2020 and 2019, the inclusion of options and warrants in the calculation of diluted earnings per share would be anti-dilutive, and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares into Subordinate Voting Shares (“SVS”).

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	December 31,
	2020	2019
Stock options and restricted stock units	14,622,148	17,536,250
Warrants(1)	26,086,325	6,840,523
Convertible debt	11,481,957	11,481,957

	52,190,430	35,858,730

(1)	Includes the compensation warrants issued for underwriting services in the bought deal financing.

19.	FAIR VALUE AND RISK MANAGEMENT

The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers:

•	Level 1- defined as quoted market prices in active markets for identical assets or liabilities

•

Level 2-defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities and

•	Level 3- defined as unobservable inputs that are not corroborated by market data.

Cash and cash equivalents, restricted cash, net accounts receivable, income tax refund receivable and accounts payable represent financial instruments for which the carrying amount approximates fair value, as they are short-term in nature. These instruments are accordingly excluded from the disclosures below.

Some of the Company’s business combinations involve consideration transferred and potential for the payment of future contingent consideration upon the achievement of future milestones or various other performance conditions. The contingent consideration liabilities have estimated fair values based on discounted or undiscounted future cash flow estimates obtained from the Company’s management. The fair value of the contingent consideration is remeasured at the estimated fair value at each reporting period with the change in fair value recognized as a component of “other income or expense” in the Consolidated Statements of Operations for the respective period.

The Company measures the initial liability and remeasures the liability on a recurring basis using Level 3 inputs as defined under ASC 820, Fair Value Measurement and Disclosures. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. The fair value is determined using a discounted cash flow model applied to projected net sales, using projected payment dates. Projected net sales are based on the Company’s internal projections, analysis and the sales potential. Increases or decreases in any valuation inputs, in isolation, may result in a significantly lower or higher fair value measurement in the future.

The Company recorded a $13.5 million gain on a contingent liability settlement during the three months ended March 31, 2020 related to contingent consideration payable on the acquisition of CBx, which closed in

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

November of 2018. The payout was originally valued at $16.0 million gross, with a discounted carrying value of $15.1 million, based on management’s estimates of achieving various options of earnout goals. Upon determination of the payout, the fair value of the liability was estimated to be $2.8 million and a gain of the fair value adjustment of $12.6 million was recognized. The remaining liability of $2.8 million was paid in shares during the six months ended June 30, 2020.

During the year ended December 31, 2020 and December 31, 2019, the Company issued 18,582,250 and 6,303,438 stock warrants, respectively. The stock warrants are accounted for as a warrant liability. The estimated fair value of the liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument. Increases or decreases in the fair value of the Company’s liability associated with the warrant liability are reflected as “fair value of liability adjustments” in the Consolidated Statements of Operations for the respective period.

The following assumptions were used to determine the fair value of the warrant liabilities using the Black-Scholes option-pricing model:

	December 31, 2020	December 31, 2019
Risk-free annual interest rate	2.15%	2.15%
Expected annual dividend yield	0%	0%
Expected stock price volatility	99%	79%
Remaining life	0.3 - 5.0 years	2.6 Years

The warrant liability is fair valued using a Black-Scholes model and methodologies and significant grant-date assumptions are disclosed in Note 17.

We estimate the fair value of our convertible debt carried at face value less unamortized discount and issuance costs on a quarterly basis for disclosure purposes. The estimated fair value of our convertible debt is determined by Level 2 inputs and is based on observable market data including prices for similar instruments.

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Convertible Debt	94,110	18,913	79,357	27,978

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2020:

	Level 1	Level 2	Level 3	Total
Financial Assets
Corporate investments	—	—	$19,091	$19,091

Financial Assets Total	$—	$—	$19,091	$19,091

Financial Liabilities
Contingent consideration	—	—	17,985	17,985
Warrant liability	—	—	20,908	20,908

Financial Liabilities Total	$—	$—	$38,893	$38,893

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2019:

	Level 1	Level 2	Level 3	Total
Financial Liabilities
Contingent consideration	—	—	30,013	30,013
Warrant liability	—	—	5,516	5,516

Financial Liabilities Total	$—	$—	$35,529	$35,529

The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2020:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Warrant Liability	Contingent Consideration	Acquisition Consideration(1)
Balance at January 1, 2020	$5,516	$30,013	$—
Total gains or losses for the period:
Included in earnings (or change in net assets)	5,294	4,831	—
Issuances	10,098	5,000	19,091
Settlements	—	(21,859)	—

Balance at December 31, 2020	$20,908	$17,985	$19,091

(1)	The consideration was in the form of private entity securities.

The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2019:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Warrant Liability	Contingent Consideration
Balance at January 1, 2019	$—	$29,710
Total gains or losses for the period:
Included in earnings (or change in net assets)	(5,972)	(3,847)
Purchases	—	4,150
Issuances	11,488	—
Settlements	—	—

Balance at December 31, 2019	$5,516	$30,013

20.	COMMITMENTS AND CONTINGENCIES

Regulatory Environment

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2020, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

Contingencies

Claims & Legal Proceedings

From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.

Interurban Capital Group, Inc.

The Company acquired Interurban Capital Group, Inc. (“ICG”) via a merger agreement on March 10, 2020. On April 3, 2020, the Company filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities”) and Ryan Kunkel (“Kunkel”, together with the Washington Entities, the “Respondents”) to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Respondents trade or commerce and affects the public interest, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs (the “Arbitration”). Ryan Kunkel (“Kunkel”) is a former officer, director and shareholder of ICG and manager and equity holder in the Washington Entities. The Arbitration relates to Amended and Restated Services Agreements entered into between ICG and the Washington Entities pursuant to which they agreed to pay ICG fees for services it provides to them (the “Service Agreements”). On April 2, 2020, the Respondents filed a motion for temporary restraining order in the Superior Court for the State of Washington, in and for the County of King, seeking access to certain records and accounts related to the operation of the Washington Entities’ business (the “TRO Action”). On April 7, 2020, the court denied the motion in the TRO Action and found, among other things, that the Retailers failed to show (i) they were likely to prevail on their claim that ICG breached the Service Agreements, (ii) a clear legal or equitable right to the relief sought, (iii) an invasion of their rights, and (iv) they would suffer an actual and substantial injury (the “TRO Order”). On April 8, 2020, the Respondents filed a motion for dismissal of the TRO Action and the case has been dismissed. In a separate lawsuit, ICG filed a petition for provisional remedies in aid of arbitration against each of the Washington Entities seeking prejudgment writs of attachment as a result of the Respondents’ conduct related to the termination of the Service Agreements (the “Provisional Remedies Action”). The Receiver Action and the Provisional Remedies Action have since been consolidated before the superior court. On June 3, 2020 the arbitrator granted ICG’s motion to voluntarily dismiss Mr. Kunkel from the Arbitration. On June 12, 2020, the arbitrator denied ICG’s motions to appoint a Custodial Receiver and for prejudgment writs of attachment and the Washington Retailer’s motion to turn over records and accounts and to prohibit ICG from interfering in the Washington Entities’ Operations or Accessing Records and Accounts (collectively, the “June 12 Orders”). On April 17, 2020, the Washington Entities filed a Motion for Summary

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Judgment alleging that the Service Agreements were improperly assigned after the Washington Entities terminated them. On October 20, 2020 the Washington Entities filed a Motion to Continue Evidentiary Hearing Date. On November 2, 2020, the arbitrator entered an order continuing the evidentiary hearing to February 1, 2021.

On May 28, 2020, ICG filed a complaint in the King County Superior Court against the Respondents and other members of the Washington Entities and their wives alleging a breach of the Washington Entities Options by Kunkel, Charles Boyden, Todd Shirley, Joshua Iszley and James Duvall (collectively, the “Washington Entities Sellers”) who are the selling parties to the Washington Entities Options (the “Washington Options Litigation”). The complaint filed in the Washington Options Litigation alleges breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Washington Entities Sellers and the Washington Entities trade or commerce and affects the public interest, civil conspiracy, tortious interference with contractual relationships, fraud and awards of damages, treble damages, and fees and costs. The Washington Entities Sellers filed a Motion for Partial Summary Judgment and to Stay Case Pending the Outcome at Arbitration (the “Summary Judgment/Stay Motion”). The court dismissed the complaint against the Washington Entities with prejudice and stayed the action against the Washington Entities Sellers pending the outcome of the Arbitration.

On November 9, 2020, Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities” and certain of its owners (collectively, the “Washington Entity Owners”) and one of our wholly owned, indirect subsidiaries entered into a binding Settlement Agreement (the “Washington Settlement Agreement”). Pursuant to the terms of the Washington Settlement Agreement, the parties agreed to, among other things, settle the previously disclosed arbitration and state court litigation related to the termination of certain service agreements between us and the Washington Entities (the “Service Agreements”) and our options to acquire the Washington Entities and enter into definitive agreements setting forth the terms of the settlement which were executed as of December 31, 2020. As consideration for entering into the Washington Settlement Agreement, the Washington Entity Owners cancelled 42,378.4 Multiple Voting Shares (4,237,840 Subordinate Voting Shares on an as-converted basis) we issued to the Washington Entity Owners in connection with the ICG Merger and the Washington Entities issuance to us of a $12.0 million principal amount secured promissory note. The secured promissory note bears interest at the rate of 7.5% per annum with principal and interest payable monthly until maturity five years after the date of issuance. The parties signed such definitive agreements on December 31, 2020, resulting in the cancellation of 42,378.4 Multiple Voting Shares on December 31, 2020, and the execution of a $12.0 million promissory note in our favor, with such promissory note and other agreements securing the secured promissory note being held in escrow pending regulatory approval. Such agreements remain subject to regulatory approval by the Washington State Liquor and Cannabis Board.

Devine Holdings, Inc.

On March 25, 2020, the Company filed a complaint in the Superior Court of the State of Arizona, in and for the County of Maricopa (Case No. CV2020-003986) against Devine Holdings, Inc. and certain of its affiliates and related parties (the “Devine Parties”) to compel mandatory arbitration for breach of contract and breach of the implied covenant of good faith and fair dealing claims, and the remedies of appointment of a receiver, specific performance, disgorgement and awards of attorney’s fees, forum fees and costs. The Devine Lawsuit relates to a binding agreement entered into among the Company and the Devine Parties on February 12, 2019, as supplemented by August 15, 2019 Closing Agreement documentation, pursuant to which Devine Hunter, Inc. agreed to sell to Harvest six cannabis license-holding entities in Arizona. On September 8, 2020, the Devine Parties filed a counterclaim against the Company seeking specific performance of a merger agreement and closing agreement they claim existed among the Devine Parties and the Company.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

On October 30, 2020, the Company settled the Devine Lawsuit whereby the Company acquired from Devine Holdings three vertical medical cannabis licenses in Arizona and a right of first refusal to acquire four additional vertical medical cannabis licenses in Arizona. The purchase price for the acquisition was for consideration which includes the repayment by Devine Holdings of an outstanding $10.5 million receivable owed to Harvest concurrently with the license acquisition.

Falcon International, Inc.

On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).

On March 6, 2020, the Court ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the Control Person Transaction discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the Control Person Transaction referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.

On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of US$1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

AGRiMED Industries of PA, LLC

The Company is appealing the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. Although the Company is appealing the PDOH’s denial of the renewal of the grower/processor permit, it cannot predict its outcome. Furthermore, resolution of this matter is subject to inherent uncertainties, and an unfavorable result could occur. An unfavorable result could include the permanent loss of AGRiMED’s grower/processor permit in Pennsylvania. If an unfavorable result were to occur, such a result is not reasonably expected to have a material effect on the results of the Company’s consolidated operations.

The AGRiMED permit is simultaneously subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal is expected to be complete in May 2021.

Rainbow Lease and Real Estate Litigation

On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the ICG Merger Agreement and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”).

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Rainbow Litigation is in the pleading stage of litigation. In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020). According to a stipulation between the parties, the Harvest Defendants must respond to the Amended Rainbow Complaint by April 5, 2021. No discovery has commenced. The Harvest Defendants intend to vigorously defend themselves and believe that the allegations against them lack merit. The Company is evaluating potential claims against the former stockholders of ICG pursuant to the ICG Merger Agreement, Kunkel, Dennedy and the other owners of Gerra Properties, some of whom are former ICG directors and shareholders.

Litigation Assessment

The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

21.	RELATED PARTY TRANSACTIONS

Related Party Notes Receivable

Included in notes receivable are the following amounts due from related parties:

	December 31, 2020	December 31, 2019
Secured promissory notes dated February 2020(1)	$6,471	$—
Secured revolving notes dated December 2018 through January 2019(2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,052	$3,581

(1)

Secured promissory note dated February 2020 in the principal amount of $5.0 million with maturity date of 18 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the Ohio; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $5.0 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the year ended December 31, 2020, interest income was $0.3 million.

(2)	Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25%

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25 – 8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. During the years ended December 31, 2020 and 2019, interest income was $0.1 million and $0.3 million, respectively.

Related Party Leases

Included in the Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

	December 31, 2020	December 31, 2019
Right-of-use assets for operating leases, net	$5,621	$6,321
Operating lease liability, current portion	(135)	(428)
Operating lease liability, net of current portion	(5,595)	(5,533)

AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.5 million and $0.2 million, respectively, for the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.6 million and $0.2 million, respectively, in relation to this lease for the years ended December 31, 2020 and 2019. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.

Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were approximately $0.1 million for both the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.2 million in relation to this lease for both the years ended December 31, 2020 and 2019. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC. Karma Capital, LLC has received approximately $0.4 million in rental income since July 2017.

Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the year ended December 31, 2020. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building. The Company incurred rent expense of less than $0.1 million in relation to this lease for the year ended December 31, 2020. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and TJV-168 LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

22.	Subsequent Events

Sale Leaseback Transaction

On January 25, 2021, the Company sold an industrial cultivation property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, the Company leased the property back under a 20 year lease with two 5-year extension options. The lease includes a $10.8 million tenant improvement allowance to reimburse the Company for costs incurred to improve the property.

Related Party Note Receivable

In February 2021, the Company issued $3.0 million to Harvest of Ohio, LLC in exchange for a $3.0 million secured promissory note. The note has a maturity date that is 30 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the State of Ohio; principal is due at maturity. The note has an interest rate of 17% per annum, due at maturity. Harvest of Ohio LLC, an Ohio limited liability company, is owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest.

Falcon International, Inc. Litigation Settlement

On March 13, 2021, the Company settled the Falcon Lawsuit whereby the Company received 10% equity ownership in Falcon and each share received came with a 10-year warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. An estimate of the financial effect of this settlement to the Company cannot be made as of the date of filing this annual report.

FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2021

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2021	December 31, 2020
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$106,948	$78,055
Restricted cash	3,000	4,542
Accounts receivable, net of allowance of $265 and $824, respectively	9,477	5,051
Notes receivable, current portion	8,412	21,556
Related party notes receivable, current portion	10,313	10,052
Inventory, net	45,193	36,862
Other current assets	5,380	5,280

Total current assets	188,723	161,398
Notes receivable, net of current portion	11,036	18,211
Property, plant and equipment, net	161,663	176,827
Right-of-use assets for operating leases, net	98,921	60,843
Related party right-of-use assets for operating leases, net	5,564	5,621
Intangible assets, net	272,886	272,118
Corporate investments	40,924	19,091
Acquisition deposits	—	50
Goodwill	116,176	116,041
Assets held for sale	6,581	6,585
Other assets	22,618	19,850

TOTAL ASSETS	$925,092	$856,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$14,809	$10,755
Other current liabilities	34,948	28,896
Contingent consideration, current portion	10,898	17,985
Income tax payable	26,826	17,504
Operating lease liability, current portion	2,061	2,906
Related party operating lease liability, current portion	142	135
Notes payable, current portion	29,713	20,910

Total current liabilities	119,397	99,091
Notes payable, net of current portion	240,046	244,066
Warrant liability	37,261	20,908
Operating lease liability, net of current portion	98,072	58,637
Related party operating lease liability, net of current portion	5,557	5,595
Deferred tax liability	53,082	53,082
Total liabilities associated with assets held for sale	718	718
Other long-term liabilities	53	63

TOTAL LIABILITIES	554,186	482,160
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at March 31, 2021: Unlimited, 245,336,531 and 245,336,531, respectively, at December 31, 2020: Unlimited, 220,913,258 and 220,913,258, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at March 31, 2021: Unlimited, 1,636,065 and 1,636,065, respectively, at December 31, 2020: Unlimited, 1,828,422 and 1,828,422, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at March 31, 2021: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	686,899	667,248
Accumulated deficit	(316,729)	(293,607)

Stockholders’ equity attributed to Harvest Health & Recreation Inc.	370,170	373,641
Non-controlling interest	736	834

TOTAL STOCKHOLDERS’ EQUITY	370,906	374,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$925,092	$856,635

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended March 31,
	2021	2020
	(In thousands, except share and per share data)
Revenue, net of discounts	$88,826	$44,235
Cost of goods sold	(40,908)	(26,086)

Gross profit	47,918	18,149

Expenses
General and administrative (related party operating lease expense for the three months ended March 31, 2021 and 2020 was $200 and $187, respectively)	26,276	26,419
Sales and marketing	898	1,276
Share-based compensation	4,862	13,804
Depreciation and amortization	2,529	1,670
Total expenses	34,565	43,169

Operating income (loss)	13,353	(25,020)
Other (expense) income
Gain on sale of assets	1,795	2,419
Other income	1,504	9,050
Fair value of liability adjustment	(24,434)	6,945
Foreign currency gain (loss)	12	(138)
Interest expense (includes related party interest income for the three months ended March 31, 2021 and 2020 was $97 and $99, respectively)	(8,717)	(4,550)

Loss before taxes and non-controlling interest	(16,487)	(11,294)
Income taxes	(6,481)	(3,794)

Net loss from continuing operations before non-controlling interest	(22,968)	(15,088)
Net loss from discontinued operations, net of tax	—	(384)

Net loss before non-controlling interest	(22,968)	(15,472)
Net (income) loss attributed to non-controlling interest	(154)	88

Net loss attributed to Harvest Health & Recreation Inc.	$(23,122)	$(15,384)

Net loss per share—basic and diluted	$(0.06)	$(0.05)

Attributable to Harvest Health and Recreation Inc.	$(0.06)	$(0.05)

Attributable to discontinued operations, net of tax	$—	$—

Weighted-average shares outstanding—basic and diluted	407,632,006	304,179,427

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(22,968)	$(15,472)
Net loss from discontinued operations, net of tax	—	384
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	3,519	2,454
Amortization of right-of-use assets	1,575	1,309
Amortization of debt issuance costs	861	1,011
Amortization of debt discount	371	405
Amortization of warrant expense	926	703
Noncash gain on earnout	—	(12,597)
Noncash gain on deconsolidation	—	(6,119)
Noncash loss on derecognition of asset	—	3,555
Gain on North Dakota divestment	(573)	—
Gain on sale leaseback transaction	(1,058)
Gain on legal settlements	(1,089)	—
Gain on lease derecognition	(357)	(70)
Change in fair value of financial liability	24,434	(6,945)
Deferred income tax expense	—	(945)
Share-based compensation	4,862	13,804
Noncash transaction expenses	64	—
Provision for bad debts and credit losses	80	—
Changes in operating assets and liabilities:
Accounts receivable	(4,506)	(1,102)
Inventory	(8,856)	(2,376)
Other assets	(2,764)	(2,364)
Income taxes payable	9,322	3,560
Accrued expenses and other liabilities	3,192	14,532
Accounts payable	3,217	1,730
Operating lease liabilities	(700)	(1,488)
Prepaid expenses and other current assets	202	(1,043)

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATING ACTIVITIES	9,754	(7,074)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	—	(384)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,754	(7,458)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(14,397)
Sale leaseback transaction	22,280	—
Acquisitions/advances of intangibles	(1,660)	(1,180)
Acquisition deposits	51	—
Prepayment of acquisition consideration	—	4,573
Purchases of property, plant and equipment	(9,632)	(14,699)
Proceeds from divestments	2,121	—
Issuance of notes receivable	(261)	(462)
Payments received on notes receivable	229	—

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	13,128	(26,165)

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	6,842	58,999
Proceeds from issuance of notes payable	—	40,773
Repayment of notes payable	(2,329)	(3,627)
Payment of finance lease liabilities	(44)	(11)
Fees paid for debt financing activities	—	(1,631)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,469	94,503

NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	27,351	60,880

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	78,055	22,685
RESTRICTED CASH, BEGINNING OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	82,597	30,685

CASH AND CASH EQUIVALENTS, END OF PERIOD	106,948	82,515
RESTRICTED CASH, END OF PERIOD	3,000	9,050

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$109,948	$91,565

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Supplemental disclosure with respect to cash flows
Interest paid	$744	$1,591
Taxes paid	406	501
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	—	4,692
Notes receivable issued upon North Dakota divestment	850	—
Notes receivable (net book value) settlement in exchange for investment	21,833	—
Financing obtained in exchange for property, plant, and equipment	2,581	—
Right-of-use assets obtained in exchange of operating lease liabilities	40,227	3,173

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Number of Shares			$ Amount
						Stockholders’
	Super	Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
(In thousands, except share data)	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475
Shares issued	—	15,581	14,521	—	—	—	—	—
Capital contribution	—	—	—	382	—	382	230	612
Shares returned and cancelled	—	(2,545)	—	(1,000)	—	(1,000)	—	(1,000)
Warrants exercised for cash	—	15,000	2,369,422	6,842	—	6,842	—	6,842
Reclassification of warrant liability related to warrants exercised for cash	—	—	—	8,080	—	8,080	—	8,080
Acquisition of non-controlling interest	—	—	—	485	—	485	(485)	—
Divestiture of North Dakota assets	—	—	—	—	—	—	3	3
Conversions to subordinate voting shares	—	(220,393)	22,039,330	—	—	—	—	—
Share-based compensation	—	—	—	4,862	—	4,862	—	4,862
Net loss	—	—	—	—	(23,122)	(23,122)	154	(22,968)

BALANCE—March 31, 2021	2,000,000	1,636,065	245,336,531	$686,899	$(316,729)	$370,170	$736	$370,906

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886
Shares issued	—	418,439	—	58,999	—	58,999	—	58,999
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Shares issued in connection with acquisitions	—	307,169	283,550	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(37,003)	3,700,300	—	—	—	—	—
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion of convertible note payable	—	—	—	628	—	628	—	628
Share-based compensation	—	—	—	13,804	—	13,804	—	13,804
Net loss	—	—	—	—	(15,384)	(15,384)	(88)	(15,472)

BALANCE—March 31, 2020	2,000,000	2,501,993	109,770,577	$614,795	$(249,361)	$365,434	$4,981	$370,415

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

1.	Business Description

Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”) is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, California, Florida, Maryland, Nevada, North Dakota (on February 19, 2021, the Company completed the divestiture of its North Dakota retail assets) and Pennsylvania, with provisional licenses in Massachusetts. In addition, the Company owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO2LORS, ALCHEMY, AVENUE, LOVELI, and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator.

The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.

Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods

Arizona - 15 locations	Retail Dispensary	September 2013 - September 2020

California - 4 locations	Retail Dispensary	December 2018 - October 2019

Florida - 6 locations	Retail Dispensary	February 2019 - July 2019

Maryland - 3 locations	Retail Dispensary	September 2018 - December 2019

North Dakota - 2 locations*	Retail Dispensary	July 2019 - August 2019

Pennsylvania - 9 locations	Retail Dispensary	September 2018 - March 2021

Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 - February 2020

Colorado - 1 location	Processing	Oct-20

Florida	Cultivation/Processing	February 2019 - December 2019

Maryland	Cultivation/Processing	September 2017 - July 2019

Nevada	Cultivation/Processing	August 2020

Pennsylvania	Cultivation/Processing	March 2020

Utah	Indoor Grow	October 2020

*	On February 19, 2021, the Company divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.

The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.

Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.

The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, AZ, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbols HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, our condensed consolidated financial statements do not include all the information and footnotes required by GAAP for complete financial statements. Normal and recurring adjustments considered necessary for a fair statement of the results for the interim periods, in the opinion of the Company’s management, have been included. Operating results for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The accompanying condensed consolidated financial statements and related footnote disclosures should be read in conjunction with the consolidated financial statements and notes thereto included in our 2020 Annual Report on Form 10-K filed with the SEC on March 30, 2021.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the estimates and assumptions used.

(b)	Basis of Measurement

These unaudited condensed consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

(c)	Functional Currency

These unaudited condensed consolidated financial statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

(d)	Basis of Consolidation

These unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the

Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.

(e)	Discontinued Operations

The Company followed Accounting Standard Codification (“ASC”) 360, Property, Plant, an Equipment, and ASC 205-20, Discontinued Operations, to report assets held for sale and discontinued operations.

The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.

See Note 4 for additional information.

(f)	Revenue Recognition

The Company accounts for customer contracts in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the three months ended March 31, 2021 and 2020, respectively.

The Company has agreements in place whereby third-parties provide services or license the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensee pays the Company a license fee. The Company recorded

$0.3 million and $6.4 million for the three months ended March 31, 2021 and 2020, respectively, on a gross basis. The determination that the Company was the principal under these agreements was made in accordance with ASC 606-10-55-36 through 55-40 and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either in a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which is the marijuana and marijuana concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell marijuana under state law.

The following represents disaggregated revenue information:

(In thousands)	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the three months ended March 31, 2021	$77,648	$9,293	$1,885	$88,826
Revenue for the three months ended March 31, 2020	$30,012	$6,065	$8,158	$44,235

3.	Recently Adopted and Issued Accounting Pronouncements

We adopted the following standard during the three months ended March 31, 2021, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date
December 2019	ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes	January 2021

The following GAAP standards has been recently issued by the accounting standards board. The Company is assessing the impact of this new standard on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined the pronouncements do not have a significant impact on the Company have been excluded herein.

Date Issued	Standard	Effective Date
August 2020	ASU No. 2020-06: Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) - Accounting for Convertible Instruments and contracts in an Entity’s Own Equity	January 2022

4.	Discontinued Operations

Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”), the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the unaudited Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2020. There was no material impact from discontinued operations to the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021.

(In thousands)	Three Months Ended March 31, 2020
Revenue, net of discounts	$782
Cost of goods sold	(657)

Gross profit	125

Expenses
General and administrative	325
Sales and marketing	22
Depreciation and amortization	18

Total expenses	365

Operating income (loss)	(240)
Other (expense) income
Interest expense	(6)
Loss before taxes and non-controlling interest	(246)
Income taxes	(138)

Loss from continuing operations before non-controlling interest	(384)
Net loss from discontinued operations, net of tax	384

Net loss attributed to Harvest Health & Recreation Inc.	$—

The following table is a summary of the assets and liabilities of discontinued operations:

(In thousands)	March 31, 2021	December 31, 2020
ASSETS
Inventory, net	$93	$93
Other current assets	33	33
Property, plant and equipment, net	1,747	1,747
Right-of-use asset, net	3,593	3,593
Intangibles assets, net	894	894
Other assets	221	225

Assets from discontinued operations	$6,581	$6,585

LIABILITIES
Lease liability, net of current portion	718	718

Liabilities from discontinued operations	$718	$718

5.	Inventory

The Company’s inventory consisted of:

(In thousands)	March 31, 2021	December 31, 2020
Raw materials	$15,284	$12,632
Work in progress	6,729	5,634
Finished goods	24,604	19,718

Total inventory	46,617	37,984
Reserve	(1,424)	(1,122)

Total inventory, net	$45,193	$36,862

6.	Notes Receivable

The Company’s notes receivable consisted of:

(In thousands)	March 31, 2021	December 31, 2020
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum.	$11,771	$12,000
Secured promissory notes dated February 2020 through February 2021 in the principal amount of $13.7 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6 - 8% per annum, due at maturity.	13,732	13,471
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly.	456	456
Secured convertible promissory note, due from Falcon International Corp. (“Falcon”) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(1)	—	25,525
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity.(1)	—	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25 - 8.5% per annum with interest payments due monthly.(2)	3,581	3,581
Secured promissory notes dated February 2021 in the principal of up to $0.9 million with a maturity date of February 19, 2022; principal is due at maturity. Interest rate of 10.0% per annum with interest payments due monthly.	850	—

Gross notes receivable	30,390	79,532
Less: provision for impairment of notes receivable	(629)	(29,713)

Total notes receivable, net of allowance	29,761	49,819
Less: current portion of notes receivable	(18,725)	(31,608)

Notes receivable, long-term portion	$11,036	$18,211

(1)

These notes were settled as part of the Falcon Lawsuit settlement. $29.1 million of the provision for impairment of notes receivable related to these notes was written off in relation to this settlement. See Note 10 for additional information.

(2)

These notes are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The Company’s provision for expected credit losses as of March 31, 2021 includes $0.3 million related to these notes.

Stated maturities of the notes receivable are as follows:

(In thousands)	Expected Principal Payments
2021 (9 months)	$11,240
2022	8,526
2023	728
2024	784
2025	9,112

$30,390

7.	Leases

The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases with initial terms typically ranging from 1 to 20 years. The Company had one finance lease at March 31, 2021.

On January 11, 2021, the Company purchased a cultivation property located in Reading, Pennsylvania. The property consists of approximately 1.36 acres of land and close to 46,800 square feet of combined office and cultivation space. The purchase price of the property was $5.2 million and was considered a finance lease prior to the building purchase.

On January 20, 2021, the Company sold an industrial property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, Harvest entered into a triple net lease with Innovative Industrial Properties, Inc. (“IIP”) to lease back the property. The lease is for a term of 20 years with an extension option. At commencement, the Company was not reasonably certain to exercise the extension option. Harvest plans to continue to operate the property as a licensed cultivation and processing facility and expects to recover up to approximately $10.8 million in tenant improvements from IIP. The total proceeds for the transaction are expected to be approximately $34.6 million. The Company determined control of the assets transferred to IIP, the sale price represented the fair value of the underlying assets sold, and the Company does not have continuing involvement with the property sold other than a normal leaseback. The Company received net proceeds of $22.3 million from the sale, after deducting a security deposit of $1.2 million, other transactions costs of $0.3 million, and incurred a gain of $1.1 million.

The following table presents assets and liabilities within the Condensed Consolidated Balance Sheets:

Lease and Classification	March 31, 2021	December 31, 2020
	(In thousands)
Operating Leases:
Right-of-use asset, net	$104,485	$66,464
Lease liability, current portion	$2,203	$3,041
Lease liability, net of current portion	$103,629	$64,232

Finance Leases:
Property, plant and equipment, net(1)	$408	$5,523
Other current liabilities	$136	$5,504

(1)	Finance lease assets are recorded net of accumulated amortization of less than $0.1 million as of March 31, 2021 and December 31, 2020, respectively.

The Company recognized the following amounts within the Condensed Consolidated Statements of Operations:

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Operating lease expense	$4,488	$2,799
Interest on lease liabilities	$4	$3
Expenses related to short-term leases	$209	$463
Expenses related to variable payments	$190	$241

The Company’s sublease income is immaterial.

Other information:

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,626	$2,311
Operating cash flows from finance leases	$4	$3
Financing cash flows from finance leases	$44	$11

The Company’s lease terms and discount rates were as follows:

Weighted average remaining term (in years):	March 31, 2021	March 31, 2020
Operating	14.4	6.5

Weighted average discount rate:
Operating	12.33%	9.84%
Finance	10.00%	10.00%

The Company had one finance lease with a remaining term of less than 12 months and 21 months at March 31, 2021 and 2020, respectively.

8.	Divestitures

In February 2020, the Company divested of non-operating retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC 810-10-40, Derecognition, control ceased, and the Company deconsolidated its interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related party’s significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain during the three months ended March 31, 2020.

9.	Intangible Assets and Goodwill

Intangible assets, including goodwill, as of December 31, 2020 and March 31, 2021 consisted of the following:

Gross carrying amount (in thousands)	Weighted average useful lives (years)	December 31, 2020	Additions	Dispositions/ Adjustments	March 31, 2021
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$820
Technology	9.9	18,058	—	—	18,058
Software	5.0	241	155	(145)	251
Other	3.0	410	253	—	663
Indefinite life intangible assets:
Licenses and permits		253,866	483	—	254,349
Internally developed		1,113	769	(293)	1,589
Trade names		2,400	—	—	2,400

Total intangible assets		276,908	1,660	(438)	278,130
Goodwill		116,041	—	135	116,176

Total gross carrying amount		$392,949	$1,660	$(303)	$394,306

Accumulated amortization (in thousands)(1)		December 31, 2020	Amortization	Dispositions/ Adjustments	March 31, 2021
Definite life intangible assets:
Patient relationships		$820	$—	$—	$820
Technology		3,913	464	8	4,385
Software		57	3	(21)	39

Total accumulated amortization		4,790	467	(13)	5,244

Total intangible assets, net and goodwill		$388,159	$1,193	$(290)	$389,062

(1)	Amortization expense for Other intangible assets was less than $0.1 million during the three months ended March 31, 2020.

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $0.5 million included in depreciation and amortization, in the Condensed Consolidated Statements of Operations, for both the three months ended March 31, 2021 and 2020. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.

Based solely on the amortizable intangible assets recorded at March 31, 2021, estimated amortization expense for the remainder of fiscal 2020 through fiscal 2025 and thereafter is as follows:

(In thousands)	Estimated Amortization Expense
2021 (9 months)	$1,675
2022	2,139
2023	2,039
2024	1,812
2025	1,791
Thereafter	5,092

Total amortization expense	$14,548

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.

10.	Corporate Investments

The carrying values of the Company’s investments are as follows:

(In thousands)	March 31, 2021	December 31, 2020
Investment in Hightimes	$19,091	$19,091
Investment in Falcon	21,833	—

Corporate investments	$40,924	$19,091

The Company is not able to readily determine the fair value of either of the Company’s equity investments listed in the table above. The investments are therefore accounted for under the measurement alternative whereby the investments are held at cost and adjusted for impairments and observable price changes, if any.

On March 13, 2021, the Company settled a lawsuit with Falcon International, Inc. (“Falcon”) whereby the Company received 10% equity ownership in Falcon and each share received came with a 10-year warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. Based on the net book value of the notes receivable settled, the Company estimated the fair value of the equity and warrants received to be $21.8 million at settlement.

On June 22, 2020, the Company sold a wholly owned subsidiary to a subsidiary of Hightimes following the spinoff of certain assets. Consideration received by the Company included 600,000 of Series A Preferred Stock. The Series A Preferred Stock has a stated or liquidation value of $100 per share. The Company may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion. Based on the assets transferred, the Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million when the sale closed.

No impairments or observable price changes were identified during the three months ended March 31, 2021.

11.	Other Current Liabilities

The Company’s other current liabilities consisted of:

(In thousands)	March 31, 2021	December 31, 2020
Accrued inventory purchases	$8,346	$7,886
Accrued expenses	7,323	5,607
Accrued interest payable	6,428	369
Accrued payroll and benefits	4,604	4,353
Accrued capital expenditures	2,436	3,133
Finance lease liabilities(1)	136	5,504
Other	5,675	2,044

Total other current liabilities	$34,948	$28,896

(1)	See Note 7 for additional information.

12.	Notes Payable

The Company’s notes payable consisted of:

(In thousands)	March 31, 2021	December 31, 2020
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum. Principal balance due at maturity.(1)	$10,000	$10,000
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4% per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity.	4,699	6,650
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity.(2)	93,390	93,390
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity.(3)	42,404	42,404
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity.(4)	10,000	10,000
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity.	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity.(5)	2,480	2,505
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity.(6)	3,925	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity.(7)	100,000	100,000
Other unsecured promissory notes	5,200	4,039

(In thousands)	March 31, 2021	December 31, 2020
Other secured promissory notes	4,787	1,275

Total notes payable	283,385	280,763
Less: unamortized debt discounts and issuance costs	(13,626)	(15,787)

Net amount	269,759	264,976
Less: current portion of notes payable	(29,713)	(20,910)

Notes payable, net of current portion	$240,046	$244,066

(1)	Carrying value includes debt discount of $0.7 million.
(2)	Carrying value includes debt issuance costs of $2.6 million.
(3)	Carrying value includes debt issuance costs of $1.3 million and warrants of $3.6 million.
(4)	Carrying value includes debt discount of $0.4 million.
(5)	Carrying value includes debt issuance costs of $0.1 million.
(6)	Carrying value includes debt issuance costs of $0.1 million.
(7)	Carrying value includes debt issuance costs of $1.7 million and warrants of $3.1 million.

Stated maturities of debt obligations and expected interest payments are as follows:

(In thousands)	Expected Principal Payments	Expected Interest Payments
2021 (9 months)	$20,156	$27,598
2022	251,706	21,245
2023	5,328	461
2024	5,694	217
2025	501	19

	$283,385	$49,540

13.	Share-based Compensation

Stock options

During 2018, the Compensation Committee of the Company’s Board of Directors approved a share-based compensation plan. The purpose of the plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company. The stock options granted are non-qualified and generally vest in 25% increments over a four-year period and expire 10 years from the grant date.

A summary of the status of the options outstanding follows:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2020	14,380,875	$5.02
Forfeited/Cancelled	(1,536,375)	7.23
Granted	553,500	4.08

Balance as of March 31, 2021	13,398,000	$4.73	$5,535,653

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on March 31, 2021, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on March 31, 2021. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of March 31, 2021:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - February 2031	13,398,000	$1.09 - $8.75	5,205,375

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - December 2030	14,380,875	$1.09 - $8.75	2,326,000

During the three months ended March 31, 2021 and 2020, the Company recorded $4.8 million and $13.8 million of share-based compensation expense for stock options granted and vested during the period, respectively.

The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of grant:

	2021	2020
Risk-Free Annual Interest Rate	2.25%	2.00% - 2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	99%	83% - 99%
Expected Life of Stock Options	6.25 Years	6.25 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life represents the period of time that the options issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the options.

During the three months ended March 31, 2021 and 2020, the weighted-average fair value of stock options granted was $3.26 and $2.21 per option, respectively. As of March 31, 2021 and 2020, stock options outstanding had a weighted-average remaining contractual life of 8.6 and 8.9 years, respectively. At March 31, 2021, the total unrecognized compensation cost related to the non-vested awards granted and expected to vest was $16.0 million. This cost is expected to be recognized over a weighted-average period of 2.1 years.

Restricted stock units

On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout 2020 and 2021. The following table summarizes the status of the restricted stock units:

	Number of Restricted Stock Units	Weighted- Average Grant Price
Balance as of December 31, 2020	241,273	$2.01
Granted	—	—
Vested	(76,778)	1.73

Balance as of March 31, 2021	164,495	$2.14

During the three months ended March 31, 2021, the Company recorded $0.1 million of share-based compensation expense for restricted stock units granted and vested during the period. No share-based compensation expense for restricted stock was recorded during the three months ended March 31, 2020.

14.	Stockholders’ Equity

Description of the company’s securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.

Warrants

During the three months ended March 31, 2021, the Company issued 307,856 stock warrants to purchase the Company’s SVS. These warrants were issued upon exercise of compensation warrants held by underwriters of the bought deal completed by the Company on October 28, 2020. The company did not record any share-based compensation expense for stock warrants outstanding during the period. The stock warrants qualify for liability classification in accordance with ASC 815, Derivatives and Hedging.

A summary of the status of the stock warrants outstanding, on an as-converted basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2020	24,407,114	$4.11
Issued	307,856	2.40
Exercised	(3,253,712)	1.78

Balance as of March 31, 2021	21,461,258	$4.25

The following table summarizes the stock warrants that remain outstanding as of March 31, 2021:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - December 2025	17,426,258	$2.43 - $14.45	17,426,258
Multiple Voting Shares	April 2021 - April 2023	40,350	$104.65	40,350

The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - April 2023	18,872,114	$2.40 - $14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	$103.36	55,350

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of issuance:

	2021	2020
Risk-Free Annual Interest Rate	0.11% - 0.16%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	95%	70% - 99%
Expected Term	2.2 - 2.3 Years	1.0 -5.0 years

Expected volatility was estimated by using the Company’s historical share price volatility for a period similar to the expected life of the warrants. The expected term represents the period of time that the stock warrants issued are expected to be outstanding. The risk-free interest rate, using the expected life of the warrants, is based on the U.S. Treasury yield curve in effect at the time of issuance.

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at March 31, 2021:

Risk-Free Annual Interest Rate	0.01% - 0.92%
Expected Annual Dividend Yield	0%
Expected Stock Price Volatility	84% - 114%
Expected Term	0.1 - 4.8 years

During the three months ended March 31, 2021 and 2020, the fair value of the stock warrants granted was $2.35 and $1.19 per warrant, respectively. As of March 31, 2021 and 2020, stock warrants outstanding have a weighted-average remaining contractual life of 1.6 and 2.2 years, respectively.

Warrants exercised for cash

During the three months ended March 31, 2021, the Company issued 15,000 MVS and 2,369,422 SVS as a result of warrant exercises (including 615,710 SVS issued in relation to compensation warrants exercised) and received cash proceeds of approximately $6.8 million.

Shares held in escrow

As of March 31, 2021, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of March 31, 2021. The shares are non-employee compensation for raising equity.

The following presents the total outstanding SVS if converted as of March 31, 2021:

Share Class	Number of Shares at March 31, 2021	Conversion Factor	Total Subordinated Voting Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000
Multiple Voting Shares	1,636,065	100	163,606,500
Subordinate Voting Shares	245,336,531	1	245,336,531

Total			410,943,031

15.	Net Loss Per Share

Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows:

	For The Three Months Ended March 31,
(In thousands, except share and per share data)	2021	2020
Net loss attributable to Harvest Health & Recreation Inc.	$(23,122)	$(15,384)
Net loss attributable to discontinued operations, net of tax	$—	$(384)
Basic weighted-average number of shares outstanding	407,632,006	304,179,427

Net loss per share attributable to Harvest Health & Recreation Inc. - basic and diluted	$(0.06)	$(0.05)
Net loss per share attributable to discontinued operations, net of tax	$—	$—

As the Company is in a loss position for both the three months ended March 31, 2021 and 2020, the inclusion of shares issuable upon exercise of stock options, vesting of restricted stock, exercise of warrants, and conversion of debt in the calculation of diluted earnings per share would be anti-dilutive and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares to SVS.

The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	March 31,
	2021	2020
Stock options and restricted stock units	13,562,495	19,354,750
Warrants(1)	22,216,904	9,150,996
Convertible debt	12,183,868	32,041,357

	47,963,267	60,547,103

(1)	Includes the outstanding compensation warrants issued for underwriting services in the October 2020 bought financing.

16.	Commitments and Contingencies

Regulatory environment

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of March 31, 2021, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

Contingencies

Claims & legal proceedings

From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under ASC Topic 450, we establish reserves for litigation-

related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.

Falcon International, Inc.

On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).

On March 6, 2020, the U.S. District Court for the District of Arizona ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the “Control Person Transaction” discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the “Control Person Transaction” referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.

On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of $1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events. See Note 10 for additional information.

AGRiMED Industries of PA, LLC

The Company appealed the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. On May 6, 2021 the PDOH entered into a settlement agreement regarding the AGRiMED permit which allows for the conditional renewal of the permit and its operation by the Company as early as August 15, 2021.

The AGRiMED permit is still subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal is expected to be complete in May 2021.

Rainbow lease and real estate litigation

On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the Agreement and Plan of Merger and Reorganization, dated March 13, 2020, between a wholly-owned subsidiary of the Company and ICG (the “ICG Merger Agreement”) and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”).

The Rainbow Litigation is in the pleading stage of litigation. In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020). According to a stipulation between the parties, the Harvest Defendants were scheduled to respond to the Amended Rainbow Complaint by April 5, 2021. No discovery has commenced. The Harvest Defendants are prepared to vigorously defend themselves and believe that the allegations against them lack merit. Nevertheless, the Harvest Defendants are working on a settlement agreement with the Plaintiffs which would obviate the need for a response to the Amended Complaint. The Company is evaluating potential claims against the former stockholders of ICG pursuant to the ICG Merger Agreement, Kunkel, Dennedy and the other owners of the Gerra Properties, some of whom are former ICG directors and shareholders.

Litigation assessment

The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

17.	Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, Income Taxes (“ASC 740”), on a tax jurisdictional basis. The Company files a consolidated as well as several standalone company U.S. income tax returns and, at the federal level, its gross profits or income and losses are taxed at 21%. The Company’s effective tax rate varies from the U.S. Federal statutory rate due to permanent non-deductible IRS Section 280e differences, pass-through entities, and non-controlling interests. The Company recorded income tax expense of $6.5 million and $3.8 million for the three months ended March 31, 2021 and 2020, respectively

The net deferred income tax liability was $53.1 million as of both March 31, 2021 and December 31, 2020 and consists primarily of future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.

During the three months ended March 31, 2021 and 2020, respectively, the Company recognized an immaterial amount of interest and penalties. The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.

18.	Related Party Transactions

Related party notes receivable

(In thousands)	March 31, 2021	December 31, 2020
Secured promissory notes dated February 2020(1)	$6,732	$6,471
Secured revolving notes dated December 2018 through January 2019(2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,313	$10,052

(1)

Secured promissory note dated February 2020, and amended February 2021, in the aggregate principal amount of $6.7 million with maturity date February 2022; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $6.7 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steve White, the Chief Executive Officer of the Company, and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the three months ended March 31, 2021 and 2020, interest income was $0.1 million and less than $0.1 million, respectively.

(2)

Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25% interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25—8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. No interest income was recorded during the three months ended March 31, 2021 and $0.1 million of interest income was recorded during the three months ended March 31, 2020.

Related party leases

Included in the Condensed Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

(In thousands)	March 31, 2021	December 31, 2020
Right-of-use assets for operating leases, net	$5,564	$5,621
Operating lease liability, current portion	(142)	(135)
Operating lease liability, net of current portion	(5,557)	(5,595)

AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.1 million for both the three months ended March 31, 2021 and 2020. The Company incurred rent expense of $0.1 million in relation to this lease for both the three months ended March 31, 2021 and 2020. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.

Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were less than $0.1 million for both the three months ended March 31, 2021 and 2020. The Company incurred rent expense of less than $0.1 million in relation to this lease for both the three months ended March 31, 2021 and 2020. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC.

Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the three months ended March 31, 2021. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building in 2020. The Company incurred rent expense of less than $0.1 million in relation to this lease for the three months ended March 31, 2021. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and TJV-168 LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.

On February 9, 2021, we cancelled 2,545 Multiple Voting Shares held by Touraj Jason Vedadi in exchange for extinguishing our right of first refusal under the Separation Agreement (as more fully described and qualified by reference to Exhibit 10.1 of this Quarterly Report on Form 10-Q, Amendment to Separation Agreement and General Release, by and between Jason Vedadi and Harvest Health & Recreation Inc., dated February 9, 2021). The number of Multiple Voting Shares is equal to an aggregate market value of $1,000,185 divided by the closing sales price of the Subordinate Voting Shares on February 5, 2021, which was $3.93. The Multiple Voting Shares were convertible to Subordinate Voting Shares on a 1:100 basis. This transaction with Mr. Vedadi is a transaction agreed with an “insider” and is considered to be a “related party transaction.”

19.	Subsequent Events

Arrangement Agreement

On May 10, 2021, Harvest entered into an arrangement agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp., a British Columbia corporation (“Trulieve”), pursuant to which Trulieve will acquire all of the issued and outstanding subordinate voting shares, multiple voting shares and super voting shares of Harvest, with the multiple voting shares and super voting shares being treated on an as if converted basis to Trulieve subordinate voting shares pursuant to their respective terms. Under the terms of the Arrangement Agreement, shareholders of Harvest will receive 0.1170 of a subordinate voting share of Trulieve, as may potentially be adjusted upon the occurrence of certain permitted Harvest debt re-financings (each whole subordinate voting share of Trulieve, a “Trulieve Share”) for each Harvest subordinate voting share (or equivalent), representing total consideration of approximately $2.1 billion based on the closing price of the Trulieve Shares on May 7, 2021.

Acquisition of GreenMart of Nevada

On December 31, 2019, the Company, through a wholly owned indirect subsidiary, entered into a definitive agreement to acquire GreenMart of Nevada, LLC, a wholly owned, indirect subsidiary of MJardin Group, Inc., to acquire 100% of the membership interests of GreenMart. $5.0 million of contingent consideration, payable upon closing of the acquisition and license transfer, was paid, net of agreed upon discount, to the seller on April 30, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2020

In addition to historical information, this discussion contains forward-looking statements based upon management’s current expectations that are subject to risks and uncertainties which may cause Harvest’s actual results to differ materially from plans and results discussed herein. Harvest cautions readers not to place undue reliance on any forward-looking statements made by it, which speak only as of the date they are made. Harvest disclaims any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in Harvest’s expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

MD&A of Harvest Health & Recreation Inc.

This management discussion and analysis (“Annual MD&A”) of the financial condition and results of operations of Harvest is for the years ended December 31, 2020 and 2019. It is supplemental to, and should be read in conjunction with, Harvest’s consolidated financial statements for years ended December 31, 2020 and 2019 and the accompanying notes for each respective period. Harvest’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this ANNUAL MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.

Overview of the Business

Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.”

Harvest’s business was established in Arizona and received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on Harvest’s success in Arizona, Harvest has consistently grown its revenues and industry footprint every year since founding and currently operate facilities in Arizona, Arkansas, California, Florida, Maryland, Nevada, North Dakota, and Pennsylvania. On November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets. On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets. Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.

During 2021, Harvest plans to expand cultivation facilities in key states, investing in new and existing operations for indoor, outdoor, and greenhouse cannabis to support product sales in retail and wholesale channels. Harvest believes its approach to design, construction and implementation results in competitive production costs. More recently, Harvest has shifted away from large acquisitions to focus on development of assets in core markets and streamlining operations as part of an overall plan to achieve profitability.

Harvest conducts business through wholly owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”).

Harvest operates in one segment, the cultivation, processing and sale of cannabis. Harvest grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, Harvest converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. Harvest uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in its dispensaries and to third parties for resale. In addition, Harvest collects fees on contracts with third parties who provide services at certain cultivation facilities it is licensed to operate.

Harvest’s principal operating locations and type of operation are listed below as of December 31, 2020:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations*	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 – October 2020
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	On February 19, 2021, Harvest divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.

Harvest is currently in various stages of expansion as it grows its commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis. Harvest expects to grow less through acquisitions and more through organic growth in the markets in which Harvest already occupies.

Each Operating Subsidiary holds the active and/or pending Cannabis Licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, Cannabis Licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations. In other states, for example Arizona where Harvest’s largest concentration of business activity is located, Cannabis Licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.

Arizona Proposition 207, also known as the Smart and Safe Arizona Act, was a voter initiative to legalize the adult recreational use of marijuana that was approved by voters on November 3, 2020. The Smart and Safe Act directs the Arizona State Department of Health Services to establish rules for retail marijuana sales by June 1, 2021, allow marijuana to be subject to state and local sales taxes like other retail items, and would impose an additional 16% excise tax on marijuana products. On January 22, 2021, Harvest recorded the first sale and started offering access to regulated and legal adult recreational use cannabis products to its customers.

Results of Operations

The following table presents selected financial information derived from Harvest’s consolidated financial statements for the years ended December 31, 2020 and 2019.

The selected information set out below may not be indicative of Harvest’s future performance:

(in thousands, except per share data)	For the Year Ended December 31,
	2020	2019
Total Revenues	$231,460	$116,780
Less Cost of Goods Sold	129,873	75,636

Total Gross Profit	$101,587	$41,144
Less Total Expenses	$135,642	$154,935
Less Other Expense	$(20,595)	$(50,699)
Net Loss Attributable to Harvest	$(59,630)	$(166,735)
Loss Per Share	$(0.16)	$(0.59)
Adjusted EBITDA (non-GAAP)	$15,344	$(43,711)

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

Harvest derives its revenue from both its wholesale and retail businesses from cannabis products Harvest manufactures, sells and distributes to third-party retail customers, and from direct sales to end consumers in its retail stores.

Revenue for the years ended December 31, 2020 and 2019 was $231.5 million and $116.8 million, respectively, representing an increase of $114.7 million or 98%. Revenue growth was driven by the addition of new and acquired dispensaries as well as growth in Harvest’s existing cultivation, manufacturing, retail operations and licensing revenues. Retail revenue increased by $104.0 million due to the following:

•	$46.7 million of the increase due to the full year benefit in 2020 of the opening of 16 new stores during 2019 in Arizona, California, Florida, North Dakota and Pennsylvania;

•	$23.6 million of the increase due to the full year benefit in 2020 of the acquisition of five new stores during 2019 in Arizona, California and Maryland;

•	$14.1 million of the increase due to same store sales from ten locations in Arizona, Florida and Maryland;

•	$12.9 million of the increase due to the acquisition of three new stores during 2020 in Arizona and

•	$6.7 million of the increase due to the opening of five new stores during 2020 in Arizona, Arkansas and Pennsylvania.

Licensing and other revenue increased by $5.5 million or 25% to $27.6 million due to an increase in the number of third-party fee service contracts and an increase in rental revenue.

While licensing revenue has increased in 2020, Harvest expects this line of revenue to significantly decrease in 2021 as a result of one operator cancelling its agreement effective January 1, 2021. This agreement accounts for 66% of licensing revenue for the year ended December 31, 2020 and is not expected to be replaced. The gross margin on this agreement is 1% and Harvest expects to focus its efforts on other revenue streams and aspects of its business.

Wholesale revenue during the year ended December 31, 2020 was mostly flat compared to the year ended December 31, 2019.

Cost of Goods Sold

Cost of goods sold are derived from costs related to the internal cultivation and production of cannabis and from retail purchases made from other licensed producers operating within Harvest’s state markets. Cost of goods sold includes the costs directly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles, and concentrates, as well as packaging and other supplies, fees for services and processing, and allocated overhead which includes allocations of rent, administrative salaries, utilities and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

For the year ended December 31, 2020, cost of goods sold was $129.9 million, an increase of $54.3 million or 72%, as compared to the year ended December 31, 2019, driven by increased sales as described above.

Gross Profit & Gross Margin

Gross profit is revenue less cost of goods sold. Gross margin measures Harvest’s gross profit as a percentage of revenue.

Harvest has developed a strategy to focus primarily on revenue growth in its core markets while working to streamline the business and realize operational efficiencies. Harvest expects to grow less through acquisitions and more through organic growth and continued development of the existing asset base in 2021. Quarterly fluctuations in revenue mix may impact gross margins. Gross margins in Harvest’s retail operations are the highest and most influential on reported results. As Harvest continues to make investments in the cultivation and manufacturing of its own products for sale in its retail locations, Harvest expects the percentage of revenue from retail operations to increase and drive a favorable impact on gross margins. While there are likely to be quarterly fluctuations in gross margin, Harvest expects the overall trend will be upward in the near term as it focuses more heavily on core markets with greater profit potential.

Gross profit for the year ended December 31, 2020 was $101.6 million, an increase of $60.5 million over the year ended December 31, 2019. This represented a total gross margin of 44% for the year ended December 31, 2020, an increase of 9 basis points as compared to a gross profit margin of 35% for the prior year. The increase in gross margin is driven by a more favorable revenue mix, with a higher percentage of revenue derived from retail sales compared to lower gross margin for wholesale and licensing revenue. The following are the increases and decreases in revenue and gross margin attributable to Harvest’s three types of revenue.

The following table shows the total percentage of revenue generated by each of Harvest’s revenue streams and the gross margin for each:

	For the Year Ended December 31,
	2020	2019	Increase/(Decrease)
Retail revenue	74%	57%	16%
Wholesale revenue	14%	24%	(9)%
Licensing and other revenue	12%	19%	(7)%

Retail gross margin	49%	41%	9%
Wholesale gross margin	40%	20%	20%
Licensing and other gross margin	16%	38%	(23)%

Total Expenses

Total expenses other than the cost of goods sold consist of general and administrative, sales and marketing costs, share-based compensation expense and depreciation and amortization.

General and administrative expenses include costs incurred at Harvest’s retail sites and corporate offices, primarily related to personnel costs and operating costs, and other professional service costs. Sales and marketing costs include expenses related to marketing and branding activities and development and support of customer relationships.

As part of Harvest’s ongoing efforts to achieve profitability, it has implemented cost reduction measures across the organization. Harvest expects to realize additional decreases in costs as it continues to streamline the business, realize the benefits of scale and operational efficiencies and focus more heavily on its core markets. Furthermore, Harvest expects to have fewer acquisition and transaction costs related to its opportunistic expansion plans.

Share-based compensation includes the straight-line expense recognition of the grant date fair value of equity awards granted to employees and directors over their vesting lives. Depreciation and amortization includes the straight-line expense recognition of depreciation of property, plant and equipment over their depreciable lives. In addition, this includes the amortization of finite lived intangible assets.

Total expenses for the years ended December 31, 2020 and 2019 were $135.6 million and $154.9 million, respectively.

The following table sets forth the components of Harvest’s expenses (in thousands):

(in thousands)	For the Year Ended December 31,
	2020	2019
Salaries and benefits	$48,304	$44,250
Rent and occupancy	20,352	14,909
Professional fees	17,097	31,835
Licensing and administration	11,520	9,561
Travel and entertainment	1,171	3,806
Other	1,159	1,605

Total general and administrative expenses	$99,603	$105,966
Sales and marketing	4,960	8,937
Share-based compensation	22,495	17,695
Depreciation and amortization	7,920	5,360
Fixed and intangible asset impairments	664	16,977

Total expenses	$135,642	$154,935

Total expenses decreased $19.3 million for the year ended December 31, 2020, as compared to the prior year, primarily due to:

•

A $16.3 million decrease in fixed asset and intangible impairments that was due to only having a $0.7 million fixed asset impairment in 2020, compared to $17.0 million of impairment in 2019. The $17.0 million of impairments primarily comprised of $7.8 million fixed assets impairments which included $5.0 million for land, building and improvements Harvest planned to use for the cultivation and production of cannabis in Pennsylvania that was abandoned following the PDOH’s denial of the renewal of a grower/processor permit required to operate that facility. The impairment was based on a probability weighted estimate of the cash recoveries. The remaining impairments were for machinery and equipment that was purchased in anticipation of rapid growth, but which no longer has a use and represents a probability weighted cash recovery estimate based on sales price less costs to sell. The remainder of the $17.0 million impairments was attributable to $9.2 million in intangible asset impairments primarily related to $4.9 million recognized for the AGRiMED license that was denied renewal by the Commonwealth of Pennsylvania. $2.4 million was recognized for the Cannabis License acquired in connection with the Falcon acquisition that Harvest no longer is pursuing. Both of the aforementioned impairments were estimated based on a probability weighted cash or asset collection scenario. Harvest also impaired $1.9 million related to a contract it entered into to access a CBD product distribution network that it no longer wanted to pursue and would recognize no future benefit from.

•

A $6.4 million decrease in general and administrative expenses that was comprised primarily of a $14.7 million decrease in professional fees due to using fewer third parties and absorbing the responsibilities internally. The decrease in professional fees was partially offset by a $5.4 million increase in rent and occupancy costs due to the increased number of operating locations and short term rent paid for locations retained to apply for licenses for additional locations and a $4.6 million increase in salaries and benefits.

The above decreases in expense were partially offset by a $4.8 million increase in share-based compensation expense primarily due to a $10.0 million charge for 2.4 million Options surrendered by certain executives and redistributed by Harvest. The increase from the one-time charge was partially offset due to forfeiture of existing Harvest Options and new Harvest Options issued during 2020 had lower grant-date fair values due to decreased strike prices.

Total Other (Expense) Income

Total other expense for the year ended December 31, 2020 was $20.6 million, a decrease of $30.1 million compared to total other expense of $50.7 million for the year ended December 31, 2019. The $30.1 million decrease was primarily due to:

•

A decrease of $34.4 million in contract asset impairments due to estimated credit losses, primarily attributed to $30.1 of estimated credit losses recognized in 2019 in relation to the Falcon note receivable balances;

•

An increase of $14.1 million in gain on sale of assets, primarily attributed to a $18.3 million gain from the divestiture of Arkansas retail and cultivation assets and $11.9 million from the deconsolidation of two Ohio entities, partially offset by the $13.3 million loss on the sale of ICG to Hightimes;

•	An increase of $12.6 million in other income as a result of a gain on a fair value adjustment to contingent consideration consisting of a revenue earn-out categorized as a liability and

•

An increase of $8.0 million non-cash in other income due to gains on legal settlements primarily due to $6.2 million from settling the Devine Lawsuit and $1.8 million from settling the Washington Litigation.

These decreases in other expenses and increases in other income were partially offset by an increase of $29.1 million in interest expense on a higher debt balance and an increase of $15.6 million in fair value adjustment of the warrant liability.

Provision for Income Taxes

Income tax expense was recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the years ended December 31, 2020 and 2019, federal and state income tax expense totaled $3.7 million and $3.8 million, respectively.

Harvest is subject to income taxes in the jurisdictions in which it operates, and, consequently, income tax expense is a function of the allocation of taxable income by jurisdiction and the various activities that impact the timing of taxable events. As Harvest operates in the legal cannabis industry, it is subject to the limitations in Section 280E of the Code, under which taxpayers are only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under Code Section 280E and a higher effective tax rate than most industries. Therefore, the effective tax rate can be highly variable and may not necessarily correlate to pretax income or loss.

Discontinued Operations

Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”) as discussed in Note 11, Harvest sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, Harvest agreed to sell Hightimes the equity of two additional entities Harvest controlled that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.

Harvest also entered into a plan to abandon certain product lines or lines of business to include CBD products and items of inventory, and its planned expansion in the State of Michigan. Harvest entered into a strategic partnership with AATAC to roll out CO2LORS, CBx Essentials and Harvest branded CBD product lines across multiple locations in the U.S. These products were to be in retail stores, convenience stores and gas stations. Given the sales of $0.3 million in 2019 and $0 in 2020, Harvest ended the strategic partnership in order to focus on its core business, focused primarily on THC Products.

Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the consolidated statements of operations for the years ended December 31, 2020 and 2019 and the consolidated statements of cash flows for the years ended December 31, 2020 and 2019.

Net loss before discontinued operations and non-controlling interest for the years ended December 31, 2020 and 2019 was a loss of $58.3 million and $168.2 million, respectively.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is calculated as net income (loss) before non-controlling interest before net interest and other financing costs, income taxes, depreciation and amortization expenses; fixed and intangible asset impairments; gain or loss on sale of assets; change in fair value adjustment of liability; other (income) expense; foreign exchange gain (loss); share-based compensation expense; contract asset (recovery) impairment; discontinued operations, net of tax; other expansion expenses (pre-open); and transaction and other special charges.

Harvest uses adjusted EBITDA in assessing the effectiveness of Harvest’s business strategies and as a factor in making incentive compensation decisions. In addition to its use by management, Harvest also believes adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate financial performance of Harvest’s company relative to its competitors. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of net income (loss) before non-controlling interest to adjusted EBITDA for the periods indicated.

(in thousands)	For the Year Ended December 31,
	2020	2019
Net loss (GAAP) before non-controlling interest	$(59,578)	$(168,814)
Add (deduct) impact of:
Net interest and other financing costs(1)	39,013	10,198
Income tax	3,650	3,756
Amortization and depreciation(2)	11,290	7,754
Fixed and intangible asset impairments	664	16,977
(Gain) loss on sale of assets	(11,752)	2,313
Fair value adjustment of liability	10,125	(5,482)
Other (income) expense(3)	(17,185)	8,286
Foreign currency (gain) loss	63	970
Share-based compensation expense	22,495	17,695
Contract asset (recovery) impairment	732	35,098
Discontinued operations, net of tax	1,278	568
Other expansion expenses (pre-open)(4)	12,719	9,770
RTO Transaction & other special charges	1,830	17,200

Adjusted EBITDA (non-GAAP)(5)	$15,344	$(43,711)

(1)	Includes $71, $164, $401, and $684 of interest reported in cost of sales.
(2)	Includes $810, $879, $3,370, and $2,394 of depreciation reported in cost of sales.
(3)	Primarily represents gains and losses associated with settlements of contingent consideration, litigation, and other non-recurring charges.
(4)

These are set-up costs to prepare a location for its intended use. Harvest adjusts for this amount because it believes these expenses are not indicative of ongoing operations; therefore, this adjustment enhances comparability to prior periods.

(5)

Adjusted EBITDA is a financial measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. See discussion above for a definition of Harvest’s adjusted EBITDA non-GAAP financial measure and reconciliation to the most directly comparable U.S. GAAP measure.

The Adjusted EBITDA income in fiscal 2020 was $15.3 million, as compared to an Adjusted EBITDA loss of $43.7 million in fiscal 2019. The year-over-year increase of $59.0, or 135%, in the Adjusted EBITDA is primarily attributable to the decrease in net loss before non-controlling interest year-over-year as discussed in greater detail above

Liquidity and Capital Resources

Working Capital

Harvest uses working capital and cash flow measures to evaluate the performance of its operations and its ability to meet its financial obligations. Harvest defines Working Capital as current assets less current liabilities. The calculation of Working Capital provides additional information and is not defined as a measure of financial performance under GAAP. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about Harvest’s liquidity.

Other companies in Harvest’s industry may calculate this measure differently than Harvest does, limiting its usefulness as a comparative measure.

As of December 31, 2020 and December 31, 2019, Harvest had total current liabilities of $99.1 million and $59.1 million, respectively, and cash and cash equivalents of $78.1 million and $22.7 million, respectively, to meet its current obligations. As of December 31, 2020, Harvest had working capital of $62.3 million, a decrease of $5.5 million as compared to December 31, 2019, driven primarily by a decrease in non-cash working capital assets (trade receivables and current notes receivable) that were settled in non-cash transactions, such as business combinations and legal settlements, for non-current assets during the year ended December 31, 2020.

As of December 31, 2020, cash generated from ongoing operations was not sufficient to fund operations and, in particular, to fund Harvest’s growth strategy in the short-term or long-term. As a result, Harvest raised additional funds from debt and equity financing transactions in 2020. In particular, Harvest improved its working capital by issuing an aggregate of $20.1 million of debt in January 2020 and $59.0 million of Harvest Multiple Voting Shares on March 11, 2020. On October 28, 2020, Harvest completed a bought deal offering in Canada of Harvest Subordinate Voting Shares and warrants to purchase Harvest Subordinate Voting Shares that resulted in aggregate gross proceeds to Harvest of approximately $34.5 million. The primary need for liquidity is to fund working capital requirements of the business, including operational expenses, operationalizing existing licenses, capital expenditures, debt service and acquisitions. The primary source of liquidity has primarily been private and/or public financing transactions and to a lesser extent by cash generated from sales. The ability to fund operations, to make planned capital expenditures, to execute on the growth focused/cultivation facilities development strategy, to make scheduled debt and rent payments and to repay or refinance indebtedness depends on Harvest’s ability to raise funds from debt and/or equity financing and future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond Harvest’s control. There can be no assurance that additional financing will be available to Harvest when needed or, if available, that it can be obtained on commercially reasonable terms.

As of December 31, 2020, there have not been meaningful impacts or disruptions to Harvest’s operations as a result of the COVID-19 pandemic. Harvest continues to assess the impact of COVID-19 on an ongoing basis.

Cash Flows

Cash flows for the years ended December 31, 2020 and 2019, were as follows:

(in thousands)	For the years ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$(31,549)	$(104,980)
Investing activities	(25,552)	(257,548)
Financing activities	109,013	193,330

Net increase (decrease) in cash and cash equivalents	51,912	(169,198)
Cash, cash equivalents and restricted cash, beginning of period	30,685	199,883

Cash, cash equivalents and restricted cash, end of period	$82,597	$30,685

Operating activities

Net cash used in operating activities for the year ended December 31, 2020 of $31.8 million consisted of $59.8 million net loss, the net add-back of non-cash income statement items totaling $25.7 million and a $2.4 million net change in operating assets and liabilities. Included in the non-cash items were $22.5 million for share-based compensation, $14.0 million gain on the settlement of contingent consideration, $11.9 million gain on the deconsolidation of the Ohio entities, and $11.3 of depreciation and amortization. The net change in operating assets and liabilities is primarily due to the timing of income tax payments.

Net cash used in operating activities for the year ended December 31, 2019 of $105.0 million consisted of $168.8 net loss, the net add-back of non-cash income statement items totaling $87.4 million and a $23.6 million net change in operating assets and liabilities. Included in the non-cash items were $31.8 for provision for bad debts and credit losses, $17.7 for share-based compensation, $17.0 million for impairment of fixed and intangible assets and $7.8 million for depreciation and amortization. There was a cash outflow of $12.8 million due to trade receivables settled upon business acquisition. Refer to Note 11 to Harvest’s annual consolidated financial statements.

Investing activities

Net cash used in investing activities for the years ended December 31, 2020 and 2019, was $25.3 million and $257.5 million, respectively. The decrease of $232.3 million in cash used during fiscal 2020 was primarily due to a $108.5 million decrease cash issued in exchange of notes receivable and a $82.8 million decrease in purchases of property, plant and equipment. The remaining year-over-year decrease was driven by decreases in cash used for acquisitions of businesses and intangible licenses as well as an increase in proceeds received from divestments.

Financing activities

Net cash provided by financing activities for the years ended December 31, 2020 and 2019, was $109.0 million and $193.3 million, respectively. The decrease of $84.3 million in cash provided during fiscal 2020 was primarily due to a decrease in proceeds received from convertible and non-convertible notes payable issued compared to prior year. Proceeds from convertible and non-convertible notes payable were $110.0 million and $187.8 million, respectively, in 2019 compared to only $40.3 million in proceeds received from the issuance of notes payable in 2020. This year-over-year decrease in proceeds received was partially offset by $84.1 million paid for the extinguishment of debt in 2019 as well as $91.8 million received from private issuances of equity in 2020.

Off-Balance Sheet Arrangements

As of December 31, 2020, Harvest does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on Harvest’s results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Transactions with Related Parties

Refer to Note 21 to Harvest’s annual consolidated financial statements.

Bought Deal Financing

On October 28, 2020, Harvest completed a bought deal offering in Canada, pursuant to which it sold an aggregate of 20,354,080 units at a price of C$2.26 (US$1.72) per Harvest 2020 Unit for aggregate gross proceeds to it of C$46.0 million, or US$35.0 million. The Harvest 2020 Offering included the underwriter’s exercise of an Over-Allotment Option Harvest granted them to purchase 2,654,880 Harvest 2020 Units for market stabilization purposes and to cover over- allotments. Each Harvest 2020 Unit consists of one Harvest Subordinate Voting Share and one-half of one common share purchase warrant. Each Harvest 2020 Warrant shall be exercisable into one Harvest Subordinate Voting Share at an exercise price of C$3.05 per share for a period of 30 months from the closing date. If the daily volume weighted average trading price of the Harvest Subordinate Voting Shares as quoted on the CSE for any 10 consecutive days equals or exceeds C$4.97, Harvest may, upon providing written notice to the holders of the Harvest 2020 Warrants, accelerate the expiry date of the Harvest 2020 Warrants to the date that is 30 days following the date of such written notice.

Harvest paid, as compensation for their services, Eight Capital, Canaccord Genuity Corp., ATB Capital Markets Inc. and Beacon Securities Limited Partners, LLC, the lead underwriters in the Harvest 2020 Offering, a cash commission in the aggregate amount of $2.5 million and issued them 1,119,474 compensation warrants. The compensation warrants are exercisable into one Harvest 2020 Unit at a price of C$2.26 (US$1.72) per Harvest 2020 Unit for a period of 30 months following the closing date of the Harvest 2020 Offering. After deducting underwriting fees of $2.5 million and costs of the Harvest 2020 Offering of $0.1 million, Harvest received net proceeds of the Harvest 2020 Offering of $32.4 million. Harvest expects to use the net proceeds for various corporate purposes including interest payments, capital expenditures, working capital that includes inventory purchases, and general corporate purposes.

Recently Issued Accounting Pronouncements

See Note 3 Harvest’s annual consolidated financial statements included above as part of this Appendix “J” for the impact of recently issued accounting pronouncements on Harvest’s consolidated financial statements.

Critical Accounting Estimates

The preparation of Harvest’s consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that impact the amounts reported in Harvest’s consolidated financial statements and accompanying notes that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Note 2 to Harvest’s annual consolidated financial statements describes Harvest’s accounting policies. The following discussion should be read in conjunction with Note 2, as it presents uncertainties involved in applying the accounting policies and provides insight into the quality of management’s estimates and variability in the amounts recorded for these critical accounting estimates. Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the financial statements include the following:

Estimated Useful Lives of Property Plant and Equipment

Depreciation of property, plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Estimated Useful Lives and Amortization of Intangible Assets

Amortization of intangible assets is recorded on a straight-line basis over their estimated useful lives which do not exceed any contractual periods, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Business Combinations

Classification of an acquisition as a business combination or an asset acquisition depends on whether the assets acquired constitute a business, which can be a complex judgment. Whether an acquisition is classified as a business combination or asset acquisition can have a significant impact on the entries made on and after acquisition.

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. Depending on the complexity of tangible assets, liabilities, or identifiable intangible assets being valued, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last for one year from the acquisition date.

Cannabis Licenses are the primary intangible asset acquired in business combinations as they provide Harvest the ability to operate in each market. However, some Cannabis Licenses are subject to renewal and therefore there is some risk of non-renewal for several reasons, including operational, regulatory, legal or economic. To appropriately value the licenses, Harvest considers the risk of non-renewal. The key assumptions used in these cash flow projections include discount rates and terminal growth rates. Of the key assumptions used, the impact of the estimated fair value of the intangible assets have the greatest sensitivity to the estimated discount rate used in the valuation. The terminal growth rate represents the rate at which these businesses will continue to grow into perpetuity. Other significant assumptions include revenue, gross profit, operating expenses and anticipated capital expenditures which are based upon Harvest’s historical operations along with management projections.

Inventory Valuation

Inventory is valued at the lower of cost and net realizable value. The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price Harvest expects to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, estimates of shrinkage based on past experience, and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.

Investments in Private Holdings

Investments include private company investments which are carried at fair value based on the value of Harvest’s interests in the private companies determined from financial information provided by management of the companies, which may include operating results, subsequent rounds of financing and other appropriate information. Any change in fair value is recognized on the Consolidated Statements of Operations.

Goodwill and Indefinite-lived Intangible Asset Impairment

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, Harvest may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information. Determining the amount of an impairment requires valuation of the respective asset or reporting unit using a discounted cash flow method. When available and as appropriate, Harvest uses comparative market multiples to corroborate discounted cash flow results and relies on several factors, including actual operating results, future business plans, economic projections and market data.

Impairments of Long-lived Assets

Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as necessary. Estimating fair value includes several significant assumptions, including future cash flow estimates, determination of appropriate discount rates, and other assumptions that management believed reasonable under the circumstances. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment.

Allowance for credit losses

The allowance for credit losses is based on the Management’s expectation of the collectability of financial instruments carried at amortized cost, including trade and other receivables utilizing the CECL framework. Harvest considers factors such as historical experience, credit quality, age of balances and current and future economic conditions that may affect the its expectation of the collectability in determining the allowance for credit losses.

Stock-Based Compensation and Derivative Warrant Liabilities

The valuation of stock-based compensation and warrants requires management to make estimates regarding the inputs for option pricing models, such as the expected life of the Option, the volatility of Harvest’s stock price, the vesting period of the Option and the risk-free interest rate are used. Actual results could differ from those estimates. The estimates are considered for each new grant of stock options or warrants. And, for warrants or other awards that are liability classified, the estimates are considered for remeasurement at each reporting period.

Fair Value of Financial Instruments

The individual fair values attributed to the different components of a financing transaction, including derivative financial instruments, are determined using valuation techniques. Harvest uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

See Note 19 of Harvest’s annual consolidated financial statements included above as part of this Appendix “J” for additional policies and financial information relating to fair value measurements.

Leases

Harvest uses the following policies to evaluate its population of leases:

Determining a lease: At contract inception, Harvest reviews the facts and circumstances of the arrangement to determine if the contract is or contains a lease. Harvest follows the guidance in Accounting Standards Update No. 2016-02 “Leases (Topic 842)” to evaluate if:

•	the contract has an identified asset;

•	Harvest has the right to obtain substantially all economic benefits from the asset and

•	Harvest has the right to direct the use of the underlying asset.

When determining if a contract has an identified asset, Harvest considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if Harvest has the right to direct the use of an underlying asset, Harvest considers if it has the right to direct how and for what purpose the asset is used throughout the period of use and if it controls the decision-making rights over the asset. At commencement, lease-related assets and liabilities are measured at the present value of future lease payments over the lease term.

Discount rate: As most of Harvest’s leases do not provide an implicit rate, Harvest exercises judgment in determining the incremental borrowing rate based on the information available at when the lease commences to measure the present value of future payments.

Rent increases or escalation clauses: Certain leases contain scheduled rent increases or escalation clauses. Harvest assesses each contract individually and applies the appropriate payments based on the terms of the agreement.

Renewal, purchase and termination options: Harvest’s lease terms may include options to extend or terminate the lease. Harvest exercises judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that it will exercise those options.

Recognizing leases: Harvest does not recognize leases with a contractual term of less than 12 months or low value leases on its consolidated balance sheets. Lease expense for these leases are expensed on a straight-line basis over the lease term.

Residual value guarantees, restrictions or covenants: Harvest’s lease agreements do not contain residual value guarantees, restrictions or covenants.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Harvest recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Harvest records interest and penalties related to unrecognized tax benefits as part of income tax expense.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax settlement is uncertain. Under applicable accounting guidance, Harvest is required to evaluate the realizability of Harvest’s deferred tax assets. The realization of Harvest’s deferred tax assets is dependent on future earnings. Applicable accounting guidance requires that a valuation allowance be recognized when, based on available evidence, it is more likely than not that all or a portion of deferred tax assets will not be realized due to the inability to generate sufficient taxable income in future periods. In circumstances where there is significant negative evidence, establishment of a valuation allowance must be considered. A pattern of sustained profitability is considered significant positive evidence when evaluating a decision to reverse a valuation allowance. Further, in those cases where a pattern of sustained profitability exists, projected future taxable income may also represent positive evidence, to the extent that such projections are determined to be reliable given the current economic environment. Accordingly, Harvest’s assessment of its valuation allowances requires considerable judgment and could have a significant negative or positive impact on its current and future earnings.

Financial Instruments and Financial Risk Management

Harvest’s financial instruments consist of cash and cash equivalents, accounts receivable, member contribution receivable, notes receivable, due from related parties, investments, accounts payable and accrued liabilities, notes payable, derivative liability, liability for acquisition of noncontrolling interest and contingent consideration payable.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly and

Level 3—Inputs for the asset or liability that are not based on observable market data.

Financial Risk Management

Harvest is exposed in varying degrees to a variety of financial instrument related risks. The Harvest Board mitigates these risks by assessing, monitoring and approving Harvest’s risk management processes.

Credit Risk

Credit risk is the risk of a potential loss to Harvest if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2020 is the carrying amount of cash and cash equivalents. Harvest does not have significant credit risk with respect to Harvest’s customers. All cash and cash equivalents are placed with major U.S. financial institutions.

Harvest provides credit to its customers in the normal course of business. Harvest has established credit evaluation and monitoring processes to mitigate credit risk but have limited risk as the majority of its sales are transacted with cash.

Liquidity Risk

Liquidity risk is the risk that Harvest will not be able to meet its financial obligations associated with financial liabilities. Harvest manages liquidity risk through the effective management of its capital structure. Harvest’s approach to managing liquidity is to ensure that it will have sufficient liquidity at all times to settle obligations and liabilities when due.

Market Risk

Market risk is the potential economic loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange rates, raw material and other commodity prices.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2021

In addition to historical information, this discussion contains forward-looking statements based upon management’s current expectations that are subject to risks and uncertainties which may cause Harvest’s actual results to differ materially from plans and results discussed herein. Harvest cautions readers not to place undue reliance on any forward-looking statements made by it, which speak only as of the date they are made. Harvest disclaims any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in Harvest’s expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

MD&A of Harvest Health & Recreation Inc.

This management discussion and analysis (“Q1 MD&A”) of the financial condition and results of operations of Harvest is for the years ended December 31, 2020 and 2019. It is supplemental to, and should be read in conjunction with, Harvest’s consolidated financial statements for years ended December 31, 2020 and 2019 and the accompanying notes for each respective period. Harvest’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this Q1 MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.

Overview of the Business

We are one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.”

Our business was established in Arizona and received its first license there in 2012. We were formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.

We are one of the largest operators in the state of Arizona, which is one of the largest medical and recreational cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on our success in Arizona, we have consistently grown our revenues and industry footprint every year since founding and currently operate facilities in Arizona, California, Florida, Maryland, Nevada, North Dakota and Pennsylvania. On February 19, 2021, we completed the divestiture of our North Dakota retail assets. Since 2013, we have won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.

During the remainder of 2021, we plan to expand cultivation facilities in key states, investing in new and existing operations for indoor, outdoor, and greenhouse cannabis to support product sales in retail and wholesale channels. We believe our approach to design, construction and implementation results in competitive production costs. More recently, we have shifted away from large acquisitions to focus on development of assets in core markets and streamlining operations as part of an overall plan to achieve profitability.

We conduct business through wholly owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”).

We operate in one segment, the cultivation, processing and sale of cannabis. We grow cannabis in outdoor, indoor, and greenhouse facilities for sale in our retail locations and for wholesale. In addition, we convert cannabis biomass into formulated oil using a variety of proprietary extraction techniques. We use some of this oil to manufacture products such as vaporizer cartridges and edibles. We sell cannabis, oil, and manufactured products in our dispensaries and to third parties for resale. In addition, we collect fees on contracts with third parties who provide services at certain cultivation facilities we are licensed to operate.

Our principal operating locations and type of operation are listed below as of March 31, 2021:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
Pennsylvania – 9 locations	Retail Dispensary	September 2018 – March 2021
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

We are currently in various stages of expansion as we are growing our commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis. We expect to grow less through acquisitions and more through organic growth in the markets in which we already occupy.

Each Operating Subsidiary holds the active and/or pending Cannabis Licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, Cannabis Licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations. In other states, for example Arizona where our largest concentration of business activity is located, Cannabis Licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.

Arizona Proposition 207, also known as the Smart and Safe Arizona Act, was a voter initiative to legalize the adult recreational use of marijuana that was approved by voters on November 3, 2020. The Smart and Safe Act directs the Arizona State Department of Health Services to establish rules for retail marijuana sales by June 1, 2021, allow marijuana to be subject to state and local sales taxes like other retail items, and would impose an additional 16% excise tax on marijuana products. On January 22, 2021, we recorded the first sale and started offering access to regulated and legal adult recreational use cannabis products to our customers.

Arrangement Agreement

On May 10, 2021, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp (“Trulieve”), pursuant to which Trulieve will acquire all of the issued and outstanding Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and Harvest Super Voting Shares pursuant to a plan of arrangement under the BCBCA (the “Arrangement”). Subject to the terms and conditions in the Arrangement Agreement, each Harvest Subordinate Voting Share, Harvest Multiple Voting Share and Harvest Super Voting

Share of Harvest outstanding immediately prior to the Effective Time of the Arrangement will be converted into 0.1170 of a share of Trulieve Subordinate Voting Shares, subject to certain adjustments based upon the occurrence of certain permitted Harvest debt refinancings. At the Effective Time of the Arrangement, the Harvest Multiple Voting Shares and Harvest Super Voting Shares will be treated on an as if converted basis to Harvest Subordinate Voting Shares pursuant to their respective terms. The obligations of Trulieve and Harvest to consummate the Arrangement are subject to customary conditions, including, but not limited to, (a) obtaining the required approval of Harvest’s Shareholders, (b) obtaining an approval of the Supreme Court of British Columbia (or any other court with appropriate jurisdiction) at a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, (c) the absence of any injunction or similar restraint prohibiting or making illegal the consummation of the Arrangement or any of the other transactions contemplated by the Arrangement Agreement, (d) the Required Regulatory Approvals having been obtained, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (e) no Material Adverse Effect having occurred, (f) subject to certain materiality exceptions, the accuracy of the representations and warranties of each party and (g) the performance in all material respects by each party of its obligations under the Arrangement Agreement.

The foregoing description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by the description in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of the Circular to which this Appendix “J” is attached.

Results of Operations

The following table presents selected financial information derived from our condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

The selected information set out below may not be indicative of Harvest’s future performance:

(in thousands, except per share data)	For The Three Months Ended March 31,
	2021	2020
Total Revenues	$88,826	$44,235
Less Cost of Goods Sold	40,908	26,086

Total Gross Profit	$47,918	$18,149
Less Total Expenses	$34,565	$43,169
Less Other Expense	$(29,840)	$13,726
Net Loss Attributable to Harvest	$(23,122)	$(15,384)
Loss Per Share	$(0.06)	$(0.05)
Adjusted EBITDA (non-GAAP)	$26,916	$(4,808)

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Revenue

We derive our revenue from both our wholesale and retail businesses from cannabis products we manufacture, sell and distribute to third-party retail customers, and from direct sales to end consumers in our retail stores. In addition, we collect fees on contracts with third parties who provide services at certain cultivation facilities we are licensed to operate.

Revenue for the three months ended March 31, 2021 and 2020 was $88.8 million and $44.2 million, respectively, representing an increase of $44.6 million or 101%. Revenue growth was driven by the addition of newly opened and acquired dispensaries, growth in our existing cultivation, manufacturing, and retail operations and the legalization of adult recreational use of marijuana in Arizona. Harvest generated revenue from 39 retail dispensaries during the first quarter of 2021, compared to 35 retail dispensaries in the prior year period. The launch of sales to adult use consumers in Arizona on January 22, 2021 in all 15 of Harvest’s Arizona dispensaries contributed to retail revenue growth during the first quarter. Harvest generated revenue from 12 cultivation and processing facilities in the first quarter, including contributions from Colorado, Nevada, and Utah that did not contribute revenue during the prior year period. Revenue growth during the quarter was partly offset by the divestiture of retail assets in Arkansas and North Dakota and a decline in licensing fees due to the cancelation and restructuring of margin dilutive contracts at the end of 2020.

Cost of Goods Sold

Cost of goods sold are derived from costs related to the internal cultivation and production of cannabis and from retail purchases made from other licensed producers operating within our state markets. Cost of goods sold includes the costs directly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles, and concentrates, as well as packaging and other supplies, fees for services and processing, and allocated overhead which includes allocations of rent, administrative salaries, utilities and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

For the three months ended March 31, 2021, cost of goods sold was $40.9 million, an increase of $14.8 million or 57%, as compared to the three months ended March 31, 2020, driven by increased sales as described above.

Gross Profit & Gross Margin

Gross profit is revenue less cost of goods sold. Gross margin measures our gross profit as a percentage of revenue.

We have developed a strategy to focus primarily on revenue growth in our core markets while working to streamline the business and realize operational efficiencies. We expect to grow less through acquisitions and more through organic growth and continued development of the existing asset base in the remainder of 2021. Quarterly fluctuations in revenue mix may impact gross margins. Gross margins in our retail operations are the highest and most influential on reported results. As we continue to make investments in the cultivation and manufacturing of our own products for sale in our retail locations, we would expect the percentage of revenue from retail operations to increase and drive a favorable impact on gross margins. While there are likely to be quarterly fluctuations in gross margin, we expect the overall trend will be upward in the near term as we focus more heavily on core markets with greater profit potential.

Gross profit for the three months ended March 31, 2021 was $47.9 million, an increase of $29.8 million over the three months ended March 31, 2020. This represented a total gross margin of 54% for the three months ended March 31, 2021, an increase of 130 basis points as compared to a gross profit margin of 41% for the three months ended March 31, 2020. The increase in gross margin is primarily driven by improved gross margin on retail sales due to a reduction in discounts. The reduction in discounts is a result of an increase in retail sales related to the recreational sales in Arizona as well as other initiatives implemented to reduce discounts. The increase in licensing gross margin is due to the cancellation of a significant licensing agreement with a 1% gross margin further contributed to overall increased gross margin. The following are the increases and decreases in revenue and gross margin attributable to Harvest’s three types of revenue.

The following table shows the total percentage of revenue generated by each of our revenue streams and the gross margin for each:

	For the Three Months Ended March 31,
	2021	2020	Increase/(Decrease)
Retail revenue	87%	68%	20%
Wholesale revenue	10%	14%	(3)%
Licensing and other revenue	2%	18%	(16)%

Retail gross margin	55%	49%	5%
Wholesale gross margin	42%	29%	13%
Licensing and other gross margin	86%	19%	(67)%

Total Expenses

Total expenses other than the cost of goods sold consist of general and administrative, sales and marketing costs, share-based compensation expense and depreciation and amortization.

General and administrative expenses include costs incurred at our retail sites and corporate offices, primarily related to personnel costs and operating costs, and other professional service costs. Sales and marketing costs include expenses related to marketing and branding activities and development and support of customer relationships.

As part of our ongoing efforts to achieve profitability we have implemented cost reduction measures across the organization. We expect to realize additional decreases in costs as we continue to streamline the business, realize the benefits of scale and operational efficiencies and focus more heavily on our core markets. Furthermore, we expect to have fewer acquisition and transaction costs related to our opportunistic expansion plans.

Share-based compensation includes the straight-line expense recognition of the grant date fair value of equity awards granted to employees and directors over their vesting lives. Depreciation and amortization includes the straight-line expense recognition of depreciation of property, plant and equipment over their depreciable lives. In addition, this includes the amortization of finite lived intangible assets.

Total expenses for the three months ended March 31, 2021 and 2020 were $34.6 million and $43.2 million, respectively.

The following table sets forth the components of our expenses:

(in thousands)	For The Three Months Ended March 31,
	2021	2020
Salaries and benefits	$12,453	$13,685
Rent and occupancy	5,348	5,188
Professional fees	3,445	4,335
Licensing and administration	3,351	2,350
Travel and entertainment	116	602
Other	1,563	259

Total general and administrative expenses	$26,276	$26,419
Sales and marketing	898	1,276
Share-based compensation	4,862	13,804
Depreciation and amortization	2,529	1,670

Total expenses	$34,565	$43,169

Total expenses decreased $8.6 million for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This decrease is primarily due to a $8.9 million decrease in share-based compensation expense primarily due to a $10.0 million charge for 2.4 million Harvest Options surrendered by certain executives and redistributed by Harvest during the three months ended March 31, 2020. The decrease from the prior year one-time charge was partially offset by new Harvest Options issued, including certain Harvest Options that vested 50% on January 1, 2021.

Total Other (Expense) Income

Total other expense for the three months ended March 31, 2021 was $29.8 million, an increase of $43.5 million compared to total other income of $13.7 million for the three months ended March 31, 2020. The $43.5 million decrease was primarily due to:

•	An increase of $31.4 million in the fair value adjustment of the warrant liability.

•

A decrease of $7.6 million in other income due to only having $1.5 million other income during the three months ended March 31, 2021, compared to $9.1 million during the three months ended March 31, 2020. During the three months ended March 31, 2020, the $9.1 million of other income primarily consisted of a $12.6 million gain on a payment of contingent consideration due to former CBx owners partially offset by a $3.6 million loss to record a contingent liability related to the separation agreement between Harvest and a former executive officer and director. During the three months ended March 31, 2021, the $1.5 million of other income primarily consisted of a $1.0 million gain upon the return and cancellation of MVS pursuant to the separation agreement between Harvest and a former executive officer and director and a $0.6 million gain from the settlement of a lawsuit.

•

An increase of $4.1 million in interest expense. The increase is due to a decrease in interest income primarily driven by a $58.0 million decrease in notes receivable, as well as an increase in non-cash interest expense for the amortization of debt issuance costs and debt discounts, including discounts for warrants issued with debt.

Provision for Income Taxes

For the three months ended March 31, 2021 and 2020, federal and state income tax expense totaled $6.5 million and $3.8 million, respectively. The increase was primarily due to the increase in gross profit.

We are subject to income taxes in the jurisdictions in which we operate, and, consequently, income tax expense is a function of the allocation of taxable income by jurisdiction and the various activities that impact the timing of taxable events. As we operate in the illegal cannabis industry, we are subject to the limitations in Section 280E of the Code, under which taxpayers are only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under Code Section 280E result in a higher effective tax rate than most industries. Therefore, the effective tax rate can be highly variable and may not necessarily correlate to pretax income or loss.

Discontinued Operations

Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”), Harvest sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, Harvest agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.

Harvest also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and Harvest’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the condensed consolidated statements of operations for the three months ended March 31, 2021 and 2020 and the condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020.

Net loss before discontinued operations and non-controlling interest for the three months ended March 31, 2021 and 2020 was a loss of $23.0 million and $15.1 million, respectively.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is calculated as net income (loss) before non-controlling interest before net interest and other financing costs, income taxes, depreciation and amortization expenses; fixed and intangible asset impairments; gain or loss on sale of assets; change in fair value adjustment of liability; other (income) expense; foreign exchange gain (loss); share-based compensation expense; contract asset (recovery) impairment; discontinued operations, net of tax; other expansion expenses (pre-open); and transaction and other special charges.

We use adjusted EBITDA in assessing the effectiveness of our business strategies and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate financial performance of our company relative to our competitors. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of net income (loss) before non-controlling interest to adjusted EBITDA for the periods indicated.

(in thousands)	For The Three Months Ended March 31,
	2021	2020
Net loss (GAAP) before non-controlling interest	(22,968)	(15,472)
Add (deduct) impact of:
Net interest and other financing costs(1)	8,721	4,716
Income tax	6,481	3,794
Amortization and depreciation(2)	3,519	2,454
(Gain) loss on sale of assets	(1,795)	(2,419)
Fair value adjustment of liability	24,434	(6,945)
Other (income) expense(3)	(1,504)	(9,050)
Foreign currency (gain) loss	(12	138
Share-based compensation expense	4,862	13,804
Discontinued operations, net of tax	—	384
Other expansion expenses (pre-open)(4)	3,172	3,341
Transaction & other special charges	2,006	447

Adjusted EBITDA (non-GAAP)(5)	$26,916	$(4,808)

(1)	Includes $4 and $166 of interest reported in cost of sales.

(2)	Includes $990 and $784 of depreciation reported in cost of sales.
(3)	Primarily represents gains and losses associated with settlements of contingent consideration, litigation, and other non-recurring charges.
(4)

These are set-up costs to prepare a location for its intended use. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, this adjustment enhances comparability to prior periods.

(5)

Adjusted EBITDA is a financial measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. See discussion above for a definition of our adjusted EBITDA non-GAAP financial measure and reconciliation to the most directly comparable U.S. GAAP measure.

The Adjusted EBITDA income during the three months ended March 31, 2021 was $26.9 million, as compared to an Adjusted EBITDA loss of $4.8 million during the three months ended March 31, 2020. The period-over-period increase of $31.7 million in the Adjusted EBITDA is primarily attributed to increase in gross profit period-over-period as discussed in greater detail above.

Liquidity and Capital Resources

Working Capital

our financial obligations. We define Working Capital as current assets less current liabilities. The calculation of Working Capital provides additional information and is not defined as a measure of financial performance under GAAP. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about our liquidity.

Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

As of March 31, 2021, we had working capital of $69.3 million, an increase of $7.0 million as compared to December 31, 2020, driven primarily by an increase in cash driven by positive cash flows from increased revenues, as discussed in greater detail below. As of March 31, 2021 and 2020, we had total current liabilities of $119.4 million and $99.1 million, respectively, and cash and cash equivalents of $106.9 million and $78.1 million, respectively, to meet our current obligations.

Cash Flows

Cash flows for the three months ended March 31, 2021 and 2020, were as follows:

(in thousands)	Three Months Ended March 31,
	2021	2020
Net cash provided by (used in):
Operating activities	$9,754	$(7,458)
Investing activities	13,128	(26,165)
Financing activities	4,469	94,503

Net increase (decrease) in cash and cash equivalents	27,351	60,880
Cash, cash equivalents and restricted cash, beginning of period	82,597	30,685

Cash, cash equivalents and restricted cash, end of period	$109,948	$91,565

Operating activities

Net cash provided by operating activities for the three months ended March 31, 2021 of $9.8 million consisted of a $23.0 million net loss, the net add-back of non-cash income statement items totaling $33.7 million and a $0.9 million net change in operating assets and liabilities. Included in the non-cash items were $24.4 million due to the change in fair value of warrant liabilities driven by increased stock price, $4.9 million for share-based compensation, and $5.1 million for depreciation and amortization.

Net cash used in operating activities for the three months ended March 31, 2020 of $7.5 million consisted of a $15.5 net loss, the net add-back of non-cash income statement items totaling $3.4 million and a $11.4 million net change in operating assets and liabilities. Included in the non-cash items were $13.8 for share-based compensation, $12.6 million gain on an earnout, $6.9 million gain for change in fair value of financial liability, and $6.1 million gain on deconsolidation of two Harvest entities.

Investing activities

Net cash provided by investing activities for the three months ended March 31, 2021 was $13.1 million, compared to net cash used in investing activities for the three months ended March 31, 2020 of $26.2 million. The increase of $39.3 million in cash provided was primarily due to proceeds of $22.3 million from the sale leaseback transaction during three months ended March 31, 2021, see Note 7 of our condensed consolidated financial statements for additional information, and $14.4 million in cash payments for business acquisitions during the three months ended March 31, 2020.

Financing activities

Net cash provided by financing activities for the three months ended March 31, 2021 and 2020, was $4.5 million and $94.5 million, respectively. The decrease of $90.0 million in cash provided during the three months ended March 31, 2021 was primarily due to a decrease in proceeds from issuances of equity and a decrease in proceeds received from non-convertible notes payable issued compared to prior year. During the three months ended March 31, 2021, there were proceeds from the exercise of warrants of $6.8 million compared to private equity issuances of $59.0 million during the three months ended March 31, 2020. Proceeds from non-convertible notes payable were $40.8 million during the three months ended March 31, 2020 compared to no proceeds from note payable issuances during the three months ended March 31, 2021.

Off-Balance Sheet Arrangements

As of March 31, 2021, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Transactions with Related Parties

See Note 18 of our interim consolidated financial statements for detail of our transactions with related parties.

Recently Issued Accounting Pronouncements

See Note 3 of our consolidated financial statements for the impact of recently issued accounting pronouncements on Harvest’s condensed consolidated financial statements.

Critical Accounting Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that impact the amounts reported in our condensed consolidated financial statements and accompanying notes that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

There have been no material changes to our critical accounting estimates from those discussed above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2020 – Critical Accounting Estimates.”

Description of Harvest Shares

Harvest is authorized to issue an unlimited number of Harvest Subordinate Voting Shares, an unlimited number of Harvest Multiple Voting Shares and an unlimited number of Harvest Super Voting Shares.

As of July 8, 2021, Harvest’s issued and outstanding capital consisted of: (i) 256,074,595 Harvest Subordinate Voting Shares; (ii) 1,561,677.79 Harvest Multiple Voting Shares; and (iii) 2,000,000 Harvest Super Voting Shares (collectively, the “Harvest Shares”). As of such date, 414,242,374 Harvest Subordinate Voting Shares would be outstanding, assuming that only the Harvest Multiple Voting Shares and the Harvest Super Voting Shares are converted into Harvest Subordinate Voting Shares.

Harvest Subordinate Voting Shares

Reclassification. Each post-consolidation common share held by Harvest’s Shareholders has been reclassified into one Harvest Subordinate Voting Share.

Right to Notice and Vote. Holders of Harvest Subordinate Voting Shares are entitled to notice of and to attend at any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of Harvest Shares have the right to vote. At each such meeting, holders of Harvest Subordinate Voting Shares are entitled to one vote in respect of each Harvest Subordinate Voting Share held.

Class Rights. As long as any Harvest Subordinate Voting Shares remain outstanding, Harvest will not, without the consent of the holders of the Harvest Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Harvest Subordinate Voting Shares. Holders of Harvest Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Harvest Subordinate Voting Shares, or bonds, debentures or other securities of Harvest.

Dividend Rights. Holders of Harvest Subordinate Voting Shares are entitled to receive as and when declared by Harvest’s directors, dividends in cash or Harvest’s property. No dividend will be declared or paid on Harvest Subordinate Voting Shares unless Harvest simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on Harvest Multiple Voting Shares and Harvest Super Voting Shares.

Changes. No subdivision or consolidation of Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares or Harvest Super Voting Shares shall occur unless, simultaneously, Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and Harvest Super Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the Shares of each of the said classes.

Conversion. In the event that an offer is made to purchase Harvest Multiple Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which Harvest Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Harvest Multiple Voting Shares in a given province or territory of Canada to which these requirements apply, each Harvest Subordinate Voting Share shall become convertible at the option of the holder into Harvest Multiple Voting Shares at the inverse of the Harvest MVS Conversion Ratio (as defined below) then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such Shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Harvest Subordinate Voting Shares for the purpose of depositing the resulting Harvest Multiple Voting Shares pursuant to the offer, and for no other reason. In such event, Harvest’s transfer agent shall deposit the resulting Harvest Multiple Voting Shares on behalf of the holder. Should Harvest Multiple Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by Harvest Shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, Harvest Multiple Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on

Harvest’s part or on the part of the holder, into Harvest Subordinate Voting Shares at the Harvest MVS Conversion Ratio then in effect.

Participation/Liquidation Rights. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Subordinate Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to the Harvest Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Shares basis) and Harvest Super Voting Shares (on an as-converted to Harvest Subordinate Voting Shares basis).

Harvest’s Redemption Rights. Harvest is entitled to redeem Harvest Subordinate Voting Shares of an Unsuitable Person (as defined below) in certain circumstances. See a description of Harvest’s redemption rights below under the heading “Harvest’s Redemption Rights.”

Harvest Multiple Voting Shares

Right to Vote. Holders of Harvest Multiple Voting Shares are entitled to notice of and to attend any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of Harvest Shares shall have the right to vote. At each such meeting, holders of Harvest Multiple Voting Shares are entitled to one vote in respect of each Harvest Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 100 votes per Multiple Voting Share held).

Class Rights. As long as any Harvest Multiple Voting Shares remain outstanding, Harvest will not, without the consent of the holders of Harvest Multiple Voting Shares by separate special resolution, prejudice or interfere with any right attached to Harvest Multiple Voting Shares. Additionally, consent of the holders of a majority of the outstanding Harvest Multiple Voting Shares and Harvest Super Voting Shares will be required for any action that authorizes or creates Shares of any class having preferences superior to or on a parity with Harvest Multiple Voting Shares. Holders of Harvest Multiple Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Harvest Multiple Voting Shares, or bonds, debentures or Harvest’s other securities.

Dividends. The holders of the Harvest Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Harvest Subordinate Voting Shares in any financial year as the Harvest Board may by resolution determine, on an as-converted to Harvest Subordinate Voting Share basis. No dividend will be declared or paid on the Harvest Multiple Voting Shares unless Harvest simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on the Harvest Subordinate Voting Shares and Harvest Super Voting Shares.

Participation/Liquidation Rights. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest’s Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Multiple Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to Harvest Multiple Voting Shares, be entitled to participate ratably along with all other holders of Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis), Harvest Subordinate Voting Shares and Harvest Super Voting Shares (on an as converted to Harvest Subordinate Voting Share basis).

Changes. No subdivision or consolidation of the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares or Harvest Super Voting Shares shall occur unless, simultaneously, the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and Harvest Super Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the Shares of each of the said classes.

Conversion. Harvest Multiple Voting Shares each have a restricted right to convert into one hundred (100) Harvest Subordinate Voting Shares (the “Harvest MVS Conversion Ratio”), subject to adjustments for certain customary corporate changes. The ability to convert Harvest Multiple Voting Shares is subject to a restriction on beneficial ownership of Harvest Subordinate Voting Shares exceeding certain levels.

In the event that an offer is made to purchase Harvest Subordinate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which Harvest Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Harvest Subordinate Voting Shares in a given province or territory of Canada to which these requirements apply, each Multiple Voting Share shall become convertible at the option of the holder into Harvest Subordinate Voting Shares at the Harvest MVS Conversion Ratio at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such Shares as are to be acquired pursuant to the offer. This conversion right may only be exercised in respect of Harvest Multiple Voting Shares for the purpose of depositing the resulting Harvest Subordinate Voting Shares pursuant to the offer. Should Harvest Subordinate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by Harvest Shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, Harvest Subordinate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of Harvest or on the part of the holder, into Harvest Multiple Voting Shares at the inverse of the Harvest MVS Conversion Ratio then in effect.

Harvest has certain rights to convert all of the outstanding Harvest Multiple Voting Shares into Harvest Subordinate Voting Shares at the Harvest MVS Conversion Ratio in the event that certain conditions related to registration under the Exchange Act are met.

Harvest’s Redemption Rights. Harvest is entitled to redeem Harvest Multiple Voting Shares of an Unsuitable Person in certain circumstances. See a description of Harvest’s redemption rights below under the heading “Harvest’s Redemption Rights.”

Harvest Super Voting Shares

Issuance. Harvest Super Voting Shares are only issuable in connection with the closing of the RTO Transaction.

Right to Vote. Holders of Harvest Super Voting Shares are entitled to notice of and to attend at any meeting of Harvest’s Shareholders, except a meeting of which only holders of another particular class or series of Harvest Shares have the right to vote. At each such meeting, holders of Harvest Super Voting Shares are entitled to 200 votes in respect of each Harvest Subordinate Voting Share into which such Harvest Super Voting Share could ultimately then be converted (currently one Harvest Subordinate Voting Share per Harvest Super Voting Share held).

Class Rights. As long as any Harvest Super Voting Shares remain outstanding, Harvest will not, without the consent of the holders of the Harvest Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Harvest Super Voting Shares. Additionally, consent of the holders of a majority of the outstanding Harvest Super Voting Shares will be required for any action that authorizes or creates Shares of any class having preferences superior to or on a parity with the Harvest Super Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Harvest Super Voting Shares will have one vote in respect of each Harvest Super Voting Share held. The holders of Harvest Super Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Harvest Subordinate Voting Shares, bonds, debentures or Harvest’s other securities not convertible into Harvest Super Voting Shares.

Dividends. The holders of the Harvest Super Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Harvest Subordinate Voting Shares in any financial year as the Harvest Board may by resolution determine, on an as-converted to Harvest Subordinate Voting Share basis. No dividend will be declared or paid on the Harvest Super Voting Shares unless Harvest simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Harvest Subordinate Voting Share basis) on the Harvest Multiple Voting Shares and Harvest Subordinate Voting Shares.

Participation/Liquidation Rights. In the event of Harvest’s liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of Harvest’s assets among Harvest’s Shareholders for the purpose of winding up Harvest’s affairs, the holders of Harvest Super Voting Shares will, subject to the prior rights of the holders of any of the Harvest Shares ranking in priority to the Harvest Super Voting Shares, be entitled to participate ratably along with all other holders of Harvest Super Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis), Harvest Subordinate Voting Shares and Harvest Multiple Voting Shares (on an as-converted to Harvest Subordinate Voting Share basis).

Changes. No subdivision or consolidation of the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares or Harvest Super Voting Shares shall occur unless, simultaneously, the Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and Harvest Super Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the Shares of each of the said classes.

Conversion. Each Harvest Super Voting Share has a right to convert into 1 Harvest Subordinate Voting Share subject to customary adjustments for certain corporate changes.

Automatic Conversion. Some or all of the Harvest Super Voting Shares will be automatically converted into an equal number of Harvest Subordinate Voting Shares subject to customary adjustments for certain corporate changes:

•

upon the transfer by the holder thereof to anyone other than (i) an immediate family member of Steven White (the “Initial Holder”) or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by the Initial Holder or immediate family members of the Initial Holder or which the Initial Holder or immediate family members of the Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by Harvest (together with the Initial Holder, “Permitted Holders”); or

•

if at any time the aggregate number of issued and outstanding Harvest Super Voting Shares beneficially owned, directly or indirectly, by the Initial Holder and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Harvest Super Voting Shares beneficially owned, directly or indirectly, by the Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50%. The Initial Holder will, from time to time upon Harvest’s request, provide Harvest with evidence as to his direct and indirect beneficial ownership (and that of his permitted transferees and permitted successors) of Harvest Super Voting Shares to enable Harvest to determine if Harvest’s right to convert has occurred. For purposes of these calculations, the Initial Holder will be deemed to beneficially own Harvest Super Voting Shares held by an intermediate company or fund in proportion to his equity ownership of such company or fund, unless such company or fund holds such Shares for the benefit of the Initial Holder, in which case he will be deemed to own 100% of such Shares held for his benefit.

Harvest’s Redemption Rights

Harvest is, subject to certain conditions, entitled to redeem Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares held by certain Harvest Shareholders in order to permit Harvest to comply with applicable licensing regulations. The purpose of the redemption right is to provide Harvest with a means of protecting it from having a shareholder (or a group of persons who the Harvest Board reasonably believes are acting jointly or in concert) (an “Unsuitable Person”) with an ownership interest, whether of record or beneficially (or having the power to exercise control or direction over), of five percent (5%) or more of the issued and outstanding Harvest Shares (calculated on as-converted to Harvest Subordinate Voting Shares basis), who a Governmental Entity (as defined below) granting licenses to Harvest (including to any subsidiary) has determined to be unsuitable to own Shares, or whose ownership of Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of Harvest’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in Harvest’s inability to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Entity, as determined by the Harvest Board in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable Governmental Entity. “Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any stock exchange, including the CSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any jurisdiction, regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

The terms of Harvest Subordinate Voting Shares and Harvest Multiple Voting Shares provide Harvest with a right, but not the obligation, at its option, to redeem Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any Governmental Entity, equal to the Unsuitable Person Redemption Price (as defined below). This right is required in order for Harvest to comply with regulations in various jurisdictions where Harvest conducts business or are expected to conduct business, which provide that the shareholders of a company requiring a license who hold over a certain percentage threshold of Harvest’s issued and outstanding Shares cannot be deemed “unsuitable” by the applicable Governmental Entity issuing the license in order for such license to be issued and to remain valid and in effect.

A redemption notice may be delivered by Harvest to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (as defined below) if Harvest is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed Shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. Harvest will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that Harvest need not redeem Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares on the redemption date if the Harvest Board determines, in its sole discretion, that such redemption is no longer advisable or necessary.

For purposes of the foregoing, the “Unsuitable Person Redemption Price” means: (i) in the case of Harvest Subordinate Voting Shares, the volume-weighted average trading price of Harvest Subordinate Voting Shares during the five (5)-trading-day period immediately after the date of the redemption notice on the CSE or other national or regional securities exchange on which Harvest Subordinate Voting Shares are listed; (ii) in the case of Harvest Multiple Voting Shares, the amount determined under subsection (i) multiplied by the Harvest MVS Conversion Ratio in effect at the time the redemption notice is delivered, or (iii) if no such quotations are available, the fair market value per share of such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares as set forth in a valuation and fairness opinion (the “Valuation Opinion”) from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to Harvest or its Affiliates) or a disinterested nationally recognized accounting firm.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a Governmental Entity requires that Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, Harvest will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person with respect to such person’s Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares to a liquidating trust, subject to the approval of any applicable Governmental Entity), such persons may exercise voting rights of such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares and the Harvest Board may determine, in its sole discretion, not to redeem such Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares. Harvest’s redemption right is unilateral, and unless an Unsuitable Person otherwise disposes of his, her or its Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares, such that the Unsuitable Person cannot prevent Harvest from exercising its redemption right.

Following redemption, the redeemed Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares will be cancelled.

If Harvest exercises its right to redeem Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares from an Unsuitable Person, (i) Harvest may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person or a combination of the foregoing sources of funding, (ii) the number of Harvest Subordinate Voting Shares and/or Harvest Multiple Voting Shares outstanding will be reduced by the number of applicable Shares redeemed, and (iii) Harvest cannot provide any assurance that the redemption will adequately address the concerns of any Governmental Entity or enable Harvest to make all required governmental filings or obtain and maintain all licenses, permits or other governmental approvals that are required to conduct its business. Harvest cannot prevent an Unsuitable Person from acquiring or reacquiring the Harvest Shares, and can only address such unsuitability by exercising its redemption rights pursuant to the redemption provision. To the extent required by applicable Laws, Harvest may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of Harvest’s issued and outstanding Shares (calculated on an as-converted to Harvest Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to Harvest by mail sent to its registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of Shares as a result of: (i) a transfer of the Harvest Shares occurring by operation of law including, inter alia, the transfer of the Harvest Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Harvest Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of Harvest’s securities, duly issued or granted by it, into or for Harvest Subordinate Voting Shares in accordance with their respective terms. If the Harvest Board reasonably believes that any such holder of the Harvest Shares may have failed to comply with the foregoing restrictions, Harvest may apply to a court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Harvest Shares held.

Notwithstanding the adoption of the redemption provisions, Harvest may not be able to exercise Harvest’s redemption rights in full or at all. Under the BCBCA, Harvest may not make any payment to redeem Shares if there are reasonable grounds for believing that Harvest is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause Harvest to be unable to pay its liabilities as they become due in the ordinary course of its business. In the event that such restrictions prohibit Harvest from exercising its redemption rights in part or in full, Harvest will not be able to exercise its redemption rights absent a waiver of such restrictions, which it may not be able to obtain on acceptable terms or at all.

Exhibit 1

To Appendix “J”

Subsidiaries of Harvest

Name of Subsidiary	Beneficial Ownership Interest of Harvest Health & Recreation Inc. in Subsidiary	Jurisdiction of Formation	Parent of Subsidiary

Harvest Enterprises, Inc.	100%	Delaware	Harvest Health & Recreation Inc.

AD, LLC	100%	Arizona	Harvest DCP

Banyan Acquisition Corp.	90%	Arizona	Harvest DCP

Banyan Management Holdings, LLC	90%	Arizona	Banyan Acquisition Corp.

Byers Dispensary, Inc.	100%	Arizona	Harvest DCP

CBx Enterprises, LLC	100%	Colorado	Harvest Enterprises, Inc.

FL Holding Company, LLC	100%	Pennsylvania	Harvest Enterprises, Inc.

Franklin Labs, LLC	100%	Pennsylvania	FL Holding Company, LLC

Harvest Cheyenne Holdings, LLC	100%	Nevada	Harvest DCP of Nevada, LLC

Harvest DCP of Colorado, LLC	100%	Colorado	Harvest Enterprises, Inc.

Harvest DCP of Maryland, LLC	95%	Maryland	Harvest Enterprises, Inc.

Harvest DCP of Nevada, LLC	100%	Nevada	Harvest Enterprises, Inc.

Harvest DCP of Pennsylvania, LLC	100%	Pennsylvania	Harvest Enterprises, Inc.

Harvest Dispensaries, Cultivations & Production Facilities LLC (“Harvest DCP”)	100%	Arizona	Harvest Enterprises, Inc.

Harvest HaH WA, Inc.	100%	Delaware	Harvest Enterprises, Inc.

Harvest IP Holdings, LLC	100%	Arizona	Harvest Enterprises, Inc.

Harvest Maryland Holding, LLC	100%	Maryland	Harvest Enterprises, Inc.

Harvest of California, LLC	100%	California	Harvest Enterprises, Inc.

Leaf Holdings, LLC	100%	Arizona	Harvest DCP

Randy Taylor Consulting LLC	100%	Arizona	Harvest DCP

San Felasco Nurseries, Inc.	100%	Florida	Harvest Enterprises, Inc.

Svaccha LLC	100%	Arizona	Harvest DCP

APPENDIX “K”

INFORMATION CONCERNING TRULIEVE

For purposes of this Appendix “K,” the terms “we,” “us,” “our,” and “the Company” refer to Trulieve together with its wholly-owned Subsidiaries.

Description of Business

Overview

Trulieve is a multi-state cannabis operator which currently operates under licenses in six states. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use customers in all of the markets that we serve. We operate in highly regulated markets that require expertise in cultivation, manufacturing, retail and logistics. We have developed proficiencies in each of these functions and are committed to utilizing predictive analytics to stay abreast of market trends, consumer demographics and evolving demand.

All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis, is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting the commercialization of adult-use cannabis products. As of December 31, 2020, we employed nearly 5,000 people and we are committed to providing patients and adult consumers, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. We have eight material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), Anna Holdings LLC (which we refer to as “Keystone Shops”), and Trulieve WV, Inc., or Trulieve WV. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings Healing Corner, PurePenn LLC and Solevo Wellness and Trulieve WV is wholly-owned (directly or indirectly) by Trulieve Cannabis Corp. As of December 31, 2020, substantially all of our revenue was generated from the sale of cannabis products for medicinal use in the State of Florida. To date, neither the sale of adult-use cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania or West Virginia, have been material to our business.

In states that require cannabis companies to be vertically integrated, ownership of the entire supply chain mitigates third-party risks and allows us to completely control product quality and brand experience. We believe that this results in high patient retention and brand loyalty. We successfully operate our core business functions of cultivation, production and distribution at scale, and are skilled at rapidly increasing capacity without any interruption to existing operations. The Trulieve brand philosophy of “Patients First” permeates our culture beginning with high-quality cultivation and current good manufacturing practices or CGMP, certified product manufacturing, through the consumer experience at Trulieve stores, at our in-house call center and at patient residences through a robust home delivery program.

Florida

Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of December 31, 2020, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as via home delivery. Trulieve’s experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.

As of December 31, 2020, Trulieve US operated over 1,900,808 square feet of cultivation facilities across five sites. In accordance with Florida law, Trulieve US grows all of its cannabis in secure enclosed indoor facilities and greenhouse structures.

Trulieve US operates a current good manufacturing practices, or CGMP, certified processing facility, encompassing an estimated 55,000 square feet. In furtherance of our patient-first focus, we have developed a suite of Trulieve branded products with over 550 stock keeping units, or SKUs, including flower, edibles, vaporizer cartridges, concentrates, topicals, capsules, tinctures, dissolvable powders, and nasal sprays. This wide variety of products gives patients the ability to select the product that consistently delivers the desired effect and in their preferred method of delivery. These products are delivered to patients statewide in Trulieve-branded retail stores and by home delivery. As of December 31, 2020, Trulieve US operated 70 stores throughout the State of Florida.

Massachusetts

Life Essence operates a co-located medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use and medical markets in Massachusetts.

On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements and leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Following a satisfactory post final license inspection from the Massachusetts Cannabis Control Commission, this marijuana retailer location in Worcester, Massachusetts may commence operations.

California

Leef Industries operates a licensed medical and adult-use cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.

Connecticut

Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system. As of December 31, 2020, Healing Corner served approximately 10% of Connecticut’s medical marijuana patient population.

Pennsylvania

On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates cannabis cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales the PurePenn and Moxie brands to 100% of the operating dispensaries in Pennsylvania. As of December 31, 2020, PurePenn has 35,000 square feet of cultivation space. Solevo Wellness operates three medical marijuana dispensaries with approximately 16,000 square feet of retail space, each with six points of sale, in the Pittsburgh, Pennsylvania area. On July 8, 2021, we completed the acquisition of 100% of the membership interest of Anna Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area.

West Virginia

On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. On June 29, 2021, we received approval from the West Virginia Office of Medical Cannabis to begin cultivation operations, making Trulieve the first in the state of West Virginia to begin cultivating medical cannabis. We are actively working to obtain approval for processing and dispensing operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.

Corporate History

Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) was incorporated under the Business Corporations Act (Ontario) on September 17, 1940. It changed its name from “Bandolac Mining Corporation” to “Schyan Exploration Inc. / Exploration Schyan Inc.” on October 29, 2008.

On September 19, 2018, in connection with the Transaction (as defined below), Schyan Exploration Inc. / Exploration Schyan Inc. filed Articles of Amendment under the Business Corporations Act (Ontario) to (i) effect the name change from “Schyan Exploration Inc. / Exploration Schyan Inc.” to “Trulieve Cannabis Corp.,” (ii) re-designate all of the then issued and outstanding common shares of the Company into Subordinate Voting Shares, on the basis that each one issued and outstanding common share was re-designated into one Subordinate Voting Share, and (iii) increase the authorized capital of the Company by creating two new classes of shares, an unlimited number of Super Voting Shares and an unlimited number of Multiple Voting Shares.

On September 19, 2018, in connection with the Transaction, Trulieve Cannabis Corp. continued into the Province of British Columbia as a corporation under the Business Corporations Act (British Columbia) and consolidated its issued and outstanding Subordinate Voting Shares on the basis of one post-consolidation share for every 80.94486 pre-consolidation shares.

On September 21, 2018, Trulieve Cannabis Corp. acquired all of the securities of Trulieve US by way of a plan of merger (the “Transaction”). Pursuant to the Transaction, a wholly owned subsidiary of Trulieve Cannabis Corp. created to effect the Transaction merged with and into Trulieve US and Trulieve US became a wholly-owned subsidiary of Trulieve Cannabis Corp. In addition and in connection with the Transaction, 10,927,500 issued and outstanding subscription receipts of Trulieve US were exchanged for 10,927,500

Subordinate Voting Shares (3,573,450 of which Subordinate Voting Shares were immediately converted into 35,734.50 Multiple Voting Shares), 548,446 broker warrants of Trulieve US were exchanged for 548,446 broker warrants to purchase Subordinate Voting Shares at an exercise price of C$6.00, and 8,784,872 compensation warrants of Trulieve US were exchanged for 8,784,872 compensation warrants to purchase Subordinate Voting Shares at an exercise price of C$6.00. As a result of the Transaction, Trulieve Cannabis Corp. met the CSE listing requirements and the Subordinate Voting Shares commenced trading on the CSE under the symbol “TRUL” on September 25, 2018.

The Transaction

On September 11, 2018, Trulieve Cannabis Corp., Trulieve US and Schyan Sub, Inc., or Subco, a wholly-owned subsidiary of Trulieve Cannabis Corp., entered into a merger agreement to effect a transaction, or the Transaction, whereby Trulieve US and Subco merged, and Trulieve US became a wholly-owned subsidiary of Trulieve Cannabis Corp.

At the annual and special meeting of shareholders held on August 15, 2018 and in connection with the Transaction, Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) received approval to continue into the jurisdiction of British Columbia. Trulieve Cannabis Corp. filed articles of continuance pursuant to the Business Corporations Act (British Columbia) and completed the continuance on September 19, 2018. Trulieve Cannabis Corp. filed articles of amendment on September 19, 2018 for the amendment to its articles providing for the re-designation of its common shares as Subordinate Voting Shares and to create a class of Multiple Voting Shares and Super Voting Shares on completion of the Transaction. The articles of amendment filed on September 19, 2018 also changed the Company’s name to “Trulieve Cannabis Corp.” (from Schyan Exploration Inc.).

In connection with the Transaction, Trulieve Cannabis Corp. consolidated its existing common shares on the basis of one Subordinate Voting Share for each 80.94486 existing common shares.

Prior to the Transaction, Trulieve US completed a brokered and a non-brokered subscription receipt financing, or SR Offering, at a price of C$6.00 per subscription receipt for aggregate gross proceeds of approximately C$65 million.

Holders of the subscription receipts that participated in the SR Offering on a non-brokered basis and whom were residents of the United States agreed to exchange the Subordinate Voting Shares issued to such holders on exercise of the subscription receipts for Multiple Voting Shares on the basis of one Multiple Voting Share for each 100 Subordinate Voting Shares.

In connection with the Transaction and pursuant to the SR Offering, a total of 7,554,050 Subordinate Voting Shares, 170,102.50 Multiple Voting Shares and 852,466 Super Voting Shares were issued and outstanding after completion of the Transaction, including Subordinate Voting Shares and Multiple Voting Shares issued to former holders of the subscription receipts issued in the SR Offering. Each Super Voting Share is convertible into Multiple Voting Shares at the option of the holder or upon certain triggering events. Each Multiple Voting Share, including those issued upon conversion of the Super Voting Shares, is convertible into 100 Subordinate Voting Shares at the option of the holder or upon certain triggering events.

The Subordinate Voting Shares trade on the Canadian Securities Exchange under the symbol “TRUL” and trade on the OTCQX Best Market under the symbol “TCNNF.”

Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) had no active business operations leading up to completion of the Transaction. In connection with the Transaction, it disposed of a mineral exploration property eight kilometers northeast of the town of Cadillac, Quebec.

Trulieve US was incorporated as a Georgia corporation under the name “George Hackney, Inc.” on January 25, 1990. On June 11, 2018, Trulieve US domesticated to Florida with the Florida Division of

Corporations pursuant to Florida Statute 607.1801. On July 18, 2018, Trulieve US changed its name to “Trulieve, Inc.” On August 27, 2018, Trulieve US increased its authorized share capital to 25,000,000 shares of common stock and 20,000 shares of preferred stock with a par value of $0.001 per share. On September 11, 2018, Trulieve US approved a reclassification of the issued and outstanding share capital of Trulieve US whereby each issued and outstanding share of common stock was split and became 150 shares of common stock such that there were 986,835 shares of common stock of Trulieve US issued and outstanding prior to the closing of the Transaction.

Hackney Nursery, a predecessor to Trulieve US has been registered as a nursery in the State of Florida since June 2, 1981. On November 23, 2015, Trulieve US was awarded a license to operate in the State of Florida as a Medical Marijuana Dispensing Organization. Trulieve US filed a fictitious name application with the Florida Division of Corporations for the name “Trulieve” on March 20, 2016 and changed its name to “Trulieve, Inc.” on July 18, 2018. Pursuant to current law, Trulieve US is now a Medical Marijuana Treatment Center in the State of Florida. Trulieve US is licensed to produce and sell medical cannabis in the State of Florida through the Florida Department of Health, Office of Medical Marijuana Use. The Department issued a license to Trulieve US on November 23, 2015.

Data Utilization for Predictive Analytics

Trulieve collects and analyzes data throughout our entire seed-to-sale process for three primary reasons: regulatory compliance, diversion prevention, and business insight. All strategic and tactical business decisions are driven by analyses of historical data coupled with market inputs that allow for predictive analysis designed to ensure the best possible solution is formulated and executed. Internal data collection systems are based on a state-of-the-art SAP integration, which is cloud based and routinely backed up to ensure the security and integrity of data repositories. SAP is among the most trusted and widely used business software providers internationally and worked closely with Trulieve to provide an innovative custom integration that fulfills all of our unique business and compliance needs.

In our cultivation activities, we use data analytics to predict future yields and plan future crop rotations to meet projected patient demand. Our predictive analysis is designed to ensure that we operate in an efficient manner to maximize the harvest output to cost ratio, while delivering products with desirable characteristics. These data are complemented by market insights including observed and predicted purchasing patterns and product trends in markets with shared characteristics.

We also use data analytics throughout the entire manufacturing process to monitor outputs in real-time, assist with quality control, facilitate continuous process improvement, and analyze key metrics to optimize lean flow efficiency. Recording and analysis of data at critical control points allows Trulieve to identify any potential production issues early, thereby preventing production waste and losses, as well as quality and safety concerns. Consistency and safety are paramount to Trulieve and tracking recorded data provides end-to-end traceability for all products distributed as well as a consistent and safe product line that customers can rely on for relief.

Once our products are in Trulieve stores, each sales transaction is recorded and transmitted to regulatory authorities as required under state law. Reports derived from the recorded transaction information allow us to assess – by retail location – sales trends, quantities dispensed, and products sold by subcategory, both at one point in time and over a determined time period. We use this data for regression and predictive analysis, cultivation crop and derivative product manufacturing planning, and patient marketing. The data is also key in planning future cultivation and manufacturing expansion. On the retail side, delivery request volume is used to guide new retail store placement and predictive analyses inform retail inventory planning.

High-Yield Cultivation Facilities and Techniques

Trulieve produces high quality cannabis flower for direct consumption and uses a variety of processes to transform this high-quality biomass into the extensive portfolio of products sold in our stores. Our prominence in our core market demonstrates the quality and affordability of the product we produce at scale. With a focus on replicable, scalable operations, we have detailed design standards, standard operating procedures, and training protocols that are employed across all cultivation sites to achieve a high level of consistency and medicinal quality.

As of December 31, 2020, Trulieve US operated over 1,900,808 square feet of cultivation facilities across five sites in Florida. In accordance with Florida law, Trulieve US grows in secure enclosed indoor facilities and greenhouse structures. In Massachusetts, we completed the first phase of our 93,000 square foot medical marijuana cultivation and processing facility in the first quarter of 2021. In Pennsylvania, PurePenn has 35,000 square feet of cultivation space, which we expect to expand to 90,000 square feet in the first half of 2021.

The ability to quickly construct and operate high-yield cultivation facilities at commercial scale is critical in all of the markets in which we are authorized to cultivate. We currently grow over 100 cannabis flower strains with varying price points and cannabinoid ratios. Our cultivation strategies have proven successful in our core market: as of December 31, 2020, based on publicly available reports filed with the Florida Office of Medical Marijuana Use, Trulieve is responsible for approximately 50% of all cannabis flower sold in Florida through licensed dispensaries. We believe we can replicate this success in Massachusetts, Pennsylvania and West Virginia and will continue to apply our successful practices in all markets in which we secure cultivation authorizations.

Scaled, Quality Production

As a vertically-integrated company in Florida, Trulieve US produces 100% of all products sold in our Florida stores. Our operations in Massachusetts, Pennsylvania and West Virginia, will also be vertically-integrated. We have successfully obtained CGMP-certification for our Florida manufacturing facility and have constructed and plan to construct new manufacturing facilities with CGMP-certification as a goal in other markets. Detailed standard operating procedures and comprehensive quality systems are in place to ensure safe and effective products are delivered to our patients. Trulieve invests in a large number of in-house quality personnel as well as testing laboratories, both of which allow us to control quality in all aspects of our business while operating at scale.

We primarily utilize super critical ethanol extraction to obtain the cannabis oil used in the majority of our branded products. We also utilize carbon dioxide extraction for terpene extraction as well as a line of CO2 vaporizer cartridges. In 2021, we expect to begin using light hydrocarbon extraction will be a new addition in 2021 across multiple states, allowing for concentrates that preserve the natural ratios of cannabinoids, terpenes, and other target compounds to better replicate the flower experience. Light hydrocarbon extraction will also offer the benefit of greater extraction yields in many cases.

Marketing and Community Outreach

Trulieve’s marketing strategies in medical cannabis markets currently center around education and outreach for three key groups: physicians, patients and potential patients.

We provide industry leading education, outreach and support to all registered Florida medical cannabis physicians. Our educational materials are designed to help physicians understand cannabinoid science, the high standards pursuant to which our plants are cultivated, the processes required for regulatory compliance, and how our products provide relief for patients. Our dedicated physician education team delivers in-person outreach to hundreds of physicians each month as well as immediate phone support through a dedicated physician education team member in our call center. We attribute much of our success to the work we have done with physicians and are actively replicating this structure in the markets we are expanding into.

Patients primarily learn about us through their physicians, patient-centric community events, and digital marketing. We participate in dozens of patient outreach and community events on a monthly basis. An engaged patient audience is captured through our digital content marketing and via multiple popular social media platforms.

We also attend many events focused on educating non-patients who may benefit such as veterans, seniors, organizations that serve qualifying patient populations, and various health and wellness groups. Search engine optimization of our website also captures potential patients researching the benefits of medical marijuana, which offers another pathway to informative materials about therapeutic uses of cannabis, our products and how to legally access them.

Patient Focused Experiences

It is our goal to generate brand loyalty by providing customers with industry-leading products and superior service in an appealing, approachable setting. We accomplish this goal through several key strategies: training; branded store experiences; brand awareness; multiple channels of distribution; our loyalty program and communication platforms; and research and development.

Training

Patient experience is an area of significant focus for Trulieve. We employ and continuously improve numerous training programs and methods in an effort to provide our front-line workers with the resources and information they need to provide patients with an excellent experience across all Trulieve branded locations. In addition, we utilize an advanced learning management system in cultivation and processing to standardize and track training. A multi-level training structure that employs three different training methodologies is used to track employee performance against our internal standards. This training approach is dynamic and subject to regular evaluation under our continuous improvement program. We offer specialized management training so there is daily reinforcement of patient experience best practices.

Branded Store Experiences

We maintain a consistent look and feel across our dispensary locations to streamline the dispensary experience for the benefit of patients. Our brand guidelines require that each store utilizes the same design, color scheme and layout to provide a comfortable, welcoming environment across locations. Similarly, we adhere to these brand standards in our digital marketing, lending to our brand recognition in Florida and beyond.

Brand Awareness

The foundation of our brand awareness is making top quality Trulieve branded products that are effective. In Florida, we believe that the Trulieve brand is already identified with quality and consistency; using our proven model to build similar brand associations in new markets is the next step in our expansion plan.

We also partner with strategic brands that are or will be featured in Trulieve locations. To date, we have announced partnerships with Bhang, Binske, Loves Oven, SLANG and Blue River. PurePenn has an exclusive license to the Moxie brand in Pennsylvania. Each strategic partner is a consumer favorite with a strong following, unique value proposition and market penetration strategy.

The third tier of our brand awareness consists of local partnerships. Our first local partnership was with Sunshine Cannabis, a Florida-based company with a focus on bringing back unique Florida-based cannabis strains such as “Sunshine Kush” and “Gainesville Green.” As a result of their grass roots marketing efforts, each of the two vape pen SKUs featuring these cannabis strains sold out within 48 hours of launch. We also have a partnership with the Bellamy Brothers, offering flower products in strains such as “Big Love,” “Reggae Cowboy” and “Afterglow.”

Multiple Channels of Distribution

To meet patient needs, we provide patients with several different purchase options. Patients can order products for delivery on-line or by calling our call-center. We offer delivery service across Florida. Patients can also place orders for in-store pick-up either online or via our call-center. Finally, patients are able to walk in to any Trulieve dispensary location and place an order in person.

Truliever Loyalty Program and Communication Platforms

The Truliever program is a patient-based loyalty program in which patients earn points for dollars spent and receive discounts when their points exceed specified thresholds. Trulievers are also the first to be informed about special discounts or limited product releases and are invited to exclusive Truliever promotions and events. We understand each consumer has unique communication preferences and capabilities. As such, we engage with patients and physicians through a variety of methods including email, text, social media and online chat.

Research and Development

We have a dedicated research and development team focused on product development and technological innovation. Our R&D team evaluates new technologies and performs rigorous testing prior to recommending new products for introduction into production. The team monitors developments in the fast-paced cannabis industry and adjacent industries to help us remain competitive.

Competitive Conditions and Position

We face competition from companies that may have greater capitalization, access to public equity markets, more experienced management or more maturity as a business. We believe that most competitors in the cannabis market consists of localized businesses (those doing business in a single state). There are several multistate operators with whom we compete directly. Aside from this direct competition, out-of-state operators that are capitalized well enough to enter markets through acquisitive growth are also considered part of the competitive landscape. Similarly, as we execute our growth strategy, operators in our future state markets will inevitably become direct competitors.

Florida

The Office of Medical Marijuana Use, or OMMU, regulates the vertically integrated medical marijuana program in the state of Florida. Each operator is required to have a licensed cultivation, processing and dispensing site. As of December 25, 2020, there were 22 operators with 301 dispensaries (of which Trulieve operated 70) serving 456,594 patients in the state of Florida. Based on the December 25, 2020 OMMU report, Trulieve sold approximately 47% of the oil products and 55% of the smokable marijuana in Florida. The closest competitors are Surterra Wellness and Curaleaf. Surterra Wellness had 39 dispensaries or 13% of the total dispensaries and sold approximately 13% of the oil products and 10% of the smokable marijuana. Curaleaf had 33 dispensaries or 11% of the total dispensaries and sold approximately 8% of the oil products and 8% of the smokable marijuana. Other Florida competitors include Growhealthy (iAnthus), Columbia Care Florida, Liberty Health Sciences, AltMed Florida (Mu¨V) and Fluent, all of which have fewer dispensaries and less market share. According to Arcview/BDS Analytics, the Florida cannabis market is expected to grow to more than $2.6 billion by 2025, a CAGR of 25.3% from 2019.

California

California’s Office of Administrative Law approved the Medicinal and Adult-Use Cannabis Regulation and Safety Act, which is the general framework for the regulation of commercial medicinal and adult-use cannabis in California. California has the oldest and most saturated cannabis market in the US. It’s also the largest cannabis market in the world with an estimated $4.3 billion in sales annually. There were approximately 608 operational dispensaries in early 2020. According to Arcview/BDS Analytics, the California cannabis market is expected to grow to more than $7.4 billion by 2025, a CAGR of 16.7%, from 2019.

Connecticut

Connecticut’s Medical Marijuana Program is not currently accepting new applications and only issued licenses after selecting winners in response to a competitive RFP process. Currently, there are 18 dispensaries which source product from four licensed cultivators. The four licensed cultivators are Green Thumb Industries (GTI), Curaleaf, CTPharma and Theraplant. In addition to having one of the cultivation licenses Curaleaf operates four of the dispensaries. According to Arcview/BDS Analytics, the Connecticut cannabis market is expected to grow to more than $355 million by 2025, a CAGR of 22.7%, from 2019. On June 22, 2021, Governor Ned Lamont signed into law Senate Bill 1201, which authorizes the legal possession of certain quantities of cannabis for adults over the age of 21 effective July 1, 2021, and creates a process for regulation of adult use cannabis cultivation, production, distribution, and sale to consumers over the age of 21 within the state.

Massachusetts

The Commonwealth of Massachusetts’s Cannabis Control Commission, or CCC, tightly regulates its medical and adult use market. As of February 15, 2021, CCC has approved 313 Marijuana Retailer Licenses, 236 Marijuana Cultivation Licenses, and 181 Marijuana Product Manufacturer Licenses. Marijuana Retailer Licenses combine Medical and Adult use licenses. Notable competitors in Massachusetts include Ascend, Acreage Holdings, Cresco Labs, Cultivate, Curaleaf, Columbia Care, Diem Cannabis, MedMen, Harvest, Cookies and Surterra Wellness. Massachusetts regulations pit these competitors against each other in the highly competitive Host Community Agreement, or HCA, process. The HCA process gives invitations to dispensaries to operate within their city. Operators must obtain an HCA for a retail store, cultivation facility, and product manufacturing facility.

As of June 21, 2021, of the 351 municipalities in the Commonwealth, approximately 157 had bans, no zoning, or have not responded. In addition, as of November 17, 2020 approximately 62 municipalities had reached their license caps and 122 had zoning in place allowing for applications. Dispensaries compete for real estate locations for retail stores and in cultivation with respect to canopy size. The CCC has an 11 tier categorization for cultivation starting with a canopy limit of 5,000 square feet on tier 1 up to a canopy limit of 100,000 square feet on tier 11. As of June 2020, there were 129 cultivation applications with a maximum possible canopy of 3,645,000 square feet in Massachusetts, of which only six licensed entities were Tier 11. According to Arcview/BDS Analytics, the Massachusetts cannabis market is expected to grow to more than $1.46 billion by 2025, a CAGR of 16.4%, from 2019.

Pennsylvania

Pennsylvania licenses three different types of marijuana organizations: dispensaries, grower-processors, and clinical registrants. A clinical registrant license allows the license holder to grow, process, and dispense medical marijuana in conjunction with an accredited medical school. The Commonwealth’s Medical Marijuana Act authorized the Department of Health to issue up to 25 grower-processor licenses and 50 dispensary licenses. The Department of Health is authorized to license up to eight clinical registrants and has licensed seven thus far. The Department of Health has discretion to expand the number of dispensary and grower-processor permits as necessary.

A dispensary license allows the licensee to dispense medical marijuana from the permitted location(s). No person may own more than five individual dispensary permits. A permit may be used to dispense medical marijuana at up to three locations as approved by the Department. Pennsylvania issued 27 dispensary licenses during Phase I of its medical marijuana program. Applicants were allowed to apply to operate up to three dispensary locations in a given region. Ten licensees obtained approval to open three locations, five licensees obtained approval to open two locations, and the remaining twelve licensees gained approval to open one location. During Phase II, Pennsylvania issued 23 dispensary licenses, with four licensees obtaining approval to open two locations and fifteen obtaining approval to open one location (none obtained approval to open three locations). Notable competitors include Columbia Care, GTI, Curaleaf and Harvest who controls 12 dispensaries. According to Arcview/BDS Analytics, the Pennsylvania market is expected to grow to $770 million by the end of 2025, a CAGR of 10.6%, from 2019.

West Virginia

The West Virginia Office of Medical Cannabis has awarded ten cultivation permits, ten processor permits, and one hundred dispensary permits. Licensees are required to establish operations in West Virginia within a six-month start-up period. As of March 1, 2021, no dispensaries have opened in West Virginia.

Key Business Objectives

Trulieve will continue to focus on rapid growth in Florida, Connecticut, California, Massachusetts, Pennsylvania and West Virginia while also moving into other states to expand the reach of our brand. We will continue to execute on our established business plan of being the clear market leader in the State of Florida. Our growth plans are comprised of three key strategies. In the next 12 months, we expect to:

•

Expand Current Cultivation and Production Operations: We will continue to scale cultivation and production operations as justified by supply-demand market dynamics, expanding our Florida indoor cultivation facilities and opening a cultivation and processing facility in Massachusetts.

•	Expand Current Market Retail Footprint: We will continue to scale retail locations in Florida and Massachusetts.

•	New Market Expansion: We will identify new markets that support our business model.

Trulieve Leases

We lease all of our store locations, two of our five cultivation sites in Florida and our combined cultivation and production sites in each of Pennsylvania and Massachusetts. We do not have any one lease representing over 10% of our consolidated leasing costs and, as a result, do not consider any of our leases to be material. In addition, in Florida we own one production facility, have a second owned production facility under construction and have recently acquired real property for an additional cultivation site.

Specialized Skills

We recruit talented individuals to join the Trulieve team. Our employees have a wide range of skill sets, including employees with PhD and master’s degrees. Many of our employees are college graduates and have specific skills related to their job function. We intend to continue to build out our research and development team with scientists and other technical specialists. We use a variety of recruiting techniques, including online resources as well as recruiting professionals, to assist with filling specialized roles.

Supply Chain

In the Florida market, we are a true seed-to-sale company and, as such, control the supply chain and distribution of our products. Aside from hardware components that are readily available, such as childproof packaging, and ingredients which are readily available, such as olive oil or coconut oil, raw materials are produced by us. Materials not produced in-house are purchased at market prices from vetted suppliers.

Brand Recognition and Intellectual Property

Hackney Nursery, a predecessor to Trulieve US, has been registered as a nursery in the State of Florida since June 2, 1981 and we were awarded a license to operate in Florida as a Medical Marijuana Dispensing Organization in 2015. Since that time, we have built brand recognition throughout the State of Florida. Trulieve maintains a consistent approach to the design of each of its stores to create a uniform experience for its patients.

We have received trademark approval from the State of Florida for the name Trulieve. We own the domain name trulieve.com as well as several related domain names. We have not registered any patents nor are we in the process of registering any patents. We rely on non-disclosure and confidentiality agreements to protect our intellectual property rights. To the extent we are required to make disclosure regarding specific proprietary or trade secret information, such information is redacted prior to public disclosure.

Year-Round Business

Our business is year-round and neither cyclical nor seasonal.

Diversity, Inclusion & Equity

We are committed to contributing positively to the legal cannabis industry. As a business that produces and distributes a product that many people – especially people of color – were arrested and incarcerated for in the past, we recognize the supreme importance of promoting diversity, inclusivity, and equity in the cannabis industry. As such, we have launched a Diversity & Inclusion Committee comprised of executives, senior management, and a diversity consultant. The committee is charged with implementing and recording the efficacy of our efforts to recruit and develop diverse talent, implement company-wide diversity and cultural competency training, increase supplier diversity, engage in social justice initiatives and more.

Regulatory Overview

Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where we are currently directly involved, through our subsidiaries, in the cannabis industry. Trulieve US is directly engaged in the manufacture, possession, sale or distribution of cannabis in the medicinal cannabis marketplace in the State of Florida. Leef Industries is directly involved in the possession, use, sale and distribution of cannabis in the medicinal and adult-use cannabis marketplace in the State of California. Life Essence is directly involved in the possession, use, sale and distribution of cannabis in the medicinal and adult-use cannabis marketplace in the Commonwealth of Massachusetts. PurePenn and Solevo Wellness are directly engaged in the manufacture, possession, sale or distribution of cannabis in the medicinal cannabis marketplace in the Commonwealth of Pennsylvania. Trulieve WV intends to engage in cannabis processing and retailing in the medicinal cannabis marketplace in the State of West Virginia.

Federal Regulation of Cannabis in the United States

The United States federal government regulates drugs in large part through the Controlled Substances Act, or CSA. Marijuana, which is a form of cannabis, is classified as a Schedule I controlled substance. As a Schedule I controlled substance, the federal Drug Enforcement Agency, or DEA, considers marijuana to have a high potential for abuse; no currently accepted medical use in treatment in the United States; and a lack of accepted safety for use of the drug under medical supervision. According to the U.S. federal government, cannabis having a concentration of tetrahydrocannabinol, or THC, greater than 0.3% is marijuana. Cannabis with a THC content below 0.3% is classified as hemp. The scheduling of marijuana as a Schedule I controlled substance is inconsistent with what we believe to be widely accepted medical uses for marijuana by physicians, researchers, patients, and others. Moreover, as of July 9, 2021 and despite the clear conflict with U.S. federal law, at least 36 states and the District of Columbia have legalized marijuana for medical use, although Mississippi’s medical cannabis legalization measure is under challenge. Nineteen of those states and the District of Columbia have legalized the adult-use of cannabis for recreational purposes, although South Dakota’s adult-use measure has been declared unconstitutional by a judge and is pending approval. In November 2020, voters in Arizona, Montana, New Jersey and South Dakota voted by referendum to legalize marijuana for adult use, and voters in Mississippi and South Dakota voted to legalized marijuana for medical use. In 2021, the States of Connecticut, New Mexico, New York, and Virginia enacted laws legalizing the adult use of cannabis.

Unlike in Canada, which uniformly regulates the cultivation, distribution, sale and possession of marijuana at the federal level under the Cannabis Act (Canada), marijuana is largely regulated at the state level in the United States. State laws regulating marijuana are in conflict with the CSA, which makes marijuana use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use marijuana production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia is illegal. Although our activities are compliant with the applicable state and local laws in those states where we maintain such licenses (Florida, California, Massachusetts, Connecticut, Pennsylvania and West Virginia), strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under United States federal law nor provide a defense to any federal criminal action that may be brought against us.

In 2013, as more and more states began to legalize medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal law and these state-legal regulatory frameworks. Until 2018, the federal government provided guidance to federal agencies and banking institutions through a series of DOJ memoranda. The most notable of this guidance came in the form of a memorandum issued by former U.S. Deputy Attorney General James Cole on August 29, 2013, which we refer to as the Cole Memorandum.

The Cole Memorandum offered guidance to federal agencies on how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states and quickly set a standard for marijuana-related businesses to comply with. The Cole Memorandum put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.

On January 4, 2018, former United States Attorney General Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys, which we refer to as the Sessions Memo. Rather than establishing national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo simply rescinded the Cole Memorandum and instructed that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

On January 21, 2021, Joseph R. Biden, Jr. was sworn in as President of the United States. President-elect Biden’s Attorney General, Merrick Garland, was confirmed by the United States Senate on March 10, 2021. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise.

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole memorandum, enforcement priorities are determined by respective United States Attorneys.

As an industry best practice, despite the rescission of the Cole Memorandum, we abide by the following standard operating policies and procedures, which are designed to ensure compliance with the guidance provided by the Cole Memorandum:

1.

Continuously monitor our operations for compliance with all licensing requirements as established by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions;

2.

Ensure that our cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);

3.	Implement policies and procedures to prevent the distribution of our cannabis products to minors;

4.	Implement policies and procedures in place to avoid the distribution of the proceeds from our operations to criminal enterprises, gangs or cartels;

5.

Implement an inventory tracking system and necessary procedures to reliably track inventory and prevent the diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or across any state lines in general;

6.

Monitor the operations at our facilities so that our state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs or engaging in any other illegal activity; and

7.

Implement quality controls so that our products comply with applicable regulations and contain necessary disclaimers about the contents of the products to avoid adverse public health consequences from cannabis use and discourage impaired driving.

In addition, we frequently conduct background checks to confirm that the principals and management of our operating subsidiaries are of good character and have not been involved with other illegal drugs, engaged in illegal activity or activities involving violence, or the use of firearms in the cultivation, manufacturing or distribution of cannabis. We also conduct ongoing reviews of the activities of our cannabis businesses, the premises on which they operate and the policies and procedures that are related to the possession of cannabis or cannabis products outside of the licensed premises.

Moreover, in recent years, certain temporary federal legislative enactments that protect the medical marijuana and hemp industries have also been in effect. For instance, certain marijuana businesses receive a measure of protection from federal prosecution by operation of temporary appropriations measures that have been enacted into law as amendments (or “riders”) to federal spending bills passed by Congress and signed by both Presidents Obama and Trump. For instance, in the Appropriations Act of 2015, Congress included a budget “rider” that prohibits DOJ from expending any funds to enforce any law that interferes with a state’s implementation of its own medical marijuana laws.    The rider is known as the “Rohrabacher-Farr” Amendment after its original lead sponsors. Originally, a Republican-controlled House and Democratic-controlled Senate passed the Rohrabacher-Farr Amendment. The bill was “a bipartisan appropriations measure that looks to prohibit the DEA from spending funds to arrest state-licensed medical marijuana patients and providers.” Subsequently, the amendment has been included in multiple budgets passed by a Republican-controlled Congress. While the Rohrabacher-Farr Amendment has been included in successive appropriations legislation or resolutions since 2015, its inclusion or non-inclusion is subject to political change.

The Rohrabacher-Farr Amendment was extended most recently in the Omnibus Appropriations Act of 2021, which funds the agencies of the federal government through September 30, 2021. Notably, Rohrabacher-Farr has applied only to medical marijuana programs and has not provided the same protections to enforcement against adult-use activities. If the Rohrabacher-Farr Amendment is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.

United States Border Entry

The United States Customs and Border Protection, or CBP, enforces the laws of the United States as they pertain to lawful travel and trade into and out of the U.S. Crossing the border while in violation of the CSA and other related United States federal laws may result in denied admission, seizures, fines, and apprehension. CBP officers administer determine the admissibility of travelers who are non-U.S. citizens into the United States pursuant to the United States Immigration and Nationality Act. An investment in our Subordinate Voting Shares, if it became known to CBP, could have an impact on a non-U.S. citizen’s admissibility into the United States and could lead to a lifetime ban on admission.

Because marijuana remains illegal under United States federal law, those investing in Canadian companies with operations in the United States cannabis industry could face detention, denial of entry, or lifetime bans from the United States for their business associations with United States marijuana businesses. Entry happens at the sole discretion of CBP officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a non-US citizen or foreign national. The government of Canada has started warning travelers that previous use of marijuana, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. Business or financial involvement in the marijuana industry in the United States could also be reason enough for CBP to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of United States laws regarding controlled substances and because marijuana continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal may affect admissibility to the United States. As a result, CBP has affirmed that, employees, directors, officers, managers and investors of companies involved in business activities related to marijuana in the United States (such as Trulieve), who are not United States citizens, face the risk of being barred from entry into the United States.

Anti-Money Laundering Laws and Access to Banking

The Company is subject to a variety of laws and regulations in the United States that involve anti-money laundering, financial recordkeeping and the proceeds of crime, including the Currency and Foreign Transactions Reporting Act of 1970 (referred to herein as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States.

Additionally, under United States federal law, it may potentially be a violation of federal anti-money laundering statutes for financial institutions to take any proceeds from the sale of any Schedule I controlled substance. For example, banks and other financial institutions could potentially be prosecuted and convicted of aiding and abetting money laundering under the Bank Secrecy Act for providing services to cannabis businesses. Therefore, under the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other financial service could be charged with money laundering or conspiracy.

While there has been no change in U.S. federal banking laws to accommodate businesses in the large and increasing number of U.S. states that have legalized medical or adult-use marijuana, FinCEN, in 2014, issued guidance, or the FinCEN Guidance, to prosecutors of money laundering and other financial crimes. The FinCEN Guidance is viewed as advising prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses so long as that marijuana-related business activities are legal in their state and none of the federal enforcement priorities referenced in the Cole Memorandum are being violated (such as keeping marijuana out of the hands of organized crime). Importantly, the FinCEN Guidance also clarifies how financial institutions can provide financial services to marijuana-related businesses consistent with their Bank Secrecy Act obligations, including through enhanced customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps typically include:

1.	Verifying with the appropriate state authorities whether the business is duly licensed and registered;

2.	Reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business;

3.	Requesting available information about the business and related parties from state licensing and enforcement authorities;

4.

Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult-use customers);

5.	Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.	Ongoing monitoring for suspicious activity, including for any of the red flags described in the FinCEN Guidance; and

7.	Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.

With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

While the FinCEN Guidance decreased some risk for banks and financial institutions considering servicing the cannabis industry, in practice it has not increased banks’ willingness to provide services to marijuana-related businesses. This is because current U.S. federal law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence (i.e. enhanced due diligence) on each marijuana-related business they accept as a customer.

Those commercial banks and/or credit unions that have agreed to work with marijuana businesses are typically limiting those accounts to small percentages of their total deposits to avoid creating liquidity and concentration risk. Since, theoretically, the federal government could change the banking laws as it relates to marijuana-related businesses at any time and without notice, these banks and credit unions must keep sufficient cash on hand to be able to return the full value of all deposits from marijuana-related businesses in a single day, while also keeping sufficient liquid capital on hand to service their other customers. Because many banks and credit unions that are providing banking services to marijuana-related businesses are smaller institutions, applicable concentration limits may also impose limits in the aggregate amounts of loans that might be provided to the industry. Those commercial banks and credit unions that do have customers in the marijuana industry can charge marijuana businesses high fees to cover the added cost of ensuring compliance with the FinCEN Guidance.

Unlike the Cole Memorandum, however, the FinCEN Guidance has not been rescinded, but FinCEN has stated that it views the FinCEN Guidance to include compliance with the requirements of the rescinded Cole Memorandum. Secretary of the Treasury, Janet Yellen, has not made any public statements with regards to how the Treasury Department plans to treat marijuana-related businesses.

As an industry best practice and consistent with its standard operating procedures, Trulieve adheres to all customer due diligence steps in the FinCEN Guidance and any additional requirements imposed by those financial institutions it utilizes. However, in the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of anti-money laundering legislation or otherwise, such transactions could be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions.

In the United States, the “SAFE Banking Act” was adopted by the U.S. House of Representatives, which would grant banks and other financial institutions immunity from federal criminal prosecution for servicing marijuana-related businesses if the underlying marijuana business follows state law. The SAFE Banking Act was not considered by the U.S. Senate by the end of the legislative session, and that legislation will now have to be reintroduced and considered by both houses of the U.S. Congress. While there is strong support in the public and within Congress for the SAFE Banking Act and similar legislation, there can be no assurance that it will be passed as presently proposed or at all. In both Canada and the United States, transactions involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Legislative changes could help to reduce or eliminate these challenges for companies in the cannabis space and would improve the efficiency of both significant and minor financial transactions.

Ability to Access Public and Private Capital

Given the current laws regarding cannabis at the federal level in the United States, traditional bank financing is typically not available to United States marijuana companies. Specifically, since financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under anti-money laundering statutes, the unlicensed money transmitter statute and the Bank Secrecy Act, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Banks who do accept deposits from cannabis-related businesses in the United States must do so in compliance with the FinCEN Guidance. We have banking relationships with Florida, Massachusetts and Connecticut state-chartered banks for deposits and payroll, however we do not have access to traditional bank financing.

Tax Concerns

An additional challenge for marijuana-related businesses is that the provisions of IRC Section 280E are being applied by the IRS to businesses operating in the medical and adult-use marijuana industry. IRC Section 280E prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of non-deductible expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be. Furthermore, although the IRS issued a clarification allowing the deduction of cost of goods sold, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted.

The 2018 Farm Bill

CBD is a nonintoxicating chemical found in cannabis and is often derived from hemp, which contains, at most, only trace amounts of THC. On December 20, 2018, Former President Trump signed the Agriculture Improvement Act of 2018 (popularly known as the 2018 Farm Bill) into law. Until the 2018 Farm Bill became law, hemp fell within the definition of “marijuana” under the CSA and the DEA classified hemp as a Schedule I controlled substance because hemp is part of the cannabis plant.

The 2018 Farm Bill defines hemp as the plant Cannabis sativa L. and any part of the plant with a delta-9 THC concentration of not more than 0.3% by dry weight and removes hemp from the CSA. The 2018 Farm Bill requires the U.S. Department of Agriculture, or USDA, to, among other things: (1) evaluate and approve regulatory plans approved by individual states for the cultivation and production of industrial hemp, and (2) promulgate regulations and guidelines to establish and administer a program for the cultivation and production of hemp in the U.S. The regulations promulgated by the USDA will be in lieu of those states not adopting state-specific hemp regulations. Hemp and products derived from it, such as CBD, may then be sold into commerce and transported across state lines provided that the hemp from which any product is derived was cultivated under a license issued by an authorized state program approved by the USDA and otherwise meets the definition of hemp. The 2018 Farm Bill also explicitly preserved the authority of the FDA to regulate hemp-derived products under the U.S. Food, Drug and Cosmetic Act. The Company expects that the FDA will promulgate its own rules for the regulation of hemp-derived products in the coming year. Notwithstanding the pending FDA rules, on October 29, 2019, the USDA published its proposed rules for the regulation of hemp, (referred to herein as the “USDA Rule”). The USDA Rule will go into effect immediately upon the conclusion of the public comment period and publication in the federal register by the USDA, expected to be on or around March 22, 2021. The USDA Rule, among other things, sets minimum standards for the cultivation and production of hemp, as well as requirements for laboratory testing of hemp.

Compliance with Applicable State Law in the United States

We are classified as having a “direct” involvement in the United States cannabis industry and we believe that we are in compliance with applicable state laws, as well as related licensing requirements and the regulatory frameworks enacted by the States of Florida, California, Connecticut and West Virginia, and the Commonwealths of Massachusetts and Pennsylvania. We are not subject to any citations or notices of violation with applicable licensing requirements and the regulatory frameworks which may have an impact on our licenses, business activities or operations. We use reasonable commercial efforts to ensure that our business is in compliance with applicable licensing requirements and the regulatory frameworks enacted by Florida, California, Connecticut, Massachusetts, Pennsylvania and West Virginia through the advice of our Director of Compliance, who monitors and reviews our business practices and changes to applicable state laws and regulations, as well as United States Federal enforcement priorities. Our Chief Legal Officer and General Counsel works with external legal advisors in Florida, Massachusetts, California, Connecticut, Pennsylvania and West Virginia to ensure that we are in on-going compliance with applicable state laws.

In the United States, cannabis is largely regulated at the state level. Although each state in which we operate (and anticipate operating) authorizes, as applicable, medical and/or adult-use marijuana production and distribution by licensed or registered entities, and numerous other states have legalized marijuana in some form, under U.S. federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia remains illegal, and any such acts are criminal acts under U.S. federal law. Although we believe that our business activities are compliant with applicable state and local laws of the United States, strict compliance with state and local laws with respect to marijuana may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may result in a material adverse effect on our business.

Regulation of the Medical Cannabis Market in Florida

In 2014, the Florida Legislature passed the Compassionate Use Act, or CUA, which was a low-THC (CBD) law, allowing cannabis containing not more than 0.8%THC to be sold to patients diagnosed with severe seizures or muscle spasms and cancer. The CUA created a competitive licensing structure and originally allowed for one vertically integrated license to be awarded in each of five regions. The CUA set forth the criteria for applicants as well as the minimum qualifying criteria which included the requirement to hold a nursery certificate evidencing the capacity to cultivate a minimum of 400,000 plants, to be operated by a nurseryman and to be a registered nursery for at least 30 continuous years. The CUA also created a state registry to track dispensations. In 2016, the Florida Legislature passed the Right to Try Act, or RTA, which expanded the State’s medical cannabis program to allow for full potency THC products to be sold as “medical marijuana” to qualified patients.

In November of 2016, the Florida Medical Marijuana Legalization ballot initiative (referred to herein as the “Initiative”) to expand the medical cannabis program under the RTA was approved by 71.3% of voters, thereby amending the Florida constitution. The Initiative is now codified as Article X, Section 29 of the Florida Constitution. The Initiative expanded the list of qualifying medical conditions include cancer, epilepsy, glaucoma, HIV and AIDS, ALS, Crohn’s disease, Parkinson’s disease, multiple sclerosis, or other debilitating medical conditions of the same kind or class or comparable to those other qualifying conditions and for which a physician believes the benefits outweigh the risks to the patient. The Initiative also provided for the implementation of state-issued medical cannabis identification cards. In 2017, the Florida Legislature passed legislation implementing the constitutional amendment and further codifying the changes set forth in the constitution into law. The 2017 law provides for the issuance of 10 licenses to specific entities and another four licenses to be issued for every 100,000 active qualified patients added to the registry. The 2017 law also initially limited license holders to a maximum of 25 dispensary locations with the ability to purchase additional dispensary locations from one another, and for an additional five locations to be allowed by the State for every 100,000 active qualified patients added to the registry. The 2017 legislation’s cap on dispensing facilities expires in April 2020.

Trulieve US License (the “Florida License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve, Inc.	Medical Marijuana Treatment Center	Statewide	07/24/22	Cultivation, Processing/ Manufacturing, Dispensary, Transport

Under Florida law, a licensee is required to cultivate, process and dispense medical cannabis. Licenses are issued by the Florida Department of Health, Office of Medical Marijuana Use, or OMMU, and may be renewed biennially. Trulieve US received its most recent license renewal on June 13, 2018 and is classified as a Medical Marijuana Treatment Center, or MMTC, under Florida law.

In Florida, there is no state-imposed limitation on the permitted size of cultivation or processing facilities, nor is there a limit on the number of plants that may be grown.

Under our license, we are permitted to sell cannabis to those patients who are entered into Florida’s electronic medical marijuana use registry by a qualified physician and possess a state-issued medical marijuana identification card and a valid certification from the qualified physician. The physician determines patient eligibility as well as the routes of administration (e.g. topical, oral, inhalation) and the number of milligrams per day a patient is able to obtain under the program. The physician may order a certification for up to three 70-day supply limits of marijuana, following which the certification expires and a new certification must be issued by a physician. The number of milligrams dispensed, the category of cannabis (either low-THC or medical marijuana) and whether a delivery device such as a vaporizer has been authorized is all recorded in the registry for each patient transaction. In addition, smokable flower was approved by the legislature and signed into law in March 2019. Patients must obtain a specific recommendation from their physician to purchase smokable flower. The maximum amount a patient may obtain is 2.5 ounces (measured by weight) of smokable flower per 35-day supply.

We are authorized to sell a variety of products and offer over 550 SKUs in various product categories for sale. OMMU implemented rules regulating the production and sale of edible products in August of 2020, and the Company’s Florida licensee shortly thereafter became the first MMTC to dispense edibles in Florida. The use of hydrocarbon solvents for the extraction of products was also contemplated in the 2017 law and is also awaiting rulemaking by the OMMU.

Dispensaries may be located in any location zoned as appropriate for a pharmacy throughout the State of Florida as long as the local government has not expressly prohibited MMTC dispensaries in their respective municipality. Additionally, dispensaries must be located more than 500 feet from a public or private elementary, middle, or secondary school. Following the adoption of the cap on total dispensaries by each MMTC, as discussed above, our Florida licensee filed a claim in the Court for the Second Judicial Circuit in Leon County challenging the dispensary cap and asking the court to disregard the dispensary locations we had open and/or applied for prior to the limitation becoming effective. On February 4, 2019, we announced that we won our lawsuit in the trial court, with the court ruling that we may open an additional 14 dispensary locations based on these locations having previously vested. Moreover, the court ruled that in the alternative, the statutory caps placed on the number of dispensaries allowed across the state were not only unconstitutionally added after Amendment 2 had been approved by voters but were also adversely impacting patient access. We have since settled our challenge with the Florida Department of Health. Our 14 dispensaries that were established before the statewide cap was enacted are now excluded from the statutory cap. The statutory cap expired in April 2020, thus neither Trulieve US nor its competitors in Florida are subject to restrictions on the number of dispensaries that may be opened. As of December 31, 2020, we had 70 approved dispensaries in the State of Florida. In addition, our license allows us to deliver products directly to patients.

Florida Reporting Requirements

Florida law called for the OMMU to establish, maintain, and control a computer software tracking system that traces cannabis from seed to sale and allows real-time, 24-hour access by the OMMU to such data. The tracking system must allow for integration of other seed-to-sale systems and, at a minimum, include notification of certain events, including when marijuana seeds are planted, when marijuana plants are harvested and destroyed and when cannabis is transported, sold, stolen, diverted, or lost. Each medical marijuana treatment center shall use the seed-to-sale tracking system established by the OMMU or integrate its own seed-to-sale tracking system with the seed-to-sale tracking system established by the OMMU. At this time the OMMU has not implemented a statewide seed-to-sale tracking system and we use our own system. Additionally, the OMMU also maintains a patient and physician registry and the licensee must comply with all requirements and regulations relative to the provision of required data or proof of key events to said system in order to retain its license. Florida requires all MMTCs to abide by representations made in their original application to the State of Florida or any subsequent variances to same. Any changes or expansions of previous representations and disclosures to the OMMU must be approved by the OMMU via an amendment or variance process.

Florida Licensing Requirements

Licenses issued by the OMMU may be renewed biennially so long as the licensee continues to meet the requirements of the Florida Statute 381.986 and pays a renewal fee. License holders can only own one license within the State of Florida. Applicants must demonstrate (and licensed MMTC’s must maintain) that: (i) they have been registered to do business in the State of Florida for the previous five years, (ii) they possess a valid certificate of registration issued by the Florida Department of Agriculture & Consumer Services, (iii) they have the technical and technological ability to cultivate and produce cannabis, including, but not limited to, low-THC cannabis, (iv) they have the ability to secure the premises, resources, and personnel necessary to operate as an MMTC, (v) they have the ability to maintain accountability of all raw materials, finished products, and any by-products to prevent diversion or unlawful access to or possession of these substances, (vi) they have an infrastructure reasonably located to dispense cannabis to registered qualified patients statewide or regionally as determined by the OMMU, (vii) they have the financial ability to maintain operations for the duration of the two-year approval cycle, including the provision of certified financial statements to the OMMU, (viii) all owners, officers, board members and managers have passed a Level II background screening, inclusive of fingerprinting, (ix) they ensure that a medical director is employed to supervise the activities of the MMTC, and (x) they have a diversity plan and veterans plan accompanied by a contractual process for establishing business relationships with veterans and minority contractors and/or employees. Upon approval of the application by the OMMU, the applicant must post a performance bond of up to US $5 million, which may be reduced to US $2 million once the licensee has served 1,000 patients (which Trulieve has accomplished).

There is a pending lawsuit that challenges important aspects of the 2017 Legislation and OMMU regulations and could have an impact on our business in Florida. In December 2017, Florigrown, LLC and other plaintiffs challenged as unconstitutional aspects of the 2017 Legislation and OMMU regulations that: (1) require MMTCs to be vertically integrated (i.e., cultivate and process the cannabis to be sold at the MMTC’s own licensed dispensaries); (2) that cap the total number of MMTC licenses in the state; and (3) that authorized the OMMU to issue MMTC licenses to certain applicants that met criteria defined by the 2017 legislation. On

October 18, 2019, a trial judge in the Circuit Court for Leon County ruled that Florigrown, LLC had a substantial likelihood of succeeding on its claims, holding that the vertical integration and licensing cap conflicted with the language in Article X, Section 29 and that the provisions in the 2017 defining the criteria for eligibility for MMTC licensure constituted an impermissible “special law” under Article III, Section 11(a)(12) of the Florida Constitution. On July 10, 2019, an intermediate appellate court affirmed aspects of the Circuit Court for Leon County’s ruling. The matter is now pending before Florida Supreme Court. The Florida Supreme Court heard additional oral argument in the case on October 7, 2020.

Security and Storage Requirements for Cultivation, Processing and Dispensing Facilities in Florida

Adequate outdoor lighting is required from dusk to dawn for all MMTC facilities. 24-hour per day video surveillance is required and all MMTCs must maintain at least a rolling 45-day period that is made available to law enforcement and the OMMU upon demand. Alarm systems must be active at all items for all entry points and windows. Interior spaces must also have motion detectors and all cameras must have an unobstructed view of key areas. Panic alarms must also be available for employees to be able to signal authorities when needed.

In dispensaries, the MMTC must provide a waiting area with a sufficient seating area. There must also be a minimum of one private consultation/education room for the privacy of the patient(s) and their caregiver (if applicable). The MMTC may only dispense products between 7:00 am and 9:00 pm. All active products must be kept in a secure location within the dispensary and only empty packaging may be kept in the general area of the dispensary which is readily accessible to customers and visitors. No product or delivery devices may be on display in the waiting area.

An MMTC must at all times provide secure and logged access for all cannabis materials. This includes approved vaults or locked rooms. There must be at least two employees of the MMTC or an approved security provider on site at all times. All employees must wear proper identification badges and visitors must be logged in and wear a visitor badge while on the premises. The MMTC must report any suspected activity of loss, diversion or theft of cannabis materials within 24 hours of becoming aware of such an occurrence.

Florida Transportation Requirements

When transporting cannabis to dispensaries or to patients for delivery, a manifest must be prepared and transportation must be done using an approved vehicle. The cannabis must be stored in a separate, locked area of the vehicle and at all times while in transit there must be two people in a delivery vehicle. During deliveries, one person must remain with the vehicle. The delivery employees must at all times have identification badges. The manifest must include the following information: (i) departure date and time; (ii) name, address and license number of the originating MMTC; (iii) name and address of the receiving entity; (iv) the quantity, form and delivery device of the cannabis; (v) arrival date and time; (vi) the make, model and license plate of the delivery vehicle; and (vii) the name and signatures of the MMTC delivery employees. These manifests must be kept by the MMTC for inspection for up to three years. During the delivery, a copy of the manifest is also provided to the recipient.

OMMU Inspections in Florida

The OMMU may conduct announced or unannounced inspections of MMTC’s to determine compliance with applicable laws and regulations. The OMMU is to inspect an MMTC upon receiving a complaint or notice that the MMTC has dispensed cannabis containing mold, bacteria, or other contaminants that may cause an adverse effect to humans or the environment. The OMMU is to conduct at least a biennial inspection of each MMTC to evaluate the MMTC’s records, personnel, equipment, security, sanitation practices, and quality assurance practices.

Regulation of the Medical Cannabis Market in Massachusetts

The Commonwealth of Massachusetts has authorized the cultivation, possession and distribution of marijuana for medical purposes by certain licensed Massachusetts marijuana businesses. The Medical Use of Marijuana Program, or MUMP, registers qualifying patients, personal caregivers, Medical Marijuana Treatment Centers, or MTCs, and MTC agents. MTCs were formerly known as Registered Marijuana Dispensaries, or RMDs. The MUMP was established by Chapter 369 of the Acts of 2012, “An Act for the Humanitarian Medical Use of Marijuana,” following the passage of the Massachusetts Medical Marijuana Initiative, Ballot Question 3, in the 2012 general election. Additional statutory requirements governing the MUMP were enacted by the Legislature in 2017 and codified at G.L. c. 94I, et. seq. (referred to herein as the “Massachusetts Medical Act”). MTC Certificates of Registration are vertically integrated licenses in that each MTC Certificate of Registration entitles a license holder to one cultivation facility, one processing facility and one dispensary locations. There is a limit of three MTC licenses per person/entity.

The Commonwealth of Massachusetts Cannabis Control Commission, or CCC, regulations, 935 CMR 501.000 et seq. (referred to herein as the “Massachusetts Medical Regulations”), provide a regulatory framework that requires MTCs to cultivate, process, transport and dispense medical cannabis in a vertically integrated marketplace. Patients with debilitating medical conditions qualify to participate in the program, including conditions such as cancer, glaucoma, positive status for human immunodeficiency virus (HIV), acquired immune deficiency virus (AIDS), hepatitis C, amyotrophic lateral sclerosis (ALS), Crohn’s disease, Parkinson’s disease, and multiple sclerosis (MS) when such diseases are debilitating, and other debilitating conditions as determined in writing by a qualifying patient’s healthcare provider.

The CCC assumed control of the MUMP from the Department of Public Health on December 23, 2018. The CCC approved revised regulations for the MUMP on November 30, 2020, which will become effective when published in the Massachusetts Register.

Massachusetts Licensing Requirements (Medical)

The Massachusetts Medical Regulations delineate the licensing requirements for MTCs in Massachusetts. Licensed entities must demonstrate the following: (i) they are licensed and in good standing with the Secretary of the Commonwealth of Massachusetts; (ii) no executive, member or any entity owned or controlled by such executive or member directly or indirectly controls more than three MTC licenses; (iii) an MTC may not cultivate medical cannabis from more than two locations statewide; (iv) MTC agents must be registered with the Massachusetts Cannabis Control Commission; (v) an MTC must have a program to provide reduced cost or free marijuana to patients with documented verifiable financial hardships; (vi) one executive of an MTC must register with the Massachusetts Department of Criminal Justice Information Services on behalf of the entity as an organization user of the Criminal Offender Record Information (CORI) system; (vii) the MTC applicant has at least $500,000 in its control as evidenced by bank statements, lines of credit or equivalent; and (viii) payment of the required application fee.

In an MTC application, an applicant must also demonstrate or include: (i) the name, address date of birth and resumes of each executive of the applicant and of the members of the entity; (ii) a plan to obtain liability insurance coverage in compliance with statutes; (iii) detailed summary of the business plan for the MTC; (iv) an operational plan for the cultivation of marijuana including a detailed summary of policies and procedures; and (v) a detailed summary of the operating policies and procedures for the MTC including security, prevention of diversion, storage of marijuana, transportation of marijuana, inventory procedures, procedures for quality control and testing of product for potential contaminants, procedures for maintaining confidentiality as required by law, personnel policies, dispensing procedures, record keeping procedures, plans for patient education and any plans for patient or personal caregiver home delivery. An MTC applicant must also demonstrate that it has (i) a successful track record of running a business; (ii) a history of providing healthcare services or services providing marijuana for medical purposes in or outside of Massachusetts; (iii) proof of compliance with the laws of the Commonwealth of Massachusetts; (iv) complied with the laws and orders of the Commonwealth of

Massachusetts; and (v) a satisfactory criminal and civil background. Finally, an MTC applicant must specify a cultivation tier for their license, which establishes the minimum and maximum square footage of canopy for their cultivation operation.

Upon the determination by the CCC that an MTC applicant has responded to the application requirements in a satisfactory fashion, the MTC applicant is required to pay the applicable registration fee and shall be issued a Provisional MTC license and, following completion of certain regulatory requirements, a Final MTC license. Trulieve’s wholly owned subsidiary, Life Essence, holds the following MTC licenses.

Massachusetts Licenses (Medical) (the “Massachusetts Licenses”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Life Essence	Provisional MTC License	Holyoke, MA	12/6/21	Dispensary Cultivation/ Product Manufacturing Dispensary
Life Essence	Final MTC License	Northampton, MA Holyoke, MA	12/6/21	Dispensary Cultivation/ Product Manufacturing Dispensary
Life Essence	Provisional MTC License	Cambridge, MA Holyoke, MA	12/6/21	Dispensary Cultivation/ Product Manufacturing Dispensary

After receipt of a Provisional MTC license, the CCC shall review architectural plans for the building of the MTC’s cultivation facility and/or dispensing facilities, and shall either approve, modify or deny the same. Once approved, the MTC provisional license holder shall construct its facilities in conformance with the requirements of the Massachusetts Regulations. Once the CCC completes its inspections and issues approval for an MTC of its facilities, the CCC shall issue a Final MTC License to the MTC applicant. Final MTC Licenses are valid for one year, and shall be renewed by filing the required renewal application no later than sixty days prior to the expiration of the certificate of registration. A licensee may not begin cultivating marijuana until it has been issued a Final MTC License by the CCC.

MTC Licenses in Massachusetts are renewed annually. Before expiry, licensees are required to submit a renewal application. While renewals are granted annually, there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable license, Life Essence would expect to receive the applicable renewed license in the ordinary course of business.

Massachusetts Dispensary Requirements (Medical)

An MTC shall follow its written and approved operation procedures in the operation of its dispensary locations. Operating procedures shall include (i) security measures in compliance with the Massachusetts Regulations; (ii) employee security policies including personal safety and crime prevention techniques; (iii) hours of operation and after-hours contact information; (iv) a price list for marijuana; (v) storage and waste disposal protocols in compliance with state law; (vi) a description of the various strains of marijuana that will be cultivated and dispensed, and the forms that will be dispensed; (vii) procedures to ensure accurate recordkeeping including inventory protocols; (viii) plans for quality control; (ix) a staffing plan and staffing records; (x) diversion identification and reporting protocols; and (xi) policies and procedures for the handling of cash on MTC premises including storage, collection frequency and transport to financial institutions. The siting of dispensary locations is expressly subject to local/municipal approvals pursuant to state law, and municipalities control the permitting application process that a MTC must comply with. More specifically, an MTC is to comply with all local requirements regarding siting, provided however that if no local requirements exist, an MTC shall not be sited within a radius of 500 feet of a school, daycare center, or any facility in which children commonly congregate. The 500-foot distance under this section is measured in a straight line from the nearest point of the facility in question to the nearest point of the proposed MTC. The Massachusetts Regulations require that MTCs limit their inventory of seeds, plants, and useable marijuana to reflect the projected needs of registered qualifying patients. An MTC may only dispense to a registered qualifying patient or caregiver who has a current valid certification.

Massachusetts Security and Storage Requirements (Medical)

An MTC is to implement sufficient security measures to deter and prevent unauthorized entrance into areas containing marijuana and theft of marijuana at the MTC. These measures must include: (i) allowing only registered qualifying patients, caregivers, dispensary agents, authorized persons, or approved outside contractors access to the MTC facility; (ii) preventing individuals from remaining on the premises of an MTC if they are not engaging in activities that are permitted; (iii) disposing of marijuana or by-products in compliance with law; (iv) establishing limited access areas accessible only to authorized personnel; (v) storing finished marijuana in a secure locked safe or vault; (vi) keeping equipment, safes, vaults or secured areas securely locked; (vii) ensuring that the outside perimeter of the MTC is sufficiently lit to facilitate surveillance; and (viii) ensuring that landscaping or foliage outside of the RMD does not allow a person to conceal themselves. An MTC shall also utilize a security/alarm system that: (i) monitors entry and exit points and windows and doors, (ii) includes a panic/duress alarm, (iii) includes system failure notifications, (iv) includes 24-hour video surveillance of safes, vaults, sales areas, areas where marijuana is cultivated, processed or dispensed, and (v) includes date and time stamping of all records and the ability to produce a clear, color still photo. The video surveillance system shall have the capacity to remain operational during a power outage. The MTC must also maintain a backup alarm system with the capabilities of the primary system, and both systems are to be maintained in good working order and are to be inspected and tested on regular intervals.

Massachusetts Transportation Requirements (Medical)

Marijuana or marijuana-infused products, or MIPs, may be transported between licensed MTCs by MTC agents on behalf of an MTC. MTCs or deliver-only retailers may, with CCC approval, transport marijuana or MIPS directly to registered qualifying patients and Caregivers as part of a home delivery program. An MTC shall staff transport vehicles with a minimum of two dispensary agents. At least one agent shall remain with the vehicle when the vehicle contains marijuana or MIPs. Prior to leaving the origination location, an MTC must weigh, inventory, and account for, on video, the marijuana to be transported.

Marijuana must be packaged in sealed, labeled, and tamper-proof packaging prior to and during transportation. In the case of an emergency stop, a log must be maintained describing the reason for the stop, the duration, the location, and any activities of personnel exiting the vehicle. An MTC shall ensure that delivery times and routes are randomized. Each MTC agent shall carry his or her CCC-issued MUMP ID Card when transporting marijuana or MIPs and shall produce it to CCC representatives or law enforcement officials upon request. Where videotaping is required when weighing, inventorying, and accounting of marijuana before transportation or after receipt, the video must show each product being weighed, the weight, and the manifest. An MTC must document and report any unusual discrepancy in weight or inventory to the CCC and local law enforcement within 24 hours. An MTC shall report to the CCC and local law enforcement any vehicle accidents, diversions, losses, or other reportable incidents that occur during transport, within 24 hours. An MTC shall retain transportation manifests for no less than one year and make them available to the CCC upon request. Any cash received from a qualifying patient or personal caregiver must be transported to an MTC immediately upon completion of the scheduled deliveries. Vehicles used in transportation must be owned, leased or rented by the MTC, be properly registered, and contain a GPS system that is monitored by the MTC during transport of marijuana and said vehicle must be inspected and approved by the CCC prior to use.

During transit, an MTC is to ensure that: (i) marijuana or MIPs are transported in a secure, locked storage compartment that is part of the vehicle transporting the marijuana or MIPs; (ii) the storage compartment cannot be easily removed (for example, bolts, fittings, straps or other types of fasteners may not be easily accessible and not capable of being manipulated with commonly available tools); (iii) marijuana or MIPs are not visible from outside the vehicle; and (iv) product is transported in a vehicle that bears no markings indicating that the vehicle is being used to transport marijuana or MIPs and does not indicate the name of the MTC. Each MTC agent transporting marijuana or MIPs shall have access to a secure form of communication with personnel at the origination location when the vehicle contains marijuana or MIPs.

CCC Inspections (Medical)

The CCC or its agents may inspect an MTC and affiliated vehicles at any time without prior notice. An MTC shall immediately upon request make available to the CCC information that may be relevant to a CCC inspection, and the CCC may direct an MTC to test marijuana for contaminants. Any violations found will be noted in a deficiency statement that will be provided to the MTC, and the MTC shall thereafter submit a Plan of Correction to the CCC outlining with particularity each deficiency and the timetable and steps to remediate the same. The CCC shall have the authority to suspend or revoke a certificate of registration in accordance with the applicable regulations.

Regulation of the Adult-Use Cannabis Market in Massachusetts

Adult-use (recreational) marijuana has been legal in Massachusetts since December 15, 2016, following a ballot initiative in November of that year. The CCC licenses adult-use cultivation, processing and dispensary facilities (referred to herein collectively as “Marijuana Establishments”) pursuant to 935 CMR 500.000 et seq. The first adult-use marijuana facilities in Massachusetts began operating in November 2018. The CCC approved revised regulations for the adult-use program effective November 1, 2019 and January 8, 2021.

Massachusetts Licensing Requirements (Adult-Use)

Many of the same application requirements exist for an adult-use Marijuana Establishment license application as to those for a medical MTC application, and each owner, officer or member must undergo background checks and fingerprinting with the CCC. Applicants must submit the location and identification of each site, and must establish a property interest in the same, and the applicant and the local municipality must have entered into a host agreement authorizing the location of the adult-use Marijuana Establishment within the municipality, and said agreement must be included in the application. Applicants must include disclosure of any regulatory actions against it by the Commonwealth of Massachusetts, as well as the civil and criminal history of the applicant and its owners, officers, principals or members. The application must include, amongst other information, the proposed timeline for achieving operations, liability insurance, business plan, and a detailed summary describing the Marijuana Establishment’s proposed operating policies including security, prevention of diversion, storage, transportation, inventory procedures, quality control, dispensing procedures, personnel policies, record keeping, maintenance of financial records, diversity plans, and employee training protocols.

Massachusetts Dispensary Requirements (Adult-Use)

Marijuana retailers are subject to certain operational requirements in addition to those imposed on Marijuana Establishments generally. Dispensaries must immediately inspect patrons’ identification to ensure that everyone who enters is at least 21 years of age. Dispensaries may not dispense more than one ounce of marijuana or five grams of marijuana concentrate per transaction. Point-of-sale systems must be approved by the CCC, and retailers must record sales data. Records must be retained and available for auditing by the CCC and Department of Revenue. Retailers are required to conduct monthly analyses of equipment and sales data to determine that such systems have not been altered or interfered with to manipulate sales data, and to report any such discrepancies to the CCC.

Dispensaries must also make consumer education materials available to patrons in languages designated by the CCC, with analogous materials for visually- and hearing-impaired persons. Such materials must include:

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A warning that marijuana has not been analyzed or approved by the FDA, that there is limited information on side effects, that there may be health risks associated with using marijuana, and that it should be kept away from children;

•	A warning that when under the influence of marijuana, driving is prohibited and machinery should not be operated;

•	Information to assist in the selection of marijuana, describing the potential differing effects of various strains of marijuana, as well as various forms and routes of administration;

•	Materials offered to consumers to enable them to track the strains used and their associated effects;

•	Information describing proper dosage and titration for different routes of administration, with an emphasis on using the smallest amount possible to achieve the desired effect;

•	A discussion of tolerance, dependence, and withdrawal;

•	Facts regarding substance abuse signs and symptoms, as well as referral information for substance abuse treatment programs;

•	A statement that consumers may not sell marijuana to any other individual;

•	Information regarding penalties for possession or distribution of marijuana in violation of Massachusetts law; and

•	Any other information required by the CCC.

Massachusetts Security and Storage Requirements (Adult-Use)

Each Marijuana Establishment must implement sufficient safety measures to deter and prevent unauthorized entrance into areas containing marijuana and theft of marijuana at the establishment. Security measures taken by the establishments to protect the premises, employees, consumers and general public shall include, but not be limited to, the following:

•	Positively identifying and limiting access to individuals 21 years of age or older who are seeking access to the Marijuana Establishment or to whom marijuana products are being transported;

•	Adopting procedures to prevent loitering and ensure that only individuals engaging in activity expressly or by necessary implication are allowed to remain on the premises;

•	Proper disposal of marijuana in accordance with applicable regulations;

•	Securing all entrances to the Marijuana Establishment to prevent unauthorized access;

•	Establishing limited access areas which shall be accessible only to specifically authorized personnel limited to include only the minimum number of employees essential for efficient operation;

•	Storing all finished marijuana products in a secure, locked safe or vault in such a manner as to prevent diversion, theft or loss;

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Keeping all safes, vaults, and any other equipment or areas used for the production, cultivation, harvesting, processing or storage, including prior to disposal, of marijuana or marijuana products securely locked and protected from entry, except for the actual time required to remove or replace marijuana;

•	Keeping all locks and security equipment in good working order;

•	Prohibiting keys, if any, from being left in the locks or stored or placed in a location accessible to persons other than specifically authorized personnel;

•	Prohibiting accessibility of security measures, such as combination numbers, passwords or electronic or biometric security systems, to persons other than specifically authorized personnel;

•	Ensuring that the outside perimeter of the marijuana establishment is sufficiently lit to facilitate surveillance, where applicable;

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Ensuring that all marijuana products are kept out of plain sight and are not visible from a public place, outside of the marijuana establishment, without the use of binoculars, optical aids or aircraft;

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Developing emergency policies and procedures for securing all product following any instance of diversion, theft or loss of marijuana, and conduct an assessment to determine whether additional safeguards are necessary;

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Establishing procedures for safe cash handling and cash transportation to financial institutions to prevent theft, loss and associated risks to the safety of employees, customers and the general public;

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Sharing the Marijuana Establishment’s floor plan or layout of the facility with law enforcement authorities, and in a manner and scope as required by the municipality and identifying when the use of flammable or combustible solvents, chemicals or other materials are in use at the Marijuana Establishment;

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Sharing the Marijuana Establishment’s security plan and procedures with law enforcement authorities, including police and fire services departments, in the municipality where the Marijuana Establishment is located and periodically updating law enforcement authorities, police and fire services departments, if the plans or procedures are modified in a material way; and

•	Marijuana must be stored in special limited access areas, and alarm systems must meet certain technical requirements, including the ability to record footage to be retained for at least 90 days.

Massachusetts Transportation Requirements (Adult-Use)

Marijuana products may only be transported between licensed Marijuana Establishments by registered Marijuana Establishment agents. A licensed marijuana transporter may contract with a Marijuana Establishment to transport that licensee’s marijuana products to other licensed establishments. All transported marijuana products are linked to the seed-to-sale tracking program. Any marijuana product that is undeliverable or is refused by the destination Marijuana Establishment shall be transported back to the originating establishment. All vehicles transporting marijuana products shall be staffed with a minimum of two Marijuana Establishment agents. At least one agent shall remain with the vehicle at all times that the vehicle contains marijuana or marijuana products. Prior to the products leaving a Marijuana Establishment, the originating Marijuana Establishment must weigh, inventory, and account for, on video, all marijuana products to be transported. Within eight hours after arrival at the receiving Marijuana Establishment, the receiving establishment must re-weigh, re-inventory, and account for, on video, all marijuana products transported. Marijuana products must be packaged in sealed, labeled, and tamper or child-resistant packaging prior to and during transportation. In the case of an emergency stop during the transportation of marijuana products, a log must be maintained describing the reason for the stop, the duration, the location, and any activities of personnel exiting the vehicle. A Marijuana Establishment or a marijuana transporter transporting marijuana products is required to ensure that all transportation times and routes are randomized and remain within Massachusetts.

Vehicles must additionally be equipped with a video system that includes one or more cameras in the storage area of the vehicle and one or more cameras in the driver area of the vehicle. The video cameras must remain operational at all times during the transportation process and have the ability to produce a clear color still photo whether live or recorded, with a date and time stamp embedded and that do not significantly obscure the picture.

Vehicles used for transport must be owned or leased by the Marijuana Establishment or transporter, and they must be properly registered, inspected, and insured in Massachusetts. Marijuana may not be visible from outside the vehicle, and it must be transported in a secure, locked storage compartment. Each vehicle must have a global positioning system, and any agent transporting marijuana must have access to a secure form of communication with the originating location.

Massachusetts Licenses (Adult-Use)

Trulieve’s wholly owned subsidiary, Life Essence, holds the following licenses:

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Life Essence	Final License	Northampton, MA	Annual Renewal granted on June 17, 2021	Dispensary
Life Essence	Provisional License	Framingham, MA	Granted on June 17, 2021	Dispensary
Life Essence	Final License	Worcester, MA	Granted March 3, 2021 (ownership transferred to Life Essence effective June 29, 2021)	Dispensary
Life Essence	Final License	Holyoke, MA	Annual Renewal granted on June 17, 2021	Cultivation
Life Essence	Final License	Holyoke, MA	Annual Renewal granted on June 17, 2021	Product Manufacturing

CCC Inspections

The CCC or its agents may inspect a Marijuana Establishment and affiliated vehicles at any time without prior notice in order to determine compliance with all applicable laws and regulations. All areas of a Marijuana Establishment, all Marijuana Establishment agents and activities, and all records are subject to such inspection. During an inspection, the CCC may direct a marijuana establishment to test marijuana for contaminants as specified by the CCC, including but not limited to mold, mildew, heavy metals, plant-growth regulators, and the presence of pesticides not approved for use on marijuana by the Massachusetts Department of Agricultural Resources. Moreover, the CCC is authorized to conduct a secret shopper program to ensure compliance with all applicable laws and regulations.

Regulatory Changes for Medical and Adult Use Marijuana in Massachusetts

The CCC voted to adopt significant amendments of both the medical and adult-use cannabis regulations at its meeting on November 30, 2020. The new regulations became effective on January 8, 2021. Significant changes include:

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permitting Marijuana “Courier” Licensees to deliver directly to consumers from the premises of licensed marijuana retailer establishments and Marijuana Delivery Operators to purchase wholesale marijuana products directly from marijuana cultivation and product manufacturer establishments and deliver the products directly to consumers from the Delivery Operator’s warehouse location. Both Marijuana Courier and Marijuana Delivery Operator Licensees are reserved for at least 36 months for companies majority-owned and controlled by certain classes of certified Economic Empowerment or Social Equity applicants, for which Trulieve does not quality;

•	permitting personal caregivers to be registered to care for more than one – and up to five – Registered Qualifying Patients at one time; and

•	permitting non-Massachusetts residents receiving end-of-life or palliative care or cancer treatment in Massachusetts to become Registered Qualifying Patients.

Regulation of the Marijuana Market in California

In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This provided an affirmative defense for defendants charged with the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief. In 2003, Senate Bill 420 was signed into law, decriminalizing the use, possession, and collective cultivation of medical marijuana, and establishing an optional identification card system for medical marijuana patients.

In September 2015, the California legislature passed three bills collectively known as the “Medical Marijuana Regulation and Safety Act,” or MCRSA. The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created testing laboratories, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California overwhelmingly passed Proposition 64, the “Adult Use of Marijuana Act,” or AUMA, creating an adult-use marijuana program for adult-use 21 years of age or older. In June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Marijuana Regulation and Safety Act, or MAUCRSA, which amalgamated MCRSA and AUMA to provide a set of regulations to govern the medical and adult-use licensing regime for marijuana businesses in the State of California. MAUCRSA went into effect on January 1, 2018. The three primary licensing agencies that regulate marijuana at the state level are the Bureau of Cannabis Control, or BCC, California Department of Food and Agriculture, or CDFA, and the California Department of Public Health, or CDPH.

One of the central features of MAUCRSA is known as “local control.” In order to legally operate a medical or adult-use marijuana business in California, an operator must have both a local and state license. This requires license-holders to operate in cities or counties with marijuana licensing programs. Cities and counties in California are allowed to determine the number of licenses they will issue to marijuana operators, or, alternatively, can choose to ban marijuana licenses.

California License Categories/ Types (the “California License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Leef Industries, LLC	Adult-Use Retailer	Palm Springs, CA	11/08/21	Dispensary

Once an operator obtains local approval, the operator must obtain state licenses before conducting any commercial marijuana activity. There are multiple license categories that cover all commercial activity. Categories include: (1) cultivation/nurseries, (2) testing laboratories, (3) distributors/transporters, (4) retailers, (5) microbusinesses, (6) event organizers, and (7) manufacturers. Categories of licenses are further broken down into subtypes. For example, there are multiple types of cultivation licenses available depending upon the size of the cultivation operation and whether the operation is indoors/outdoors or uses mixed lighting. Different manufacturing licenses are available depending upon whether volatile or non-volatile solvents are used. Retail licenses are available depending upon whether the retailer operates from a store-front or a non-store front.

California Agencies Regulating the Commercial Cannabis Industry

The CDFA oversees nurseries and cultivators; the CDPH oversees manufacturers, and the BCC oversees distributors, retailers, delivery services, and testing laboratories. Operators must apply to one or more of these agencies for their licenses, and each agency has released regulations specific to the operation of the types of businesses they oversee. The BCC has a number of regulations that apply to all licensees, but the CDFA and CDPH regulations only apply to the licensees in their charge.

The Marijuana Supply Chain in California

In California, depending on a local government’s own marijuana ordinances, plants may be cultivated outdoors, using mixed-light methods, or fully indoors. Cultivators must initially acquire seeds, clones, teens, or other immature plants from nurseries.

The cultivation, processing, and movement of marijuana within the state is tracked by the METRC system, into which all licensees are required to input their track and trace data (either manually or using another software that automatically uploads to METRC). Immature plants are assigned a Unique Identifier number, or UID, and this number follows the flowers and biomass resulting from that plant through the supply chain, all the way to the consumer. Each licensee in the supply chain is required to meticulously log any processing, packaging, and sales associated with that UID.

When marijuana plants mature and complete their life cycle, they are harvested cured, and trimmed, in preparation of being sold to distributors or manufacturers. Cultivators have two main products: flowers, or “buds,” and the biomass, or “trim,” which is typically removed from the mature flowers. Trim is commonly sold to Manufacturers for further processing into cannabis extracts. Buds may also be sold to Manufacturers, or to Distributors for sale to Retailers. The Cultivator may package and label its marijuana flowers or may sell flower in bulk and the Distributor may package and label the flower.

Manufactured marijuana goods may be sold from a manufacturer to a Distributor but must be provided to Distributors in their final packaging. Distributors may not package manufactured marijuana goods. Certain tax rates apply to the marijuana flower and biomass, which are assessed per ounce of product sold. The California State excise tax is paid by the Cultivator to the Distributor, or alternatively the Manufacturer, and it is the Distributor that has the responsibility of tendering the excise taxes to the State of California.

Marijuana in California may only be transported by licensed distributors. Some cultivators and manufacturers have their own distribution licenses, and others contract with third party distributors. Distributors may or may not take possession of the marijuana and marijuana products. This has evolved in such a way that, similar to the alcohol distribution model, retailers are choosing from a portfolio of products carried by the Distributors they work with. Brands are doing some direct marketing to Retailers, but many Brands target their marketing to Distributors.

Distributors are the point in the supply chain where final quality assurance testing is performed on products before they go to a retailer. Retailers may not accept product without an accompanying certificate of analysis, or COA. Distributors must hold product to be tested on their premises in “quarantine” and arrange for an employee of a licensed testing laboratory to come to their premises and obtain samples from any and all goods proposed to be shipped to a retailer. Marijuana and marijuana products are issued either a “pass” or “fail” by the testing laboratory. Under some circumstances, the BCC’s regulations allow for failing product to be “remediated” or to be re-labeled to more accurately reflect the COA.

Retail Compliance in California

California requires that certain warnings, images, and content information be printed on all marijuana packaging. BCC regulations also include certain requirements about tamper-evident and child-resistant packaging. Distributors and retailers are responsible for confirming that products are properly labeled and packaged before they are sold to a customer.

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Consumers aged 21 and up may purchase marijuana in California from a dispensary with an “adult-use” license. Some localities still only allow medicinal dispensaries. Consumers aged 18 and up with a valid physician’s recommendation may purchase marijuana from a medicinal-only dispensary or an adult-use dispensary. Consumers without valid physician’s recommendations may not purchase marijuana from a medicinal-only dispensary. All marijuana businesses are prohibited from hiring employees under the age of 21.

Security Requirements

Each local government in California has its own security requirements for cannabis businesses, which usually include comprehensive video surveillance, intrusion detection and alarms, and limited access areas in the dispensary. The State also has similar security requirements, including that there be limited-access areas where only employees and other authorized individuals may enter. All Licensee employees must wear employee badges. The limited access areas must be locked with “commercial-grade, nonresidential door locks on all points of entry and exit to the licensed premises.”

Each licensed premises must have a digital video surveillance system that can “effectively and clearly” record images of the area under surveillance. Cameras must be in a location that allows the camera to clearly record activity occurring within 20 feet of all points of entry and exit on the licensed premises. The regulations list specific areas which must be under surveillance, including places where cannabis goods are weighed, packed, stored, loaded, and unloaded, security rooms, and entrances and exits to the premises. Retailers must record point of sale areas on the video surveillance system.

Licensed retailers must hire security personnel to provide on-site security services for the licensed retail premises during hours of operation. All security personnel must be licensed by the Bureau of Security and Investigative Services.

California also has extensive record-keeping and track and trace requirements for all licensees.

Inspections

All licensees are subject to annual and random inspections of their premises. Cultivators may be inspected by the California Department of Fish and Wildlife, the California Regional Water Quality Control Boards, and the California Department of Food and Agriculture. Manufacturers are subject to inspection by the California Department of Public Health, and Retailers, Distributors, Testing Laboratories, and Delivery services are subject to inspection by the Bureau of Cannabis Control. Inspections can result in notices to correct, or notices of violation, fines, or other disciplinary action by the inspecting agency.

Retail taxes in California

Retailers generally must pay the excise tax to final distributors when they make wholesale purchases. These distributors then remit the retail excise taxes to the California Department of Tax Fee Administration, or CDTFA, which administers State cannabis taxes. Retailers must make these payments before they sell the products to consumers, so the tax is based directly on the wholesale price (the price that retailers pay to distributors) rather than the retail price (the price that consumers pay to retailers). The CDTFA sets the tax based on its estimate of the average ratio of the average ratio of retail prices to wholesale prices— commonly known as a ‘markup’. CDTFA’s current markup estimate (as of January 1, 2020) is 80%. Due to the 15% statutory tax rate and the 80% markup estimate, the current effective tax rate on wholesale gross receipts is 27%.

In addition, the State taxes, cities and counties throughout California apply their own approaches to taxing cannabis. These approaches fall into three broad categories. First, many local governments impose the same tax rate on all cannabis businesses regardless of type. Second, many local governments impose higher tax rates on retailers than other types of cannabis businesses. Third, a few local governments license cannabis businesses but do not levy taxes specifically on cannabis. The California Legislative Analyst’s Office estimates that the average cumulative local tax rate over the whole supply chain is roughly equivalent to a 14% tax on retail sales.

After receiving approval from the BCC in August 2020, we own 100% of the issued and outstanding membership interests of Leef Industries. We have and will only engage in transactions with other licensed California marijuana businesses and have a compliance officer to oversee dispensary operations in California. We are developing standard operating procedures for this and future California holdings to ensure consistency and compliance across our California holdings. We and, to the best of our knowledge, Leef Industries, are in compliance with California’s marijuana regulatory program.

Regulation of the Medical Cannabis Market in Connecticut

The State of Connecticut has authorized cultivation, possession, and distribution of marijuana for medical purposes by certain licensed Connecticut marijuana businesses. The Medical Marijuana Program, or MMP, registers qualifying patients, primary caregivers, Dispensary Facilities, or DFs, and Dispensary Facility Employees, or DFEs. The MMP was established by Connecticut General Statutes §§ 21a-408–21a¬429. DFs and production facilities are separately licensed.

The MMP is administered by the Department of Consumer Protection, or DCP. Patients with qualifying debilitating medical conditions qualify to participate in the program, including patients with such conditions include but are not limited to cancer, glaucoma, positive status for human immunodeficiency virus (HIV) or acquired immune deficiency syndrome (AIDS), Parkinson’s disease, or multiple sclerosis (MS). A physician or advanced practice registered nurse must issue a written certification for an MMP patient, and the qualifying patient or caregiver must choose one designated DF where the patient’s marijuana will be obtained.

Connecticut Licensing Requirements

In Connecticut, marijuana may not be produced or dispensed without the appropriate license. The DCP determines how many facility licenses to issue based on the size and location of the DFs in operation, the number of qualifying patients registered with the DCP, and the convenience and economic benefits to qualifying patients.

When the DCP determines that additional licenses for DFs should be granted, it publishes a notice of open applications for DF licenses. This notice must include the maximum number of licenses to be granted, the deadline for receipt of applications, and the criteria that will be considered when awarding the licenses. Such criteria must include character and fitness of any person who may have control or influence over the operation of the proposed DF; the location for the proposed DF; the applicant’s ability to maintain adequate controls against the diversion, theft, or loss of marijuana; the applicant’s ability to maintain the knowledge, understanding, judgment, procedures, security controls and ethics to ensure optimal safety and accuracy in the dispensing and sale of marijuana; and the extent to which the applicant or any of the applicant’s DF backers have a financial interest in another licensee, registrant, or applicant.

Applicants for DF licenses must identify, among other things, the proposed DF location, financial statements, criminal background check applications for the applicant and applicant’s backers, a plan to prevent theft and diversion, and a blueprint of the proposed DF. An application for a DF license also requires the payment of a $5,000 fee. If approved, the licensee must pay an additional $5,000 before receiving its license. The decision of the DCP’s Commissioner, or Commissioner, not to award a DF license to an applicant is final.

Connecticut Licenses (the “Connecticut License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve Bristol Inc.	Medical Marijuana Dispensary Facility License	Bristol	04/15/22	Dispensary

Connecticut Dispensary Facility Requirements

A DF may not dispense marijuana from, obtain marijuana from, or transfer marijuana to, a location outside of the state of Connecticut. DFs are limited to the following modes of obtaining, delivering, transferring, transporting, and selling marijuana:

•	A DF may acquire marijuana from a producer;

•	A DF may dispense and sell marijuana to a qualifying patient or primary caregiver registered to their facility and who is registered with the DCP;

•	A DF may dispense or sell to a research program subject pursuant to the protocols of a research program approved by the Commissioner;

•	A DF may transfer, distribute, deliver, transport, or sell to a research program employee pursuant to the protocols of a research program approved by the Commissioner;

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A DF may transfer, distribute, deliver or transport to a hospice or other inpatient care facility licensed by the Department of Public Health that has a protocol for handling and distributing marijuana that has been approved by the DCP; and

•	A DF may transfer, distribute, deliver or transport marijuana to an approved laboratory.

Only a pharmacist licensed as a dispensary may dispense marijuana, and only a dispensary or dispensary technician may sell marijuana to qualifying patients, primary caregivers, or research program subjects who are registered with the DCP. A DF may not engage in marijuana compounding, except that a dispensary may dilute a medical marijuana product with a USP grade substance with no active ingredient for the purposes of dose titration, tapering, for the addition of a flavoring agent, or to create a maintenance dose that is not available from any producer at the time of purchase. No person associated with a DF may enter into any agreement with a certifying health care provider or health care facility concerning the provision of services or equipment that may adversely affect any person’s freedom to choose the DF at which the qualifying patient or primary caregiver will purchase marijuana, except in the case of an approved research program.

All DFEs must, at all times while at the DF, have their current dispensary license, dispensary technician registration or DFE registration available for inspection by the Commissioner or the DCP. The DF shall establish, implement and adhere to a written alcohol-free, drug-free and smoke-free workplace policy, which must be available to the DCP upon request. Marijuana may not be applied, ingested, or consumed inside a DF.

Each DF must make publicly available the price of all its marijuana products to prospective qualifying patients and primary caregivers. All marijuana must be sold in child-resistant, sealed containers except upon a written request from the qualifying patient or primary caregiver. No marijuana may be sold without the producer label. All products sold to the qualifying patient or primary caregiver must be placed in an opaque package that shall not indicate the contents of the package, the originating facility or in any other way cause another person to believe that the package may contain marijuana. Each DF must also provide information to qualifying patients and primary caregivers regarding the possession and use of marijuana. The DF manager must submit all informational material to the Commissioner for approval prior to such information being provided to qualifying patients and primary caregivers.

Connecticut Security and Storage Requirements

All facilities must have an adequate security system to prevent and detect loss of marijuana. These systems must use commercial grade equipment, including perimeter alarms, motion detectors, video cameras with 24-hour recordings (which must be retained for at least 30 days), silent alarms, panic alarms, a failure notification system, and the ability to remain operational during a power outage. Each facility must also have a back-up alarm system approved by the Commissioner. The outside perimeter of every facility must be well-lit. All equipment must be kept in good working order and tested at least twice per year.

A DF must:

•	Not maintain marijuana in excess of the quantity required for normal, efficient operation;

•	Store all marijuana in an approved safe or approved vault and in such a manner as to prevent diversion, theft or loss;

•	Maintain all marijuana in a secure area or location accessible only to specifically authorized employees, which shall include only the minimum number of employees essential for efficient operation;

•	Keep all approved safes and approved vaults securely locked and protected from entry, except for the actual time required to remove or replace marijuana;

•	Keep all locks and security equipment in good working order;

•	Keep the dispensary department securely locked and protected from entry by unauthorized employees; and

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Post a sign at all entry ways into any area of the DF containing marijuana stating, “Do Not Enter - Limited Access Area - Access Limited to Authorized Employees Only.” All deliveries must be carried out under the direct supervision of a pharmacist licensed as a dispensary, who must be present to accept the delivery. Upon delivery, the marijuana must immediately be placed in an approved safe or approved vault within the dispensary.

No person may enter the area where marijuana is dispensed and sold unless such person is licensed or registered by the DCP; such person’s responsibilities necessitate access to the dispensary department and then for only as long as necessary to perform the person’s job duties; or such person has a patient or caregiver registration certificate, in which case such person must not be permitted behind the service counter or in other areas where marijuana is stored.

Connecticut Transportation Requirements

Prior to transporting any marijuana or marijuana product, a DF must complete a shipping manifest using a form prescribed by the Commissioner and securely transmit a copy of the manifest to the laboratory, research program location, hospice, or other inpatient care facility that will receive the products and to the DCP at least 24 hours prior to transport. These manifests must be maintained and made available to the DCP. Marijuana may only be transported in a locked, secure storage compartment that is part of the vehicle transporting the marijuana. This compartment may not be visible from outside the vehicle. Routes must be randomized.

All transport vehicles must be staffed with a minimum of two employees. At least one delivery team member is required to remain with the vehicle at all times that the vehicle contains marijuana. A delivery team member must have access to a secure form of communication with employees at the originating facility at all times that the vehicle contains marijuana. A delivery team member must physically possess a department-issued identification card at all times when transporting or delivering marijuana and must produce it to the Commissioner or law enforcement official upon request.

No marijuana may be sold, dispensed or distributed via a delivery service or any other manner outside of a DF, except that a primary caregiver may deliver marijuana to the caregiver’s qualified patient and a DFE may deliver to a hospice or other inpatient care facility licensed by the Department of Public Health that has a protocol for handling and distributing marijuana that has been approved by the DCP.

Inspections by the Commissioner

All documents required to be kept by a facility must be maintained in an auditable format for no less than three years. These records must be provided to the Commissioner or an authorized delegate immediately upon request. Additionally, the Commissioner and authorized delegates may enter any place, including a vehicle, where marijuana is held, produced, or otherwise handled, and inspect in a reasonable manner such place and all pertinent items and documents within it.

Passage of Adult Legislation in Connecticut

On June 22, 2021, Governor Ned Lamont signed into law Senate Bill 1201, which authorizes the legal possession of certain quantities of cannabis for adults over the age of 21 effective July 1, 2021, and creates a process for regulation of adult use cannabis cultivation, production, distribution, and sale to consumers over the age of 21 within the state. The Department of Consumer Protection (DCP) will enact regulations that will, among other things, implement a licensing framework for the cultivators, retailers, manufacturers, and delivery services, The number of retail licenses initially granted may not exceed one per 25,000 residents. Half of the licenses are to be granted to social equity applicants—defined as people who have lived in geographic areas disproportionately impacted by the war on drugs and who make no more than three times the state’s median income.

The state’s existing medical marijuana dispensaries can convert to “hybrid retailers” serving both medical patients and adult-use consumers. In order to convert, applicants must have a Social Equity Council-approved workforce development plan and pay a fee of $1 million, or $500,000 if the dispensary has committed to creating at least one equity joint venture.

Regulation of the Medical Cannabis Market in Pennsylvania

The Pennsylvania medical marijuana program was signed into law on April 17, 2016 under Act 16, or Act 16, and provided access to state residents with one or more qualifying conditions. Pennsylvania has promulgated regulations to implement Act 16, which are primarily found in Chapters 1131 through 1210 of the Pennsylvania Code.

Under Act 16, medical marijuana refers to marijuana obtained for certified medical use by a Pennsylvania resident with at least 1 of 23 qualifying medical conditions as set by the Pennsylvania Department of Health, or DOH, pursuant to Act 16. Act 16 initially authorized 17 qualifying conditions, however, through regulatory approval, that list has expanded and now includes anxiety disorders, ALS, Autism, Cancer, Crohn’s Disease, damage to the nervous tissue of the spinal cord with neurological indication of intractable spasticity, Dyskinetic & spastic movement disorders, Epilepsy, Glaucoma, HIV & AIDS, Huntington’s Disease, IBD, Intractable Seizures, Multiple Sclerosis, Neurodegenerative diseases, Neuropathy, opioid disorder, Parkinson’s disease, PTSD, severe chronic pain of neuropathic origin or which conventional therapy is ineffective, Sickle Cell Anemia, a terminal illness, and Tourette Syndrome.

Under Act 16 and the DOH’s implementing regulations, patients who are residents of the Commonwealth and have a qualifying medical condition as certified by a physician are able to obtain medical marijuana at approved dispensaries with the Commonwealth. A registered caregiver of an approved patient may also obtain medical marijuana from an approved dispensary. As of March 1, 2021, Pennsylvania does not permit home delivery of medical marijuana.

Pennsylvania Licenses and Regulations

Act 16 authorized 2 principal categories of permits: (1) a grower/ processor facility permit, and (2) a dispensary facility permit. The Pennsylvania Department of Health was authorized to issue up to 25 grower/processor permits and up to 50 dispensary permits. A dispensary permit holder may have up to 3 dispensary locations within the primary region in which it is located. The Commonwealth is divided into 6 regions with permits being awarded based on patient population. The Commonwealth originally awarded only 12 grower/processor permits and 27 dispensary permits. Subsequently, the Commonwealth granted additional grower/processor and dispensary permits as part of its phase II application process. Pennsylvania also allows for a clinical registrant permit which allows clinical registrant permit holders to operate both a grower/ processor operation and multiple dispensary locations. Additionally, clinical registrants must partner with an approved medical research institution within the Commonwealth to conduct marijuana-based clinical research programs. All permit holders are required to use the state-approved seed-to-sale tracking software for all inventory management, tracking and dispensations. Pennsylvania currently utilizes the MJFreeway platform.

All grower/processor and dispensary facilities must register with the DOH. Registration certificates are valid for a period of one year and are subject to continuing reporting and annual renewal requirements. A grower/processor permit allows a permit holder to acquire wholesale from another grower/processor, possess, cultivate, and manufacture/process into medical marijuana products and/or medical marijuana-infused products, deliver, transfer, have tested, transport, supply or sell marijuana and related supplies to medical marijuana dispensaries. A grower/processor may transport products itself or may contract with an approved transporter. A grower/processor is not limited to the region it is located in and may distribute medical marijuana products and/or medical marijuana-infused products to any approved dispensary facility within the Commonwealth.

Approved dispensaries may only purchase approved medical marijuana products and marijuana-infused products from a permitted grower/processor and may only dispense to certified patients or caregivers who present valid identification cards. Prior to dispensing medical marijuana products to a patient or caregiver, the dispensary shall: (1) verify the validity of the patient or caregiver identification card using the electronic tracking system; and (2) review the information on the patient’s most recent certification by using the electronic tracking system to access the DOH’s database. The following requirements apply: (i) if a practitioner sets forth recommendations, requirements or limitations as to the form and/or dosage of a medical marijuana product on the patient certification, the medical marijuana product dispensed to a patient or caregiver by a dispensary must conform to those recommendations, requirements or limitations; (ii) if a practitioner does not set forth recommendations, requirements or limitations as to the form or dosage of a medical marijuana product on the patient certification, the physician, pharmacist, physician assistant or certified registered nurse practitioner employed by the dispensary and working at the facility shall consult with the patient or the caregiver regarding the appropriate form and dosage of the medical marijuana product to be dispensed; and (iii) the dispensary shall update the patient certification in the electronic tracking system by entering any recommendation as to the form or dosage of medical marijuana product that is dispensed to the patient.

Pennsylvania License Categories/Types

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
PurePenn LLC	GP-5016-17	McKeesport, PA	06/20/21	Grower/Processor
Keystone Relief Centers, LLC	D-5050-17	Zelienople, PA	06/29/21	Dispensary
Keystone Relief Centers, LLC	D-5050-17	Pittsburgh, PA	06/29/21	Dispensary
Keystone Relief Centers, LLC	D-5050-17	Washington, PA	06/29/21	Dispensary
Chamounix Ventures, LLC	D-1067-17	King of Prussia, PA	06/29/21	Dispensary
Chamounix Ventures, LLC	D-1067-17	Devon, PA	06/29/21	Dispensary
Chamounix Ventures, LLC	D-1067-17	Philadelphia, PA	06/29/21	Dispensary

Pennsylvania Department of Health Inspections

The Pennsylvania Department of Health may conduct announced or unannounced inspections or investigations to determine the medical marijuana organization’s compliance with its permit. An investigation or inspection may include an inspection of a medical marijuana organization’s site, facility, vehicles, books, records, papers, documents, data, and other physical or electronic information.

Regulation of the Cannabis Market in West Virginia

On April 19, 2017, West Virginia Governor Jim Justice signed into law Senate Bill 386, which creates a medical cannabis program for West Virginia residents with serious medical conditions, and permits medical cannabis to be cultivated, processed, and dispensed to registered patients in essentially non-combustible forms. The program is administered by the West Virginia Bureau for Public Health, Office of Medical Cannabis. The Office has authority to (1) issue and oversee permits that authorize businesses to grow, process, or dispense medical cannabis in compliance with state law and regulations, (2) register medical practitioners who certify patients as having qualifying serious medical conditions, and (3) register and oversee patients with qualifying conditions.

The statute establishes a list of qualifying conditions, including (1) cancer, (2) positive status for HIV/AIDS, (3) amyotrophic lateral sclerosis, (4) Parkinson’s disease, (5) multiple sclerosis, (6) spinal cord injury, (7) epilepsy, (8) neuropathy, (9) Huntington’s disease, (10) Crohn’s disease, (11) post-traumatic stress disorder, (12) intractable seizures, (13) sickle cell anemia, (14) severe chronic pain, and (15) illness with a prognosis of less than one year of life expectancy.

In addition to Senate Bill 386, codified in Chapter 16A of the West Virginia Code, the Office of Medical Cannabis has also promulgated regulations governing the activities of growers, processors, laboratories, dispensaries, and general provisions of West Virginia’s medical marijuana program.

West Virginia Licenses and Regulations

The West Virginia statute creates three categories of licenses that a cannabis business may obtain: (1) grower, (2) processor, and (3) dispensary, corresponding to the growing of medical cannabis, the processing of cannabis plants into the products permitted under West Virginia law, and sales to registered patients, respectively. The statute provides that the Office may issue up to 10 grower permits, 10 processor permits, and 100 dispensary permits, and that it may not (1) issue more than 1 grower permit to one person, (2) issue more than 1 processor permit to one person, and (3) issue more than 10 dispensary permits to one person.

The Office of Medical Cannabis awarded 10 grower permits on October 3, 2020. It awarded 10 processor permits on November 13, 2020. It awarded 100 dispensary permits on January 29, 2021, and announced that, beginning February 3, 2021, West Virginia residents with qualifying medical conditions would be able to begin to submit applications to become registered patients. The Office awarded the following permits to Trulieve WV:

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve WV, Inc.	P060009	Lessage	11/13/21	Medical Cannabis Processor
Trulieve WV, Inc.	D490079	Buckhannon	1/28/22	Medical Cannabis Dispensary
Trulieve WV, Inc.	D310080	Morgantown	1/28/22	Medical Cannabis Dispensary
Trulieve WV, Inc.	D200078	Charleston	1/28/22	Medical Cannabis Dispensary

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve WV, Inc.	D210081	Weston	1/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	D200040	Belle	01/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	D540041	Vienna	01/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	G20004	Lessage	10/01/22	Medical Cannabis Grower

Permits issued by the Office of Medical Cannabis are effective for one year from the date of issuance and may be renewed by applicants in good standing with the terms of a currently-effective permit. Permits may be suspended or revoked on the basis of failure to prevent diversion of medical cannabis, or violation of laws and rules applicable to medical cannabis businesses.

All permittees are required to make use of a state-mandated electronic tracking system that is accessible to the Office. Permittees are also subject to requirements related to security and surveillance, recordkeeping and record retention, the acquisition, growing, and processing of medical cannabis, delivery and transportation, and controls on dispensing, including amounts and prices permitted. Growers and processors are required to contract with independent laboratories to test their products according to Office of Medical Cannabis rules.

Dispensaries are prohibited from dispensing cannabis products to anyone other than a registered patient or caregiver who presents a valid identification card from the Office. Dispensing amounts are limited to those indicated in a registered patient’s certification by his/her medical practitioner, and in any event a dispensary may not dispense more than a 30-day supply at a given time.

The Office is permitted to conduct announced or unannounced inspections of permittees to determine their compliance with West Virginia law and regulations, and may inspect a permittee’s site, records, and other data, and may interview employees, principals, operators, and financial backers of the permittee.

Other

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability. Further, investigations by government agencies, including the FTC, into allegedly anticompetitive, unfair, deceptive or other business practices by us, could cause us to incur additional expenses and, if adversely concluded, could result in substantial civil or criminal penalties and significant legal liability.

Employees

As of, December 31, 2020, we had 4,455 full-time employees and 390 part-time employees. We are committed to hiring talented individuals and maximizing individual potential, while fostering growth and career advancement. Since the opening of our first store in 2016, our workforce has grown to nearly 5,000 employees, including personnel in our cultivation, production, transportation and retail divisions, along with our executive and support services teams. Our goal is to use the highest standards in attracting the best talent, offering competitive compensation, as well as implementing best practices in evaluating, recruiting and onboarding its human capital. As of December 31, 2020, our employees are split across company divisions as follows:

Management:	10
Cultivation:	1,177
Production	801
Retail:	2,463
Call Center:	146
Transportation:	35
Support:	213
Total:	4,845

Available Information

We maintain a website at http://www.trulieve.com. Through our website, we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as well as proxy statements, and, from time to time, other documents as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC. These SEC reports can be accessed through the “Investors” section of our website. The information found on our website is not part of this or any other report we file with or furnish to the SEC.

In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding Trulieve Cannabis Corp. and other issuers that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.

DESCRIPTION OF PROPERTY

We have no material properties.

LEGAL PROCEEDINGS

Except as set forth below, there are no actual or to our knowledge contemplated legal proceedings material to us or to which any of our or any of our subsidiaries’ property is the subject matter.

On December 30, 2019, a securities class-action complaint, David McNear v. Trulieve Cannabis Corp. et al., Case No. 1:19-cv-07289, was filed against us in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint, Monica Acerra v. Trulieve Cannabis Corp. et al., Case No. 1:20-cv-00775, which is substantially similar to the complaint filed on December 30, 2019, was filed against us in the United States District Court for the Eastern District of New York. Both complaints name Trulieve, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding our previously reported financial statements and public statements about our business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder. The complaints sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under In re Trulieve Cannabis Corp. Securities Litigation, No. 1:19-cv-07289, and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. The Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.

TRULIEVE MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Trulieve’s Subordinate Voting Shares are listed on the CSE under the symbol “TRUL” and trade on the OTCQX Best Market under the symbol “TCNNF.” The principal market for our Subordinate Voting Shares in the United States is the OTCQX Best Market, which is an over-the-counter market. As such, quotations of our Subordinate Voting Shares on the OTCQX Best Market reflect inter-dealer prices, without retail mark-up or mark-down or commission and may not necessarily represent actual transactions.

Holders of Record

As of March 15, 2021, there were approximately 111 shareholders of record of our Subordinate Voting Shares, 8 holders of record of our Super Voting Shares and 14 holders of record of our Multiple Voting Shares.

On March 21, 2021, in accordance with the terms of our Article, an aggregate of 551,614 outstanding Super Voting Share converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares.

Dividends

We have not declared dividends or distributions Subordinate Voting Shares in the past. We currently intend to reinvest all future earnings to finance the development and growth of our business. As a result, we do not intend to pay dividends on Subordinate Voting Shares in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restriction on the payment of dividends and any other factors the board deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The table below shows information regarding awards outstanding and Subordinate Voting Shares available for issuance as of December 31, 2020 under the Schyan Exploration Inc. Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,129,779	(1)	$11.72	10,809,226	(2)
Equity compensation plans not approved by security holders	6,061,561	(3)	$4.71	—

Totals	7,191,340			10,809,226

(1)	Includes Subordinate Voting Shares issuable upon the exercise of stock options under our Schyan Exploration Inc. Stock Option Plan.
(2)	The aggregate number of Subordinate Voting Shares reserved for issuance under the Option Plan is limited to 10% of the issued and outstanding Subordinate Voting Shares on an “as converted” basis.
(3)	Includes Subordinate Voting Shares issuable upon the exercise of compensatory warrants.

On June 10, 2021, the shareholders of Trulieve approved the 2021 Omnibus Incentive Plan, which replaced the Schyan Exploration Inc. Stock Option Plan. Any awards previously granted under the Schyan Exploration Inc. Stock Option Plan remain subject to the terms of the Schyan Exploration Inc. Stock Option Plan including the vesting schedule in effect at the time such awards were granted.

Stock Price Performance Graph

The following graph compares, for the period from September 27, 2018 (the day we commenced trading on the OTCQX Best Market) through December 31, 2020, the cumulative total return on our Subordinate Voting Shares, the CSE Composite Index and the Horizons Marijuana Index that consists of the North American publicly listed life sciences companies with significant business activities in the marijuana industry. The graph assumes $100 was invested on September 27, 2018, in the Subordinate Voting Shares of Trulieve, Inc., the CSE Composite Index and the Horizons Marijuana Index, and assumes the reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	9/27/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020	6/30/2020	9/30/2020	12/31/2020
Trulieve Cannabis Corp.	100.00	111.12	76.90	125.43	104.60	78.04	112.68	87.08	119.54	176.07	300.94
Horizons Marijuana Index	100.00	102.31	60.29	90.67	76.76	50.00	36.76	25.21	28.40	24.03	33.11
CSE Composite Index	100.00	100.31	66.35	90.49	68.66	45.76	41.42	28.24	39.33	45.49	70.59

This performance graph shall not be deemed to be “soliciting material” or to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filings of Trulieve Cannabis Corp. under the Securities Act of 1933, as amended, or the Exchange Act.

TRULIEVE DESCRIPTION OF OUR SECURITIES

The following is a description of the capital stock of Trulieve Cannabis Corp. based on the provisions of our articles. You should refer to our articles, which are filed as an exhibit to our most recent Form 10-K filed with the Securities and Exchange Commission and which are attached to this Circular as Appendix “L.” We encourage you to read our articles and applicable provisions of Canadian law for additional information.

General

We are authorized to issue an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares.

Stock Transfer Agent and Registrar

The transfer agent and Registrar of Trulieve’s Subordinate Voting Shares is Odyssey Trust Company located at 835 - 409 Granville Street Vancouver BC V6C 1T2, Canada.

Subordinate Voting Shares

Voting Rights. Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, we may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Subordinate Voting Shares. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Subordinate Voting Shares consist of the following special rights and restrictions included in Article 27 of the articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Subordinate Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Subdivision or Consolidation.

Dividends. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or our property. No dividend will be declared or paid on the Subordinate Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares.

Liquidation, Dissolution or Winding-Up. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares ranking in priority to the Subordinate Voting Shares, entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Rights to Subscribe; Pre-Emptive Rights. Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and Multiple Voting

Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Super Voting Shares

We have no Super Voting Shares outstanding. All of our outstanding Super Voting Shares automatically converted into Multiple Voting Shares on March 21, 2021 and, following that conversion, we may not issue additional Super Voting Shares.

Multiple Voting Shares

Voting Rights. Holders of Multiple Voting Shares are entitled to notice of and to attend at any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (100 votes per Multiple Voting Share based on the current Conversion Ratio).

Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, we may not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Multiple Voting Shares. In connection with the exercise of the voting rights relating to any proposed alteration of rights, each holder of Multiple Voting Shares has one vote in respect of each Multiple Voting Share held. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Multiple Voting Shares consist of the following special rights and restrictions included in Article 29 of the articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Multiple Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Conversion.

Dividends. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend may be declared or paid on the Multiple Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of Trulieve, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, holders of Multiple Voting Shares, subject to the prior rights of the holders of any shares ranking in priority to the Multiple Voting Shares, are entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares.

Rights to Subscribe; Pre-Emptive Rights. Holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Conversion. Subject to the Conversion Restrictions described below, holders of Multiple Voting Shares Holders have the following conversion rights:

(i)	Right to Convert. Each Multiple Voting Share is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for Multiple Voting Shares is 100 Subordinate Voting Shares for each Multiple Voting Share, subject to adjustment as described below.

(ii)

Conversion Limitations. The Company is to use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Exchange Act. Accordingly, the Company shall not affect any conversion of Multiple Voting Shares, and holders of Multiple Voting Shares may not convert any portion of the Multiple Voting Shares to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents would exceed 40% (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”); provided the board of directors may, by resolution, increase the 40% Threshold to an amount not to exceed 50%. As of a date within 30 days of the filing of this registration statement and June 30, 2020, we ceased to qualify as a foreign private issuer. In addition, as of such dates, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents exceeded 50% of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding. Because the 40% Threshold has been exceeded and the Company has ceased to qualify as a foreign private issuer, the Trulieve board of directors adopted a resolution in June 2020 permitting Multiple Voting Shares to convert into Subordinate Voting Shares at the election of each holder of Multiple Voting Shares.

(iii)

Mandatory Conversion. We may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)

the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended;

(B)	the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and
(C)

the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the CSE or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

Because we are not registering for resale the Subordinate Voting Shares issuable upon conversion of all of the Multiple Voting Shares, we do not currently plan to require each holder of Multiple Voting Shares to convert their Multiple Voting Shares into Subordinate Voting Shares. Following any mandatory conversion of the Multiple Voting Shares, there will be a substantial increase in the number of outstanding Subordinate Voting Shares, which will result in dilution to existing holders of our Subordinate Voting Shares.

(iv)

Anti-Dilution. The Multiple Voting Shares are subject to standard anti-dilution adjustments in the event the Company declares a distribution to holders of Subordinate Voting Shares, effects a recapitalization of the Subordinate Voting Shares, issues Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares, or subdivides or consolidates the outstanding Subordinate Voting Shares. In the event such an anti-dilution adjustment occurs, it shall be effected by adjusting the Conversion Ratio applicable to the Multiple Voting Shares at such time. As a result, holders of Multiple Voting Shares shall be entitled to (i) a proportionate share of any distribution as though they were holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for determination of the holders of Subordinate Voting Shares entitled to receive such distribution and (ii) receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled in connection with a recapitalization or stock split.

(v)

No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any share or shares of Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally, or NI 62-104. The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids,” or the National Policy, which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of,” or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Advance Notice Provisions

Pursuant to section 26.1 of our articles 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Provisions, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the Business Corporations Act (British Columbia), must provide timely written notice to our Corporate Secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 35 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the Meeting was made. The Advance Notice Provisions also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Ownership and Exchange Controls

Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Limitation of Liability and Indemnification

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia).

Under Section 160 of the Business Corporations Act (British Columbia), we may, subject to Section 163 of the Business Corporations Act (British Columbia):

(a)	indemnify an individual who:

(i)	is or was a director or officer of our company,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an Affiliate of our company; or (B) at our request, or

(iii)

at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced.

Under Section 163 of the Business Corporations Act (British Columbia), we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the Business Corporations Act (British Columbia) against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, in respect of the proceeding.

Under Section 164 of the Business Corporations Act (British Columbia), and despite any other provision of Part 5, Division 5 of the Business Corporations Act (British Columbia) and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Business Corporations Act (British Columbia), on application of our company or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act (British Columbia); or

(e)	make any other order the court considers appropriate.

Section 165 of the Business Corporations Act (British Columbia) provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Pursuant to Article 20 of our articles relating to indemnification, subject to the Business Corporations Act (British Columbia), we must indemnify an individual, whom our articles refer to as an “eligible party,” and such eligible party’s heirs and legal personal representatives, against all judgements, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of our company is or may be joined as a party, or is or may be liable in respect of a judgement, penalty or fine in, or expenses related to, the proceeding. Our articles define the term “eligible party” to mean an individual who (i) is or was a director or officer of our company, (ii) is or was a director or officer of another corporation, (A) at a time when that other corporation is or was an Affiliate of our company or, (B) at the request of our company, or (iii) at the request of our company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

Subject to any restrictions in the Business Corporations Act (British Columbia), our articles permit us to indemnify any person. Our articles also permit our company to purchase and maintain insurance against any liability incurred by an individual (or his or her heirs or personal legal representatives) who (i) is or was a director, officer, employee or agent of our company, (ii) is or was a director, officer, employee or agent of another corporation at a time when the other corporation is or was an Affiliate of our company, (iii) at the request of our company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, (iv) at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, where such liability is or was incurred by such individual as such director, officer, employee or agent or person who holds or held such equivalent position.

We maintain policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and under which coverage is provided to us with respect to payments which we may make to such directors and officers pursuant to the above indemnification provisions or otherwise.

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Trulieve Cannabis Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Trulieve Cannabis Corp. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. Securities Laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants;

Licensed Public Accountants

We have served as the Company’s auditor since 2018.

Ottawa, Canada

March 22, 2021

TRULIEVE CANNABIS CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	2020	2019
ASSETS
Current Assets:
Cash and Cash Equivalents	$146,713	$91,813
Accounts Receivable, net of allowance for doubtful accounts of $5,000	308	—
Inventories	98,312	65,981
Prepaid Expenses and Other Current Assets	19,815	7,678

Total Current Assets	265,148	165,471
Property and Equipment, Net	317,701	144,748
Right of Use Asset - Operating, Net	28,171	22,045
Right of Use Asset - Finance, Net	36,904	19,088
Intangible Assets, Net	90,144	26,380
Goodwill	74,100	7,316
Other Assets	3,944	949

TOTAL ASSETS	$816,112	$385,996

LIABILITIES
Current Liabilities:
Accounts Payable and Accrued Liabilities	$41,902	$24,308
Income Tax Payable	5,875	8,327
Deferred Revenue	7,178	2,404
Notes Payable - Current Portion	2,000	2,000
Notes Payable - Related Party - Current Portion	12,011	924
Warrant Liability	—	9,892
Operating Lease Liability - Current Portion	3,154	2,541
Finance Lease Liability - Current Portion	3,877	2,272

Total Current Liabilities	75,998	52,667
Long-Term Liabilities:
Notes Payable	4,000	4,000
Notes Payable - Related Party	—	11,979
Operating Lease Liability	26,450	20,601
Finance Lease Liability	35,058	17,168
Other Long-Term Liabilities	121,080	118,256
Construction Finance Liability	82,047	22,956
Deferred Tax Liability	23,575	5,486

TOTAL LIABILITIES	368,208	253,114
SHAREHOLDERS’ EQUITY
Common Stock, no par value; unlimited shares authorized as of December 31, 2020 and 2019, 119,573,998 and 110,346,346 issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional Paid-in-Capital	275,644	76,192
Warrants	52,570	—
Accumulated Earnings	119,690	56,691

TOTAL SHAREHOLDERS’ EQUITY	447,904	132,883

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	816,112	$385,996

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in thousands, except per share data)

	2020	2019
Revenues, Net of Discounts	$521,533	$252,819
Cost of Goods Sold	135,116	60,982

Gross Profit	386,418	191,837
Expenses:
General and Administrative	36,056	14,071
Sales and Marketing	119,395	59,349
Depreciation and Amortization	12,600	5,079

Total Expenses	168,051	78,499

Income from Operations	218,367	113,338

Other Income (Expense):
Interest Expense, Net	(20,237)	(9,050)
Other (Expense) Income, Net	(40,680)	(607)

Total Other Expense	(60,917)	(9,658)

Income Before Provision for Income Taxes	157,450	103,680

Provision for Income Taxes	94,451	50,586

Net Income and Comprehensive Income	$62,999	$53,094

Basic Net Income per Common Share	$0.55	$0.48

Diluted Net Income per Common Share	$0.53	$0.46

Weighted average number of common shares used
in computing net income per common share:
Basic	113,572,379	110,206,103

Diluted	118,325,724	115,317,942

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Total Common Shares	Additional Paid-in- Capital	Warrants	Accumulated Earnings (Deficit)	Total
Balance, December 31, 2018	85,246,600	13,750,451	11,135,117	110,132,168	$75,218	$—	3,596	78,814

Additional Contribution from the Issuance of Below
Market Interest Debt	—	—	—	—	10	—	—	10
Conversions of Super and Multiple Voting Shares to Subordinate Voting Shares	(17,433,300)	(7,089,077)	24,522,377	—	—	—	—	—
Shares issued for cash - Warrant Exercise	—	—	214,178	214,178	964	—	—	964
Net Income	—	—	—	—	—	—	53,094	53,094

Balance, December 31, 2019	67,813,300	6,661,374	35,871,672	110,346,346	$76,192	$—	56,691	132,883

Share-based compensation	—	—	—	—	2,765	—	—	2,765
Reclassification of Warrants to Equity	—	—	—	—	—	52,570	—	52,570
Shares issued for cash - Warrant Exercise	—	—	2,723,411	2,723,411	11,459	—	—	11,459
Contingent Consideration Payable in Shares	—	—	—	—	65,000	—	—	65,000
Exercise of Stock Options	—	—	9,180	9,180	—	—	—	—
Issuance of Shares in Private Placement, Net of Issuance Costs	—	—	4,715,000	4,715,000	83,228	—	—	83,228
Shares issued for PurePenn and Solevo Acquisitions	—	—	1,780,061	1,780,061	37,000	—	—	37,000
Conversions of Multiple Voting to Subordinate Voting Shares	(9,630,800)	(5,222,337)	14,853,137	—	—	—	—	—
Net Income	—	—	—	—	—	—	62,999	62,999

Balance, December 31, 2020	58,182,500	1,439,037	59,952,461	119,573,998	$275,644	$52,570	$119,690	447,904

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net Income and Comprehensive Income	$62,999	$53,094
Adjustments to Reconcile Net Income and Comprehensive Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	12,600	5,079
Depreciation and Amortization Included in Cost of Goods Sold, Net	11,542	7,992
Non-Cash Interest Expense	2,889	849
Loss from Sale of Property and Equipment	63	67
Amortization of Operating Lease Right of Use Assets	6,045	2,733
Share-Based Compensation	2,765	—
Loss on Fair Value of Warrants	42,679	806
Deferred Income Tax Expense	(4,887)	(908)
Changes in Operating Assets and Liabilities:
Inventories	(22,534)	(54,481)
Accounts Receivable	1,109	—
Prepaid Expenses and Other Current Assets	(11,670)	(5,224)
Other Assets	(2,517)	147
Accounts Payable and Accrued Liabilities	1,002	13,587
Operating Lease Liabilities	(4,764)	(2,825)
Other Long-Term Liabilities	—	3,915
Income Tax Payable	(2,452)	(6,735)
Deferred Revenue	4,774	977

NET CASH PROVIDED BY OPERATING ACTIVITIES	99,643	19,073

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(99,941)	(71,834)
Purchases of Property and Equipment from Construction	(41,116)	(2,571)
Capitalized Interest	(4,803)	(471)
Acquisitions, Net of Cash Acquired	(27,923)	(19,825)
Cash Paid to Acquire License Agreement	(887)	—
Proceeds from Sale of Property and Equipment	16	29

NET CASH USED IN INVESTING ACTIVITIES	(174,654)	(94,673)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	—
Proceeds from Issuance of Notes Payable - Related Party	—	—
Proceeds from Debt Financings, Net of Discounts and Accrued Interest	—	122,215
Proceeds from Share Warrant Exercise	11,459	964
Proceeds from Construction Finance Liability	41,116	23,071
Payments on Notes Payable	—	—
Payments on Notes Payable - Related Party	(941)	(1,520)
Payments on Construction Finance Liability	(4,951)	(115)
Payments on Lease Obligations	—	(1,633)
Proceeds from Shares Issued Pursuant to Private Placement	83,228	—

Payments on Issuance of Shares for Reverse Transaction	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	129,911	142,982

	2020	2019
NET INCREASE IN CASH AND CASH EQUIVALENTS	54,900	67,383
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,813	24,430

CASH AND CASH EQUIVALENTS, END OF PERIOD	$146,713	$91,813

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE YEAR FOR
Interest	$22,135	$7,417

Income Taxes	$105,248	$43,658

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Shares Issued for PurePenn and Solevo Acquisition	$37,000

Shares Reserved for PurePenn and Solevo Acquisition	$65,000

Purchase of Property and Equipment Financed with Notes Payable - Related Party	$—	$257

Purchase of Property and Equipment Financed with Accounts Payable	$13,613	$6,516

Property and Equipment Acquired via Finance Leases	$24,165	$19,883

Transfer of Shares Treated as a Debt Discount	$—	$—

Debt Discount related to Below Market Interest Debt	$—	$10

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Trulieve Cannabis Corp. (“Trulieve” or the “Company”) together with its subsidiaries was incorporated in British Columbia, Canada. Trulieve (through its wholly-owned licensed subsidiary, Trulieve, Inc.) is a vertically integrated cannabis company which currently operates under licenses in six states Florida, Massachusetts, California, Connecticut and Pennsylvania to cultivate, produce, and sell medicinal-use cannabis products within such state. All revenues are generated in the United States, and all long-lived assets are located in the United States.

In July 2018, Trulieve, Inc. entered into a non-binding letter agreement (“Letter Agreement”) with Schyan Exploration Inc. (“Schyan”) whereby Trulieve, Inc. and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (the “Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.

See “Note 3 – Acquisitions” for the acquisitions of Life Essence, Inc., on December 13, 2018, a Massachusetts corporation; Leef Industries, LLC, on November 30, 2018, a California limited liability company, The Healing Corner, Inc. on May 21, 2019 and PurePenn LLC and Solevo Wellness on November 12th, 2020, a Pennsylvania limited liability company.

The Company’s head office and principal address is located at 6749 Ben Bostic Road, Quincy, Florida 32351.The Company’s registered office is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2Z7.

The Company is listed on the Canadian Securities Exchange (the “CSE”) and began trading on September 24, 2018 under the ticker symbol “TRUL.”

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements present the consolidated financial position and operations of Trulieve Cannabis Corp. and its subsidiaries as of and for the years ended December 31, 2020 and 2019 (the “consolidated financial statements”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(b) Functional Currency

The functional currency of the Company and its subsidiaries, as determined by management, is the United States (“U.S.”) dollar. These consolidated financial statements are presented in U.S. dollars.

(c) Basis of Consolidation

These consolidated financial statements include the financial information of the Company and its subsidiaries, Trulieve, Inc., Life Essence, Inc., Leef Industries, LLC, Trulieve Bristol, Inc. “Healing Corner,” PurePenn LLC, and Keystone Relief Centers “Solevo.” The accounts of the subsidiaries are prepared for the same reporting period using consistent accounting policies. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated financial statements (i.e., from the date of their acquisition). See “Note 3 – Acquisitions” for further details on the acquired companies. Intercompany transactions, balances and unrealized gains or losses on transactions are eliminated.

(d) Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash deposits in financial institutions plus cash held at retail locations. Cash held in money market investments are carried at fair value, cash held in financial institutions and cash held at retail locations, have carrying values that approximate fair value.

(e) Inventory

Inventories are primarily comprised of raw materials, internally produced work in process, finished goods and packaging materials.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest costs.

Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal and transportation for inventories in process. The Company periodically reviews its inventory and identifies that which is excess, slow moving and obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving and obsolete inventory is written down to its net realizable value through a charge to cost of goods sold. The Company did not recognize any inventory reserves as of December 31, 2020 and 2019.

(f) Property and Equipment

Property and equipment are measured at cost less accumulated depreciation and impairment losses. Depreciation is recognized on a straight-line basis over the following terms:

Land	Not Depreciated
Buildings & Improvements	7 to 40 Years
Furniture & Equipment	3 to 10 Years
Vehicles	3 to 5 Years
Construction in Progress	Not Depreciated
Leasehold Improvements	The lesser of the life of the lease or the estimated useful life of the asset

An asset’s residual value, useful life and depreciation method are reviewed during each financial year and adjusted if appropriate.

Property and equipment, as well as right-of-use assets and definite life intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require these long-lived assets to be tested for possible impairment and the Company’s analysis indicates that a possible impairment exists based on an estimate of undiscounted future cash flows, the Company is required to estimate the fair value of the asset.

An impairment charge is recorded for the excess of the asset’s carrying value over its fair value, if any. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company did not record any impairment charges on these long-lived assets during the years ended December 31, 2020 and 2019.

Gains or losses on disposal of an item are determined by comparing the proceeds from disposal with the carrying amount of the item and recognized in the statement of operations and comprehensive income. Construction in progress is transferred when available for use and depreciation of the assets commences at that point.

The Company capitalizes interest on debt financing invested in projects under construction. Upon the asset becoming available for use, capitalized interest costs, as a portion of the total cost of the asset, are depreciated over the estimated useful life of the related asset.

(g) Intangible Assets

Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values and amortization methods are reviewed at each year-end, and any changes in estimates are accounted for prospectively. As of December 31, 2020 and 2019, the Company has determined that no impairment exists.

Intangible assets are amortized using the straight-line method over estimated useful lives as follows:

Dispensary License	15 Years
Tradenames	2 to 10 Years
Customer Relationship	5 Years
Moxie Brand	3 Years
Non-Compete	2 Years
Trademarks	6 months to 1 Year

(h) Goodwill

Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit.

Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company reviews indefinite lived assets, including goodwill, annually at fiscal year-end or at interim periods if events or circumstances indicate the carrying value may not be recoverable. An impaired asset is written down to its estimated fair value based on the most recent information available.

The Company assesses the fair values of its intangible assets, and its reporting unit for goodwill testing purposes, as necessary, using an income-based approach. Under the income approach, fair value is based on the present value of estimated future cash flows.

The Company operates as one operating segment and reporting unit and therefore, evaluates goodwill and other intangible assets with indefinite lives for impairment annually as one singular reporting unit once a year or more often when an event occurs or circumstances indicate the carrying value may not be recoverable The Company’s policy is to first perform a qualitative assessment to determine if it was more-likely-than-not that the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. The amount of goodwill impairment is determined as the excess of the carrying value of the reporting unit’s goodwill over the fair value of that reporting unit.

The Company did not identify any impairment of its goodwill at December 31, 2020 and 2019.

(i) Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Trade Accounts Payable	$9,247	$9,954
Trade Accounts Payable - Related Party	10,403	6,463
Accrued Payroll	11,030	5,822
Other Payables and Accrued Liabilities	11,222	2,069

Total Accounts Payable and Accrued Liabilities	$41,902	$24,308

(j) Leases

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842), a standard that requires lessees to increase transparency and comparability among organizations by requiring the recognition of Right of Use Assets “ROU” and lease liabilities on the balance sheet. The requirements of this standard include a significant increase in required disclosures to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The FASB has issued several amendments and practical expedients to the standard, including clarifying guidance, transition relief on comparative reporting at adoption, a practical expedient, which allows lessees to elect as an accounting policy not to apply the provisions of ASC 842 to short term leases, and codification improvements to clarify that lessees and lessors are exempt from certain interim disclosure requirement associated with adopting the new leases standard.

The new standard was effective for the Company beginning January 1, 2019 and the standard was adopted using the modified retrospective transition approach, which allows the Company to recognize a cumulative effect adjustment to the opening balance of accumulated earnings in the period of adoption rather than restate comparative prior year periods. The cumulative effect adjustment to the opening balance of accumulated earnings is zero because (i) the Company does not have any unamortized initial direct costs as of January 1, 2019 that need to be written off; and (ii) the Company does not have any deferred gain or loss from our previous sale and operating leaseback transactions that need to be recognized. See “Note 10 – Leases” for further information and the impact of adopting ASC 842 on January 1, 2019.

(k) Revenue Recognition

Revenue is recognized by the Company in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

In order to recognize revenue under ASU 2014-09, the Company applies the following five (5) steps:

•	Identify a customer along with a corresponding contract;

•	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;

•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;

•	Allocate the transaction price to the performance obligation(s) in the contract; and

•	Recognize revenue when or as the Company satisfies the performance obligation(s).

The Company’s contracts with customers for the sale of dried cannabis, cannabis oil and other cannabis related products consist of multiple performance obligations. Revenue from the direct sale of cannabis to customers for a fixed price is recognized when the Company transfers control of the goods to the customer at the point of sale and the customer has paid for the goods. The Company has a loyalty rewards program that allows customers to earn reward credits to be used on future purchases. Loyalty reward credit issued as part of a sales transaction results in revenue being deferred until the loyalty reward is redeemed by the customer. The loyalty rewards are shown as reductions to ‘revenue, net of discounts’ line on the accompanying consolidated statements of operations and comprehensive income and included as deferred revenue on the consolidated balance sheet.

Contract assets are defined in the standard to include amounts that represent the right to receive payment for goods and services that have been transferred to the customer with rights conditional upon something other than the passage of time. Contract liabilities are defined in the standard to include amounts that reflect obligations to provide goods and services for which payment has been received. There are no contract assets on unsatisfied performance obligations as of December 31, 2020 and 2019. For some of its locations, the Company offers a loyalty reward program to its dispensary customers. A portion of the revenue generated in a sale must be allocated to the loyalty points earned. The amount allocated to the points earned is deferred until the loyalty points are redeemed or expire. As of December 31, 2020 and 2019, the loyalty liability totaled $5.3 million and $2.4 million, respectively, that is included in deferred revenue on the consolidated balance sheet.

(l) Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are determined based on enacted tax rates and laws for the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As the Company operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of producing the products or cost of production.

The Company recognizes uncertain income tax positions at the largest amount that is more-likely-than-not to be sustained upon examination by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Recognition or measurement is reflected in the period in which the likelihood changes. Any interest and penalties related to unrecognized tax liabilities are presented within income tax expense in the consolidated statements of operations and comprehensive income.

(m) Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

Classification of financial instruments

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels, and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 –	Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 –	Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and

Level 3 –	Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

(n) Warrant Liability

The Company has issued subordinate voting share purchase warrants for the June and November debt, see “Note 9 – Debt.” The June and November Warrants related to the June and November debt are governed by a warrant indenture date June 18, 2019 as supplemented pursuant to a supplement dated November 7, 2019. Each Warrant entitled the holder thereof to purchase one Subordinate Voting Share at an exercise price of C$17.25 per share at any time prior to June 18, 2022, subject to adjustment in certain events. The Warrant indenture provides that the share ratio and exercise price of the Note Warrants will be subject to adjustment in the event of a subdivision or consolidation of the Subordinate Voting Shares. On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada at the close of business on December 9, 2020 of C$1.00 = $0.781. See “Note 9 – Debt” for further information.

(o) Share Capital

Common shares are classified as equity. The proceeds from the exercise of stock options or warrants together with amounts previously recorded in reserves over the vesting periods are recorded as share capital. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.

(p) Earnings Per Share

The Company computes basic earnings attributable to common shareholders per share by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share attributable to shareholders gives effect to all potential dilutive shares outstanding during the period. The number of dilutive shares is calculated using the treasury stock method which reduces the effective number of shares by the amount of shares the Company could purchase with the proceeds of assumed exercises.

(q) Advertising Costs

Advertising costs which are expensed as incurred and are included in sales and marketing expenses were $2.1 million, $1.9 million and $0.3 million for the years ended December 31, 2020 2019, and 2018, respectively.

(r) Net Income and Comprehensive Income

The Company does not have any elements of other comprehensive income, therefore net income and comprehensive income are the same.

(s) Critical accounting estimates and judgments

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Accounting for acquisitions and business combinations

The Company has treated the acquisitions described in Note 3 (a) (b) and (c) as business combinations. In a business combination, all identifiable assets, liabilities and contingent liabilities acquired, and consideration paid are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

The Company has treated the acquisitions described in Note 3 (d) and (e) as asset acquisitions. Treatment as a business combination would have resulted in the Company expensing the acquisition costs and recognition of a deferred tax liability related to licenses.

Inventories

The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price, what we expect to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.

Goodwill impairment

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may have been impaired. In order to determine that the value of goodwill may have been impaired, the Company performs a qualitative assessment to determine that it was more-likely-than-not if the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. A number of factors, including historical results, business plans, forecasts and market data are used to determine the fair value of the reporting unit. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.

Leases - (ASU 842)

Leases requires lessees to discount lease payments using the rate implicit in the lease if that rate is readily available in accordance with ASU 842. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases. Information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. Leases requires lessees to estimate the lease term. In determining the period which the Company has the right to use an underlying asset, management considers the non-cancellable period along with all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option.

Estimated useful lives and depreciation and amortization of property and equipment and intangible assets

Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Share-based payment arrangements

The Company uses the Black-Scholes pricing model to determine the fair value of warrants granted to employees and directors under share-based payment arrangements, where appropriate. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, and future dividend yields at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.

The Company classified its stock warrants as either liability or equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” (ASC 480) and ASC 815, “Derivatives and Hedging” (ASC 815), depending on the specific terms of the warrant agreement.

Because of the Canadian denominated exercise price, the June and November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes to earnings in the statements of operations. On December 10, 2020, the Company amended the terms of the Warrants to convert the exercise price of the Warrants to U.S. Dollar which were then classified as equity on the consolidated Balance Sheet.

The fair value of all warrants issued are determined by using the Black-Scholes valuation technique and were assigned based on the relative fair value of both the debt and the warrants issued.

(t) Recently Issued Accounting Pronouncements

Recent accounting pronouncements, other than those below, issued by the FASB, the AICPA and the SEC did not or are not believed by management to have a material effect on the Company’s present or future financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which clarifies and improves existing authoritative guidance related to leasing transactions. This ASU will require the recognition of lease assets and liabilities for operating leases with terms of more than 12 months. The presentation of leases within the consolidated statement of operations and comprehensive income and cash flows will be substantially consistent with previous accounting guidance. This update is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company implemented this guidance in the first quarter of 2019 using the modified retrospective transition method and did not restate comparative periods. Refer to Note 10 – Leases (ASC 842) for more information.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of current expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted ASU 2016-13 on January 1, 2020 and adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s consolidated financial statements.

3.	ACQUISITIONS

(a) PurePenn, LLC and Pioneer Leasing & Consulting, LLC

On November 12, 2020, the Company acquired 100% of the membership interests of both PurePenn, LLC and Pioneer Leasing & Consulting, LLC (collectively “PurePenn”). The purpose of this acquisition was to acquire the cultivation and manufacturing facility located in McKeesport, Pennsylvania. Trulieve acquired PurePenn for an upfront payment of $46 million, comprised of $27 million or 1,780,061 in Trulieve subordinate voting shares (“Trulieve Shares”) and $19 million in cash, plus a potential earn-out payment of up to 2,405,488 Trulieve Shares based on the achievement of certain agreed EBITDA milestones. The earn-out period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statement of cash flows for periods subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $1.8 million and have been included in the year ended December 31, 2020 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,000
Shares issued upon issuance	27,000
Contingent consideration payable in shares	50,000

Fair value of consideration exchanged	$96,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$563
Accounts receivable	1,300
Prepaids and other current assets	376
Inventory	7,461
Property and equipment, net	26,233
Intangible assets:
Tradename	580
Moxie license	2,960
State license	45,310
Goodwill	47,311
Other assets	478
Accounts payable and accrued expenses	(2,189)
Construction liability	(17,413)
Deferred tax liability	(16,970)

Total net assets acquired	96,000

(b) Keystone Relief Centers, LLC

On November 12, 2020, the Company acquired 100% of the membership interests of Keystone Relief Centers, LLC (referred to herein as “Solevo Wellness”). The purpose of this acquisition was to acquire the licenses to operate three medical marijuana dispensaries in the Pittsburgh, Pennsylvania area. Trulieve acquired Solevo for an upfront purchase price of $20 million, comprised of $10 million in cash and $10 million or 481,097 in Trulieve Shares, plus a potential earn-out payment of up to 721,647 Trulieve Shares based on the achievement of certain agreed EBITDA milestones. The earn-out period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statement of cash flows for periods of subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $0.9 million and have been included in the year ended December 31, 2020 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

The preliminary valuation was based on Management’s estimates and assumptions which are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$10,000
Shares issued upon issuance	10,000
Contingent consideration payable in shares	15,000
Net working capital adjustment	715

Fair value of consideration exchanged	$35,715

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$1,229
Accounts receivable	117
Prepaids and other current assets	91
Inventory	2,337
Property and equipment, net	2,245
Right of use asset	2,156
Intangible assets:
Dispensary License	16,090
Tradename	930
Goodwill	19,473
Accounts payable and accrued expenses	(790)
Lease liability	(2,156)
Deferred tax liability	(6,007)

Total net assets acquired	$35,715

The consolidated unaudited proforma revenue and net income, which includes our acquisition of PurePenn and Solevo Wellness, assuming the acquisition occurred on January 1, 2020 through December 31, 2020 were approximately $575.2 million and $75.7 million. Financial information is not available for the years ended December 31, 2019 and 2018.

(c) The Healing Corner, Inc.

On May 21, 2019, the Company acquired all of the issued and outstanding shares of The Healing Corner, Inc. The purpose of this acquisition was to acquire the medical marijuana license in the State of Connecticut. The acquisition was financed with cash on hand and borrowings. The acquisition was accounted for as a business combination in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statements of cash flows for periods subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $0.3 million and has been included in the year ended December 31, 2019 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,900

Fair value of consideration exchanged	$19,900

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$2
Inventory	73
Prepaids	4
Property and equipment, net	203
Intangible assets:
Dispensary License	14,300
Trademark	321
Customer Relationship	1,000
Non-Compete	35
Goodwill	7,316
Accrued expenses	(4)
Deferred tax liability	(3,350)

Total net assets acquired	$19,900

(d) Life Essence, Inc.

On December 13, 2018, the Company acquired all of the issued and outstanding shares of Life Essence, Inc. The purpose of this acquisition was to acquire the licenses to operate three medical marijuana dispensaries and a marijuana cultivation and processing facility. The acquisition was financed with cash on hand. The Company determined that the net assets acquired did not meet the definition of a business in accordance with ASC 805, Business Combinations, and was therefore accounted for as an asset acquisition. Operating results of the acquired entity are included in the accompanying consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for periods subsequent to the acquisition date.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$4,125
Transaction costs	270

Fair value of consideration exchanged	$4,395

Recognized amounts of identifiable assets acquired and liabilities assumed:
Intangible asset - dispensary license	$6,144
Accrued expenses	(121)
Deferred tax liability	(1,628)

Total net assets acquired	$4,395

(e) Leef Industries, LLC

On November 30, 2018, the Company acquired 80% of the issued and outstanding membership interests of Leef Industries, LLC. Payment for 19% occurred in 2019 and payment for the remaining 1% was made in 2020. The purpose of this acquisition was to acquire the recreational marijuana license. The Company deterred that the net assets acquired did not meet the definition of a business in accordance with ASC 805, Business Combinations, and was therefore accounted for as an asset acquisition. Operating results of the acquired entity are included in the accompanying consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for periods subsequent to the acquisition date.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$3,250
Balance of Purchase Price Payable	750
Transaction costs	25

Fair value of consideration exchanged	$4,025

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	7
Inventory	19
Property and equipment, net	8
Intangible assets:
Dispensary License	5,470
Tradename	10
Accrued expenses	(38)
Deferred tax liability	(1,452)

Total net assets acquired	4,025

(f) Patient Centric of Martha’s Vineyard Ltd.

On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements and leasehold interest to operate as a marijuana retailer at the property. Life Essence acquired these assets for an aggregate purchase price of $4.7 million payable in Subordinate Voting Shares totaling 258,383, of which 10,881 are subject to a holdback for six months as security for any indemnity claims by us under the asset purchase agreement. The asset purchase agreement included customary representations, warranties, and indemnities. The issuance of the Subordinate Voting Shares at the closing had a dilutive impact on our existing shareholders.

4.	INVENTORIES

Inventories are comprised of the following items at December 31:

	2020	2019
	(dollars in thousands)
Raw Material
Cannabis plants	10,661	$10,835
Harvested Cannabis and Packaging	11,233	8,132

Total Raw Material	21,894	18,967
Work in Process	54,781	34,212
Finished Goods-Unmedicated	3,908	5,263
Finished Goods-Medicated	17,730	7,538

Total Inventories	98,312	$65,981

5.	PROPERTY AND EQUIPMENT

At December 31, 2020 and 2019, Property and Equipment consisted of the following:

	2020	2019
	(dollars in thousands)
Land	$5,022	$4,479
Buildings & Improvements	112,692	89,542
Construction in Progress	182,962	24,732
Furniture & Equipment	46,532	38,659
Vehicles	351	288

Total	347,559	157,701
Less: accumulated depreciation	(29,858)	(12,953)

Total property and equipment, net	$317,701	$144,748

For the years ended December 31, 2020, 2019 and 2018, the Company capitalized interest of $4.8 million, $0.5 million and $1.0 million, respectively.

For the years ended December 31, 2020, 2019 and 2018, there was depreciation expense of $16.9 million, $9.3 million and $3.0 million, respectively.

J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for the construction of some of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. For the years ended December 31, 2020, 2019 and 2018, property and equipment purchases from the Supplier totaled $96.7 million, $46.4 million and $12.1 million, respectively. As of December 31, 2020 and 2019, $10.4 million and $6.5 million was included in accounts payable. The use of the Supplier was reviewed and approved by the independent members of the Trulieve’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s general counsel.

6.	INTANGIBLE ASSETS & GOODWILL

At December 31, 2020 and 2019, definite-lived intangible assets consisted of the following:

	December 31, 2020
(dollars in thousands)	Net amount	Acquired license agreements	Additions from acquisitions	Amortization expense	Net amount
Licenses	$24,538	$887	$61,400	$2,308	84,517
Moxie brand	—	—	2,960	132	2,828
Tradenames	800	—	1,510	201	2,109
Customer relationship	883	—	—	200	683
Non-compete	25	—	—	18	7
Trademarks	134	—	—	134	(0)

	$26,380	$887	$65,870	$2,992	90,144

	December 31, 2019
(dollars in thousands)	Net amount	Acquired license agreements	Additions from acquisitions	Amortization expense	Net amount
Licenses	$11,568	$—	$14,300	$1,330	$24,538
Moxie brand	—	—	—	—	—
Tradenames	900	—	—	100	800
Customer relationship	—	—	1,000	117	883
Non-compete	—	—	35	10	25
Trademarks	9	—	321	196	134

	$12,477	$—	$15,656	$1,753	$26,380

Amortization expense for the years ended December 31, 2020 and 2019 was $3.0 million and $1.8 million, respectively.

The following table outlines the estimated future annual amortization expense related to intangible assets as of December 31, 2020:

Year Ended December 31,	Estimated Amortization
(dollars in thousands)
2021	7,914
2022	7,823
2023	7,038
2024	6,066
2025	5,982
Thereafter	55,321

90,144

Goodwill arose from the acquisition of PurePenn, LLC, Pioneer Leasing & Consulting and Solevo Wellness, and The Healing Corner, Inc. see “Note 3 - Acquisitions.” The Company tested for impairment in the fourth quarter of the year ended December 31, 2020.

At December 31, 2020, Goodwill consisted of the following:

(dollars in thousands)
At January 1, 2019	$—
Acquisition of The Healing Corner, Inc.	7,316
At December 31, 2019	$7,316
Acquisition of PurePenn, LLC and Pioneer Leasing & Consulting, LLC	47,311
Acquisition of Solevo Wellness	19,473

At December 31, 2020	$74,100

7.	NOTES PAYABLE

At December 31, 2020 and 2019, notes payable consisted of the following:

	2020	2019
	(dollars in thousands)
Promissory note dated April 10, 2017, with annual interest at 12%, due between April and July 2022.	$4,000	$4,000
Promissory note dated December 7, 2017, with annual interest at 12%, secured by certain property located in Miami, FL, due December 2021.	2,000	2,000
Less current portion	(2,000)	(2,000)

Long Term Notes Payable	$4,000	$4,000

The unsecured promissory note dated April 10, 2017, was amended in January 2019 to extend the maturity date by three years to 2022, all other terms remain unchanged.

The promissory note dated December 7, 2017, has terms allowing the lender to request prepayment at any time once the Company had raised in excess of $24.0 million. In conjunction with the close of the SR Offering, the promissory note became due on demand.

Stated maturities of notes payables are as follows:

Year Ended December 31,	(dollars in thousands)
2020	$—
2021	2,000
2022	4,000

$6,000

8.	NOTES PAYABLE RELATED PARTY

At December 31, 2020 and 2019, notes payable to related parties consisted of the following:

	2020	2019	2018
	(dollars in thousands)
Notes payable due to related parties, with varying interest rates between 8% to 12% annual, with varying maturity dates.	$12,011	$12,952	$14,215
Less debt discount	(0)	(49)	(141)
Less current portion	(12,011)	(924)	(1,427)

Non-current portion	$(0)	$11,979	$12,647

In February 2019, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.3 million. The loan was issued in March 2019. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $10,092 using an annual discount interest rate of 12%.

In March 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.2 million. The loan was funded in April 2018. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $6,232 using an annual discount interest rate of 12%.

In April 2018, the Company entered into a $6.0 million unsecured promissory note with Clearwater GPC, an entity controlled by members of management and shareholders with a 24-month maturity and 12% annual interest rate. Approximately $1.5 million of the outstanding balance of C2C lines of credit was extinguished in lieu of cash proceeds as part of the funding of this promissory note. The Company shall make monthly interest payments to the lender and all outstanding principal and any unpaid accrued interest shall be due and payable in full on maturity. If the Company goes public on any foreign or domestic exchange, this promissory note will be due within 90 days of the initial public offering. The Company did go public and in September 2018 the note was paid in full.

In May 2018, the Company entered into two separate unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) for a total of $12.0 million. The Traunch Four Note is held by Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, the Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note is held by Kim Rivers. Each promissory note has a 24-month maturity and 12% annual interest rate. The two unsecured promissory notes were amended in December 2019 to extend the maturity one year to May 2021, all other terms remain unchanged.

In June 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.3 million. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $10,276 using an annual discount interest rate of 12%.

In November 2018, the Company entered into two separate 24-month unsecured loans each with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for a total of $0.5 million. The Company determined that the stated interest rate was below market rates and recorded a debt discount for a total of $18,624 using an annual discount interest rate of 12%.

As disclosed in the consolidated statements of cash flows, under other noncash investing and financing activities, the noncash portion of the notes for the years ended December 31, 2019 and 2018 was $0.3 million and $3.1 million, respectively, and was used to finance acquisition of property and equipment. The lenders paid for the property and equipment directly while issuing the Company promissory notes and the Company took custody of the property and equipment.

Stated maturities of notes payable to related parties are as follows:

Year Ended December 31,	(dollars in thousands)
2021	$12,011

$12,011

9.	DEBT

On May 16, 2019, the Company completed a private offering of an aggregate principal amount of $17.8 million of 9.75% unsecured notes of the Company maturing on August 14, 2019 (the “Bridge Notes”). In connection with the closing of the June Units (defined below), the Company repaid the Bridge Notes.

On June 18, 2019, the Company completed a private placement financing comprising 5-year senior secured promissory notes (the “June Notes”) with a face value of $70.0 million The June Notes accrue interest at an annual rate of 9.75%, payable semi-annually, in equal installments, in arrears on June 18 and December 18 of each year, commencing on December 18, 2019. The purchasers of the June Notes also received warrants to purchase 1,470,000 Subordinate Voting Shares at an exercise price of $13.47 (the “June Warrants”), which can be exercised for three years after the closing.

The fair value of the June Notes was determined to be $63.9 million using an interest rate of 13.32% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the June Warrants. The fair value of the June Warrants was determined to be $4.7 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.48; Exercise Price: C$17.25; Expected Life: 3 years; Annualized Volatility: 49.96%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.34.

Issuance costs totaling $3.1 million were allocated between the June Notes and the June Warrants based on their relative fair values with $2.9 million allocated to the June Notes and $0.2 million expensed as incurred.

The June Notes will accrete from their carrying value on June 18, 2019 of $60.1 million to $70.0 million at maturity in 5 years using an effective interest rate of 13.32%. For the years ended December 31, 2020 and 2019 accretion expense of $1.5 million and $0.7 million respectively, was included in general and administrative expenses in the statements of operations and comprehensive income.

Because of the Canadian denominated exercise price, the June Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the consolidated statements of operations and comprehensive income prior to December 10, 2020.

On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. As of December 10, 2020, the June Notes converted to equity as per ASC 815-40, at an expense of $25.5 million which is included in other (expense) income on the consolidated statement of operations and comprehensive income.

On November 7, 2019, the Company completed a prospectus offering of 60,000 units of the Company (the “November Units”), comprised of an aggregate principal amount of $60.0 million of 9.75% senior secured notes of the Company maturing in 2024 (the “November Notes”) and an aggregate amount of 1,560,000 Subordinate Voting Share warrants of the Company (each individual warrant being a “November Warrant”) at a price of $980 per Unit for a gross proceeds of $61.1 million. Each Unit was comprised of one Note issued in denominations of $1,000 and 26 Warrants.

The fair value of the November Notes was determined to be $56.7 million using an interest rate of 13.43% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the November Warrants. The fair value of the November Warrants was determined to be $4.4 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.29; Exercise Price: C$17.25; Expected Life: 2.6 years; Annualized Volatility: 48.57%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.32

Issuance costs totaling $2.1 million were allocated between the November Notes and the November Warrants based on their relative fair values with $2.0 million allocated to the November Notes and $0.2 million expensed in the consolidated statements of operations and comprehensive income.

The November Notes will accrete from their carrying value on November 7, 2019 of $54.7 million to $60.0 million at maturity in 4.6 years using an effective interest rate of 13.43%. For the years ended December 31, 2020 and 2019, the Company incurred accretion expense of $1.3 million and $0.1 million which is included in general and administrative in the consolidated statements of operations and comprehensive income .

Because of the Canadian denominated exercise price, the November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the consolidated statements of operations and comprehensive income prior to December 10, 2020.

On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. As of December 10, 2020, the November Notes converted to equity as per ASC 815-40, at an expense of $27.1 million, which is included in other (expense) income on the consolidated statement of operations and comprehensive income.

The $130.0 million principal amount of the June and November Notes are due in June 2024.

Scheduled annual maturities of the principal portion of long-term debt outstanding at December 31, 2020 in the successive five-year period and thereafter are summarized below:

Year Ended December 31,	Other Long- term Liabilities
(dollars in thousands)
2021	$—
2022	—
2023	—
2024	130,000
2025
Thereafter	—
Total Debt	130,000
Less: Unamortized debt issuance costs	(12,835)

Net Debt	$117,165

The net debt of $117.2 million is recorded as other long-term liabilities in our consolidated balance sheet as of December 31, 2020

10.	LEASES

On January 1, 2019, the Company adopted ASC 842, Leases (“Topic 842”) using the modified retrospective transition method. Topic 842 requires the recognition of lease assets and liabilities for operating and finance leases. Beginning on January 1, 2019, the Company’s consolidated financial statements are presented in accordance with the revised policies.

Management elected to utilize the practical expedients permitted under the transition guidance within Topic 842, which allowed the Company to carry forward prior conclusions about lease identification, classification and initial direct costs for leases entered prior to adoption of Topic 842. Additionally, management elected not to separate lease and non-lease components for all of the Company’s leases. For leases with a term of 12 months or less, management elected the short-term lease exemption, which allowed the Company to not recognize right-of-use assets (“ROU”) or lease liabilities for qualifying leases existing at transition and new leases the Company may enter into in the future.

The Company leases real estate used for dispensaries, production plants, and corporate offices. Lease terms for real estate generally range from 5 to 10 years. Most leases include options to renew for varying terms at the Company’s sole discretion. Other leased assets include passenger vehicles and trucks and equipment. Lease terms for these assets generally range from 3 to 5 years. Certain leases include escalation clauses or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Rent expense for leases with escalation clauses is accounted for on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As a result of the adoption of ASU 2016-02, the Company recorded operating right-of-use assets of $21.7 million, operating lease liabilities of $22.4 million and finance ROU assets and corresponding lease liabilities of $1.2 million. Upon adoption of ASU 2016-02, operating ROU assets were adjusted for deferred rent and prepaids as of January 1, 2019. The Company’s incremental borrowing rate is used in determining the present value of future payments at the commencement date of the lease, or for the adoption of ASU 2016-02, at January 1, 2019. Balances related to operating and finance leases are included in ROU assets and lease liabilities in the 2019 consolidated balance sheet.

The following table provides the components of lease cost recognized in the consolidated statement of operations and comprehensive income for the year ended December 31, 2020 and 2019.

	Year Ended December 31,
Lease Cost	2020	2019
Operating lease cost	5,700	5,542
Finance lease cost:
Amortization of lease assets	4,956	1,984
Interest on lease liabilities	2,133	960

Finance lease cost	7,089	2,944
Variable lease cost	222	192

Total lease cost	$13,010	$8,678

Other information related to operating and finance leases as of and for the year ended December 31, 2020 are as follows:

	Finance Lease	Operating Lease
Weighted average discount rate	8.36%	8.64%
Weighted average remaining lease term (in years)	8.51	7.49

The maturity of the contractual undiscounted lease liabilities as of December 31, 2020 is as follows:

Year Ended December 31,	Finance Lease	Operating Lease
	(dollars in thousands)
2021	$6,964	$5,480
2022	6,642	5,405
2023	6,257	5,276
2024	5,787	4,921
2025	5,588	4,843
Thereafter	24,669	14,225

Total undiscounted lease liabilities	55,907	40,150
Interest on lease liabilities	(16,972)	(10,545)

Total present value of minimum lease payments	38,935	29,605
Lease liability - current portion	3,877	3,154

Lease liability	$35,058	$26,450

11.	CONSTRUCTION FINANCE LIABILITY

In July 2019, the Company sold property it had recently acquired in Massachusetts for $3.5 million, which was the cost to the Company. In connection with the sale of this location, the Company agreed to lease the location back for cultivation. This transaction was determined to be a finance lease, and therefore did not meet the definition of a sale because control was never transferred to the buyer-lessor. The transaction was treated as a failed sale-leaseback financing arrangement.

Included in the agreement, the Company completed the tenant improvements related to the property, for which the landlord has provided a tenant improvement allowance (“TI Allowance”) for $40.0 million. As of December 31, 2020, and December 31, 2019 $40.0 million and $2.5 million, respectively, of the TI Allowance has been provided respectively. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial payments are equal to 11% of the sum of the purchase price for the property and will increase when a draw is made on the TI Allowance. In addition, a 3% increase in payments will be applied annually after the first year. As of December 31, 2020 and 2019, the total finance liability associated with this transaction is $43.9 million and $6.1 million, respectively.

In October 2019, the Company sold property in Florida in exchange for cash of $17.0 million. Concurrent with the closing of the purchase, the buyer entered into a lease agreement with the Company, for continued operation as a licensed medical cannabis cultivation facility. Control was never transferred to the buyer-lessor because the transaction was determined to be a finance lease and did not meet the requirements of a sale. The transaction was treated as a failed sale-leaseback financing arrangement.

The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial annualized payments are equal to 11% of the purchase price for the property. A 3% increase in payments will be applied annually after the first year. As of December 31, 2020 and 2019, the total finance liability associated with this transaction is $17.2 million and $16.9 million, respectively.

Under the failed-sale-leaseback accounting model, the Company is deemed under GAAP to own this real estate and will reflect the properties on our consolidated balance sheet and depreciate over the assets’ remaining useful life.

The Company is making interest only payments through 2024 with the entire balance of $23.0 million due thereafter.

In October 2019, prior to acquisition by the Company, PurePenn, LLC (“PurePenn”) sold their cannabis cultivation facility in Pennsylvania for $5.0 million. Simultaneously with the closing of the sale, PurePenn agreed to lease the cultivation facility back.

The initial term of the lease is fifteen years, with two five-year options to renew. The landlord has agreed to provide a tenant improvement allowance of $21.0 million as an additional component of base rent. Payments are made based on one twelfth (1/12) of the TI allowance dispersed with 12.75% due for the first $5.0 million and 13.75% thereafter. As of December 31, 2020, $16.7 million of the TI allowance has been provided. Subsequent to December 31, 2020, the Company entered into an amendment with the landlord to increase the tenant improvement allowance to $36.5 million at a rate of 10.75% on the additional allowance in excess of $21.0 million.

12.	SHARE CAPITAL

The authorized share capital of the Company is comprised of the following:

(i) Unlimited number of Subordinate Voting Shares

Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

As of December 31, 2020, 2019 and 2018, there were 59,952,461 and 35,871,672 and 11,135,117 Subordinate Voting Shares issued and outstanding, respectively.

(ii) Unlimited number of Multiple Voting Shares

Holders of Multiple Voting shares are entitled to notice of and to attend any meetings of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (initially, 100 votes per Multiple Voting Share). The initial “Conversation Ratio” for Multiple Voting Shares is 100 Subordinate Voting shares for each Multiple Voting Share, subject to adjustment in certain event. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares.

No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

As of December 31, 2020, 2019 and 2018, there were 14,390, 66,614 and 137,505 Multiple Voting Shares issued and outstanding, respectively, which were equal to 1,439,037, 6,661,374 and 13,750,451 Subordinate Voting Shares, respectively, if converted. During the year ended December 31, 2019, 70,891 Multiple Voting Shares were converted into 7,089,077 Subordinate Voting Shares. There were no Multiple Voting Shares converted during the year ended December 31, 2018.

(iii) Unlimited number of Super Voting Shares

Holders of Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares are be entitled to two votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted

(initially, 200 votes per Super Voting Share). Holders of Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinate Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend is to be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares. The initial “Conversion Ratio” for the Super Voting Shares is one Multiple Voting Share for each Super Voting Share, subject to adjustment in certain events.

As of December 31, 2020, 2019 and 2018 there were 581,825, 678,133 and 852,466 Super Voting Shares issued and outstanding, respectively, which were equal to 58,182,500, 67,813,300 and 85,246,600 Subordinate Voting Shares, respectively, if converted. During the year ended December 31, 2019, 174,333 Super Voting Shares were converted into 17,433,300 Subordinate Voting Shares. There were no Super Voting Shares converted during the year ended December 31, 2018.

During the year ended December 31, 2018, the Company entered into four separate $6.0 million promissory notes see “Note 7 - Notes Payable and Note 8 – Notes Payable Related Party.” In conjunction with the closing of the promissory notes, as additional consideration to the lenders, existing shareholders agreed to dilute their ownership and transfer shares from their personal shareholdings which were valued at $0.2 million. The Company treated that dilution to additional paid in capital and as an additional debt discount of $50,000 per note.

On August 27, 2018, concurrent with the Transaction, the Company completed a brokered private placement (the “SR Offering”) of 10,927,500 subscription receipts for gross proceeds of $50.6 million, which after transaction costs resulted in net proceeds of $47.5 million. The 10,927,500 issued and outstanding subscription receipts were exchanged for 10,927,500 Subordinate Voting Shares of the Company (3,573,450 of those Subordinate Voting Shares were immediately converted into 35,734.50 Multiple Voting Shares).

In connection with the SR Offering, Trulieve paid a cash fee to the Agents equal to 6.0% of the gross proceeds of the SR Offering, provided that the cash fee payable to the Agents was reduced to 3.0% in respect of sales to subscribers on a president’s list. As additional consideration, the Agents were granted an aggregate of 535,446 broker warrants (the “Broker Warrants”) on closing of the SR Offering.

The Broker Warrants are exercisable at any time prior to the date that is 24 months following the date that the Escrow Release Conditions are satisfied to acquire one Trulieve Share at the SR Offering Price, see “Note 14 – Reverse Takeover Transaction.” In October 2018, 321,268 broker warrants were exercised for proceeds of approximately $1.5 million. In August 2019, 214,178 broker warrants were exercised for proceeds of approximately $1.0 million.

	Number of Warrants	Weighted average exercise price (C$)	Weighted Average Remaining Contractual Life (Yrs)
Outstanding and exercisable at December 31, 2017	—	—	—
Granted	535,446	6.00	2.00
Exercised	(321,268)	6.00	—

Outstanding and exercisable at December 31, 2018	214,178	6.00	1.66
Granted	—	—	—
Exercised	(214,178)	6.00	—

Outstanding and exercisable at December 31, 2019	—	—	—
Granted	—	—	—
Exercised	—	—	—

Outstanding and exercisable at December 31, 2020	—	—	—

On September 11, 2018, Trulieve approved a reclassification of the issued and outstanding share capital of Trulieve whereby each issued and outstanding Trulieve Share was split and became 150 Trulieve Shares. Unless otherwise noted, impacted amounts and share information included in the consolidated financial statements and notes thereto were retroactively adjusted for the stock split as if such stock split occurred on the first day of the first period presented.

13.	SHARE BASED COMPENSATION

Options

The Company has a Stock Option Plan (the “Plan”) as administered by the board of directors of Trulieve. The aggregate number of Subordinate Voting Shares which may be reserved for issue under the Plan shall not exceed 10% of the issued and outstanding number of Subordinate Voting Shares.

In determining the amount of share-based compensation related to options issued during the twelve months ended December 31, 2020, the Company used the Black-Scholes pricing model to establish the fair value of the options granted with the following assumptions:

Year Ended December 31, 2020
Fair Value at Grant Date	$3.11 - $3.26
Stock Price at Grant Date	$11.52 - $12.50
Exercise Price at Grant Date	$11.52 - $12.50
Expected Life in Years	1.58 - 2.00
Expected Volatility	49.10% - 50.15%
Expected Annual Rate of Dividends	0%
Risk Free Annual Interest Rate	1.40% - 1.58%

The expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the United States two-year bond yield rate at the time of grant of the award. Expected annual rate of dividends is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

On January 3, 2020, under the Plan, the Trulieve Board awarded options to purchase shares to directors, officers, and key employees of the Company. In accordance with the Plan’s policy, the vesting period for employees is 15% as of the date of issuance, 25% vest on December 31, 2020, and 60% vest on December 31, 2021. For founding members of the board of directors, the options were fully vested on the date of grant. For non-founding members of the board of directors, 50% of the options were vested on December 31, 2020, and 50% will vest on December 31, 2021.

For the twelve months ended December 31, 2020, the Company recorded share-based compensation in the amount of $2.8 million. This is recognized as $0.2 million Cost of Goods Sold, Net, $2.1 million General and Administrative and $0.5 million Sales and Marketing in the condensed consolidated interim statements of operations and comprehensive income.

The number and weighted-average exercise prices and remaining contractual life of options at December 31, 2020 were as follows:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life (Yrs)
Outstanding at January 1, 2020	—	$—	—
Granted	1,252,403	11.70	1.93
Exercised	(9,180)	11.52	—
Forfeited	(113,444)	11.52	—

Outstanding, December 31, 2020	1,129,779	11.72	1.92

Exercisable, December 31, 2020	554,456	$11.70	—

Warrants

During the year ended December 31, 2018, the Company issued 8,784,872 warrants to certain employees and directors of the Company for past services provided. The warrants had no vesting conditions and are exercisable at any time for three years after the issuance, subject to certain lock-up provisions: (i) the warrants may not be exercised for 18 months following the Issue Date; (ii) 50% of the warrants may be exercised between months 19-24 following the Issue Date; and (iii) the remaining 50% of the warrants may be exercised at any time thereafter until expiration. The warrants are exchangeable into Subordinate Voting Shares. For the year ended December 31, 2018, the Company recognized $15.0 million in share-based compensation expense. For the year ended December 31, 2020 and 2019, no warrants related to share-based compensation were issued.

The following table summarizes the warrants issued and outstanding to certain employees and directors of the Company as of December 31, 2020 and 2019 and the changes during the year ended December 31, 2020:

	Number of Warrants	Weighted average exercise price (C$)	Weighted Average Remaining Contractual Life (Yrs)
Outstanding as of December 31, 2018	8,784,872	6.00	2.72
Granted	—	—	—

Exercised	—	—	—

Outstanding as of December 31, 2019	8,784,872	6.00	1.72

Granted	—	—	—

Exercised	2,723,311	—	—

Outstanding as of December 31, 2020	6,061,561	6.00	0.72

In determining the amount of share-based compensation related to warrants issued during the year, the Company used the Black-Scholes pricing model to establish the fair value of the warrants granted. The weighted-average grant date fair value was $1.71. The following were the assumptions utilized in the model during the year ended December 31, 2020:

December 31, 2020
Stock Price (C$)	$6.00
Exercise Price (C$)	$6.00
Expected Life in Years	3.00
Annualized Volatility	51%
Annual Rate of Quarterly Dividends	0%
Discount Rate - Bond Equivalent Yield	3%

Volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the life of the warrants. The risk-free rate was based on the 3-year Treasury United States bond yield rate.

14.	REVERSE TAKEOVER TRANSACTION

In July 2018, Trulieve, Inc. entered into a non-binding letter agreement (“Letter Agreement”) with Schyan Exploration, Inc. (“Schyan”) whereby Trulieve, Inc and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (“The Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.

Pursuant to the reverse merger, the historical financial statements of Trulieve, Inc. (the accounting acquirer) become the historical financial statements of Schyan (legal acquirer) on a go forward basis. As a result, Trulieve, Inc. has retroactively restated its share capital on a per share basis pursuant to Accounting Standards Codification (ASC) 805, Business Combinations to reflect that of the legal acquirer.

In consideration for the acquisition of Schyan, Trulieve is deemed to have issued 200,000 shares of Trulieve common stock representing $0.1 million total value based on the concurrent financing subscription price of $4.6328 “Note 13 – Share Capital.” This represents an effective exchange ratio of Schyan shares of 0.01235 to 1. The excess of the purchase price over net assets acquired was charged to the consolidated balance sheet as a reduction in share capital. Schyan equity was eliminated.

There were no identifiable assets of Schyan on the date of acquisition. The amounts below are accounted for as an offset to Additional Paid in Capital on the consolidated balance sheet as the transaction was accounted for as a recapitalization. The acquisition costs have been allocated as follows:

Fair value of 200,000 shares issued	$927
Transaction costs	460

Total purchase price	$1,387

15. PROSPECTUS OFFERING

On September 21, 2020, the Company concluded the offer and sale of 4,715,000 Subordinate Voting Shares pursuant to an agreement with Canaccord Genuity Corp. (the “Underwriter”) at a price of $18.56 per share. After paying the Underwriter a commission of approximately $4.1 million and issuance costs of $0.1 million, the Company received aggregate consideration of approximately $83.2 million. Net proceeds from the offering are expected to be used primarily to fund Trulieve’s business development and for general working capital purposes. The Company has made the required filings to list the offered securities on the Canadian Securities Exchange.

16.	EARNINGS PER SHARE

The following is a reconciliation for the calculation of basic and diluted earnings per share for the years ended December 31, 2020, 2019 and 2018:

	2020	2019	2018
	(dollars in thousands)
Net Income	$62,999	$53,094	$10,893
Weighted average number of common shares outstanding	113,572,379	110,206,103	101,697,002
Dilutive effect of warrants and options outstanding	4,753,345	5,111,839	1,504,125

Diluted weighted average number of common shares outstanding	118,325,724	115,317,942	103,201,127

Basic earnings per share	$0.55	$0.48	$0.11
Diluted earnings per share	$0.53	$0.46	$0.11

17.	INCOME TAXES

The components of the income tax provision include:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Current	$99,338	$51,494	$22,697
Deferred	(4,887)	(908)	(546)

	$94,451	$50,586	$22,151

A reconciliation of the Federal statutory income tax rate percentage to the effective tax rate is as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Income before income taxes	$157,450	$103,680	$33,044
Federal statutory rate	21.0%	21.0%	21.0%

Theoretical tax expense	33,064	21,773	6,939

State taxes	12,406	9,477	4,366
Other	(1,666)	1,310	1,176
Tax effect of non-deductible expenses:
Nondeductible share based compensation	—	—	3,154
Section 280E permanent differences	50,646	18,026	6,517

	61,386	28,813	15,212

Tax expense	$94,451	$50,586	$22,151

Deferred income taxes consist of the following at December 31, 2020 and 2019, and 2018:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Deferred tax assets
Lease liability	$1,219	$1,020	$—
Other deferred tax assets	7,025	969	570
Deferred tax liabilities	—
Right of use assets	(1,210)	(1,099)	—
Intangible assets	(26,446)	(6,144)	(3,080)
Property and equipment	(3,153)	(233)	(534)
Lease payments	(1,010)	—	—

Net deferred tax liability	$(23,575)	$(5,486)	$(3,044)

The Company has an income tax filing obligation in Canada as well, but as there is not expected to be any income for the parent Company, there is no associated tax liability related to the Canadian filing, and any deferred tax asset is not being recognized because it is unlikely the Company will generate sufficient taxable income in Canada to utilize these assets.

The impact of an uncertain income tax position taken in our income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position is not recognized if it has less than a 50% likelihood of being sustained.

Uncertain tax positions of $3.9 million are recorded as other long-term liabilities in our consolidated balance sheet as of December 31, 2020 and 2019. No liability was recorded as of December 31, 2018. No interest and penalties were accrued based on the amount of estimated tax payments made through December 31, 2020.

18.	RELATED PARTIES

The Company had raised funds by issuing notes to various related parties including directors, officers, and shareholders and the balance at December 31, 2020 and 2019 was $12.0 million and $13.0 million, respectively, as discussed in “Note 8 – Notes Payable Related Party.”

J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the Trulieve board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for some of the construction of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. For the years ended December 31, 2020 and 2019 and 2018, property and equipment purchases totaled $96.7 million, $46.4 million and $12.1 million, respectively. As of December 31, 2020, and 2019, $10.4 million and $6.5 million was included in accounts payable in the consolidated balance sheets, as discussed in “Note 5 – Property and Equipment.” The use of the Supplier was reviewed and approved by the independent members of the Company’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s general counsel.

The Company has many leases from various real estate holding companies that are managed by various related parties including Benjamin Atkins, a former director and current shareholder of the Company, and the Supplier. As of December 31, 2020, and 2019, under ASC 842, the Company had $15.4 million and $18.9 million of right-of-use assets in Property and Equipment, Net, respectively. As of December 31, 2020, and 2019, $1.8 million, is included in Lease Liability – Current in the Condensed Consolidated Balance Sheet.

19.	CONTINGENCIES

(a) Operating Licenses

Although the possession, cultivation and distribution of cannabis for medical use is permitted in Florida, California, Connecticut, Pennsylvania and West Virginia cannabis is a Schedule-I controlled substance and its use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with our business plans. In addition, the Company’s assets, including real property, cash and cash equivalents, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.

(b) Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. Except as disclosed below, at December 31, 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated statements of operations and comprehensive income. There are also no proceedings in which any of the Company’s directors, officers or Affiliates is an adverse party or has a material interest adverse to the Company’s interest.

On December 30, 2019, a securities class-action complaint, David McNear v. Trulieve Cannabis Corp. et al., Case No. 1:19-cv-07289, was filed against the Company in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint, Monica Acerra v. Trulieve Cannabis Corp. et al., Case No. 1:20-cv-00775, which is substantially similar to the complaint filed on December 30, 2019, was filed against the Company in the United States District Court for the Eastern District of New York. Both complaints name the Company, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding the Company’s previously reported financial statements and public statements about its business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 10b-5 promulgated thereunder. The complaint sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under In re Trulieve Cannabis Corp. Securities Litigation, No. 1:19-cv-07289, and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. The Company filed a motion to dismiss on September 11, 2020. The Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.

20.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

(a) Financial Instruments

The Company’s financial instruments consist of money market funds and warrant liability, to the point at which the warrants were converted to equity. Our financial instruments where carrying value approximates the fair value include cash, accounts payable and accrued liabilities, notes payable, notes payable related party, operating lease liability, finance lease liability, other long-term liabilities and construction finance liability. Excluding the money market funds and warrant liability classified at fair value, the carrying values of these financial instruments approximate their fair values at December 31, 2020 and 2019 due to their short-term nature or because the effective interest rate applied to the balance approximates the market rate.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and

Level 3 – Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

The warrants liability is classified within level 2 of the fair value hierarchy.

There have been no transfers between hierarchy levels during the years ended December 31, 2020 and 2019, respectively.

The following tables present information about the Company’s financial instruments and their classifications as of December 31, 2020 and 2019 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value:

Fair Value Measurements at December 31, 2020 using:

	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial Assets:
Money Market Funds (1)	$65,516	$—	$—	$65,516
Financial Liabilities:
Warrant Liability (3)	$—	$—	$—	$—

Fair Value Measurements at December 31, 2019 using:

	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial Assets:
Money Market Funds (1)	$77,993	$—	$—	$77,993
Financial Liabilities:
Warrant Liability (2)	$—	$9,892	$—	$9,892

(1)

Money market funds are included within cash and cash equivalents in the Company’s consolidated balance sheets. As a short-term, highly liquid investments readily convertible to known amounts of cash, the Company’s money market funds have carrying values that is fair value.

(2)	During the year ended December 31, 2020, the Company converted subordinate voting purchase warrants for the June and November debt to equity.
(3)

During the year ended December 31, 2019, the Company issued subordinate voting purchase warrants with the June and November debt see “Note 9 – Debt.” The fair value of the June and November warrants was determined using the Black-Scholes options pricing model. These assumptions were based on the share price and other active market data that is observable, and therefore represent a level 2 measurement.

(b) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. During the year ended December 31, 2020, the Company completed several Debt financings see “Note 9 – Debt.”

The following table summarizes the Company’s contractual cash flows:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total
Accounts Payable and Accrued Liabilities	$41,902	$—	$—	$—	$41,902
Notes Payable	2,000	4,000	—	—	6,000
Notes Payable - Related Party	12,011	—	—	—	12,011
Other Long-Term Liabilities	—	—	130,000	—	130,000
Operating Lease Liability	5,480	10,681	9,764	14,225	40,150
Finance Lease Liability	6,964	12,899	11,375	24,669	55,907
Construction Finance Liability	$—	$—	$61,071	$20,977	$82,047

A summary for future minimum lease payments due under our Lease Liability has been disclosed in “Note 10 – Leases.”

(c) Credit Risk

Management does not believe that the Company has credit risk related to its customers, as the Company’s revenue is generated primarily through cash transactions. The Company deals almost entirely with on demand sales and does not have any material wholesale agreements as of December 31, 2020. Concentrations of credit risk with respect to our cash and cash equivalents are limited primarily to amounts held with financial institutions.

(d) Market Risk

(i) Interest Rate Risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. Interest rates have a direct impact on the valuation of the Company’s debt warrants whose value is calculated by using the Black-Scholes method for fair value calculation, for which interest rates are a key assumption used in the Black-Scholes valuation model.

(ii) Concentration Risk

The Company operates substantially in Florida. Should economic conditions deteriorate within that region, its results of operations and financial position would be negatively impacted.

(e) Banking risk

Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company, its subsidiaries and investee companies, and leaves their cash holdings vulnerable. The Company has banking relationships in all jurisdictions in which it operates. In addition, the Company has cash balances in excess of Federal Deposit Insurance Corporation (the “FDIC”) limits, which results in the cash in excess of the FDIC limits being at risk if the financial institutions with which it does business fail.

(f) COVID-19 Pandemic

The Company’s business could be materially and adversely affected by the outbreak of a widespread epidemic or pandemic or other public health crisis, including arising from the novel strain of the coronavirus known as

COVID-19. This has resulted in significant economic uncertainty and consequently, it is difficult to reliably measure the potential impact of this uncertainty on our future financial results. Possible future impacts resulting from local or statewide ordinances to help curb the spread of COVID-19 could include limitations on the number of customers in retail stores due to social distancing requirements or forced store closures which forces sales through delivery services.

21.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 22, 2021, which is the date these consolidated financial statements were approved by the board of directors of Trulieve.

On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses.

On March 21, 2021, in accordance with the terms of our articles, an aggregate of 551,614 outstanding Super Voting Shares converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares.

FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2021

(UNAUDITED)

Trulieve Cannabis Corp.

Unaudited Interim Condensed Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and Cash Equivalents	$162,450	$146,713
Accounts Receivable	2,617	308
Inventories	103,910	98,312
Prepaid Expenses and Other Current Assets	25,180	19,815

Total Current Assets	294,157	265,148
Property and Equipment, Net	365,141	317,701
Right of Use Asset - Operating, Net	30,051	28,171
Right of Use Asset - Finance, Net	38,380	36,904
Intangible Assets, Net	91,968	90,144
Goodwill	70,208	74,100
Other Assets	7,549	3,944

TOTAL ASSETS	$897,455	$816,112

LIABILITIES
Current Liabilities:
Accounts Payable and Accrued Liabilities	$42,038	$41,902
Income Tax Payable	42,415	5,875
Deferred Revenue	6,780	7,178
Notes Payable - Current Portion	2,000	2,000
Notes Payable - Related Party - Current Portion	—	12,011
Operating Lease Liability - Current Portion	3,324	3,154
Finance Lease Liability - Current Portion	4,344	3,877

Total Current Liabilities	100,900	75,997
Long-Term Liabilities:
Notes Payable	4,000	4,000
Notes Payable - Related Party	12,000	—
Operating Lease Liability	28,326	26,450
Finance Lease Liability	36,294	35,058
Other Long-Term Liabilities	121,817	121,080
Construction Finance Liability	86,445	82,047
Deferred Tax Liability	22,089	23,575

TOTAL LIABILITIES	411,871	368,207

SHAREHOLDERS’ EQUITY
Common Stock, no par value; unlimited shares authorized as of March 31, 2021 and December 31, 2020, 120,176,539 and 119,573,998 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional Paid-in-Capital	291,385	275,644
Warrants	44,431	52,570
Accumulated Earnings	149,768	119,690

TOTAL SHAREHOLDERS’ EQUITY	485,584	447,904

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$897,455	$816,112

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income

(dollars in thousands, except per share data)

	March 31, 2021	March 31, 2020
Revenues, Net of Discounts	$193,823	$96,057
Cost of Goods Sold	58,559	22,226

Gross Profit	135,264	73,831
Expenses:
General and Administrative	12,709	6,259
Sales and Marketing	44,558	22,866
Depreciation and Amortization	5,434	2,194

Total Expenses	62,701	31,319

Income from Operations	72,563	42,512

Other Income (Expense):
Interest Expense, Net	(7,899)	(5,912)
Other (Expense) Income, Net	(38)	4,899

Total Other Expense	(7,937)	(1,013)

Income Before Provision for Income Taxes	64,627	41,499

Provision for Income Taxes	34,549	17,894

Net Income and Comprehensive Income	30,078	23,605

Basic Net Income per Common Share	0.25	$0.21

Diluted Net Income per Common Share	0.24	$0.20

Weighted average number of common shares used in computing net income per common share:
Basic	119,892,507	110,346,346

Diluted	127,589,096	115,235,740

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.

Unaudited Interim Condensed Consolidated Statements of Shareholders’ Equity

(dollars in thousands, except per share data)

	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Total Common Shares	Additional Paid-in- Capital	Warrants	Accumulated Earnings	Total
Balance, January 1, 2020	67,813,300	6,661,374	35,871,672	110,346,346	76,192	—	56,691	132,883
Share-based compensation	—	—	—	—	1,222	—	—	1,222
Net Income and Comprehensive Income	—	—	—	—	—	—	23,605	23,605

Balance, March 31, 2020	67,813,300	6,661,374	35,871,672	110,346,346	77,414	$—	$80,296	$157,710

Balance, January 1, 2021	58,182,500	1,439,037	59,952,461	119,573,998	$275,644	$52,570	$119,690	$447,904

Share-based compensation	—	—	—	—	741	—	—	741
Shares issued for cash - Warrant Exercise	—	—	469,133	469,133	15,000	(8,139)	—	6,861
Conversion of Warrants to Subordinate Voting Shares	—	—	133,408	133,408	—	—	—	—
Conversion of Multiple Voting to Subordinate Voting Shares	—	(117,668)	117,668	—	—	—	—	—
Conversion of Super Voting Shares to Subordinate Voting Shares	(3,021,100)	—	3,021,100	—	—	—	—	—
Conversion of Super Voting Shares to Multiple Voting Shares	(55,161,400)	55,161,400	—	—	—	—	—	—
Net Income and Comprehensive Income	—	—	—	—	—	—	30,078	30,078

Balance, March 31, 2021	—	56,482,769	63,693,770	120,176,539	$291,385	$44,431	$149,768	$485,584

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	March 31, 2021	March 31, 2020
CASH FLOW FROM OPERATING ACTIVITIES
Net Income and Comprehensive Income	$30,078	$23,605
Adjustments to Reconcile Net Income and Comprehensive Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,434	2,194
Depreciation and Amortization Included in Cost of Goods Sold, Net	3,667	2,504
Non-Cash Interest Expense	(41)	745
Amortization of Operating Lease Right of Use Assets	1,573	944
Share-Based Compensation	741	1,222
Accretion of Construction Finance Liability	711	189
Loss on Fair Value of Warrants	—	(4,022)
Deferred Income Tax Expense	(1,487)	(540)
Changes in Operating Assets and Liabilities:
Inventories	(5,598)	(8,944)
Accounts Receivable	(2,309)	—
Prepaid Expenses and Other Current Assets	(5,366)	(5,954)
Other Assets	(3,605)	(1,693)
Accounts Payable and Accrued Liabilities	595	(1,762)
Operating Lease Liabilities	(141)	(3,499)
Income Tax Payable	36,540	18,430
Deferred Revenue	(399)	500

NET CASH PROVIDED BY OPERATING ACTIVITIES	60,393	23,920

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(49,401)	(27,603)
Purchases of Property and Equipment from Construction	(3,687)	—
Capitalized Interest	(365)	(206)
Acquisitions, Net of Cash Acquired	91	—

NET CASH USED IN INVESTING ACTIVITIES	(53,362)	(27,809)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from Share Warrant Exercise	6,861	—
Proceeds from Construction Finance Liability	3,687	14,201
Payments on Notes Payable - Related Party	(12)	(442)
Payments on Lease Obligations	(1,830)	(871)

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,706	12,888

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,737	8,999
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	146,713	91,813

CASH AND CASH EQUIVALENTS, END OF PERIOD	$162,450	$100,812

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR
Interest	$540	$702

Income Taxes	$—	$—

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES

	March 31, 2021	March 31, 2020
Purchase of Property and Equipment Financed with Accounts Payable	$13,155	$3,324

Property and Equipment Acquired via Finance Leases	$3,246	$3,015

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

NOTE 1. THE COMPANY

Trulieve Cannabis Corp. (together with its subsidiaries, “Trulieve” or the “Company”) was incorporated in British Columbia, Canada. Trulieve (through its wholly-owned subsidiaries) is a vertically integrated cannabis company which currently holds licenses to operate in six states Florida, Massachusetts, California, Connecticut, Pennsylvania and West Virginia, to cultivate, produce, and sell medicinal-use cannabis products and, with respect to California and Massachusetts, adult-use cannabis products. All revenues are generated in the United States, and all long-lived assets are located in the United States.

In July 2018, Trulieve, Inc. entered into a non-binding letter agreement (“Letter Agreement”) with Schyan Exploration Inc. (“Schyan”) whereby Trulieve, Inc. and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (the “Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.

The Company’s head office and principal address is located at 6749 Ben Bostic Road, Quincy, Florida 32351.The Company’s registered office is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2Z7.

The Company is listed on the Canadian Securities Exchange (the “CSE”) and began trading on September 24, 2018 under the ticker symbol “TRUL”.

NOTE 2. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The accompanying unaudited condensed consolidated financial statements contain all normal and recurring adjustments necessary to state fairly the consolidated financial condition, results of operations, comprehensive income, statement of shareholders’ equity, and cash flows of the Company for the interim periods presented. Except as otherwise disclosed, all such adjustments consist only of those of a normal recurring nature. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the current year ending December 31, 2021. The financial data presented herein should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019 (“2020 audited consolidated financial statements”).

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC and the instructions to Form 10-Q.

Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements included in the 2020 Form 10-K. There have been no material changes to the Company’s significant accounting policies, except for the adoption of ASU 2019-12 as explained below.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 on January 1, 2021 and the adoption did not have a material impact on the Company’s consolidated financial statements.

COVID-19 Pandemic

The global outbreak of the novel strain of the coronavirus known as COVID-19 has resulted in governments worldwide enacting emergency measures to combat the spread of the virus.

In response to the outbreak, governmental authorities in the United States, Canada and internationally have introduced various recommendations and measures to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing. Management has been closely monitoring the impact of COVID-19, with a focus in the health and safety of the Company’s employees, business continuity and supporting its communities. The Company has enacted various measures to reduce the spread of the virus, including implementing social distancing at its cultivation facilities and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.

NOTE 3. ACQUISITIONS

(a) PurePenn, LLC and Pioneer Leasing & Consulting, LLC

On November 12, 2020, the Company acquired 100% of the membership interests of both PurePenn, LLC and Pioneer Leasing & Consulting, LLC (collectively “PurePenn”). The purpose of this acquisition was to acquire the cultivation and manufacturing facility located in McKeesport, Pennsylvania. Trulieve acquired PurePenn for an upfront payment of $46.0 million, comprised of $27.0 million or 1,298,964 in Trulieve subordinate voting shares (“Trulieve Shares”) and $19 million in cash, plus a potential earn-out payment of up to 2,405,488 Trulieve Shares based on the achievement of certain agreed upon EBITDA milestones. The earn-out period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, consolidated balance sheet, changes in shareholders’ equity, and statement of cash flows for periods subsequent to the acquisition date. As of March 31, 2021, total transaction costs related to the acquisition were approximately $1.8 million. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

The preliminary valuation was based on Management’s estimates and assumptions which are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,000
Shares issued upon issuance	27,000
Contingent consideration payable in shares	50,000

Fair value of consideration exchanged	$96,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	563
Accounts receivable	1,300
Prepaids and other current assets	376
Inventory	7,461
Property and equipment, net	26,233
Intangible assets:
Tradename	580
Moxie license	2,960
State license	45,310
Goodwill	47,311
Other assets	478
Accounts payable and accrued expenses	(2,189)
Construction liability	(17,413)
Deferred tax liability	(16,970)

Total net assets acquired	$96,000

(b) Keystone Relief Centers, LLC

On November 12, 2020, the Company acquired 100% of the membership interests of Keystone Relief Centers, LLC (referred to herein as “Solevo Wellness”). The purpose of this acquisition was to acquire the licenses to operate three medical marijuana dispensaries in the Pittsburgh, Pennsylvania area. Trulieve acquired Solevo for an upfront purchase price of $20 million, comprised of $10 million in cash and $10 million or 481,097 in Trulieve Shares, plus a potential earn-out payment of up to 721,647 Trulieve Shares based on the achievement of certain agreed upon EBITDA milestones. The earn-out period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statement of cash flows for periods of subsequent to the acquisition date. As of March 31, 2021, total transaction costs related to the acquisition were approximately $0.9 million. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

During 2021, the purchase price allocations were finalized and adjustments, primarily to Net Working Capital, Goodwill and Intangible assets, were recorded by the Company.

The following table summarizes the final allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$10,000
Shares issued upon issuance	10,000
Contingent consideration payable in shares	15,000
Net working capital adjustment	624

Fair value of consideration exchanged	$35,624

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$1,229
Accounts receivable	117
Prepaids and other current assets	91
Inventory	2,337
Property and equipment, net	2,245
Right of use asset	2,156
Intangible assets:
Dispensary License	19,890
Tradename	930
Goodwill	15,582
Accounts payable and accrued expenses	(790)
Lease liability	(2,156)
Deferred tax liability	(6,007)

Total net assets acquired	$35,624

NOTE 4. INVENTORY

The Company’s inventory includes the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Raw Material
Cannabis plants	$13,497	$10,661
Harvested Cannabis and Packaging	13,323	11,233

Total Raw Material	26,820	21,894
Work in Process	51,511	54,781
Finished Goods-Unmedicated	4,333	3,908
Finished Goods-Medicated	21,245	17,730

Total Inventories	$103,910	$98,312

NOTE 5. PROPERTY & EQUIPMENT

At March 31, 2021 and December 31, 2020, Property and Equipment consisted of the following:

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Land	$5,022	$5,022
Buildings & Improvements	123,599	112,692
Construction in Progress	209,543	182,962
Furniture & Equipment	62,041	46,532
Vehicles	351	351

Total	400,556	347,559
Less: accumulated depreciation	(35,415)	(29,858)

Total property and equipment, net	$365,141	$317,701

For the three months ended March 31, 2021 and 2020, the Company capitalized interest of $0.4 million and $0.2 million, respectively.

For the three months ended March 31, 2021 and 2020, there was depreciation expense of $5.6 million and $3.2 million, respectively.

NOTE 6. INTANGIBLE ASSETS & GOODWILL

At March 31, 2021 and December 31, 2020, definite-lived intangible assets consisted of the following:

	March 31, 2021
(dollars in thousands)	Net amount	Adjustments to purchase price allocation	Additions from acquisitions	Amortization expense	Net amount
Licenses	$84,517	$3,800	$—	$1,461	$86,856
Moxie brand	2,828	—	—	247	2,581
Tradenames	2,109	—	—	214	1,895
Customer relationship	683	—	—	50	633
Non-compete	7	—	—	4	3

	$90,144	$3,800	$—	$1,976	$91,968

	December 31, 2020
(dollars in thousands)	Net amount	Acquired license agreements	Additions from acquisitions	Amortization expense	Net amount
Licenses	$24,538	$887	$61,400	$2,308	$84,517
Moxie brand	—	—	2,960	132	2,828
Tradenames	800	—	1,510	201	2,109
Customer relationship	883	—	—	200	683
Non-compete	25	—	—	18	7
Trademarks	134	—	—	134	—

	$26,380	$887	$65,870	$2,992	$90,144

Amortization expense for the three months ended March 31, 2021 and 2020 was $2.0 million and $0.3 million, respectively.

The following table outlines the estimated future annual amortization expense related to intangible assets as of March 31, 2021:

Three Months Ended March 31,	Estimated Amortization
(dollars in thousands)
2021	6,343
2022	8,077
2023	7,291
2024	6,319
2025	6,236
Thereafter	57,703

$91,968

Goodwill arose from the acquisition of PurePenn, LLC, Pioneer Leasing & Consulting and Solevo Wellness, see “Note 3 – Acquisitions.” The Company tested for impairment in the fourth quarter of the year ended December 31, 2020.

At March 31, 2021, Goodwill consisted of the following:

(dollars in thousands)
At January 1, 2020	$7,316
Acquisition of PurePenn, LLC and Pioneer Leasing & Consulting, LLC	47,311
Acquisition of Solevo Wellness	19,473
At December 31, 2020	$74,100
Adjustment to Purchase Price Allocation of Solevo Wellness	(3,892)

At March 31, 2021	$70,208

NOTE 7. NOTES PAYABLE

At March 31, 2021 and December 31, 2020, notes payable consisted of the following:

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Promissory note dated April 10, 2017, with annual interest at 12%, due between April and July 2022	$4,000	$4,000
Promissory note dated December 7, 2017, with annual interest at 12%, secured by certain property located in Miami, FL due December 2021.	2,000	2,000

Less current portion	(2,000)	(2,000)

Long Term Notes Payable	$4,000	$4,000

Stated maturities of notes payable are as follows:

As of Three Months Ended March 31,	(dollars in thousands)
2021	2,000
2022	4,000

$6,000

NOTE 8. NOTES PAYABLE RELATED PARTY

At March 31, 2021 and December 31, 2020, notes payable related party consisted of the following:

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Notes payable due to related parties, with varying interest rates between 8% to 12% annual, with varying maturity dates	$12,000	$12,011
Less current portion	—	(12,011)

Non-current portion	$12,000	$—

Stated maturities of notes payable to related parties are as follows:

As of Three Months Ended March 31,	(dollars in thousands)
2022	$12,000

$12,000

In March 2021, the two unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) were amended to extend the maturity one year to May 2022, all other terms remain unchanged.

NOTE 9. DEBT

In 2019, the Company completed two private placement arrangements (the “June Notes” and the “November Notes”), each comprised of 5-year senior secured promissory notes with a face value of $70.0 million and $60.0 million, respectively. Both notes accrue interest at an annual rate of 9.75%, payable semi-annually, in equal installments, in arrears on June 18 and December 18 of each year. The purchasers of the June Notes received warrants to purchase 1,470,000 Subordinate Voting Shares and the purchasers of the November Notes received warrants to purchase 1,560,000 Subordinate Voting Shares, which can be exercised for three years after closing.

The fair value of the June Notes was determined to be $63.9 million using an interest rate of 13.32% which the Company estimates would have been the coupon rate required to issue the June Notes had the financing not included the June Warrants. The fair value of the June Warrants was determined to be $4.7 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.48; Exercise Price: C$17.25; Expected Life: 3 years; Annualized Volatility: 49.96%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.34.

The fair value of the November Notes was determined to be $56.7 million using an interest rate of 13.43% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the November Warrants. The fair value of the November Warrants was determined to be $4.4 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.29; Exercise Price: C$17.25; Expected Life: 2.6 years; Annualized Volatility: 48.57%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.32.

For the three months ended March 31, 2021 and 2020 accretion expense of $0.7 million and $0.7 million respectively, was included in general and administrative expenses in the statements of operations and comprehensive income.

Because of the Canadian denominated exercise price, the June and November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the consolidated statements of operations and comprehensive income prior to December 10, 2020.

On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. The June Notes and November Notes converted to equity as per ASC 815-40, at an expense of $25.5 million and $27.1 million, respectively.

The $130.0 million principal amount of the June and November Notes are due in June 2024.

Scheduled annual maturities of the principal portion of long-term debt outstanding at March 31, 2021 in the successive five-year period and thereafter are summarized below:

As of Three Months Ended March 31,	Other Long-term Liabilities
(dollars in thousands)
2021	$—
2022	—
2023	—
2024	130,000
2025	—
Thereafter	—
Total Debt	130,000

Less: Unamortized debt issuance costs	(12,097)
Net Debt	$117,903

The net debt of $117.9 million is recorded as other long-term liabilities in our consolidated balances sheet as of March 31, 2021.

NOTE 10. LEASES

The following table provides the components of lease cost recognized in the consolidated statement of operations and comprehensive income for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
Lease Cost	2021	2020
Operating lease cost	1,573	995
Finance lease cost:
Amortization of lease assets	1,570	857
Interest on lease liabilities	779	406

Finance lease cost	2,349	1,263
Variable lease cost	395	93

Total lease cost	$4,316	$2,351

Other information related to operating and finance leases as of and for the three months ended March 31, 2021 are as follows:

	Finance Lease	Operating Lease
Weighted average discount rate	8.31%	8.65%
Weighted average remaining lease term (in years)	8.14	7.53

The maturity of the contractual undiscounted lease liabilities as of March 31, 2021 is as follows:

Three Months Ended March 31,	Finance Lease	Operating Lease
	(dollars in thousands)
Remainder of 2020	$5,644	$4,421
2022	7,249	5,854
2023	6,865	5,729
2024	6,364	5,379
2025	5,995	5,306
Thereafter	24,819	16,724

Total undiscounted lease liabilities	56,936	43,412
Interest on lease liabilities	(16,299)	(11,763)

Total present value of minimum lease payments	40,637	31,650
Lease liability - current portion	4,344	3,324

Lease liability	$36,294	$28,326

NOTE 11. CONSTRUCTION FINANCE LIABILITY

In July 2019, the Company sold property it had recently acquired in Massachusetts for $3.5 million, which was the cost to the Company. In connection with the sale of this location, the Company agreed to lease the location back for cultivation. The landlord has agreed to provide a tenant improvement allowanace (“TI Allowance”) of $40.0 million, which was dispensed in its entirety as of December 31, 2020. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial payments are equal to 11% of the sum of the purchase price for the property and will increase when a draw is made on the TI Allowance. In addition, a 3% increase in payments will be applied annually after the first year. As of March 31, 2021, the total finance liability associated with this transaction is $44.1 million.

In October 2019, the Company sold property in Florida in exchange for cash of $17.0 million. Concurrent with the closing of the purchase, the buyer entered into a lease agreement with the Company, for continued operation as a licensed medical cannabis cultivation facility. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial annualized payments are equal to 11% of the purchase price for the property. A 3% increase in payments will be applied annually after the first year. As of March 31, 2021, the total finance liability associated with this transaction is $17.2 million.

In October 2019, prior to acquisition by the Company, PurePenn, LLC (“PurePenn”) sold their cannabis cultivation facility in Pennsylvania for $5.0 million. Simultaneously with the closing of the sale, PurePenn agreed to lease the cultivation facility back. The initial term of the lease is fifteen years, with two five-year options to renew. The landlord has agreed to provide a TI allowance of $21.0 million as an additional component of base rent. Payments are made based on one twelfth (1/12) of the TI allowance dispersed with 12.75% due for the first $5.0 million and 13.75% thereafter. On March 8, 2021, the Company entered into an amendment with the landlord to increase the tenant improvement allowance to $36.5 million at a rate of 10.75% on the additional allowance in excess of $21.0 million. As of March 31, 2021, $20.4 million of the TI allowance has been provided. As of March 31, 2021, the total finance liability associated with this transaction is $25.1 million.

Under the failed-sales-leaseback accounting model, the Company is deemed under GAAP to own the above mentioned real estate properties as financing arrangements since control was never transferred to the buyer-lessor. These agreements are presented on our consolidated balance sheet and depreciate over the assets’ remaining useful life.

NOTE 12. SHARE CAPITAL

The authorized share capital of the Company is comprised of the following:

(i) Unlimited number of Subordinate Voting Shares

Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

As of March 31, 2021, and 2020, there were 63,693,770 and 35,871,672 Subordinate Voting Shares issued and outstanding, respectively.

(ii) Unlimited number of Multiple Voting Shares

Holders of Multiple Voting shares are entitled to notice of and to attend any meetings of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (initially, 100 votes per Multiple Voting Share). The initial “Conversation Ratio” for Multiple Voting Shares is 100 Subordinate Voting shares for each Multiple Voting Share, subject to adjustment in certain events. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefore, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares.

No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

As of March 31, 2021, and 2020, there were 564,828, and 66,614 Multiple Voting Shares issued and outstanding, respectively, which were equal to 56,482,769, and 6,661,374 Subordinate Voting Shares, respectively, if converted.

(iii) Unlimited number of Super Voting Shares

Holders of Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares are be entitled to two votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted (initially, 200 votes per Super Voting Share). Holders of Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefore, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend is to be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares. The initial “Conversion Ratio” for the Super Voting Shares is one Multiple Voting Share for each Super Voting Share, subject to adjustment in certain events.

On March 21, 2021, in accordance with the terms of our Articles, an aggregate of 551,614 outstanding Super Voting Shares converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares. As of March 31, 2021, no Super Voting Shares were issued or outstanding.

NOTE 13. SHARE BASED COMPENSATION

Options

The Company has a Stock Option Plan (the “Plan”) as administered by the Board of Directors of the Company. The aggregate number of Subordinate Voting Shares which may be reserved for issue under the Plan shall not exceed 10% of the issued and outstanding number of Subordinate Voting Shares.

In determining the amount of share-based compensation related to options issued during the three months ended March 31, 2021, the Company used the Black-Scholes pricing model to establish the fair value of the options granted with the following assumptions:

Three months ended March 31, 2021
Fair Value at Grant Date	$11.20
Stock Price at Grant Date	$33.42
Exercise Price at Grant Date	$33.42
Expected Life in Years	3.00
Expected Volatility	49.88%
Expected Annual Rate of Dividends	0%
Risk Free Annual Interest Rate	0.11%

The expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the United States three-year bond yield rate at the time of grant of the award. Expected annual rate of dividends is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

On January 4, 2021, under the Plan, the Board awarded options to purchase shares to directors, officers, and key employees of the Company. In accordance with the Plan’s policy, the vesting period for employees is 15% vest on December 31, 2021, 25% vest on December 31, 2022, and 60% vest on December 31, 2023. For founding and non-founding members of the Board of Directors, 50% of the options vest on December 31, 2021, and 50% will vest on December 31, 2022.

For the three months ended March 31, 2021, the Company recorded share-based compensation for all stock options in the amount of $0.7 million. This is recognized as $0.1 million Cost of Goods Sold, Net, $0.5 million General and Administrative and $0.1 million Sales and Marketing in the condensed consolidated interim statements of operations and comprehensive income.

The number and weighted-average exercise prices and remaining contractual life of options at March 31, 2021 were as follows:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life (Yrs)
Outstanding at January 1, 2021	1,129,774	$11.72	4.01
Granted	326,872	$33.42	4.76
Exercised	—	$—	—
Forfeited	—	$—	—
Outstanding, March 31, 2021	1,456,646	$16.59	4.05

Exercisable, March 31, 2021	554,459	$11.70	3.84

Warrants

During the year ended December 31, 2018, the Company issued 8,784,872 warrants to certain employees and directors of the Company for past services provided. The warrants had no vesting conditions and are exercisable at any time for three years after the issuance, subject to certain lock-up provisions: (i) the warrants may not be exercised for 18 months following the Issue Date; (ii) 50% of the warrants may be exercised between months 19-24 following the Issue Date; and (iii) the remaining 50% of the warrants may be exercised at any time thereafter until expiration. The warrants are exchangeable into Subordinate Voting Shares. For the three months ended March 31, 2021 and 2020, no warrants related to share-based compensation were issued.

The following table summarizes the warrants issued and outstanding to certain employees and directors of the Company as of December 31, 2019 and 2020 and the changes during the three months ended March 31, 2021:

	Number of Warrants	Weighted average exercise price (C$)	Weighted Average Remaining Contractual Life (Yrs)
Outstanding as of December 31, 2019	8,784,872	6.00	1.72
Granted	—	—	—
Exercised	(2,723,311)	—	—
Outstanding as of December 31, 2020	6,061,561	6.00	0.72

Granted	—	—	—
Exercised	(133,408)	6.00	—
Forfeited	(16,592)	—	—
Outstanding as of March 31, 2021	5,911,561	6.00	0.48

NOTE 14. EARNINGS PER SHARE

The following is a reconciliation for the calculation of basic and diluted earnings per share for the three months ended March 31, 2021 and 2020:

	2021	2020
	(dollars in thousands)
Net Income	$30,078	$23,605
Weighted average number of common shares outstanding	119,892,507	110,346,346
Dilutive effect of warrants and options outstanding	7,696,589	4,889,394

Diluted weighted average number of common shares outstanding	127,589,096	115,235,740

Basic earnings per share	$0.25	$0.21
Diluted earnings per share	$0.24	$0.20

NOTE 15. INCOME TAXES

The following table summarizes the Company’s income tax expense and effective tax rate for the three months ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Income Before Provision for Income Taxes	$64,627	$41,499
Provision for Income Taxes	34,549	17,894
Effective Tax Rate	53%	43%

NOTE 16. RELATED PARTIES

The Company had raised funds by issuing notes to various related parties including directors, officers, and shareholders and the balance at March 31, 2021 and December 31, 2020 was $12.0 million and $12.0 million, respectively, as discussed in “Note 8 – Notes Payable Related Party.”

J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for the construction of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. At March 31, 2021 and 2020, property and equipment purchases totaled $29.3 million, and $21.5 million, respectively. As of March 31, 2021 and December 31, 2020, $12.5 million and $10.4 million of property and equipment purchases was included in accounts payable in the consolidated balance sheets. The use of the Supplier was reviewed and approved by the independent members of the Company’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s Chief Legal Officer.

The Company has many leases from various real estate holding companies that are managed by various related parties including Benjamin Atkins, a former director and current shareholder of the Company, and the Supplier. As of March 31, 2021, and December 31, 2020, under ASC 842, the Company had $14.9 million and $15.4 million of right-of-use assets in Property and Equipment, Net, respectively, and $16.0 million and $16.4 million of Lease Liability, respectively. As of March 31, 2021, and December 31, 2020, $1.9 million and $1.8 million, is included in Lease Liability – Current in the Condensed Consolidated Balance Sheet.

NOTE 17. CONTINGENCIES

(a) Operating Licenses

Although the possession, cultivation and distribution of cannabis for medical use is permitted in Florida, California, Connecticut, Pennsylvania and West Virginia, cannabis is a Schedule-I controlled substance and its use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with our business plans. In addition, the Company’s assets, including real property, cash and cash equivalents, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.

(b) Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. Except as disclosed below, at March 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated statements of operations and comprehensive income. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

On December 30, 2019, a securities class-action complaint, David McNear v. Trulieve Cannabis Corp. et al., Case No. 1:19-cv-07289, was filed against the Company in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint, Monica Acerra v. Trulieve Cannabis Corp. et al., Case No. 1:20-cv-00775, which is substantially similar to the complaint filed on December 30, 2019, was filed against the Company in the United States District Court for the Eastern District of New York. Both complaints name the Company, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding the Company’s previously reported financial statements and public statements about its business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 10b-5 promulgated thereunder. The complaint sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under In re Trulieve Cannabis Corp. Securities Litigation, No. 1:19-cv-07289, and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. The Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 12, 2021, which is the date these consolidated financial statements were approved by the board of directors of the Company.

On May 10, 2021, the Company announced they have entered into a definitive agreement with Harvest Health & Recreation, Inc. (“Harvest”) located in Phoenix, Arizona. The Company will acquire all of the issued and outstanding subordinate voting shares, multiple voting shares and super voting shares. Under the terms of the Agreement, shareholders of Harvest will receive 0.1170 of a subordinate voting share of the Company for each Harvest subordinate voting share (or equivalent) held, representing total consideration of approximately $2.1 billion based on the closing price of the Trulieve Shares on May 7, 2021. The transaction is subject to customary closing conditions and regulatory approvals.

On May 6, 2021, the Company announced the closing of the acquisition of Mountaineer Holding, LLC. The Mountaineer business consists of a cultivation permit and two dispensary permits in West Virginia. Total consideration is $3.0 million cash and 60,342 subordinate voting shares.

On April 13, 2021, the Company announced that it had entered into a definitive agreement to acquire Solevo Wellness West Virginia, LLC (“Solevo”) and its three West Virginia dispensary permits for an upfront payment of $0.2 million in cash and $0.5 million in Subordinate Voting Shares. The closing of the transaction is contingent upon West Virginia state regulatory approval and customary closing conditions.

On April 12, 2021 the Company concluded the underwritten offer and sale of 5,000,000 Subordinate Voting Shares in the United States and Canada at a public offering price of $39.63. In connection with the closing of the offering, the underwriters exercised in full their option to purchase an additional 750,000 subordinate voting shares. After paying the underwriters a commission of approximately $9.1 million and issuance costs of $0.2 million, the Company received aggregate consideration of approximately $219.1 million. Net proceeds from the offering are expected to be used primarily to fund Trulieve’s business development and for general working capital purposes.

On April 5, 2021, the Company entered into a definitive agreement to acquire from Anna Holdings, LLC a dispensary license operating under Keystone Shops (“Keystone Shops”) with dispensary locations in Philadelphia, Devon and King of Prussia for an upfront payment of $60.0 million, comprised of $40.0 million in Trulieve subordinate voting shares and $20.0 million in cash. The agreement does not include a deferred payment or an earn-out. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close during the second quarter of 2021.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable.

TRULIEVE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included elsewhere in this Appendix. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on March 23, 2021.

Overview

We are a multi-state cannabis operator currently operating under licenses in six states. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use customers in all of the markets that we serve. All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis, is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting commercialization of adult-use cannabis products.

As of December 31, 2020, we employed nearly 5,000 people, and we are committed to providing patients, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. We have eight material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, and Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), and Trulieve WV, Inc., or Trulieve WV. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings, Healing Corner, PurePenn LLC, Solevo Wellness and Trulieve WV is wholly owned (directly or indirectly) by Trulieve Cannabis Corp. As of December 31, 2020, substantially all of our revenue was generated from the sale of medical cannabis products in the State of Florida. To date, neither the sale of adult-use cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania and West Virginia, have been material to our business.

Florida

Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of December 31, 2020, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as directly to patients via home delivery. Our experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.

As of December 31, 2020, Trulieve US operated over 1,900,808 square feet of cultivation facilities across five sites. In accordance with Florida law, Trulieve US grows in secure enclosed indoor facilities and greenhouse structures.

Massachusetts

Life Essence operates a co-located medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use and medical markets in Massachusetts.

On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements and leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Following a satisfactory post final license inspection from the Massachusetts Cannabis Control Commission, this marijuana retailer location in Worcester, Massachusetts may commence operations.

California

Leef Industries operates a licensed medical and adult-use cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast and in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.

Connecticut

Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system. As of December 31, 2020, Healing Corner served approximately 10% of Connecticut’s medical marijuana patient population.

Pennsylvania

On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates marijuana cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales the PurePenn and Moxie brands to 100% of the operating dispensaries in Pennsylvania. As of December 31, 2020, PurePenn has 35,000 square feet of cultivation space. Solevo Wellness operates three medical marijuana dispensaries with approximately 16,000 square feet of retail space, each with six points of sale, in the Pittsburgh, Pennsylvania area. On April 4, 2021, we entered into an agreement to acquire Anna

Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area. We anticipate closing the acquisition upon receiving regulatory approval.

West Virginia

On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. We are actively working to begin operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.

Recent Developments

On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements and leasehold interest to operate as a marijuana retailer at the property. in exchange for 258,383 Subordinate Voting Shares, of which 10,881 are subject to a holdback for six months as security for any indemnity claims by us under the asset purchase agreement. The asset purchase agreement included customary representations, warranties and indemnities. The issuance of the Subordinate Voting Shares at the closing had a dilutive impact on our existing shareholders.

On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Following a satisfactory post final license inspection from the Massachusetts Cannabis Control Commission, this marijuana retailer location in Worcester, Massachusetts may commence operations. The issuance of the Subordinate Voting Shares at the closing had a dilutive impact on our existing shareholders.

On November 12, 2020, we completed the acquisition of 100% of the membership interests of PurePenn and Solevo Wellness, expanding our operations into the Commonwealth of Pennsylvania. Pursuant to the terms of the PurePenn acquisition agreements, we acquired PurePenn for an upfront payment of $46.0 million, comprised of 1,298,964 Subordinate Voting Shares and $19.0 million in cash, plus a potential earnout payment of up to an additional 2,405,488 Subordinate Voting Shares based on the achievement of certain agreed EBITDA milestones. Pursuant to the terms of the Solevo Wellness acquisition agreement, we acquired Solevo Wellness for an upfront purchase price of $20.0 million, comprised of 481,097 Subordinate Voting Shares and $10.0 million in cash, plus a potential earn-out payment of up to an additional 721,647 Subordinate Voting Shares based on the achievement of certain agreed EBITDA milestones. The issuance of additional Subordinate Voting Shares in connection with the earnouts, if any, will have a dilutive impact on our existing shareholders.

On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. We are actively working to begin operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.

On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property in exchange for $7.0 million in cash and 237,881 Subordinate Voting Shares, of which 23,788 are subject to a holdback for twelve months as security for any indemnity claims by us under the asset purchase agreement. The asset purchase agreement included customary representations, warranties and indemnities. The issuance of the Subordinate Voting Shares at the closing had a dilutive impact on our existing shareholders.

On March 21, 2021, in accordance with the terms of our Articles, an aggregate of 551,614 outstanding Super Voting shares converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares.

Management’s Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Adjusted EBITDA is a financial measure that is not defined under GAAP. Our management uses this non-GAAP financial measure and believes it enhances an investor’s understanding of our financial and operating performance from period to period because it excludes certain material non-cash items and certain other adjustments management believes are not reflective of our ongoing operations and performance. Adjusted EBITDA excludes from net income as reported interest, share-based compensation, tax, depreciation, acquisition and transaction costs, fair value step-up of inventory from acquisitions, non-cash expenses and other income. Trulieve reports adjusted EBITDA to help investors assess the operating performance of Trulieve’s business. The financial measures noted above are metrics that have been adjusted from the GAAP net income measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure.

As noted above, our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Adjusted EBITDA from net income, the most directly comparable financial measure calculated in accordance with GAAP, has been included herein.

Components of Results of Operations

Revenue

We derive our revenue from cannabis products which we manufacture, sell and distribute to our customers by home delivery and in our dispensaries.

Gross Profit

Gross profit includes the costs directly attributable to product sales and includes amounts paid to produce finished goods, such as flower, and concentrates, as well as packaging and other supplies, fees for services and processing, allocated overhead which includes allocations of rent, administrative salaries, utilities, and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in margins over comparative periods as the regulatory environment changes.

Sales and Marketing

Sales and marketing expenses consist of marketing expenses related to marketing programs for our products. Personnel related costs related to additional dispensaries are the primary costs of sales and marketing. As we continue to expand and open additional dispensaries, we expect our sales and marketing expenses to continue to increase.

General and Administrative

General and administrative expenses represent costs incurred at our corporate offices, primarily related to personnel costs, including salaries, incentive compensation, benefits, and other professional service costs, including legal and accounting. We expect to continue to invest considerably in this area to support our expansion plans and to support the increasing complexity of the cannabis business. Furthermore, we expect to continue to incur acquisition and transaction costs related to our expansion plans, and we anticipate a significant increase in compensation expenses related to recruiting and hiring talent, accounting, and legal and professional fees associated with becoming compliant with the Sarbanes-Oxley Act and other public company corporate expenses.

Depreciation and Amortization

Depreciation expense is calculated on a straight-line basis using the estimated useful life of each asset. Estimated useful life is determined by asset class and is reviewed on an annual basis and revised if necessary. Amortization expense is amortized using the straight-line method over the estimated useful life of the intangible assets. Useful lives for intangible assets are determined by type of asset with the initial determination of useful life determined during the valuation of the business combination. On an annual basis, the useful lives of each intangible class of assets are evaluated for appropriateness and adjusted if appropriate.

Other Income (Expense), Net

Interest and other income (expense), net consist primarily of interest income, interest expense, and the impact of the revaluation of the debt warrants.

Provision for Income Taxes

Provision for income taxes is calculated using the asset and liability method. Deferred income tax assets and liabilities are determined based on enacted tax rates and laws for the years in which the differences are expected to reverse.    Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As we operate in the cannabis industry, we are subject to the limits of IRC Section 280E under which we are only allowed to deduct expenses directly related to the cost of producing the products or cost of production.

Results of Operations

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Revenues, Net of Discounts	$521,533	$252,819	$268,715	106%

Revenue for the year ended December 31, 2020 was $521.5 million, an increase of $268.7 million, from $252.8 million for the year ended December 31, 2019. Increase in revenue is the result of an increase in organic growth in retail sales due to an increase in products available for purchase and overall patient count. In addition, we opened 28 dispensaries in Florida for the year ended December 31, 2020, which increased retail sales year over year.

Cost of Goods Sold

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Cost of Goods Sold	$135,116	$60,982	$74,134	122%
% of Total Revenues	26%	24%

Cost of goods sold for the year ended December 31, 2020 was $135.1 million, an increase of $74.1 million, from $61.0 million for the year ended December 31, 2019, due to an increase in retail sales as a result of an increase in dispensaries and patient count. Cost of goods sold as a percentage of revenue increased from 24% for the year ended December 31, 2019 to 26% for the year ended December 31, 2020 due to our expansion into new markets, one-time costs associated with the SAP implementation, inventory flow-through and product mix.

Gross Profit

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Gross Profit	$386,418	$191,837	$194,581	101%
% of Total Revenues	74%	76%

Gross profit for the year ended December 31, 2020 was $386.4 million, up $194.6 million or 101% from $191.8 million for the year ended December 31, 2019, as a result of an increase in retail sales due to an increase in the number of dispensaries and patient count. Gross profit as a percentage of revenue decreased from 76% for the year ended December 31, 2019 to 74%, for the year ended December 31, 2020. This decrease is caused by an increase in depreciation related to capital expenditures in cultivation and processing to support business growth, expansion into new markets, one-time costs associated with the SAP implementation, inventory flow-through and product mix.

Sales and Marketing Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Sales and Marketing Expenses	$119,395	$59,349	$60,046	101%
% of Total Revenues	23%	23%

Sales and marketing expense increased from $59.3 million for the year ended December 31, 2019, to $119.4 million for the year ended December 31, 2020, an increase of $60.0 million. The increase in sales and marketing is the result of a higher head count for the year, as we continue to add additional dispensaries in efforts to maintain and further drive higher growth in sales and market share. This increased head count resulted in higher personnel costs, which is the primary driver for the increase year over year.

General and Administrative Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
General and Administrative Expenses	$36,056	$14,071	$21,985	156%
% of Total Revenues	7%	6%

General and administrative expense for the year ended December 31, 2020 increased to $36.1 million from $14.1 million for the year ended December 31, 2019, an increase of $22.0 million. The increase in general and administrative expense is the result of entering new markets and ramping our infrastructure to support growth initiatives and go-forward compliance.

Depreciation and Amortization Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Depreciation and Amortization Expenses	$12,600	$5,079	$7,521	148%
% of Total Revenues	2%	2%

Depreciation and amortization expenses for the year ended December 31, 2020 was $12.6 million, up $7.5 million, or 148%, from $5.1 million for the year ended December 31, 2019. The overall increase in depreciation and amortization expenses was due to investment in infrastructure that resulted in more capitalized assets from the additional dispensaries. Furthermore, depreciation expense increased due to additional finance leases added.

Total Other Income (Expense), Net

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Total Other Income (Expense), Net	$(60,917)	$(9,658)	$(51,259)	531%
% of Total Revenues	(12)%	(4)%

Total other income (expense), net for the year ended December 31, 2020 was $(60.9) million, an increase of $51.3 million or 531%, from $(9.7) million for the year ended December 31, 2019. The overall increase is the result of our revaluation of debt warrants impacted by the increases in our stock value which were originally denominated in Canadian dollars. The expense for the year ended December 31, 2020 was $42.7 million compared to $0.8 million for the year ended December 31, 2019.

On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. As a result of this, the Public Warrant converted to equity and eliminated the necessity of revaluation expense in future periods. Additionally, interest expense increased as a result of the addition of finance leases to support business growth, for the year ended December 31, 2020.

Provision for Income Taxes

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Provision for Income Taxes	$94,451	$50,586	$43,865	87%
Effective Tax Rate

Income tax expense for the year ended December 31, 2020 increased to $94.5 million from $50.6 million for the year ended December 31, 2019, an increase of $43.9 million as a result of a $194.6 million increase in gross profit for the same periods. Under IRC Section 280E, Cannabis Companies are only allowed to deduct expenses that are directly related to production of the products. The increase in income tax expense is due to the significant increase in gross profit as a result of the increase in retail sales partially offset by increase in production costs as a percentage of revenue.

Net Income

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Net Income and Comprehensive Income	$62,999	$53,094	$9,905	19%

Net income for the year ended December 31, 2020 was $63.0 million, an increase of $9.9 million or 19%, from $53.1 million for the year ended December 31, 2019. The increase in net income was driven primarily by an increase in retail sales as a result of opening twenty-eight additional dispensaries in Florida during the year ended December 31, 2020. This net increase to net income was offset by gross profit which was driven by increased depreciation related to capital expenditures in cultivation and processing, expansion into new markets, one-time costs associated with the SAP implementation, inventory flow-through and product mix. In addition, increases in sales and marketing and general and administrative expenses such as personnel costs, dispensary expenses, depreciation, interest expense, costs of entering new markets, ramping infrastructure and go-forward compliance, all contributed to the offset in net income. Income taxes also significantly increased period over period due to higher profit. Lastly, other expense increased as a result of the revaluation of our debt warrants for the year ended December 31, 2020.

Adjusted EBITDA

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%
	(dollars in thousands)
Adjusted EBITDA	$250,952	$126,409	$124,543	99%

Adjusted EBITDA for the year ended December 31, 2020, was $251.0 million, an increase of $124.5 million or 99%, from $126.4 million for the year ended December 31, 2019. The following table presents a reconciliation of GAAP net income (loss) to non-GAAP Adjusted EBITDA, for each of the periods presented:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Net Income and Comprehensive Income	$62,999	$53,094
Add (Deduct) Impact of:
Depreciation and Amortization	12,600	5,079
Depreciation included in Cost of Goods Sold	11,542	7,992
Interest Expense, Net	20,237	9,050
Provision for Income Taxes	94,451	50,586

EBITDA	201,829	125,802

Share-Based Compensation	2,765	—
Other Expense (Income), Net	40,680	607
Acquisition and Transaction Costs	4,724	—
Inventory Step up, Fair value	955	—

Total Adjustment	$187,953	$73,314

Adjusted EBITDA	$250,952	$126,409

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have funded our operations and capital spending through cash flows from product sales, loans from Affiliates and entities controlled by our Affiliates, third-party debt and proceeds from the sale of our capital stock. We are generating cash from sales and are deploying our capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support our business growth and expansion. Our current, principal sources of liquidity are our cash and cash equivalents provided by our operations and debt and equity offerings. Cash and cash equivalents consist primarily of cash on deposit with banks and money market funds. Cash and cash equivalents were $146.7 million and $91.8 million as of December 31, 2020 and 2019, respectively.

We believe our existing cash balances will be sufficient to meet our anticipated cash requirements from the report issuance date through at least the next 12 months.

Our primary uses of cash are for working capital requirements, capital expenditures and debt service payments. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. Working capital is used principally for our personnel as well as costs related to the growth, manufacture and production of our products. Our capital expenditures consist primarily of additional facilities and dispensaries, improvements in existing facilities and product development.

To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that we will be able to obtain additional funds on terms acceptable to us, on a timely basis or at all. The failure to obtain sufficient funds on acceptable terms when needed could negatively effect on the results of operations, and financial condition.

The following table presents our cash and outstanding debt as of the dates indicated:

	Year Ended December 31,	Year Ended December 31,
	2020	2019
Cash and Cash Equivalents	$146,713	$91,813
Outstanding Debt:
Notes Payable	6,000	6,000
Notes Payable - Related Party	12,011	12,903
Other Long-Term Liabilities	130,000	130,000
Warrant Liability	—	9,892
Operating Lease Liability	29,605	23,143
Finance Lease Liability	38,935	19,439
Construction Finance Liability	$82,047	$22,956

Cash Flows

The table below highlights our cash flows for the periods indicated.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net Cash Provided by Operating Activities	$99,643	$19,073	$23,517
Net Cash Used in Investing Activities	(174,654)	(94,673)	(51,055)
Net Cash Provided by Financing Activities	129,911	142,982	50,561
Net Increase in Cash and Cash Equivalents	54,900	67,383	23,023
Cash and Cash Equivalents, Beginning of Year	91,813	24,430	1,407
Cash and Cash Equivalents, End of Year	$146,713	$91,813	$24,430

Cash Flow from Operating Activities

Net cash provided by operating activities was $99.6 million for the year ended December 31, 2020, an increase of $80.6 million, compared to $19.1 million net cash provided by operating activities during the year ended December 31, 2019. This is primarily due to organic growth of our business partially offset by net working capital including inventory, as we ramp the business to support the growth.

Net cash provided by operating activities was $19.1 million for the year ended December 31, 2019, a decrease of $4.4 million, compared to $23.5 million net cash provided by operating activities during the year ended December 31, 2018. This is primarily due to the impact of changes in inventory and accounts payable and accrued liabilities related to our growth and expanded product mix, partially offset by our increase in net income as a result of the increase in dispensaries and organic growth as a result of increase in patient count.

Cash Flow from Investing Activities

Net cash used in investing activities was $174.7 million for the year ended December 31, 2020, an increase of $80.0 million, compared to the $94.7 million net cash used in investing activities for the year ended

December 31, 2019. The increase is due to the Pennsylvania acquisition in 2020 and the increase of property and equipment purchases for the construction of additional dispensaries and continued expansion of our cultivation and processing facilities during the year ended December 31, 2020.

Net cash used in investing activities was $94.7 million for the year ended December 31, 2019, an increase of $43.6 million, compared to the $51.1 million net cash used in investing activities for the year ended December 31, 2018. The increase is due to the additional dispensaries and the construction and automation of our cultivation and processing facilities during the year ended December 31, 2019. In addition, we acquired Healing Corner during the year ended December 31, 2019.

Cash Flow from Financing Activities

Net cash provided by financing activities was $129.9 million for the year ended December 31, 2020, a decrease of $13.1 million, compared to the $143.0 million net cash provided by financing activities for the year ended December 31, 2019. The increase was primarily related to $83.2 million of proceeds for the issuance of shares offering that occurred for the year ended December 31, 2020. The increase was partially offset by the $122.2 million in net proceeds received from the debt issuance in 2019.

Net cash provided by financing activities was $143.0 million for the year ended December 31, 2019, an increase of $92.4 million, compared to the $50.6 million net cash provided by financing activities for the year ended December 31, 2018. The increase was primarily related to the $122.2 million net proceeds received from our recent debt issuance compared to the $46.0 million net proceeds raised with the subscription receipt offering in 2018. An additional increase as a result of the proceeds from the construction finance liability related to transactions for properties located in Massachusetts and Florida.

Funding Sources

Finance Liability, “June Warrants” and “November Warrants”

On June 18, 2019, we completed an offering using our Canadian prospectus of 70,000 units (the “June Units”), comprised of an aggregate principal amount of US$70.0 million of 9.75% senior secured notes maturing in 2024 (the “June Notes”) and an aggregate amount of 1,470,000 subordinate voting share warrants (each individual warrant being a “June Warrant”) at a price of US$980 per June Unit for a gross proceeds of US$68.6 million. Each June Unit was comprised of one June Note issued in denominations of $1,000 and 21 June Warrants.

On November 7, 2019, we completed an offering using our Canadian prospectus of 60,000 units (the “November Units”), comprised of an aggregate principal amount of US$60.0 million of 9.75% senior secured notes maturing in 2024 (the “November Notes”) and an aggregate amount of 1,560,000 subordinate voting share warrants (each individual warrant being a “November Warrant”) at a price of US$980 per November Unit for a gross proceeds of US$61.1 million. Each November Unit was comprised of one November Note issued in denominations of $1,000 and 26 November Warrants.

Promissory Notes

On April 10, 2017, we entered into an unsecured promissory note with a 12% annual interest rate, which was amended in January 2019 to extend the maturity by three years to 2022, with a balance as of December 31, 2019 of $4.0 million. On December 17, 2017, we entered into a promissory note dated December 7, 2017, with a 12% annual interest rate and a balance as of December 31, 2019 of $2.0 million. Each promissory note is due in 2021.

Related Party Promissory Notes

In February 2019, we entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder of Trulieve for $257,337. In March 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $158,900. In June 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $262,010. In November 2018, the Company entered into two separate 24-month unsecured loans each with an 8% annual interest rate with a former director and shareholder for a total of $474,864.

In May 2018, the Company entered into two separate unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) for a total of $12.0 million. The Traunch Four Note is held by Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, the Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note is held by Kim Rivers. Each promissory note has a 24-month maturity and 12% annual interest rate. The two unsecured promissory notes were amended in December 2019 to extend the maturity one year to May 2021, all other terms remain unchanged.

Balance Sheet Exposure

At December 31, 2020 and 2019, 100% of our balance sheet is exposed to U.S. cannabis-related activities. We believe our operations are in material compliance with all applicable state and local laws, regulations and licensing requirements in the states in which we operate. However, cannabis remains illegal under U.S. federal law. Substantially all our revenue is derived from U.S. cannabis operations. For information about risks related to U.S. cannabis operations, please refer to “Risk Factors” in our 2020 Form 10-K.

Contractual Obligations

At December 31, 2020, we had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total
	(dollars in thousands)
Accounts Payable and Accrued Liabilities	$41,902	$—	$—	$—	$41,902
Notes Payable	2,000	4,000	—	—	6,000
Notes Payable - Related Party	12,011	—	—	—	12,011
Other Long-Term Liabilities	—	—	130,000	—	130,000
Operating Lease Liability	5,480	10,681	9,764	14,225	40,150
Finance Lease Liability	6,964	12,899	11,375	24,669	55,907
Construction Finance Liability	$—	$—	$61,071	$20,977	$82,047

Critical accounting policies and estimates

Critical accounting estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates, revisions to accounting estimates are recognized in the period in which the estimate is revised.

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Estimated Useful Lives and Depreciation and Amortization of Property and Equipment and Intangible Assets

Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Accounting for acquisitions and business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired and consideration paid are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Inventories

The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price, what we expect to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.

Goodwill Impairment

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill has been impaired. In order to determine if the value of goodwill may have been impaired, we perform a qualitative assessment to determine if it was more-likely-than-not that the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. When applying this valuation technique, we rely on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.

Share-based payment arrangements

We use the Black-Scholes pricing model to determine the fair value of warrants granted to employees and directors under share-based payment arrangements, where appropriate. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of future share price, risk free rates, and future dividend yields at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.

Critical accounting policies

Inventory

Our inventories primarily consist of raw materials, internally-produced work in process, and finished goods and packaging materials. Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less then net realizable value. The costs include materials, labor and manufacturing overhead used in the growing and production processes. Pre-harvest costs are capitalized. Our inventory of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

Leases

ASC Topic 842 a standard that requires lessees to increase transparency and comparability among organization by requiring the recognition of Right of Use Assets “ROU” assets and lease liabilities on the balance sheet. The requirements of this standard include a significant increase in required disclosures to meet the objectives of enabling users of financial statement to assess the amount, timing, and uncertainty of cash flows arising from leases. The new standard was effective beginning January 1, 2019 and the standard was adopted using the modified retrospective transition approach, which allows us to recognize a cumulative effect adjustment to the opening balance of accumulated deficit in the period of adoption rather than restate comparative prior year periods.

Revenue Recognition

We recognize revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Through our application of the standard, we recognize revenue to depict the transfer of promised goods to our customers in an amount that reflects the consideration of which we expect to be entitled to in exchange for those goods. We contract with our customers for the sale of dried cannabis, cannabis oil and other cannabis related products that consist of multiple performance obligations. Revenue from the direct sale of cannabis to customers for a fixed price is recognized when we transfer control of the goods to the customer at the point of sale and the customer has paid for the goods.

Stock Based Compensation

We account for stock-based compensation expense in accordance with FASB ASC 718 Compensation – Stock Compensation, which requires the measurement and recognition of stock-based compensation expense based on estimated fair values, for all stock based payment awards made to employees. We measure the stock-based payment awards based on its estimated fair value of the awards using the Black-Scholes option pricing model, and the fair value of the Company’s common stock on the date of grant, for the warrants and options.

Off-Balance Sheet Arrangements

As of the date of this filing, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of, including, and without limitation, such considerations as liquidity and capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

TRULIEVE QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Strategic and operational risks arise if we fail to carry out business operations and/or to raise sufficient equity and/or debt financing. These strategic opportunities or threats arise from a range of factors that might include changing economic and political circumstances and regulatory approvals and competitor actions. The risk is mitigated by consideration of other potential development opportunities and challenges which management may undertake.

Currency Risk

Our operating results and financial position are reported in U.S. dollars. Some of our financial transactions are denominated in currencies other than the U.S. dollar. The results of operations are subject to currency transaction risks.

We have no hedging agreements in place with respect to foreign exchange rates. We have not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.

Credit Risk

Management does not believe that the Company has credit risk related to its customers, as the Company’s revenue is generated primarily through cash transactions. The Company deals almost entirely with on demand sales and does not have any material wholesale agreements as of December 31, 2020. Concentrations of credit risk with respect to our cash and cash equivalents are limited primarily to amounts held with financial institutions.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet its financial obligations associated with financial liabilities. We manage liquidity risk through the management of its capital structure. Our approach to managing liquidity is to ensure that we will have sufficient liquidity to settle obligations and liabilities when due.

Asset forfeiture risk

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Interest Rate Risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. Interest rates have a direct impact on the valuation of our debt warrants whose value is calculated by using the Black-Scholes method for fair value calculation, for which interest rates are a key assumption used in the Black-Scholes valuation model.

Concentration Risk

Our operations are substantially located in Florida. Should economic conditions deteriorate within that region, our results of operations and financial position would be negatively impacted.

Banking Risk

Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of Trulieve, its subsidiaries and investee companies, and leaves their cash holdings vulnerable. We have banking relationships in all jurisdictions in which we operate.

Financial Instruments and Financial Risk Management

We are exposed in varying degrees to a variety of financial instrument related risks. The board of directors of Trulieve mitigate these risks by assessing, monitoring and approving the risk management processes. Our financial instruments are carried at fair value and consist of money market fund and warrant liability. Our financial instruments where carrying value approximates the fair value include cash, accounts payable and accrued liabilities, notes payable, notes payable related party, operating lease liability, finance lease liability, other long-term liabilities and construction finance liability. Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1:	Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and

Level 3:	Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

TRULIEVE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2021

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included elsewhere in our Quarterly Report on Form 10-Q and the consolidated financial statements and accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission, or SEC, on March 23, 2021 (the “2020 Form 10-K”). This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of our Quarterly Report on Form 10-Q and in “Part I, Item 1A—Risk Factors” in our 2020 Form 10-K. Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” contained in our Quarterly Report on Form 10-Q and in our 2020 Form 10-K.

Overview

We are a multi-state cannabis operator with licenses to operate in six states. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use customers in all of the markets that we serve. All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis, is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting commercialization of adult-use cannabis products.

As of March 31, 2021, we employed over 6,200 people, and we are committed to providing patients, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. We have eight material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, and Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), and Trulieve WV, Inc., or Trulieve WV. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings, Healing Corner, PurePenn LLC, Solevo Wellness and Trulieve WV is wholly owned (directly or indirectly) by Trulieve Cannabis Corp. As of March 31, 2021, substantially all of our revenue was generated from the sale of medical cannabis products in the State of Florida. To date, neither the sale of adult-use cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania, and West Virginia, have been material to our business.

Florida

Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of March 31, 2021, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as directly to patients via home delivery. Our experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales, and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.

As of March 31, 2021, Trulieve US operated approximately 2.1 million square feet of cultivation facilities across five sites. In accordance with Florida law, Trulieve US grows in secure enclosed indoor facilities and greenhouse structures.

Massachusetts

Life Essence operates a co-located medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use and medical markets in Massachusetts.

On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements and leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Following a satisfactory post final license inspection from the Massachusetts Cannabis Control Commission, this marijuana retailer location in Worcester, Massachusetts may commence operations.

California

Leef Industries operates a licensed medical and adult-use cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast and in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.

Connecticut

Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system.

Pennsylvania

On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates cannabis cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales the PurePenn and Moxie brands to 100% of the operating dispensaries in Pennsylvania. As of December 31, 2020, PurePenn has 35,000 square feet of cultivation space. Solevo Wellness operates three medical marijuana dispensaries with approximately 16,000 square feet of retail space, each with six points of sale, in the Pittsburgh, Pennsylvania area. On July 8, 2021, we completed the acquisition of Anna Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area.

West Virginia

On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. On June 29, 2021, we received approval from the West Virginia Office of Medical Cannabis to begin cultivation operations, making Trulieve the first in the State of West Virginia to begin cultivating medical cannabis. We are actively working to obtain approval for processing and dispensing operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.

Recent Developments

On March 21, 2021, in accordance with the terms of our Articles, an aggregate of 551,614 outstanding Super Voting shares converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares.

The acquisition of Mountaineer was completed on May 5, 2021.

Management’s Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Adjusted EBITDA is a financial measure that is not defined under GAAP. Our management uses this non-GAAP financial measure and believes it enhances an investor’s understanding of our financial and operating performance from period to period because it excludes certain material non-cash items and certain other adjustments management believes are not reflective of our ongoing operations and performance. Adjusted EBITDA excludes from net income as reported interest, share-based compensation, tax, depreciation, acquisition and transaction costs, fair value step-up of inventory from acquisitions, COVID related expenses, non-cash expenses and other income. Trulieve reports adjusted EBITDA to help investors assess the operating performance of Trulieve’s business. The financial measures noted above are metrics that have been adjusted from the GAAP net income measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure.

As noted above, our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Adjusted EBITDA from net income, the most directly comparable financial measure calculated in accordance with GAAP, has been included herein.

Components of Results of Operations

Revenue

We derive our revenue from cannabis products which we manufacture, sell, and distribute to our customers by home delivery and in our dispensaries.

Gross Profit

Gross profit includes the costs directly attributable to product sales and includes amounts paid to produce finished goods, such as flower, and concentrates, as well as packaging and other supplies, fees for services and processing, allocated overhead which includes allocations of rent, administrative salaries, utilities, and related costs.

Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in margins over comparative periods as the regulatory environment changes.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs related to the dispensaries as well as marketing programs for our products. As we continue to expand and open additional dispensaries, we expect our sales and marketing expenses to continue to increase.

General and Administrative

General and administrative expenses represent costs incurred at our corporate offices, primarily related to personnel costs, including salaries, incentive compensation, benefits, and other professional service costs, including legal and accounting. We expect to continue to invest considerably in this area to support our expansion plans and to support the increasing complexity of the cannabis business. Furthermore, we expect to continue to incur acquisition and transaction costs related to our expansion plans, and we anticipate a significant increase in compensation expenses related to recruiting and hiring talent, accounting, and legal and professional fees associated with becoming compliant with the Sarbanes-Oxley Act and other public company corporate expenses.

Depreciation and Amortization

Depreciation expense is calculated on a straight-line basis using the estimated useful life of each asset. Estimated useful life is determined by asset class and is reviewed on an annual basis and revised if necessary. Amortization expense is recognized using the straight-line method over the estimated useful life of the intangible assets. Useful lives for intangible assets are determined by type of asset with the initial determination of useful life derived during the valuation of the business combination. On an annual basis, the useful lives of each intangible class of assets are evaluated for appropriateness and adjusted if appropriate.

Other Income (Expense), Net

Interest and other income (expense), net consist primarily of interest income and interest expense and the impact of the revaluation of the debt warrants.

Provision for Income Taxes

Provision for income taxes is calculated using the asset and liability method. Deferred income tax assets and liabilities are determined based on enacted tax rates and laws for the years in which the differences are expected to reverse.    Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As we operate in the cannabis industry, we are subject to the limits of IRC Section 280E under which we are only allowed to deduct expenses directly related to the cost of producing the products or cost of production.

130

Results of Operations

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Revenue

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Revenues, Net of Discounts	$193,823	$96,057	$97,767	102%

Revenue for the three months ended March 31, 2021 was $193.8 million, an increase of $97.8 million, from $96.1 million for the three months ended March 31, 2020. Increase in revenue is the result of an increase in organic growth in retail sales due to an increase in products available for purchase and overall patient count. In addition, between March 31, 2021 and March 31, 2020, we opened thirty-three dispensaries in Florida which increased retail sales year over year.

Cost of Goods Sold

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Cost of Goods Sold	$58,559	$22,226	$36,333	163%
% of Total Revenues	30%	23%

Cost of goods sold for the three months ended March 31, 2021 was $58.6 million, an increase of $36.3 million, from $22.2 million for the three months ended March 31, 2020, due to an increase in retail sales as a result of an increase in dispensaries and patient count. Cost of goods sold as a percentage of revenue increased from 23% for the three months ended March 31, 2020 to 30% for the three months ended March 31, 2021 due to our expansion into new markets, timing of inventory flow-through and product mix.

Gross Profit

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Gross Profit	$135,264	$73,831	$61,433	83%
% of Total Revenues	70%	77%

Gross profit for the three months ended March 31, 2021 was $135.3 million, up $61.4 million or 83% from $73.8 million for the three months ended March 31, 2020, as a result of an increase in retail sales due to the additional number of dispensaries, products available for sale and patient count. Gross profit as a percentage of revenue decreased from 77% for the three months ended March 31, 2020 to 70%, for the three months ended March 31, 2021. The decrease is caused by expansion into new markets, timing of inventory flow-through and product mix.

Sales and Marketing Expenses

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Sales and Marketing Expenses	$44,558	$22,866	$21,692	95%
% of Total Revenues	23%	24%

Sales and marketing expense increased from $22.9 million for the three months ended March 31, 2020, to $44.6 million for the three months ended March 31, 2021, an increase of $21.7 million, or 95%. The increase in sales and marketing expense is the result of a higher head count for the year, as we continue to add additional dispensaries in efforts to maintain and further drive higher growth in sales and market share. This increased head count resulted in higher personnel costs, which is the primary driver for the increase year over year.

General and Administrative Expenses

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
General and Administrative Expenses	$12,709	$6,259	$6,450	103%
% of Total Revenues	7%	7%

General and administrative expense for the three months ended March 31, 2021 increased to $12.7 million from $6.3 million for the three months ended March 31, 2020, an increase of $6.4 million, or 103%. The increase in general and administrative expense is the result of entering new markets and ramping our infrastructure to support growth initiatives and go-forward compliance.

Depreciation and Amortization Expense

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Depreciation and Amortization Expenses	$5,434	$2,194	$3,240	148%
% of Total Revenues	3%	2%

Depreciation and amortization expenses for the three months ended March 31, 2021 was $5.4 million, up $3.2 million, or 148%, from $2.2 million for the three months ended March 31, 2020. The overall increase in depreciation and amortization expenses was due to investment in infrastructure that resulted in more capitalized assets from the additional dispensaries. Furthermore, amortization expense increased due to acquisitions and acquired intangibles.

Total Other Income (Expense), Net

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Total Other Income (Expense), Net	$(7,937)	$(1,013)	$(6,924)	*	*%
% of Total Revenues	(4)%	(1)%
** not meaningful

Total other income (expense), net for the three months ended March 31, 2021 was $(7.9) million, an increase of $6.9 million from $(1.0) million for the three months ended March 31, 2020. The overall increase is the result of an increase in interest expense related to additional finance leases to support business growth, partially offset by our revaluation of debt warrants for the three months ended March 31, 2020.

On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. As a result of this, the Public Warrants converted to equity and eliminating revaluation expense in future periods.

Provision for Income Taxes

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Provision for Income Taxes	$34,549	$17,894	$16,655	93%

Income tax expense for the three months ended March 31, 2021 increased to $34.5 million from $17.9 million for the three months ended March 31, 2020, an increase of $16.7 million, or 93% as a result of a $61.4 million increase in gross profit for the same periods. Under IRC Section 280E, Cannabis Companies are only allowed to deduct expenses that are directly related to production of the products. The increase in income tax expense is due to the increase in gross profit as a result of the increase in retail sales partially offset by an increase in production costs as a percentage of revenue.

Net Income

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Net Income and Comprehensive Income	$30,078	$23,605	$6,473	27%

Net income for the three months ended March 31, 2021 was $30.1 million, an increase of $6.5 million or 27%, from $23.6 million for the three months ended March 31, 2020. The increase in net income was driven primarily by the opening of additional dispensaries, an increase in products available for purchase and overall patient count. This net increase to net income was offset by cost of goods sold which was driven by timing of inventory flow-through and product mix. In addition, increases in sales and marketing and general and administrative expenses such as personnel costs, dispensary expenses, depreciation, interest expense, costs of entering new markets, ramping infrastructure, and go-forward compliance, all contributed to the offset in net income. Income taxes also significantly increased period over period due to higher profit. Lastly, other expense increased as a result of the revaluation of our debt warrants for the three months ended March 31, 2020. As previously noted, the revaluation is no longer applicable for the three months ended March 31, 2021.

Adjusted EBITDA

	Three Months Ended March 31,		Change Increase / (Decrease)
	2021	2020	$	%
	(dollars in thousands)
Adjusted EBITDA	$90,797	$48,546	$42,250	87%

Adjusted EBITDA for the three months ended March 31, 2021, was $90.8 million, an increase of $42.3 million or 87%, from $48.5 million for the three months ended March 31, 2020. The following table presents a reconciliation of GAAP net income to non-GAAP Adjusted EBITDA, for each of the periods presented:

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net Income and Comprehensive Income	$30,078	23,605
Add (Deduct) Impact of:
Depreciation and Amortization	5,434	2,194
Depreciation included in Cost of Goods Sold	3,667	2,504
Interest Expense, Net	7,899	5,912
Provision for Income Taxes	34,549	17,894

EBITDA	81,626	52,109

Share-Based Compensation	741	1,222
Other Expense (Income), Net	38	(4,899)
Acquisition and Transaction Costs	2,042	—
Inventory Step up, Fair value	2,528	—
COVID Related Expenses	3,821	114

Total Adjustment	60,719	24,941

Adjusted EBITDA	$90,797	$48,546

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have funded our operations and capital spending through cash flows from product sales, loans from affiliates and entities controlled by our affiliates, third-party debt, and proceeds from the sale of our capital stock. We are generating cash from sales and are deploying our capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and long term to support our business growth and expansion. Our current principal sources of liquidity are our cash and cash equivalents provided by our operations and debt and equity offerings. Cash and cash equivalents consist primarily of cash on deposit with banks and money market funds. Cash and cash equivalents were $162.4 million as of March 31, 2021.

We believe our existing cash balances will be sufficient to meet our anticipated cash requirements from the report issuance date through at least the next 12 months.

Our primary uses of cash are for working capital requirements, capital expenditures and debt service payments. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. Working capital is used principally for our personnel as well as costs related to the growth, manufacture, and production of our products. Our capital expenditures consist primarily of additional facilities and dispensaries, improvements in existing facilities and product development.

To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that we will be able to obtain additional funds on terms acceptable to us, on a timely basis, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the results of operations and financial condition.

The following table presents our cash and outstanding debt as of the dates indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2021	2020
Cash and Cash Equivalents	$162,450	$146,713
Outstanding Debt:
Notes Payable	6,000	6,000
Notes Payable - Related Party	12,000	12,011
Other Long-Term Liabilities	130,000	130,000
Warrant Liability	—	—
Operating Lease Liability	31,650	29,604
Finance Lease Liability	40,638	38,935
Construction Finance Liability	$86,445	$82,047

Cash Flows

The table below highlights our cash flows for the periods indicated.

	Three Months Ended March 31,
	2021	2020
Net Cash Provided by Operating Activities	$60,393	$23,920
Net Cash Used in Investing Activities	(53,362)	(27,809)
Net Cash Provided by Financing Activities	8,706	12,888
Net Increase in Cash and Cash Equivalents	15,737	8,999
Cash and Cash Equivalents, Beginning of Period	146,713	91,813
Cash and Cash Equivalents, End of Period	$162,450	$100,812

Cash Flow from Operating Activities

Net cash provided by operating activities was $60.4 million for the three months ended March 31, 2021, an increase of $36.5 million, compared to $23.9 million net cash provided by operating activities during the three months ended March 31, 2020. This is primarily due to organic growth of our business partially offset by increases in net working capital requirements, including inventory, as we ramp the business to support the growth.

Cash Flow from Investing Activities

Net cash used in investing activities was $53.4 million for the three months ended March 31, 2021, an increase of $25.6 million, compared to the $27.8 million net cash used in investing activities for the three months ended March 31, 2020. The increase is due to the increase of property and equipment purchases for the construction of additional dispensaries and continued expansion of our cultivation and processing facilities.

Cash Flow from Financing Activities

Net cash provided by financing activities was $8.7 million for the three months ended March 31, 2021, a decrease of $4.1 million, compared to the $12.9 million net cash provided by financing activities for the three months ended March 31, 2020. The decrease was primarily due to a reduction in TI Allowance proceeds, partially offset by proceeds of warrant exercises.

Funding Sources

Promissory Notes

In 2017, we entered into three unsecured promissory notes with a 12% annual interest rate, which was amended in January 2019 to extend the maturity by three years to 2022. The balance of these notes is $4.0 million. On December 17, 2017, we entered into a promissory note with a 12% annual interest rate and a balance of $2.0 million, which will mature December 2021.

Related Party Promissory Notes

In February 2019, we entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder of Trulieve for $257,337. In March 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins for $158,900. In June 2018, the Company entered into a 24-month unsecured loan with an 8% annual interest rate with Benjamin Atkins for $262,010. In November 2018, the Company entered into two separate 24-month unsecured loans each with an 8% annual interest rate with a former director and shareholder for a total of $474,864. As of March 31, 2021, all loans with Benjamin Atkins have matured.

In May 2018, the Company entered into two separate unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) for a total of $12.0 million. The Traunch Four Note is held by Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, the Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note is held by Kim Rivers. Each promissory note has a 24-month maturity and 12% annual interest rate. The two unsecured promissory notes were amended in March 2021 to extend the maturity one year to May 2022, all other terms remain unchanged.

Balance Sheet Exposure

At March 31, 2021 and 2020, 100% of our balance sheet is exposed to U.S. cannabis-related activities. We believe our operations are in material compliance with all applicable state and local laws, regulations, and licensing requirements in the states in which we operate. However, cannabis remains illegal under U.S. federal law. Substantially all our revenue is derived from U.S. cannabis operations. For information about risks related to U.S. cannabis operations, please refer to “Risk Factors” in our 2020 Form 10-K.

Contractual Obligations

At March 31, 2021, we had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total
	(dollars in thousands)
Accounts Payable and Accrued Liabilities	$42,038	$—	$—	$—	$42,038
Notes Payable	2,000	4,000	—	—	6,000
Notes Payable - Related Party	—	12,000	—	—	12,000
Other Long-Term Liabilities	—	—	130,000	—	130,000
Operating Lease Liability	4,421	11,583	10,685	16,724	43,412
Finance Lease Liability	5,644	14,115	12,359	24,819	56,936
Construction Finance Liability	$10,975	$38,440	$41,697	$157,218	$248,330

Off-Balance Sheet Arrangements

As of the date of this filing, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of, including, and without limitation, such considerations as liquidity and capital resources.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

There have been no material changes to our market risk disclosures as set forth in Part II Item 7A of our Annual Report on Form 10-K for the year ended December 31, 2020.

Item 4. Controls and Procedures

a. Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures.

Our management, with the participation of the principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this quarterly report. Based on this evaluation, the principal executive officer and principal financial officer concluded that these disclosure controls and procedures are effective and designed to ensure that the information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the requisite time periods.

b. Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) identified in connection with the evaluation of our internal control performed during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

APPENDIX “L”

TRULIEVE CANNABIS CORP.

(the “Company”)

The Company has as its articles the following articles.

Full name and signature of a director	Date of Signing

September 19, 2018

Incorporation Number: C1179973

TRULIEVE CANNABIS CORP.

(the “Company”)

ARTICLES

ARTICLE 1 - INTERPRETATION

1.1	Definitions

In these Articles, unless the context otherwise requires:

(a)	“Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(b)	“appropriate person” has the meaning assigned in the Securities Transfer Act;

(c)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(d)

“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(e)	“legal personal representative” means the personal or other legal representative of the shareholder;

(f)	“protected purchaser” has the meaning assigned in the Securities Transfer Act;

(g)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(h)	“seal” means the seal of the Company, if any;

(i)

“securities legislation” means statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes; “Canadian securities legislation” means the securities legislation in any province or territory of Canada and includes the Securities Act (British Columbia); and “U.S. securities legislation” means the securities legislation in the federal jurisdiction of the United States and in any state of the United States and includes the Securities Act of 1933 and the Securities Exchange Act of 1934; and

(j)

“Securities Transfer Act” means the Securities Transfer Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2	Applicable Definitions and Rules of Interpretation

The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict or inconsistency between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail in relation to the use of the terms in these Articles. If there is a conflict between these Articles and the Act, the Act will prevail.

ARTICLE 2 - SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Act. The directors may, by resolution, provide that; (a) the shares of any or all of the classes and series of the Company’s shares must be uncertificated shares; or (b) any specified shares must be uncertificated shares. Within reasonable time after the issue or transfer of a share that is an uncertificated share, the Company must send to the shareholder a written notice containing the information required to be stated on a share certificate under the Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, on request, to receive, without charge, (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to a duly acknowledged agent of one of the joint shareholders will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail, stolen or otherwise undelivered.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7	Recovery of New Share Certificate

If, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights on the indemnity, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.

2.8	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.9	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.8, the amount, if any and which must not exceed the amount prescribed under the Act, determined by the directors.

2.10	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any

2.11	Direct Registration System

For greater certainty, but subject to this Article 2.11, a registered shareholder may have his holdings of shares of the Company evidenced by an electronic, book-based, direct registration system or other non-certificated entry or position on the register of shareholders to be kept by the Company in place of a physical share certificate pursuant to such registration system as may be adopted by the Company, in conjunction with its transfer agent. This Article 2.11 shall be read such that a registered holder of shares of the Company pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights and entitlements and shall incur the same duties and obligations as a registered holder of shares evidenced by a physical share certificate. The Company and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a share registration system by electronic, book-based, direct registration system or other non-certificated means.

ARTICLE 3 - ISSUE OF SHARES

3.1	Directors Authorized

Subject to the Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share and may include a premium.

3.2	Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

ARTICLE 4 - SHARE REGISTERS

4.1	Central Securities Register

As required by and subject to the Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

ARTICLE 5 - SHARE TRANSFERS

5.1	Registering Transfers

Subject to Article 25, transfer of a share of the Company must not be registered unless the following has been received by the Company:

(a)

in the case of a share certificate that has been issued by the Company in respect of the share to be transferred, that share certificate and a written instrument of transfer made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b)

in the case of a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate that has been issued by the Company in respect of the share to be transferred, a written instrument of transfer that directs that the transfer of the shares be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(c)

in the case of a share that is an uncertificated share, a written instrument of transfer that directs that the transfer of the share be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person; and

(d)

such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of shares to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser.

5.2	Form of Instrument of Transfer

An instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors, or the transfer agent for the class or series of shares to be transferred, from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

ARTICLE 6 - TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company.

ARTICLE 7 - PURCHASE OF SHARES

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

7.4	Redemption

If the Company proposes to redeem some but not all of the shares of any class or series, the directors may, subject to the special rights and restrictions attached to such class or series of shares, decide the manner in which the shares to be redeemed are to be selected.

ARTICLE 8 - BORROWING POWERS

The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

ARTICLE 9 - ALTERATIONS

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Act, the Company may by resolution of the directors:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Act.

and, if applicable, alter its Notice of Articles and, if applicable, its Articles, accordingly.

9.2	Special Rights and Restrictions

Subject to the Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles and Notice of Articles accordingly.

9.3	Change of Name

The Company may by resolution of the directors or by special resolution authorize an alteration to its Notice of Articles in order to change its name and may, by ordinary resolution or directors’ resolution, adopt or change any translation of that name.

9.4	Other Alterations

If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

ARTICLE 10 - MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within
18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date selected in the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders, to be held at such time and place as the directors may determine.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5	Notice of Resolution to Which Shareholders May Dissent

The Company must send to each of its shareholders whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered that specifies the date of the meeting and contains a statement advising of the right to send a notice of dissent and a copy of the proposed resolution.

10.6	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia or by electronic access as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10	Location of Annual General Meeting

The Company may by resolution of the directors choose a location outside of British Columbia for the purpose of any general meeting of shareholders.

10.11	Notice of Dissent Rights

The minimum number of days, before the date of a meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered, by which a copy of the proposed resolution and a notice of the meeting specifying the date of the meeting and advising of the right to send a notice of dissent is to be sent pursuant to the Act to all shareholders of the Company, whether or not their shares carry the right to vote, is:

(a)	if and for so long as the Company is a public company, 21 days; or

(b)	otherwise, 10 days.

ARTICLE 11 - PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(viii)	any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders entitled to vote at the meeting who hold, in the aggregate, at least 5% of the issued shares entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present by the directors or by the chair of the meeting and any persons entitled or required under the Act to be present at the meeting, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at that meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; or

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

ARTICLE 12 - VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders registered in respect of that share.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	Proxy Provisions Do Not Apply to All Companies

If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company

Provisions apply, Articles 12.7 to 12.14 apply only insofar as they are not inconsistent with any applicable legislation, including without limitation securities legislation, or the rules of any stock exchange on which securities of the Company may be listed.

12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders who need not be shareholders to act in the place of an absent proxy holder.

12.9	Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.10	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.11	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the undersigned):

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder - printed]

12.12	Revocation of Proxy

Subject to Article 12.13, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.13	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.12 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.14	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

12.15	Chair May Determine Validity of Proxy

The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Article 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at the meeting and any such determination made in good faith shall be final, conclusive and binding upon the meeting.

ARTICLE 13 - DIRECTORS

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4;

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

ARTICLE 14 - ELECTION AND REMOVAL OF DIRECTORS

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Act.

14.3	Failure to Elect or Appoint Directors

If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and

(d)	the date on which he or she otherwise ceases to hold office under the Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors but, if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purposes of appointing directors up to that number, summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors, or, subject to the Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders by ordinary resolution may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may by ordinary resolution elect or appoint a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

ARTICLE 15 - POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management

The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the powers of the directors related to the constitution of the board of directors and any committee of the directors, to appoint or remove officers and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

15.3	Remuneration of the auditor

The directors may set the remuneration of the auditor without the prior approval of the shareholders.

ARTICLE 16 - DISCLOSURE OF INTEREST OF DIRECTORS

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

16.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

ARTICLE 17 - PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or by other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, or as provided in Article 17.7, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of entitlement to notice of the meeting, unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11	Validity of Acts Where Appointment Defective

Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(b)

in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article may be by any written instrument, fax, email or any other method of transmitting legibly recorded messages in which the consent of the director is evidenced, whether or not the signature of the director is included in the record. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

ARTICLE 18 - EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their members to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

ARTICLE 19 - OFFICERS

19.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

ARTICLE 20 - INDEMNIFICATION

20.1	Definitions

In this Article 20:

(a)	“eligible party” means an individual who:

(i)	is or was a director or officer of the Company;

(ii)	is or was a director or officer of another corporation,

A.	at a time when the corporation is or was an affiliate of the Company, or

B.	at the request of the Company; or

(iii)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d)	“expenses” has the meaning set out in the Act.

20.2	Mandatory Indemnification of Eligible Parties

Subject to the Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Indemnification of Other Persons

Subject to any restrictions in the Act, the Company may indemnify any person.

20.4	Non-Compliance with Act

The failure of an eligible party to comply with the Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

ARTICLE 21 - DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2	Declaration of Dividends

Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10	Dividend Bears No Interest

No dividend bears interest against the Company.

21.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing all or part of such retained earnings or surplus or any part of the retained earnings or surplus.

ARTICLE 22 - DOCUMENTS, RECORDS AND REPORTS

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

ARTICLE 23 - NOTICES

23.1	Method of Giving Notice

Unless the Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;

(c)	unless the intended recipient is the auditor of the Company, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)

unless the intended recipient is the auditor of the Company, sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)	physical delivery to the intended recipient.

23.2	Deemed Receipt of Mailing

(a)

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

(b)	a record that is faxed to a person referred to in Article 23.1 is deemed to be received by that person on the day it was faxed; and

(c)	a record that was emailed to a person referred to in Article is deemed to be received by the person to whom it was emailed on the day it was emailed.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

23.6	Undelivered Notices

If, on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company will not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

ARTICLE 24 - SEAL

24.1	Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

ARTICLE 25 - PROHIBITIONS

25.1	Definitions

In this Article 25:

(a)	“designated security” means a security of the Company other than a non-convertible debt security;

(b)	“security” has the meaning assigned in the Securities Act (British Columbia);

25.2	Application

Article 25 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

25.3	Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

ARTICLE 26 - ADVANCE NOTICE PROVISIONS

26.1	Nomination of Directors

(a)

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any general meeting of shareholders if one of the purposes for which the general meeting was called was the election of directors:

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for below in this Article 26.1 and on the record date for notice of such meeting, is entered in the central securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this Article 26.1.

(b)

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company at the principal executive offices of the Company.

(c)	To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be given:

(i)

in the case of an annual general meeting of shareholders, not less than 35 nor more than 65 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(ii)

in the case of any other general meeting of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the general meeting of shareholders was made. In no event shall any adjournment or postponement of a general meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must set forth:

(i)

as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the general meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (D) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to applicable securities legislation; and

(ii)

as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to applicable securities legislation.

(e)

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)

No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 26.1; provided, however, that nothing in this Article 26.1 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this

Article 26.1 and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g)

For purposes of this Article 26.1, “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(h)

Notwithstanding any other provision of this Article 26.1, notice given to the Secretary of the Company pursuant to this Article 26.1 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 26.1.

ARTICLE 27 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SUBORDINATE VOTING SHARES

27.1

Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

27.2

Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

27.3

Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

27.4

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

27.5

Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

27.6	Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting

Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

ARTICLE 28 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SUPER VOTING SHARES

28.1

Issuance. The Super Voting Shares are only issuable in connection with the closing of the Business Combination. For the purposes hereof, “Business Combination” means the business combination of the Company, a wholly-owned subsidiary of the Company, and George Hackney, Inc. d.b.a. Trulieve, pursuant to a business combination agreement entered into prior to the filing of these Articles.

28.2

Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares will be entitled to 2 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 200 votes per Super Voting Share.

28.3

Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this Article 28.3, each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

28.4

Dividends. The holder of Super Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

28.5

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Super Voting Shares, be entitled to participate rateably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

28.6

Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

28.7	Conversion. Holders of Super Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert. Each Super Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into one fully paid and non-assessable Multiple Voting Shares as is determined by multiplying the number of Super Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Super Voting Shares shall be one Multiple Voting Share for each Super Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in Articles 28.7(d) and 28.7(e).

(b)

Automatic Conversion. A Super Voting Share shall automatically be converted without further action by the holder thereof into one Multiple Voting Share upon the transfer by the holder thereof to anyone other than (i) another Initial Holder, an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Company. Each Super Voting Share held by a particular Initial Holder shall automatically be converted without further action by the holder thereof into Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50% (the “Threshold Conversion”). The holders of Super Voting Shares will, from time to time upon the request of the Company, provide to the Company evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Company to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit. For the purposes hereof, “Initial Holders” means Kim Rivers, Ben Atkins, Thad Beshears, Telogia Pharm, LLC, KOPUS, LLC and Shade Leaf Holding LLC. In addition, each Super Voting Share shall automatically be converted (the “Sunset Conversion” and together with the Threshold Conversion, the “SVS Mandatory Conversion”), without further action by the holder thereof, into one Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held on the date that is 30 months following the closing of the Business Combination. The Company will issue or cause its transfer agent to issue each holder of Super Voting Shares of record a notice at least 20 days prior to the record date of the SVS Mandatory Conversion, which shall specify therein, (i) the number of Multiple Voting Shares into which the Super Voting Shares are convertible and (ii) the address of record for such holder. On the record date of an SVS Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of record on the SVS Automatic Conversion date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void

(c)

Mechanics of Option Conversion. Before any holder of Super Voting Shares shall be entitled to convert Super Voting Shares into Multiple Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Multiple Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Multiple Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Multiple Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Super Voting Shares to be converted, and the person or persons entitled to receive the Multiple Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Multiple Voting Shares as of such date.

(d)	Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Multiple Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this Article 28.7(d), the holders of Super Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Multiple Voting Shares into which their Super Voting Shares are convertible as of the record date fixed for the determination of the holders of Multiple Voting Shares entitled to receive such Distribution.

(e)

Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Multiple Voting Shares; (ii) issue Multiple Voting Shares as a dividend or other distribution on outstanding Multiple Voting Shares; (iii) subdivide the outstanding Multiple Voting Shares into a greater number of Multiple Voting Shares; (iv) consolidate the outstanding Multiple Voting Shares into a smaller number of Multiple Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Super Voting Shares shall thereafter be entitled to receive, upon conversion of Super Voting Shares, the number of Multiple Voting Shares or other securities or property of the Company or otherwise, to which a holder of Multiple Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 28.7 with respect to the rights of the holders of Super Voting Shares after the Recapitalization to the end that the provisions of this Article 28.7 (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Super Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(f)

No Fractional Shares and Certificate as to Adjustments. No fractional Multiple Voting Shares shall be issued upon the conversion of any share or shares of Super Voting Shares and the number of Multiple Voting Shares to be issued shall be rounded up to the nearest whole Multiple Voting Share. Whether or not fractional Multiple Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Super Voting Shares the holder is at the time converting into Multiple Voting Shares and the number of Multiple Voting Shares issuable upon such aggregate conversion.

(g)

Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article 28.7, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Ratio for Super Voting Shares at the time in effect, and (iii) the number of Multiple Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Super Voting Share.

(h)

Effect of Conversion. All Super Voting Shares which shall have been surrendered for conversion or converted by the Company as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Multiple Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(i)

Notice. On the date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of Super Voting Shares of record on the Mandatory Conversion Date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void.

(j)

Retirement of Shares. Any Super Voting Share converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Super Voting Shares accordingly.

(k)

Disputes. Any holder of Super Voting Shares that beneficially owns more than 5% of the issued and outstanding Super Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the Conversion Ratio, the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares (the “Subordinate Conversion Ratio”) or of the 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation (each as defined in the terms of the Multiple Voting Shares) by the Company to the board of directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, Subordinate Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, Subordinate Conversion Ratio or the FPI Protective Restriction, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

28.8

Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Super Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE 29 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO MULTIPLE VOTING SHARES

29.1

Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 100 votes per Multiple Voting Share.

29.2

Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this Article 29.2, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

29.3

Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

29.4

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

29.5

Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

29.6	Conversion. Subject to the Conversion Restrictions set forth in this Article 29.6, holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in Articles 29.6(g) and 29.6(h).

(b)

Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the board of directors (or a committee thereof) shall designate an officer of the Company to determine if any Conversion Limitation set forth in Article 29.6(c) shall apply to the conversion of Multiple Voting Shares.

(c)

Foreign Private Issuer Protection Limitation. The Company will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Article 29.6 or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The board may by resolution increase the 40% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.

Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X = Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.

A = The Number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding on the Determination Date.

B = Aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.

C = Aggregate number of Multiple Voting Shares held by holder on the Determination Date.

D = Aggregate number of all Multiple Voting Shares on the Determination Date.

For purposes of this Article 29.6(c), the board of directors (or a committee thereof) shall designate an officer of the Company to determine as of each Determination Date: (i) the 40% Threshold and (ii) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Company will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 40% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Article 29.6 applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Company.

(d)

Mandatory Conversion. Notwithstanding Article 29.6(c), the Company may require each holder of Multiple Voting Shares (including any holder of Multiple Voting Shares issued upon conversion of the Super Voting Shares) to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(i)

the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(ii)	the Company is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(iii)

the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

The Company will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the

Multiple Voting Shares are convertible and (ii) the address of record for such older. On the record date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(e)

Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Company shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Article 29.6(1).

(f)

Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(g)

Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this Article 29.6(g), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(h)

Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 29.6 with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Article 29.6 (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(i)	No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate

Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(j)

Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article 29.6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (iii) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(k)

Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(I)

Dispute Resolution. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction by the Company to the board of directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

29.7

Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

HARVEST HEALTH & RECREATION INC.
Form of Proxy – Annual and Special Meeting to be held on August 11, 2021

Appointment of Proxyholder I/We being the undersigned holder(s) of Harvest Health & Recreation Inc. hereby appoint Steven M. White or failing this person, Mark Neal Barnard,	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

as my/our proxyholder with full power of substitution and to attend, act, and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting (the “Meeting”) of the holders of subordinate voting shares (“Subordinate Voting Shares”), multiple voting shares (“Multiple Voting Shares”), and super voting shares (“Super Voting Shares” and, together with the Subordinate Voting Shares and Multiple Voting Shares, the “Harvest Shares”) of Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest”), to be held virtually on August 11, 2021 commencing at 10:00 am (Pacific time) at http://web.lumiagm.com/208164211 or at any postponement or adjournment thereof.

1.  Arrangement Resolution. To consider and, if thought advisable, to pass a special resolution, the full text of which is set forth in Appendix “E” to the accompanying proxy statement and management information circular (the “Circular”), approving the Arrangement (as defined in the Circular) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) whereby, among other things, Trulieve Cannabis Corp. will acquire all of the issued and outstanding Harvest Shares, all as more particularly described in the Circular

For Against ☐ ☐

2. Number of Directors. To set the number of directors to be elected at the Meeting to at six (6).					For Against ☐ ☐

3. Election of Directors.	For Withhold		For Withhold		For Withhold
a. Steven M. White	☐ ☐	b. Elroy P. Sailor	☐ ☐	c. Mark Neal Barnard	☐ ☐
d. Eula L. Adams	☐ ☐	e. Michael Scott Atkison	☐ ☐	f. Ana Dutra	☐ ☐

4. Appointment of Auditors. To appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the board of directors of Harvest to fix their remuneration.					For Withhold ☐ ☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s):	Date / /
I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this proxy will be voted as recommended by Management.		MM / DD / YY

Interim Financial Statements – Check the box to the right if you would like to receive interim financial statements and accompanying Management’s Discussion & Analysis by mail. See reverse for instructions to sign up for delivery by email.	☐	Annual Financial Statements – Check the box to the right if you would like to receive the annual financial statements and accompanying Management’s Discussion & Analysis by mail. See reverse for instructions to sign up for delivery by email.	☐

This form of proxy is solicited by and on behalf of Management.

Proxies must be received by 10:00 am, Pacific Time, on August 9, 2021.

Notes to Proxy

1.

Each holder has the right to appoint a person, who need not be a holder, to attend and represent him or her at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse.

2.

If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this proxy in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.

The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the Meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

INSTEAD OF MAILING THIS PROXY, YOU MAY SUBMIT YOUR PROXY USING SECURE ONLINE VOTING AVAILABLE ANYTIME:

To Vote Your Proxy Online please visit:

https://login.odysseytrust.com/pxlogin and click on

You will require the CONTROL NUMBER printed with your address to the right. If you vote by Internet, do not mail this proxy.

To request the receipt of future documents via email and/or to sign up for Securityholder Online services, you may contact Odyssey Trust Company at www.odysseycontact.com.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.